IN THE UNITED STATES BANKRUPTCY COURT

                        FOR THE DISTRICT OF DELAWARE


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                                                   :  Chapter 11
In re:                                             :
                                                   :
ICG COMMUNICATIONS, INC., et al.,                  :  Case No. 00-4238 (PJW)
                          -- --
                                                   :
                           Debtors.                :  Jointly Administered
                                                   :
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            DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED
          JOINT PLAN OF REORGANIZATION OF ICG COMMUNICATIONS, INC.
            AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION
            ----------------------------------------------------

David S. Kurtz
Timothy R. Pohl
Rena M. Samole
SKADDEN, ARPS, SLATE, MEAGHER
     & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285
(312) 407-0700

         - and -

Gregg M. Galardi (I.D. No. 2991)
SKADDEN, ARPS, SLATE, MEAGHER
         & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
(302) 651-3000

Counsel for Debtors and Debtors in Possession
Dated as of: April 3, 2002




                                 DISCLAIMER

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION (THE "PLAN") OF ICG COMMUNICATIONS, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

                  ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ICG COMMUNICATIONS, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

                  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, ICG COMMUNICATIONS, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.


OVERVIEW OF THE PLAN AND CHAPTER 11 CASES

                  This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, dated as of April 3, 2002 (the "Plan").

                  The following introduction and summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.


A.                Business Overview

                  ICG Communications, Inc. ("ICG") and its direct and indirect subsidiaries (together with ICG, the "Company"), are a facilities-based nationwide communications provider that, based upon revenue and customer lines in service, are one of the largest competitive communications companies in the United States. Specifically, the Company is focused on providing data and voice services to Internet service providers, telecommunication carriers and corporate customers. In 2001, the Company had revenue of approximately $499.6 million.

                  The Debtors' operations are structured through two principal groups of operating entities owned by the Debtors' ultimate parent corporation, ICG. The first group of operating companies is owned directly or indirectly by ICG Holdings, Inc. ("ICG Holdings"), including ICG Telecom Group, Inc. ("ICG Telecom" and, together with ICG, ICG Holdings and ICG Telecom's subsidiaries, the "Holdings Debtors"). The second group of operating companies is owned directly by ICG Services, Inc. ("ICG Services"), including ICG Equipment, Inc. ("ICG Equipment") and ICG NetAhead, Inc. ("ICG NetAhead" and, together with ICG Services, ICG Equipment and ICG Mountain View, Inc., the "Services Debtors"). The Holdings Debtors own significant network assets and are the primary providers of telecom services to the Company's customers. The Services Debtors also own significant network assets, which are primarily leased to and utilized by the Holdings Debtors in providing services to customers.

                  As discussed more fully below, the Company experienced a liquidity crisis in the latter part of 2000, which ultimately led to the commencement, on November 14, 2000 (the "Petition Date"), of the reorganization cases (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code for ICG and certain of ICG's direct and indirect subsidiaries (collectively, the "Debtors"). Prior to the Petition Date, the Debtors dramatically expanded their network facilities, resulting in the incurrence of significant costs and obligations, as well as certain operational difficulties associated with the deployment of new technology. In the midst of this expansion, funding from the capital markets for the telecommunications industry became constricted, which prevented the Debtors from funding the completion of their ongoing network expansion. As a result, the Debtors' balance sheet was significantly over-leveraged relative to their existing operations, requiring a financial and operational restructuring that the Debtors concluded could best be achieved through the Chapter 11 reorganization process.


B. Operational Restructuring During the Chapter 11 Cases and Exploration of Strategic Alternatives

                  During the Chapter 11 Cases, the Company pursued two parallel paths in an effort to maximize the value of the Company's businesses and assets for the benefit of the Company's constituencies. First, the Company, assisted by its investment banker, Dresdner Kleinwort Wasserstein, Inc. ("DrKW"), explored opportunities for a sale of all or part of the Company, as well as for new investments in the Company. Despite efforts in this regard, no third party made any committed proposal for an acquisition, merger, or other similar transaction that the Debtors believed reflected the fair value of the Company's businesses. As discussed below, however, the Debtors did obtain commitments for $65 million of new financing by a group of financial institutions, to provide additional liquidity to Reorganized ICG.

                  Second, during the Chapter 11 Cases, the Company significantly restructured its operations, refocused its business strategies, restructured arrangements with key third parties in the industry, and eliminated expenses. As a result of this operational restructuring, coupled with the restructuring of Claims and Interests contemplated by the Plan, the Company believes that it will be well positioned to compete successfully in its industry in the future.

C.       General Structure of the Plan

                  On December 19, 2001, the Debtors filed a joint plan of reorganization and accompanying disclosure statement. On February 25, 2002, the Debtors filed their first amended joint plan of reorganization and accompanying disclosure statement. As a result of ongoing negotiations, changes have been made to these documents, which are embodied in the Plan and this Disclosure Statement.

                  The Plan is premised upon the strategic business plan for the Company going forward prepared by ICG's management and financial advisors (the "Business Plan"). The Business Plan is discussed in Section IV.I, and the accompanying pro forma financial projections through December 31, 2005 (the "Projections") are set forth in Appendix D. While the Company believes that the Business Plan and Projections are reasonable and appropriate, they include a number of assumptions that may differ from actual results and are subject to a number of risk factors. See Section VI and Appendix D.

                  The Plan provides for the Company's balance sheet to be restructured by (i) paying in cash $25 million of the obligations outstanding to the holders of Secured Lender Claims against the Services Debtors from the proceeds of the New Senior Subordinated Term Loan (defined and described below) and converting the balance of such obligations (approximately $59.6 million) to new secured debt of Reorganized ICG (the "New Secured Notes") and (ii) converting General Unsecured Claims (which are estimated to aggregate $2.5 billion), which include the Claims of the holders of the publicly held unsecured debentures issued by various Debtors, into 100% of the newly issued common stock of Reorganized ICG (the "New Common Shares"), subject to dilution from the conversion of the New Convertible Notes into New Common Shares, the exercise of the New Holdings Creditor Warrants, the Management Options, and the warrants to be issued in connection with the Exit Financing (each as discussed herein). The terms of the New Secured Notes and certain other securities to be issued under the Plan are described in Section V.F. There will be no recovery for holders of existing preferred or common equity securities of the Company, whose Interests will be cancelled.

                  The Plan contains separate Classes and proposed recoveries for the holders of Claims against Interests in the Holdings Debtors and the Services Debtors, respectively. The Plan does not provide for the substantive consolidation of the Holdings Debtors and the Services Debtors. The Plan does provide for the substantive consolidation of the Estates that comprise the Holdings Debtors, and the Estates that comprise the Services Debtors. See Section V.A for a discussion of intercompany claims and other issues between the Holdings Debtors and the Services Debtors, the proposed consolidation of the Estates that comprise the Holdings Debtors and the Estates that comprise the Services Debtors, and the basis for the distributions being proposed for holders of General Unsecured Claims against the Holdings Debtors and Services Debtors, respectively, which proposed distributions are summarized below.

                  Under the Plan, eight (8) million New Common Shares will be issued to holders of Allowed General Unsecured Claims. Holders of Allowed General Unsecured Claims against the Holdings Debtors, which are classified in Class H-4, will receive a Pro Rata share of the Class H-4 Stock Pool, and holders of Allowed General Claims against the Services Debtors, which are classified in Class S-4, will receive a Pro Rata share of the Class S-4 Stock Pool. The New Common Shares to be distributed to holders of Allowed General Unsecured Claims will be allocated to the Class H-4 and Class S-4 Stock Pools based upon the aggregate amount of Allowed General Unsecured Claims in Class H-4 and S-4, respectively. Based upon the Debtors' estimates of the amount of General Unsecured Claims that ultimately will become Allowed, the Debtors estimate that approximately 56% of Allowed General Unsecured Claims are against the Holdings Debtors, and thus in Class H-4, and approximately 44% of Allowed General Unsecured Claims are against the Services Debtors, and thus in Class S-4. In addition, in consideration of certain intercompany claim issues (as discussed in Section V.A), an additional 3.5% of the New Common Shares will be allocated to the Class H-4 Stock Pool. As a result, the Debtors estimate that a total of approximately 59.5% of the New Common Shares will be placed in the Class H-4 Stock Pool and a total of approximately 40.5% of the New Common Shares will be placed in the Class S-4 Stock Pool.

                  In addition, if Class H-4 accepts the Plan, holders of Allowed Claims in Class H-4 will also receive their Pro Rata share of the New Holdings Creditor Warrants, which are 5 year warrants to purchase 800,000 additional New Common Shares (approximately ten percent (10%) of the aggregate amount of New Common Shares to be issued and outstanding on the Effective Date), at a strike price of $20.00 per share. This price is based upon an implied total equity value of Reorganized ICG of $160 million (prior to conversion of the New Convertible Notes, which are discussed below). If Class H-4 does not accept the Plan, the New Holdings Creditor Warrants will not be issued.

                  The Plan also provides for separate Classes for holders of unsecured Claims against the Holdings Debtors and the Services Debtors up to the amount of $5,000, or unsecured Claims that are reduced to $5,000 by the election of the holders thereof to reduce all of their unsecured Claims in the aggregate to $5,000. These Claims ("Convenience Claims") are classified in Classes H-3 and S-3, respectively. Under the Plan, holders of Allowed Convenience Claims will receive a distribution of Cash equal to fifty percent (50%) of the amount of such Claims.

D.       Exit Financing

                  The Plan is also premised upon Reorganized ICG obtaining $65 million of new financing on the Effective Date (the "Exit Financing"). The Exit Financing is comprised of two components: (i) a $25 million senior subordinated secured term loan (the "New Senior Subordinated Term Loan"), the proceeds of which will be utilized to repay $25 million of Secured Lender Claims, and (ii) the issuance by Reorganized ICG of $40 million of unsecured convertible notes (the "New Convertible Notes"), the proceeds of which will be utilized by Reorganized ICG for general working capital and corporate purposes.

                  The New Senior Subordinated Term Loan will be arranged by Cerberus Capital Management, L.P. ("CCM"), and the New Convertible Notes will be purchased by a group of financial institutions, including CCM, which will purchase $35 million of the New Convertible Notes. CCM is a member of the Creditors' Committee. The terms and conditions of the New Convertible Notes and the New Senior Subordinated Term Loan are set forth in the commitment letters and termsheets attached to the Plan as Exhibits G and H, respectively, and the principal terms and conditions are summarized in Section V.G of this Disclosure Statement. A general overview of the principal terms and conditions is set forth below.

                  Among other terms and conditions, the New Senior Subordinated Term Loan (i) shall be subordinated to the New Secured Notes,
(ii) shall be secured by liens on substantially all assets of the Company, junior to the liens securing the New Secured Notes, (iii) shall mature four
(4) years from the Effective Date of the Plan, (iv) shall have no amortization prior to maturity, and (v) shall bear interest at the rate of fourteen percent (14%) per annum, payable monthly in arrears. The lenders of the New Senior Subordinated Term Loan shall also receive a closing fee in the form of warrants to purchase 200,000 additional New Common Shares, on substantially the same terms as the New Holdings Credit Warrants, as set forth in Section V.G.

                  Among other terms and conditions, the New Convertible Notes (i) shall be unsecured, (ii) shall be subordinated to the New Secured Notes and the New Senior Subordinated Term Loan, (iii) if Class H-4 accepts the Plan, shall be convertible into 2.25 million New Common Shares (22% of the issued and outstanding New Common Shares on the Effective Date) at the rate of 56.25 shares for each $1,000 principal amount of New Convertible Notes (which is based upon a pre-conversion total equity value for the Company of $160 million) and (iv) shall be issued with non-detachable shares of preferred stock of Reorganized ICG with an aggregate liquidation preference of $10,000 and voting rights with the holders of New Common Shares equal to the voting rights of the New Common Shares into which the New Convertible Notes convert. If Class H-4 does not accept the Plan, and thus the New Holdings Creditor Warrants are not issued, the New Convertible Notes shall be convertible into 2.05 million New Common Shares (20.4% of the issued and outstanding New Common Shares on the Effective Date) at the rate of 51.25 shares for each $1,000 principal amount of New Convertible Notes.

                  In addition, as set forth in Plan Exhibit G and Section V.J, the terms of the Exit Financing and the Plan entitle: CCM to appoint five (5) directors of Reorganized ICG's Board of Directors; W.R. Huff Asset Management Co., L.L.C. ("Huff"), a large holder of General Unsecured Claims and a member of the Creditors' Committee, to appoint two (2) directors; the Creditors' Committee to appoint one (1) director; and the Reorganized ICG's Chief Executive Officer to be a director. In addition, certain actions of the Board will require the approval of a supermajority of the Board.

                  The Exit Financing remains subject to a number of conditions precedent, including final documentation and the approval by the Bankruptcy Court of certain break-up fee and expense reimbursement provisions, and there can be no assurance that those conditions will be satisfied. It is a condition to the Effective Date of the Plan that the Exit Financing be consummated.

E.       Summary of Treatment of Claims and Interests Under the Plan

                  As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified under the Plan. Allowed Administrative Claims are to be paid in full on the Effective Date, or, for ordinary course Administrative Claims, when such claims become due. See
Section V.B. for a summary of the treatment proposed under the Plan for Administrative Claims and Priority Tax Claims.

                  The estimated amount of non-ordinary course
Administrative Claims to be incurred during the Chapter 11 Cases (including accrued but unpaid professional fees), which includes estimated payment for cure amounts with respect to assumed contracts and leases, is estimated to be $18.9 million against the Holdings Debtors and $12.4 million against the Services Debtors. The estimated amount of Priority Tax Claims is $7.9 million against the Holdings Debtors, and $1.2 million against the Services Debtors.

                  The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. For certain classes of Claims, estimated percentage recoveries are also set forth below. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the value ascribed to the New Securities to be issued under the Plan, for purposes of the Plan, as discussed below and in Section IX.

                  Based, in part, on information provided to it by the Company, DrKW has evaluated the enterprise value of the Company. DrKW's valuation establishes the value of the Company on a going concern basis as between $350 million and $500 million. This valuation of the Company results in a valuation of the New Common Shares to be issued under the Plan, in the aggregate, between approximately $142 million and $292 million (with a midpoint of $217 million), which is derived by subtracting from the Company's enterprise value the projected funded debt (prior to the New Convertible Notes) on the pro forma balance sheet for the Company on the Effective Date, as set forth in Appendix D. DrKW has also ascribed a value to the New Holdings Creditor Warrants of approximately $7-11 million, which is based upon a Black-Scholes analysis. The New Secured Notes are valued at par. As set forth above, the New Convertible Notes provide for conversion to New Common Shares based upon an implied total equity value of $160 million (pre-conversion), which corresponds to an implied total enterprise value of $413 million. These valuations are based on numerous assumptions, including, among other things, an assumption that the operating results projected for Reorganized ICG will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings, and cash flow. The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly traded securities and privately negotiated transactions of certain other companies that are considered relevant, (ii) certain general economic, capital markets, and industry information considered relevant to the business of Reorganized ICG, and (iii) such other investigations and analysis deemed necessary or appropriate. The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of any of the New Securities. Such securities may trade at substantially higher or lower prices because of a number of factors, including those discussed in
Section VI. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

                  In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors do not anticipate having reviewed and fully analyzed all Proofs of Claim filed in these cases by the Confirmation Date. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed, and/or unliquidated. With respect to Class H-4 and Class S-4, if the aggregate amount of General Unsecured Claims that are ultimately Allowed exceeds the Debtors' estimates, or if the percentage of such Claims that are Allowed against the Holdings Debtors or the Services Debtors, respectively, differs from the Debtors' estimates, the estimated percentage recovery set forth below for holders of Class H-4 and/or Class S-4 Claims would be reduced. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below for Class H-4 and Class S-4 will actually be realized by the holders of Allowed Claims in that Class.

          Classification of Holdings Debtors' Claims and Interests
          --------------------------------------------------------

Class Description                      Treatment Under Plan
-----------------                      --------------------

Class H-1 - Other Priority             Class H-1 consists of all Claims
            Claims Against the         entitled to priority against the
            Holdings Debtors           Holdings Debtors pursuant to section
                                       507(a) of the Bankruptcy Code other
                                       than Priority Tax Claims or
                                       Administrative Claims.
                                       Under the Plan, on or as soon as
                                       reasonably practicable after, the
                                       latest of (i) the Distribution
                                       Date, (ii) the date such Class H-1
Estimated Allowed Claims:              Claim  becomes  an Allowed  Class H-1
Approximately $0.3 million             Claim,  or (iii) the date such Class
                                       H-1 Claim becomes payable pursuant
                                       to any agreement between a Holdings
                                       Debtor and the holder of such Class
                                       H-1 Claim, each holder of an Allowed
                                       Class H-1 Claim will receive, in
                                       full satisfaction, settlement,
                                       release and discharge of and in
                                       exchange for such Allowed Class H-1
                                       Claim (x) Cash equal to the unpaid
                                       portion of such Allowed Class H-1
                                       Claim or (y) such other treatment as
                                       to which a Debtor and such holder
                                       shall have agreed upon in writing.
                                       Class H-1 Claims are Unimpaired and
                                       therefore not entitled to vote on
                                       the Plan. Estimated Percentage
                                       Recovery: 100%.


Class H-2 - Other Secured              Class H-2 consists of separate
            Claims Against the         subclasses of claims against a Holdings
            Holdings Debtor            Debtor that are secured by a lien upon
                                       property in which a Holdings Debtors
                                       Estate has an interest, to the extent
                                       of the value of the Claim holders'
                                       interest in a Holdings Debtor Estate's
                                       interest in such property, as determined
                                       pursuant to section 506(a) of the
Estimated Allowed Claims:              Bankruptcy Code, against the Holdings
Approximately $1.1 million.            Debtors.  Each subclass is deemed to be
                                       a separate class for all purposes under
                                       the Bankruptcy Code.

                                       On the Effective Date, the legal,
                                       equitable and contractual rights of
                                       holders of an Allowed Class H-2
                                       Claim shall be Reinstated, subject
                                       to the provisions of Article VIII of
                                       the Plan. The Holdings Debtors'
                                       failure to object to any such Class
                                       H-2 Claims in the Chapter 11 Cases
                                       shall be without prejudice to the
                                       rights of the Holdings Debtors or
                                       the Reorganized Debtors to contest
                                       or otherwise defend against such
                                       Claim in the appropriate forum when
                                       and if such Claim is sought to be
                                       enforced by the holder of such
                                       Claim. Notwithstanding section
                                       1141(c) or any other provision of
                                       the Bankruptcy Code, all prepetition
                                       liens on property of any Holdings
                                       Debtor held by or on behalf of the
                                       Class H-2 Claim holders with respect
                                       to such Claims shall survive the
                                       Effective Date and continue in
                                       accordance with the contractual
                                       terms of the underlying agreements
                                       with such Claim holders until, as to
                                       each such Claim holder, the Allowed
                                       Claims of such Class H-2 Claim
                                       holder are paid in full, subject to
                                       the provisions of Article VIII of
                                       the Plan. Nothing in the Plan or
                                       elsewhere shall preclude the
                                       Holdings Debtors or Reorganized
                                       Debtors from challenging the
                                       validity of any alleged lien on any
                                       asset of a Holdings Debtor or the
                                       value of such collateral. Class H-2
                                       Claims are Unimpaired and therefore
                                       not entitled to vote on the Plan.
                                       Estimated Percentage Recovery: 100%.

Class H-3 - Convenience                Class H-3 consists of any unsecured
            Claims Against             Claim against a Holdings Debtor in an
            the Holdings               amount equal to or less than $5,000.
            Debtors                    Holders of unsecured Claims in excess
                                       of $5,000 may, by an irrevocable written
                                       election made on a validly executed
                                       and timely delivered ballot, reduce
                                       all of such holder's unsecured
                                       Claims to $5,000 in the aggregate,
                                       and thus have such reduced, single
                                       Claim classified in Class H-3.
Estimated Allowed Claims:
 Approximately $1.6 million.           Under the Plan, on or as soon as
                                       reasonably practicable after the
                                       Effective Date, each holder of an
                                       Allowed Class H-3 Claim shall
                                       receive, in full satisfaction,
                                       settlement, release, and discharge
                                       of an in exchange for such Allowed
                                       Class H-3 Claim, Cash equal to fifty
                                       percent (50%) of the amount of such
                                       Allowed Claim. Class H-3 Claims are
                                       Impaired and entitled to vote on the
                                       Plan. Estimated Percentage Recovery:
                                       50%.

Class H-4 -  General Unsecured         Class H-4 consists of any Claim
             Claims Against the        against a Holdings Debtors that is
             Holdings Debtors          not an Administrative Claim,
                                       Priority Tax Claim, Other Priority
                                       Claim, Other Secured Claim,
                                       Subordinated Claim, Secured Lender
                                       Claim, or Convenience Claim.

Estimated Allowed Claims:              Under the Plan, on the Effective
Approximately $1.4 billion.            Date or as soon as reasonably
                                       practicable after the Effective
                                       Date, each holder of an Allowed
                                       Class H-4 Claim shall receive, in
                                       full satisfaction, settlement,
                                       release and discharge of and in
                                       exchange for such Allowed Class H-4
                                       Claim: (x) its Pro Rata share of
                                       100% of the Class H-4 Stock Pool;
                                       plus (y) if Class H-4 votes to
                                       accept the Plan, its Pro Rata Share
                                       of 100% of the New Holdings Creditor
                                       Warrants. If Class H-4 votes against
                                       the Plan, holders of Allowed Class
                                       H-4 Claims shall not receive the New
                                       Holdings Creditor Warrants and such
                                       warrants shall not be issued. Class
                                       H-4 Claims are Impaired under the
                                       Plan and entitled to vote on the
                                       Plan. Estimated Percentage Recovery
                                       (based upon an assumed total equity
                                       value of $160 million and assuming
                                       that Class H-4 votes to accept the
                                       Plan): 7.44%.

Class H-5 - ICG Interests and          Class H-5 consists of all ICG
            Subordinated               Interests and all Subordinated
            Claims Against the         Claims against the Holdings Debtors.
            Holdings Debtors           Under the Plan, the holders of such
                                       Claims or Interests shall not
                                       receive or retain any property on
                                       account of such Claim or Interests.
                                       On the Effective Date, all of the
                                       ICG Interests shall be deemed
                                       cancelled and extinguished. Class
                                       H-5 Interests and Subordinated
                                       Claims are Impaired and will receive
                                       no distribution under the Plan and
                                       are therefore deemed to reject the
                                       Plan and are not entitled to vote on
                                       the Plan. Estimated Percentage
                                       Recovery: 0%.

          Classification of Services Debtors' Claims and Interests
          --------------------------------------------------------

Class Description                       Treatment Under Plan
-----------------                       --------------------

Class S-1 - Other Priority             Class S-1 consists of all Claims
            Claims Against the         entitled to priority against the Services
            Services Debtors           Debtors pursuant to section 507(a) of
                                       the Bankruptcy Code other than Priority
                                       Tax Claims or Administrative Claims.
                                       Under the Plan, on or as soon as
                                       reasonably practicable after, the
                                       latest of (i) the Distribution Date,
                                       (ii) the date such Class S-1
Estimated Allowed Claims:              Claim becomes an Allowed Class S-1
Approximately $0.0 million             Claim, or (iii) the date such Class S-1
                                       Claim becomes payable pursuant to
                                       any agreement between a Services
                                       Debtor and the holder of such Class
                                       S-1 Claim, each holder of an Allowed
                                       Class S-1 Claim will receive, in
                                       full satisfaction, settlement,
                                       release and discharge of and in
                                       exchange for such Allowed Class S-1
                                       Claim (x) Cash equal to the unpaid
                                       portion of such Allowed Class S-1
                                       Claim or (y) such other treatment as
                                       to which a Services Debtor and such
                                       holder shall have agreed upon in
                                       writing. Class S-1 Claims are
                                       Unimpaired and therefore not
                                       entitled to vote on the Plan.
                                       Estimated Percentage Recovery: 100%.

Class S-2 - Other Secured              Class S-2 consists of separate subclasses
            Claims Against the         of claims against a Services Debtor that
            Services Debtors           are secured by a lien upon property in
                                       which a Services Debtor Estate has
                                       an interest, to the extent of the
                                       value of the Claim holders' interest
                                       in a Services Debtor Estate's
                                       interest in such property, as
                                       determined pursuant to section 506(a)
Estimated Allowed Claims:              of the Bankruptcy Code, against the
Approximately $0.0 million.            Services Debtors. Each subclass is
                                       deemed to be a separate class for
                                       all purposes under the Bankruptcy Code.
                                       On the Effective Date, the legal,
                                       equitable and contractual rights of
                                       holders of Allowed Class S-2 Claims
                                       shall be Reinstated, subject to the
                                       provisions of Article VIII of the
                                       Plan. The Debtors' failure to object
                                       to any such Class S-2 Claims in the
                                       Chapter 11 Cases shall be without
                                       prejudice to the rights of the
                                       Services Debtors or the Reorganized
                                       Debtors to contest or otherwise
                                       defend against such Claim in the
                                       appropriate forum when and if such
                                       Claim is sought to be enforced by
                                       the holder of such Claim.
                                       Notwithstanding section 1141(c) or
                                       any other provision of the
                                       Bankruptcy Code, all prepetition
                                       liens on property of any Services
                                       Debtor held by or on behalf of the
                                       Class S-2 Claim holders with respect
                                       to such Claims shall survive the
                                       Effective Date and continue in
                                       accordance with the contractual
                                       terms of the underlying agreements
                                       with such Claim holders until, as to
                                       each such Claim holder, the Allowed
                                       Claims of such Class S-2 Claim
                                       holder are paid in full, subject to
                                       the provisions of Article VIII of
                                       the Plan. Nothing in the Plan or
                                       elsewhere shall preclude the
                                       Services Debtors or Reorganized
                                       Debtors from challenging the
                                       validity of any alleged lien on any
                                       asset of a Debtor or the value of
                                       such collateral. Class S-2 Claims
                                       are Unimpaired and therefore not
                                       entitled to vote on the Plan.
                                       Estimated Percentage Recovery: 100%.

Class S-3 - Convenience                Class S-3 consists of any unsecured
            Claims Against             Claim against a Services Debtor in an
            the Services               amount equal to or less than $5,000.
            Debtors                    Holders of unsecured Claims in excess
                                       of $5,000 may, by an irrevocable
                                       written election made on a validly
                                       executed and timely delivered
                                       ballot, reduce all of such holder's
                                       unsecured Claims to $5,000 in the
                                       aggregate, and thus have such
                                       reduced, single Claim classified in
                                       Class S-3.

Estimated Allowed Claims:
 Approximately $0.6 million.           Under the Plan, on or soon as
                                       reasonably practicable after the
                                       Effective Date, each holder of an
                                       Allowed Class S-3 Claim shall
                                       receive, in full satisfaction,
                                       settlement, release, and discharge
                                       of and in exchange for such Allowed
                                       Class S-3 Claim, Cash equal to fifty
                                       percent (50%) of the amount of such
                                       Allowed Claim. Class S-3 Claims are
                                       Impaired and entitled to vote on the
                                       Plan. Estimated Percentage Recovery:
                                       50%.

Class S-4 -  General Unsecured         Class S-4 consists of any Claim
             Claims Against the        against a Services Debtors that is
             Services Debtors          not an Administrative Claim,
                                       Priority Tax Claim, Other Priority
                                       Claim, Other Secured Claim,
                                       Subordinated Claim, Secured Lender
                                       Claim, or Convenience Claim.

Estimated Allowed Claims:              Under the Plan, on or soon as
Approximately $1.1 billion.            reasonably practicable after the
                                       Effective Date, each holder of an
                                       Allowed Class S-4 Claim shall
                                       receive, in full satisfaction,
                                       settlement, release and discharge of
                                       and in exchange for such Allowed
                                       Class S-4 Claim, its Pro Rata share
                                       of 100% of the Class S-4 Stock Pool.
                                       Class S-4 Claims are Impaired under
                                       the Plan and entitled to vote on the
                                       Plan. Estimated Percentage Recovery
                                       (based on an assumed total equity
                                       value of $160 million): 5.89%.

Class S-5  -  Secured                  Class S-5 consists of all Secured
              Lender Claims            Claims of the Prepetition Secured
                                       Lenders (as defined herein) arising
                                       under or as a result of the
                                       Pre-Petition Credit Facility, which
                                       Claims will be deemed Allowed
                                       pursuant to the Plan in the amount
                                       of $84,573,934.84.
Allowed Claims:
$84,573,934.84
                                       Under the Plan, on or as soon as
                                       reasonably practicable after the
                                       Effective Date, each holder of an
                                       Allowed Class S-5 Claim shall
                                       receive, in full satisfaction,
                                       settlement, release, and discharge
                                       of and in exchange for such Allowed
                                       Class S-5 Claim, its Pro Rata share
                                       of (i) $25 million in Cash and (ii)
                                       one-hundred percent (100%) of the
                                       New Secured Notes. Class S-5 Claims
                                       are Impaired and entitled to vote on
                                       the Plan. Estimated Percentage
                                       Recovery: 100%.

Class S-6 -  Services Interests         Class S-6 consists of Services
             and Subordinated Claims    Interests and all Subordinated
             Against the Holdings       Claims against the Services Debtors.
             Debtors                    Under the Plan, the holders of such
                                        Claims or Interests shall not
                                        receive or retain any property on
                                        account of such Claim or Interests.
                                        On the Effective Date, all of the
                                        Services Interests and Subordinated
                                        Claims shall be deemed cancelled and
                                        extinguished. Class S-6 Interests
                                        and Subordinated Claims are Impaired
                                        and will receive no distribution
                                        under the Plan and are therefore
                                        deemed to reject the Plan and are
                                        not entitled to vote on the Plan.
                                        Estimated Percentage Recovery: 0%.


         THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.




                             TABLE OF CONTENTS

                                                                           Page
                                                                           ----
I.  INTRODUCTION.............................................................1

II.    PLAN VOTING INSTRUCTIONS AND PROCEDURES...............................2
         A.   Definitions....................................................2
         B.   Notice to Holders of Claims and Interests......................2
         C.   Solicitation Package...........................................3
         D.   Voting Procedures, Ballots and Voting Deadline.................3
         E.   Confirmation Hearing and Deadline for Objections to
              Confirmation...................................................4

III.  HISTORY AND STRUCTURE OF THE DEBTORS...................................4
         A.   Overview of Business Operations................................4
                     1.       Description of the Company's Businesses........4
                     2.       History........................................5
                     3.       Prepetition Financial Results..................7
         B.   Capital Structure of the Company...............................9
                     1.       Prepetition Equity.............................9
                     2.       Material Prepetition Debt Obligations.........10
         C.   Corporate Structure of the Company............................11
                     1.       Current Corporate Structure...................11
                     2.       Board of Directors............................11
                     3.       Senior Officers...............................13
         D.   Events Leading to Commencement of the Chapter 11 Cases........14

IV.  CHAPTER 11 CASES.......................................................15
         A.   Continuation of Business; Stay of Litigation..................15
         B.   First Day Orders..............................................15
         C.   Debtor in Possession Financing................................16
                     1.       The DIP Facility..............................16
                     2.       Authorization to Use Cash Collateral..........17
         D.   Appointment of Creditors' Committee...........................17
         E.   Other Material Relief Obtained During the Chapter 11 Cases....17
                     1.       Employee Retention Program....................18

                     2.       Senior Employment Agreements; Chief Executive
                              Officer Agreement ............................18
                     3.       Extension of Time to Assume or Reject
                              Unexpired Leases..............................19
                     4.       Extension of Exclusive Periods................19
                     5.       Settlement with Qwest Communications
                              Corporation...................................19
                     6.       Settlement and Assumption with Respect to
                              Corporate Headquarters........................20
                     7.       De Minimis Asset Sale Procedure...............21
                     8.       Negotiations with Sun Microsystems, Inc.......22
         F.   Settlements with Significant Creditors........................22
                     1.       Lucent........................................22
                     2.       Cisco.........................................23
         G.   Summary of Claims Process and Bar Date........................24
                     1.       Schedules and Statements of Financial Affairs.24
                     2.       Claims Bar Date and Proofs of Claim...........24
         H.   Summary of Material Litigation Matters........................25
                     1.       Shareholder Suits ............................25
                     2.       ICG Funding Preferred Shareholders Suit.......26
         I.   Development and Summary of The Business Plan..................26
                     1.       Services to be Offered by Reorganized ICG.....26
                     2.       Geographic Footprint..........................28
                     3.       Network and Facilities........................29

V.  SUMMARY OF THE PLAN OF REORGANIZATION...................................30
         A.   Substantive Consolidation and Intercompany Claims.............30
                     1.       Nature of Consolidation Proposed in the Plan..30
                     2.       Discussion of Substantive Consolidation
                              Generally.....................................31
                     3.       Basis for Proposed Plan Treatments............32
         B.   Overall Structure of the Plan.................................35
                     1.       Treatment of Unclassified Claims Under the
                              Plan..........................................36
                     2.       Treatment of Classified Holdings Debtors
                              Claims and Interests Under the Plan...........37
                     3.       Treatment of Classified Services Debtors
                              Claims and Interests Under the Plan...........39
                     4.       Reservation of Rights Regarding Claims........41
         C.   Distributions under the Plan..................................41
                     1.       Distributions for Claims Allowed as of the
                              Effective Date................................42

                     2. Resolution and Treatment of Disputed, Contingent, and Unliquidated Claims and
                              Distributions with Respect Thereto............44
         D.   Dissolution of the Creditors' Committees......................46
                     1.       Creditors' Committee..........................46
                     2.       Claims Resolution Committee...................46
         E.   Post-Consummation Operations of the Debtors...................47
                     1.       Continued Corporate Existence.................47
                     2.       Cancellation of Old Securities and Agreements.47
                     3.       Certificates of Incorporation and By-laws.....48
                     4.       Restructuring Transactions....................48
         F.   Summary of Securities to Be Issued Pursuant to the Plan.......49
                     1.       New Common Shares.............................49
                     2.       New Holdings Creditor Warrants................49
                     3.       New Secured Notes.............................50
                     4.       Registration Rights Agreement.................52
         G.   Summary of Principal Terms of Exit Financing..................52
                     1.       New Senior Subordinated Term Loan.............53
                     2.       New Convertible Notes.........................55
         H.   Summary of Releases under the Plan............................56
                     1.       Releases by Debtors...........................56
                     2.       Release by Holders of Claims and Interests....57
                     3.       Injunction Related to Releases................57
         I.   Compensation and Benefit Programs.............................57
         J.   Directors And Officers of Reorganized Debtors.................58
                     1.       Appointment...................................58
                     2.       Terms.........................................59
                     3.       Vacancies.....................................59
                     4.       Treatment of Director and Officer
                              Indemnification Obligations Under the Plan....59
         K.   Revesting of Assets...........................................60
         L.   Preservation of Rights of Action..............................60
         M.   Other Matters.................................................60
                     1.       Treatment of Executory Contracts and
                              Unexpired Leases..............................60
                     2.       Administrative Claims.........................62
                     3.       Professional Fee Claims.......................63
                     4.       Withholding and Reporting Requirements........63
                     5.       Setoffs.......................................63
         N.   Confirmation and/or Consummation..............................63
                     1.       Requirements for Confirmation of the Plan.....64
                     2.       Conditions to Confirmation and Consummation...65
         O.   Effects of Confirmation.......................................66
                     1.       Binding Effect................................66
                     2.       Discharge of the Debtors......................66
                     3.       Permanent Injunction..........................67
                     4.       Exculpation and Limitation on Liability;
                              Indemnity.....................................67
         P.   Retention of Jurisdiction.....................................68

VI.  CERTAIN FACTORS TO BE CONSIDERED.......................................70
         A.   General Considerations........................................70
         B.   Certain Bankruptcy Considerations.............................70
         C.   Inherent Uncertainty of Financial Projections.................70
         D.   Conditions Precedent to the Exit Financing....................71
         E.   Lack of Established Market for the New Securities.............71
         F.   Restricted Resale of the New Securities.......................71
         G.   Telecommunications Competition ...............................72
         H.   Government Regulation.........................................72
         I.   Reliance on Key Personnel.....................................72
         L.   Technical Support and Network Expansion.......................73
         M.   Loss of Significant Customers.................................74

VII.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS....................75
         A.   Offer and Sale of New Securities, Pursuant to the Plan:
              Bankruptcy Code Exemption from Registration Requirements......75
         B.   Subsequent Transfers of New Securities........................75

                     1.       Federal Securities Laws: Section 1145(c)
                              of the Bankruptcy Code........................75

                     2.       Subsequent Transfers of New Common Shares
                              Under State Securities Laws...................76


VIII.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ........76
         A.   Certain United States Federal Income Tax Consequences to the
              Debtors.......................................................77
                     1.       Cancellation of Indebtedness Income...........77
                     2.       Utilization of Net Operating Loss Carryovers..78
         B.   Certain United States Federal Income Tax Consequences to
              Claim Holders.................................................79
                     1.       Certain United States Federal Income Tax
                              Consequences..................................80
                     2.       Non-United States Persons.....................81
                     3.       Information Reporting and Backup Withholding..81
         C.   Importance of Obtaining Professional Tax Assistance...........81

IX.  FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS................82
         A.   Feasibility of the Plan.......................................82
         B.   Acceptance of the Plan........................................83
         C.   Best Interests Test...........................................84
         D.   Liquidation Analyses..........................................84
         E.   Valuation of the Reorganized Debtors..........................85
         F.   Application of the "Best Interests" of Creditors Test to
              the Liquidation Analyses and Valuation........................86
         G.   Confirmation Without Acceptance of All Impaired Classes:
              The "Cramdown"................................................87

X.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...............88
         A.   Alternative Plan(s) of Reorganization.........................88
         B.   Liquidation under Chapter 7 or Chapter 11.....................88

XI.  THE SOLICITATION; VOTING PROCEDURE.....................................89
         A.   Parties in Interest Entitled to Vote..........................89
         B.   Classes Impaired under the Plan...............................89
         C.   Waivers of Defects, Irregularities, Etc.......................89
         D.   Withdrawal of Ballots; Revocation.............................90
         E.   Further Information; Additional Copies........................90




                            TABLE OF APPENDICES


Appendix                           Name
--------                           ----

Appendix A              Second Amended Joint Plan of Reorganization of ICG
                        Communications, Inc., et al.

Appendix B              Organization Structure of Company


        B-1             Existing Organization Structure of Debtors


        B-2             Chart Depicting Anticipated Corporate Structure Changes


        B-3             Organization Structure of Reorganized Debtors After the
                        Effective Date

Appendix C              Liquidation Analyses for Holdings Debtors and Services
                        Debtors

Appendix D              Pro Forma Financial Projections




                              I. INTRODUCTION

                  ICG Communications, Inc. ("ICG") and certain of its direct and indirect subsidiaries that are also debtors and debtors-in-possession (the "Subsidiary Debtors") in the above-referenced Chapter 11 Cases (collectively, the "Debtors") submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. et al., dated as of April 3, 2002 (the "Plan") proposed by the Debtors and filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). A copy of the Plan is annexed as Appendix A to this Disclosure Statement.

                  This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that occurred during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11 (the "Reorganized Debtors"). This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States Dollars.

                  FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE SECTION V OF THE DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND SECTION VI OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED."

                  THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES OF THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

                  THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF ALL CLAIMS. THE DEBTORS URGE HOLDERS OF CLASS H-3, H-4, S-3, S-4 AND S-5 CLAIMS TO VOTE TO ACCEPT THE PLAN.

                  FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XI OF THE DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURE."

                II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       Definitions

                  Except as otherwise defined herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

B.       Notice to Holders of Claims and Interests

                  This Disclosure Statement will be transmitted to holders of Claims that are entitled under the Bankruptcy Code to vote on the Plan. See Section V for a discussion and listing of those holders of Claims that are entitled to vote on the Plan and those holders of Claims and Interests that are not entitled to vote on the Plan. The purpose of this Disclosure Statement is to provide adequate information to enable such Claim holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

                  Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that the Disclosure Statement contains information of a kind and in sufficient and adequate detail to enable Claim holders to make an informed judgment with respect to acceptance or rejection of the Plan. A BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

                  ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

                  THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure
Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

                  CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix D to be annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

                  EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL
INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.       Solicitation Package

                  In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtors will also send copies of (1) the Plan;
(2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); and (3) if you are the holder of Claim(s) entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

D.       Voting Procedures, Ballots and Voting Deadline

                  After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. You are required to complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

                  Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

                  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MAY 10, 2002, AT 5:00 P.M. (EASTERN TIME) (THE "VOTING DEADLINE") BY LOGAN & COMPANY, INC. (THE "VOTING AGENT"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

                  If you have any questions about (1) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received or (2) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:
                           Logan & Company, Inc.
                              546 Valley Road
                         Upper Montclair, NJ 07043
                         (973) 509-3190 (telephone)
                         (973) 509-3191 (facsimile)

                  FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XI.

E.       Confirmation Hearing and Deadline for Objections to Confirmation

                  Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for May 20, 2002, at 5:00 p.m. (prevailing Eastern Time). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be filed with the Bankruptcy Court no later than May 10, 2002.

                 III. HISTORY AND STRUCTURE OF THE DEBTORS

A.       Overview of Business Operations

                  1.       Description of the Company's Businesses

                  ICG is a facilities-based, nationwide communications provider focused on providing data and voice services to Internet service providers ("ISPs"), telecommunication carriers and corporate customers. The Company has metropolitan fiber in 26 markets, fiber interconnection in five regional markets, voice and data switches in 27 major metropolitan areas and a nationwide IP data network. ICG is a competitive local exchange carrier ("CLEC") certified in most of the United States, having interconnection agreements with every major local exchange carrier. ICG's facilities support three distinct lines of businesses: (i) Dial-Up Services, providing wholesale managed modem connection to ISPs and other carriers; (ii) Point-to-Point Broadband, or special access service, providing dedicated broadband connections to other carriers, as well as SS7 and switched access services; and (iii) Corporate Services, providing voice and data services to corporate customers with an emphasis on Dedicated Internet Access ("DIA") services.

                  o Dial-Up Services: The Company provides PRI ports (one and two way) and managed modem services ("IRAS") to many of the largest national ISPs and other telecommunications carriers, as well as to numerous regional ISPs and other communication service companies. Most of these services are on-switch through the Company's owned facilities. Included in the IRAS are domain name services ("DNS") and radius authentication and proxy. As of the end of 2001, the Company had approximately 610,000 dial-up ports in service, which, before the related reciprocal compensation, account for approximately one-third (1/3) of the Company's total revenue. Associated reciprocal compensation revenue accounts for approximately thirteen percent (13%) of the Company's revenue.

                  o Point-to-Point Broadband Service: The Company provides dedicated bandwidth to connect (i) long-haul carriers to local markets, large corporations and other long-haul carrier facilities and (ii) large corporations to their long-distance carrier sites and other corporate locations. Special access sales are focused in areas where ICG maintains local fiber and buildings on-net or in close proximity. Point-to-Point Broadband Service also includes switched access and SS7 services. Point-to-Point service accounts for approximately one-third (1/3) of the Company's total revenue.

                  o Corporate Services: The Company offers Internet access, data and voice service to corporate customers. The Company's current customer base is located primarily in California, Ohio, Texas, Colorado and parts of the southeast. ICG is expanding its DIA services to medium and large-sized businesses in its 27 major markets. DIA service is a rapidly growing sector because an increasing number of corporations are replacing higher cost long haul point-to-point circuits with this less expensive technology. ICG is well positioned to expand this service with its metropolitan asset base, data network infrastructure, and Internet experience. Corporate Services accounts for approximately one-fifth (1/5) of revenue.

                  ICG supports its service offerings through an advanced nationwide network comprised of 5,540 route miles of metropolitan and regional fiber connected with switch sites and data points of presence. In addition, the Company's data network is supported by an OC-48 capacity nationwide fiber optic backbone currently operating at OC-3/OC-12 capacity. The design of the physical network permits the Company to offer flexible, high-speed telecommunications services to its customers.

                  2.       History

                  The Company's roots can be traced to the mid-1980s with a business plan to develop satellite communications capabilities in Denver, Colorado. Then known as Teleport Denver, Ltd. ("TDL"), the Company completed a 24-hour managed facility that housed eight earth stations and could reach five continents in a single satellite hop. With the emergence of the first competitive access providers ("CAPs") in the mid- to late-1980s, TDL's management recognized a business opportunity in providing long distance and private line services to select business customers. Accordingly, in 1992, the Company began providing telecommunications services using fiber-optic rings at a facility in south Denver.

                  In an effort to expand its geographic presence, TDL (and its successors ICG Holdings and ICG Telecom) made numerous acquisitions between 1991 and 1994, including the acquisitions of Conticomm, Inc., Fiber Optic Technologies, Inc., PrivaCom, Ohio LINX, MidAmerica Cable, and Bay Area Teleport, Inc. These acquisitions expanded the Company's network capabilities in Colorado, California, Ohio, Arizona, and the southeastern United States. In February 1994, the Company expanded its product line beyond transport to include switched services. Throughout the next few years, the Company entered into a number of fiber lease agreements with electric utility companies across the country. These early agreements set the stage for the Company's utility partnering strategy, which helped the Company expand its network, services and distribution channels in key markets. In 1995, the Company also entered into a strategic alliance with Southern New England Telephone that allowed the Company to offer a nationwide SS7 network.

                  With the passage of the Federal Telecommunications Act of 1996 (the "Telecommunications Act"), the Company was poised to enter the local telephone market. Accordingly, in April 1996, the Company reincorporated under the name ICG Communications, Inc., and implemented an aggressive local telecommunications strategy that focused on regional network expansion in California, Colorado, the Ohio Valley, and the Southeast. As part of this strategy, recruiting efforts accelerated, and the Company had nearly 1,300 employees nationwide by the end of 1996. In continued efforts to prepare for entry into the local telephone market, the Company signed a seven-year, $1 billion agreement in September 1996 with Lucent Technologies/Bell Labs to purchase telecommunications equipment, including 5E switching systems and other technical services. In 1997, the Company formally entered the local telephone market and began offering local, long distance and calling card services primarily to small- and mid-sized business customers. Shortly thereafter, the Company launched dial tone service in every other regional ICG market and ended 1997 with more than 141,000 lines provisioned.

                  During 1998, attempting to capitalize on the emerging Internet industry, the Company's management completed a merger with Netcom On-Line Communication Services, Inc. ("Netcom"), a leading provider of Internet services. The merger allowed ICG to enter the Internet and data services markets. In January 1999, the Company sold the U.S. customer base of its Netcom subsidiary to MindSpring Enterprises, Inc. ("MindSpring"), but retained the Netcom network backbone (which included 227 points of presence and served approximately 700 cities). In addition, the Company entered into a second agreement in which MindSpring agreed to utilize the data network and network management capabilities of ICG. This strategic decision set the stage for the Company's emergence as a provider of Internet access services. During 1999 and 2000, the Company signed multi-year agreements with a number of key ISPs to provide access, transport and network management services.

                  The Company decided to sell its fiber optic and satellite services divisions in 1999 as part of an overall business strategy to focus on its core strengths: providing access and transport to ISPs, telecom services to businesses nationwide and direct connectivity to interexchange carriers. During the first six (6) months of 2000, the Company began to aggressively expand its network. Such expansion included entering into markets as well as upgrading its network. To assist in its expansion plans, in April 2000, the Company raised $750 million in new equity capital from investors that included affiliates of Liberty Media Corporation, Hicks, Muse, Tate & Furst Incorporated and Gleacher Capital Partners. This investment, combined with other vendor financing, funded the Company's capital program for 2000.

                  As discussed in more detail in Section III.D, the Company began to experience significant cash flow problems by the third quarter of 2000. This liquidity problem, combined with certain service issues related to the rapid network expansion, caused the Company to reevaluate its planned network expansion. Accordingly, the Company suspended many of its network expansion plans and abandoned certain lines of business.

                  3.       Prepetition Financial Results

                  Set forth below is selected financial data for ICG, including its direct and indirect Subsidiaries, on a consolidated basis for the nine months ended September 30, 2001 and for the years ended December 31, 1999 and 2000. The unaudited financial data for the nine months ended September 30, 2001 is consistent with the amounts shown in ICG's Form 10-Q filed with the SEC for the quarterly period ended September 30, 2001. The financial data for the years ended December 31, 1999 and 2000 was audited for inclusion in ICG's Form 10-K filed with the SEC.


                                Consolidated Statements of Operations
           Years ended December 31, 1999 and 2000 and Nine Months ended September 30, 2001


                                                         Years ended December 31         Nine months ended
                                                                                         September
                                                                                         (unaudited)
                                                    ----------------------------------   --------------------
                                                         1999              2000                 2001
                                                         ----              ----                 ----
                                                             (in thousands)                (in thousands)
Revenue                                             $     479,226    $     598,283       $     381,720

Operating costs and expenses
    Operating costs                                       238,927          440,090             282,329
    Selling, general and administrative expenses                           283,965              80,635
                                                          239,756
    Depreciation and amortization                         174,239          318,771              50,484
    Provision for impairment of long-lived assets          31,815        1,701,466                  -
    Loss on disposal of assets                                 -                -                9,541
    Other, net                                                387            4,108                  -
                                                    ---------------- -----------------   --------------------
    Total operating costs and expenses                    685,124        2,748,400             422,989
                                                    ---------------- -----------------   --------------------

         Operating loss                                  (205,898)      (2,150,117)            (41,269)
                                                    ---------------- -----------------   --------------------

Other (expense) income:
    Interest expense                                     (212,420)        (233,643)            (24,076)
    Interest income                                        16,300           23,782               5,709
           Other expense, net, including realized
           gains and losses on marketable trading                          (15,166)              1,239
           securities                                      (2,522)
                                                         (198,642)        (225,027)            (17,128)
                                                    ---------------- -----------------   --------------------
      Loss from continuing operations before                            (2,375,144)            (58,397)
      reorganization expense, income taxes,              (404,450)
      accretion and preferred dividends, gain
      from discontinued operations, extraordinary
      gain, and cumulative effect of change in
      accounting principle
Reorganization expenses                                        -           (55,309)             (2,517)
Income tax expense                                            (25)              -                   -
      Accretion and preferred dividends on
      preferred securities of subsidiaries, net
      of minority interest in share of losses             (61,897)         (60,043)                 -
                                                    ---------------- -----------------   --------------------
      Loss from continuing operations before
      extraordinary gain and cumulative effect of
      change in accounting principle                     (466,462)      (2,490,496)            (60,914)

      Gain from discontinued operations                    36,789            4,342                  -

      Extradordinary gain on sales of operations
      of NETCOM, net of income taxes                      195,511             -                     -

      Cumulative effect of change in accounting
      principle for revenue from installation
      services                                                 -            (7,363)                 -
                                                    ---------------- -----------------   --------------------

               Net loss                             $    (234,162)   $  (2,493,517)      $     (60,914)
                                                    ================ =================   ====================




                                          Consolidated Balance Sheets
              Years ended December 31, 1999 and 2000 and Nine Months ended September 30, 2001


                                                             Years ended December 31             Nine months
                                                                                                 ended
                                                                                                 September 30
                                                                                                 (unaudited)
                                                    ------------------------------------   -------------------
                                                            1999                2000                  2001
                                                            ----                ----                  ----
                                                                 (in thousands)               (in thousands)
      Assets
      Current assets:
          Cash and cash equivalents                 $     103,288    $     196,980       $     139,447
          Short-term investments available for sale        22,219           17,733                4,085
          Receivables, net                                168,731          132,095               59,266
          Other receivables                                                    994                  427
          Prepaid expenses, deposits and inventory          9,189           13,234               15,053
                                                    ----------------   -----------------     -----------------
               Total current assets                       303,427          361,036              218,278

      Property and equipment, net                       1,527,879          590,500              569,234

      Restricted cash                                      12,537            9,278                7,247
      Investments                                          28,939            1,650                  650
      Other assets, net of accumulated
      amortization:
          Goodwill                                         95,187
          Deferred financing costs                         35,884           10,969                6,310
          Deposits                                                           7,019                9,807
          Other, net                                       16,768
                                                    ----------------   -----------------     -----------------
      Total other assets                                  147,839

      Total Assets                                  $   2,020,621    $     980,452       $      811,526
                                                    ================   =================     =================


      Liabilities and Stockholders' Deficit
      Current liabilities:
          Accounts payable                          $     112,291    $       8,774       $         5979
          Payable pursuant to IRU agreement
                                                          135,322
          Accrued liabilities                              85,709           57,888               68,740
          Deferred revenue                                 25,175           14,840                8,550
          Current portion of long-term debt                                    796                  796
          Other current liabilities                        14,890
                                                    ----------------   -----------------     -----------------
                           Total current                  373,387           82,298               84,065
           liabilities not subject to compromise

  Liabilities subject to compromise                                      2,784,627            2,657,396

  Long-term liabilities not subject to compromise:
          Capital lease obligations, less current
           portion                                         63,348               -                50,529
      Long-term debt, net of discount, less
          current portion                               1,905,901          117,784               84,707
          Other long-term liabilities                       2,526            1,090                1,090
                                                    ----------------   -----------------     -----------------

          Total liabilities                             2,345,162        2,877,787            2,985,799

      Redeemable preferred stock of subsidiary
      (at liquidation value)                              519,323          449,056              449,056

      Mandatorily redeemable preferred securities
      of ICG Funding (at liquidation value)                                132,251              132,251

      8% Series A Convertible Preferred Stock (at
      liquidation value)                                                   785,353              785,353

      Stockholders' deficit                              (843,864)      (3,372,007)          (3,432,921)
                                                    ----------------   -----------------     -----------------

      Total Liabilities and Stockholders' Deficit   $   2,020,621    $     980,452          $   811,526
                                                    ================   =================     =================



B.       Capital Structure of the Company

                  1.       Prepetition Equity

                  From March 25, 1997 to November 18, 2000, ICG's stock (the "Old Common Shares") was traded on the Nasdaq National Market (the "NASDAQ") under the ticker symbol "ICGX," and it was previously listed on the American Stock Exchange ("AMEX") under the ticker symbol "ICG." On November 18, 2000, shortly after the Petition Date, the NASDAQ halted trading of the Old Common Shares and initiated delisting procedures. As of March 1, 2002, the Old Common Shares continue to be traded on the Over-the-Counter ("OTC") market. At that time, the Company had approximately 52,045,443 shares outstanding. The Company has neither declared nor paid dividends on the Old Common Shares.

                  Prior to the Petition Date, the Company also issued the following preferred securities (the "Old Preferred Shares"): (i) ICG Communications, Inc. 8% Series A-1, A-2, and A-3 Convertible Preferred Securities due 2015; (ii) ICG Funding, LLC Exchangeable Preferred Securities Mandatorily Redeemable 2009; (iii) ICG Communications, Inc. 6 3/4% Preferred Stock Mandatorily Redeemable 2009; (iv) ICG Holdings, Inc. 14% Preferred Stock Mandatorily Redeemable 2008; and (v) ICG Holdings, Inc. 14 1/4% Preferred Stock Mandatorily Redeemable 2007.

                  Under the Plan, Interests on account of the Old Common Shares and Old Preferred Shares will be classified in Class H-5. Holders of Interests on account of the common stock of ICG Services will be classified in Class S-6. Under the Plan, holders of Interests in Class H-5 and Class S-6 will not receive or retain any property under the Plan on account of such Interests. On the business day on which all conditions to consummation of the Plan have been satisfied or waived, as set forth in the Plan (the "Effective Date"), all of the Old Common Shares, Old Preferred Shares, and common stock of ICG Services will be deemed cancelled and extinguished.

2.       Material Prepetition Debt Obligations

                  As of the Petition Date, ICG Equipment and ICG NetAhead were parties to a Credit Agreement dated as of August 12, 1999 (as amended from time to time, the "Pre-petition Credit Agreement") with the lenders signatory thereto (the "Prepetition Secured Lenders") and Royal Bank of Canada as administrative agent and collateral agent. The obligations under the Prepetition Credit Agreement (the "Prepetition Credit Agreement Obligations") are guaranteed by ICG Services. The Prepetition Credit Agreement Obligations total approximately $84.6 million, and are secured by substantially all the assets of ICG Equipment and ICG NetAhead. The Holdings Debtors are not party to any prepetition secured bank financing facility.

                  The Holdings Debtors' other principal liabilities as of the Petition Date were comprised of, among other things: (a) the 11 5/8% senior discount notes issued by ICG Holdings with an accreted value as of November 1, 2000 of approximately $150,718,480; (b) the 12 1/2% senior discount notes issued by ICG Holdings with an accreted value as of November 1, 2000 of approximately $517,925,851; and (c) the 13 1/2% senior discount notes issued by ICG Holdings with an accreted value as of November 1, 2000 of approximately $584,300,000. All of the Old Holdings Notes are guaranteed by ICG. The Holdings Debtors' prepetition liabilities also include approximately $58.0 million of capital lease obligations and approximately $95.0 million of unsecured trade debt obligations.

                  The Services Debtors' other principal liabilities as of the Petition Date were comprised of, among other things: (a) the 9 7/8% senior discount notes issued by ICG Services with an accreted value as of November 1, 2000 of approximately $318,428,137; and (b) the 10% senior discount notes issued by ICG Services with an accreted value as of November 1, 2000 of approximately $391,924,050. The Old Services Notes are not guaranteed by ICG. The Services Debtors' prepetition liabilities also include approximately $5.7 million of capital lease obligations and approximately $390 million of unsecured trade debt obligations.

C.       Corporate Structure of the Company

                  1.       Current Corporate Structure

                  ICG is incorporated in Delaware, and is the publicly-traded parent company of ICG Funding, LLC ("ICG Funding"), a special purpose Delaware limited liability company, ICG Holdings, ICG Services and their respective subsidiaries.

                  See Appendices B(1)-(3) for charts depicting the Company's current corporate structure, and the anticipated corporate structure of the Reorganized Debtors after the Effective Date.

2.       Board of Directors

                  The following persons comprised the Board of Directors (the "Board") of ICG as of March 1, 2002:


      Name                                    Title
      ----                                    -----

      William J. Laggett                      Vice Chairman of the Board

      John U. Moorhead, II                    Board Member

      Leontis Teryazos                        Board Member

      Walter Threadgill                       Board Member

      William S. Beans, Jr.                   Board Member

      J. Shelby Bryan                         Board Member



                  William J. Laggett, formerly Chairman of the Board, was named Vice Chairman of the Board in June 1999. Prior to serving on the Company's Board, Mr. Laggett was President of Centel Cellular Company from 1988 until 1993. From 1970 to 1988, Mr. Laggett held a variety of management positions with Centel Corporation, including Group Vice President-Products Group, President-Centel Services, and Senior Vice President-Centel Corporation. Prior to joining Centel, Mr. Laggett worked for New York Telephone Company. Mr. Laggett also is a member of the Company's Special Committee of the Board of Directors (the "Special Committee").

                  John U. Moorhead, II was named a Director in June 1998. From 1991 to April 2001, Mr. Moorhead also served as a managing director of VM Equity Partners, a firm he co-founded in 1991. Prior to founding VM Equity Partners, Mr. Moorhead worked for eight years as a Senior Executive in investment banking, first at EF Hutton and then at Lehman Brothers, where he was Senior Vice President and Director of the New Business Group of Lehman Brothers' investment banking division from 1987 to 1990. Mr. Moorhead serves on the Board of Directors of SEMX Inc., a Nasdaq National Market company, which provides specialty materials and services to the microelectronic and semiconductor industries. Mr. Moorhead also is a member of the Special Committee.

                  Leontis Teryazos was named a Director in June 1995. Since 1993, Mr. Teryazos has served as President of Letmic Management Inc., a financial advisory firm that specializes in working with telecommunications and media companies. Mr. Teryazos has also headed Letmic Management Reg'd., a real estate development and management company, since 1985. In addition, Mr. Teryazos is a member of the Special Committee.

                  Walter Threadgill was named a Director in December 1997. In addition, he is the Managing General Partner of Atlantic Coastal Ventures, L.P. Previously, Mr. Threadgill was the President and Chief Executive Officer of Multimedia Broadcast Investment Corporation. He also held positions as Divisional Vice President of Fiduciary Trust Company in New York and Senior Vice President and Chief Operating Officer of United National Bank in Washington, D.C. Mr. Threadgill chaired the Presidential Small Business Advisory Committee and served the National Association of Investment Companies as Director, Treasurer and Legislative Committee Chairman. Mr. Threadgill is a member of the Federal Communications Bar Association. In addition, Mr. Threadgill is a member of the Special Committee.

                  William S. Beans, Jr., formerly President, Chief Operating Officer, Executive Vice President and President of Network Services, was named a Director in April 2000. Prior to joining the Company, Mr. Beans held several positions with Teleport Communications Group, Inc., a division of AT&T Local Services. He was National Vice President of Operations from November 1997 until June 1999, Vice President of Customer Care from October 1995 to November 1997 and Vice President of Network Development from September 1993 to October 1995.

                  J. Shelby Bryan, formerly Chairman of the Board, Chief Executive Officer, and President, was named a Director in May 1995. Mr. Bryan has more than 20 years of experience in the telecommunications industry. Prior to joining the Company, Mr. Bryan co-founded Millicom International Cellular S.A., a publicly owned corporation providing cellular service internationally, served as its President and Chief Executive Officer from 1985 to 1994 and served as a Director through May 1998.

                  All members of the Board, other than Messrs. Beans and Bryan, are members of the Special Committee. The Special Committee has been responsible for oversight of management and these Chapter 11 Cases for the Debtors. Messrs. Bryan and Beans left the Company's employ in August 2000 and February 2001, respectively, and Mr. Beans entered into a severance agreement with the Company that was approved by the Bankruptcy Court in January, 2001.

3.       Senior Officers

                  The following is a list, as of March 1, 2002, of the names of the executive officers and the positions with ICG held by each officer.


      Name                                 Title
      ----                                 -----

      Randall E. Curran                    Chief Executive Officer

      Richard E. Fish, Jr.                 Executive Vice President
                                           and Chief Financial
                                           Officer

      Bernard L. Zuroff                    Executive Vice President,
                                           General Counsel, and
                                           Secretary

      Michael D. Kallet                    Executive Vice President,
                                           Operations

      John V. Colgan                       Senior Vice President,
                                           Finance, and Controller


                  Randall E. Curran was named Chief Executive Officer in September 2000. Prior to his position at the Company, Mr. Curran most recently served as Chairman, President and Chief Executive Officer of Thermadyne Holdings Corporation. Mr. Curran also served as vice president of Finance for Clarke Industries, a division of Cooper Industries. Mr. Curran received a Bachelor of Arts in Economics from DePaul University and a Master of Business Administration from Loyola University Chicago.

                  Richard E. Fish, Jr., formerly a Senior Vice President of Finance, was named Executive Vice President and Chief Financial Officer in November 2000. Prior to joining the Company, Mr. Fish held various operational and business development positions with AT&T. Before joining AT&T, Mr. Fish was with Arthur Andersen, LLP in their Financial Consulting & Audit Division. Mr. Fish received a Bachelor of Science in Business Administration from the University of Nebraska and is a Certified Public Accountant.

                  Bernard L. Zuroff, formerly Assistant General Counsel, was named Executive Vice President, General Counsel and Secretary in November 2000. Prior to joining the Company, Mr. Zuroff was a senior attorney with the Resolution Trust Corporation and an associate business attorney with Gorsuch Kirgis, L.L.C.

                  Michael D. Kallet, formerly Executive Vice President of Data Networking Services and Products and Technology, was named Executive Vice President of Operations in December 1999. In his current position, Mr. Kallet is responsible for the operations of ICG's network and services, and works closely with ICG's chief executive officer to oversee day-to-day operations. Mr. Kallet also oversees the Company's product strategy. Prior to joining the Company, Mr. Kallet held positions at Walker Interactive, Software Publishing Corporation (Harvard Graphics) and IBM.

                  John V. Colgan, formerly Vice President of Shared Services and Leasing Operations, Vice President of Financial Planning and Analysis and Vice President of Finance for ICG Telecom, was named Senior Vice President of Finance and Controller in January 1999. In this position, Mr. Colgan is responsible for, among things, SEC reporting, insurance and risk management. Prior to joining the Company, Mr. Colgan spent ten (10) years in various executive positions in the logistics and transportation industry, including five (5) years with Burlington Northern, Inc. and approximately ten (10) at Arthur Andersen, LLP. In addition, Mr. Colgan currently serves on the Board of Directors of the local chapter of Financial Executives International.

D.       Events Leading to Commencement of the Chapter 11 Cases

                  During the latter part of 2000, a series of regulatory, operational and financial events culminated to materially reduce the Company's expected revenue and cash flow generation. The regulatory events related to reciprocal compensation revenue. Specifically, the Company had difficulties collecting reciprocal compensation from other telecommunications companies. In order to accelerate collection, ICG renegotiated rate provisions contained in long-term agreements with incumbent local exchange carriers ("ILECs"). The areas covered by such ILECs encompassed nearly 75% of the Company's service territories subject to reciprocal compensation. The negotiated rates were significantly lower than those provided in previous agreements; however, the renegotiated contracts contain a three-year guarantee of future revenue. In addition, a decision from the Colorado Public Utility Commission in August 2000 denied the Company compensation for inbound traffic, which further reduced expected reciprocal compensation revenue.

                  Operational events related primarily to network performance and customer service issues associated with the Company's IRAS product. During 2000, ICG experienced high demand for its IRAS service. In an effort to meet such demand, the Company deployed non-field tested software. This resulted in system errors, latency and failed dial-up connections, thereby reducing overall network performance to below-minimum levels. The reduced levels violated performance provisions of certain IRAS service agreements. Further, limitations of certain monitoring systems prevented the Company from detecting and correcting the network performance problems.

                  In August 2000, two large IRAS customers notified ICG that it was in breach of contract as a result of the reduced service and network performance levels. The Company subsequently issued credits to certain customers and reduced line commitments for the installation of IRAS service, further reducing revenue. Finally, to meet the increased demand from IRAS customers, the Company utilized resold lines as a temporary solution until the Company's own facilities were completed. The resold lines, which made up a significant percentage of total lines in service, were not cost effective and did not generate reciprocal compensation revenue.

                  The combination of lower IRAS and reciprocal compensation revenues and higher costs substantially lowered expected financial results. Consequently, the Company was technically in violation of certain of the covenants in the Pre-Petition Credit Agreement. In addition, during this period, the Company required additional funding to complete its planned network build-out. The timing of these events corresponded with a significant tightening of the capital markets within the telecommunications industry. Accordingly, the Company faced a liquidity crisis and required a restructuring of operations and the Company's balance sheet, which the Company believed could best be accomplished in Chapter 11.

                           IV. CHAPTER 11 CASES

A.       Continuation of Business; Stay of Litigation

                  On November 14, 2000, the Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

                  An immediate effect of the filing of the Debtors' bankruptcy petitions is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provides the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

B.       First Day Orders

                  On the first day of these Chapter 11 cases, the Debtors filed several motions seeking certain relief by virtue of so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in these cases are typical for large Chapter 11 cases.

                  The first day orders in the Chapter 11 Cases authorized, among other things:

                           (a) the retention of the following professionals
to serve on behalf of the Debtors: (i) Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practices as bankruptcy counsel; (ii) Zolfo Cooper, LLC ("Zolfo Cooper") as bankruptcy consultants and special financial advisors; (iii) DrKW as investment banker; and (iv) Logan & Company, Inc. as solicitation and noticing agent (the "Claims Agent");

                           (b) the continued retention of professionals
regularly employed by the Debtors in the ordinary course of business;

                           (c) the maintenance of the Debtors' bank
accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

                           (d) payment of employees' accrued prepetition
wages, royalties and employee benefit claims;

                           (e) payment of prepetition shipping, warehouse,
distributor or regulatory charges and related possessory and mechanics' liens;

                           (f) continued utility services during the
pendency of the Chapter 11 Cases;

                           (g) payment of certain prepetition tax claims;

                           (h) confirmation that the Debtors' undisputed
obligations arising from postpetition delivery of goods will have administrative expense priority status, administrative expense treatment for certain holders of valid reclamation claims, and authority to pay certain expenses in the ordinary course of business;

                           (i) joint administration of each of the Debtors'
bankruptcy cases; and

                           (j) the maintenance of certain prepetition
customer programs and practices.

C.       Debtor in Possession Financing

                  1.       The DIP Facility

                  To ensure that it would have sufficient liquidity to conduct its businesses during the Chapter 11 Cases, the Company believed, at the time the Chapter 11 Cases were commenced, that it was in the best interests of the Company and its creditors to obtain a commitment for Debtor-in- Possession financing. Such financing would ensure continued access to sufficient working capital during the pendency of the Chapter 11 Cases and instill confidence in its customers, critical vendors and employees that the Company would continue as a going concern.

                  Accordingly, at the outset of these cases, the Debtors sought and obtained interim authority to enter into a DIP facility (the "DIP Facility") with The Chase Manhattan Bank as administrative agent (the "Agent") and a syndicate of financial institutions (collectively, the "DIP Lenders") arranged by the Agent. Final authority to enter into the DIP Facility was granted by the Bankruptcy Court on December 19, 2000. The DIP Facility provided for secured postpetition financing from the DIP Lenders in an aggregate principal amount not to exceed $350 million, which was later reduced by amendment to $200 million. The DIP Facility had a term of eighteen months.

                  Under the terms of the DIP Facility, to secure the repayment of the borrowing and all other obligations arising under the DIP Facility, the Debtors granted the DIP Lenders first priority liens on substantially all of their assets junior to the liens of the existing Prepetition Secured Lenders, and other valid liens existing on the Petition Date. Obligations under the DIP Facility were also granted "superpriority" claim status under section 364(c)(1) of the Bankruptcy Code, meaning they have priority over all other administrative expenses. The liens and claims granted to the DIP Lenders are junior to the fees and expenses of the Office of the United States Trustee under 28 U.S.C. ss. 1930 and the Clerk of the Bankruptcy Court, as well as to a $3 million carve-out for the fees and disbursements of the professionals of the Debtors and the Creditors' Committee incurred after an event of default under the DIP Facility. The DIP Facility also contained covenants, representations and warranties, events of default, and other terms and conditions typical of credit facilities of a similar nature. The DIP Facility required that, if any borrowings thereunder were made, initial borrowings had to be sufficient to, and utilized to, pay all obligations to the Prepetition Secured Lenders in full.

                  Because the results of operations during the Chapter 11 Cases materially exceeded projections made at the outset of the Chapter 11 Cases, the Debtors did not need to utilize funds available under the DIP Facility and, as set forth in below, had cash on hand as of November 30, 2001 of approximately $150.6 million. Thus, to reduce financing costs by avoiding future fees of the DIP Facility, the Debtors terminated the DIP Facility on November 7, 2001.

                  2.       Authorization to Use Cash Collateral

                  The cash that ICG Equipment and ICG NetAhead had on hand as of the Petition Date, and substantially all cash received by such Debtors during the Chapter 11 Cases, constitutes "Cash Collateral" of the Prepetition Secured Lenders. Cash collateral is defined in section 363 of the Bankruptcy Code and includes, but is not limited to, "cash, negotiable instruments, documents of title, securities, deposit accounts, . . . other cash equivalents . . . and . . . proceeds, products, offspring, rents or profits of property subject to a security interest . . . ." 11 U.S.C. ss.
363(a). Under the Bankruptcy Code, the Debtors are prohibited from using, selling, or leasing Cash Collateral unless either the appropriate creditor(s) consent or the Bankruptcy Court, after notice and a hearing, authorizes such action. Accordingly, the Debtors obtained authority to use the Cash Collateral to pay current operating expenses, including payroll to ensure the maintenance of the Debtors' telecommunications network and to ensure uninterrupted customer service, which is essential to the Debtors' continued viability (the "Cash Collateral Order"). Importantly, pursuant to the Cash Collateral Order, the Debtors use of Cash Collateral is restricted by the terms of a budget agreed upon by the Debtors and the Pre-Petition Secured Lenders.

                  As of February 28, 2002, the Services Debtors had approximately $106.6 million in cash on hand, and the Holdings Debtors had approximately $7.8 million in cash on hand. If the Plan is consummated, there will be no balance sheet distinctions between the Services Debtors and the Holdings Debtors, and, accordingly, there will be no need to segregate the cash of the Services and Holdings Debtors, respectively. For a discussion of new liquidity to be provided by the Exit Financing, see
Section V.G.

D.       Appointment of Creditors' Committee

                  On November 29, 2000, the United States Trustee for the District of Delaware appointed, pursuant to section 1102(a) of the Bankruptcy Code, certain entities to the Official Committee of Unsecured Creditors of the Debtors (the "Creditors' Committee"). Members of the Creditors' Committee have included: Aetna, Inc.; Banc One Investment; Cerberus Partners; Conseco Capital Management, Inc.; W.R. Huff Asset Management Co., L.L.C.; Lucent Technologies; and Qwest Communications Corporation. In or about July 2001, Qwest Communications Corporation resigned from the Creditors' Committee. A subcomittee (the "Holdings SubCommittee") of the Creditors' Committee, consisting of Aetna, Inc., Conseco Capital Management, Inc. and W.R. Huff Asset Management Co., L.L.C., was formed in or about December 2000.

E.       Other Material Relief Obtained During the Chapter 11 Cases

                  In addition to the first day relief sought in these Chapter 11 Cases, the Debtors have sought authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Cases, to maximize the value of the Debtors' estates, and to provide the foundation for the Debtors' emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Cases.

                  1.       Employee Retention Program

                  On December 19, 2000, the Bankruptcy Court approved a program designed to retain key executives and employees. The first component is the retention program, which included a retention bonus providing an annual bonus to certain employees ranging from 6% to 150% of compensation depending upon their position within ICG. The second component is a severance policy, which provides that the Company will make severance payments based on length of service to certain employees who do not have employment contracts.

                  2. Senior Employment Agreements; Chief Executive Officer Agreement

                  On January 31, 2001, the Bankruptcy Court authorized the Debtors to assume and/or enter into employment contracts with twelve key members of the Debtors' senior management. The contracts provide for a severance benefit equal to one-year's base salary if terminated other than for cause. One of the twelve executives, Mr. Michael Kallet, who is critical to the maintenance of the Debtors' telecommunications network, see
Section III.C, will also receive a $500,000 bonus upon confirmation of the Plan if he is still employed by the Debtors on the date the Plan is confirmed, or the date a sale of all or substantially all of the Company's assets is consummated.

                  In addition, on June 21, 2001, the Bankruptcy Court authorized the Debtors to enter into a new employment agreement with their Chief Executive Officer, Mr. Randall Curran (the "Curran Agreement"). The principal terms of the Curran Agreement are as follows:

                  (i) Term. The term of the Curran Agreement continues until Mr. Curran's termination, provided, however that at the end of each calendar month, the employment term shall be extended through the end of the immediately following calendar month unless notice of non-renewal is given by the Company to Mr. Curran not less than fifteen (15) days prior to the end of any such calendar month.

                  (ii) Compensation. An annual base salary of $900,000 (the "Base Salary"), which may be increased in accordance with normal business practices and may not be reduced. If the Company achieves $31 million EBITDA for fiscal 2001, then Mr. Curran shall receive a $100,000 bonus (the "2001 Bonus Threshold"). Mr. Curran shall receive $100,000 for each $1 million in excess of the 2001 Bonus Threshold (together with the 2001 Bonus Threshold, the "Performance Bonus"), and, in no event, shall the Performance Bonus exceed $900,000. Ten days after either (x) consummation of a confirmed plan of reorganization or (y) consummation of a sale of substantially all of the assets of the Debtors, prior to December 31, 2001, Mr. Curran shall receive a reorganization bonus equal to $900,000 (the "Reorganization Bonus"). If conditions (x) or (y) are met following December 31, 2001, a portion of the Reorganization Bonus may become payable, provided that the amount of the Reorganization Bonus shall be reduced by $100,000 for each whole one-month period immediately following December 31, 2001. Finally, if conditions (x) or (y) are met following December 21, 2001, and the reason such condition was not met prior to such date is lack of resolution of intercreditor issues or the Creditors' Committee's refusal to support an Acceptable Plan (as defined in the Curran Agreement), then the Reorganization Bonus shall be $900,000.

                  (iii) Expenses and Other Benefits. Mr. Curran shall receive (i) employee benefits as are generally provided to senior executives of the Debtors, (ii) reimbursement for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties as CEO, including reasonable costs associated with permanently relocating to the Denver metropolitan area, and (iii) vacation time, paid holidays, and personal days in accordance with the Debtors' policy then in effect.

                  (iv) Termination. If the Agreement is terminated by Mr. Curran for "good reason," or if the Debtors terminate Mr. Curran's employment for any reason other than Mr. Curran's death, disability, or for cause, the Company shall pay Mr. Curran a lump sum termination benefit in an amount equal to fifteen months' Base Salary at the rate then in effect.

                  3.       Extension of Time to Assume or Reject Unexpired
                           Leases

                  Given the size and complexity of these Chapter 11 Cases, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by section 365(d)(4) of the Bankruptcy Code. On January 31, 2001, the Bankruptcy Court extended the time by which the Debtors must assume or reject leases of nonresidential property for six months, through and including July 12, 2001. On June 21, 2001, the Bankruptcy Court extended that period an additional six months, through and including January 10, 2002. Finally, on January 10, 2002, the Bankruptcy Court extended that period through the date of Confirmation of this Plan.

                  4.       Extension of Exclusive Periods

                  Pursuant to orders of the Bankruptcy Code dated February 27, 2001, August 2, 2001, and December 6, the Bankruptcy Court extended the Debtors' exclusive period to propose a plan of reorganization (the "Plan Proposal Period") and to solicit acceptances of such Plan (the "Solicitation Period"). On February 20, the Bankruptcy Court extended the plan proposal period through August 11, 2001, and the solicitation period through October 10, 2001. On August 2, 2001, the Bankruptcy Court further extended the Plan Proposal Period through December 10, 2001, and the Solicitation Period through February 8, 2002. On December 6, 2001, the Bankruptcy Court further extended the Plan Proposal Period through March 8, 2002, and the Solicitation Period through May 7, 2002. Finally, on or about April 3, 2002, the Bankruptcy Court extended the Solicitation Period through July 1, 2002, and prohibited any third party from filing a competing plan during the Solicitation Period.

                  5.       Settlement with Qwest Communications Corporation

                  Prior to the Petition Date, Qwest and the Debtors developed a number of important and mutually valuable business relationships, governed by a plethora of contracts (collectively, the "Qwest Prepetition Agreements"). The Qwest Prepetition Agreements include contracts pertaining both to the Debtors' ISP business and their operations as a CLEC. During the pendency of the Chapter 11 Cases, both the Debtors and Qwest asserted various breaches of, and claims under, the Qwest Prepetition Agreements. Following lengthy negotiations, the parties agreed to enter into a settlement resolving all of the claims and issues between the parties (the "Qwest Settlement Agreement") in order to continue a cooperative, mutually beneficial relationship and to avoid potentially costly litigation. The Qwest Settlement Agreement was approved by the Bankruptcy Court on or about June 21, 2001.

                  Under the Qwest Settlement Agreement, the Debtors agreed to assume certain executory contracts, as amended, to mutually benefit both parties. For example, the Debtors agreed to assume an agreement regarding the use of certain optical fiber capacity after it was modified (i) to reduce the number of fiber circuits granted by ICG, and (ii) to require Qwest's payment of certain completion costs for the unfinished circuits. Additionally, the Debtors and Qwest amended and restated two existing agreements under which ICG sells Internet services to Qwest. Under the Qwest Settlement Agreement, the Debtors also assumed an agreement, as amended, under which Qwest leases certain fiber optic capacity from ICG on a "take or pay" basis.

                  In addition to assuming certain executory contracts, the Qwest Settlement Agreement resolved issues related to prepetition setoffs. After a careful review of its books and negotiations between the parties, the Debtors agreed that Qwest had valid setoff rights with respect to certain of the Qwest Prepetition Agreements. As a result of such negotiations, Qwest agreed to waive certain claims, and the Debtors agreed to transfer title of certain assets to Qwest. In addition, as a part of the global settlement, Qwest paid $10 million to the Debtors for amounts owed during the prepetition period and as additional consideration for the global settlement.

                  The Debtors, their estates and their creditors received significant benefits from the Qwest Settlement Agreement including: (a) eliminating unsecured claims exceeding $230 million; (b) receiving $10 million in cash; (c) modifying its service contract with Qwest to eliminate the risk that current revenue levels could materially decrease; and (d) increasing monthly revenue received by the Debtors from Qwest by over $1.4 million per month for 36 months and over $1 million for the following 24 months. More importantly, the Qwest Settlement Agreement permits the Debtors to continue to have a highly beneficial and valuable working relationship going forward with one of their largest customers, which also happens to be a significant and highly influential company in the telecommunications industry.

                  6. Settlement and Assumption with Respect to Corporate Headquarters

                  In January 1998, the Debtors established their corporate headquarters at 161 Inverness Drive West, Englewood, Colorado (the "Headquarters Property"). The Headquarters Property includes the Debtors' main office complex, as well as a Network Operations Center for monitoring their network. Originally, Debtor ICG Holdings was the tenant with respect to the Headquarters Property, and the lessor was a non-affiliated party, TriNet Essential Facilities X, Inc. ("TriNet"). Under such lease (the "Headquarters Lease"), which would have expired by its own terms on January 31, 2013, ICG Holdings provided TriNet with a $10 million security deposit (the "Security Deposit").

                  Starting in January 1999, a series of transactions were consummated pursuant to which (a) the Headquarters Property was sold by TriNet to Debtor ICG Services for approximately $44 million, and (b) ICG Services then sold the Headquarters Property to ICG 161, L.P. (the "Partnership"). The Partnership is a single-purpose limited partnership formed specifically to own the property and be the lessor under the Headquarters Lease. Pursuant to the partnership agreement (the "Partnership Agreement"), 99% of the Partnership is owned by ICG Corporate Headquarters, L.L.C. (the "ICG Partner"), and 1% is owned by TriNet Realty Investments V., Inc., which is an affiliate of TriNet (the "iStar Partner"). The ICG Partner is a wholly-owned subsidiary of ICG Services, and neither the Partnership nor the ICG Partner is a debtor in these Chapter 11 Cases.

                  To finance the purchase of the Headquarters Property, ICG Services obtained a loan for approximately $33 million from another TriNet affiliate, TriNet Realty Capital, Inc. (the "Lender"), secured by a deed of trust (the "Deed of Trust") on the Headquarters Property (collectively, the "Loan"). TriNet utilized the $10 million Security Deposit established by ICG Holdings under the Headquarters Lease to pay the balance of the purchase price. ICG Services reimbursed such deposit to ICG Holdings. When ICG Services then sold the property to the Partnership, the Partnership assumed the Loan, ICG Services became the guarantor with respect thereto, and the Partnership became the landlord under the Headquarters Lease. The parties agreed that the Security Deposit did not have to be reinstated at that time. In sum, ICG Holdings paid rent under the Headquarters Lease to the Partnership, which in turn made the mortgage payment under the Loan.

                  Pursuant to the Partnership Agreement, the iStar Partner had an option to purchase (the "Purchase Option") the ICG Partner's interest in the Partnership and/or purchase the Headquarters Property for approximately $43 million (the "Option Price") upon certain conditions and in certain circumstances (i.e., certain defaults). If the iStar Partner exercised the Purchase Option, it could satisfy a portion of the Option Price by assumption of the Loan (approximately $33 million). The remaining $10 million of the option price, nominally payable to the ICG Partner (ICG Services' wholly-owned subsidiary), in fact had to be used to reinstate the $10 million Security Deposit under the Headquarters Lease. Under the terms of the Headquarters Lease, the Security Deposit would not be returned until January 2013.

                  In the Spring of 2000, ICG Services entered into a construction contract (the "Construction Contract") with Bovis Lend Lease ("Bovis") for construction of a parking garage (the "Garage") on the Headquarters Property. Thereafter, ICG Services failed to pay certain of Bovis' invoices. As a result, Bovis and its subcontractors filed significant mechanics' liens, totaling over $2.5 million, against the Headquarters Property. In the Autumn of 2000, Bovis shut down the project site, even though construction with respect to the Garage was not complete. Shortly thereafter, Bovis, along with several of its subcontractors, began pursuing lien foreclosure actions against the Headquarters Property. These violations arguably constituted triggering events with respect to the iStar Partner's Purchase Option because the existence of mechanics' liens on the Headquarters Property were events of default under the Headquarters Lease and Partnership Agreement.

                  To resolve the numerous problems associated with the construction of the Garage and to restructure the ownership interest in the property, on June 21, 2001 the Debtors obtained Bankruptcy Court approval of a settlement agreement with the iStar Partner relating to the Headquarters Property. Under the settlement agreement: (a) the Lender exercised its option to purchase the Headquarters Property and agreed to fund completion of the Garage up to $7.8 million (including arrearages and mechanics' liens); (b) the Debtors and the ICG Partner received a full release from any and all obligations they may have as guarantor under the Loan; (c) the Debtors were released from any obligation to cure existing and/or past defaults under the Headquarters Lease, the Partnership Agreement or the Loan; and (d) the Headquarters Lease was amended in several significant ways, including deletion of the security deposit requirement, extension of the term by ten years, and elimination of the iStar Partner's obligation to pay the $10 million in cash. In conjunction with the settlement agreement, the Bankruptcy Court authorized the Debtors to assume the Headquarters Lease, as amended in accordance with the terms described above.

                  7.       De Minimis Asset Sale Procedure

                  Under Section 363 of the Bankruptcy Code, asset sales outside of the Debtors' ordinary course of business require a separate notice and hearing. On January 31, 2001, the Bankruptcy Court authorized the Debtors to sell assets outside of the ordinary course of business without a separate notice and hearing for each such sale if the sale price for a specified asset or group of related assets is $3 million or less (the "De Minimis Asset Sale Order"). In lieu of a separate notice and hearing, the Bankruptcy Court authorized the following procedure for each such sale:
(i) five (5) business days notice of each such proposed sale to the U.S. Trustee, counsel for the Creditors' Committee, counsel to the DIP Agent under the DIP Facility, counsel to the agent under the Pre-Petition Credit Facility Agreements, and the holder of any lien, claim or encumbrance relating to the proposed property to be sold; (ii) such notice parties have five (5) business days to object to the proposed transaction; (iii) if any such party objects to the proposed transaction within five (5) days, and the Debtors and the objecting party cannot resolve the objection utilizing good faith efforts, then the Debtors cannot consummate such sale absent Bankruptcy Court approval; and (iv) if no such parties object within the specified time period, then the Debtors are authorized to consummate the proposed sale.

                  In accordance with the terms of the Bankruptcy Court's De Minimis Asset Sale Order, the Debtors consummated four De Minimis Asset Sales. Specifically, they sold certain office furniture for $480,000, shares in Cienna Systems, Inc. for approximately $2 million, certain microwave assets and license agreements for approximately $1 million, and certain fiber optic cable in exchange for a conduit system.

                  8.       Negotiations with Sun Microsystems, Inc.

                  As of the Petition Date, the Debtors leased certain equipment from Sun Microsystems, Inc. ("Sun"). The Debtors asserted that such leases were secured financing transactions, and, accordingly, did not make lease payments during the Chapter 11 Cases. Sun filed a Proof of Claim in excess of $23 million against ICG Communications, Inc. Pursuant to a stipulation that was approved by the Bankruptcy Court, the Debtors made provisional adequate protection payments to Sun during the Chapter 11 Cases totaling $1,836,529.76. Such payments were made with a full reservation of rights between Sun and the Debtors.

                  Negotiations to resolve issues between the Debtors and Sun remain ongoing. All Sun equipment has been returned to Sun, as such equipment was not being utilized by the Debtors, was not necessary for the Debtors' ongoing operations, and is subject to liens held by Sun to secure Sun's Claims. Sun has asserted that it is entitled to additional adequate protection payments from the Debtors as a result of alleged depreciation of the Sun equipment during the Chapter 11 Cases in an amount exceeding the adequate protection payments made to Sun to date. The Debtors have asserted that no additional adequate protection payments are required, and that Sun should return a portion of the payments already made. The Debtors and Sun are attempting to resolve this dispute consensually, and if they are not able to do so, will litigate the issue in the Bankruptcy Court. The Debtors do not believe that the potential outcome of this dispute will have any material effect on the Business Plan or the Debtors' ability to make the payments proposed to creditors under the Plan.

F.       Settlements with Significant Creditors

                  1.       Lucent

                  Lucent Technologies, Inc. (together with its subsidiaries and affiliates, "Lucent") was the Company's primary supplier of switching equipment (the "Lucent Equipment"), which routes voice and data connections in 27 major metropolitan areas throughout the country. The Lucent Equipment, as well as the contractual right to use software necessary to operate such equipment licenses from Lucent (the "Software Rights"), are critical to the Company's ongoing operations. The purchase of the Lucent Equipment and the Software Rights are contained in a master agreement with ICG Equipment ("the Lucent Contract").

                  As of the Petition Date, ICG Equipment owed Lucent approximately $86 million (the "Lucent Prepetition Claim") in connection with the agreement to purchase the Lucent Equipment and utilize the Software Rights. Lucent has contended that it has ownership rights with respect to certain of the Lucent Equipment possessed by ICG Equipment and, in addition, that in order to be able to continue to utilize any of the Software Rights, ICG Equipment must assume all obligations to Lucent under the Lucent Contract, and thus pay the full amount of the Lucent Prepetition Claim. The Company contests these assertions.

                  To avoid the expense, uncertainty, and delay associated with litigation over these issues, the Debtors negotiated a settlement with Lucent. As described in Schedule 5.13 of the Plan, under the settlement agreement, on the Effective Date, (a) ICG Equipment will make a cash payment to Lucent in the amount of $2 million, (b) ICG will issue Lucent an unsecured promissory note in the amount of $9 million, and (c) ICG Equipment will return to Lucent certain Lucent Equipment that the Company no longer utilizes. In addition, Lucent will retain an Allowed General Unsecured Claim against ICG Equipment in the amount of $68 million. The Company will retain clear title to all Lucent Equipment it is utilizing and will be expressly authorized to continue to utilize the Software Rights.

                  2.       Cisco

                  Cisco Systems, Inc. and Cisco Capital (collectively, "Cisco") are critical vendors to the Company. Prior to the Petition Date, Cisco was a key provider of computer hardware and software necessary for the operation of the Company's data network. Specifically, certain equipment was purchased by the Services Debtors from Cisco Systems, Inc., and, beginning in January 2000, such equipment was acquired under a master lease agreement with Cisco Capital.

                  Certain of this equipment is crucial to the operations of the Company's network. In addition, Cisco's continued software and equipment support will enable the Company to continue providing Internet service to customers. The majority of this equipment is leased under agreements that the Debtors believe are properly viewed as financings. Under the Cisco documents, Cisco was granted a lien on all Cisco equipment to secure its claims. Cisco filed UCC financing statements to perfect these security interests, but did not do so within the ninety (90) days prior to the Petition Date. Cisco filed Proofs of Claim asserting secured and unsecured claims exceeding $200 million. A portion of the Cisco equipment was never delivered to the Company, and is located in warehouses controlled by Cisco, and Cisco asserts that it has retained title to all such equipment. In addition, Cisco has contended that to be able to continue to use certain software and license rights from Cisco, the Services Debtors would have to assume their contractual obligations to Cisco with respect to software and license agreements, and pay the full amount of Cisco's cure claims thereunder, which are approximately $10 million.

                  To avoid the expense, uncertainty and delay associated with litigation over these issues, the Debtors negotiated a settlement with Cisco. As described in Schedule 5.14 of the Plan, under the settlement agreement, on the Effective Date, (a) the Services Debtors will make a cash payment to Cisco in the amount of $4.9 million, (b) ICG will issue to Cisco an unsecured promissory note payable over two (2) years in the amount of $4.9 million, and (c) the Debtors will not contest Cisco's ownership of the equipment located in the Cisco-controlled warehouses. In addition, Cisco shall be granted an Allowed General Unsecured Claim against ICG Equipment in the amount of $170 million. The Company will retain clear title to all Cisco equipment it possesses and will be expressly authorized to continue to utilize the software and license rights from Cisco.

G.       Summary of Claims Process and Bar Date

                  1.       Schedules and Statements of Financial Affairs

                  On January 8, 2001, the Debtors filed Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the "Schedules and Statements") with the Bankruptcy Court. Among other things, the Schedules and Statements set forth the Claims of known creditors against each the Debtors as of the Petition Date, based upon the Debtors' books and records. Separate Schedules and Statements were filed for each of the 26 Debtors.

                  2.       Claims Bar Date and Proofs of Claim

                  On February 9, 2001, the Debtors filed a motion with the Bankruptcy Court to establish the general deadline for filing proofs of claim against the Debtors by those creditors required to do so (the "Bar Date"). On February 27, 2001 the Bankruptcy Court established the Bar Date as April 30, 2001. The Bankruptcy Court's order establishing the Bar Date (the "Bar Date Order") requires that the Debtors' Claims Agent provide notice of the Bar Date by mailing: (i) a notice of Bar Date; (ii) a proof of claim form; and (iii) a notice of either unliquidated, contingent and/or disputed claim or liquidated, non-contingent and undisputed claim upon the requisite persons or entities.

                  Proofs of Claim aggregating over 2,000 in number and in excess of $12.1 billion have been filed against the Holdings Debtors. A significant amount of the proofs of claim filed are either duplicative, are based upon guarantees, or are based upon intercompany relationships. In addition, numerous Claims were asserted by various alleged creditors in unliquidated amounts. The Debtors believe that numerous other claims that have been asserted or threatened to be asserted are without merit and intend to object to all such Claims. There can be no assurance that the Debtors will be successful in contesting any of such Claims. Although the Debtors' completion of their review of all Claims filed is anticipated to be completed after the Confirmation Date, based upon the review of Claims and reconciliation of Proofs of Claim conducted to date, the Debtors believe that General Unsecured Claims against the Holdings Debtors are likely to become Allowed Claims in the approximate aggregate amount of $1.4 billion. However, the Debtors do not anticipate having reviewed and fully analyzed all Proofs of Claim filed in these cases by the Confirmation Date. Accordingly, the actual amount of General Unsecured Claims against the Holdings Debtors that ultimately become Allowed Claims could materially exceed $1.4 billion, and, if so, estimated percentage recoveries for holders of Claims in Class H-4 could be materially less than as estimated in this Disclosure Statement.

                  Proofs of Claim aggregating over 700 in number and in excess of $4.5 billion have been filed against the Services Debtors. A significant amount of the proofs of claim filed are either duplicative, are based upon guarantees, or are based upon intercompany relationships. In addition, numerous Claims were asserted by various alleged creditors in unliquidated amounts. The Debtors believe that numerous other claims that have been asserted or threatened to be asserted are without merit and intend to object to all such Claims. There can be no assurance that the Debtors will be successful in contesting any of such Claims. Although the Debtors' completion of their review of all Claims filed is anticipated to be completed after the Confirmation Date, based upon the review of Claims and reconciliation of Proofs of Claim conducted to date, the Debtors believe that General Unsecured Claims against the Services Debtors are likely to become Allowed Claims in the approximate aggregate amount of $1.1 billion. However, the Debtors do not anticipate having reviewed and fully analyzed all Proofs of Claim filed in these cases by the Confirmation Date. Accordingly, the actual amount of General Unsecured Claims against the Services Debtors that ultimately become Allowed Claims could materially exceed $1.1 billion, and, if so, estimated percentage recoveries for holders of Claims in Class S-4 could be materially less than as estimated in this Disclosure Statement.

                  With respect to Convenience Claims in Classes H-3 and S-3, the Debtors estimate there will ultimately be approximately 1,100 creditors holding approximately $1.6 million in aggregate Allowed Class H-3 Claims and approximately 320 creditors holding approximately $0.6 million in aggregate Allowed Class S-3 Claims. These estimates include estimates of the number of holders of Claims in excess of $5,000 that will elect to reduce their aggregate Claims to $5,000, and thus receive payment of $2,500 in Cash rather than receive the proposed recoveries for Classes H-4 and S-4, respectively. There can be no assurance that the amount of Claims in Classes H-4 and S-4, respectively, will not exceed these estimates, and if they do, the aggregate amount of Cash the Debtors will be required to pay to holders of Class H-4 and S-4 Claims could increase.

H.       Summary of Material Litigation Matters

                  During the Chapter 11 Cases to date, the Debtors commenced or were involved in a number of lawsuits. A summary of the significant actions is set forth below. In addition, the Company is a party to certain other litigation that has arisen in the ordinary course of business. The Debtors do not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's financial condition, results of operations or cash flow.

                  1.       Shareholder Suits

                  The Company was served with fourteen lawsuits filed by various shareholders in the United States District Court for the District of Colorado. All of the suits name as defendants ICG, ICG's former Chief Executive Officer, J. Shelby Bryan, and ICG's former president, John Kane. Additionally, one of the complaints names ICG's former president, William
S. Beans, Jr., as a defendant. Both Messrs. Bryan and Beans remain on ICG's Board of Directors. All of the complaints seek damages for alleged violations of Rules 10(b) and 20(a) of the Securities Exchange Act of 1934, and a proof of claim was filed on behalf of all class members asserting claims in excess of $655 million. The complaints sought class action certification for similarly situated shareholders. In October 2001, District Court for the District of Colorado entered an order consolidating the complaints and appointing a lead plaintiffs' counsel. ICG has tendered these claims to its insurers.

                  In February 2002, lead plaintiffs' counsel for the various shareholders filed a consolidated amended complaint with the District Court for the District of Colorado. In addition to naming Messrs. Bryan and Beans as defendants, such amended complaint names the Company's former chief financial officer, Harry R. Herbst, as a defendant. The amended complaint does not name the Company's former president, John Kane, as a defendant. In addition, the amended complaint does not name the Company as a defendant, but states that, but for the fact that claims against ICG have been stayed pursuant to the Bankruptcy Code, the Company would be named as a defendant. The amended complaint continues to allege violations of Rules 10(b)(5) and 20 of the Securities and Exchange Act of 1934 and seeks unspecified damages.

                  The claims against the individual defendants are proceeding and these defendants have retained separate legal counsel to prepare a defense. Under section 510(b) of the Bankruptcy Code, all such Claims against ICG are mandatorily subordinated and thus are classified in Class H-5, and will be discharged. Holders of Claims and Interests in such classes will not receive any recovery under the Plan.

                  2.       ICG Funding Preferred Shareholders Suit

                  In January 2001, certain shareholders of ICG Funding, a wholly owned subsidiary of the Company, filed an adversary proceeding in the United States Bankruptcy Court for the District of Delaware against the Company and ICG Funding. The shareholders in this adversary action sought to recover approximately $2.3 million from an escrow account established prior to the Petition Date to fund certain dividend payments to holders of the Funding Exchangeable Preferred Securities. Because ICG Funding filed for bankruptcy protection, it did not declare the last dividend that was to have been paid with the remaining proceeds of the escrow account. In April 2001, the Company and ICG Funding obtained Bankruptcy Court approval of a settlement agreement with the ICG Funding shareholders. Under the terms of the settlement, the shareholders received approximately two-thirds (2/3) of the funds in the escrow account and the Company received the remaining one-third (1/3) of the escrowed funds, subject to certain contingencies and holdbacks related to shareholders that did not participate in the settlement.

I.       Development and Summary of The Business Plan

                  In the fall of 2000, ICG's management team identified the main areas of operations and procedures that required change before the Company could effect a turn-around to profitability. Six major areas of improvement were identified, and objectives and teams were established to resolve the issues. These objectives have either been met or are successfully being implemented as of the third quarter 2001. Concurrently in the fall of 2000, the Company began developing its long-term business plan, reconsidering all products, market opportunities, geographic focus, cost structure and strengths, as well as the Company's existing asset base, capacity and capital constraints. As a result of these efforts, ICG has consistently achieved profitability before interest, taxes, depreciation, and amortization since March 2001.

                  The Company's long-term plan is focused on three primary areas of business: (1) Dial-Up Service; (2) Point-to-Point Broadband; and
(3) Corporate Services. The Company believes these areas are the best fit for its current strengths and network architecture, as well as providing the opportunity for substantial long-term growth opportunity.

                  1.       Services to be Offered by Reorganized ICG

                           (a)   Dial-Up Access

                  ICG plans to maintain and increase its position as a leading provider of wholesale Dial-Up Internet access service to ISPs and other customers. Most of these services are on switch through the Company's owned facilities and utilize the Company's network infrastructure including fiber backbone and data Points of Presence ("POPs"). The Company can easily expand these services with its unutilized switch port, managed modem and IP backbone capacity. The Company currently has significant market share and expects to benefit from the consolidation of the ISP industry as national ISPs seek the scale, geographic scope and network reliability of larger providers such as ICG. ICG is currently a vendor for most of the nation's largest ISPs. As of the third quarter 2001, the Company had approximately 610,000 Dial-Up ports in service with capacity for approximately 500,000 additional ports.

                  ICG offers primary rate interface ("PRI") ports (one-and two-way) and managed modem services ("IRAS") to ISPs, carriers and other communications service companies such as telemarketing companies. PRI service typically involves routing calls from ISP end-users (Internet subscribers dialing-in to access the Internet) from the public switched telephone network to the ISP-owned modem banks. Calls are routed from the public network to the ICG switch, where it is sent to the ISP-owned managed modem equipment, typically collocated at the ICG central office facility. If the ISP is not collocated, a Point-to-Point Broadband connection is required between the ISP POP and the ICG central office. PRI is priced per port per month typically under multi-year contracts. The Company's costs are primarily for leased DS3 lines that connect the public network to the ICG switch or for leased T1 lines between the ICG switch and ISP POP. As part of its cost saving initiatives in late 2000, ICG stopped selling PRIs requiring leased circuits and substantially reduced the number of leased circuits within its network, lowering costs and increasing its operating margin from Dial-Up. IRAS service is a more complete service offering that connects, sends and routes customer data traffic using ICG's fiber backbone and peering with multiple private and public sites. IRAS is also charged per port, per month and typically is sold under multi-year contracts. The Company's associated costs are mainly for the connection charges to the public network, leased PRI in cities where ICG does not have a switch, and network backbone and backhaul costs to transfer traffic to the ICG hub closest to the ISP POP.

                  The Dial-Up Access market has experienced competitive pricing pressure and competition from higher speed Internet connection alternatives such as DSL and cable access. ICG's Dial Up Access revenues however, are growing as ISP industry consolidation has increased business for national network providers such as ICG, and as the Company's reputation for reliable service has improved.

                           (b)   Point-to-Point Broadband

                  ICG includes three products in its Point-to-Point Broadband Service: (i) dedicated bandwidth (traditionally referred to as special access); (ii) switched access; and (iii) SS7 service. Approximately eighty percent (80%) of revenue in this category is for dedicated connections offered at DS-1 to OC-192 capacities (with availability depending upon location) and sales are predominantly to other carriers. The Company provides dedicated bandwidth to connect (x) carriers to local markets, large corporations and other carrier facilities and (y) large corporations to their long-distance carrier site and other locations. ICG plans to expand its Point-to-Point dedicated services, focusing sales in areas where ICG has local fiber and buildings close to or on-net. ICG is targeting carriers, ISPs and large businesses.

                  Switched access service includes interstate and intrastate transport and switching of calls between two carriers or a carrier and end-user. By using ICG to switch (terminate or originate) a call, it reduces the long-distance carriers local access cost, which is a major operating expense. The switched access market is under pricing pressure from the ILECs, thereby reducing margins. ICG continues to support its existing customer base, but is not pursing switched access as a growth line of business. SS7 services are used to connect long-distance companies (including wireless) companies to local networks using SS7 signals between network elements to provide faster call set-up and more efficient use of network resources. ICG is one of the few SS7 providers and more than half of the Company's SS7 customers buy other services from ICG.

                           (c)   Corporate Services

                  The Company offers Internet access, data and voice services to corporate customers. The Company's current customer base is primarily located in California, Ohio, Texas, Colorado and parts of the southeast. ICG's traditional service offerings as a competitive local exchange carrier are maintained under Corporate Services, although ICG has redirected its focus to target growth in data through DIA service to medium to large sized businesses, or those having between 50 and 2,000 employees, in its 27 major markets. DIA industry projections for T1 and T3 services reflect a compound growth rate of thirteen percent (13%) over the next five
(5) years as more and more businesses conduct purchasing, sales and day-to-day operations using the Internet. ICG believes it is well positioned to grow this service with its metropolitan asset base, data network infrastructure, and Internet experience.

                  As part of its cost savings initiative in 2001, the Company sought to transition its voice customers requiring resold lines to other carriers, thereby reducing its customer base. The Company's business plan focuses on larger customers requiring data services where voice services may be added in a cost-efficient manner. During the fourth quarter of 2001, ICG reorganized its sales force and added the capability to specifically expand DIA sales starting in 2002. This service provides dedicated bandwidth from a customer's premise directly to the Internet at T1 and T3 speeds using ICG's more than seventy (70) peering arrangements. ICG currently offers basic T1 and T3 DIA to corporate customers and in 2002 plans to launch value added services such as virtual private networking, T3 bursting and service level agreements.

                  2.       Geographic Footprint

                  ICG halted an aggressive expansion program in the fourth quarter of 2000 and has defined its footprint to maximize profitability in the near term while maintaining appropriate presence in markets where longer-term opportunity is believed to exist. Existing port capacity in the identified switch markets serves as the basis for future revenue opportunities, while DIA will be expanded from eight cities in 2001 to other switch markets in 2002. ICG has switches in the following markets:


State or Region        City or County          # of
                                               Switches
California             Los Angeles             5
                       Oakland                 1
                       Ontario                 1
                       Orange County           3
                       Sacramento              2
                       San Diego               2
                       San Francisco           2
                       San Jose                2
Colorado
                       Denver                  4
                       Colorado Springs        1
Ohio
                       Akron                   1
                       Cincinnati              1
                       Cleveland               3
                       Columbus                2
                       Dayton                  1
Texas
                       Austin                  1
                       Corpus Christi          1
                       Dallas                  1
                       Houston                 1
                       San Antonio             1
Southeast/Northe
ast
                       Atlanta                 1
                       Birmingham              1
                       Charlotte               1
                       Louisville              1
                       Nashville               1
                       Chicago                 1
                       New York                1

                  In the first-half of 2002, the Company expanded its switch market to include: Seattle, Washington; Salt Lake City, Utah; Washington D.C.; and Boston, Massachusetts.

                  3.       Network and Facilities

                           (a)   Regional Network Assets

                  ICG's regional assets include 43 voice and data switches located in 27 metropolitan service areas plus approximately 5,540 miles of leased or owned regional and metropolitan fiber comprising 165,850 local fiber strand miles. The regional network assets support all three primary lines of business.

                  The majority of the Company's metropolitan fiber is built in Synchronous Optical Network ("SONET") rings that encircle a metropolitan area. This ring architecture is intended to be accessible to the largest concentration of telecommunications intensive business customers within a given market and to provide fiber redundancy to ensure uninterrupted service. ICG currently connects approximately 6,700 buildings to its network through on-net (i.e. connected to the ICG network via ICG-owned fiber) and hybrid (connected to the ICG fiber network via third party fiber) applications, of which approximately 900 buildings are connected on-net. In addition, the network is designed to access long distance carriers as well as end-user telecommunications traffic in a cost efficient manner that lends itself to providing competitive Point-to-Pont Broadband services to other carriers.

                  ICG has considerable assets in various stages of construction, many of which are substantially complete. The majority of these assets are uninstalled transport and switch equipment, software development and new network construction. In addition, the Company has some switch equipment that it may not complete. The Company is reviewing options to sell these assets.

                           (b)   Nationwide Network Architecture

                  As described in Section III.A, ICG's nationwide fiber optic data backbone has OC- 48 long-haul capacity currently operating at OC-3/OC-12 and connecting nine (9) major metropolitan areas. The fiber backbone is connected to data POPs and 26 ATM switches with high performance routers. The Company has peering arrangements at seven public peering sites: MAE East (Washington, D.C.), MAE West (Santa Clara, California), MAE West ATM, MAE Dallas ATM, PacBell (San Jose, California), Sprint NAP (Newark, New Jersey), and Ameritech (Chicago, Illinois). The Company also has peering arrangements with approximately seventy (70) private companies. The Company owns and leases dedicated lines throughout the United States, and is currently in the process of consolidating numerous dedicated lines and data POPs as part of its cost reduction efforts.

                  The majority of the Company's long-haul capacity is obtained through 20 year indefeasible right of use ("IRU") agreements with Qwest. The Company currently has OC-12 capacity which connects: San Jose, Los Angeles, Denver, Dallas, Atlanta, Washington, D.C., Newark, and Chicago. The Company plans to upgrade routes from Denver and San Jose to Seattle. The Company has the potential to upgrade the current OC-12 routes to OC-48 capacity by placing its additional OC- 12 capacity into service.

                           4.    The Projections

                  As discussed in more detail in Section IX and Appendix D, the Company has prepared pro forma financial projections through December 31, 2005 for the Company on a consolidated basis. The Projections are based on numerous assumptions, as discussed in Section IX and Appendix D.

                  V. SUMMARY OF THE PLAN OF REORGANIZATION

                  THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

                  THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.       Substantive Consolidation and Intercompany Claims

                  1.       Nature of Consolidation Proposed in the Plan

                  The Plan does not provide for the substantive consolidation of the Holdings Debtors and the Services Debtors. The Plan does provide for the substantive consolidation of the Estates that comprise the Holdings Debtors, and the Estates that comprise the Services Debtors, respectively, only for purposes of the Plan; that is, for voting, confirmation and distribution purposes. Substantive consolidation under the Plan will not effect a transfer or commingling of any assets of any Debtors, and all assets (whether tangible or intangible) will continue to be owned by the respective Debtors.

                  Specifically, under the Plan, on the Effective Date, (a) all assets and liabilities of each of the Holdings Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of ICG; (b) all assets and liabilities of each of the Services Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of ICG Services, Inc.; (c) no distributions shall made under the Plan on account of Intercompany Claims among the Debtors; (d) no distributions shall be made under the Plan on account of Subsidiary Interests; and (e) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors. Such substantive consolidation (other than for purposes related to the Plan) shall not affect (i) the legal and corporate structures of Reorganized ICG, subject to the right of the Debtors or Reorganized ICG to effect Restructuring Transactions as provided in Article V of the Plan; (ii) Intercompany Claims, (iii) Subsidiary Interests, and (iv) pre and post Commencement Date guarantees that are required to be maintained (x) in connection with executory contracts or unexpired leases that have been or will be assumed, or (y) pursuant to the Plan.

                  2.       Discussion of Substantive Consolidation Generally

                  Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling of the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on reorganization plans. There is no statutory authority specifically authorizing substantive consolidation. The authority of a Bankruptcy Court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. Nor are there statutorily prescribed standards for substantive consolidation. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

                  The propriety of substantive consolidation must be evaluated on a case-by-case basis. The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. Some courts have viewed these elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

                  Among the specific factors or elements looked to by courts are the following:

                  o the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

                  o the presence or absence of consolidated financial statements among the entities to be consolidated;

                  o the commingling of assets and business functions among the entities to be consolidated;

                  o the unity of interests and ownership among the various entities;

                  o the existence of parent and intercorporate guarantees on loans to the various entities;

                  o the transfer of assets to and from the various entities without formal observance of corporate formalities; and

                  o the effect on the percentage recovery of a claim if substantive consolidation is allowed compared to administrative consolidation.

                  3.       Basis for Proposed Plan Treatments

                  As discussed elsewhere in this Disclosure Statement, each of the Holdings Debtors and Services Debtors, prior to the Petition Date, had raised separate capital, including the Old Holdings Notes and the Old Services Notes, respectively. Obligations to the Pre-Petition Secured Lenders are obligations of the Services Debtors only, secured only by Services Debtors' assets.

                  In addition, prior to the Petition Date, numerous intercompany agreements existed between certain of the Holdings Debtors and certain of the Services Debtors. Most significantly: (a) the Holdings Debtors leased from the Services Debtors substantial equipment used by the Holdings Debtors in the Company's network to provide services to customers (the "Intercompany Equipment Leases"), and (b) certain administrative functions, such as processing payments to third party vendors of the Holdings Debtors, were performed by Services Debtors with funds advanced by the Holdings Debtors (the "Intercompany Administration Agreements"). After the Petition Date, each of the Holdings Debtors and Services Debtors, respectively, managed and funded their own obligations.

                  As a result of these historical intercompany agreements, a multitude of Intercompany Claims exist on the Debtors' books and records as of the Petition Date. Such Intercompany Claims include Claims (a) by certain Holdings Debtors against certain Services Debtors, (b) by certain Services Debtors against certain Holdings Debtors, (c) by certain Holdings Debtors against certain other Holdings Debtors, and (d) by certain Services Debtors against certain other Services Debtors. There are, in total, hundreds if not thousands of discrete transfers or accounting entries underlying the net Intercompany Claim balances on the books and records of the Company as of the Petition Date.

                  With respect to Intercompany Claims between the Holdings Debtors and the Services Debtors, the Company's books and records reflect as of the Petition Date: (a) a Claim by the Holdings Debtors against the Services Debtors in the approximate amount of $132 million representing advances made by the Holdings Debtors to the Services Debtors pursuant to the Intercompany Administration Agreements that were intended to be used to pay vendors of the Holdings Debtors but either remained unused as of the Petition Date or were utilized by the Services Debtors for their own obligations; (b) a Claim by the Services Debtors against the Holdings Debtors, for obligations under the Intercompany Equipment Leases that accrued prior to the Petition Date and remain unpaid in the approximate amount of $88 million; (c) a Claim by the Services Debtors against the Holdings Debtors for obligations under the Intercompany Equipment Leases that accrued after the Petition Date (in the approximate amount of $27 million through February 1, 2002, increasing to approximately $90 million by May 1, 2002) that remain unpaid (which Claims are disputed by the Holdings SubCommittee); and (d) a claim by the Holdings SubCommittee that the Holdings Debtors have a claim against the Services Debtors for above market payments under the Intercompany Equpiment Leases and other intercompany agreements after the Petition Date (in the approximate amount of $79.3 million through February 1, 2002), which claim is disputed by the Company and certain holders of Claims against the Services Debtors.

                  The Holdings SubCommittee has asserted that, in its view, the factual and legal nature of the Intercompany Claims and underlying transfers, and the terms and conditions of the Intercompany Equipment Leases, should result in the Holdings Debtors being granted a substantial net Intercompany Claim against the Services Debtors on both a prepetition and postpetition basis, and that, as a result, the Holdings Debtors' creditors are entitled to a significantly greater distribution than the Services Debtors' creditors under any plan of reorganization. Certain large holders of Claims against the Services Debtors, as well as the Debtors, dispute the Holdings SubCommittee's assertions, and have asserted that all unsecured creditors should receive equal distributions. Negotiations among members of the Creditors' Committee and Holdings SubCommittee as well as other large holders of Claims against the Holdings and Services Debtors with respect to these issues have been ongoing throughout the Chapter 11 Cases, and the Plan reflects a settlement of these issues acceptable to the Creditors' Committee and the Holdings SubCommittee.

                  The recoveries proposed under the Plan for holders of General Unsecured Claims against the Holdings Debtors (Class H-4) and the Services Debtors (Class S-4), respectively, are premised upon a compromise and settlement of these issues that the Debtors, the Creditors' Committee and the Holdings SubCommittee believe is fair, reasonable and appropriate given the underlying facts and circumstances. Principal factors considered by the parties with respect to these issues are as follows:

                  o The Services Debtors' assets are encumbered by approximately $85 million of secured debt owed to the Pre-Petition Secured Lenders plus substantial amounts owed to certain secured equipment vendors, whereas the Holdings Debtors' assets are not encumbered by such debt. In addition, the Holdings SubCommittee asserts that the Holdings Debtors are substantially more valuable than the Services Debtors;

                  o The Services Debtors received a cash advance prior to the Petition Date from the Holdings Debtors under the Intercompany Administration Agreements, approximately $132.0 million of which was either unused as of the Petition Date or applied prior to the Petition Date by the Services Debtors to Services Debtor obligations, resulting in an Intercompany Claim by the Holdings Debtors against the Services Debtors. On the other hand, the Services Debtors have both prepetition and postpetition Intercompany Claims against the Holdings Debtors in amounts of approximately $178 million under the Intercompany Equipment Leases;

                  o There are numerous other Intercompany Claims that could be asserted by and against the Holdings Debtors and Services Debtors that would require significant time and expense to litigate to conclusion, with highly uncertain results;

                  o The Services Debtors currently have over $106 million of cash on hand compared to less than $8 million of cash on hand for the Holdings Debtors. However, as of the Petition Date, the Holdings Debtors had over $200 million of cash on hand and the Services Debtors had only $10 million of cash on hand. The Holdings SubCommittee contends that the Holdings Debtors' cash has been depleted through a combination of above-market Intercompany Equipment Lease and other intercompany payments made to the Services Debtors and through its funding of all of the expenses of administering and financing the Chapter 11 Cases. Accordingly, the Holdings SubCommittee believes that the Holdings Debtors have substantial post-petition claims against the Services Debtors which would result in the cash position of the Holdings Debtors being substantially increased and that of the Services Debtors being substantially reduced. These claims are disputed by the Debtors and significant holders of claims against the Services Debtors;

                  o The equipment leased by the Services Debtors to the Holdings Debtors is highly specialized equipment, is critical to the ongoing operation of ICG's network, and, in many cases, designed or configured specifically for ICG's network. At the time the Intercompany Equipment Leases were entered into, the terms and conditions reflected fair market terms and conditions. Since that time, market prices for such equipment has deteriorated, and as a result payments made during the Chapter 11 Cases by the Holdings Debtors to the Services Debtors under the Intercompany Equipment Leases have been at rates in excess of rates that the Debtors believe fairly reflect today's market rates for the lease of such equipment. However, the Debtors believe that neither the Holdings Debtors nor the Services Debtors could benefit from rejection of any such leases, as a practical matter. On one hand, the Holdings Debtors would be required to spend tens of millions of dollars in capital to replace the equipment leased from the Services Debtors, and doing so would take a significant amount of time and create material operating risks to the reliability of the network. On the other hand, the Services Debtors would have an extremely difficult time finding any potential buyer or lessee for such equipment other than the Holdings Debtors as a result of the specialized nature of the equipment and the glut of telecommunications equipment available in the market generally. The Services Debtors have little or no other business other than as lessor the Holdings Debtors. Because of their mutual dependance upon the ongoing use by the Holdings Debtors of the equipment leased under the Intercompany Equipment Leases, the Debtors believe that neither the Holdings Debtors nor the Services Debtors could survive independently of the other. And, as set forth in the Liquidation Analyses in Appendix C, in a chapter 7 liquidation, holders of General Unsecured Claims against the Holdings Debtors and the Services Debtors are estimated to receive no recovery whatsoever.

                  Considering these facts and circumstances in their totality, as well as certain other positions that could be taken by the respective creditors of the Holdings and Services Debtors, the Debtors, the Creditors' Committee and the Holdings SubCommittee believe that it is fair, reasonable and appropriate to allocate recoveries to holders of General Unsecured Claims against the Holdings Debtors and the Services Debtors, respectively, as set forth in the Plan, in settlement and compromise of these potential disputes. As stated above, these proposed recoveries reflect lengthy negotiations among large creditors of each of the Holdings Debtors and the Services Debtors. Under the Plan, the New Common Stock to be distributed to holders of Allowed General Unsecured Claims will be allocated based upon the relative amounts of Allowed General Unsecured Claims, as opposed to providing an equal amount of New Common Stock to the Estates of the Holdings Debtors and the Services Debtors. In addition, an additional 3.5% of the total New Common Shares will be allocated to the Holdings Debtors' Estates. As a result, holders of Allowed General Unsecured Claims against the Holdings Debtors are projected to receive approximately 59.5% of the New Common Stock while the holders of Allowed General Unsecured Claims against the Services Debtors are projected to receive approximately 40.5% of the New Common Stock. In addition, if Class H-4 accepts the Plan, holders of Allowed General Unsecured Claims against the Holdings Debtors will receive the New Holdings Creditor Warrants.

                  The Plan does provide, as stated above, for the substantive consolidation of the Estates that comprise the Holdings Debtors and the substantive consolidation of the Estates that comprise the Services Debtors. The Debtors believe that this is appropriate for a number of reasons including (a) the extensive number (measuring in the thousands) of transfers or transactions within the Holdings Debtors and within the Services Debtors, each one of which would require extensive analysis to determine whether such transaction is properly viewed as creating an allowable claim or not, with highly uncertain results with no inherently correct answer, (b) the Company never reported financial information on an entity by entity basis, (c) while the Debtors believe that certain third parties did distinguish in extending credit to the Company between the Holdings Debtors and the Services Debtors, such creditors did not distinguish among entities within Holdings Debtors or Services Debtors, respectively, and (d) the Company's books and records, while maintained on a legal entity basis internally, were maintained based on accounting rules that do not, in many materials ways, reflect fair market values of assets and liabilities on a legal entity basis.

B.       Overall Structure of the Plan

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

                  The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or
(ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of all confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

                  The terms of the Debtors' Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their Business Plan, make the distributions contemplated under the Plan and pay certain of their continuing obligations in the ordinary course of the Reorganized Debtors' businesses as approved by the Bankruptcy Court. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative seniority and other criteria.

                  If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims,
(ii) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims, and (iii) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

                  The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection of the Plan by Class H-5 and Class S-6, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section IX.G. Although the Debtors believe that the Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

                  1.       Treatment of Unclassified Claims Under the Plan

                           (a)   Administrative Claims

                  The Plan provides that Administrative Claims will be paid in full. Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. They include, among other things, the cost of operating the Debtors' businesses following the Petition Date (e.g., the post-petition salaries and other benefits for the Debtors' employees which the Debtors have obtained an order allowing them to pay in the ordinary course of business, post-petition rent, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Petition Date, certain statutory fees and charges assessed under 28 U.S.C. ss. 1930) and the actual, reasonable fees and expenses of the professionals retained by the Debtors and the Creditors' Committee. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and will be subject to approval of the Bankruptcy Court based on a reasonableness standard.

                  Except as otherwise provided in and subject to the requirements of the Plan, the Plan provides that on or as soon as reasonably practicable after the latest of (i) the Distribution Date, (ii) the date an Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the applicable Debtor and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  Holders of Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses will not be required to file or serve any request for payment of such Claims, as these liabilities will be assumed by the applicable Reorganized Debtor and paid, performed or settled when due in accordance with the terms and conditions of the particular agreements governing such obligations.

                           (b)   Priority Tax Claims

                  Priority Tax Claims are Unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment.

                  Under the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim will be paid, at the sole discretion of the Debtors, (i) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, or (ii) such other treatment as to which a Debtor and such holder shall have agreed upon in writing.

                  2. Treatment of Classified Holdings Debtors Claims and Interests Under the Plan

                           (a)   Unimpaired Classes of Holdings Debtors Claims
and Interests

                                       (i)   Class H-1 - Other Priority Claims
         Against the Holdings Debtors

                  Class H-1 consists of all Claims against the Holdings Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than Priority Tax Claims or Administrative Claims.

                  Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class H-1 Claim becomes an Allowed Class H-1 Claim, or (iii) the date such Class H-1 Claim becomes payable pursuant to any agreement between a Holdings Debtor and the holder of such Class H-1 Claim, each holder of an Allowed Class H-1 Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 1 Claim (x) Cash equal to the unpaid portion of such Allowed Class H-1 Claim or (y) such other treatment as to which a Holdings Debtor and such holder shall have agreed upon in writing. Class H-1 Claims are Unimpaired and therefore not entitled to vote on the Plan.

                                       (ii)  Class H-2 - Other Secured Claims
         Against the Holdings Debtors

                  Class H-2 consists of separate subclasses of claims that are secured by a Lien upon property in which a Holdings Debtor has an interest, to the extent of the value of the Claim holders' interest in a Holdings Debtor interest in such property, as determined pursuant to section 506(a) of the Bankruptcy Code against the Holdings Debtors. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

                  On the Effective Date, the legal, equitable and contractual rights of holders of an Allowed Class H-2 Claim shall be Reinstated, subject to the provisions of Article VIII of the Plan. The Holdings Debtors' failure to object to any such Class H-2 Claims in the Chapter 11 Cases shall be without prejudice to the rights of ICG or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition liens on property of any Holdings Debtor held by or on behalf of the Class H-2 Claim holders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claim holders until, as to each such Claim holder, the Allowed Claims of such Class H-2 Claim holder are paid in full, subject to the provisions of Article VIII of the Plan. Nothing in the Plan or elsewhere shall preclude the Holdings Debtors or Reorganized Debtors from challenging the validity of any alleged lien on any asset of a Holdings Debtor or the value of such collateral. Class H-2 Claims are Unimpaired and therefore are not entitled to vote on the Plan.

                           (b)   Impaired Classes of Holdings Debtors Claims
and Interests

                                       (i)   Class H-3 - Convenience Claims
         Against the Holdings Debtors

                  Class H-3 consists of any Claim against the Holdings Debtors in an amount equal to or less than $5,000. Holders of unsecured Claims in excess of $5,000 may, by an irrevocable written election made on a validly executed and timely delivered ballot, reduce all of such holder's unsecured Claims to $5,000 in the aggregate, and thus have such reduced, single Claim classified in Class H-3.

                  On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class H-3 Claim shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Class H-3 Claim, Cash equal to fifty percent (50%) of the amount of such Allowed Claim. Class H-3 Claims are Impaired and entitled to vote on the Plan.

                                       (ii)  Class H-4 - General Unsecured
         Claims Against the Holdings Debtors

                  Claims in Class H-4 are those Claims against the Holdings Debtors that are not Administrative Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Secured Lender Claims, Convenience Claims, or Subordinated Claims.

                  On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class H-4 Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class H-4 Claim: (x) its Pro Rate share of 100% of the Class H-4 Stock Pool; plus (y) if Class H-4 votes to accept the Plan, its Pro Rata Share of 100% of the New Holdings Creditor Warrants. If Class H-4 votes against the Plan, holders of Allowed Class H-4 Claims shall not receive the New Holdings Creditor Warrants and such warrants shall not be issued. Class H-4 Claims are Impaired and entitled to vote on the Plan.

                                       (iii) Class H-5 - ICG Interests and
         Subordinated Claims Against the Holdings Debtors

                  Class H-5 consists of all ICG Interests and any Claim subordinated pursuant to sections 510(b) or (c) of the Bankruptcy Code against the Holdings Debtors. Under the Plan, any Claim arising out of the rescission of a purchase or sale of any Old Security of a Holdings Debtor, any Claim for damages arising from the purchase or sale of an Old Security of a Holdings Debtor, or any Claim for reimbursement, contribution or indemnification on account of any such Claim against a Holdings Debtor, shall be automatically subordinated pursuant to Section 510(b) of the Bankruptcy Code. Under the Plan, the holders of ICG Interests and Subordinated Claims shall not receive or retain any property under the Plan on account of such Interests or Claims. On the Effective Date, all of the ICG Interests shall be deemed cancelled and extinguished. Class H-5 Claims and Interests are Impaired and are presumed to receive no distribution under the Plan and are therefore deemed to reject the Plan and are not entitled to vote on the Plan.

                  3. Treatment of Classified Services Debtors Claims and Interests Under the Plan

                           (a)   Unimpaired Classes of Services Debtors Claims
and Interests

                                       (i)   Class S-1 - Other Priority Claims
         Against the Services Debtors

                  Class S-1 consists of all Claims against the Services Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than Priority Tax Claims or Administrative Claims.

                  Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class S-1 Claim becomes an Allowed Class S-1 Claim, or (iii) the date such Class S-1 Claim becomes payable pursuant to any agreement between a Services Debtor and the holder of such Class S-1 Claim, each holder of an Allowed Class S-1 Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class S-1 Claim (x) Cash equal to the unpaid portion of such Allowed Class S-1 Claim or (y) such other treatment as to which a Services Debtor and such holder shall have agreed upon in writing. Class S-1 Claims are Unimpaired and therefore not entitled to vote on the Plan.

                                       (ii)  Class S-2 - Other Secured Claims
         Against the Services Debtors

                  Class S-2 consists of separate subclasses of claims that are secured by a Lien upon property in which a Services Debtor has an interest, to the extent of the value of the Claim holders' interest in a Services Debtor interest in such property, as determined pursuant to section 506(a) of the Bankruptcy Code against the Services Debtors. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

                  On the Effective Date, the legal, equitable and contractual rights of holders of an Allowed Class S-2 Claim shall be Reinstated, subject to the provisions of Article VIII of the Plan. The Services Debtors' failure to object to any such Class S-2 Claims in the Chapter 11 Cases shall be without prejudice to the rights of ICG or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition liens on property of any Services Debtor held by or on behalf of the Class S-2 Claim holders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claim holders until, as to each such Claim holder, the Allowed Claims of such Class S-2 Claim holder are paid in full, subject to the provisions of Article VIII of the Plan. Nothing in the Plan or elsewhere shall preclude the Services Debtors or Reorganized Debtors from challenging the validity of any alleged lien on any asset of a Services Debtor or the value of such collateral. Class S-2 Claims are Unimpaired and therefore are not entitled to vote on the Plan.

                           (b)   Impaired Classes of Services Debtors Claims
and Interests

                                       (i)   Class S-3 - Convenience Claims
         Against the Services Debtors

                  Class S-3 consists of any unsecured Claim against the Services Debtors in an amount equal to or less than $5,000. Holders of unsecured Claims in excess of $5,000 may, by an irrevocable written election made on a validly executed and timely delivered ballot, reduce all of such holder's unsecured Claims to $5,000 in the aggregate, and thus have such reduced, single Claim classified in Class S-3.

                  On or as soon as reasonable practicable after the Effective Date, each holder of an Allowed Class S-3 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class S-3 Claim, Cash equal to fifty percent (50%) of the amount of such Allowed Claim. Class S-3 Claims are Impaired and entitled to vote on the Plan.

                                       (ii)  Class S-4 - General Unsecured
         Claims Against the Services Debtors

                  Claims in Class S-4 are those Claims against the Services Debtors that are not Administrative Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Secured Lender Claims, Convenience Claims, or Subordinated Claims.

                  On or as soon as reasonable practicable after the Effective Date, each holder of an Allowed Class S-4 Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class S-4 Claim, its Pro Rate share of 100% of the Class S-4 Stock Pool. Class S-4 Claims are Impaired and entitled to vote on the Plan.

                                       (iii) Class S-5 - Secured Lender Claims

                  Claims in Class S-5 consists of all Secured Claims of the Prepetition Secured Lenders arising under or as a result of the Pre-Petition Credit Facility, which Claims will be deemed Allowed pursuant to the Plan in the amount of $84,573,934.84 million.

                  On or soon as reasonably practicable after the Effective Date, each holder of an Allowed Class S-5 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class S-5 Claim, its Pro Rata share of (x) $25 million in Cash and (y) one- hundred percent (100%) of the New Secured Notes. See Exhibit E to the Plan and Section V.F. Class S-5 Claims are Impaired and entitled to vote on the Plan.

                                       (iv)  Class S-6 - Services Interests and
         Subordinated Claims

                  Class S-6 consists of all Services Interests and any Claim subordinated pursuant to sections 510(b) or (c) of the Bankruptcy Code against the Services Debtors. Under the Plan, any Claim arising out of the rescission of a purchase or sale of any Old Security of a Services Debtor, any Claim for damages arising from the purchase or sale of an Old Security of a Services Debtor, or any Claim for reimbursement, contribution or indemnification on account of any such Claim against a Services Debtor, shall be automatically subordinated pursuant to Section 510(b) of the Bankruptcy Code. Under the Plan, the holders of ICG Interests and Subordinated Claims shall not receive or retain any property under the Plan on account of such Interests or Claims. On the Effective Date, all of the Services Interests shall be deemed cancelled and extinguished. Class S-6 Claims and Interests are Impaired and shall receive no distribution under the Plan and are therefore deemed to reject the Plan and are not entitled to vote on the Plan.

                  4.       Reservation of Rights Regarding Claims

                  Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

C.       Distributions under the Plan

                  Except as set forth in Article VIII of the Plan , the Disbursing Agent shall make all distributions required under this Plan. Distributions provided for in the Plan on account of Allowed Claims as of the Effective Date shall be made by the Disbursing Agent.

                  If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

                  Under the Plan, distributions to holders of Old Note Claims shall be made by the respective Indenture Trustees. In full satisfaction of the Claims of Indenture Trustees for services under the Old Indentures, including Claims secured by the Indenture Trustees' charging liens under the Old Indentures, the Indenture Trustees will receive Cash equal to the amount of the Indenture Trustees' reasonable fees and expenses. Distributions to be made to holders of Claims shall not be reduced on account of the payment to the Indenture Trustee fees and expenses. On or as soon as practicable after the Effective Date of the Plan and without further application to the Bankruptcy Court or amendment to its Proof of Claim, Reorganized ICG will pay to each Indenture Trustee, in full satisfaction of such Indenture Trustee's reasonable fees and expenses, Cash in an amount equal to the amount of such fees and expenses of the Indenture Trustee. Any disputes as to the reasonableness of such fees and expenses shall be resolved by the Bankruptcy Court. Upon full satisfaction of the Indenture Trustees' fees and expenses, the Indenture Trustees' charging liens shall be released.

                  Cash payments made pursuant to the Plan will be in U.S. funds by means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

                  Except as otherwise provided in the Plan, any ancillary documents entered into in connection therewith, or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not violate, or otherwise prejudice, the relative priorities among the classes of Claims. On the Effective Date, Reorganized ICG shall issue or distribute in accordance with the provisions of the Plan all of the New Securities.

                  1. Distributions for Claims Allowed as of the Effective Date

                           (a)   Distribution Date

                  Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made as soon as practicable after the Effective Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII of the Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

                           (b)   Record Date for Distributions to Holders of
Secured Lender Claims and Old Notes

                  Under the Plan, the Distribution Record Date is the Confirmation Date, unless determined to be otherwise in the Confirmation Order. At the close of business on the Distribution Record Date, the transfer records for the Secured Lender Claims and Old Note Claims shall be closed, and there shall be no further changes in the record holders of Secured Lender Claims or Old Notes. None of Reorganized ICG, the Disbursing Agent, nor the Administrative Agent for the Prepetition Secured Lenders shall have any obligation to recognize any transfer of such Secured Lender Claims or Old Note Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

                           (c)   Calculation of Distribution Amounts of New
Common Shares and New Holdings Creditor Warrants

                  No fractional shares of New Common Shares or fractional New Holdings Creditor Warrants shall be issued or distributed under the Plan. Each Person entitled to receive New Common Shares or New Holdings Creditor Warrants will receive the total number of whole shares of New Common Shares and New Holdings Creditor Warrants to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Shares or fractional New Holdings Creditor Warrants, the actual distribution of shares or warrants shall be rounded to the next higher or lower whole number as follows: (a) fractions one- half (1/2) or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. No consideration shall be provided in lieu of fractional shares or warrants that are rounded down.

                           (d)   Delivery of Distributions

                  Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (or Indenture Trustees) (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent, shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions made by the Disbursing Agent must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, or any Disbursing Agent to attempt to locate any holder of an Allowed Claim.

                           (e)   Old Notes

                  Except as provided in Article VIII of the Plan in connection with lost, stolen, mutilated or destroyed Old Notes, each holder of an Allowed Claim evidenced by an Old Note shall tender such Old Note to the respective Indenture Trustee in accordance with written instructions to be provided in a letter of transmittal to such holders by the Indenture Trustee as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such notes or Old Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such notes or Old Notes with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable note or Old Notes to act and the authenticity of any signatures required on the letter of transmittal. All surrendered notes and Old Notes shall be marked as cancelled and delivered by the respective Indenture Trustee to Reorganized ICG.

                           (f)   Lost, Stolen, Mutilated or Destroyed Old Notes

                  In addition to any requirements under the applicable certificate or articles of incorporation or bylaws of the applicable Debtor, any holder of a Claim evidenced by an Old Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering the Old Note, deliver to the Indenture Trustee (i) evidence satisfactory to the respective Indenture Trustee of the loss, theft, mutilation or destruction; and (ii) such indemnity as may be required by the respective Indenture Trustee to hold the Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Note. Upon compliance with Article VIII of the Plan by a holder of a Claim evidenced by an Old Note, such holder shall, for all purposes under the Plan, be deemed to have surrendered its Old Note, as applicable.

                (g) Failure to Surrender Cancelled Old Notes

                  Any holder of an Old Note that fails to surrender or be deemed to have surrendered such Old Note before the first (1st) anniversary of the Effective Date shall have its claim for a distribution on account of such Old Note discharged and shall be forever barred from asserting any such claim against any Reorganized Debtor or their respective property.

                  2. Resolution and Treatment of Disputed, Contingent, and Unliquidated Claims and Distributions with Respect Thereto

                           (a)   Prosecution of Objections

                  All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Deadline. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

                           (b)   Authority to Prosecute Objections

                           (i) After the Confirmation Date, only the
Reorganized Debtors will have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims, including Claims for reclamation under section 546(c) of the Bankruptcy Code. Except as provided in Article XII of the Plan, from and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                           (ii) On or before the last Business Day of each
month or as otherwise agreed in writing by the Creditors' Committee or the Claims Resolution Committee, the Reorganized Debtors will provide counsel to the Claims Resolution Committee with written notice of each Disputed Claim that has been settled or compromised in the prior month, other than such settlements or compromises that fall within the parameters of settlement guidelines to be agreed to by the Debtors and the Creditors' Committee or the Claims Resolution Committee. Within ten (10) days after the receipt of such notice, the Claims Resolution Committee will provide the Reorganized Debtors with written notice of any such settlements or compromises, or such later date as may be agreed by the Reorganized Debtors, with which it does not concur. If the Reorganized Debtors and the Claims Resolution Committee cannot reach agreement with respect to any such settlement or compromise, the Claims Resolution Committee will be permitted to file and serve on the Reorganized Debtors an objection to the reasonableness of such settlement or compromise by the last Business Day of the month following the month in which the Claims Resolution Committee received written notice of the settlement or compromise, with the reasonableness of such settlement or compromise to be determined by the Bankruptcy Court. If the Claims Resolution Committee does not provide a written notice and file and serve an objection as specified in this section with respect to any particular settlement or compromise, then such settlement or compromise will be deemed resolved on the terms and subject to the conditions agreed to by the Reorganized Debtors. The Reorganized Debtors and the Claims Resolution Committee may modify the foregoing procedures by a writing executed by both.

                           (c)   Treatment of Disputed Claims

                  Under the Plan, no payments or distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is disputed, until such Claim becomes an Allowed Claim.

                           (d)   Disputed Claims Reserve

                  Prior to making any distributions of the New Common Shares to holders of Allowed Claims in either Class H-4 or S-4, or New Holdings Creditor Warrants to holders of Allowed Claims in Class H-4, the Disbursing Agent shall establish appropriate reserves for Disputed Claims in such Classes, respectively, to withhold from any such distributions 100% of distributions to which holders of Disputed Claims in such Classes would be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims in their Disputed Claim Amount. The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes, as it determines necessary and appropriate.

                           (e) Distributions on Account of Disputed Claims
Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

                  Under the Plan, on each Quarterly Distribution Date, the Reorganized Debtors will make distributions from the Disputed Claim reserves (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter and (b) on account of previously Allowed Claims, of property that would have been distributed to such Claim holders on the dates distributions previously were made to holders of Allowed Claims had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of such Claims that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately Allowed, the amount of any dividends or other distributions received on account of the shares of New Common Shares and New Notes between the Effective Date and the date such shares or notes are distributed to such Claim holder.

D.       Dissolution of the Creditors' Committees

                  1.       Creditors' Committee

                  Under the Plan, on the Effective Date, the Creditors' Committee will dissolve and its members will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases. The Professionals retained by the Creditors' Committee and the members thereof will not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date.

                  2.       Claims Resolution Committee

                  On the Effective Date, the Claims Resolution Committee will be established. The Claims Resolution Committee will consist of three
(3) holders of Class H-4 and/or S-4 Claims who sit on the Creditors' Committee as of the Effective Date or other holders selected by the Creditors' Committee.

                 (a) Function and Composition of Committee

                  The sole functions of the Claims Resolution Committee will be: (A) to review and (to the extent it deems necessary or appropriate) object to applications for allowance of compensation and reimbursement of expenses for Professionals filed before or after the Effective Date; (B) to monitor the Reorganized Debtors' progress in (x) reconciling and resolving Disputed Claims and Disputed Claims and (y) making distributions on account of such Claims once resolved; and (C) to review and assert objections to the reasonableness of settlements and compromises of such Claims. The Claims Resolution Committee will consist of three holders of Class H-4 and/or S-4 Claims who sit on the Creditors' Committee as of the Effective Date or other persons selected by the Creditors' Committee.

                           (b)   Committee Procedures

                  The Claims Resolution Committee will adopt by-laws that will control its functions. These by-laws, unless modified by the Claims Resolution Committee, will provide the following: (i) a majority of the Claims Resolution Committee will constitute a quorum, (ii) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson, (iii) meetings of the Claims Resolution Committee will be called by its chairperson on such notice and in such manner as its chairperson may deem advisable and (iv) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

                           (c)   Employment of Professionals by the Committee
and Reimbursement of Committee Members

                  The Claims Resolution Committee will be authorized to retain and employ counsel and other professionals as reasonably necessary to accomplish its function. The role of the Claims Resolution Committee's professionals will be strictly limited to assisting the committee in its functions as set forth herein. The Reorganized Debtors will pay the actual, necessary, reasonable and documented fees and expenses of the professionals retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each committee member in the performance of its duties upon the monthly submission of bills to the Reorganized Debtors and the members of the Claims Resolution Committee. If no objection to payment is received within thirty (30) days following delivery of the bill, the bill (or its undisputed portion) will be paid by the Reorganized Debtors. Other than as specified in the preceding sentence, (or as agreed by the Debtors and the Creditors' Committee or Claims Resolution Committee, or ordered by the Bankruptcy Court) the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Reorganized Debtors and the Claims Resolution Committee, its professionals or a member thereof as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

                           (d)   Dissolution of the Committee

                  Subject to further order of the Bankruptcy Court, the Claims Resolution Committee will dissolve on the date that an officer of the Reorganized ICG files and serves on counsel to the Claims Resolution Committee by overnight delivery service or facsimile transmission a certification that the aggregate Face Amount of the remaining Disputed Claims in Class H-4 and S-4, in the aggregate, is equal to or less than $25 million, or on the date that any objection filed to such certification is resolved by the Bankruptcy Court such that the aggregate Face Amount of the remaining Disputed Claims in Classes H-4 and S-4, in the aggregate, is equal to or less than $25 million. The Claims Resolution Committee may file and serve on the Reorganized Debtors an objection to the certification within ten (10) days of receipt thereof, with the issue of the aggregate Face Amount of remaining Disputed Claims to be determined by the Bankruptcy Court. The professionals retained by the Claims Resolution Committee and the members of the committee will not be entitled to compensation or reimbursement of expenses for any services rendered after the date of dissolution of the committee. Notwithstanding the foregoing, the Claims Resolution Committee will not dissolve until orders regarding final requests for compensation by professionals become Final Orders and until the Confirmation Order becomes a Final Order.

E.       Post-Consummation Operations of the Debtors

                  1.       Continued Corporate Existence

                  Following confirmation and consummation of the Plan, subject to the Restructuring Transactions, the Reorganized Debtors will continue to exist as separate corporate entities in accordance with the laws of their respective states of incorporation and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws are amended under the Plan.

                  2.       Cancellation of Old Securities and Agreements

                  (a) On the Effective Date, except as otherwise provided for herein, (a) the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, shall be canceled, and (b) the obligations of the Debtors and the Indenture Trustees under any agreements, indentures or certificates of designations governing the Old Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, as the case may be, shall be discharged.

                  (b) Under the Plan, notwithstanding the foregoing, the applicable provisions of the Old Indentures shall continue in effect solely for the purposes of permitting the respective Indenture Trustees to make distributions to holders of Old Note Claims, pursuant to this Plan. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and immediately following the completion of distributions to holders of Claims in Classes H-4 and S-4, the Indenture Trustees shall be released from all duties, without any further action on the part of the Debtors or Reorganized ICG.

                  3.       Certificates of Incorporation and By-laws

                  The certificate or articles of incorporation and by-laws of each Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code. The amended Certificates of Incorporation and By-laws of Reorganized ICG shall be in substantially the form attached to the Plan as Exhibits A and B, respectively, subject to modification to incorporate applicable provisions of the terms and conditions for the purchase of the New Convertible Notes, as set forth on Exhibit G to the Plan.

                  4.       Restructuring Transactions

                  On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

                  Under Article V of the Plan, as part of the Restructuring Transactions, on, prior to, or as soon as practicable after, the Effective Date, Reorganized ICG shall take whatever steps are necessary and appropriate to wind-up and terminate the following entities' corporate existence, including to transfer the assets of such entity (including Subsidiary Interests) to such other of the Debtors as the Debtors may determine: ICG Funding, LLC (Delaware); ICG Services, Inc. (Delaware); ICG Telecom of San Diego, L.P. (CA Limited Partnership); ICG Telecom Canada, Inc. (Federal Canadian); Zycom Corporation (Alberta, Canada); Zycom Corporation (Texas); Zycom Network Services, Inc. (Texas); and ICG NetAhead, Inc. (Delaware). As part of the Restructuring Transactions, the following transactions will occur: (i) the holders of Allowed General Unsecured Claims of ICG Holdings, Inc., which are classified in Class H-4, will contribute such Claims to ICG Holdings, Inc. in exchange for New Common Shares necessary to fund the Class H-4 Stock Pool; and (ii) ICG Services, Inc. will contribute ICG Equipment, Inc. and ICG Mountain View, Inc. to ICG Holdings, Inc. in exchange for New Common Shares necessary to fund the Class S-4 Stock Pool, and the Disbursing Agent shall, on behalf of ICG Services, Inc., distribute such New Common Shares to the holders of Allowed General Unsecured Claims of ICG Services, Inc., which are classified in Class S-4, in satisfaction of such Claims and in complete liquidation of ICG Services, Inc. See Appendices ---------- (B)(1)-(3) for charts depicting the organization structure of Reorganized ICG and its affiliates.

F.       Summary of Securities to Be Issued Pursuant to the Plan

                  1.       New Common Shares

                  As of the Effective Date, Reorganized ICG shall issue for distribution in accordance with the terms of the Plan, the New Common Shares to the holders of Allowed Claims in Classes H-4 and S-4. Eight (8) million shares shall be distributed to holders of such Claims, which is 100% of all issued and outstanding New Common Shares, subject to Dilution. The issuance of the New Common Shares and the distribution thereof to holders of Allowed Claims in Class H-4 and S-4 shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

                  2.       New Holdings Creditor Warrants

                  Under Section 5.5 of the Plan, if Class H-4 accepts the Plan, Reorganized ICG shall issue the New Holdings Creditor Warrants to holders of Allowed Claims in Class H-4 on a Pro Rata basis on the terms and conditions set forth in Exhibit D to the Plan. Specifically, the New Holdings Creditor Warrants will be warrants to purchase 800,000 New Common Shares at a price of $20 per share, and final documentation will include customary anti-dilution provisions. The New Holdings Creditor Warrants will vest immediately, and shall have a term of 5 years from the Effective Date. The issuance of the New Holdings Creditor Warrants and the distribution thereof to holders of Allowed Claims in Class H-4 shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. If Class H-4 does not accept the Plan, no New Holdings Creditor Warrants shall be issued.

                  3.       New Secured Notes

                  As of the Effective Date, Reorganized ICG shall issue for distribution in accordance with the terms of the Plan to holders of Allowed Claims in Class S-5, the New Secured Notes. The issuance of the New Secured Notes, and the distribution thereof to holders of Allowed Claims in Class S-5 shall be exempt from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code. The New Secured Notes shall have the following principal terms and conditions, which summary is qualified in its entirety by reference to Exhibit E to the Plan, which is incorporated herein by reference:


Borrower                         Reorganized ICG
--------
Guarantors                       All present and future ICG subsidiaries
----------
Amount                           $59,573,934.83 (the "Original Principal
------                           Amount").

Term                             Three (3) years
----

Amortization                     During each of the three years after the
------------                     Effective Date, principal amortization
                                 (payable quarterly) as follows : (i) year
                                 1 - none; (ii) year 2 - 10% of the
                                 Original Principal Amount (provided that if ICG does not prepay $7.2 million of the New Secured Notes from the sale of Identified Assets (defined below) by the first anniversary of the Effective Date, ICG shall pay an additional $1.5 million over the 10% amortization scheduled for year two which shall be paid ratably over year two); and (iii) year 3 - 15% of the Original Principal Amount, with the balance payable at final maturity.

Mandatory                        There shall be mandatory prepayment as follows:
Prepayment                       (i) 100% of net cash proceeds from the sale
----------                       of certain identified assets (the "Identified
                                 Assets"), up to a maximum amount of $7.2 million, shall be applied to prepay the New Secured Notes in inverse order of maturity; (ii) 100% of net cash proceeds from the sale of other assets of ICG and its subsidiaries (excluding sales of services in the ordinary course of business but including any non-ordinary course IRUs), 50% of such proceeds shall be applied to prepay the New Secured Notes in inverse order of maturity, and 50% of such proceeds to be applied ratably over the scheduled amortization payments; (iii)
                                 100% of net cash proceeds of Extraordinary
                                 Receipts (to be defined in the loan
                                 documentation and to exclude cash receipts in the ordinary course of business but to include any sale of receivables) shall be applied to prepay the New Secured Notes in inverse order of maturity, (iv) 100% of net proceeds from the issuance of additional debt (other than Subordinated
                                 Debt, as defined below) permitted under
                                 the loan documentation, which shall be
                                 applied to prepay the New Secured Notes in inverse order of maturity, and (v) 50% of net cash proceeds from the issuance of Subordinated Debt in excess of $65 million
                                 (plus the New Senior Subordinated Term
                                 Loan) or equity permitted under the loan documentation, which shall be applied to prepay the New Secured Notes in inverse order of maturity. Subordinated Debt means any debt of ICG that (i) is unsecured,
                                 (ii) is subordinated in all respects to
                                 the obligations of ICG under the New
                                 Secured Notes, (iii) has no principal
                                 payments scheduled or otherwise payable
                                 prior to the maturity of the New Secured
                                 Notes, (iv) requires the consent of the
                                 Lenders for any cash payments of interest,
                                 (v) otherwise contains terms and
                                 conditions satisfactory to the Lenders.

Interest                         Payable at the Applicable Margin (as
--------                         defined below) above Royal Bank of
                                 Canada's Base Rate or, at ICG's option,
                                 Royal Bank of Canada's Eurodollar rate
                                 (adjusted for reserves). Interest based on the Base Rate shall be payable monthly in arrears.

                                 Interest based on the Eurodollar rate
                                 shall be payable in arrears at the earlier of the end of the applicable interest period and quarterly. Eurodollar Rate borrowings shall be available for 1, 2, 3 or 6 month interest periods. The Applicable Margin means 4.75% per annum for Base Rate borrowings and 6% per annum for Eurodollar rate borrowings. The Applicable Margin will be reduced as set forth in the grid below (so long as no default or event of default has occurred and is continuing at such time):


                                 Cumulative Prepayment                       Applicable Rate
                                 of  New Secured Notes             Base+              LIBOR+
                                 ----------------------            ----               -----
                                 $0-$9,999,999                   475 bps           600 bps
                                 $10,000,000-$14,999,999         425 bps           550 bps
                                 $15,000,000-$19,999,999         375 bps           500 bps
                                 $20,000,000-$24,999,999         325 bps           450 bps
                                 $25,000,000-$29,999,999         275 bps           400 bps
                                 $30,000,000                     225 bps           350 bps

                                 As used in the above chart, the term
                                 Cumulative Prepayment of the New Secured
                                 Notes means the aggregate of all payments in excess of scheduled amortization payments to the extent applied to prepay the New Secured Notes in inverse order of maturity. During the continuance of any default under the loan documentation, the Applicable Margin shall increase by 2%.

Security                         First priority lien on all unencumbered
--------                         present and future property of ICG and
                                 ICG's present and future subsidiaries,
                                 including without limitation owned stock, real estate, leaseholds, fixtures, accounts, license rights and spectrum, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, cash, bank accounts, tax refunds, documents, instruments, general intangibles, inventory, equipment, vehicles and other goods; second priority lien on all encumbered property. Facility
                                 Fees 2.5% of the Original Principal Amount payable in cash at Closing, plus other customary annual agency fees.

                  Additional terms and conditions with respect to final documentation of the New Secured Notes, including representations, warranties, covenants, and events of default are set forth in Exhibit E to the Plan.

                  4.       Registration Rights Agreement

                  Without limiting the effect of section 1145 of the Bankruptcy Code, Reorganized ICG will enter into a Registration Rights Agreement with each Allowed Class H-4 and S-4 Claim holder or holders (a) who by virtue of holding New Common Shares to be distributed under the Plan and/or its relationship with Reorganized ICG holds more than 10% of the Registrable Securities (as defined in the Registration Rights Agreement) (by number of shares at the time issued and outstanding), both on the date of effectiveness of the Plan and at the time of the effectiveness of the Registration Statement, of Reorganized ICG (an "Affiliated Stockholder"), and (b) who requests in writing that Reorganized ICG execute such agreement. The Registration Rights Agreements shall contain certain demand and piggyback registration rights for the benefit of the signatories thereto. Subject to the terms and conditions of the Registration Rights Agreement, Affiliated Stockholders holding at least 15% of the Registrable Securities shall be entitled to request the registration of their shares by the Company. Each Affiliated Stockholder shall receive one such "demand" right; provided that, in the aggregate, the Affiliated Stockholders shall be entitled to no more than two (2) demand registrations. Subject to the terms and conditions of the Registration Rights Agreement, the Affiliated Stockholders shall also have the right to include their Registrable Securities in certain registrations by the Company. The Registration Rights Agreement shall also contain customary provisions regarding the registration rights, including, but not limited to, registration procedures, transfer restrictions, withdrawal rights, holdback agreements, registration expenses and indemnification. The Registration Rights Agreement shall be in substantially the form attached to the Plan as Exhibit F. After the New Common Shares have been registered, Reorganized ICG will use best efforts to have the New Common Shares listed for trading on a national securities exchange.

G.       Summary of Principal Terms of Exit Financing

                  As discussed below in Section IV.C, the Debtors have maintained a significant cash balance during the Chapter 11 Cases. After payment of amounts anticipated to be paid in connection with the Effective Date (e.g., assumed contract cure amounts, accrued professionals fees, and fees related to the issuance of the New Secured Notes), the Debtors anticipated that the Company will have over $95.0 million remaining.

                  In order to provide additional liquidity for the Company, which the Debtors believe will be highly beneficial to the Company and its stakeholders, the Debtors have negotiated with and obtained commitments from a group of financial institutions to provide $65 million in Exit Financing in the aggregate. The Exit Financing has two components: the New Senior Subordinated Term Loan ($25 million) and the New Convertible Notes ($40 million). The principal terms of each are described below. The summaries below are qualified in their entirety by the terms and conditions set forth in the commitment letters and termsheets attached to the Plan as Exhibits G and H, which are incorporated herein by reference. In addition, the Debtors have received expressions of interest from a number of additional parties that may be interested in purchasing up to $25 million in additional New Convertible Notes. Subject to restrictions or necessary consents, under the terms of the New Secured Notes, the New Senior Subordinated Term Loan and the New Convertible Notes, the Debtors may determine to sell such New Convertible Notes and thus receive an additional $25 million of financing in their sole discretion. Neither the New Senior Subordinated Term Loan nor the New Convertible Notes, nor the warrants issued in connection with the New Senior Subordinated Term Loan, shall be exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code, and, accordingly, such securities will either have to be registered under the Securities Act or be issued and distributed pursuant to an exemption from registration other than under section 1145 of the Bankruptcy Code.

                  1.       New Senior Subordinated Term Loan

Borrower                         Reorganized ICG
--------

Guarantors                       All present and future subsidiaries of ICG
----------

Amount                           $25 million
-----

Priority                         Subordinated to the New Secured Notes, and
--------                         senior (with certain exceptions) to all
                                 existing and future debt from borrowed
                                 money of Reorganized ICG, including the
                                 New Convertible Notes.

Maturity                         Four years from the Effective Date
--------

Amortization                     None
------------

Use of Proceeds                  The proceeds shall be used to pay $25 million
--------------                   of the Secured Lender Claims

Mandatory Prepayment             Subject to the terms of the New present and
--------------------             future property of ICG and Secured Notes,
                                 substantially on the same terms as
                                 set forth therein.

Interest                         Interest shall accrue at the rate of 14% per
--------                         annum, and shall be payable monthly in arrears

Security                         Junior lien (junior to the liens that will
--------                         secure the New Secured Notes and any
                                 existing liens) on all unencumbered
                                 present and future property of ICG and
                                 ICG's present and future subsidiaries,
                                 including without limitation owned stock, real estate, leaseholds, fixtures, accounts, license rights and spectrum, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, cash, bank accounts, tax refunds, documents, instruments, general intangibles, inventory, equipment, vehicles and other goods. Except for customary liens to be agreed upon, no other liens on any such property shall be permitted.

Conditions                       Precedent The obligations of CCM to
----------                       provide the New Senior Subordinated Term
                                 Loan will be subject to customary
                                 conditions precedent. The material
                                 conditions precedent are:

                                 a.       the Plan must be confirmed by the
                                          Bankruptcy Court and consummated
                                          by June 10, 2002, and be
                                          otherwise consistent with ICG's
                                          Business Plan; and the
                                          Confirmation Order must be in
                                          form and substance satisfactory
                                          to CCM;

                                 b.       there shall have been no Material
                                          Adverse Change;

                                 c.       an intercreditor agreement on
                                          terms satisfactory to CCM
                                          governing the relative rights of
                                          the holders of New Secured Notes
                                          and the New Senior Subordinated
                                          Term Loan must be entered into;

                                 d.       appropriate legal documentation
                                          in form and substance
                                          satisfactory to CCM must be
                                          executed and delivered and the
                                          conditions precedent contained
                                          therein must be satisfied;

                                 e.       CCM must receive opinions from
                                          ICG's counsel as to such matters
                                          as CCM and its counsel may
                                          reasonably request; and

                                 f.       no claim, action, suit,
                                          investigation, litigation or
                                          proceeding, pending or threatened
                                          in any court or before any
                                          arbitrator or governmental
                                          instrumentality, which relates to
                                          the Exit Financing, or the New
                                          Secured Notes, or which has any
                                          reasonable likelihood of having a
                                          material adverse effect on the
                                          condition (financial or
                                          otherwise), business, operations,
                                          performance, properties, assets,
                                          liabilities or prospects of ICG
                                          and its subsidiaries, may exist.

Representations and              Those customarily found in credit agreements
-------------------              for similar financings and others
Warranties                       appropriate in the judgment of the CCM for
----------                       the transaction contemplated hereby,
                                 equivalent, to the extent determined to be appropriate by CCM, to those set forth in the New Secured Notes.

Covenants                        Those negative, affirmative and financial
---------                        covenants (applicable to ICG and its
                                 subsidiaries) customarily found in credit agreements for similar financings and others appropriate in the judgment of the CCM for the transaction contemplated hereby, equivalent, to the extent determined to be appropriate by CCM, to those set forth in the New Secured Notes.

Events of Default                Those customarily found in credit
-----------------                agreements for similar financings
                                 and others appropriate in the judgment of the CCM for the transactions contemplated hereby, equivalent, to the extent determined to be appropriate by CCM, to those set forth in the New Secured Notes.

Expenses                         ICG shall pay all out-of-pocket expenses
--------                         incurred by the lenders (including the
                                 fees and expenses of counsel) in
                                 connection with the execution, delivery, administration and enforcement of the loan documentation.

Funding                          Fee A funding fee of warrants to purchase
-------                          200,000 New Common Shares on substantially
                                 the same terms and conditions as the New
                                 Holdings Creditor Warrants.

                  2.       New Convertible Notes

Borrower                         Reorganized ICG
--------

Amount                           $40 million
------

Interest                         Interest shall accrue at the rate of 11%
--------                         per annum, and shall be payable quarterly
                                 by the issuance of additional Convertible
                                 Unsecured Notes.

Term                             Seven years from the Effective Date.
----

Prepayment                       The New Convertible Notes shall not be
----------                       prepayable at the option of the Company.
                                 ICG must offer to prepay the New
                                 Convertible Notes from the net cash
                                 proceeds of sales of assets (including
                                 IRU's) and extraordinary receipts to the extent the same are not applied to repay the New Secured Notes or the New Senior
                                 Subordinated Term Loan.

Priority                         No debt of ICG shall be senior (structurally
--------                          or otherwise) to the New Convertible
                                 Notes except (i) the New Secured Notes,
                                 (ii) the New Senior Subordinated Term
                                 Loan, (iii) the other indebtedness for
                                 borrowed money (including capitalized
                                 leases) existing on the closing date of up to $125MM, (iv) up to $25MM of additional indebtedness and (v) refinancing of the foregoing (without increase in the principal amount thereof, and, in the case of the New Secured Notes and the New
                                 Senior Subordinated Term Loan, having
                                 financial terms and other covenants no
                                 less favorable to ICG) permitted in
                                 accordance with the provisions of the New
                                 Convertible Notes.

Conversion                       A lender may convert all or a portion of
----------                       such lender's New Convertible Notes into
                                 New Common Shares (the "Conversion
                                 Shares"), at the rate of 56.25 shares for each $1,000 of principal converted, as adjusted for stock splits and other similar transactions if Class H-4 accepts the Plan. If Class H-4 does not accept the Plan, a lender may convert all or a portion of such lender's New Convertible
                                 News into the Conversion Shares, at the
                                 rate of 51.25 shares for each $1,000 of
                                 principal converted.

Events of Default                The New Convertible Notes shall contain
-----------------                customary events of default for debt
                                 securities of this nature including,
                                 without limitation, payment, cross-default on other indebtedness, violation of covenants, breach of representation or warranty, judgments and ERISA. These events of default shall be subject to customary blockage rights in favor of the New Secured Notes and the New Senior
                                 Subordinated Term Loan.

Preferred Stock                  The New Convertible Notes will be issued with
---------------                  non-detachable shares of preferred stock of
                                 ICG (the "Preferred Stock") having (i)
                                 aggregate liquidation preference of
                                 $10,000, (ii) a dividend rate of 11% per annum, payable in kind and (iii) voting rights equivalent to the voting rights of the Conversion Shares. The Preferred Stock will be optionally or mandatorily redeemable only in connection with the payment or retirement of the New
                                 Convertible Notes corresponding to such
                                 shares of Preferred Stock at a redemption price equal to the liquidation preference plus accrued and unpaid dividends. Upon conversion, if any, of New Convertible
                                 Notes into Conversion Shares, the
                                 corresponding shares of Preferred Stock
                                 will be extinguished.

Corporate Governance             The number of directors of Reorganized ICG
--------------------             shall be fixed at 9, with the initial
                                 board members being selected as follows:
                                 (a) 5 by CCM (b) 2 by Huff (c) 1 by the
                                 Creditors' Committee and (d) ICG's CEO.
                                 Supermajority Board approval will be
                                 required for certain events, and CCM and Huff will be entitled to maintain Board representation based upon maintaining equity interests in Reorganized ICG, all as set forth in Exhibits G and H to the Plan.

Covenants                        Definitive loan documents for the
---------                        transaction shall provide for customary
                                 affirmative and negative covenants in
                                 favor of the lenders.

Voting of Shares                 Each lender shall be entitled to
----------------                 vote all New Common Shares and Preferred
                                 Stock owned by it, in a single class with all other shares of Common Stock.

Representation and               The final documents shall contain customary
Warranties                       representations and warranties for a
----------                       transaction and issuer of this nature.
                                 Registration Rights The lenders shall be entitled to demand and piggyback registration rights on terms reasonably satisfactory to them.

Conditions                       Precedent The several obligations of the
----------                       lenders to purchase the New Convertible
                                 Notes will be subject to customary
                                 conditions precedent. The material
                                 conditions are substantially the same as for the New Senior Subordinated Term Loan.

Funding Fee                      A funding fee of 3% of the aggregate
-----------                      amount of the financing shall be due upon
                                 the consummation of the financing.

H.       Summary of Releases under the Plan

                  1.       Releases by Debtors

                  Pursuant to the Plan, as of the Effective Date, the Debtors and Reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors and the Subsidiaries, the Chapter 11 Cases or the Plan (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the Chapter 11 Cases or the Plan, and that may be asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors' or Subsidiaries' present and former directors, officers, employees, agents and professionals as of the Petition Date or thereafter, (ii) the Creditors' Committee and its members, agents and professionals, and (iii) the Lenders, the agents under the Pre-Petition Credit Agreement, and their respective agents and professionals; provided that this release shall exclude Mr. Shelby Bryan unless Mr. Bryan executes a release in a form and substance acceptable to the Debtors that provides for a full release of any Claims or claims asserted or that could be asserted by Mr. Bryan or any of his affiliates against any Debtor or affiliate of any Debtor, and any present or former officer or director of any such entity.

                  The releases to be granted by the Debtors pursuant to
section 5.12(a) of the Plan are releases of claims (if any) against the persons set forth therein that are claims owned by the Debtors or the Debtors' Estates. Non-derivative, direct claims held by third parties are not being released, unless such claims are voluntarily released as described below.

                  2.       Release by Holders of Claims and Interests

                  Under the Plan, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim or Interest that affirmatively elects to do so on its Ballot (which election shall be independent of the vote on the Plan) shall have agreed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors and the Subsidiaries, the Chapter 11 Case or the Plan (other than the obligations of the Debtors or Reorganized Debtors to perform under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the Chapter 11 Case or the Plan, against (i) the Debtors and their Subsidiaries, (ii) the Debtors' and their Subsidiaries' present and former directors, officers, employees, agents and professionals as of the Petition Date or thereafter, (iii) the Creditors' Committee and its members, agents and professionals, and (iv) the Lenders, the agents under the Pre-Petition Credit Agreement, and their respective agents and professionals

                  3.       Injunction Related to Releases

                  As further provided in Article V of the Plan, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

I.       Compensation and Benefit Programs

                  Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Article VII of the Plan except for (i) executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits" (as defined in section 1114(a) of the Bankruptcy Code) shall continue.

                  In addition, shortly after the Effective Date of the Plan, management and the designated employees of Reorganized ICG and the other Reorganized Debtors shall receive stock options which are more specifically described in the Management Option Plan, in substantially the form attached to the Plan as Exhibit C. Confirmation of the Plan constitutes approval of the Management Option Plan for tax and securities law purposes. The purpose of the Management Option Plan is to (1) attract and retain the services of participants whose judgment, interest and special efforts will contribute to the success of, and enhance the value of, the Company; (2) provide incentive compensation that is comparable to the Company's competitors; and (3) align participants' personal interests to those of the Company's other stockholders.

                  Specifically, the Management Option Plan authorizes the grant of options to purchase ten percent (10%) of the aggregate New Common Shares outstanding on a fully diluted basis. Options to purchase seven percent (7%) of the aggregate New Common Shares outstanding on a fully diluted basis shall be granted effective on the Effective Date (the "Initial Grant Date") to individuals determined by the CEO (the "Initial Stock Options"), and as designated in the Management Option Plan attached to the Plan as Exhibit C. Options to purchase three percent (3%) of the aggregate New Common Shares outstanding on a fully diluted basis shall be reserved for future awards by the Board of Reorganized ICG.

                  The exercise price of the Initial Stock Options will be based upon an implied reorganization equity value of $160 million. All Initial Stock Options shall vest one-third (1/3) on the first anniversary of the Effective Date, and one-third (1/3) on each of the next second and third anniversaries of the Effective Date. The Management Option Plan will be administrated by a committee (the "Compensation Committee"), appointed by Reorganized ICG's Board. The Compensation Committee will be comprised of at least two (2) non-employee directors. The Compensation Committee may grant to employees incentive stock options, non-qualified stock options or a combination thereof. Company employees eligible to participate in the Management Option Plan include officers and employees of the Company, including employees who are members of the Board.

J.       Directors And Officers of Reorganized Debtors

                  1.       Appointment

                  The existing senior officers of ICG shall serve initially in the same capacities after the Effective Date for Reorganized ICG. The initial board of directors of Reorganized ICG shall consist of nine (9) directors. CCM shall be entitled to appoint five (5) directors; Huff shall be entitled to appoint two (2) directors; the Creditors' Committee shall be entitled to appoint one (1) director, and the Chief Executive Officer shall be a director. All of the selected directors shall be reasonably acceptable to the Chief Executive Officer and the Creditors' Committee. The Chief Executive Officer shall be Chairman of the board of directors. The Persons designating board members shall file with the Bankruptcy Court and give to ICG written notice of the identities of such members no later than three
(3) Business Days before the date of the Confirmation Hearing.

                  2.       Terms

                  Reorganized ICG board members shall serve for an initial two (2) year term commencing on the Effective Date as determined be the Debtors. If agreed upon by the Debtors and the Creditors' Committee, the terms for board members may be staggered.

                  3.       Vacancies

                  Until the first annual meeting of shareholders of Reorganized ICG after the Effective Date, any vacancy in the directorship (or the entity that originally designated such director) shall be filled by a person designated by such director as a replacement to serve out the remainder of the applicable term.

                  4. Treatment of Director and Officer Indemnification Obligations Under the Plan

                  (a) Third-Party Indemnification. Indemnification Obligations owed to any present or former professionals or advisors of the Debtors arising out of acts that occurred prior to the Petition Date, including, without limitation, accountants, auditors, financial consultants, underwriters, or attorneys, shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under this Plan.

                  (b) Indemnification of Debtors' Directors, Officers and Employees. Reorganized ICG shall provide standard and customary indemnification for all officers and directors (as of the Petition Date and thereafter) for all actions or events occurring after the Petition Date. Indemnification Obligations to present and former officers and directors for actions or events occurring prior to the Petition Date shall be limited to director and officer liability insurance coverage; provided however that all Indemnification Obligations to members of the Special Committee, including for actions or events occurring prior to the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code. In addition, Reorganized ICG shall indemnify present and former officers and directors for all legal fees and expenses and shall advance all such fees and expenses, as well as any insurance deductibles (if applicable), related to any claims or lawsuits for any actions or events occurring prior to the Petition Date. Reorganized ICG shall also reimburse the Special Committee and its members for legal fees and expenses incurred in connection with the Chapter 11 Cases and the Plan.

K.       Revesting of Assets

                  Pursuant to section 1141(b) of the Bankruptcy Code, all property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date, subject to the Restructuring Transactions. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Liens, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses. L. Preservation of Rights of Action

                  Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all Litigation Claims that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such retained Litigation Claims as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights. Schedule 5.9 to the Plan contains a non- exclusive list of claims or causes of actions that the Debtors hold or may hold either in pending or potential litigation.

                  The failure of the Debtors to specifically list any claim, right of action, suit, or proceeding herein or in the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit, or proceeding, and the Reorganized Debtors will retain the right to pursue additional claims, rights of action, suits or proceedings. In addition, at any time before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

M.       Other Matters

                  1.       Treatment of Executory Contracts and Unexpired Leases

                  Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If the Debtors reject an executory contract or unexpired lease that was entered into before the Petition Date, the contract or lease will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement will have an Impaired Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment severance agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code.

                           (a)   Assumed Contracts and Leases

                  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, including those listed on Schedule
7.1 attached to the Plan, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is listed on Schedule 7.1 attached to the Plan as being an executory contract or unexpired lease to be rejected, provided, however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend Schedule 7.1 to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease is not listed on either Schedule7.1 nor Schedule 7.3, such executory contract or unexpired lease shall be deemed assumed as if such executory contract or lease had been included on Schedule 7.1. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                  The Debtors have entered into tens of thousands of contracts with its customers (the "Customer Contracts"). Under the Plan, to the extent that any of the Customer Contracts are executory contracts under applicable law, such contracts shall be deemed assumed. Due to the extremely large number of Customer Contracts, such contracts are not listed on Schedule 7.1 to the Plan. A list of all of the Customer Contracts is available at the Debtors' corporate headquarters, and will be made available upon request to the Debtors. The Debtors do not believe any Cure amounts are owed in connection with assumption of the Customer Contracts.

                           (b) Payments Related To Assumption Of Contracts
And Leases

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy
Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure or any requirement for adequate assurance of future performance that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that proposed by the Debtors or any requirement for adequate assurance of future performance that is not acceptable to the Debtors . The Confirmation Order shall contain provisions providing for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto (which shall provide not less than twenty (20) days notice of such procedures and any deadlines pursuant thereto) and resolution of disputes by the Bankruptcy Court.

                           (c)   Rejected Contracts and Leases

                  On the Effective Date, each executory contract and unexpired lease listed on Schedule 7.3 to the Plan shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract or lease listed on Schedule 7.3 shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease; provided, however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend Schedule 7.3 to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease is not listed on either Schedule 7.3 nor Schedule 7.1, such executory contract or unexpired lease shall be deemed assumed as if such executory contract or lease had been included on Schedule 7.1. Listing a contract or lease on Schedule 7.1 or Schedule 7.3 shall not constitute an admission by ICG nor Reorganized ICG that such contract or lease is an executory contract or unexpired lease or that ICG or Reorganized ICG has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 or 1113 of the Bankruptcy Code, as applicable, as of the Effective Date.

                           (d)   Rejection Damages Bar Date

                  If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors, counsel to the Creditors' Committee, within thirty (30) days after service of the earlier of (i) notice of the Confirmation Order, or (ii) other notice that the executory contract or unexpired lease has been rejected.

                  2.       Administrative Claims

                  All requests for payment of an Administrative Claim (other than as set forth in Article III of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for the Trustee no later than thirty (30) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

                  3.       Professional Fee Claims

                  All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Creditors' Committee prior to the Effective Date and Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code must be filed and served on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

                  4.       Withholding and Reporting Requirements

                  In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each holder of an Allowed Claim that is to receive a distribution of New Securities pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Securities to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Article XIII of the Plan.

                  5.       Setoffs

                  The Reorganized Debtors may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder.

N.       Confirmation and/or Consummation

                  Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.


                  1.       Requirements for Confirmation of the Plan

                  Before the Plan can be confirmed, the Bankruptcy Court must determine at the hearing on confirmation of the Plan (the
"Confirmation Hearing") that the following requirements for confirmation, set forth in section 1129 of the Bankruptcy Code, have been satisfied:

                           (a) The Plan complies with the applicable
provisions of the Bankruptcy Code.

                           (b) The Debtors have complied with the
applicable provisions of the Bankruptcy Code.

                           (c) The Plan has been proposed in good faith and
not by any means forbidden by law.

                           (d) Any payment made or promised by the Debtors
or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                           (e) The Debtors have disclosed (i) the identity
and affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors, or (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

                           (f) With respect to each Class of Claims or
Interests, each Impaired Creditor and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan on account of the Claims or Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section IX.

                           (g) The Plan provides that Administrative Claims
and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. See Section V.B.

                           (h) If a Class of Claims is Impaired under the
Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

                           (i) Confirmation of the Plan is not likely to be
followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Section IX.A.

                           (j) The Plan provides for the continuation after
the Effective Date of all retiree benefits, if any, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

                  The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

                  2.       Conditions to Confirmation and Consummation

                           (a)   Conditions to Confirmation

                  The following are conditions precedent to the occurrence of the Confirmation Date: (i) the entry of an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code, and (ii) the proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors and the majority of the members of the Creditors' Committee that vote in favor of the Plan.

                           (b)   Conditions to Effective Date
                  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article X of the Plan:

                                       (i) The Confirmation Order shall
         have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the majority of the members of the Creditors' Committee that vote in favor of the Plan and shall:

                                             (1) provide that the Debtors
         and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring Transactions;

                                             (2) authorize the issuance of
         the New Securities; and

                                             (3) find that the New
         Securities issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code except to the extent that holders of the New Securities are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

                                       (ii) The Debtors shall have entered
         into (i) a revised credit agreement and related documentation governing the New Secured Notes, (ii) final documentation of the New Senior Subordinated Term Loan, (iii) final documentation of the New Convertible Notes, and (iv) final documentation governing the New Holdings Creditor Warrants, each in form and substance reasonably satisfactory to ICG, the Agent under the Pre-Petition Credit Agreement, and the majority of the members of the Creditors' Committee that vote in favor of the Plan.

                                       (iii) All Plan Exhibits shall be in
         form and substance reasonably acceptable to the Debtors and the majority of the members of the Creditors' Committee that vote in favor of the Plan and shall have been executed and delivered.

                                       (iv) All actions, documents and
         agreements necessary to implement the Plan shall have been effected or executed.

O.       Effects of Confirmation

                  1.       Binding Effect

                  The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against the Debtors, whether or not such holders will receive or retain any property or interest in property under the Plan, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all parties-in-interest in the Chapter 11 Cases.

                  2.       Discharge of the Debtors

                  Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims (other than those Reinstated under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, and upon the Effective Date, the Debtors shall (i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan and (ii) terminate all ICG Interests.

                  As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all ICG Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

                  3.       Permanent Injunction

                  Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from the taking of any of the following actions against the Debtors, the Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding;
(b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to Section 5.12 or Section 12.11 of the Plan are permanently enjoined from taking any of the following actions on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  By accepting distribution pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Article XII of the Plan.

                  4.       Exculpation and Limitation on Liability; Indemnity

                  Neither the Debtors, the Reorganized Debtors, the Creditors' Committee, the Claims Resolution Committee, the Indenture Trustees, or the Lenders, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor or Reorganized Debtor, the Creditors' Committee, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

                  Reorganized ICG shall indemnify each Person exculpated pursuant to Section 12.11 of the Plan against, hold each such Person harmless from, and reimburse each such Person for any and all losses, costs, expenses (including attorneys' fees and expenses), liabilities and damages sustained by such Person arising from any liability described above.

                  The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Article V of the Plan.

P.       Retention of Jurisdiction

                  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, jurisdiction to:

                           (a) Allow, disallow, determine, liquidate,
classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                           (b) Hear and determine all applications for
compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

                           (c) Hear and determine all matters with respect
to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

                           (d) Effectuate performance of and payments under
the provisions of the Plan;

                           (e) Hear and determine any and all adversary
proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

                           (f) Enter such orders as may be necessary or
appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                           (g) Hear and determine disputes arising in
connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

                           (h) Consider any modifications of the Plan, cure
any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                           (i) Issue injunctions, enter and implement other
orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

                           (j) Enter and implement such orders as may be
necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated; (k) Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                           (l) Enforce all orders, judgments, injunctions,
releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

                           (m) Except as otherwise limited herein, recover
all assets of the Debtors and property of the Debtors' Estates, wherever located;

                           (n) Hear and determine matters concerning state,
local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                           (o) Hear and determine all disputes involving
the existence, nature, or scope of the Debtors' discharge;

                           (p) Hear and determine such other matters as may
be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

                           (q) Enter a final decree closing the Chapter 11
Cases.

                    VI. CERTAIN FACTORS TO BE CONSIDERED

                  The holder of a Claim against the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan.

A.       General Considerations

                  The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Reorganization of certain of the Debtors' businesses and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on those Debtors' employees and other stakeholders.

B.       Certain Bankruptcy Considerations

                  Even if all Impaired voting classes vote in favor of the Plan, and with respect to any Impaired Class deemed to have rejected the Plan and the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, (see Section IX.A), and that the value of distributions to dissenting holders of Claims and Interest may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section IX.D. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix D annexed hereto for a liquidation analysis of the Debtors.

                  The Plan provides for certain conditions that must be fulfilled prior to confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders.

C.       Inherent Uncertainty of Financial Projections

                  The Projections to be set forth in Appendix D hereto cover the Debtors' operations through fiscal December 31, 2005. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, realization of the operating strategy of the Reorganized Debtors, industry performance, no material changes in applicable legislation or regulations, exchange rates, or generally accepted accounting principles, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtors' operations. Accordingly, the actual performance may vary significantly from those set forth in the Projections. Consequently, the projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors, or any other person that the Projections can or will be achieved.

D.       Conditions Precedent to the Exit Financing

                  The Debtors have received the commitment letters for the Exit Financing, which are attached to the Plan as Exhibits G and H. However, these commitments remain subject to a number of conditions precedent, including without limitation (i) final documentation, (ii) no Material Adverse Change (as defined therein), and (iii) approval by the Bankruptcy Court of certain expense reimbursement of break-up fee provisions. See Section V.G. There can be no assurance that these conditions will be satisfied (or waived), and if not, the Debtors will not obtain the financing provided thereby, and will not be able to confirm the Plan in its present form.

E.      Lack of Established Market for the New Securities

                  There will be no existing market for the New Securities and there can be no assurance that an active market for such securities will develop or, if any such market does develop, that it will continue to exist. Also, there can be no assurance as to the degree of price volatility, or the liquidity for any of the New Securities, in any such market that does develop.

                  As of the Petition Date, the Old Common Shares were traded on the NASDAQ. The NASDAQ has certain listing criteria applicable to companies listed on such exchanges, including financial criteria and minimum requirements as to the number of holders of listed securities. On November 18, 2000, shortly after the Petition Date, the NASDAQ halted trading of the Old Common Shares and initiated delisting procedures. The Debtors will use reasonable efforts to have the New Common Shares listed on a national securities exchange. However, there can be no assurance that Reorganized ICG will be successful in listing its securities with any exchange. In the event that Reorganized ICG is unable to cause any of the New Securities to be listed on any exchange or quoted on any quotation system, the liquidity of the New Securities would be materially impaired.
F. Restricted Resale of the New Securities

                  The New Securities will be distributed pursuant to the Plan without registration under the Securities Act and without qualification or registration under State Laws, pursuant to exemptions from such registration and qualification contained in section 1145(a) of the Bankruptcy Code. With respect to certain persons who receive such securities pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of such securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by such persons. Therefore, subsequent sales, exchanges, transfers or other disposition of such securities or any interest therein by "underwriters" or "issuers" would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or the State Laws.

                  Additionally, New Securities may not be sold, exchanged, transferred, or otherwise disposed of without registration or qualification under the State Laws unless specific exemptions from such registration or qualification requirements are available with respect to such sale, exchange, transfer, or disposition. See Section VII.

G.       Telecommunications Competition

                  ICG experiences competition from numerous types of telecommunications service providers, including inter-exchange carriers, long-haul providers, local telephone companies, broadband cable television companies and fixed wireless providers. Accordingly, there can be no assurance that ICG will be able to compete successfully against other providers of such services, or that ICG will be able to achieve profitability from such services in future years.

                  In addition, the telecommunications services industry in general is subject to rapid and significant changes in technology. These changes may increase competitive pressures on Reorganized ICG or require capital investments by Reorganized ICG in excess of its available resources. Because the rapid and high level of technological change in the industry, the effect on the businesses of Reorganized ICG cannot be predicted with any certainty.

H.       Government Regulation

                  The telecommunications industry is extensively regulated by the FCC and state public utility commissions. For example, the FCC is required to grant prior approval of any assignment or transfer of control involving an entity that holds an FCC license. Because of the inherent uncertainties in the application process (e.g., a challenge to the FCC applications and composition of ownership of voting securities), there can be no assurance that such applications will be granted within two to three months of their filing or at all.

I.       Reliance on Key Personnel

                  One of the Debtors' primary assets is their highly skilled professionals, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of new and existing contracts. The Debtors operate a business that is highly dependent on highly skilled employees, who will perform tasks of the highest standards over an extended period of time. A loss of a significant number of key professionals will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

                  The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. There can be no assurance that the Debtors will be able to retain and employ qualified management and technical personnel. The Debtors obtained Bankruptcy Court approval of a bonus program designed to retain certain of their key employees, but there is no guarantee that such program will have the intended effect. See
Section IV.E.

J.       Certain Corporate Governance Issues

                  As described in Plan Exhibit G and Section V.J., the Board of Directors of Reorganized ICG shall be comprised of nine (9) members, five (5) of which will be appointed by CCM, which constitutes a majority of the Board. In addition, certain potential transactions or decisions will require the approval of a super-majority of the Board. Finally, the By-laws of Reorganized ICG will impose the requirement of Board approval for certain types of capital expenditures and other limitations on management flexibility with respect to capital expenditures. In addition, holders of the New Convertible Notes will also be able to exercise voting rights with holders of New Common Shares by virtue of holding the non-detachable preferred stock to be issued with the New Convertible Notes (See Section V.G), which voting rights will be approximately twenty percent (20%) of all shareholder voting rights. It is possible that this arrangement will have a negative impact on the ability of Reorganized ICG to have its New Common Shares accepted for listing on a national securities exchange or be quoted on any quotation system, which in turn could materially impair the liquidity of the New Common Shares.

K.       Liquidity and Capital Resources

                  To compete effectively in the telecommunications industry, the Debtors have spent significant capital constructing and operating its network. As a result, the Debtors have incurred significant operating losses. Given the current turmoil in the telecommunications industry, there can be no assurance that the Debtors will be able to generate operating profits on a sustained basis. Further, due to the bankruptcy filing and related events, there is no assurance that the carrying amounts of certain assets will be realized or that liabilities will be liquidated or settled for the amounts recorded.

                  The Debtors believe that cash and short-term investments should enable the Debtors to fund operations. There can be no assurance, however, that such resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements, or that the Debtors will achieve or sustain profitability or positive EBITDA in the future. As stated above, the Plan is premised upon Reorganized ICG obtaining the Exit Financing on the Effective Date. In the event the Debtors do not obtain such financing, the Debtors ability to execute the Business Plan may be materially adversely impacted.

                  If the Debtors are able to obtain the Exit Financing, the debt instruments to be issued with respect to such financing will require Reorganized ICG to meet certain financial covenants. The financial covenants will include, among other things, minimum EBITDA requirements and CAPEX limitations and maintaining minimum cash balances. In particular, without additional funding and/or a reduction in planned capital expenditures, the Debtors are at risk of failing one the minimum cash balance covenants by December 2003. The Debtors' management intends to adjust future cash expenditures, if necessary, to comply with the debt covenants. There can be no assurance, however, that these efforts will be successful. Additionally, certain of these financial covenants will be established based on the Debtors' projected financial results set forth in Exhibit D. Such projections, however, are based on the good faith assumptions and projections of the Debtors' management, which are inherently uncertain. Actual results could differ materially from the Debtors' projections, which in turn could negatively impact its compliance with the financial covenants.

L.       Technical Support and Network Expansion

                   The Debtors are attempting to increase total network utilization through the sale of additional services. To the extent such strategy is successful, there will be additional demands on the Debtors' network, customer support, sales and marketing resources. Accordingly, in the event the Debtors fail to manage such growth effectively, their financial condition could be materially adversely affected.

                  In addition, while portions of the Debtors' telecommunications network were designed with the redundant backbone circuits to allow traffic re-routing in the event of a fiber cut or other equipment outage, other portions of its network do not have such redundancy. Therefore, notwithstanding any such re-routing capabilities, there can be no assurance that the Debtors will not experience certain network failures, or even a catastrophic failure of its entire network.

                  Moreover, to facilitate new service offerings, the Debtors must secure additional access to incumbent local telephone companies' network, and establish satisfactory billing and payment arrangements with such companies. These companies have traditionally monopolized the local markets and have used their extensive financial and political leverage to hinder the Debtors' ability to access their networks. Thus, the Debtors may not be able to access these networks in a timely or profitable manner, or in a manner that will allow them to retain and grow their customer base. The Debtors' inability to offer new services may significantly inhibit their ability to compete in the telecommunications industry.

M.       Loss of Significant Customers

                  The Debtors currently derive a significant portion of its Dial-Up Access revenues from a relatively small number of customers. For example, Qwest accounted for 17% of the Debtors' total 2001 revenue. Accordingly, the loss of revenue from significant Dial-Up Access customers such as Qwest would have a material adverse effect upon the Debtors' business, financial and operational conditions.

N.       Industry Conditions

                  The general economic downturn and the severe downturn in the telecommunications and Internet industries have resulted in increased risk to the Debtors in the form of: exposure to credit risk from existing customers; increased churn, especially in Point-to-Point Broadband services; and oversupply of backbone and other services creating increased pricing pressures.

                  A significant source of revenue for the Debtors is from providing services to other competitive telecommunications companies and ISPs, some of which have or are in the process of experiencing financial distress including filing for Chapter 11 protection. As a result, the Company's ability to collect receivables or their future operating results could be compromised.

                  ICG also provides services to long-distance carriers and inter-exchange carriers , primarily Point-to-Point Broadband services. During slow economic periods, the Debtors' customers have cut-back on services, causing reduced demand and network "clean-up" from the Debtors carrier customers. During 2001, the Debtors experienced significant churn in its Point-to-Point services. The Debtors cannot forecast the duration of continued churn, which industry observers have estimated will continue through the first half of 2002 and possibly longer.

                  The immense capital investments made in the telecommunications industry have created substantial supply of network infrastructure. Oversupply combined with rapid technological advancements that have the potential to reduce operating costs and intense competition from numerous participants in most of the Debtors' markets have resulted in significant pricing pressure in each of the Debtor's main service areas. While the Debtors believe they are price competitive overall, they cannot predict the extent of further pricing pressures and potential adverse impacts to future operating results.

          VII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

                  No registration statement will be filed under the Securities Act or any state securities laws with respect to the issuance or subsequent transfer of the New Securities under the Plan. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (i) the offer and the sale of such securities pursuant to the Plan; and (ii) subsequent transfers of such securities.

A. Offer and Sale of New Securities, Pursuant to the Plan: Bankruptcy Code Exemption from Registration Requirements

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under both the Securities Act and state securities laws, if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the New Securities under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws. As set forth above, this does not include the New Convertible Notes or the New Senior Subordinated Term Loan.

B.       Subsequent Transfers of New Securities

                  1. Federal Securities Laws: Section 1145(c) of the Bankruptcy Code

                  Section 1145(c) of the Bankruptcy Code deems any offer or sale of securities of the kind and in the manner specified in section 1145(a)(1) of the Bankruptcy Code to have been a public offering. Accordingly, the New Securities generally will be freely transferable by holders of Claims under the Securities Act unless the Holder is deemed, by section 1145(b) of the Bankruptcy Code, to be an "underwriter" for purposes of section 2(11) of the Securities Act with respect to such securities.
Section 1145(b) of the Bankruptcy Code deems any entity to be an "underwriter" under section 2(11) of the Securities Act, if such entity:

                           (a) purchases a claim against, interest in, or
claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

                           (b) offers to sell securities offered or sold
under a plan for the holders of such securities;

                           (c) offers to buy securities offered or sold
under the plan from the holders of such securities, if the offer to buy is:
(A) with view to distribution of such securities; and (B) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                           (d) is an "issuer" with respect to the
securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

                  Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

                  To the extent that holders of Impaired Claims who receive New Securities pursuant to the Plan are deemed to be "underwriters" or "issuers" such securities may not be resold by such persons unless such securities are registered under the Securities Act or an exemption from such registration requirements is available. However, it is anticipated that such holders will be entitled to demand that the Reorganized Debtor register the resale of such shares under the Securities Act and that such holders will be permitted to obtain registration of the sale of their New Securities in certain circumstances in connection with certain registered offerings of New Securities by Reorganized ICG.

                  Whether or not any particular person would be deemed to be an "underwriter" or "issuer" with respect to the New Securities would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person under the Plan would be an "underwriter" or "issuer" with respect to the New Securities.

                  GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER OR ISSUER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW SECURITIES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE NEW SECURITIES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR THE EXCHANGE ACT.

                  2. Subsequent Transfers of New Common Shares Under State Securities Laws

                  If the New Common Shares are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, the New Common Shares will be generally freely tradeable under state securities laws. If the New Common Shares are not listed on any of the above exchanges, the New Common Shares will not be freely tradeable under state securities laws unless there is an available exemption from registration under such laws. A majority of states provide an exemption from registration for secondary market transactions under the so-called "manual exemption" if financial and other information about an issuer is published in certain manuals published by Moody's Investor Service, Inc. or Standard & Poor's. If the New Common Shares are not listed on one of the above exchanges, the Reorganized Debtors intend to provide the necessary information in order to be able to take advantage of such manual exemptions.

     VIII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  A summary description of certain United States federal income tax consequences of the Plan is provided below. The description of tax consequences below is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal consequences of the Plan for the Debtors and for holders of Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. The Debtors are not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Claim holder and are not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

                  The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations promulgated thereunder, judicial decisions, and published administrative rulings and pronouncements of the IRS as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the United States federal income tax consequences of the Plan. Any such changes or interpretations may be retroactive and could significantly affect the United States federal income tax consequences discussed below.

                  The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (such as foreign entities, S corporations, regulated investment companies, insurance companies, banks and certain other financial institutions, small business investment companies, broker-dealers, tax-exempt organizations, Claim holders that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency and persons holding certificates that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). The following discussion does not address United States federal taxes other than income taxes. Furthermore, United States federal estate and gift tax issues are not addressed herein. The following discussion assumes that Claim holders hold their Claims as capital assets for United States federal income tax purposes.

                  Each holder of a Claim is strongly urged to consult its tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.

A.       Certain United States Federal Income Tax Consequences to the Debtors

                  1.       Cancellation of Indebtedness Income

                  Under general United States federal income tax principles, each Debtor will realize cancellation of debt ("COD") income to the extent that its obligation to a Claim holder is discharged pursuant to the Plan for an amount less than the adjusted issue price (in most cases, the amount the Debtors received upon incurring the obligation, with certain adjustments) of such holder's Claim. For this purpose, the amount paid to a Claim holder in discharge of its Claim generally will equal the amount of Cash and the fair market value on the Effective Date of any other property paid to such Claim holder.

                  Because the Debtors each will be debtors in a bankruptcy case at the time they realize COD income, they will not be required to include such COD income in their gross income, but rather will be required to reduce certain of their respective tax attributes by the amounts of COD income so excluded. Under the general rules of IRC section 108, the required attribute reduction will be applied to reduce the net operating losses ("NOLs") and NOL carryforwards, to the extent of such NOLs and carryforwards, and certain other tax attributes of the Debtors. IRC section 108(b)(5) permits a corporation in bankruptcy proceedings to elect to apply the required attribute reduction to reduce first the basis of its depreciable property to the extent of such basis, with any excess applied next to reduce its NOLs and NOL carryforwards, and then certain other tax attributes. The Debtors have not yet determined whether they will make the election under IRC section 108(b)(5).

                  Although not free from doubt, based on existing authorities, the Debtors believe and plan to take the position that cancellation of intercompany debt will be treated as a contribution to capital and will not give rise to cancellation of indebtedness income and that any reduction in tax attributes will generally occur on a separate company basis even though the Debtors file a consolidated federal income tax return. A reduction in tax attributes on a separate company basis would mitigate the impact of attribute reduction under IRC section 108. The IRS has recently taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear. While the resolution of these issues may affect the timing and amount of the pre-bankruptcy tax attributes, the Debtors do not believe that the unresolved nature of these items will have a material impact on the Projections contained herein.

                  2.       Utilization of Net Operating Loss Carryovers

                  Under IRC section 382, whenever there is a more than fifty percent (50%) ownership change of a corporation during a three-year testing period, the ability of the corporation to utilize its NOL carryovers and certain subsequently recognized built-in losses and deductions to offset future taxable income may be subject to an annual limitation. The issuance of New Common Shares pursuant to the Plan will constitute an ownership change for purposes of IRC section 382.

                  Under IRC section 382(l)(6) and the Treasury Regulations promulgated thereunder, the amount of the annual limitation to which the Debtors would be subject should generally be equal to the product of (i) the lesser of the value of the equity of Reorganized ICG immediately after the ownership change or the value of ICG's consolidated gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month of the Effective Date as published in the Internal Revenue Bulletin of the United States Treasury Department.
                  If the Debtors have a net unrealized built-in loss at the time of the ownership change, any recognized built-in loss generally during the five-year period following the ownership change is also subject to the annual limitation. Additionally, any amount which is allowable to a Debtor as a deduction during the five-year period but which is attributable to periods before the ownership change date will be treated as a recognized built-in loss for the taxable year for which it is allowable as a deduction. If the amount of the net unrealized built-in loss is not greater than the lesser of ten (10) million dollars or fifteen percent (15%) of the fair market value of the Debtors' assets immediately before the change date, then the net unrealized built-in loss of the Debtors is presumed to be zero. The Debtors believe that they have a substantial net unrealized built-in loss. Accordingly, any recognized built-in loss, or deductions attributable to such net unrealized built-in loss, will be subject to the annual limitation under IRC section 382.

                  An exception to the annual limitation under IRC section 382 applies in the case of certain reorganizations under the Bankruptcy Code (the "section 382(1)(5) bankruptcy exception"). If the Debtors qualify for and do not elect out of the section 382(l)(5) bankruptcy exception, the Debtors will be subject to a different tax regime under which NOLs are not limited on an annual basis but are reduced by the amount of interest deductions claimed during the three (3) taxable years preceding the date of the reorganization and during the part of the taxable year prior to and including the reorganization in respect of the debt converted into stock in the reorganization. If the section 382(1)(5) bankruptcy exception applies, any further ownership change of the Debtors within a two (2) year period will result in forfeiture of all of the Debtors' NOLs incurred prior to the date of the second ownership change. If the section 382(1)(5) bankruptcy exception applies, net unrealized built-in loss of the Debtors at the time of the ownership change will not be subject to an annual limitation under IRC section 382, nor will any recognized built-in loss or any deduction attributable to such built-in loss be subject to such limitation.

                  The section 382(l)(5) bankruptcy exception will generally only apply if the reorganization of the Debtors results in an exchange by qualifying creditors and stockholders of their claims and interests for at least fifty percent (50%) of the Debtors' stock (in vote and value). Stock transferred to a creditor will be taken into account for the purpose of the fifty percent test only to the extent that such stock is transferred in satisfaction of indebtedness and only if such indebtedness was held by the creditor at least 18 months before the Petition Date or arose in the ordinary course of the Debtors' trade or business and is held by the person who at all times held the beneficial interest in such indebtedness. The Debtors have not yet determined whether they qualify for the section 382(l)(5) bankruptcy exception or whether, if they qualify, they will elect out of the section 382(l)(5) bankruptcy exception.

B.       Certain United States Federal Income Tax Consequences to Claim Holders

                  The income tax consequences of the transactions contemplated by the Plan to a Claim holder will depend upon a number of factors under United States federal income tax law. For purposes of the following discussion, a "United States Person" is any person or entity (1) who is a citizen or resident of the United States, (2) that is a corporation or partnership created or organized in or under the law of the United States or any state thereof, (3) that is an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) that is a trust whose administration is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions. A "Non- United States Person" is any person or entity that is not a United States Person. Income tax consequences to Claim holders that are Non-United States Persons are generally discussed below under Section VIII.B.2.

                  The tax treatment of holders of Claims and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (1) the manner in which a holder acquired a Claim; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount; (4) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (5) whether the holder has previously included accrued but unpaid interest with respect to the Claim; (6) the method of tax accounting of the holder; and (7) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, holders of Claims should consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

                  1.       Certain United States Federal Income Tax Consequences

                           (a)   General

                  A holder of a Claim against the Debtors that is a United States Person and whose Claim is paid in full or otherwise discharged on the Effective Date should recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (A) the fair market value on the Effective Date of such holder's Pro Rata share of any property received in respect of its Claim and (B) the holder's adjusted tax basis in the Claim. A holder's tax basis in property received in exchange for its Claim will generally be equal to the fair market value of such property on the Effective Date. The holding period for any such property will begin on the day after the Effective Date.

                           (b)   New Holdings Creditor Warrants

                  If Class H-4 accepts the Plan, Reorganized ICG will issue New Holdings Creditor Warrants to holders of Allowed Class H-4 Claims in accordance with Section V.G.2. of the Plan. The New Holdings Creditor Warrants received by a holder of an Allowed Class H-4 Claim should be treated as either (i) additional consideration received on the exchange of such holder's Claim for New Common Shares and New Holdings Creditor Warrants or (ii) a separate payment in the nature of a fee for acceptance of the Plan. If the New Holdings Creditor Warrants are treated as additional consideration received on the exchange, the fair market value of the New Holdings Creditor Warrants on the Effective Date will be added to the amount realized in computing gain or loss in the manner described above. If the New Holdings Creditor Warrants are treated as a separate fee, a holder of an Allowed Class H-4 Claim would likely recognize ordinary income in an amount equal to the fair market value on the Effective Date of the New Holdings Creditor Warrants received. Such ordinary income would be recognized regardless of the gain or loss recognized by such holder on the exchange of its Allowed Class H-4 Claim for New Common Shares. The law is uncertain as to the characterization of such payments, but the Debtors believe and plan to take the position that the New Holdings Creditor Warrants are part of the amount realized by a holder on the exchange of its Allowed Class H-4 Claim for New Common Shares.

                           (c)   Market Discount

                  The market discount provisions of the IRC may apply to holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one (1) year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, its revised issue price) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. Gain recognized by a Claim holder with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Claim holder's period of ownership, unless the Claim holder elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

                  2.       Non-United States Persons

                  A holder of a Claim against a Debtor that is a Non-United States Person generally will not be subject to United States federal income tax with respect to property received in exchange for such Claim pursuant to the Plan, unless, among other things, (a) such Claim holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) if such Claim holder is an individual, such Claim holder is present in the United States for 183 days or more during the taxable year of the exchange, and certain other requirements are met.

                  3.       Information Reporting and Backup Withholding

                  Certain payments, including the payments with respect to Claims pursuant to the Plan, are generally subject to information reporting by the payor (the relevant Debtor) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

                  Holders of Claims that are Non-United States Persons will generally not be subject to backup withholding, provided that the holders furnish certification of their status as Non-United States Persons (and furnish any other required certifications), or are otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN.

                  Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a United States federal income tax return).

                  C.       Importance of Obtaining Professional Tax Assistance

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

                    IX.  FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.       Feasibility of the Plan

                  In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

                  To support their belief in the feasibility of the Plan, the Debtors have relied upon pro forma financial projections, which are annexed to this Disclosure Statement as Appendix D.

                  The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, and to fund their operations as contemplated by the Business Plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

                  The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

                  The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in Section VI of the Disclosure Statement entitled "Certain Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

                  ICG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

                  SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Projections contain statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in the Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, Business Plan, bank financing, debt and equity market conditions and the Debtors' future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to the Debtors' liquidity position or operations of the Debtors' various businesses, adverse developments in the Debtors' efforts to renegotiate funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors' Business Plan (including the time line to emerge from Chapter 11), the difficulty in controlling costs and integrating new operations, the ability of the Debtors to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Debtors to obtain profitability, the ability of the Debtors' to recruit and maintain skilled management and employees, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

B.       Acceptance of the Plan

                  As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

                  Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, Classes H-3, H-4, S-3, S-4 and S-5 will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.       Best Interests Test

                  As noted above, even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires a Bankruptcy Court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a Bankruptcy Court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

                  To calculate the probable distribution to holders of each impaired class of claims and interests if the Debtors were liquidated under Chapter 7, a Bankruptcy Court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its Chapter 11 cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

                  The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its Chapter 11 cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection claims.

                  Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity securityholders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.       Liquidation Analyses

                  In order to determine the amount of liquidation value available to creditors, the Debtors, with the assistance of their financial advisor, Zolfo Cooper, prepared liquidation analyses, annexed hereto as Appendix C (the "Liquidation Analyses"), which concludes that in a Chapter 7 liquidation, holders of prepetition unsecured Claims against the Holdings Debtors and Services Debtors, respectively, would receive less of a recovery compared to the recovery under the Plan, and, potentially, no recovery whatsoever. This conclusion is premised upon the assumptions set forth in Appendix C, which the Debtors and Zolfo Cooper believe are reasonable.

                  Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and\or business units, as well as the amount of Claims that will ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors' incomplete review of any Claims filed and the Debtors' books and records. No Order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that is at the lowest end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible Chapter 7 liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E.       Valuation of the Reorganized Debtors

                  The Reorganized Debtors have been advised by DrKW with respect to the value of Reorganized ICG. At the request of the Debtors, DrKW performed a valuation analysis for the purposes of determining the value available to distribute to holders of Claims and Interests pursuant to the Plan and to analyze the relative recoveries to holders of Claims and Interests thereunder. This analysis was based on the Debtors' financial projections, as well as current market conditions and statistics. The values are as of an assumed Effective Date of April 30, 2002, and are based upon information available to and analyses undertaken by DrKW during February 2002.

                  The reorganization value of the Reorganized Debtors was assumed for the purposes of the Plan by the Debtors, based on advice from DrKW, to be between approximately $350 million to $500 million. Based upon the going concern value of the Debtors' business and an assumed total debt (prior to the New Convertible Notes) of approximately $208 million, and the Debtors have employed an assumed range of equity values for Reorganized ICG of approximately $142 million to $292 million. The enterprise valuation implied by the New Convertible Notes is $413 million. The implied recoveries to Class H-4 and Class S-4 will also be driven by the conversion of the New Convertible Notes, and the exercise and value of the New Holdings Creditor Warrants and the Management Options.

                  In performing its analysis, DrKW used discounted cash flow, comparable companies trading multiples and comparable transaction multiples methodologies to arrive at the going concern value of the Debtors' business. These valuation techniques reflect both the market's current view of the Debtors' business plan and operations, as well as a longer-term focus on the intrinsic value of the cash flow projections in the Debtors' business plan. The valuation multiples and discount rates used by DrKW to arrive at the going concern value of the Debtors' business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of ICG and general capital market conditions. In selecting such comparable companies, DrKW considered factors such as the focus of the comparable companies' businesses as well as such companies' current and projected operating performance relative to the Debtors and the turnaround required for ICG to perform as projected.

                  The foregoing valuations are based on a number of measured assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the financial projections, the availability of certain tax attributes, the outcome of certain expectations regarding market conditions, and the Plan becoming effective in accordance with its terms. The estimates of value represent hypothetical reorganization values of the Reorganized Debtors as the continuing operator of their business and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the Debtors' business is subject to uncertainties and contingencies that are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.

                  In preparing a range of the estimated reorganization value of Reorganized ICG and the going concern value of the Debtors' business, DrKW: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Debtors, including financial and operational projections developed by management relating to its business and prospects; (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects; (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Debtors; (v) considered certain economic and industry information relevant to the operating business; and (vi) conducted such other analyses as DrKW deemed appropriate to help assess the volatility associated with the Debtors' financial results and projections. Although DrKW conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plan, DrKW assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information.

F. Application of the "Best Interests" of Creditors Test to the Liquidation Analyses and the Valuation

                  It is impossible to determine with any specificity the value each creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of recoveries is due to, among other things, the lack of any public market for the New Common Shares.

                  Notwithstanding the difficulty in quantifying recoveries to holders of Allowed Claims with precision, the Debtors believe that the financial disclosures and projections contained herein imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. As set forth in the Liquidation Analysis for the Services Debtors, holders of Allowed Claims in Class S-5 are estimated to receive a 100% recovery in a Chapter 7 liquidation, and under the Plan, such Claim holders are also estimated to receive a 100% recovery. In the Liquidation Analyses for the Holdings Debtors and the Services Debtors, holders of unsecured Claims against the Holdings Debtors and the Services Debtors, respectively, are estimated not to receive any recovery in a Chapter 7 liquidation (at the midpoint of the estimates set forth in the Liquidation Analyses). Conversely, under the Plan, holders of Allowed Claims in Class H-3 and S-3 will receive 50% recovery and holders of Allowed Claims in Class H-4 and S-4 will receive a recovery of New Securities, which have substantial value.

                  Accordingly, the Debtors believe that the "best interests" test of section 1129 of the Bankruptcy Code is satisfied.

G. Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative

                  In view of the deemed rejection by holders of Classes H-5 and S-6, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. The Debtors further reserve the right to seek confirmation of the Plan with respect to the holders of Class H-3, H-4, S-3, S-4 and S-5 Claims in the event such holders vote to reject the Plan. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

                  The Debtors believe the Plan does not discriminate unfairly with respect to holders of Claims in Classes H-5 and S-6. Classes H-5 and S-6 includes all holders of ICG Interests and Services Interests, respectively, and claims subordinated to other Claims under section 510(b) or (c) of the Bankruptcy Code, holders of which are not entitled to payment under the absolute priority rule until all creditors have been paid in full. Thus, because all interest holders and subordinated claimholders are similarly treated, there is no unfair discrimination with respect to holders of Class H- 5 and S-6 Claims.

                  A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

                  A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

                  The Debtors believe that they will meet the "fair and equitable" requirements of section 1129(b) with respect to holders of Class H-5 and S-6 Claims in that no holders of junior claims or interests will receive distributions under the Plan.

        X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  The Debtors believe that the Plan affords holders of Class H-3, H-4, S-3, S-4 and S- 5 Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of reorganization, or (b) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A.       Alternative Plan(s) of Reorganization

                  If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

                  With respect to an alternative plan, the Debtors have explored various alternatives in connection with formulation and development of the Plan. See Section IX. The Debtors believe that the Plan enables creditors to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan of reorganization, has the greatest chance to be confirmed and consummated.

B.       Liquidation under Chapter 7 or Chapter 11

                  If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to Creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

                  The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets. More importantly, as set forth in Appendix C, consequences of conversion to a Chapter 7 liquidation would likely result in the immediate cessation of the Debtors' businesses, leaving little or no value for prepetition unsecured creditors.

                  The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could theoretically be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Because there will be no need to appoint a Chapter 7 trustee and hire new professionals, a Chapter 11 liquidation might be less costly than a Chapter 7 liquidation and thus provide larger net distributions to creditors than in a Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

                  Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return anticipated by the Plan.

                   XI. THE SOLICITATION; VOTING PROCEDURE

A.       Parties in Interest Entitled to Vote

                  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

                  In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B. Classes Impaired under the Plan

                  Classes H-3, H-4, S-3, S-4 and S-5 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. By operation of law, Classes H-5 and S-6 are deemed to have rejected the Plan and therefore are not entitled to vote to accept or reject the Plan.

C.       Waivers of Defects, Irregularities, Etc.

                  Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

D. Withdrawal of Ballots; Revocation

                  Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth below. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

                  Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

                  Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

E.       Further Information; Additional Copies

                  If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

                           Logan & Company, Inc.
                              546 Valley Road
                         Upper Montclair, NJ 07043
                         (973) 509-3190 (telephone)
                         (973) 509-3191 (facsimile)


                     XII. RECOMMENDATION AND CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Debtors and the Official Committee of Unsecured Creditors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Class H-3, H-4, S-3, S-4 and S-5 Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Voting Agent on or before May 10, 2002 at 5:00 pm. (prevailing Eastern
Time) on the Voting Deadline.

Dated as of: April 3, 2002
Englewood, Colorado


                           ICG COMMUNICATIONS, INC.
                           (for itself and on behalf of the Subsidiary Debtors)



                           By:    /s/ Randall E. Curran
                              -------------------------------------------------
                           Name:     Randall E. Curran
                           Title:   Chief Executive Officer of ICG
                                    Communications, Inc.




Skadden, Arps, Slate, Meagher & Flom (ILLINOIS)
Timothy R. Pohl
Rena M. Samole
333 W. Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700

          -and-

   /S/ GREGG M. GALARDI
-------------------------------------------------
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Gregg M. Galardi
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Attorneys for Debtors and Debtors-in-Possession




                                APPENDIX A

                Second Amended Joint Plan of Reorganization
                    of ICG Communications, Inc. et. al.
                     ----------------------------------

                   IN THE UNITED STATES BANKRUPTCY COURT

                        FOR THE DISTRICT OF DELAWARE




- - - - - - - - - - - - - - - - - - - - - - - -  x
                                                 :    Chapter 11
                                                 :
In re:                                           :
                                                 :    Case No. 00-4238 (PJW)
ICG COMMUNICATIONS, INC.                         :
         et al.,                                 :
         -- --
                                                 :    Jointly Administered
                           Debtors.              :
                                                 x
- - - - - - - - - - - - - - - - - - - - - - - -



               SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
                ICG COMMUNICATIONS, INC. AND ITS AFFILIATED
                     DEBTORS AND DEBTORS IN POSSESSION
                     ---------------------------------


David S. Kurtz
Timothy R. Pohl
Rena M. Samole
SKADDEN, ARPS, SLATE, MEAGHER
     & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285
(312) 407-0700

         - and -

Gregg M. Galardi (I.D. No. 2991)
SKADDEN, ARPS, SLATE, MEAGHER
         & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
(302) 651-3000

Counsel for Debtors and Debtors in Possession
Dated as of: April 3, 2002




                             TABLE OF CONTENTS

                                                                           Page

EXHIBITS...................................................................vii

INTRODUCTION.................................................................1

ARTICLE I

   DEFINITIONS, RULES OF INTERPRETATION,
   COMPUTATION OF TIME AND GOVERNING LAW.....................................1
   A.     Scope Of Definitions; Rules Of Construction........................1
   B.     Definitions........................................................1
              1.1     "Administrative Claim".................................1
              1.2     "Allowed Claim"........................................1
              1.3     "Allowed Class . . . Claim"............................1
              1.4     "Ballots"..............................................2
              1.5     "Bankruptcy Code"......................................2
              1.6     "Bankruptcy Court".....................................2
              1.7     "Bankruptcy Rules".....................................2
              1.8     "Bar Date(s)"..........................................2
              1.9     "BoA"..................................................2
              1.10    "Business Day".........................................2
              1.11    "Cash".................................................2
              1.12    "Chapter 11 Case"......................................2
              1.13    "Chief Executive Officer"..............................2
              1.14    "Claim"................................................2
              1.15    "Claims Objection Deadline"............................2
              1.16    "Claims Resolution Committee"..........................2
              1.17    "Class"................................................2
              1.18    "Class H-4 Stock Pool".................................2
              1.19    "Class S-4 Stock Pool".................................2
              1.20    "Collateral"...........................................3
              1.21    "Confirmation".........................................3
              1.22    "Confirmation Date"....................................3
              1.23    "Confirmation Hearing".................................3
              1.24    "Confirmation Order"...................................3
              1.25    "Convenience Claims"...................................3
              1.26    "Credit Documents".....................................3
              1.27    "Creditor".............................................3
              1.28    "Creditors' Committee".................................3
              1.29    "Cure".................................................3
              1.30    "Debtor(s)"............................................3
              1.31    "Dilution".............................................3
              1.32    "Disclosure Statement".................................3
              1.33    "Disbursing Agent".....................................3
              1.34    "Disputed Claim".......................................3
              1.35    "Disputed Claim Amount"................................4
              1.36    "Distribution Date"....................................4
              1.37    "Distribution Record Date".............................4
              1.38    "Effective Date".......................................4
              1.39    "Estate(s)"............................................4
              1.40    "Exit Financing".......................................4
              1.41    "Face Amount"..........................................4
              1.42    "Final Order"..........................................4
              1.43    "General Unsecured Claim"..............................5
              1.44    "Holdings Debtors".....................................5
              1.45    "ICG Interests"........................................5
              1.46    "Impaired".............................................5
              1.47    "Indemnification Obligation"...........................5
              1.48    "Indenture Trustees"...................................5
              1.49    "Intercompany Claim"...................................5
              1.50    "Interest".............................................5
              1.51    "Lender"...............................................5
              1.52    "Lien".................................................5
              1.53    "Litigation Claims"....................................5
              1.54    "Management Option Plan"...............................5
              1.55    "Management Option Plan Participants"..................5
              1.56    "Management Options"...................................6
              1.57    "New Common Shares"....................................6
              1.58    "New Convertible Notes"................................6
              1.59    "New Holdings Creditor Warrants".......................6
              1.60    "New Secured Notes"....................................6
              1.61    "New Securities".......................................6
              1.62    "New Senior Subordinated Term Loan" ...................6
              1.63    "Non-Debtor Subsidiaries"..............................6
              1.64    "Old Common Shares"....................................6
              1.65    "Old Holdings Indentures"..............................6
              1.66    "Old Holdings Note Claims".............................6
              1.67    "Old Holdings Notes"...................................6
              1.68    "Old Indentures".......................................6
              1.69    "Old Note Claims"......................................6
              1.70    "Old Notes"............................................6
              1.71    "Old Preferred Shares".................................7
              1.72    "Old Securities".......................................7
              1.73    "Old Services Indentures"..............................7
              1.74    "Old Services Note Claims".............................7
              1.75    "Old Services Notes"...................................7
              1.76    "Old Stock Options"....................................7
              1.77    "Other Priority Claim".................................7
              1.78    "Other Secured Claims".................................7
              1.79    "Person" ..............................................7
              1.80    "Petition Date"........................................7
              1.81    "Plan".................................................7
              1.82    "Plan Exhibit".........................................7
              1.83    "Pre-Petition Credit Agreement"........................7
              1.84    "Pre-Petition Credit Facility Agreements"..............7
              1.85    "Priority Tax Claim"...................................7
              1.86    "Professional".........................................7
              1.87    "Professional Fee Claim"...............................8
              1.88    "Pro Rata".............................................8
              1.89    "Proof of Claim".......................................8
              1.90    "Quarterly Distribution Date"..........................8
              1.91    "Registration Rights Agreement"........................8
              1.92    "Reinstated" or "Reinstatement"........................8
              1.93    "Reorganized Debtor(s)"................................8
              1.94    "Reorganized Subsidiary Debtor(s)".....................8
              1.95    "Reorganized ICG"......................................8
              1.96    "Restructuring Transactions"...........................8
              1.97    "Schedules"............................................8
              1.98    "Secured Claim"........................................8
              1.99    "Secured Lender Claim".................................9
              1.100   "Securities Act".......................................9
              1.101   "Services Debtors".....................................9
              1.102   "Services Interests"...................................9
              1.103   "Special Committee"....................................9
              1.104   "Subordinated Claims"..................................9
              1.105   "Subsidiaries".........................................9
              1.106   "Subsidiary Debtors"...................................9
              1.107   "Subsidiary Interests".................................9
              1.108   "Substantial Contribution Claim".......................9
              1.109   "Unimpaired"...........................................9
              1.110   "Unimpaired Claim".....................................9
              1.111   "Voting Record Date"...................................9

    C.                Rules of Interpretation................................9

    D.                Computation of Time...................................10

    E.                Governing Law.........................................10

ARTICLE II

         CLASSIFICATION OF CLAIMS AND INTERESTS.............................10
              2.1     Introduction..........................................10
              2.2     Classification of Unimpaired Holdings Debtors'
                      Claims and Interests..................................10
              2.3     Classification of Impaired Holdings Debtors'
                      Claims and Interests..................................11

              2.4     Classification of Unimpaired Services Debtors'
                      Claims and Interests Against the Holdings Debtors.....11
              2.5     Classification of Impaired Services Debtors'
                      Claims and Interests..................................11

ARTICLE III

         TREATMENT OF CLAIMS AND INTERESTS..................................12
              3.1     Unclassified Claims...................................12

              3.2     Unimpaired Classes of Holdings Debtors' Claims
                      and Interests.........................................12
              3.3     Impaired Classes of Holdings Debtors' Claims and
                      Interests.............................................13
              3.4     Unimpaired Classes Of Services Debtors' Claims and
                      Interests.............................................13
              3.5     Impaired Classes Of Services Debtors' Claims
                      and Interests.........................................14
              3.6     Reservation of Rights Regarding Claims................14

ARTICLE IV

         ACCEPTANCE OR REJECTION OF THE PLAN................................14
              4.1     Impaired Classes of Claims and Interests Entitled
                      to Vote...............................................14
              4.2     Acceptance by an Impaired Class.......................14
              4.3     Presumed Acceptances by Unimpaired Classes............14
              4.4     Classes Deemed to Reject Plan.........................15
              4.5     Summary of Classes Voting on the Plan.................15
              4.6     Confirmation Pursuant to Section 1129(b) of the
                      Bankruptcy Code.......................................15

ARTICLE V

         MEANS FOR IMPLEMENTATION OF THE PLAN...............................15
              5.1     Continued Corporate Existence.........................15
              5.2     Cancellation Of Old Securities And Agreements.........15
              5.3     Certificates of Incorporation and By-laws.............15
              5.4     Restructuring Transactions............................16
              5.5     Issuance of New Securities............................16
              5.6     Compensation And Benefit Programs.....................17
              5.7     Directors And Officers of Reorganized Debtors.........17
              5.8     Revesting Of Assets; Releases of Liens................17
              5.9     Preservation Of Rights Of Action......................17
              5.10    Effectuating Documents; Further Transactions..........18
              5.11    Exemption From Certain Transfer Taxes.................18
              5.12    Releases and Related Matters..........................18
              5.13    Lucent Settlement.....................................19
              5.14    Cisco Settlement......................................19
              5.15    Exit Financing........................................19

ARTICLE VI

         SUBSTANTIVE CONSOLIDATION..........................................20
              6.1     Substantive Consolidation.............................20
              6.2     Order Granting Substantive Consolidation..............20

ARTICLE VII

         TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..............21
              7.1     Assumed Contracts And Leases..........................21
              7.2     Payments Related To Assumption Of Contracts and
                      Leases................................................21
              7.3     Rejected Contracts and Leases.........................22
              7.4     Rejection Damages Bar Date  ..........................22

ARTICLE VIII

         PROVISIONS GOVERNING DISTRIBUTIONS.................................22
              8.1     Distributions For Claims Allowed As Of The Effective
                      Date..................................................22
              8.2     Interest On Claims....................................22
              8.3     Distributions by Disbursing Agent.....................22

              8.4     Record Date For Distributions To Holders Of Lender
                      Claims and Old Notes..................................23
              8.5     Means Of Cash Payment.................................23

              8.6     Calculation Of Distribution Amounts Of New
                      Common Shares and New Holdings Creditor Warrants......23
              8.7     Delivery Of Distributions.............................23
              8.8     Surrender of Securities and Instruments...............24
              8.9     Withholding And Reporting Requirements................24
              8.10    Setoffs...............................................25

ARTICLE IX

         PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED
         AND DISTRIBUTIONS WITH RESPECT THERETO.............................25
              9.1     Prosecution Of Objections to Claims...................25
              9.2     Treatment of Disputed Claims..........................26
              9.3     Disputed Claims Reserves..............................26
              9.4     Distributions on Account of Disputed Claims Once
                      They Are Allowed and Additional Distributions on
                      Account of Previously Allowed Claims..................26

ARTICLE X

         CONDITIONS PRECEDENT TO CONFIRMATION
         AND CONSUMMATION OF THE PLAN.......................................26
              10.1    Conditions To Confirmation............................26
              10.2    Conditions To Effective Date..........................26
              10.3    Waiver Of Conditions..................................27

ARTICLE XI

         RETENTION OF JURISDICTION..........................................27

ARTICLE XII

         MISCELLANEOUS PROVISIONS...........................................28
              12.1    Professional Fee Claims...............................28
              12.2    Administrative Claims Bar Date........................29
              12.3    Payment Of Statutory Fees.............................29
              12.4    Modifications and Amendments..........................29
              12.5    Severability Of Plan Provisions.......................29
              12.6    Successors And Assigns................................29
              12.7    Compromises and Settlements...........................30
              12.8    Releases And Satisfaction Of Subordination and Other
                      Rights................................................30
              12.9    Discharge Of The Debtors..............................30
              12.10   Injunction............................................30
              12.11   Exculpation And Limitation Of Liability...............31
              12.12   Binding Effect........................................31
              12.13   Revocation, Withdrawal, Or Non-Consummation...........31
              12.14   Plan Exhibits.........................................32
              12.15   Notices...............................................32
              12.16   Indemnification and Related Matters...................33
              12.17   Prepayment............................................33
              12.18   Dissolution of the Creditors' Committee and
                      Establishment of the Claims Resolution Committee .....33
              12.19   Term Of Injunctions Or Stays..........................35



                             EXHIBITS

Exhibit A             Form of Certificate of Incorporation of Reorganized ICG

Exhibit B             Form of Bylaws of Reorganized ICG

Exhibit C             Form of Management Option Plan

Exhibit D             Termsheet for New Holdings Creditor Warrants

Exhibit E             Termsheet for New Secured Notes

Exhibit F             Form of Registration Rights Agreement

Exhibit G             Commitment Letter and Termsheet For New Convertible Notes

Exhibit H             Commitment Letter and Termsheet for New Senior
                      Subordinated Term Loan


                                            SCHEDULES

Schedule 1.63         Schedule of Non-Debtor Subsidiaries

Schedule 1.106        Schedule of Subsidiary Debtors

Schedule 5.9          Schedule of Causes of Action to be Retained by
                      Reorganized ICG

Schedule 5.13         Lucent Settlement Agreement

Schedule 5.14         Cisco Settlement Agreement

Schedule 7.1          Non-Exclusive Schedule of Assumed Contracts

Schedule 7.3          Exclusive Schedule of Rejected Contracts




                                INTRODUCTION

         ICG Communications, Inc., a Delaware corporation ("ICG"), and those entities listed on Schedule 1.106 hereto (collectively, the "Subsidiary Debtors"), hereby propose the following joint plan of reorganization (the "Plan") for the resolution of their outstanding creditor Claims (as defined herein) and equity Interests (as defined herein). Reference is made to the Disclosure Statement (as defined herein) distributed contemporaneously herewith, for a discussion of the Debtors' history, businesses, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, including the New Securities (as defined herein) to be issued under the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

         All holders of Claims are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and Article XII of this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.




                                 ARTICLE I

                   DEFINITIONS, RULES OF INTERPRETATION,
                   COMPUTATION OF TIME AND GOVERNING LAW

A.       Scope Of Definitions; Rules Of Construction

         For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.       Definitions

         1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under 28 U.S.C. ss. 1930 and
(d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

         1.2 "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in this Plan.

         1.3 "Allowed Class . . . Claim" means an Allowed Claim in the particular Class described.

         1.4 "Ballots" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote as specified in Section 4.1 of this Plan, in connection with the solicitation of acceptances of the Plan.

         1.5 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C.ss.ss. 101-1330, as now in effect or hereafter amended.

         1.6 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case.

         1.7 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

         1.8 "Bar Date(s)" means the date(s), if any, designated by the Bankruptcy Court as the last dates for filing proofs of Claim or Interest against the Debtors.

         1.9 "BoA" means Bank of America, N.A.

         1.10 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

         1.11 "Cash" means legal tender of the United States or equivalents thereof.

         1.12 "Chapter 11 Case" means the jointly administered Chapter 11 cases of the Debtors.

         1.13 Chief Executive Officer means, at any time prior to the Effective Date, the Person holding the title of chief executive officer of ICG, and at any time after the Effective Date, the Person holding the title of chief executive officer of Reorganized ICG.

         1.14 "Claim" means a claim against the Debtors, or any of them, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

         1.15 "Claims Objection Deadline" means the last day for filing objections to Disputed Claims, which day shall be ninety (90) days after the Effective Date, unless such date is extended by the Bankruptcy Court upon request by the Debtors.

         1.16 "Claims Resolution Committee" means the committee established pursuant to Section 12.18 of this Plan.

         1.17 "Class" means a category of holders of Claims or Interests, as described in Article II of this Plan.

         1.18 "Class H-4 Stock Pool" means New Common Shares in an amount equal to (a) eight (8) million multiplied by a fraction, the numerator of which is the amount of Allowed General Unsecured Claims against the Holdings Debtors and the denominator of which is the amount of all Allowed General Unsecured Claims plus (b) 280,000 New Common Shares.

         1.19 "Class S-4 Stock Pool" means New Common Shares in an amount equal to (a) eight (8) million multiplied by a fraction, the numerator of which is the amount of Allowed General Unsecured Claims against the Services Debtors, and the denominator of which is the amount of all Allowed General Unsecured Claims minus (b) 280,000 New Common Shares .

         1.20 "Collateral" means any property or interest in the property of a Debtor's Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

         1.21 "Confirmation" means entry by the Bankruptcy Court of the Confirmation Order.

         1.22 "Confirmation Date" means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

         1.23 "Confirmation Hearing" means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code.

         1.24 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

         1.25 "Convenience Claims" means any Claim that otherwise would be an Allowed Class H-4 or S-4 Claim against the Debtors in an amount equal to or less than $5,000. Holders of Claims in excess of $5,000 may, by an irrevocable written election made on a validly executed and timely delivered ballot, reduce all of such holder's Claims to $5,000 in the aggregate, and thus have such reduced, single Claim classified in Class H-3 or S-3.

         1.26 "Credit Documents" means the "Credit Documents" as defined in the Pre-Petition Credit Agreement.

         1.27 "Creditor" means any Person who holds a Claim against any of the Debtors.

         1.28 "Creditors' Committee" means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

         1.29 "Cure" means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

         1.30 "Debtor(s)" means, individually, ICG and each of the Subsidiary Debtors, and collectively, ICG and the Subsidiary Debtors, including in their capacity as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code, and as reorganized hereunder.

         1.31 "Dilution" means dilution subsequent to the Effective Date
(a) from conversion of the New Convertible Notes into New Common Shares,
(b) from exercise of the New Holdings Creditor Warrants, (c) to the extent necessary to give effect to the exercise of the Management Options, (c) from the exercise of the warrants to be issued in connection with the New Senior Subordinated Term Loan, or (e) otherwise as a result of the issuance of common shares, implementation of other management incentive programs or other action taken by the board of directors of Reorganized ICG.

         1.32 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3018.

         1.33 "Disbursing Agent" means Reorganized ICG or any party designated by Reorganized ICG, in its sole discretion, to serve as disbursing agent under the Plan.

         1.34 "Disputed Claim" means any Claim that has not been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, and


                  (a) if no Proof of Claim has been, or deemed to have been filed, by the applicable Bar Date, which has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court;

                  (b) if a Proof of Claim has been filed, or deemed to have been filed, by the applicable Bar Date (i) a Claim for which a corresponding Claim has been listed on the Schedules as unliquidated, contingent or disputed; (ii) a Claim for which a corresponding Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, but the amount of such Claim as asserted in the Proof of Claim varies from the amount of such Claim as listed in the Schedules; or (iii) as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, or determined by a Final Order;

                  (c) for which a Proof of Claim was required to be filed by order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed; or

                  (d) that is disputed in accordance with the provisions of this Plan.

         1.35 "Disputed Claim Amount" means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Debtors and the holder of such Disputed Claim; or (iii) if a request for estimation is filed by the Debtors, the amount at which such Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) an amount agreed to by the Debtors and the holder of such Disputed Claim or (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim; or (c) if the Claim was listed on the Schedules as unliquidated, contingent or disputed and no Proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, zero.

         1.36 "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, upon which distributions are made by the Reorganized Debtors, to holders of Allowed Claims entitled to receive distributions under this Plan.

         1.37 "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

         1.38 "Effective Date" means the Business Day on which all conditions to the consummation of the Plan as set forth in Section 10.2 of this Plan have been satisfied or waived as provided in Article X of this Plan and is the effective date of the Plan.

         1.39 "Estate(s)" means, individually, the estate of each Debtor in the Chapter 11 Case, and, collectively, the estates of all Debtors in the Chapter 11 Case, created pursuant to section 541 of the Bankruptcy Code.

         1.40 "Exit Financing" means the issuance by Reorganized ICG on the Effective Date of the New Senior Subordinated Term Loan and the New Convertible Notes.

         1.41 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

         1.42 "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

         1.43 "General Unsecured Claim" means a Claim against the Debtors that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, Secured Lender Claim, Subordinated Claim or Convenience Claim.

         1.44 "Holdings Debtors" means all Debtors, collectively, other than the Services Debtors.

         1.45 "ICG Interests" means, collectively, the Old Common Shares, the Old Preferred Shares, and the Old Stock Options, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Old Common Shares, Old Preferred Shares, Old Stock Options, or other equity ownership interests in ICG or any of the other Holdings Debtors (other than the Subsidiary Interests), and any contracts subscriptions, commitments or agreements pursuant to which a party was or could have been entitled to receive shares, securities or other ownership interests in ICG or any of the other Holdings Debtors (other than the Subsidiary Interests).

         1.46 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         1.47 "Indemnification Obligation" means any obligation of any of the Debtors to indemnify, reimburse or provide contribution to any present or former officer, director or employee, or any present or former professionals, advisors or representatives of the Debtors, pursuant to by-laws, articles of incorporation, contract or otherwise as may be in existence immediately prior to the Petition Date.

         1.48 "Indenture Trustees" means (a) with respect to the Old Services Notes, Bank One or its successor, in either case, in its capacity as indenture trustee for each of the Old Services Notes, and (b) with respect to the Old Holdings Notes, HSBC Bank USA or its successor, in either case, in its capacity as indenture trustee for each of the Old Holdings Notes.

         1.49 "Intercompany Claim" means, as the case may be, any Claim (a) by a Debtor against another Debtor or (b) by a Non-Debtor Subsidiary against a Debtor.

         1.50 "Interest" means (a) the legal, equitable, contractual and other rights of any Person (including any 401K plan or plan participant) with respect to ICG Interests, (b) the legal, equitable, contractual or other rights of any Person with respect to the Subsidiary Interests and (c) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

         1.51 "Lender" means a "Lender" as defined in the Pre-Petition Credit Agreement, dated as of August 12, 1999, Royal Bank of Canada as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. as sole book-runner and lead arranger for the Lenders, BoA and Barclays Bank Plc as co-documentation agents, and their individual successors and assigns.

         1.52 "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

         1.53 "Litigation Claims" means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, which are to be retained by the Reorganized Debtors pursuant to Section 5.9 of this Plan.

         1.54 "Management Option Plan" means a stock option plan to be adopted by Reorganized ICG pursuant to Section 5.6 of this Plan, in substantially the form of Exhibit C to this Plan.

         1.55 "Management Option Plan Participants" means the employees of Reorganized ICG entitled to participate in the Management Option Plan.

         1.56 "Management Options" means the options to be issued by Reorganized ICG to the Management Option Plan Participants to purchase New Common Shares pursuant to the provisions of the Management Option Plan.

         1.57 "New Common Shares" means the common shares of Reorganized ICG authorized pursuant to Section 5.5 of this Plan.

         1.58 "New Convertible Notes" means the convertible unsecured promissory notes to be issued on the Effective Date, as contemplated by
Section 5.15 of the Plan, with the terms and conditions substantially as set forth in Exhibit G to this Plan.

         1.59 "New Holdings Creditor Warrants" means the warrants to purchase 800,000 New Common Shares, with terms and conditions set forth in Exhibit D to this Plan, to be issued on the Effective Date by Reorganized ICG pursuant to Section 5.5 of this Plan for distribution to holders of Allowed Claims in Class H-4, if Class H-4 accepts the Plan pursuant to
Section 3.3(b) of this Plan.

         1.60 "New Secured Notes" means the secured promissory notes to be issued on the Effective Date by Reorganized ICG pursuant to Section 5.5 of this Plan for distribution to holders of Allowed Claims in Class S-5, with the terms and conditions substantially as set forth in Exhibit E to this Plan.

         1.61 "New Securities" means, collectively, the Management Options, New Common Shares, New Holdings Creditor Warrants, and New Secured Notes.

         1.62 "New Senior Subordinated Term Loan" means the new senior subordinated term loan to be made on the Effective Date to Reorganized ICG in the principal amount of $25 million, to be arranged by Cerberus Capital Management L.P., as contemplated by Section 5.15 of this Plan, with the terms and conditions substantially set forth in Exhibit H to this Plan.

         1.63 "Non-Debtor Subsidiaries" means, collectively, the direct and indirect subsidiaries of ICG listed on Schedule 1.63, which have not commenced Chapter 11 cases and thus are not Debtors.

         1.64 "Old Common Shares" means the common shares of ICG issued and outstanding as of the Petition Date.

         1.65 "Old Holdings Indentures" means Indentures (a) dated March 11, 1997, between Norwest, as trustee, and ICG Holdings, Inc., for the 11 5/8% Senior Notes due 2007; (b) dated April 30, 1996, between Norwest, as trustee, and ICG Telecom Group, Inc. (f/k/a Intelcom Group, Inc.) for the 12 1/2% Senior Notes due 2006; and (c) dated August 8, 1995, between Norwest, as trustee, and ICG Telecom Group, Inc. (f/k/a Intelcom Group, Inc.), for the 13 1/2% Senior Notes due 2005, pursuant to which the Old Holdings Notes were issued and are outstanding.

         1.66 "Old Holdings Note Claims" means any Claim arising from the Old Holdings Notes.

         1.67 "Old Holdings Notes" means the (a) the 11 5/8% Senior Notes due 2007 issued by ICG Holdings, Inc.; (b) the 12 1/2% Senior Notes due 2006 issued by ICG Telecom Group, Inc. (f/k/a Intelcom Group, Inc.); and
(c) the 13 1/2% Senior Notes due 2005 issued by ICG Telecom Group, Inc. (f/k/a Intelcom Group, Inc.), issued and outstanding under the respective Old Holdings Indentures.

         1.68 "Old Indentures" means, collectively, the Old Holdings Indentures and the Old Services Indentures.

         1.69 "Old Note Claims" means, collectively, the Old Holdings Note Claims and the Old Services Note Claims.

         1.70 "Old Notes" means, collectively, the Old Holdings Notes and the Old Services Notes.

         1.71 "Old Preferred Shares" means the preferred shares of any of the Debtors issued and outstanding as of the Petition Date, including (i) ICG Communications, Inc. 8% Series A-1, A-2, and A-3 Convertible Preferred Securities Mandatorily Redeemable 2009; (ii) ICG Funding, LLC Exchangeable Limited Liability Company Preferred Securities Mandatorily Redeemable 2009;
(iii) ICG Communications, Inc. 6 3/4% Preferred Stock Mandatorily Redeemable 2009; (iv) ICG Holdings, Inc. 14% Preferred Stock, Mandatorily Redeemable 2008; and (v) ICG Holdings, Inc. 14 1/4% Preferred Stock Mandatorily Redeemable 2007.

         1.72 "Old Securities" means collectively, the Old Common Shares, the Old Preferred Shares, the Old Stock Options and the Old Notes.

         1.73 "Old Services Indentures" means Indentures (a) dated April 27, 1998, between Norwest, as trustee, and ICG Services, Inc., for the 9 7/8% Senior Notes due 2008; and (b) dated February 12, 1998, between Norwest, as trustee, and ICG Services, Inc., for the 10% Senior Notes due 2008, pursuant to which the Old Services Notes were issued and are outstanding.

         1.74 "Old Services Note Claims" means any Claim arising from the Old Services Notes.

         1.75 "Old Services Notes" means the (a) 9 7/8% Senior Notes due 2008 issued by ICG Services, Inc.; and (b) the 10% Senior Notes due 2008, dated February 12, 1998 issued by ICG Services, Inc., issued and outstanding under the respective Old Services Indentures.

         1.76 "Old Stock Options" means the outstanding options to purchase Old Common Shares or Old Preferred Shares, as of the Petition Date.

         1.77 "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

         1.78 "Other Secured Claims" means all Secured Claims against any of the Debtors, as the case may be, other than the Secured Lender Claims.

         1.79 "Person" means Person as defined in section 101 (41) of the Bankruptcy Code.

         1.80 "Petition Date" means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Case.

         1.81 "Plan" means this Chapter 11 reorganization plan and all exhibits annexed hereto or referenced herein, as the same may be amended, modified or supplemented from time to time.

         1.82 "Plan Exhibit" means any exhibit or schedule attached hereto.

         1.83 "Pre-Petition Credit Agreement" means the Credit Agreement, dated as of August 12, 1999, among ICG, as borrower, the Lenders, Royal Bank of Canada, as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., as sole book-runner and lead arranger for the Lenders, and BoA and Barclays Bank Plc as co-documentation agents, as amended.

         1.84 "Pre-Petition Credit Facility Agreements" mean the
Pre-Petition Credit Agreement and the Credit
Documents.

         1.85 "Priority Tax Claim" means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         1.86 "Professional" means any professional employed in the Chapter 11 Case pursuant to sections 327 or 1103 of the Bankruptcy Code or otherwise and any professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(4) of the Bankruptcy Code.

         1.87 "Professional Fee Claim" means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

         1.88 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) in such Class, unless the Plan provides otherwise.

         1.89 "Proof of Claim" means the proof of claim that must be filed by a holder of an Impaired Unsecured Claim by the Bar Date.

         1.90 "Quarterly Distribution Date" means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 30 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

         1.91 "Registration Rights Agreement" means an agreement to be entered into between Reorganized ICG and certain holders of General Unsecured Claims with respect to rights of registration as to the New Common Shares, in substantially the form set forth in Exhibit F to this Plan.

         1.92 "Reinstated" or "Reinstatement" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim or Interest so as to leave such Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code;
(b) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (c) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

         1.93 "Reorganized Debtor(s)" means, individually, any Reorganized Debtor and, collectively, all Reorganized Debtors, on or after the Effective Date.

         1.94 "Reorganized Subsidiary Debtor(s)" means, individually, a Reorganized Subsidiary Debtor, and, collectively, all Reorganized
Subsidiary Debtors, on or after the Effective Date.

         1.95 "Reorganized ICG" means reorganized ICG or its successor, on and after the Effective Date.

         1.96 "Restructuring Transactions" has the meaning ascribed thereto in Section 5.4 of this Plan.

         1.97 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs, if any, filed in the Bankruptcy Court by the Debtors as such schedules or statements as may be amended or supplemented from time to time in accordance with Fed. R. Bankr. P. 1009 or orders of the Bankruptcy Court.

         1.98 "Secured Claim" means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

         1.99 "Secured Lender Claim" means a Claim of a Lender arising under or as a result of the Pre-Petition Credit Facility Agreement, which Claims shall be deemed Allowed pursuant to this Plan in the aggregate amount of $84,573,943.83 million.

         1.100 "Securities Act" means the Securities Act of 1933, 15 U.S.C.ss.ss.77a-77aa, as now in effect or hereafter amended.

         1.101 "Services Debtors" means, collectively, ICG Equipment, Inc., ICG Mountain View, Inc., ICG NetAhead, Inc., and ICG Services, Inc.

         1.102 "Services Interests" means the common stock of ICG Services, Inc., together with any other options, warrants, conversation rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any common or preferred stock or other equity interest in any of the Services Debtors (other than Subsidiary Interests), and any contracts, subscriptions, commitments or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in any of the Services Debtors (other than Subsidiary Interests).

         1.103 "Special Committee" means the Special Committee of the Board of Directors of ICG, which is comprised of Messrs. William J. Laggett, John
U. Moorhead, II, Leontis Teryazos, and Walter Threadgill.

         1.104 "Subordinated Claims" means any Claim subordinated pursuant to sections 510(b) or (c) of the Bankruptcy Code, which shall include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

         1.105 "Subsidiaries" mean, collectively, the Subsidiary Debtors and the Non-Debtor Subsidiaries.

         1.106 "Subsidiary Debtors" means the direct and indirect subsidiaries of ICG listed on Schedule 1.106, each of which are Debtors.

         1.107 "Subsidiary Interests" means, collectively, the issued and outstanding shares of common stock of the Subsidiary Debtors directly or indirectly owned by ICG, as of the Petition Date.

         1.108 "Substantial Contribution Claim" means a claim for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Case pursuant to section 503(b)(3),(4), or
(5) of the Bankruptcy Code.

         1.109 "Unimpaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

         1.110 "Unimpaired Claim" means a Claim that is not an Impaired
Claim.

         1.111 "Voting Record Date" means the voting record date for voting to accept or reject this Plan, as determined by the Bankruptcy Court.

C.       Rules of Interpretation

         For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D.       Computation of Time

         In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

E.       Governing Law

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

                                 ARTICLE II

                   CLASSIFICATION OF CLAIMS AND INTERESTS

         2.1      Introduction

         The Plan is premised on the substantive consolidation of the Estates that comprise the Holdings Debtors, and the Estates that comprise the Services Debtors, respectively, for purposes of voting on, distributions under, and Confirmation of the Plan only, as provided in
Section 6.1 of the Plan. The Plan does not provide for the substantive consolidation of the Holdings Debtors and the Services Debtors.

          In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, have not been classified, and the respective treatment of such unclassified claims is set forth in
Section 3.1 of the Plan.

         A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class. A Claim may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

         2.2 Classification of Unimpaired Holdings Debtors' Claims and
Interests

                  (a) Class H-1: Other Priority Claims Against the Holdings Debtors

                           Class H-1 consists of all Other Priority Claims against the Holdings Debtors.

                  (b)      Class H-2: Other Secured Claims Against the
                           Holdings Debtors

                           Class H-2 consists of separate subclasses for each Other Secured Claim against a Holdings Debtor secured by a Lien upon property in which a Holdings Debtor Estate has an interest. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

         2.3      Classification of Impaired Holdings Debtors' Claims and
                  Interests.

                  (a)      Class H-3: Convenience Claims Against the
                           Holdings Debtors

                           Class H-3 consists of all Convenience Claims against the Holdings Debtors.

                  (b) Class H-4: General Unsecured Claims Against the Holdings Debtors

                           Class H-4 consists of all General Unsecured
                           Claims against the Holdings Debtors.

                  (c) Class H-5: ICG Interests and Subordinated Claims Against the Holdings Debtors

                           Class H-5 consists of all ICG Interests and any Subordinated Claims against the Holdings Debtors.

         2.4 Classification of Unimpaired Services Debtors' Claims and Interests Against the Holdings Debtors

                  (a) Class S-1: Other Priority Claims Against the Services Debtors

                           Class S-1 consists of all Other Priority Claims against the Services Debtors.

                  (b)      Class S-2: Other Secured Claims Against the
                           Services Debtors

                           Class S-2 consists of separate subclasses for each Other Secured Claim against a Services Debtor secured by a Lien upon property in which a Services Debtor Estate has an interest. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.


         2.5      Classification of Impaired Services Debtors' Claims and
                  Interests

                  (a)      Class S-3: Convenience Claims Against the
                           Services Debtors

                           Class S-3 consists of all Convenience Claims against the Services Debtors.

                  (b) Class S-4: General Unsecured Claims Against the Services Debtors

                           Class S-4 consists of all General Unsecured
                           Claims against the Services Debtors.

                  (c)      Class S-5:  Secured Lender Claims

                           Class S-5 consists of all Secured Lender Claims.

                  (d) Class S-6: Services Interests and Subordinated Claims Against the Services Debtors

                           Class S-6 consists of the Services Interests and Subordinated Claims Against the Services Debtors.


                                ARTICLE III

                     TREATMENT OF CLAIMS AND INTERESTS

         3.1      Unclassified Claims

                  (a)      Administrative Claims

         Except as otherwise provided for herein, and subject to the requirements of Sections 12.1 - 12.3 of this Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the applicable Debtor, and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  (b)      Priority Tax Claims

         Each holder of an Allowed Priority Tax Claim, at the sole option of the Debtors, shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) equal Cash payments made on the last Business Day of every three (3) month period following the Effective Date, over a period not to exceed six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date or (ii) such other treatment agreed to by the Allowed Priority Tax Claim holder and the Debtors.

         3.2      Unimpaired Classes of Holdings Debtors' Claims and Interests

                  (a) Class H-1: Other Priority Claims Against the Holdings Debtors

         On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Claim becomes an Allowed Class H-1 Claim, or (iii) the date such Class H-1 Claim becomes payable pursuant to any agreement between a Holdings Debtor and the holder of such Class H-1 Claim, each holder of an Allowed Class H-1 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class H-1 Claim (x) Cash equal to the unpaid portion of such Allowed Class H-1 Claim or (y) such other treatment as to which a Debtor and such holder shall have agreed upon in writing.

                  (b)      Class H-2: Other Secured Claims Against the
                           Holdings Debtors

         On the Effective Date, the legal, equitable and contractual rights of holders of Allowed Class H-2 Claims shall be Reinstated, subject to the provisions of Article VIII of this Plan. The Holdings Debtors' failure to object to any such Class H-2 Claims in the Chapter 11 Cases shall be without prejudice to the Holdings Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition liens on property of any Holdings Debtor held by or on behalf of the Class H-2 Claim holders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claim holders until, as to each such Claim holder, the Allowed Claims of such Class H-2 Claim holder are paid in full, subject to the provisions of Article VIII of this Plan. Nothing in this Section 3.2(b) or elsewhere in this Plan shall preclude the Holdings Debtors or Reorganized Debtors from challenging the validity of any alleged lien on any asset of a Holdings Debtor or the value of such Collateral.

         3.3      Impaired Classes of Holdings Debtors' Claims and Interests

                  (a)      Class H-3: Convenience Claims Against the
                           Holdings Debtors

         On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class H-3 Claim shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Class H-3 Claim, Cash equal to fifty percent (50%) of the amount of such Allowed Claim.

                  (b) Class H-4: General Unsecured Claims Against the Holdings Debtors

         On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class H-4 Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class H-4 Claim:

                  (x) its Pro Rata share of 100% of the Class H-4 Stock
Pool; plus

                  (y) if Class H-4 votes to accept the Plan, its Pro Rata Share of 100% of the New Holdings Creditor Warrants. If Class H-4 votes against the Plan, holders of Allowed Class H-4 Claims shall not receive the New Holdings Creditor Warrants and such warrants shall not be issued.

                  (c) Class H-5: ICG Interests and Subordinated Claims Against the Holdings Debtors

         The holders of ICG Interests and Subordinated Claims against the Holdings Debtors shall not receive or retain any property under the Plan on account of such Interests or Claims. On the Effective Date, all of the ICG Interests shall be deemed cancelled and extinguished.

         3.4      Unimpaired Classes Of Services Debtors' Claims and Interests

                  (a) Class S-1: Other Priority Claims Against the Services Debtors

         On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Claim becomes an Allowed Class S-1 Claim, or (iii) the date such Class S-1 Claim becomes payable pursuant to any agreement between a Services' Debtor and the holder of such Class S-1 Claim, each holder of an Allowed Class S-1 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class S-1 Claim (x) Cash equal to the unpaid portion of such Allowed Class S-1 Claim or (y) such other treatment as to which a Debtor and such holder shall have agreed upon in writing.

                  (b)      Class S-2: Other Secured Claims Against the
                           Services Debtors

         On the Effective Date, the legal, equitable and contractual rights of holders of Allowed Class S-2 Claims shall be Reinstated, subject to the provisions of Article VIII of this Plan. The Services Debtors' failure to object to any such Class S-2 Claims in the Chapter 11 Cases shall be without prejudice to the Services Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition liens on property of any Services Debtor held by or on behalf of the Class S-2 Claim holders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claim holders until, as to each such Claim holder, the Allowed Claims of such Class S-2 Claim holder are paid in full, subject to the provisions of Article VIII of this Plan. Nothing in this Section 3.4(b) or elsewhere in this Plan shall preclude the Debtors or Reorganized Debtors from challenging the validity of any alleged lien on any asset of a Debtor or the value of such Collateral.


         3.5      Impaired Classes Of Services Debtors' Claims and Interests

                  (a)      Class S-3: Convenience Claims Against the
                           Services Debtors

         On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class S-3 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class S-3 Claim, Cash equal to fifty percent (50%) of the amount of such Allowed Claim.

                  (b) Class S-4: General Unsecured Claims Against the Services Debtors

         On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Class S-4 Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class S-4 Claim, its Pro Rata share of 100% of the Class S-4 Stock Pool.

                  (c)      Class S-5:  Secured Lender Claims

         On the Effective Date, each holder of an Allowed Class S-5 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class S-5 Claim, its Pro Rata share of (i) $25 million in Cash and (ii) one-hundred percent (100%) of the New Secured Notes.

                  (d)      Class S-6: Services Interests and Subordinated
                           Claims

         The holders of Services Interests and Subordinated Claims against the Services Debtors shall not receive or retain any property under the Plan on account of such Interests or Claims. On the Effective Date, all of the Services Interests shall be deemed cancelled and extinguished.

         3.6      Reservation of Rights Regarding Claims

         Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

                                 ARTICLE IV

                    ACCEPTANCE OR REJECTION OF THE PLAN

         4.1      Impaired Classes of Claims and Interests Entitled to Vote.

         Subject to Section 4.4 of the Plan, Claim and Interest holders in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

         4.2      Acceptance by an Impaired Class.

         In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

         4.3      Presumed Acceptances by Unimpaired Classes.

         Classes H-1, H-2, S-1, and S-2 are Unimpaired by the Plan. Under
section 1126(f) of the Bankruptcy Code, such Claim holders are conclusively presumed to accept the Plan, and the votes of such Claim holders will not be solicited.


         4.4      Classes Deemed to Reject Plan.

         Holders of Interests and Claims in Classes H-5 and S-6 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Class H-5 and S-6 Interest and Claim holders are deemed to reject the Plan, and the votes of such Interest or Claim holders will not be solicited.

         4.5      Summary of Classes Voting on the Plan.

         As a result of the provisions of Sections 4.1, 4.3 and 4.4 of this Plan, the votes of holders of Claims in Classes H-3, H-4, S-3, S-4, and S-5 will be solicited with respect to this Plan.

         4.6      Confirmation Pursuant to Section 1129(b) of the Bankruptcy
Code.

         To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Exhibit or Schedule, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

                                 ARTICLE V

                    MEANS FOR IMPLEMENTATION OF THE PLAN

         5.1      Continued Corporate Existence

         Subject to the Restructuring Transactions defined in Section 5.4 of the Plan, the Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended by this Plan.

         5.2      Cancellation Of Old Securities And Agreements

                  (a) On the Effective Date, except as otherwise provided for herein, (a) the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, shall be canceled, and (b) the obligations of the Debtors and the Indenture Trustees under any agreements, indentures or certificates of designations governing the Old Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, as the case may be, shall be discharged.

                  (b) Notwithstanding the foregoing, the applicable provisions of the Old Indentures shall continue in effect solely for the purposes of permitting the respective Indenture Trustees to make distributions to holders of Old Note Claims, pursuant to this Plan. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and immediately following the completion of distributions to holders of Claims in Classes H-4 and S-4, the Indenture Trustees shall be released from all duties, without any further action on the part of the Debtors or Reorganized ICG.

         5.3      Certificates of Incorporation and By-laws

         The certificate or articles of incorporation and by-laws of each Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code. The amended Certificate of Incorporation and By- laws of Reorganized ICG shall be in substantially the form attached to this Plan as Exhibits A and B, respectively, subject to modification to incorporate applicable provisions of the terms and conditions for the purchase of the New Convertible Notes, as set forth on Exhibit G to this Plan.

         5.4      Restructuring Transactions

                  (a) On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

                  (b) As part of the Restructuring Transactions, on, prior to, or as soon as practicable after, the Effective Date, Reorganized ICG shall take whatever steps are necessary and appropriate to wind-up and terminate the following entities' corporate existence, including to transfer the assets of such entity (including Subsidiary Interests) to such other of the Debtors as the Debtors may determine: ICG Funding, LLC (Delaware); ICG Services, Inc. (Delaware); ICG Telecom of San Diego, L.P. (CA Limited Partnership); ICG Telecom Canada, Inc. (Federal Canadian); Zycom Corporation (Alberta, Canada); Zycom Corporation (Texas); Zycom Network Services, Inc. (Texas); and ICG NetAhead, Inc. (Delaware). As part of the Restructuring Transactions, the following transactions will occur:
(i) the holders of Allowed General Unsecured Claims of ICG Holdings, Inc., which are classified in Class H-4, will contribute such Claims to ICG Holdings, Inc. in exchange for New Common Shares necessary to fund the Class H-4 Stock Pool; and (ii) ICG Services, Inc. will contribute ICG Equipment, Inc. and ICG Mountain View, Inc. to ICG Holdings, Inc. in exchange for New Common Shares necessary to fund the Class S-4 Stock Pool, and the Disbursing Agent shall, on behalf of ICG Services, Inc., distribute such New Common Shares to the holders of Allowed General Unsecured Claims of ICG Services, Inc., which are classified in Class S-4, in satisfaction of such Claims and in complete liquidation of ICG Services, Inc.

         5.5      Issuance of New Securities

         On the Effective Date, Reorganized ICG shall issue for distribution in accordance with the terms of the Plan: (a) $59,573,943.83 in principal amount of New Secured Notes to holders of Allowed Claims in Class S-5; (b) eight (8) million shares of New Common Shares to the holders of Allowed Claims in Classes H-4 and S-4; and (c) the New Holdings Creditor Warrants to holders of Allowed Claims in Class H-4 if Class H-4 accepts the Plan. The issuance of all of the New Securities, and the distribution thereof shall be exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized ICG will enter into a Registration Rights Agreement with each Allowed Class H-4 or S-4 Claim holder (a) who by virtue of holding New Common Shares and/or its relationship with Reorganized ICG could reasonably be deemed to be an "underwriter" or "affiliate" (as such terms are used within the meaning of applicable securities laws) of Reorganized ICG, and
(b) who requests in writing that Reorganized ICG execute such agreement. The Registration Rights Agreements may contain certain demand and piggyback registration rights for the benefit of the signatories thereto. The Registration Rights Agreement shall be in substantially the form attached to this Plan as Exhibit F. Reorganized ICG shall use reasonable efforts to have the New Common Shares listed for trading on a national securities exchange.

         5.6      Compensation And Benefit Programs

                  (a) Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Section 7.1 of this Plan.

                  (b) On or about the Effective Date, management and the designated employees of Reorganized ICG and the other Reorganized Debtors shall receive stock options which are more specifically described in the Management Option Plan. The Management Option Plan shall be substantially in the form as Exhibit C to this Plan.

         5.7      Directors And Officers of Reorganized Debtors

                  (a) Appointment. The existing senior officers of ICG shall serve initially in the same capacities after the Effective Date for Reorganized ICG. The initial board of directors of Reorganized ICG shall consist of nine (9) directors. Cerberus Capital Management, L.P. shall be entitled to appoint five (5) directors; W.R. Huff Asset Management Co., L.L.C. shall be entitled to appoint two (2) directors; the Creditors' Committee shall be entitled to appoint one (1) director, and the Chief Executive Officer shall be a director. All of the selected directors shall be reasonably acceptable to the Chief Executive Officer and the Creditors' Committee. The Chief Executive Officer shall be Chairman of the board of directors. The Persons designating board members shall file with the Bankruptcy Court and give to ICG written notice of the identities of such members no later than three (3) Business Days before the date of the Confirmation Hearing.

                  (b) Terms. Reorganized ICG board members shall serve for an initial two (2) year term commencing on the Effective Date as determined by the Debtors. If agreed upon by the Debtors and the Creditors' Committee, the terms for board members may be staggered.

                  (c) Vacancies. Until the first annual meeting of shareholders of Reorganized ICG after the Effective Date, any vacancy in the directorship shall be filled by a person designated by such director (or the entity that originally designated such director) as a replacement to serve out the remainder of the applicable term.

         5.8      Revesting Of Assets; Releases of Liens

         The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Debtor on the Effective Date, subject to the Restructuring Transactions. Thereafter, each Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of each Debtor shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for reasonable professional fees and expenses.

         5.9      Preservation Of Rights Of Action

         Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Litigation Claims that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such retained Litigation Claims as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights. Schedule 5.9 to the Plan contains a non- exclusive list of claims or causes of actions that the Debtors hold or may hold either in pending or potential litigation. The Debtors reserve their right to modify
Schedule 5.9 to add or delete parties or causes of action, but disclaim any obligation to do so.

         5.10     Effectuating Documents; Further Transactions

         The Chief Executive Officer, chief financial officer, or any other appropriate officer of ICG or any applicable Debtor, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of ICG or any applicable Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

         5.11     Exemption From Certain Transfer Taxes

         Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         5.12     Releases and Related Matters

                  (a)      Releases by Debtors

         As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors and the Subsidiaries, the Chapter 11 Case or the Plan (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the Chapter 11 Case or the Plan, and that may be asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors' or Subsidiaries' present and former directors, officers, employees, agents and professionals as of the Petition Date or thereafter,
(ii) the Creditors' Committee and its members, agents and professionals, and (iii) the Lenders, the agents under the Pre-Petition Credit Agreement, and their respective agents and professionals; provided that this release shall exclude Mr. Shelby Bryan unless Mr. Bryan executes a release in a form and substance acceptable to the Debtors that provides for a full release of any Claims or claims asserted or that could be asserted by Mr. Bryan or any of his affiliates against any Debtor or affiliate of any Debtor, and any present or former officer or director of any such entity.

                  (b)      Release by Holders of Claims and Interests

         As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim or Interest that affirmatively elects to do so on its Ballot (which election shall be independent of the vote on the Plan), shall have agreed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors and the Subsidiaries, the Chapter 11 Case or the Plan (other than the obligations of the Debtors or Reorganized Debtors to perform under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the Chapter 11 Case or the Plan, against (i) the Debtors and their Subsidiaries, (ii) the Debtors' and their Subsidiaries' present and former directors, officers, employees, agents and professionals as of the Petition Date or thereafter, (iii) the Creditors' Committee and its members, agents and professionals, and (iv) the Lenders, the agents under the Pre-Petition Credit Agreement, and their respective agents and professionals

                  (c)      Injunction Related to Releases

         As further provided in Article XII of this Plan, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

         5.13     Lucent Settlement

         On the Effective Date, the Debtors and Lucent Technologies, Inc. (together with its subsidiaries and affiliates, "Lucent") shall enter into the settlement agreement in substantially the form set forth on Plan
Schedule 5.13, in full satisfaction of all claims and disputes between the parties arising out of agreements, acts or events in existence or occurring prior to the Effective Date.

         5.14     Cisco Settlement

         On the Effective Date, the Debtors and Cisco Systems, Inc. and Cisco Capital (collectively, "Cisco") shall enter into the settlement agreement in substantially the form set forth on Plan Schedule 5.14, in full satisfaction of all claims and disputes between the parties arising out of agreements, acts or events in existence or occurring prior to the Effective Date.

         5.15     Exit Financing

         On the Effective Date, Reorganized ICG shall enter into all necessary and appropriate documentation to obtain the Exit Financing, on substantially the terms and conditions set forth in Plan Exhibits G and H, in order to repay $25 million of the Secured Lender Claims and provide additional working capital to Reorganized ICG and its subsidiaries.
Specifically:

                  (a) On the Effective Date, Reorganized ICG shall issue the New Convertible Notes, pursuant to the terms and conditions set forth in Exhibit G to this Plan, to the parties identified therein. The issuance of the New Convertible Notes shall be in the aggregate principal amount of $40 million. The issuance of the New Convertible Notes and the distribution thereof shall not be exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code, and, accordingly, such securities will either have to be registered under the Securities Act or be issued and distributed pursuant to an exemption from registration other than under section 1145 of the Bankruptcy Code.

                  (b) On the Effective Date, Reorganized ICG shall enter into the $25 million New Senior Subordinated Term Loan arranged by Cerberus Capital Management L.P., pursuant to the terms and conditions set forth in Exhibit H to this Plan. The proceeds of the Senior Subordinated Term Loan shall be utilized to repay $25 million of the Secured Lender Claims. The issuance of the New Senior Subordinated Term Loan and the notes distributed on account thereof, as well as the warrants issued in connection therewith, shall not be exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code, and, accordingly, such securities will either have to be registered under the Securities Act or be issued and distributed pursuant to an exemption from registration other than under section 1145 of the Bankruptcy Code.


                                 ARTICLE VI

                         SUBSTANTIVE CONSOLIDATION

         6.1      Substantive Consolidation

         The Plan does not provide for the substantive consolidation of the Holdings Debtors and the Services Debtors. The Plan does, as set forth below, provide for the substantive consolidation of the Estates that comprise the Holdings Debtors, and the Estates that comprise the Services Debtors, respectively.

                  (a)      The Holdings Debtors

         The Plan is premised upon the substantive consolidation of the Estates that comprise the Holdings Debtors only for purposes of the Plan, for voting, confirmation and distribution purposes. Except as set forth in
Section 5.4, the Plan does not contemplate the merger or dissolution of any Debtor entity or the transfer or commingling of any asset of any Debtor. On the Effective Date, (a) all assets and liabilities of the Holdings Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of ICG Communications, Inc.; (b) no distributions shall made under the Plan on account of Intercompany Claims;
(c) no distributions shall be made under the Plan on account of Subsidiary Interests; and (d) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors. Such substantive consolidation (other than for purposes related to the Plan) shall not affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized ICG to effect Restructuring Transactions as provided in Section 5.4 of the Plan, (ii) Intercompany Claims, (iii) Subsidiary Interests, and (iv) pre and post Commencement Date guarantees that are required to be maintained (x) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (y) pursuant to the Plan.

                  (b)      The Services Debtors

         The Plan is premised upon the substantive consolidation of the Estates that comprise the Services Debtors only for purposes of the Plan, for voting, confirmation and distribution purposes. Except as set forth in
Section 5.4, the Plan does not contemplate the merger or dissolution of any Debtor entity or the transfer or commingling of any asset of any Debtor. On the Effective Date, (a) all assets and liabilities of the Services Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of ICG Services, Inc.; (b) no distributions shall made under the Plan on account of Intercompany Claims; (c) no distributions shall be made under the Plan on account of Subsidiary Interests; and (d) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors. Such substantive consolidation (other than for purposes related to the Plan) shall not affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized ICG to effect Restructuring Transactions as provided in Section 5.4 of the Plan, (ii) Intercompany Claims, (iii) Subsidiary Interests, and (iv) pre and post Commencement Date guarantees that are required to be maintained (x) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (y) pursuant to the Plan.

         6.2      Order Granting Substantive Consolidation

         This Plan shall serve as a motion seeking entry of an order substantively consolidating the Chapter 11 Cases, as described and to the limited extend set forth in Section 6.1 above. Unless an objection to such substantive consolidation is made in writing by any creditor affected by the Plan as herein provided on or before five (5) days prior to the date that is fixed by the Court as the last date on which acceptances to this Plan may be received, or such other date as may be fixed by the Court, the substantive consolidation order (which may be the Confirmation Order) may be entered by the Court. In the event any such objections are timely filed, a hearing with respect thereto shall occur at the Confirmation Hearing.

                                ARTICLE VII

           TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         7.1      Assumed Contracts And Leases

                  (a) Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, including those listed on Schedule
7.1 attached hereto, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is listed on Schedule 7.3 attached hereto as being an executory contract or unexpired lease to be rejected, provided, however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend Schedule 7.1 to delete an unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease is not listed on either Schedule 7.1 or Schedule 7.3, such executory contract or unexpired lease shall be deemed assumed as if such executory contract or lease had been included on Schedule 7.1. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

                  (b) Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                  (c) To the extent that any of the Debtors' contracts with its customers are executory contracts within the meaning of applicable law, such contracts shall be deemed assumed pursuant to Section 7.1(a) of this Plan. Due to the extremely large number of customer contracts, customer contracts are not listed on Schedule 7.1. A list of all of the Debtors' customer contracts is available at the Debtors' corporate headquarters, and will be made available upon request to the Debtors.

         7.2      Payments Related To Assumption Of Contracts and Leases

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure or any requirement for adequate assurance of future performance that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors or any requirement for adequate assurance of future performance that is not acceptable to the Debtors. The Confirmation Order shall contain provisions providing for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto (which shall provide not less than twenty (20) days notice of such procedures and any deadlines pursuant thereto) and resolution of disputes by the Bankruptcy Court.

         7.3      Rejected Contracts and Leases

         On the Effective Date, each executory contract and unexpired lease listed on Schedule 7.3 to this Plan shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract or lease listed on Schedule 7.3 shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease; provided, however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend Schedule 7.3 to delete an unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease is not listed on either Schedule 7.1 or Schedule 7.3, such executory contract or unexpired lease shall be deemed assumed as if such executory contract or lease had been included on Schedule 7.1. Listing a contract or lease on
Schedule 7.1 or 7.3 shall not constitute an admission by ICG nor Reorganized ICG that such contract or lease is an executory contract or unexpired lease or that ICG or Reorganized ICG has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as applicable, as of the Effective Date.

         7.4      Rejection Damages Bar Date

         If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors, and counsel to the Creditors' Committee, within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.


                                ARTICLE VIII

                     PROVISIONS GOVERNING DISTRIBUTIONS

         8.1      Distributions For Claims Allowed As Of The Effective Date

         Except as otherwise provided herein or as ordered by the Bankruptcy Court, and subject to the provisions of Section 9.3 and 9.4 of this Plan, all distributions to holders of Allowed Claims as of the Effective Date shall be made on the Distribution Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 9.4 of this Plan. Notwithstanding the date on which any distribution of New Securities is actually made to a holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution of such securities such holder shall be deemed to have the rights of a holder as of the Effective Date.

         8.2      Interest On Claims

         Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         8.3      Distributions by Disbursing Agent

                  (a) Except as set forth in Section 8.3(c) of this Plan, the Disbursing Agent shall make all distributions required under this Plan.

                  (b) If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

                  (c) Distributions to holders of Old Note Claims shall be made by the respective Indenture Trustees. In full satisfaction of the Claims of Indenture Trustees for services under the Old Indentures, including Claims secured by the Indenture Trustees' charging liens under the Old Indentures, the Indenture Trustees will receive Cash equal to the amount of the Indenture Trustees' reasonable fees and expenses. Distributions to be made to holders of Claims shall not be reduced on account of the payment to the Indenture Trustee fees and expenses. On or as soon as practicable after the Effective Date and without further application to the Bankruptcy Court or amendment to its Proof of Claim, Reorganized ICG will pay to each Indenture Trustee, in full satisfaction of such Indenture Trustee's reasonable fees and expenses, Cash in an amount equal to the amount of such fees and expenses of the Indenture Trustee. Any disputes as to the reasonableness of such fees and expenses shall be resolved by the Bankruptcy Court. Upon full satisfaction of the Indenture Trustees' fees and expenses, the Indenture Trustees' charging liens shall be released.

         8.4 Record Date For Distributions To Holders Of Lender Claims and Old Notes

         At the close of business on the Distribution Record Date, the transfer records for the Old Notes and Lender Claims shall be closed, and there shall be no further changes in the record holders of the Old Notes or Lender Claims. None of Reorganized ICG, the Disbursing Agent, nor the administrative agent for the Lenders shall have any obligation to recognize any transfer of such Old Notes or Lender Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

         8.5      Means Of Cash Payment

         Cash payments made pursuant to this Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

         8.6 Calculation Of Distribution Amounts Of New Common Shares and New Holdings Creditor Warrants

         No fractional shares of New Common Shares or fractional New Holdings Creditor Warrants shall be issued or distributed under the Plan or by Reorganized ICG or the Disbursing Agent. Each Person entitled to receive New Common Shares or New Holdings Creditor Warrants will receive the total number of whole shares of New Common Shares and New Holdings Creditor Warrants to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Shares or fractional New Holdings Creditor Warrants, the actual distribution of shares or warrants shall be rounded to the next higher or lower whole number as follows: (a) fractions one-half (1/2) or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. No consideration shall be provided in lieu of fractional shares or warrants that are rounded down.

         8.7      Delivery Of Distributions

         Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (or Indenture Trustees) (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of the holder of an Allowed Old Note Claim, at the addresses contained in the official records of the indenture trustee under the Old Indenture, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent, shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions made by the Disbursing Agent must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, any Disbursing Agent or the Indenture Trustee to attempt to locate any holder of an Allowed Claim.

         8.8      Surrender of Securities and Instruments

                  (a)      Old Notes

         Except as provided in Section 8.8(b) of the Plan for lost, stolen, mutilated or destroyed Old Notes, each holder of an Allowed Claim evidenced by an Old Note shall tender such Old Note to the respective Indenture Trustee in accordance with written instructions to be provided in a letter of transmittal to such holders by the Indenture Trustee as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such Old Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Notes with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Note to act and the authenticity of any signatures required on the letter of transmittal. All surrendered notes and Old Notes shall be marked as canceled and delivered by the respective Indenture Trustee to Reorganized ICG.

                  (b)      Lost, Stolen, Mutilated or Destroyed Old Notes

         In addition to any requirements under the applicable certificate or articles of incorporation or by-laws of the applicable Debtor, any holder of a Claim evidenced by an Old Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note, deliver to the Indenture Trustee: (i) evidence satisfactory to the respective Indenture Trustee of the loss, theft, mutilation or destruction; and (ii) such indemnity as may be required by the respective Indenture Trustee to hold the Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Note that has been lost, stolen, mutilated or destroyed. Upon compliance with this Section 8.8(b) by a holder of a Claim evidenced by an Old Note, such holder shall, for all purposes under the Plan, be deemed to have surrendered its Old Note, as applicable.

                  (c)      Failure to Surrender Canceled Old Notes

         Any holder of an Old Note that fails to surrender or be deemed to have surrendered such note or Old Note before the first (1st) anniversary of the Effective Date shall have its claim for a distribution on account of such Old Note discharged and shall be forever barred from asserting any such claim against any Reorganized Debtor or their respective property.

         8.9      Withholding And Reporting Requirements

         In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (a) each holder of an Allowed Claim that is to receive a distribution of New Securities pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Securities to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 8.7 of this Plan.

         8.10     Setoffs

         The Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder.

                                 ARTICLE IX

 PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND
                     DISTRIBUTIONS WITH RESPECT THERETO

         9.1      Prosecution Of Objections to Claims

                  (a)      Objections to Claims

         All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Deadline. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

                  (b)      Authority to Prosecute Objections

                           (i) After the Confirmation Date, only the
Reorganized Debtors will have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims, including Claims for reclamation under section 546(c) of the Bankruptcy Code. Except as provided below, from and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                           (ii) On or before the last Business Day of each
month or as otherwise agreed in writing by the Creditors' Committee or the Claims Resolution Committee, as set forth in Section 12.18, the Reorganized Debtors will provide counsel to the Claims Resolution Committee with written notice of each Disputed Claim that has been settled or compromised in the prior month, other than such settlements or compromises that fall within the parameters of settlement guidelines to be agreed to by the Debtors and the Creditors' Committee or the Claims Resolution Committee. Within ten (10) days after the receipt of such notice, the Claims Resolution Committee will provide the Reorganized Debtors with written notice of any such settlements or compromises with which it does not concur. If the Reorganized Debtors and the Claims Resolution Committee cannot reach agreement with respect to any such settlement or compromise, the Claims Resolution Committee will be permitted to file and serve on the Reorganized Debtors an objection to the reasonableness of such settlement or compromise by the last Business Day of the month following the month in which the Claims Resolution Committee received written notice of the settlement or compromise, or such later date as may be agreed by the Reorganized Debtors, with the reasonableness of such settlement or compromise to be determined by the Bankruptcy Court. If the Claims Resolution Committee does not provide a written notice and file and serve an objection as specified in this Section with respect to any particular settlement or compromise, then such settlement or compromise will be deemed resolved on the terms and subject to the conditions agreed to by the Reorganized Debtors. The Reorganized Debtors and the Claims Resolution Committee may modify the foregoing procedures by a writing executed by both.


         9.2      Treatment of Disputed Claims

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim, or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is disputed, until such Claim becomes an Allowed Claim.


         9.3      Disputed Claims Reserves

         Prior to making any distributions of the New Common Shares to holders of Allowed Claims in either Class H-4 or S-4, or New Holdings Creditor Warrants to holders of Allowed Claims in Class H-4, the Disbursing Agent shall establish appropriate reserves for Disputed Claims in such Classes, respectively, to withhold from any such distributions 100% of distributions to which holders of Disputed Claims in such Classes would be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims in their Disputed Claim Amount. The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes, as it determines necessary and appropriate.

         9.4 Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

         On each Quarterly Distribution Date, the Reorganized Debtors will make distributions from the Disputed Claims reserves (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter and (b) on account of previously Allowed Claims, of property that would have been distributed to such Claim holders on the dates distributions previously were made to holders of Allowed Claims had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of such claims that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately allowed, the amount of any dividends or other distributions, if any, received on account of the shares of New Common Shares between the Effective Date and the date such shares are distributed to such Claim holder.

                                 ARTICLE X

                    CONDITIONS PRECEDENT TO CONFIRMATION
                        AND CONSUMMATION OF THE PLAN

         10.1     Conditions To Confirmation

         The following are conditions precedent to the occurrence of the Confirmation Date: (a) the entry of an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code and (b) the proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors and majority of the members of the Creditors' Committee that vote in favor of the Plan.

         10.2     Conditions To Effective Date

         The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 10.3 of this Plan:

                  (a) The Confirmation Order shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the majority of the members of the Creditors' Committee that vote in favor of the Plan and shall:

                           (i) provide that the Debtors and Reorganized
Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring Transactions;

                           (ii) authorize the issuance of New Securities;
and

                           (iii) provide that the New Securities issued
under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of the New Securities are "issuers" or "underwriters," as those terms are defined in section 1145 of the Bankruptcy Code.

                  (b) The Debtors shall have entered into (i) a revised credit agreement and related documentation governing the New Secured Notes,
(ii) final documentation of the New Senior Subordinated Term Loan, (iii) final documentation of the New Convertible Notes, and (iv) final documentation governing the New Holdings Creditor Warrants, each in form and substance reasonably satisfactory to ICG, the Agent under the Pre-Petition Credit Agreement, and the majority of the members of the Creditors' Committee that vote in favor of the Plan.

                  (c) All Plan Exhibits shall be in form and substance reasonably acceptable to the Debtors and the majority of the members of the Creditors' Committee that vote in favor of the Plan, and shall have been executed and delivered.

                  (d) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

         10.3     Waiver Of Conditions

         Each of the conditions set forth in Section 10.2 of the Plan may be waived in whole or in part by the Debtors, with the consent of the majority of the members of the Creditors' Committee that vote in favor of the Plan (and the Agent under the Pre-Petition Credit Agreement with respect to the condition set forth in Section 10.2(b) of this Plan), which consent shall not be unreasonable withheld. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                                 ARTICLE XI

                         RETENTION OF JURISDICTION

         Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

                  (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                  (b) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

                  (c) Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

                  (d) Effectuate performance of and payments under the provisions of the Plan;

                  (e) Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

                  (f) Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  (g) Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

                  (h) Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (i) Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

                  (j) Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

                  (k) Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  (l) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

                  (m) Except as otherwise limited herein, recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

                  (n) Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                  (o) Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

                  (p) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

                  (q) Enter a final decree closing the Chapter 11 Case.

                                ARTICLE XII

                          MISCELLANEOUS PROVISIONS

         12.1     Professional Fee Claims

         All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Creditors' Committee prior to the Effective Date and Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code must be filed and served on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

         12.2     Administrative Claims Bar Date

         All requests for payment of an Administrative Claim (other than as set forth in Sections 3.1 and 12.1 of this Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for the Creditors' Committee no later than thirty (30) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

         12.3     Payment Of Statutory Fees

         All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation shall be paid on or before the Effective Date.

         12.4     Modifications and Amendments

         The Debtors may alter, amend, or modify the Plan or any Plan Exhibit under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan and such proceedings do not materially adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

         12.5     Severability Of Plan Provisions

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of any Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         12.6     Successors And Assigns

         The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.




         12.7     Compromises and Settlements

         Pursuant to Fed. R. Bankr. P. 9019(a), the Debtors may compromise and settle various Claims against them and/or claims that they may have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date.

         12.8     Releases And Satisfaction Of Subordination and Other Rights

         All Claims of the holders of the Secured Lender Claims, and the Old Note Claims against the Debtors and all rights and claims between or among such holders relating in any manner whatsoever to any claimed subordination rights or rights to assert Claims that are owned by any of the Debtors or their Estates against any other Debtor or third party, shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented in Section 3.3 of this Plan. Distributions under, described in, contemplated by, and/or implemented by this Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim, including, but not limited to, holders of Secured Lender Claims and Old Note Claims, by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

         12.9     Discharge Of The Debtors

                  (a) Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall
(i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan, and (ii) terminate all ICG Interests.

                  (b) As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all ICG Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         12.10    Injunction

                  (a) Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance;
(iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  (b) As of the Effective Date, all entities that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to Section 5.12 or 12.11 of this Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance: (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  (c) By accepting distribution pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section 12.10.

         12.11    Exculpation And Limitation Of Liability

                  (a) None of the Debtors, the Reorganized Debtors, the Creditors' Committee, the Claims Resolution Committee, the Indenture Trustees, or the Lenders, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  (b) Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor or Reorganized Debtor, nor any statutory committee, nor any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

                  (c) Reorganized ICG shall indemnify each Person exculpated pursuant to this Section 12.11 against, hold each such Person harmless from, and reimburse each such Person for, any and all losses, costs, expenses (including attorneys' fees and expenses), liabilities and damages sustained by such Person arising from any liability described in this Section 12.11.

                  (d) The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Sections 5.8 and 5.9 of this Plan.

         12.12    Binding Effect

         The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in this Chapter 11 Case.

         12.13    Revocation, Withdrawal, Or Non-Consummation

         The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (x) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (y) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (z) constitute an admission of any sort by any Debtor or any other Person.

         12.14    Plan Exhibits

         Any and all Plan Exhibits, or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to date of the commencement of the Confirmation Hearing. Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Section 12.15 of the Plan.

         12.15    Notices

         Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or Reorganized Debtor under the Plan shall be
(a) in writing, (b) served by (i) certified mail, return receipt requested,
(ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (b) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

         ICG COMMUNICATIONS, INC., et al.
         161 Inverness Drive West
         Englewood, Colorado  80112
         Att'n: Bernard L. Zuroff, Esq.
         Telephone:        (303) 414-5872
         Facsimile:        (304) 414-8869

         with a copy to:

         SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
         333 West Wacker Drive
         Chicago, Illinois  60606-1285
         Att'n:     Timothy R. Pohl, Esq.
                    Rena M. Samole, Esq.
         Telephone:        (312) 407-0700
         Facsimile:        (312) 407-0411

         with a copy to:

         CHAIM J. FORTGANG, ESQ.
         Hippodrome Center
         1120 Avenue of the Americas, Suite 4024
         New York, NY 10036
         Telephone:        (212) 626-6710
         Facsimile:        (212) 626-6711





         WACHTELL, LIPTON, ROSEN & KATZ
         51 West 52nd Street
         New York, NY  10019
         Attn:    Richard G. Mason, Esq.
         Telephone:        (212) 403-1000
         Facsimile:        (212) 403-2000

         SHEARMAN & STERLING
         599 Lexington Avenue
         New York, NY  10002
         Attn:    Mark J. Shapiro, Esq.
         Telephone: (212) 848-8195
         Facsimile: (212) 848-7179

         12.16    Indemnification and Related Matters

         (a)      Third-Party Indemnification

         Indemnification Obligations owed to any present or former professionals or advisors of the Debtors arising out of acts that occurred prior to the Petition Date, including, without limitation, accountants, auditors, financial consultants, underwriters, or attorneys, shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under this Plan.

         (b)      Indemnification of Debtors' Directors, Officers and Employees

         Reorganized ICG shall provide standard and customary indemnification for all officers and directors (as of the Petition Date and thereafter) for all actions or events occurring after the Petition Date. Indemnification Obligations to present and former officers and directors for actions or events occurring prior to the Petition Date shall be limited to director and officer liability insurance coverage; provided however that all Indemnification Obligations to members of the Special Committee, including for actions or events occurring prior to the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code. In addition, Reorganized ICG shall indemnify present and former officers and directors for all legal fees and expenses and shall advance all such fees and expenses, as well as any insurance deductibles (if applicable), related to any claims or lawsuits for any actions or events occurring prior to the Petition Date. Reorganized ICG shall also reimburse the Special Committee and its members for all legal fees and expenses incurred by them in connection with the Chapter 11 Cases and the Plan.

         12.17    Prepayment

         Except as otherwise provided in this Plan, any ancillary documents entered into in connection therewith, or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the classes of Claims.

         12.18 Dissolution of the Creditors' Committee and Establishment of the Claims Resolution Committee

                  (a)      Creditors' Committee

         On the Effective Date, the Creditors' Committee will dissolve and its members will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases. The Professionals retained by the Creditors' Committee and the members thereof will not be entitled to compensation or reimburse ment of expenses for any services rendered after the Effective Date.


                  (b)      Claims Resolution Committee

                           (i)      Function and Composition of the Committee

         On the Effective Date, the Claims Resolution Committee will be established. Its sole functions will be: (A) to review and (to the extent it deems necessary or appropriate) object to applications for allowance of compensation and reimbursement of expenses for Professionals filed before or after the Effective Date, (B) to monitor the Reorganized Debtors' progress in (x) reconciling and resolving Disputed Claims and (y) making distributions on account of such Claims once resolved and (C) to review and assert objections to the reasonable ness of settlements and compromises of such Claims, pursuant to Section 9.1. The Claims Resolution Committee will consist of three holders of Class H-4 and S-4 Claims who sit on the Creditors' Committee as of the Effective Date or other persons selected by the Creditors' Committee.

                           (ii)     Committee Procedures

         The Claims Resolution Committee will adopt by-laws that will control its functions. These by-laws, unless modified by the Claims Resolution Committee, will provide the following: (A) a majority of the Claims Resolution Committee will constitute a quorum, (B) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson, (C) meetings of the Claims Resolution Committee will be called by its chairperson on such notice and in such manner as its chairperson may deem advisable and (D) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

                           (iii)    Employment of Professionals by the
Committee and Reimbursement of Committee Members

         The Claims Resolution Committee will be authorized to retain and employ counsel and other profession als to assist with the claims reconciliation process. The role of the Claims Resolution Committee's professionals will be strictly limited to assisting the committee in its functions as set forth herein. The Reorganized Debtors will pay the actual, necessary, reasonable and documented fees and expenses of the professionals retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each committee member in the performance of its duties upon the monthly submission of bills to the Reorganized Debtors and the members of the Claims Resolution Committee. If no objection to payment is received within 30 days following delivery of the bill, the bill (or its undisputed portion) will be paid by the Reorganized Debtors. Other than as specified in the preceding sentence, (or as agreed by the Debtors and the Creditors' Committee or Claims Resolution Committee, or ordered by the Bankruptcy Court) the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Reorganized Debtors and the Claims Resolution Committee, its professionals or a member thereof as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

                           (iv)     Dissolution of the Committee

         Subject to further order of the Bankruptcy Court, the Claims Resolution Committee will dissolve on the date that an officer of Reorganized ICG files and serves on counsel to the Claims Resolution Committee by overnight delivery service or facsimile transmission a certification that the aggregate Face Amount of the remaining Disputed Claims in Classes H-4 and S-4, in the aggregate, is equal to or less than $25 million, or on the date that any objection filed to such certification is resolved by the Bankruptcy Court such that the aggregate Face Amount of the remaining Disputed Claims in Classes H-4 and S-4, in the aggregate, is equal to or less than $25 million. The Claims Resolution Committee may file and serve on the Reorganized Debtors an objection to the certification within ten (10) days of receipt thereof, with the issue of the aggregate Face Amount of remaining Disputed Claims to be determined by the Bankruptcy Court. The professionals retained by the Claims Resolution Committee and the members of the committee will not be entitled to compensation or reimbursement of expenses for any services rendered after the date of dissolution of the committee. Notwithstanding the foregoing, the Claims Resolution Committee will not dissolve until orders regarding final requests for compensation by professionals become Final Orders and until the Confirmation Order becomes a Final Order.

         12.19    Term Of Injunctions Or Stays

         Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

Dated as of: April 3, 2002

                            ICG COMMUNICATIONS, INC.
                            (for itself and on behalf of the Subsidiary Debtors)


                            By:  /s/ Randall E. Curran
                                 -----------------------------------------------
                            Name:    Randall E. Curran
                            Title:   Chief Executive Officer of ICG
                                     Communications, Inc.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)




Timothy R. Pohl
Rena M. Samole
333 W. Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700,

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

/s/ Gregg M. Galardi
--------------------------------------------------------
Gregg M. Galardi
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Attorneys for ICG Communications, Inc., et al.



                                                                PLAN EXHIBIT A






            FORM OF ARTICLES OF INCORPORATION OF REORGANIZED ICG
            ----------------------------------------------------




                            AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                          ICG COMMUNICATIONS, INC.

                      --------------------------------


                  1. The name of the corporation is ICG Communications, Inc.

                  2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 11, 1996.

                  3. A Certificate of Designation of Rights and Preferences of the Preferred Stock Mandatorily Redeemable 2009 was filed on September 25, 1997, a Certificate of Designation of the Series A Preferred Stock was Filed on April 7, 2001 and an Amendment to the Certificate of Incorporation was filed on June 8, 2000.

                  4. This Restated Certificate of Incorporation, which amends and restates the Certificate of Incorporation, as amended, is being filed in connection with the Corporation's reorganization plan, dated as of April 3, 2002, (as such plan may be amended, supplemented, or modified from time to time (the "Reorganization Plan")), and was duly adopted in accordance with the provisions of sections 242, 245, and 303 of the General Corporation Law of the State of Delaware ("Delaware General Corporation Law"). The Reorganization Plan was confirmed on , 2002, by the United States Bankruptcy Court for the District of Delaware.

                  5. The text of the Certificate of Incorporation of the corporation is hereby amended and restated so as to read in its entirety as follows:

                  FIRST: The name of the corporation is ICG Communications, Inc. (hereinafter called the "Corporation").

                  SECOND: The address of the Corporation's registered office in the State of Delaware is the Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent, is the Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

                  THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred and One Million (101,000,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock of the par value of one cent ($.01) per share (hereinafter called "Common Stock"), and one million (1,000,000) shares shall be Preferred Stock of the par value of one cent ($.01) per share (hereinafter called "Preferred Stock").




                  A.       Provisions relating to Preferred Stock.
                           --------------------------------------

                  Shares of Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designa tions, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

                  (i) The designation of such series;

                  (ii) The number of shares initially constituting such series;

                  (iii) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

                  (iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

                  (v) Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

                  (vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

                  (vii) Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

                  (viii) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price; and

                  (ix) Any other relative rights, preferences and limitations.

                  B.       Provisions relating to Common Stock.
                           -----------------------------------

                  (i) Subject to the preferential dividend rights applicable to shares of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation.

                  (ii) Subject to the preferential liquidation rights and except as determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them.

                  (iii) Except as otherwise determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH subject to the provisions of Article FIFTH, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote, and not as a separate class.

                  FIFTH: The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123 of title 11 of the United States Code (the "Bankruptcy Code") as in effect on the effective date of the Reorganization Plan; provided, however, that this Article FIFTH (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

                  SIXTH: The number of directors which shall constitute the whole Board of Directors shall not be less than three (3) nor more than ten
(10). The initial Board of Directors shall consist of nine (9) persons. Except for the initial directors, the term of office of directors shall expire at the next annual meeting of stockhold ers after their election and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. The term of office of the initial directors shall expire at the 2004 Annual Meeting of Stockholders. At each annual meeting of stockholders, the number of directors equal to the number of directors whose term expires at the time of such meeting shall be elected to hold office until the next annual meeting of stockholders after their election. The election of directors need not occur by written ballot.

                  SEVENTH: All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by this Certificate of Incorporation, or any amendment thereof, or by the Amended and Restated By-Laws of the Corporation (the "By-Laws"). The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws, except to the extent that the By-Laws otherwise provide.

                  EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and for of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                  TENTH: The Corporation, shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner be reasonably believed to be in or not opposed to the best interests of the Corporation, in accordance with and to the full extent permitted by applicable law. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  ELEVENTH: The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights herein conferred upon stockholders, directors and officers are subject to this reserved power.

                  IN WITNESS WHEREOF, ICG Communications, Inc. has caused this
Amended and Restated Certificate of Incorporation to be signed by [          ],
and attested by [                       ], its [                    ],
this [                     ], 2002.


                                                ICG COMMUNICATIONS, INC.

                                                By:____________________________
                                                     Name:
                                                     Title:


Attest:



By:
     -------------------------------
        Name:
        Title:




                                                             PLAN EXHIBIT B




                     FORM OF BY-LAWS OF REORGANIZED ICG
                     -----------------------------------




                              RESTATED BY-LAWS

                                     OF

                          ICG COMMUNICATIONS, INC.

                          (a Delaware corporation)



                                 ARTICLE I

                       Stockholders' Meetings; Voting

                  Section 1.1 Annual Meetings. Annual meetings of stockholders shall be held on the date and at such time and place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of meeting. The first annual meetings of stockholders shall occur not later than June 15, 2003. At the annual meetings, the stockholders shall elect the number of directors equal to the number of directors whose term expires at such meetings to hold office until the next annual meeting of stockholders after their election. Any other proper business may be transacted at the annual meeting.

                  Section 1.2 Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer or a majority of the directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

                  Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. The Corporation shall, at the written request of any stockholder, cause such notice to such stockholder to be confirmed to such other address and/or by such other means as such stockholder may reasonably request, provided that if such written request is received after the date any such notice is mailed, such request shall be effective for subsequent notices only. Unless the Delaware General Corporation Law or the Certificate of Incorporation require otherwise, the Corporation is required to give notice only to stockholders entitled to vote at the meeting.

                  Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                  Section 1.5 Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these By-Laws, the holders of one-third of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. With respect to any matter on which stockholders vote separately as a class, the holders of one-third of the outstanding shares of such class shall constitute a quorum for a meeting with respect to such matter. Two or more classes or series of stock shall be considered a single class for purposes of determining existence of a quorum for any matter to be acted on if the holders thereof are entitled or required to vote together as a single class at the meeting on such matter. In the absence of a quorum the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 1.4 of these By-Laws until a quorum shall attend.

                  Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, or in his absence by the Chief Executive Officer, or in his absence by the President, or in his absence by an Executive Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

                  Section 1.7 Voting; Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of any class of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors, such election and all other elections and questions shall, unless otherwise provided by law or by the Certificate of Incorporation or these By-Laws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting, voting as a single class.

                  Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;
(2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

                  Section 1.9 List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

                  Section 1.10 Consent of Stockholders in Lieu of Meeting. To the extent provided by any statute at the time in force, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any statute, by the Certificate of Incorporation or by these By-Laws, the meeting and prior notice thereof and vote of stockholders may be dispensed with if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted shall consent in writing to such corporate action without a meeting by less than unanimous written consent and notice thereof shall be given to those stockholders who have not consented in writing.

                  Section 1.11 Shares Held by Nominees. The Corporation may establish a procedure by which the beneficial owner of shares that are registered in the name of a nominee is recognized by the Corporation as a stockholder. The extent of this recognition may be determined in the procedure thus established.

                                 ARTICLE II

                             Board of Directors

                  Section 2.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The initial Board of Directors shall consist of nine (9) persons. Five of the initial directors shall be appointed by Cerberus Capital Management Co., L.P.. Two of the initial directors shall be appointed by W.R. Huff Asset Management Co., L.L.C.. One of the initial directors shall be appointed by the Company's Creditors' Committee. The Chief Executive Officer of the Corporation shall also serve as a director of the Company and shall act as Chairman of the Board of Directors. All of the initial directors proposed by Cerberus Capital Management, LP and W.R. Huff Asset Management Co., L.L.C. shall be reasonably acceptable to the Chief Executive Officer and the Creditors' Committee. The authority of Cerberus Capital Management, LP and W.R. Huff Asset Management Co., L.L.C. to appoint future directors shall be set forth in the Certificate of Designation Rights and Preferences of _________, dated ________, 2002. The number of directors which shall constitute the whole Board of Directors shall not be less than three (3) nor more than ten
(10). Within such limits, the number of directors may be fixed from time to time by vote of the stockholders or of the Board of Directors, at any regular or special meeting, subject to the provisions of the Certificate of Incorporation.

                  Section 2.2 Election; Term of Office. Except for the initial directors, the term of office of directors shall expire at each annual meeting of stockholders and in all cases, as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. The term of office of all initial directors shall expire at the 2004 Annual Meeting of Stockholders. At each annual meeting of stockholders following such initial election, the number of directors equal to the number of directors whose term expires at the time of such meeting shall be elected to hold office until the next annual meeting of stockholders after their election and until his successor is elected and qualified or until his earlier resignation or removal, except as provided in the Certificate of Incorporation.

                  Section 2.3 Resignation; Removal; Vacancies; Special Elections. Any director may resign at any time upon written notice to the Board of Directors or to the Chairman of the Board or to the Chief Executive Officer of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director may be removed with or without cause at any time upon the affirmative vote of a majority of the total number of directors. If any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of directors shall be increased, the directors then in office shall continue to act, and such vacancies may be filled by a majority of the directors then in office, though less than a quorum; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall be filled by a majority of the directors elected by such class or classes or series thereof then in office though less than a quorum or by a sole remaining director so elected. Any such vacancies or newly created directorships may also be filled upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of directors, given at a special meeting of the stockholders called for the purpose. Each director chosen to fill a vacancy shall hold office until the next annual election at which directors are to be elected and until his successor shall be duly elected and shall qualify, or until his earlier death, resignation or removal.

                  Section 2.4 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.

                  Section 2.5 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, by the Chief Executive Officer or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

                  Section 2.6 Notice of Meetings. Regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting. Written, or oral, notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. The notice of any meeting need not describe the purpose of the meeting. A director may waive any notice before or after the date and time of the meeting stated in the notice. A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless: the director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice and does not thereafter vote for or assent to action taken at the meeting. Except as hereinbefore provided, a waiver shall be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records.

                  Section 2.7 Telephonic Meetings Permitted. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any member of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this By-Law shall constitute presence in person at such meeting.

                  Section 2.8 Quorum; Vote Required for Action. At all meetings of the Board of Directors the presence of a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of at least a majority of the directors present at any meeting at which a quorum is present shall be necessary to constitute and shall be the act of the Board unless the Certificate of Incorporation or these By-Laws shall otherwise provide. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall attend.

                  Section 2.9 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, or in his absence by the Chief Executive Officer, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

                  Section 2.10 Action by Directors Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consents thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                                ARTICLE III

                                 Committees

                  Section 3.1 Committees. The Board of Directors may, by resolution passed by a majority of the total number of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the Board, and unless otherwise restricted by the Certificate of Incorporation or these By-Laws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, to the full extent permitted by law.

                  Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of such members present at a meeting shall be the act of such committee, and in other respects each committee shall conduct its business pursuant to Article II of these By-Laws.

                                 ARTICLE IV

                                  Officers

                  Section 4.1 Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board shall elect a Chief Executive Officer and a Secretary. The Board may also elect a Chairman of the Board, a Treasurer and one or more Executive Vice Presidents. The Chief Executive Officer may select one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as he considers desirable. Any number of offices may be held by the same person.

                  Section 4.2 Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the Chief Executive Officer of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time, provided that such action by the Board shall require the vote of a majority of the whole Board. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election or selection of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall or may be filled for the unexpired portion of the term by the Board at any regular or special meeting in the manner provided in
Section 4.1 for election of officers following the annual meeting of stockholders.

                  Section 4.3 Chairman of the Board. The Chairman of the Board or, if there is not a Chairman of the Board, the Chief Executive Officer shall have general charge and supervision of the business of the Corporation. In addition, he shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers and perform such other duties as are, from time to time, assigned to him by the Board and as may be provided by law.

                  Section 4.4 Chief Executive Officer. The Chief Executive Officer shall perform all duties incident to such office, and such other duties as, from time to time, may be assigned to him by the Board or as may be provided by law.

                  Section 4.5 Vice Presidents. The Executive Vice President or Vice Presidents, at the request of the Chief Executive Officer or in his absence or during his inability to act, shall perform the duties of the Chief Executive Officer, and when so acting shall have the powers of the Chief Executive Officer. If there be more than one Executive Vice President, the Board of Directors may determine which one or more of the Executive Vice Presidents shall perform any of such duties; or if such determination is not made by the Board, the Chief Executive
Officer may make such determination; otherwise any of the Executive Vice Presidents may perform any of such duties. The Executive Vice President or Executive Vice Presidents shall have such other powers and perform such other duties as may be assigned to him or them by the Board or the Chief Executive Officer or as may be provided by law.

                  Section 4.6 Secretary. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose; he shall see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; he shall be custodian of the records of the Corporation; he may affix the corporate seal to any document the execution of which, on behalf of the Corporation, is duly authorized, and when so affixed may attest the same; and, in general, he shall perform all duties incident to the office of secretary of a corporation, and such other duties as, from time to time, may be assigned to him by the Board or the Chief Executive Officer or as may be provided by law.

                  Section 4.7 Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the Board of Directors; if required by the Board, he shall give a bond for the faithful discharge of his duties, with such surety or sureties as the Board may determine; he shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Corporation and shall render to the Chief Executive Officer and to the Board, whenever requested, an account of the financial condition of the Corporation; and, in general, he shall perform all the duties incident to the office of treasurer of a corporation, and such other duties as may be assigned to him by the Board or the Chief Executive Officer or as may be provided by law.

                  Section 4.8 Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries, when authorized by the Board of Directors, may sign with the Chief Executive Officer or a Vice President, certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall, respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer or Board of Directors.

                  Section 4.9 Other Officers. The other officers, if any, of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in a resolution adopted by the Board of Directors which is not inconsistent with these By-Laws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

                                 ARTICLE V

                                   Stock

                  Section 5.1 Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the Chief Executive Officer or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar on the date of issue.

                  Section 5.2 Fractional Shares or Scrip. The Corporation may: (a) issue fractions of a share or pay in money the value of fractions of a share; (b) arrange for disposition of fractional shares by the stockhold ers; or (c) issue scrip in registered or bearer form entitling the holder to receive a full share upon surrendering enough scrip to equal a full share. Each certificate representing scrip must be conspicuously labeled "scrip" and must contain the information required to be included in a share certificate by the Delaware General Corporation Law. The holder of a fractional share is entitled to exercise the rights of a stockholder, including the right to vote, to receive dividends, and to participate in the assets of the corporation upon liquidation. The holder of scrip is not entitled to any of these rights unless the scrip provides for them. The Board of Directors may authorize the issuance of scrip subject to any condition considered desirable, including (a) that the scrip will become void if not exchanged for full shares before a specified date; and (b) that the shares for which the scrip is exchangeable may be sold and the proceeds paid to the scripholders.

                  Section 5.3 Share Transfers. Upon compliance with any provisions restricting the transferability of shares that may be set forth in the Certificate of Incorporation, these By-Laws, or any written agreement in respect thereof, transfers of shares of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon, if any. Except as may be otherwise provided by law or these By-Laws, the person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Corporation, shall be so expressed in the entry of transfer.

                  Section 5.4 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                 ARTICLE VI

                               Miscellaneous

                  Section 6.1 Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

                  Section 6.2 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these By-Laws.

                  Section 6.3 Meaning of Certain Terms. As used herein, in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "stockholder" or "stockholders" refers to an outstanding share or shares and to a holder or holders of record of outstanding shares when the Corporation is authorized to issue only one class of shares, and said reference is also intended to include any outstanding share or shares and any holder or holders of record of outstanding shares of any class upon which or upon whom the Certificate of Incorporation confers such rights where there are two or more classes or series of shares or upon which or upon whom the Delaware General Corporation Law confers such rights notwithstanding that the Certificate of Incorporation may provide for more than one class or series of shares, one or more of which are limited or denied such rights thereunder.

                  Section 6.4 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

                  Section 6.5 Dividends. Dividends upon the stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, bonds, in property, or in shares of stock, subject to the provisions of the Certificate of Incorporation.

                  Section 6.6 Reserves. Before the payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve.

                  Section 6.7 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                  Section 6.8 Fiscal Year. The fiscal year of the
Corporation shall be from January 1st through December 31st.

                  Section 6.9 Offices. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have offices at such other places within or outside the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                ARTICLE VII

                                 Amendments

                  Section 7.1 Amendments. These By-Laws may be altered, amended or repealed at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment or repeal be contained in the notice of such special meeting.


                                ARTICLE VIII

                              Indemnification

                  Section 8.1 Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation.

                  The Corporation shall pay any expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide for the payment of such expenses incurred by employees and agents of the Corporation as it deems appropriate.

                  The rights conferred on any person under this Article shall not be deemed exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Corporation's Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification and to the advancement of expenses under this Article shall be deemed to be provided by a contract between the Corporation and the director, officer, employee or agent who serves in such capacity at any time while these By-Laws and any other relevant provisions of the Delaware General Corporation Law and any other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

                  For purposes of this Article, references to "the Corporation" shall be deemed to include any subsidiary of the Corporation now or hereafter organized under the laws of the State of Delaware.


                                 ARTICLE IX

                               Rules of Order

                  Section 9.1 Rules of Order. At any meeting of stockholders or directors of the Corporation at which a question of procedure arises, the person presiding at the meeting may rely upon the Robert's Rules of Order, Newly Revised as then in effect to resolve any such question.




                                                            PLAN EXHIBIT C




                       FORM OF MANAGEMENT OPTION PLAN
                       ------------------------------




                          ICG COMMUNICATIONS, INC.
                        YEAR 2002 STOCK OPTION PLAN


                                 SECTION 1
                               GENERAL TERMS

         1.1 Purpose. The ICG Communications, Inc. Year 2002 Stock Option Plan has been established by ICG Communications, Inc. to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

         1.2 Participation. Subject to the terms and conditions of the Plan, the Committee will determine and designate, from time to time, from among the Eligible Persons, those persons who will be granted one or more Options under the Plan, and thereby become Participants in the Plan. In the discretion of the Committee, a Participant may be granted any type of Option permitted under the provisions of the Plan, and more than one Option may be granted to a Participant.

         1.3 Operation, Administration, and Definitions. The operation and administration of the Plan, including the Options granted under the Plan, will be subject to the provisions of Section 3 (relating to operation and administration). Capitalized terms in the Plan will be defined as set forth in Section 7.

                                 SECTION 2
                                  OPTIONS

         2.1 Grants of Options. Options granted under this Section 2 may be either Incentive Stock Options ("ISOs") or Non-Qualified Stock Options ("NSOs"), as determined in the discretion of the Committee. The initial grants of Options under this Plan after the Effective Date will be made in substantially the form as set forth in Exhibit A.

         2.2 Exercise Price. The Exercise Price of each Option granted under this Section 2 will be established by the Committee or will be determined by a method established by the Committee at the time the Option is granted; provided, however, that the exercise price for any Option must equal at least the Fair Market Value of the Stock on the date of grant.

         2.3 Vesting. An Option will become vested in accordance with the vesting schedule and other terms and conditions set forth in the Option Agreement. If no vesting schedule is provided in the Option Agreement, the Option will become 33.3% vested on the first anniversary of the Grant Date, and vested as to an additional 33.3% on the second anniversary of the Grant Date and an additional 33.4% on the third anniversary of the Grant Date, provided that the Participant is employed by the Company or a Subsidiary on each such vesting date.

         2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 will be subject to the following:

                  (a) Subject to the provisions of this Section 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option will be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in
Section 2.4(c), payment may be made as soon as practicable after the exercise).

                  (b) The Exercise Price will be payable by cashier's or certified check or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

                  (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell all or a portion of the shares of Stock acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

         2.5 Settlement of Option. Shares of Stock delivered pursuant to the exercise of an Option will be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Option Agreement. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable.

         2.6 Terms Applicable to NSOs. Except as otherwise expressly provided in the Option Agreement or as agreed to by the Committee, the following terms will apply to NSOs:

                  (a) The Exercise Price for each share of Stock covered by a NSO may be at any price; provided that the Exercise Price is at least equal to the Fair Market Value of the Stock on the date of grant.

                  (b) A NSO may not be exercisable more than ten years from the Grant Date of the NSO.

         2.7 Terms Applicable to ISOs. Notwithstanding any other provision of the Plan, this Section 2.7 will apply to Options intended to be treated as ISOs. Any Option granted which is intended to be treated as an ISO which does not satisfy the requirements applicable to ISOs under Code Section 422 will be treated as a NSO to the extent such Option does not satisfy the ISO requirements.

                  (a) The aggregate Fair Market Value of the shares of Stock for which an ISO is exercisable for the first time by a Participant in any calendar year, under the Plan or otherwise, will not exceed $100,000. For this purpose, the Fair Market Value of the Stock will be determined as of the Grant Date of the Option. In the event that the Code, or the regulations or other authority issued under the Code, are amended to provide for a different limit on the Fair Market Value of shares of Stock to be subject to an ISO, such different limit automatically will be incorporated herein and will apply to any ISOs granted after the effective date of such amendment.

                  (b) The Exercise Price for each share of Stock covered by an ISO granted to an Eligible Person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary (a "10% Shareholder") must be at least 110% of the Fair Market Value of the Stock subject to the ISO on the Grant Date of the Option.

                  (c) The ISO may not be exercisable more than ten years from the Grant Date of the ISO; provided, however, that the exercise period of an ISO granted to a 10% Shareholder must expire not more than five years from the Grant Date of such ISO.

                  (d) ISOs may not be granted to Eligible Employees who are not employees of the Company or any Subsidiary.

         2.8 Exercise of Options. Vested Options (whether ISOs or NSOs) may be exercised at any time during the Participant's employment. Except as otherwise provided in any Option Agreement, or as otherwise determined by the Committee, the following provisions will occur with respect to the exercise of an Option:

                  (a) Termination Because of Death or Disability: If the Participant dies or becomes Disabled during the Exercise Period while still employed, the Option may be exercised by those entitled to do so (who will be, in the event of the Participant's death, the Participant's beneficiary under Section 3.16) within eighteen (18) months following the Participant's death or Disability (provided that such exercise must occur within the Exercise Period), but not thereafter.

                  (b) Other Termination: If the employment of the Participant is terminated (which for this purpose means that the Participant is no longer employed by the Company or any Subsidiary) within the Exercise Period for any reason other than for Cause or the Participant's death or Disability, the Option may be exercised by the Participant within eighteen (18) months following the date of such termination (provided that such exercise must occur within the Exercise Period), but not thereafter.

                  (c) Only Vested Options May be Exercised: In any case, an Option may be exercised only as to the shares of Stock as to which the Option had become exercisable on or before the date of the Participant's termination, death or Disability.

                  (d) Forfeiture for Terminations for Cause: In the event the Participant's employment with the Company or a Subsidiary is terminated for Cause, any Option then held by such Participant (whether or not vested) will be cancelled and will become void and the Participant will have no further interest in such Option.

                  (e) Limited Exercise Periods for ISO Treatment:
Notwithstanding the above, in order to retain ISO treatment for any Option, the Option must be exercised within the time periods set forth in this
Section 2.8(e). Any Option granted which is intended to be treated as an ISO which does not satisfy the requirements applicable to ISOs under Code
Section 422 will be treated as a NSO to the extent such Option does not satisfy the ISO requirements.

                      (i) Exercise of ISO Upon Death or Disability: To retain ISO treatment, if the Participant dies or becomes Disabled during the Exercise Period while still employed, or within the 90-day period referred to in the following paragraph, the ISO must be exercised by those entitled to do so (who will be, in the event of the Participant's death, the Participant's beneficiary under Section 3.16) within twelve months following the Participant's death or Disability (provided that such exercise must occur within the Exercise Period), but not thereafter.

                      (ii) Exercise of ISO Upon Other Termination: To retain ISO treatment, if the employment of the Participant is terminated (which for this purpose means that the Participant is no longer employed by the Company or any Subsidiary) within the Exercise Period for any reason other than for Cause or the Participant's death or Disability, the ISO must be exercised by the Participant within 90 days following the date of such termination (provided that such exercise must occur within the Exercise Period), but not thereafter.

                  (f) Employment Status Upon Sale of Subsidiary: For purposes of this Section, unless the Committee determines otherwise, a Participant who is employed by a Subsidiary which Subsidiary is involved in a Disaffiliation, as defined in Section 4.1, will be treated as if that Participant's employment was terminated on the date of such Disaffiliation.

                                 SECTION 3
                        OPERATION AND ADMINISTRATION

         3.1 Effective Date. The Plan will be effective as of January 1, 2002; provided, however, that, if shareholder approval of the Plan is required by law, the Plan will not become effective unless approved by the shareholders and to the extent that Options are granted under the Plan prior to its approval by shareholders, the Options will be contingent on approval of the Plan by the shareholders of the Company .

         3.2 Term of Plan. The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Options under it are outstanding; provided, however, that, to the extent required by the Code, no ISO may be granted under the Plan on a date that is more than ten years from the earlier of the date the Plan is adopted by the Company or the date the Plan is approved by shareholders.

         3.3 Shares Subject to Plan. The shares of Stock for which Options may be granted under the Plan will be subject to the following:

                  (a) Subject to the following provisions of this Section 3.3, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan will equal 1,222,222shares of Stock. The number of shares of Stock available under Options granted under this Plan will increase on a pro rata basis to the extent that more than eleven million (11,000,000) New Common Shares (as defined in the Company's Plan of Reorganization) are issued in connection with the Plan of Reorganization, so that the shares of Stock represented by Options available under this Plan will constitute 10%of the Reorganized Company (as defined in the Company's Plan of Reorganization), on a fully-diluted basis after giving effect to all warrants, options or other securities convertible into New Common Shares of the Company issued pursuant to the Plan of Reorganization.

                  (b) To the extent any shares of Stock covered by an Option are not delivered to a Participant or beneficiary because the Option is forfeited or canceled, or shares of Stock are not delivered because the shares are used to satisfy applicable tax withholding obligations, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

                  (c) If the exercise price of any stock option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered will be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

                  (d) The maximum number of shares of Stock that may be issued under Options intended to be treated as ISOs will equal 1,222,222 shares of Stock.

                  (e) The maximum number of shares of Stock that may be issued under Options granted under this Plan to any individual may not exceed 1,000,000 shares.

         3.4 General Restrictions. Delivery of shares of Stock under the Plan will be subject to the following:

                  (a) Notwithstanding any other provision of the Plan, the Company will have no liability to deliver any shares of Stock under the Plan unless such delivery would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

                  (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

         3.5 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant otherwise is entitled under the Plan.

         3.6 Use of Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. In addition, Options may be granted as alternatives to or replacement of Options outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Notwithstanding the above, in no event may Options granted and outstanding under this Plan be amended to provide for an Exercise Price lower than the original Exercise Price of such Option (repricing) without the consent of the shareholders of the Company.

         3.7 Dividends and Dividend Equivalents. An Option may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Option (both before and after the Stock subject to the Option is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee will establish, including the reinvestment of such credited amounts in Stock equivalents.

         3.8 Transferability. Except as otherwise provided by the Committee, Options under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution; provided, however, that an ISO may not be transferable except as designated by the Participant by will or by the laws of descent and distribution.

         3.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, will be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee will require.

         3.10 Agreement With Company. An Option granted under the Plan will be subject to such terms and conditions, not inconsistent with the Plan, as the Committee will, in its sole discretion, prescribe. The terms and conditions of any Option to any Participant will be reflected in an Option Agreement and in this Plan. A copy of such Option Agreement will be provided to the Participant, and the Committee may, but need not require that the Participant will sign a copy of such Option Agreement. The Participant and such Option Agreement will be subject to all of the terms of this Plan regardless of whether any Participant signature is required.

         3.11 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary will be evidenced by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such Company or Subsidiary.

         3.12 Gender and Number. Where the context admits, words in any gender will include any other gender, words in the singular will include the plural and the plural will include the singular.

         3.13 Limitation of Implied Rights.

                  (a) Neither a Participant nor any other person will, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant will have only a contractual right to the Stock issued under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan will constitute a guarantee that the assets of the Company or any Subsidiary will be sufficient to pay any benefits to any person.

                  (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Option under the Plan will confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

         3.14 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on such evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

         3.15 Leaves of Absence. Except as otherwise provided in any Option Agreement, a leave of absence approved by the Company (such approval may be conditioned upon, but not limited to, the reason for and duration of the leave) in accordance with the Company policies and procedures, and as required by law, will not be deemed a termination of employment for any purpose under this Plan.

         3.16 Beneficiary of Option. Except as otherwise provided in a written beneficiary designation (in such form approved by the Committee) signed by the Participant and filed with the Committee prior to the death of the Participant, upon the death of a Participant, the beneficiary of any Option granted under this Plan will be the Participant's beneficiary or beneficiaries named under the terms of the basic life insurance program offered by the Company and in effect on the date of the Participant's death, including any and all provisions applicable under such basic life insurance program with respect to the beneficiary of a Participant who does not designate a beneficiary and a named beneficiary who predeceases the Participant. If the Participant is not a participant in any such basic life insurance program on the date of the Participant's death, and there is no written beneficiary designation signed by the Participant in effect, the Participant's beneficiary will be the Participant's estate.

         3.17 Binding Effect. This Plan will be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon the Participant and his or her heirs, beneficiaries, and personal representatives.

         3.18 Liability and Indemnification.

                  (a) Neither the Company nor any Parent or Subsidiary will be responsible in any way for any action or omission of the Committee, or any other persons or fiduciaries in the performance of their duties and obligations as set forth in this Plan. Furthermore, neither the Company nor any Parent or Subsidiary will be responsible for any act or omission of any of their agents, or with respect to reliance upon advice of their counsel provided that the Company or the appropriate Parent or Subsidiary relied in good faith upon the action of such agent or the advice of such counsel.

                  (b) Except for their own gross negligence or willful misconduct regarding the performance of the duties specifically assigned to them under, or their willful breach of the terms of, this Plan, the Company, each Parent and Subsidiary and the Committee will be held harmless by the Participant, former Participants, beneficiaries and their representatives against liability or losses occurring by reason of any act or omission. Neither the Company, any Parent or Subsidiary, the Committee, nor any agents, employees, officers, directors, or shareholders of any of them, nor any other person will have any liability or responsibility with respect to this Plan, except as expressly provided herein.

         3.19 Governing Law. All issues relating to the validity, construction, and administration of this Plan will be governed by the laws of the State of Delaware.

                                 SECTION 4
               CORPORATE TRANSACTIONS AND CHANGES IN CONTROL

         4.1 Corporate Transactions. The Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to the following: (a) the aggregate number of shares of Stock available for issuance under Options under Section 3.3; (b) the number of shares of Stock covered by an outstanding Option; (c) the Exercise Price of an outstanding Option; (d) the maximum numbers of shares of Stock for which Options may be granted to any individual under Section 3.3; and (e) such other adjustments to outstanding Options as the Committee may determine to be appropriate and equitable; to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation of a Subsidiary or similar event of or by the Company. Such adjustments may include, without limitation, (i) the cancellation of outstanding Options in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Options, (ii) the substitution of other property (including, without limitation, other securities) for the Stock covered by outstanding Options, and (iii) in connection with any Disaffiliation of a Subsidiary, arranging for the assumption, or replacement with new awards, of Options held by Participants employed by the affected Subsidiary, by the Subsidiary or an entity that controls the Subsidiary following the Disaffiliation. Notwithstanding the foregoing, each such adjustment with respect to an ISO will comply with the rules of Code Section 424(a), and, unless otherwise determined by the Committee, in no event will any adjustment be made which would render any ISO granted hereunder to be other than an incentive stock option under Code Section
422. The "Disaffiliation" of a Subsidiary means the Subsidiary's ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary).

         4.2 Vesting Upon Change in Control. Upon the occurrence of a Change in Control of the Company, all outstanding Options held by Participants who are in the employ of the Company on the date of such Change in Control will become fully vested and exercisable.

         4.3 Change in Control. Except as otherwise defined in any Option Agreement, a "Change in Control" will be deemed to have occurred if any "Person," as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or "group," as such term is used in
Section 13(d)(3) and 14(d)(2) of the Exchange Act, but excluding Excluded Entities, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 50 percent or more of the total voting power of the Company's then outstanding securities entitled to vote in the election of directors, or 50 percent or more of the then-outstanding shares of Stock; provided, however, that any issuance of Stock made pursuant to the Company's Plan of Reorganization will not constitute a Change in Control.

                  (a) For purposes of this Section, "Excluded Entities" means (i) any trustee or fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary; (ii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company; (iii) the Company or any Subsidiary; and (iv) any Participant who, together with all Affiliates of the Participant, is or becomes the direct or indirect Beneficial Owner of the percentage of such securities set forth above.

                  (b) For purposes of this Section, an "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person and "control" means the power to direct the management or policies of any Person, through the power to vote shares or other equity interests, by contract or otherwise.

The term "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including (but not limited to) the provisions of such rules that a Person will be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a Beneficial Owner of, or to own beneficially, any securities if such Beneficial Ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act, and (ii) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

                                 SECTION 5
                                 COMMITTEE

         5.1 Administration. The authority to control and manage the operation and administration of the Plan will be vested in a committee (the "Committee") in accordance with this Section 5. The Committee will be selected by the Board and generally will consist of two or more members of the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that otherwise would be the responsibility of the Committee. The Board may appoint such special committees as the Board determines necessary or desirable in accordance with the following provisions:

                  (a) With respect to the grant of Options to persons who are or may become "covered employees", as such term is defined in Code
Section 162(m), the Options will be granted by a Committee consisting only of two or more outside directors. For purposes of this Section 5.1(a), a director will be treated as an "outside director" if the director (i) is not a current employee of the Company or its affiliates; (ii) is not a former employee of the Company or its affiliates who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Company or its affiliates; and (iv) does not receive remuneration, either directly or indirectly, in any capacity other than as a director. To the extent that Code Section 162(m) or the regulations issued thereunder is amended to provide for Committee requirements different than those described above, this section will be deemed to reflect the requirements of such amended Code Section or regulations.

                  (b) With respect to the grant of Options for which the exemption from Section 16(b) of the Exchange Act provided by Rule 16b-3 is desired, the Option will be granted by a Committee consisting of (i) only "non-employee directors" or (ii) the full board of directors. Alternatively, the Option may be granted by a Committee consisting of persons who are not non-employee directors; provided that the Option is approved by the full Board.

         5.2 Powers of Committee. The Committee's administration of the Plan will be subject to the following:

                  (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Persons those persons who will receive Options, to determine the time or times of Option grants, to determine the types of Options, and the number of shares covered by the Options, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Options, to accelerate vesting of Options, and (subject to the restrictions imposed by Section 7) to cancel or suspend the grant of Options.

                  (b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Options in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

                  (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Option Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

                  (d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan will be final and binding on all persons.

                  (e) In controlling and managing the operation and administration of the Plan, the Committee will take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

         5.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

         5.4 Information to be Furnished to Committee. The Company and Subsidiaries will furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries with respect to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                 SECTION 6
                         AMENDMENT AND TERMINATION

         The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially adversely affect the rights of any Participant or beneficiary under any Option granted under the Plan prior to the date such amendment is adopted by the Board. An amendment that increases the number of shares of Stock available under the Plan or which changes the class of Eligible Employees under the Plan will require approval by the Company's stockholders.

                                 SECTION 7
                               DEFINED TERMS

         In addition to the other definitions contained herein, the following definitions will apply:

                  (a) Board. The term "Board" will mean the Board of Directors of the Company.

                  (b) Cause. Unless otherwise defined in the Option Agreement, the term "Cause" will mean:

                      (i) a Participant's willful or gross negligence, in the performance of his or her duties for the Company or any Parent or Subsidiary, after prior written notice of such negligence and the continuance thereof for a period of 10 days after receipt by such Participant of such notice;

                      (ii) a Participant's willful or gross misconduct in the performance of his or her duties for the Company or any Parent or Subsidiary;

                      (iii) a Participant's intentional or habitual neglect of his or her duties for the Company or any Parent or Subsidiary after prior written notice of such neglect; or

                      (iv) a Participant's theft or misappropriation of funds or property of the Company or any Parent or Subsidiary, or the commission of a felony.

                  (c) Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code will include reference to any successor provision of the Code.

                  (d) Company. The term "Company" means ICG Communications, Inc., and any successor thereto.

                  (e) Disabled or Disability. Unless otherwise provided by the Committee, a Participant will be considered to be "Disabled" or to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than twelve months, as determined under Code Section 22(e)(3).

                  (f) Effective Date. The term "Effective Date" means January 1, 2002.

                  (g) Eligible Person. The term "Eligible Person" means any employee of the Company or any Parent or Subsidiary.

                  (h) Exercise Period. The term "Exercise Period" means that period, as established by the Committee, during which an Option may be exercised, to the extent vested.

                  (i) Exercise Price. The term "Exercise Price" means that price at which an Option may be exercised.

                  (j) Fair Market Value. The term "Fair Market Value" will mean the last reported sale price for the Stock on a Trading Day (during normal business hours) or, in the event no such reported sale occurs on such Trading Day, the average of the closing bid and asked prices for the Stock on such Trading Date (during normal business hours), in either case on the principal securities exchange on which the Stock is listed or admitted to trading. If the Stock is not listed or admitted to trading on any securities exchange, but is traded in the over-the-counter market, Fair Market Value will mean the closing sale price of the Stock or, if no sale is publicly reported, the average of the closing bid and asked quotations for the Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system (during normal business hours). If the Stock is not listed on NASDAQ or a comparable system, Fair Market Value will mean the closing sale price of the Stock or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Stock, as selected from time to time by the Company for that purpose. A Trading Day will mean, if the Stock is listed on any securities exchange, a business day on which such exchange was open for trading and at least one trade of Stock was effected on such exchange on such business day, or, if the Stock is not listed on any national securities exchange but is traded in the over-the-counter market, a business day on which the over-the-counter market was open for trading and at least one "eligible dealer" quoted both a bid and asked price for the Stock. In the event the Stock is not publicly traded, the Fair Market Value of the Stock will be determined in good faith by the Committee.

                  (k) Grant Date. The term "Grant Date" means the date, as determined by the Committee, as of which an Option is granted to an Eligible Person.

                  (l) ISO. The term "ISO" means an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in Code Section 422(b).

                  (m) NSO. The term "NSO" means an Option that is not intended to be an "incentive stock option" as that term is described in Code Section 422(b).

                  (n) Option. The term "Option" means a right to purchase shares of Stock at an Exercise Price established by the Committee.

                  (o) Option Agreement. The term "Option Agreement" means the written document, in such form as is determined by the Committee, which reflects the terms and conditions of an Option granted to a Participant.

                  (p) Parent. The term "Parent" means any company during any period in which it is a "parent corporation" (as that term is defined in Code Section 424(e)) with respect to the Company.

                  (q) Participant. The term "Participant" means any Eligible Person who is selected by the Committed to be granted an Option.

                  (r) Plan. The term "Plan" means this Year 2002 Stock Option Plan, as it may be amended.

                  (s) Stock. The term "Stock" means shares of common stock of the Company.

                  (t) Subsidiary. The term "Subsidiary" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code Section 424(f)) with respect to the Company.

                                 EXHIBIT A

The initial grants of Options under this Plan will be granted effective on the date the Company's Plan of Reorganization becomes effective. The Exercise Price for these initial grants of Options will be the Fair Market Value of the Stock as of the date of grant.

The initial grant of Options shall be in the following percentages of the total number of shares of Stock available for grant under this Plan:

     Executive                                               % of Total Plan

o        Randall E. Curran, Chief Executive Officer:    0.0%
o        Richard E. Fish, Jr., Executive Vice President and Chief
         Financial Officer:    4.3%
o        Michael D. Kallet, Executive Vice President - Products and
         Strategic Development:    8.3%
o        Bernard L. Zuroff, Executive Vice President, General Counsel
         and Secretary:    3.6%
o        Robert Athey, Senior Vice President, Sales:  2.37%
o        Robert Beaty, Senior Vice President, Sales:   2.37%
o        Jack Campbell, Senior Vice President and General Manager,
         NikoNet:   2.37%
o        Brian Cato, Senior Vice President, Customer Care:   2.37%
o        Darlinda J. Coe, Senior Vice President, Network Services Support: 2.37%
o        John V. Colgan, Senior Vice President, Financial Planning/Corporate
         Controller:   2.37%
o        Evelyn Goodger, Vice President, Vendor Relations:   2.37%
o        Kimberly Gordon, Senior Vice President, Marketing:   2.37%
o        Corey L. Grobe, Vice President, Nation Field Operations:   2.37%
o        Michael Harry, Vice President, Provisioning:   2.37%
o        LeCharles P. Keesee, II, Senior Vice President, Business and
         Government Affairs:   2.37%
o        Christopher P. Kunkel, Senior Vice President, Finance Operations -
         Network Services:   2.37%
o        Gayle Landis, Senior Vice President, People Services:   2.37%
o        Gary F. Lindgren, Senior Vice President, Engineering:   2.37%
o        Dennis J. Martin, Senior Vice President, Corporate Planning and
         Treasurer:   2.37%
o        Terry J. Mobley, Vice President, Network Services Support:   2.37%
o        James P. O'Brien, Vice President, Network Operations Center:  2.37%
o        James F. Smith, Senior Vice President, Information Technology:  2.37%
o        Robert S. Albery, Vice President and Assistant General Counsel:  1.39%
o        Maury L. Cuje, Vice President and Assistant General Counsel:  1.39%
o        Peter Dignam, Vice President, Sales - Corporate Services:  1.39%
o        JoAnne Drexler, Vice President - Receivables Operations:  1.39%
o        James A. Hart, Chief Architect:  1.39%
o        Dean A. Siegrist, Vice President, Infrastructure Deployment:  1.39%
o        Brian Timmons, Vice President, Sales - National Accounts:  1.39%
o        Marlene S. Williams, Vice President, Accounting Operations:  1.39%

The initial grants of Options will become 33.3% vested on the first anniversary of the Grant Date, and vested as to an additional 33.3% on the second anniversary of the Grant Date and an additional 33.4% on the third anniversary of the Grant Date, provided that the Participant is employed by the Company or a Subsidiary on each such vesting date.

The number of shares of Stock subject to Options to be issued under this Plan and the number of the individual shares issued in the initial grant listed above will increase on a pro rata basis to the extent that more than eleven million (11,000,000) New Common Shares (as defined in the Company's Plan of Reorganization) are issued in connection with the Plan of Reorganization, such that Participants will own (through the purchase of stock under Options granted under this Plan) 10%of the Reorganized Company (as defined in the Company's Plan of Reorganization), on a fully-diluted basis after giving effect to all warrants, options or other securities convertible into New Common Shares of the Company issued pursuant to the Plan of Reorganization.







                                                             PLAN EXHIBIT D

        TERMSHEET FOR NEW HOLDINGS CREDITOR WARRANTS PLAN EXHIBIT D
                --------------------------------------------

Issuer                                 ICG Communications ("ICG")

Amount                                 The warrants are to purchase 800,000
                                       additional New Common Shares
                                       (approximately 10 percent (10%) of
                                       the aggregate amount of the New
                                       Common Shares to be issued and
                                       outstanding on the Effective Date),
                                       subject to customary anti-dilution
                                       provisions.Term

Maturity                               The warrants will exercisable any
                                       time up to 5 years from issuance

Price                                  Exercise price of the warrants will
                                       be $20.00 per New Common Share

Distribution                           If Class H-4 accepts the Plan,
                                       holders of Allowed Claims in Class
                                       H-4 will receive their Pro Rata
                                       share of the New Holdings Creditor
                                       Warrants as soon as practicable
                                       following the Effective Date of the
                                       Plan. If Class H-4 does not accept
                                       the Plan, the New Hold ings Creditor
                                       Warrants shall not be issued.




                                                           PLAN EXHIBIT E


                      TERM SHEET FOR NEW SECURED NOTES
                      --------------------------------




      Summary of Term Sheet for New Secured Notes ("Senior Facility")
      ---------------------------------------------------------------

                         Summary of Principal Terms
                         --------------------------

Borrower:                           ICG Communications, Inc.

Guarantors:                         All present and future subsidiaries

Lenders: Lenders under Existing Credit Agreement dated as of August 12, 1999, as amended (the "Existing Credit Agreement")

Administrative and
Collateral Agent:                   Royal Bank of Canada

Documentation Agent:                First Union National Bank (together
                                    with the Administrative Agent and the
                                    Collateral Agent, the "Agents")

Amount: Equal to amount outstanding under existing credit agreement on effective date ($84,573,943.83, being the
                                    "Original Principal Amount") less
                                    $25,000,000 paid as set forth below at
                                    Closing ($59,573,943.83, being the
                                    "Initial Principal Amount")

Final Maturity:                     Three years from the Closing Date

Scheduled Amortization:             Payable as set forth below, each year
                                    in four equal installments, commencing
                                    on the 90th day after the Closing and
                                    payable every 90 days thereafter:

                                    As more fully set forth on the Bank
                                    Debt Amortization Schedules attached
                                    hereto, during each of the three years
                                    (each year ending on the anniversary of
                                    the Closing), $25,000,000 in cash paid
                                    at Closing, 10% of the Initial
                                    Principal Amount in year two (provided
                                    that in the event that the Borrower
                                    does not prepay $7.2 million of the
                                    Senior Facility from the sale of
                                    Identified Assets (defined below) by
                                    the first anniversary of the Closing
                                    Date, the Borrower shall pay an
                                    additional $1.5 million over the 10%
                                    amortization scheduled for year two
                                    which shall be paid ratably over year
                                    two), and 15% of the Initial Principal
                                    Amount in year three, with the balance
                                    payable at Final Maturity.

Optional Prepayment:                The Borrower may prepay, in
                                    full or in part, the Senior Facilities
                                    without penalty; provided, however,
                                    that each partial prepayment shall be
                                    in an amount of $500,000 or an integral
                                    multiple of $500,000 in excess thereof.

Mandatory Prepayment:               (a) 100% of net cash proceeds from the
                                    sale of the assets listed on Schedule I
                                    attached hereto (the "Identified
                                    Assets") up to a maximum amount of $7.2
                                    million, which shall be applied to
                                    prepay the Senior Facility in inverse
                                    order of maturity (b)100% of net cash
                                    proceeds from the sale of other assets
                                    of the Borrower and its subsidiaries
                                    (excluding sales of services in the
                                    ordinary course of business but
                                    including any non-ordinary course
                                    IRUs), 50% of such proceeds to be
                                    applied to prepay the Senior Facility
                                    in inverse order of maturity, and 50%
                                    of such proceeds to be applied ratably
                                    over the scheduled amortization
                                    payments, (c) 100% of net cash proceeds
                                    of Extraordinary Receipts(1) (to be
                                    defined in the loan documentation and
                                    to exclude cash receipts in the
                                    ordinary course of business but to
                                    include any sale of receivables) which
                                    shall be applied to prepay the Senior
                                    Facility in inverse order of maturity,
                                    (d) 100% of net proceeds from the
                                    issuance of additional debt (other than
                                    Subordinated Debt, as defined below)
                                    permitted under the loan documentation,
                                    which shall be applied to prepay the
                                    Senior Facility in inverse order of
                                    maturity, (e) 50% of net cash proceeds
                                    from the issuance of Subordinated Debt
                                    in excess of $65 million or equity
                                    (plus the Subordinated Cerberus Notes,
                                    as defined below), which shall be
                                    applied to prepay the Senior Facility
                                    in inverse order of maturity. For
                                    purposes hereof "Subordinated Debt"
                                    shall mean any debt of the Borrower
                                    that (i) is unsecured (ii) is
                                    subordinated in all respects to the
                                    obligations of the Borrower under the
                                    Senior Facility, (iii) has no principal
                                    payments scheduled or otherwise payable
                                    prior to the maturity of the Senior
                                    Facility, (iv) requires the consent of
                                    the Required Lenders for any cash
                                    payments of interest and (v) otherwise
                                    contains terms and conditions
                                    satisfactory to the Required Lenders.
                                    For purposes hereof, non-ordinary
                                    course IRUs shall include IRUs for a
                                    term in excess of 10 years for which
                                    75% or more of the aggregate dollar
                                    amount of lease payments are to be paid
                                    within the first 35% of such lease
                                    term.
---------------------
(1) This would include items such as tax refunds, indemnity payments, pension reversions and certain insurance proceeds that are probably not covered as "asset sale" proceeds.

Interest:                           Payable at the Applicable Margin above
                                    Royal Bank of Canada's Base Rate (360
                                    day basis) or, at the Borrower's
                                    option, Royal Bank of Canada's
                                    Eurodollar Rate (adjusted for
                                    reserves). Interest based on the Base
                                    Rate shall be payable monthly in
                                    arrears.

                                    Interest based on the Eurodollar Rate
                                    shall be payable in arrears at the
                                    earlier of the end of the applicable
                                    interest period and quarterly.
                                    Eurodollar Rate borrowings shall be
                                    available for 1, 2, 3 or 6 month
                                    interest periods.(2) Royal Bank of
                                    Canada's "Base Rate" is a fluctuating
                                    interest rate equal to the highest from
                                    time to time of (i) the rate of
                                    interest announced publicly by Royal
                                    Bank of Canada in New York as its base
                                    or prime rate and (ii) a rate equal to
                                    1/2 of 1% per annum above the weighted
                                    average of the rates on overnight
                                    Federal funds transactions with members
                                    of the Federal Reserve System arranged
                                    by Federal funds brokers, as published
                                    for such day by the Federal Reserve
                                    Bank of New York, or, if such rate is
                                    not so published for any day that is
                                    not a Business Day, the average of the
                                    quotations for such day for such
                                    transactions received by the
                                    Administrative Agent from three Federal
                                    funds brokers of recognized national
                                    standing selected by it.

                                    The "Applicable Margin" means 4.75% per
                                    annum for Base Rate borrowings and 6%
                                    per annum for Eurodollar Rate
                                    borrowings. The Applicable Margin will
                                    be reduced as set forth in the grid
                                    below (so long as no Default or Event
                                    of Default has occurred and is
                                    continuing at such time):

--------------------------------------------------------------------------------
Cumulative Prepayment of Senior           Applicable Rate
Facility (excluding the $25,000,000       Base+                  LIBOR+
payment at Closing ($ in Millions)
--------------------------------------------------------------------------------
 $0 - $  9,999,999                        475 bps                600 bps
 $10,000,000 - $14,999,999                425 bps                550 bps
 $15,000,000 - $19,999,999                375 bps                500 bps
 $20,000,000 - $24,999,999                325 bps                450 bps
 $25,000,000 - $29,999,999                275 bps                400 bps
 $30,000,000                              225 bps                350 bps
--------------------------------------------------------------------------------
---------------------
(2) The Base Rate definition should be conformed to any alternative formulation customarily used by the lead Lender.


                                    As used in the above chart, the term
                                    "Cumulative Prepayment of the Senior
                                    Facility" means the aggregate of all
                                    payments in excess of scheduled
                                    amortization payments to the extent
                                    applied to prepay principal outstanding
                                    under the Senior Facility in inverse
                                    order of maturity (excluding for all
                                    purposes the $25,000,000 payment at
                                    Closing).

                                    During the continuance of any default
                                    under the loan documentation, the
                                    Applicable Margin shall increase by 2%
                                    per annum.

Annual Agency Fee:                  $100,000 in year one, such fee to be
                                    payable on the Closing Date; $75,000 in
                                    year two, such fee to be payable on the
                                    first anniversary of the Closing Date;
                                    and $75,000 in year three, such fee to
                                    be payable on the second anniversary of
                                    the Closing Date.

Documentation
Agent Fee:                          $150,000 one-time fee payable on the
                                    Closing Date

Security:                           First priority lien on all unencumbered
                                    present and future property of the
                                    Borrower and the Borrower's present and
                                    future subsidiaries, including without
                                    limitation owned stock, real estate,
                                    leaseholds, fixtures, accounts, license
                                    rights and spectrum, patents,
                                    trademarks, tradenames, copyrights,
                                    chattel paper, insurance proceeds,
                                    contract rights, hedge agreements,
                                    cash, bank accounts, tax refunds,
                                    documents, instruments, general
                                    intangibles, inventory, equipment,
                                    vehicles and other goods; second
                                    priority lien on all encumbered
                                    property.

Facility Fees:                      2.5% of the Initial Principal Amount
                                    payable in cash at Closing.

Conditions Precedent:               Those customarily found in credit
                                    agreements for similar financings and
                                    others appropriate in the judgment of
                                    the Administrative Agent for this
                                    transaction, including, without
                                    limitation, the following:

                                    (a)     All documentation relating to
                                            the Transaction shall be in
                                            form and substance satisfactory
                                            to the Lenders, including a
                                            credit agreement incorporating
                                            substantially the terms and
                                            conditions outlined herein,
                                            shall be in form and substance
                                            satisfactory to the Lenders.

                                    (b)     All governmental and third
                                            party consents and approvals
                                            necessary in connection with
                                            the Senior Facility shall have
                                            been obtained (without the
                                            imposition of any conditions
                                            that are not acceptable to the
                                            Lenders) and shall remain in
                                            effect; all applicable waiting
                                            periods shall have expired
                                            without any action being taken
                                            by any competent authority; and
                                            no law or regulation shall be
                                            applicable in the judgment of
                                            the Lenders that restrains,
                                            prevents or imposes materially
                                            adverse conditions upon the
                                            Senior Facilities.

                                    (c)     The Lenders shall have received
                                            (i) satisfactory opinions of
                                            counsel to the Borrower, of
                                            counsel to the Administrative
                                            Agent and of local counsel to
                                            the Lenders as to the
                                            transactions contemplated
                                            hereby and (ii) such corporate
                                            resolutions, certificates and
                                            other documents as the Lenders
                                            shall reasonably request.

                                    (d)     All reasonable accrued fees and
                                            expenses of the Agents and the
                                            Lenders (including the fees and
                                            expenses of counsel and other
                                            advisors to the Agents and
                                            local counsel to the Lenders)
                                            shall have been paid.

                                    (e)     The Company shall have received
                                            not less than $65 million net
                                            cash proceeds, less applicable
                                            fees and expenses incurred in
                                            the issuance of the securities,
                                            from the sale of not less than
                                            $25 million in secured
                                            Subordinated Debt (the
                                            "Subordinated Cerberus Notes")
                                            and not less than $40 million
                                            in unsecured Subordinated Debt
                                            (the "Subordinated PIK Notes")
                                            which shall be evidenced by
                                            definitive documentation which
                                            shall be in form and substance
                                            satisfactory to the Agent.

(f) Subordination Agreements with respect to any Indebtedness relating to the Subordinated
                                            Cerberus Notes and Subordinated
                                            PIK Notes and collateral
                                            arrangements in form and
                                            substance acceptable to the
                                            Agent with terms and conditions
                                            as set forth in Exhibit B.

(g) Entry of a final order confirming a plan of reorganization which is in form and substance satisfactory to the Agent (the "Plan").

(h) Occurrence of the Effective Date of the Plan in accordance with its terms (such terms not to be modified without the consent of the Agent).

(i) the Debtors shall have paid in full all accrued and unpaid interest and fees (including, without limitation, all fees and expenses of attorneys, accountants and financial advisors) of the Lenders and the Agent under the Existing
                                            Credit Agreement.

Representations and
Warranties:                         Those customarily found in credit
                                    agreements for similar financings and
                                    others appropriate in the judgment of
                                    the Administrative Agent for this
                                    transaction

Covenants:                          Those negative, affirmative and
                                    financial covenants customarily found
                                    in credit agreements for similar
                                    financings (applicable to the Borrower
                                    and its subsidiaries) and others
                                    appropriate in the judgment of the
                                    Administrative Agent for this
                                    transaction, including, without
                                    limitation, the following:

                                    (a)     Affirmative Covenants - (i)
                                            Compliance with laws and
                                            regulations (including, without
                                            limitation, ERISA and
                                            environmental laws); (ii)
                                            payment of taxes and other
                                            obligations; (iii) maintenance
                                            of appropriate and adequate
                                            insurance; (iv) preservation of
                                            corporate existence, rights
                                            (charter and statutory),
                                            franchises, permits, licenses
                                            and approvals; (v) preparation
                                            of environmental reports; (vi)
                                            visitation and inspection
                                            rights; (vii) keeping of proper
                                            books in accordance with
                                            generally accepted accounting
                                            principles; (viii) maintenance
                                            of properties; (ix) maintenance
                                            of a cash collateral account
                                            with First Union National Bank
                                            or another bank acceptable to
                                            the Administrative Agent and of
                                            lockbox and blocked accounts,
                                            in each case on terms
                                            satisfactory to the Lenders;
                                            (x) performance of leases,
                                            related documents and other
                                            material agreements; (xi)
                                            conducting transactions with
                                            affiliates on terms equivalent
                                            to those obtainable on an
                                            arm's-length basis; (xii)
                                            further assistances as to
                                            perfection and priority of
                                            security interests; (xiii)
                                            grant of security on additional
                                            property and assets upon the
                                            occurrence of an Event of
                                            Default; (xiv) customary
                                            financial and other reporting
                                            requirements (including,
                                            without limitation, audited
                                            annual financial statements and
                                            monthly and quarterly unaudited
                                            financial statements, in each
                                            case prepared on a consolidated
                                            and a consolidating basis,
                                            notices of defaults, compliance
                                            certificates, annual business
                                            plans and forecasts, reports to
                                            shareholders and other
                                            creditors, periodic status
                                            reports on the sale of
                                            Identified Assets and other
                                            business and financial
                                            information as any Lender shall
                                            reasonably request); and (xv)
                                            Borrower will use its best
                                            efforts to sell the Identified
                                            Assets as soon as reasonably
                                            practicable.

                                    (b)     Negative Covenants -
                                            Restrictions on (i) liens
                                            (other than liens securing the
                                            Senior Facilities, liens
                                            securing the Subordinated
                                            Cerberus Notes and liens
                                            specified as in existence on
                                            the effective date of the Plan
                                            (as described in the Disclosure
                                            Statement dated April 3, 2002
                                            which is annexed hereto)); (ii)
                                            debt, guaranties or other
                                            contingent obligations
                                            (including, without limitation,
                                            the subordination of all
                                            intercompany indebtedness on
                                            terms satisfactory to the
                                            Lenders) other than: (w) debt
                                            existing on the effective date
                                            of the Plan (as described in
                                            the Disclosure Statement dated
                                            as of April 3, 2002 which is
                                            annexed hereto); (x) capital
                                            lease and purchase money
                                            indebtedness, not to exceed $10
                                            million, (y) the Subordinated
                                            Cerberus Notes and the
                                            Subordinated PIK Notes and
                                            (iii) mergers and
                                            consolidations (other than the
                                            Restructuring Transactions set
                                            forth in the Plan); (iv) sales,
                                            transfers and other
                                            dispositions of assets (other
                                            than sales of service in the
                                            ordinary course of business,
                                            excluding the sale of
                                            receivables); (v) loans,
                                            acquisitions, joint ventures
                                            and other investments; (vi)
                                            dividends and other
                                            distributions to stockholders;
                                            (vii) creating new
                                            subsidiaries; (viii) becoming a
                                            general partner in any
                                            partnership; (ix) repurchasing
                                            shares of capital stock; (x)
                                            prepaying, redeeming or
                                            repurchasing debt; (xii)
                                            granting negative pledges other
                                            than to the Administrative
                                            Agent and the Lenders; (xiii)
                                            changing the nature of its
                                            business; (xiv) amending
                                            organizational documents, or
                                            amending or otherwise modifying
                                            any debt, any related document
                                            or any other material
                                            agreement; and (xv) changing
                                            accounting policies or
                                            reporting practices; in each of
                                            the foregoing cases, with such
                                            exceptions as may be agreed
                                            upon in the loan documentation.

                                    (c)     Financial Covenants - Minimum
                                            EBITDA (see attached Exhibit A)
                                            and minimum cash balance (see
                                            attached Exhibit A), each of
                                            the foregoing to be based upon
                                            the Borrower's business plan.
                                            All of the financial covenants
                                            will be calculated on a
                                            consolidated basis and for each
                                            consecutive four fiscal quarter
                                            period occurring prior to the
                                            Final Maturity, except that
                                            during the first year following
                                            the Closing Date such
                                            measurements shall be made for
                                            the period of times since the
                                            Closing Date.

                                    (d)     Capital Expenditure Covenants -
                                            (i) Capital expenditures cannot
                                            exceed 100% of Borrower's
                                            business plan in the aggregate,
                                            less any amounts permitted
                                            under the capital lease basket
                                            referred to in (b)(ii)(y)
                                            above. Capital expenditures
                                            will be calculated on a
                                            consolidated basis and for each
                                            consecutive four fiscal quarter
                                            period occurring prior to the
                                            Final Maturity, except that
                                            during the first year following
                                            the Closing Date such
                                            measurements shall be made for
                                            the period of time since the
                                            Closing Date.

                                            (ii) For all point to point
                                            broadband capital expenditures
                                            in years 2002, 2003, and 2004,
                                            the Chief Financial Officer of
                                            the Borrower shall provide a
                                            certificate to the Lenders on a
                                            quarterly basis reporting: the
                                            amount of actual aggregate
                                            point to point capital
                                            expenditures for the
                                            immediately preceding quarter
                                            compared to planned capital
                                            expenditures for that quarter,
                                            and the amount of point to
                                            point capital expenditure
                                            projects authorized during the
                                            immediately preceding quarter
                                            specifying for such projects
                                            the aggregate projected
                                            quarterly cash flows, internal
                                            rate of return and payback
                                            periods. The Borrower shall
                                            deliver with such certificate
                                            the computations supporting the
                                            certification.

Events of Default:                  Those customarily found in credit
                                    agreements for similar financings and
                                    appropriate in the judgment of the
                                    Administrative Agent for this
                                    transaction.

Expenses:                           The Borrower shall pay all of the
                                    reasonable out-of-pocket expenses
                                    incurred by the Agents (including the
                                    fees and expenses of counsel to the
                                    Agents), as well as all expenses of the
                                    Agents in connection with the
                                    administration of the loan
                                    documentation. The Borrower shall also
                                    pay the expenses of the Lenders in
                                    connection with the enforcement of any
                                    of the loan documentation.

                                    The Administrative Agent shall have the
                                    right to obtain a field audit from a
                                    third party on an annual basis with the
                                    cost thereof to be borne by the
                                    Borrower.

Indemnity:                          Standard provisions for similar credit
                                    agreements.

Required Lenders:                   51%

Assignments and
Participations:                     Without the consent of the
                                    Administrative Agent, assignments must
                                    be either (i) in the minimum amount of
                                    $2,000,000 or (ii) the entire amount of
                                    any Lender's pro rata share of the
                                    Senior Facility. No participation shall
                                    include voting rights, other than for
                                    reductions or postponements of amounts
                                    payable or releases of all or
                                    substantially all of the collateral;
                                    provided, that no assignments or
                                    participations may be made to any
                                    Person owning at such time any of the
                                    capital shares of the Company without
                                    the consent of the Required Lenders.

Miscellaneous:                      Standard yield protection (including
                                    compliance with risk-based capital
                                    guidelines, increased costs, payments
                                    free and clear of withholding taxes and
                                    interest period breakage indemnities),
                                    eurodollar illegality and similar
                                    provisions.

Closing: Not earlier than the entry of a final order confirming a plan and not later than the effective date of the Plan.

Governing Law:                      New York

Counsel to the
Administrative Agent:               Shearman & Sterling




                                                                       EXHIBIT A


                 EBITDA and Minimum Cash Balance Covenants

         So long as any advance or any other obligation of any Loan Party under any Senior Facility loan document shall remain unpaid, or any Lender shall have any commitment under any Senior Facility loan document, the Borrower will:

                  (a) Minimum EBITDA: At the end of each fiscal quarter set forth below, maintain consolidated EBITDA for each consecutive four fiscal quarter period (except that during the first year following the Closing Date such measurements shall be made for the period of time since the Closing Date) of the Borrower of not less than the amount set forth below for each period set forth below:

                  Fiscal Quarter Ending                    Amount
                  ---------------------
                  June 30, 2002                          $15,540,000
                  September 30, 2002                     $30,901,000
                  December 31, 2002                      $46,351,000
                  March 31, 2003                         $63,854,000
                  June 30, 2003                          $67,251,000
                  September 30, 2003                     $70,649,000
                  December 31, 2003                      $74,046,000
                  March 31, 2004                         $79,586,000
                  June 30, 2004                          $85,428,000
                  September 30, 2004                     $91,269,000
                  December 31, 2004                      $97,111,000
                  March 31, 2005                        $109,708,000

         As used herein "EBITDA" means, with respect to any person for any period, the sum of the following, determined on a consolidated basis without duplication, in accordance with GAAP: (a) net income (or net loss) of such person and its subsidiaries for such period plus (b) the sum of the following (in each case, to the extent deducted in determining net income)
(i) income and franchise tax expenses of such person and its subsidiaries,
(ii) interest expense of such person and its subsidiaries, (iii) amortization, depreciation and other non-cash charges and (iv) any non-recurring extraordinary losses, less (c) interest income of such person and its subsidiaries and any non-recurring extraordinary gains.

                  (b) Minimum Cash Balance. Maintain at all times a minimum cash balance of an amount equal to (i) 75% of the outstanding principal amount of the Senior Facility for the period from the Closing Date until the first anniversary of the Closing Date and
         (ii) at all times thereafter, an amount equal to 50% of the outstanding principal amount of the Senior Facility.




                                                                       EXHIBIT B

                                                          TERMS OF SUBORDINATION

         1. The obligations of the holders under, and in respect of, any Subordinated Debt, the Subordinated Cerberus Notes and the Subordinated PIK Notes (all such obligations being referred to herein as the "Subordinated Obligations") shall, to the extent and in the manner set forth in this Exhibit B, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all obligations of the Borrower and the Guarantors (collectively, the "Loan Parties") under, and in respect of, the Senior Facility loan documents (the "Loan Documents"), all such obligations being referred to herein as the "Senior Indebtedness".

         2. (a) During the continuance of any Event of Default (as defined in the credit agreement governing the Senior Indebtedness), with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Borrower (with a copy to the agent for the holders of the Subordinated Obligations) of written notice from a representative for the holders of such Senior Indebtedness (or the holders of at least a majority in principal amount of such Senior Indebtedness then outstanding), no payment of the Subordinated Obligations hereunder may be made by or on behalf of any Loan Party for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to any Loan Party from such representatives for such holders or by payment in full in cash or cash equivalents of such Senior Indebtedness or such event of default has been cured or waived). Not more than one Payment Blockage Period may be commenced with respect to the Subordinated Obligations during any period of 360 consecutive days. Notwithstanding anything in this Exhibit to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         (b) Notwithstanding any provision to the contrary in the documentation setting forth the terms of the Subordinated Obligations, except for scheduled interest payments that are not subject to a payment blockage pursuant to paragraph 2(a) hereof, no payment (including mandatory prepayments) in respect of the Subordinated Obligations may be made by any Loan Party to the holders of the Subordinated Obligations unless and until the holders of the Senior Obligations shall have been paid in full in cash, and any such payment received by any holder of the Subordinated Obligations shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of such respective amount of Senior Indebtedness held by such holders) or their respective representatives, as their respective interests appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness

         3. (a) Upon any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of any Loan Party, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, in cash or cash equivalents, before the holders of the Subordinated Obligations shall be entitled to receive any payment by (or on behalf of) such Loan Party on account of its Subordinated Obligations, or to acquire any of the Subordinated Obligations or any distribution by such Loan Party with respect to the Subordinated Obligations, in each case of any cash, property or securities of such Loan Party (except that the holders of Subordinated Obligations may receive and retain junior securities from a previously established defeasance trust). Any such payment or distribution by (or on behalf of) such Loan Party on account of its Subordinated Obligations in connection with any such dissolution, winding up, liquidation or reorganization to which the holders of the Subordinated Obligations would be entitled, but for these subordination provisions, shall be made by such Loan Party or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the holders of the Subordinated Obligations if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

         (b) To the extent any payment of Senior Indebtedness by (or on behalf of) any Loan Party, including as proceeds of security or enforcement of any right of setoff, is set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the Senior Indebtedness or part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred.

         (c) No holder of any Subordinated Obligations nor any agent therefor shall commence, prosecute or participate in any action, suit or proceeding seeking to challenge the validity, enforceability, amount or priority of any Senior Indebtedness or any liens securing any Senior Indebtedness, unless agreed to in writing by the Collateral Agent or otherwise required by applicable law or judicial order.

         (d) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, shall be received by any holder of Subordinated Obligations at a time when such payment or distribution is prohibited by paragraph 3(a) hereof and before all Senior Indebtedness is paid in full, in cash or cash equivalents, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of such respective amount of Senior Indebtedness held by such holders) or their respective representatives, as their respective interests appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

         (e) For purposes of this paragraph 3, the words "cash, property or securities" shall not be deemed to include, so long as the effect of this clause is not to cause the Subordinated Obligations to be treated in any case or proceeding or similar event described in this paragraph 3 as part of the same class of claims as the Senior Indebtedness or any class of claims pari passu with, or senior to, the Senior Indebtedness for any payment or distribution, securities of any Loan Party or any other corporation provided for by a plan of reorganization or readjustment that are subordinated, at least to the extent that the Subordinated Obligations are subordinated, to the payment of all Senior Indebtedness then outstanding; provided that (1) if a new corporation results from such reorganization or readjustment, such corporation assumes the Senior Indebtedness and (2) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

         4. (a) Upon the payment in full of all Senior Indebtedness in cash or cash equivalents, the holders of the Subordinated Obligations shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Loan Parties made on such Senior Indebtedness until the principal of, premium, if any, and interest on the Subordinated Obligations shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the holders of the Subordinated Obligations would be entitled except for these subordination provisions, and no payment pursuant to these subordination provisions to the holders of Senior Indebtedness by holders of the Subordinated Obligations shall, as between the Loan Parties, their creditors other than holders of Senior Indebtedness, and the holders of the Subordinated Obligations, be deemed to be a payment by the Loan Parties to or on account of the Senior Indebtedness. It is understood that these subordination provisions are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Obligations, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

         (b) If any payment or distribution to which the holders of the Subordinated Obligations would otherwise have been entitled but for the provisions of this Exhibit B shall have been applied, pursuant to the provisions of this Exhibit B to the payment of all amounts payable under Senior Indebtedness, then, and in such case, the holders of the Subordinated Obligations shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount required to make payment in full, in cash or cash equivalents, of such Senior Indebtedness.

         5. (a) Nothing contained in these subordination provisions is intended to or shall impair, as among the Loan Parties and the holders of the Subordinated Obligations, the obligation of the Loan Parties, which is absolute and unconditional, to pay to the holders of the Subordinated Obligations the Subordinated Obligations as and when the same shall become due and payable in accordance with the terms thereof, or is intended to or shall affect the relative rights of the holders of the Subordinated Obligations and creditors of the Loan Parties other than the holders of the Senior Indebtedness, nor shall anything herein prevent the holders of the Subordinated Obligations from exercising all remedies otherwise permitted by applicable law upon default, subject in each case to the rights, if any, of the holders of the Senior Indebtedness set forth herein.

         (b) The holders of the Subordinated Obligations will not exercise any claim, remedy or right that they may now have or hereafter acquire against any Loan Party that arises under, out of or in connection with the Subordinated Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Senior Indebtedness shall have been paid in full in cash (or, in the case of letters of credit, collateralized in full and in cash); provided, however, that notwithstanding the foregoing, (i) the holders of the Subordinated Obligations may (A) ask or make demand in respect of payments permitted to be received by paragraph 2(a) of this Exhibit, (B) exercise any and all of their rights and remedies in respect of conversion to equity of any Subordinated Obligations, and (C) sell, assign or otherwise transfer any and all of the Subordinated Obligations and their rights relating thereto, subject to the provisions of this Exhibit, and
(ii) if an event of default with respect to the Subordinated Obligations shall have occurred and be continuing, the holders of the Subordinated Obligations may (i) accelerate any or all of the Subordinated Obligations,
(ii) file and prosecute a lawsuit to collect, or otherwise enforce, subject to the provisions of this Exhibit, any and all of the rights in respect of, the Subordinated Obligations, (iii) commence, or join with any other creditor in commencing, any proceeding referred to in paragraph 3(a) of this Exhibit against the Borrower or any Loan Party, and (iv) exercise the rights of such holders in any proceeding referred to in paragraph 3(a) of this Exhibit, subject to the terms of this Exhibit B, and (v) realize upon and exercise any and all remedies in respect of any assets securing the Subordinated Cerberus Notes following, in the case of any assets of the Loan Parties upon which the Collateral Agent has a valid, perfected and enforceable lien, (A) written notice to the agent for the holders of the Senior Obligations, and (B) the expiration of 180 days, unless prior to the end of such 180-day period, the Collateral Agent shall have commenced and be pursuing enforcement of its liens on such assets in a commercially reasonable manner (it being recognized that the agent shall have no duties or obligations to the holders of the Subordinated Cerberus Notes in so doing, other than as expressly set forth in a collateral agency agreement, containing customary terms, to be entered into among the parties).

         6. Upon any payment or distribution of assets or securities referred to in this Exhibit B, the holders of the Subordinated Obligations shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, delivered to the holders of the Subordinated Obligations for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Loan Parties, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these subordination provisions.

         7. The failure to make a payment on account of principal of, premium, if any, or interest on the Subordinated Obligations by reason of any provision of these subordination provisions will not be construed as preventing the occurrence of an Event of Default under such Subordinated Obligations.

         8. The holders of Senior Indebtedness (or any portion of them) may, with respect to the Senior Indebtedness and any and all collateral therefor and guaranties thereof, at any time and from time to time, without the consent of or notice to the holders of the Subordinated Obligations, without incurring responsibility to the holders of the Subordinated Obligations and without impairing or releasing the subordination provisions or the obligations hereunder of the holders of the Subordinated Obligations to the holders of Senior Indebtedness, but subject to the following proviso, agree to amend, waive, supplement or otherwise modify the terms or conditions of any of the Senior Indebtedness, or grant extensions of the time of payment or performance of, and make compromises in respect of, any or all of the Senior Indebtedness (including, without limitation, releases of collateral held by the Collateral Agent on behalf of the holders of Senior Indebtedness and the holders of Subordinated Obligations or guaranties of, and settlements with, the Loan Parties or any other Persons, including any guarantor, surety or provider of collateral security for the Senior Indebtedness) and the agreements, instruments and other documents related thereto, including (without limitation) any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Loan Parties and any other Person; provided, however, that the holders of the Senior Indebtedness shall not without the prior written consent of a majority (in aggregate dollar amount) of the holders of Subordinated Cerberus Notes (i) increase the principal amount of the Senior Indebtedness outstanding at any time, or
(ii) extend the final maturity date of any Senior Indebtedness, except that for all purposes of the Exhibit, insofar as the provisions of this Exhibit apply to the Subordinated PIK Notes, but not to the Subordinated Cerberus Notes, the term "Senior Indebtedness" shall include any refunding or refinancing of the then outstanding principal amount of any original Senior Indebtedness and the then outstanding principal amount of the Subordinated Cerberus Notes and any refunding or refinancing thereof.

         9. Nothing contained herein shall prevent the Loan Parties, except under the conditions described in paragraph 2 or 3, from making payments of interest on the Subordinated Obligations, on the terms set forth in the instruments or agreements evidencing the Subordinated Obligations as of the date of this Agreement, to the holders entitled thereto unless, at least two Business Days prior to the date upon which such payment becomes due and payable, the relevant representative shall have received the written notice provided for in paragraph 2(a). The Borrower shall give prompt written notice to the relevant representative of any dissolution, winding up, liquidation or reorganization of any Loan Party.

         10. The holders of the Subordinated Obligations acknowledge and agree that the security interests in and liens on the assets of the Loan Parties granted to the Collateral Agent on behalf of the Lenders are senior to any security interest and lien on such assets granted by the Loan Parties to the agent for the holders of the Subordinated Cerberus Notes and that any such security interest or lien on such assets granted or claimed to be granted by the Loan Parties to the holders of the Subordinated Cerberus Notes is subordinate to the security interests and liens granted to the Collateral Agent on behalf of the Lenders, regardless of the time or order of attachment or perfection of any of such liens or security interests, the time or order of filing of financing statements, the acquisition of purchase money or other liens or security interests, the time of giving or failure to give notice of the acquisition or expected acquisition of purchase money or other liens or security interests, or any other circumstances whatsoever, notwithstanding any provision of applicable law relating to perfection or priority to the contrary; provided, however, notwithstanding the foregoing or any other provision of this Exhibit, in the event that the Collateral Agent does not hold a valid, perfected and enforceable lien on any assets of any Loan Party, then the lien subordination herein shall not be effective on any date with respect to any such assets on which the Junior Agent holds on behalf of the holdersof the Subordinated Cerberus Notes a valid, perfected and enforceable lien. For purposes of the foregoing allocation of priorities, any claim of a right of setoff shall be treated in all respects as a security interest, and no claimed right of setoff shall be asserted by any Creditor to defeat or diminish the rights or priorities of any other Creditor provided for herein. The agent for the holders of the Subordinated Cerberus Notes hereby agrees, upon request of the Collateral Agent at any time and from time to time, to execute such other documents or instruments as may be reasonably requested by the Collateral Agent further to evidence as a matter of public record or otherwise the senior priority of the liens securing the Senior Indebtedness as contemplated by this Agreement. In addition, the holders of the Subordinated Cerberus Notes hereby acknowledge and agree that the Collateral Agent will take possession of all collateral for which possession is, in the reasonable judgment of the Collateral Agent, the preferred method of perfection under the relevant provisions of the Uniform Commercial Code. With respect to any assets of the Loan Parties in which a security interest may be perfected under the Uniform Commercial Code or other relevant law only by possession or control (collectively, "Specified Collateral"), each of the Collateral Agent on behalf of the holders of Senior Indebtedness (collectively, the "Senior Lenders"), on the one hand, and the agent (the "Junior Agent") for the holders of the Subordinated Cerberus Notes (collectively, the "Junior Lenders"), on the other hand (the Collateral Agent and the Junior Agent, each, an "Agent"), hereby appoints the other Agent as agent for the purposes of perfecting the other Agent's liens on any of all Specified Collateral in the possession or control of such Agent; provided, that, the Agent in possession of any Specified Collateral shall not have any duty or liability to protect or preserve any rights pertaining to any such Specified Collateral and, except for gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction, and the non-possessing Agent and the Senior Lender or the Junior Lenders, as the case may be, hereby waives, and releases the other Agent from, all claims and liabilities arising pursuant to the possessing Agent's role as bailee with respect to such Specified Collateral, so long as the possessing Agent shall use the same degree of care with respect thereto as the possessing Agent uses for similar property pledged to the possessing Agent as collateral for obligations of others owing to the possessing Agent. After all Senior Indebtedness is paid in full, possession, control or the other rights with respect to any such Specified Collateral remaining shall be immediately transferred to the Junior Agent. Each of the Senior Lenders and the Junior Lenders and each Agent (each, a "Secured Party") acknowledges and agrees that no other Secured Party makes any representation or warranty whatsoever as to the nature, extent, description, validity or priority of any Specified Collateral or the security interests in or liens upon any Specified Collateral.

         11. Without the necessity of any reservation of rights against or any notice to or assent by holders of the Subordinated Obligations, subject to the provisions of paragraphs 8 and 10 hereof, any demand for payment of any of the Senior Indebtedness may be rescinded, in whole or in part, and any of the Senior Indebtedness may be continued or extended, and the Collateral Agent and the Senior Lenders may exercise or refrain from exercising any rights and remedies against the Loan Parties and the assets securing the Senior Indebtedness, all without impairing, abridging, releasing or affecting the subordination provisions or any of the other agreements or obligations of holders of the Subordinated Obligations or the Loan Parties. Subject to the provisions of paragraph 10 hereof, neither the Collateral Agent nor any of the Senior Lenders shall have any fiduciary duty to holders of the Subordinated Obligations or any other implied obligation to act or refrain from acting with respect to the Loan Parties or the collateral therefor, or with respect to any of the Senior Indebtedness in any manner that is contrary to what the Collateral Agent or the Senior Lenders may determine from time to time is in its or their own interests.

         12. (a) Any holder of a Subordinated Cerberus Note that is controlled or managed by Cerberus Capital Management, L.P. or any affiliate thereof, or any other holder of a Subordinated Cerberus Note that is designated to the Collateral Agent in writing by Cerberus Capital Management, L.P. or any affiliate thereof as having rights under this paragraph 12 (the "Electing Junior Lender") shall have the option at any time upon not less than 10 Business Days' prior written notice to the Collateral Agent to purchase all of the Senior Indebtedness from the Collateral Agent and the Senior Lenders. Any such notice from the Electing Junior Lender to the Collateral Agent shall be irrevocable. If more than one holder of the Subordinated Cerberus Notes shall have delivered a notice indicating its intention to purchase all of the Senior Indebtedness, the Collateral Agent and the Senior Lenders shall have no obligations with respect to such notices other than with respect to the first such notice received by the Collateral Agent.

         (b) On the date specified by the Electing Junior Lender in such notice (which shall not be less than 10 days, nor more than 30 days, after the receipt by the Collateral Agent of the notice from the Electing Junior Lender of its election to exercise such option), the Collateral Agent and the Senior Lenders shall, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, sell to the Electing Junior Lender, and the Electing Junior Lender shall purchase from the Collateral Agent and the Senior Lenders, the Senior Indebtedness, together with their interests in the all assets of the Loan parties securing the Senior Indebtedness (collectively, "Senior Collateral").

         (c) Upon the date of such purchase and sale, the Electing Junior Lender shall pay to the Collateral Agent and the Senior Lenders in cash as the purchase price therefor the full amount of all Senior Indebtedness then outstanding and unpaid (including principal, interest, early termination and other fees and expenses, including reasonable out-of-pocket attorneys' fees and legal expenses).

         (d) Such purchase price shall be remitted by wire transfer in Federal funds to such bank accounts of the Senior Lenders in New York, New York, as the Senior Lenders may designate in writing to Junior Agent and the Electing Junior Lender for such purposes. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Electing Junior Lender to the bank accounts designated by the Senior Lenders are received in such bank accounts prior to 11:00 a.m. New York time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Electing Junior Lender to such bank accounts are received in such bank accounts later than 11:00 a.m. New York time.

         (e) Such purchase shall be expressly made without representation or warranty of any kind by any of the Collateral Agent or the Senior Lenders as to the Senior Indebtedness, the Senior Collateral or otherwise, and without recourse to any of the Collateral Agent and the Senior Lenders, except that each Senior Lender shall represent and warrant: (i) the amount of the Senior Indebtedness being purchased from it (but without representation or warranty as to the collectability, validity or enforceability of such Senior Indebtedness); (ii) that such Senior Lender owns such Senior Indebtedness free and clear of any liens or encumbrances created by it; and (iii) that such Senior Lender has the right to assign such Senior Indebtedness and the assignment is duly authorized by it. Upon the purchase by the Electing Junior Lender of the Senior Indebtedness, the Electing Junior Lender agrees to indemnify and hold harmless the Collateral Agent and the Senior Lenders from and against all loss, cost, damage or expense (including attorneys' fees and legal expenses) suffered or incurred by the Collateral Agent or the Senior Lenders arising from or in any way related to the act or omissions of such Junior Lender after the purchase.




                                                           PLAN EXHIBIT F





                   FORM OF REGISTRATION RIGHTS AGREEMENT
                   -------------------------------------




                          ICG COMMUNICATIONS, INC.


                                 ---------




                       REGISTRATION RIGHTS AGREEMENT



                                 ---------



                            Dated _______, 2002









                       REGISTRATION RIGHTS AGREEMENT

                                     OF

                          ICG COMMUNICATIONS, INC.

           -----------------------------------------------------


         REGISTRATION RIGHTS AGREEMENT, dated as of ____, 2002, among ICG Communications, Inc., a Delaware corporation (the "Company"), and the other undersigned parties hereto (the "Agreement").

         Pursuant to the Second Amended of Reorganization of ICG Communications, Inc. and its affiliated debtors and debtors-in-possession (as amended or modified, the "Plan"), dated as of April 3, 2002, the Company has agreed, among other things, to authorize ___ million shares of new common stock, par value $0.01 per share (the "Common Stock"), of which approximately [ ] million shares will be issued in connection with the Plan. This agreement shall become effective upon the issuance of such securities pursuant to the Plan (the "Effective Date"). Certain capitalized terms used in this agreement are defined in Article I hereof. References to sections shall be to sections of this agreement.

         WHEREAS, the Company has agreed to grant to each of the Affiliated Stockholders the registration rights set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 ARTICLE I

                                DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the following meanings:

         a. "Affiliate" shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

         b. "Affiliated Stockholder" shall mean any holder or holders of Registrable Securities, both on the date of effectiveness of the Plan and at the time of the effectiveness of the registration statement, holding at least ten-percent (10%) of the Registrable Securities (by number of shares at the time issued and outstanding).

         c.       "Board" shall mean the board of directors of the Company.

         d. "Commission" shall mean the United States Securities and Exchange Commission or any successor agency.

         e. "Common Stock" shall have the meaning set forth in the Preamble hereof.

         f. "Company" shall have the meaning set forth in the Preamble hereof.

         g.       "Demand" shall have the meaning set forth in Section
                  2.1(a) hereof.

         h.       "Demand Registration" shall have the meaning set forth in
                  Section 2.1(a) hereof.

         i.       "Demanding Holder" shall have the meaning set forth in
                  Section 2.1(b) hereof.

         j. "Effective Date" shall have the meaning set forth in the Preamble hereof.

         k. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         l.       "Internal Expenses" shall have the meaning set forth in
                  Section 2.6 hereof.

         m.       "Losses" shall have the meaning set forth in Section
                  2.7(a) hereof.

         n. "Market Price" for publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for any trading day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the securities exchange in which the Common Stock is listed for trading, or, if not listed or admitted for trading on any securities exchange, the average of the closing bid and asked prices on such day in over-the-counter market as reported by _______.

         o. "Maximum Demand Number" shall have the meaning set forth in Section 2.1(h) hereof.

         p. "Maximum Piggyback Number" shall have the meaning set forth in Section 2.2(b) hereof.

         q.       "Other Demand Rights" shall have the meaning set forth in
                  Section 2.2(b) hereof.

         r. "Other Demanding Seller" shall have the meaning set forth in Section 2.2(b) hereof.

         s. "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger of otherwise) of such entity.

         t.       "Piggyback Notice" shall have the meaning set forth in
                  Section 2.2(a) hereof.

         u. "Piggyback Registration" shall have the meaning set forth in Section 2.2(a) hereof.

         v.       "Piggyback Seller" shall have the meaning set forth in
                  Section 2.2(b) hereof.

         w. "Plan" shall have the meaning set forth in the Preamble hereof.

         x.       "Primary Offering" shall have the meaning set forth in
                  Section 2.2(b)(i) hereof.

         y. "Public Offering" shall mean a public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, including a public offering in which Affiliated
                  Stockholders are entitled to sell Common Stock pursuant to the terms of this Agree ment.

         z. "Registrable Securities" shall mean (i) any Common Stock issued to the Affiliated Stockholders pursuant to the Plan, (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) by way of stock dividend or stock split or in connection with a combina tion of shares, recapitalization, merger, consolidation, or other reorganization, (iii) [
                                  ] Senior Notes and (iv) shares of Common
                  Stock issued or issuable upon the exercise of the Rights (as defined in the Plan). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a registration statement registering such securities under the Securities Act has been declared effective and such have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement; or (y) such securities are sold in accordance with Rule 144 (or any successor provision) promul gated under the Securities Act.

         aa. "Registration Expenses" shall have the meaning set forth in Section 2.6 hereof.

         bb. "Requisite Amount" shall mean 15% of the Registrable Securities outstanding at any given time.

         cc. "Restricted Securities" shall mean any Registrable Securities that are restricted from trading under the securities laws because the holder of such Registrable Securities is deemed an "underwriter" or "affiliate" as those terms are defined under the Securities Act and the Bank ruptcy Code.

         dd. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                 ARTICLE II

                            REGISTRATION RIGHTS

         Section 2.1       Demand Registration.

         (a) Registration. At any time after the Effective Date, Affiliated Stockholders holding the Requisite Amount of Registrable Securities shall be entitled to make a written request of the Company (a "Demand") for registration under the Securities Act of all or part of their Registrable Securities (a "Demand Registration") and thereupon the Company will, subject to the terms of this Agreement, use its reasonable efforts to effect the registration under the Securities Act of:

                  i. the Registrable Securities which the Company has been so requested to register by such Affiliated Stockholders for disposition in accordance with the intended method of disposition stated in such request;

                  ii. all other Registrable Securities which the Company has been requested to register pursuant to Section 2.1(b) hereof; and

                  iii. all shares of Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 2.1;

         all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Common Stock, if any, so to be registered; provided that the Company shall not be required to effect a Demand Registration unless (x) a single holder of Registrable Securities has requested the registration of a number of shares of Registrable Securities held by such holder which is equal to or greater than ten percent (10%) of the shares of Common Stock at the time outstanding, and (y) the aggregate number of shares of Registrable Securities requested to be registered by all holders of Registrable Securities in such Demand Registration is equal to or greater than fifteen percent (15%) of the number of shares of Common Stock at the time outstanding.

         (b) Demands. A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connec tion with such Demand Registration, to the extent then known, and (iii) the identity of the Affiliated Stockholder or Affiliated Stockholders (each, a "Demanding Holder") requesting such Demand. Within fifteen (15) days after receipt of a Demand, the Company shall give written notice of such Demand to all other Affiliated Stockholders. Subject to Section 2.1(h), the Company shall include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within fifteen (15) days after the Company's notice required by this paragraph has been given. Such written notice shall comply with the requirements of a Demand as set forth in this Section 2.1(b).

         (c) Number of Demands. Each Affiliated Stockholder shall be entitled to one (1) Demand Registra tion; provided that, in the aggregate, Affiliated Stockholders shall be entitled to no more than two (2) Demand Registrations.

         (d) Effective Registration Statement. A Demand Registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective; provided that a registration which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed of the Affiliated Stockholders (other than a refusal to proceed based upon the advice of counsel relating to a matter with respect to the Company) shall be deemed to have been effected by the Company at the request of such Affiliated Stockholders unless the Affiliated Stockholders shall have elected to pay all Registration Expenses in connection with such registration, (ii) if, after it has become effective, and as a direct result of the actions of the Company, such registration becomes subject to any stop order, injunction or other order or requirement of the Commission or other govern mental agency or court for any reason, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by such Affiliated Stockholders.

         (e) Satisfaction of Obligations. A registration shall not be treated as a permitted Demand for a Demand Registration until (i) the applicable registration statement under the Securities Act has been filed with the Commission with respect to such Demand Registration (which shall include any registration statement that is not withdrawn by holders of Registrable Securities in the circumstances contemplated by Section 2.3), and (ii) such registration statement shall have been maintained continuously effective for a period of sixty (60) days or such shorter period in the case where all Registrable Securities included therein have been disposed of thereunder in accordance with the manner of distribution set forth in such registration statement.

         (f) Registration Statement Form. Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company;

         (g) Restrictions on Demand Registrations. The Company shall not be obligated to (i) maintain the effectiveness of a registration statement under the Securities Act, filed pursuant to a Demand Registration, for a period longer than sixty (60) days, or (ii) effect any Demand Registration (A) within six (6) months of a "firm commitment" underwritten registration in which all Affiliated Stockholders were given "piggyback" rights pursuant to Section 2.2 hereof and at least 50% of the number of Registrable Securities requested by such Affiliated Stockholders to be included in such registration were included, (B) within six (6) months of any other Demand Registration, or (C) if, in the Company's reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited financial statements. In addition, the Company shall be entitled to postpone (upon written notice to all Affiliated Stockholders) for up to one hundred twenty (120) days the filing or the effectiveness of a registration statement for a Demand Registration (but no more than twice in any period of twelve (12) consecutive months) if the Board determines in good faith and in its reasonable judgment that the Demand Registration or the disclosure of material, non-public information in connection therewith would have a material adverse affect on the Company or on any proposal or plan by the Company or any of its subsidiaries to engage in any debt or equity offering, material acquisition or disposition of assets, merger, consolidation, tender offer or other similar transaction. In the event of a postponement by the Company of the filing or effectiveness of a registration statement for a Demand Registration, the holders of a majority of Registrable Securities held for all Demanding Holders shall have the right to withdraw such Demand in accordance with Section 2.3 hereof.

         (h) Participation in Demand Registrations. The Company shall not include any securities other than Registrable Securities and Common Stock included at the Company's election in a Demand Registration, except with the written consent of the holders of a majority, by number of shares, of the Registrable Securities held by all the Demanding Holders. If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company and reasonably acceptable to the holders of a majority of the Registrable Securities held by all the Demanding Holders and whose fees and expenses shall be borne solely by the Company) advises the Company, in writing, that, in its opinion, the inclusion of all of the securities, including securities of the Company which are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is advised by such underwriter can be sold without such adverse effect (the "Maximum Demand Number") as follows and in the following order of priority: (i) first, Registrable Securities requested to be included in such registration by Affiliated Stockholders, pro rata among such Affiliated Stockholders requesting such registration on the basis of the number of such securities requested to be included by such Affiliated Stockholders; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included.

         (i) Selection of Underwriters. If the Demand Registration involves an underwritten offering, the underwriter or underwriters thereof shall be selected by the Company and shall be reasonably acceptable to the holders of a majority, by number of shares, of the Registrable Securities held by all of the Demanding Holders.

         Section 2.2       Piggyback Registrations.

         (a) Right to Piggyback. Subject to the terms and conditions hereof, whenever the Company proposes to register any of its securities under the Securities Act (other than a registration by the Company on a Registration Statement on Form 10, Form S-4 or a Registration Statement on Form S-8 or any successor form) (a "Piggyback Registration"), the Company shall give all Affiliated Stockholders prompt written notice thereof (but not less than fifteen (15) business days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a "Piggyback Notice") shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities. Upon the written request of an Affiliated Stockholder (which written request shall specify the number of Registrable Securities intended to be disposed of by such Affiliated Stockholder and the intended method of distribution thereof) given within ten
                  (10) business days after such Piggyback Notice is given to such Affiliated Stockholder, the Company, subject to the terms and conditions of this Agreement, shall include in such registra tion all Registrable Securities held by Affiliated Stockholders with respect to which the Company has received such written requests for inclusion.

         (b) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company reasonably acceptable to the holders of a majority, by number of shares, of the Registrable Securities sought to be included in such Piggyback Registration and whose fees and expenses shall be borne solely by the Company) advises the Company, in writing, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, any Persons who have sought to have shares registered thereunder pursuant to rights to demand (other than pursuant to so-called "piggyback" or other incidental or participation registration rights) such registration (such demand rights being "Other Demand Rights" and such Persons being "Other Demanding Sellers"), any holders of Registrable Securities seeking to sell such Registrable Securities in such Piggyback Registration ("Piggyback Sellers") and any other proposed sellers, as the case may be, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such underwriter can be sold without such an effect (the "Maximum Piggyback Number"), as follows and in the following order of priority:

                           (1) if the Piggyback Registration relates to an offering for the Company's own account (a "Primary Offering"), then
                                    (A) first, such number of securities to
                                    be sold by the Company as the Company,
                                    in its reasonable judgment and acting
                                    in good faith and in accordance with
                                    sound financial practice, shall have
                                    deter mined, (B) second, Registrable
                                    Securities of Piggyback Sellers in an
                                    amount sufficient to reduce the amount
                                    of such Piggyback Sellers' Registrable
                                    Securi ties held after the offering to
                                    a level that would cause such Piggyback
                                    Sellers to each hold less than
                                    ten-percent (10%) of the total issued
                                    and outstanding Common Stock; provided
                                    that the Company shall, at the
                                    Company's discretion, include
                                    Registrable Securities in this category
                                    so as to maximize the number of
                                    Piggyback Sellers whose post-offering
                                    ownership of Common Stock is less than
                                    ten percent (10%) of the total issued
                                    and outstanding Common Stock; (C)
                                    third, such Registrable Securities duly
                                    requested to be included in such regis
                                    tration statement by any Piggyback
                                    Seller (consisting of the remaining
                                    Registrable Securities held by such
                                    Piggyback Sellers after application of
                                    the immediately preceding priority
                                    category), pro rata on the basis of the
                                    amount of such Registrable Securities
                                    held by such Piggyback Sellers.

                           (2) if the Piggyback Registration relates to other than a Primary Offering, then
                                    (A) first, such number of securities
                                    sought to be registered by each Other
                                    Demand ing Seller, pro rata in
                                    proportion to the number of securities
                                    sought to be registered by all such
                                    Other Demanding Sellers, (B) second,
                                    Registrable Securities of Piggyback
                                    Sellers in an amount sufficient to
                                    reduce the amount of such Piggyback
                                    Sellers' Registrable Securities held
                                    after the offering to a level that
                                    would cause such Piggyback Sellers to
                                    hold less than ten-percent (10%) of the
                                    total issued and outstanding Common
                                    Stock; provided that the Company shall,
                                    at the Company's discretion, include
                                    Registrable Securities in this category
                                    so as to maximize the number of
                                    Piggyback Sellers whose post- offering
                                    ownership of Common Stock is less than
                                    ten-percent (10%) of the total issued
                                    and outstanding Common Stock; and (C)
                                    third, such Registrable Securities duly
                                    requested to be included in such
                                    registration statement by any Piggyback
                                    Seller (consisting of remaining
                                    Registrable Securities held by such
                                    Piggyback Seller after application of
                                    the immediately preceding priority
                                    category), pro rata on the basis of the
                                    amount of such Registrable Securities
                                    held by such Piggyback Sellers.

         (c) Withdrawal by the Company. If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 2.2 and prior to the time the registration statement filed in connection with such registration is declared effective, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Affiliated Stockholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connec tion therewith as provided herein). In the event that the Piggyback Sellers of such a registration hold the Requisite Amount of Registrable Securities, such holders may continue the registration as a Demand Registration pursuant to the terms of Section 2.1 hereof.

         Section 2.3 Withdrawal Rights. Any Affiliated Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Requisite Amount, then the Company shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect and, within ten (10) business days following the mailing of such notice, either the Company or the holders of a majority, in number of shares, of the Registrable Securities sought to be registered may, by written notices made to the Company and each holder of Registrable Securities sought to be registered, elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) business day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use its reasonable efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed (a) in accordance with an election by the Company, (b) in accordance with an election by the holders of a majority, in number of shares, of the Registrable Securities sought to be registered pursuant to such Demand Registration pursuant to Section 2.1(g) hereof, or (c) in accordance with an election by the holders of a majority of the Registrable Securities sought to be registered pursuant to such Demand Registration subsequent to the effectiveness of the applicable Demand Registration Statement because any post-effective amendment or supplement to the applicable Demand Registration Statement contains information regarding the Company which the Company deems adverse to the Company, shall not be counted as a Demand. Except as set forth in clause (c) of the previous sentence, any Demand withdrawn in accordance with an election by the Demanding Holders subsequent to the effectiveness of the applicable Demand Registration Statement shall be counted as a Demand unless the Demanding Holders reimburse the Company for its reasonable out-of-pocket expenses (but, without implication that the contrary would otherwise be true, not including any Internal Expenses, as defined in Section 2.6 hereof) related to the preparation and filing of such registration statement (in which event such registration statement shall not be counted as a Demand hereunder). Upon the written request of a majority, by number of shares, of such Demanding Holders, the Company shall promptly prepare a definitive statement of such out-of-pocket expenses in connection with such registration statement in order to assist such Demanding Holders with a determination in accordance with the preceding sentence.

         Section 2.4 Holdback Agreements. Each Affiliated Stockholder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the one hundred twenty (120) day period following the effective date of a Public Offering, Demand Registration or Piggyback Registration (in each case, except as part of such registration), or, in each case, a later date required by any underwriting agreement with respect thereto.

         Section 2.5       Registration Procedures.

         (a) Registration. If and whenever the Company is required to use its reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.1 and 2.2 (subject to its right to withdraw such registration as contemplated by Sections 2.2(c) and 2.3) the Company shall as expeditiously as reasonably possible:

                  (i) prepare and file with the Commission a registration statement to effect such registration and thereafter use reasonable efforts to cause such registration statement to become and remain effective, pursuant to the terms of this agreement; provided however that the Company may discontinue any registration of its securities which are not Registrable Securities (and, under the circumstances specified in Section 2.1, its securities which are Registrable Securities) at any time prior to the effective date of the registration state ment relating thereto; provided further that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration copies of all such documents proposed to be filed, to the extent specifically requested by such counsel, which documents will be subject to the review of such counsel, and such review to be conducted with reasonable promptness;

                  (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provi sions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or (i) in the case of a registration pursuant to Section 2.1, the expiration of sixty
                           (60) days after such registration state ment becomes effective, or (ii) in the case of a registration pursuant to Section 2.2, the expiration of sixty (60) days after such registration statement becomes effective;

                  (iii) furnish to each seller of Registrable Securities covered by such registration statement and each underwriter, if any, of the securities being sold by such seller such number of conformed copies of such registration statement and of each amendment and supple ment thereto (in each case including all exhibits), such number of copies of the prospec tus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

                  (iv) use reasonable efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdic tions as any seller thereof and any underwriter of the securities being sold by such seller shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Com pany shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision
                           (iv) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to file a general consent to service of process in any such jurisdic tion;

                  (v) use its reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use its reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market ("Nasdaq");

                  (vi) use its reasonable efforts to cause such Registrable Securities covered by such registra tion statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

                  (vii) in connection with an underwritten offering, obtain for each seller of Registrable Securities and underwriter:

                                    (a)     an opinion of counsel for the
                                            Company, covering the matters
                                            custom arily covered in
                                            opinions requested in
                                            underwritten offerings and such
                                            other matters as may be
                                            reasonably requested by such
                                            sellers and underwriters, and

                                    (b)     a "comfort" letter (or, in the
                                            case of any such Person which
                                            does not satisfy the conditions
                                            for receipt of a "comfort"
                                            letter specified in Statement
                                            on Auditing Standards No. 72,
                                            an "agreed upon proce dures"
                                            letter) signed by the
                                            independent public accountants
                                            who have certified the
                                            Company's financial statements
                                            included in such registra tion
                                            statement, covering
                                            substantially the same matters
                                            as are custom arily covered in
                                            opinions of issuer's counsel
                                            delivered to the under writers
                                            in underwritten public
                                            offerings of securities;

                  (vii) promptly notify the holders of Registrable Securities and the underwriters, if any, of the following events and, if requested by any such holder or underwriter, confirm such notification in writing:

                                    (a)     the filing of the registration
                                            statement, the prospectus or
                                            any prospec tus supplement
                                            related thereto or
                                            post-effective amendment to the
                                            registration statement, and,
                                            with respect to the
                                            registration statement or any
                                            post-effective amendment
                                            thereto, when the same has
                                            become effective;

                                    (b)     any request by the Commission
                                            for amendments or supplements
                                            to the registration statement
                                            or the prospectus or for
                                            additional information;

                                    (c)     the issuance by the Commission
                                            of any stop order suspending
                                            the effectiveness of the
                                            registration statement or the
                                            initiation of any proceedings
                                            by any Person for that purpose;
                                            and

                                    (d)     the receipt by the Company of
                                            any notification with respect
                                            to the suspension of the
                                            qualification of any
                                            Registrable Securities for sale
                                            under the securities or blue
                                            sky laws of any jurisdiction or
                                            the initia tion or threat of
                                            any proceeding for such
                                            purpose;

                  (viii) notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                  (ix) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

                  (x) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to holders of Registrable Securities, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first day of the Com pany's first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

                  The Company may require each seller of Registrable Securities as to which any registration is being effected and each underwriter, if any, to furnish the Company in writing such information regarding each seller or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by the registration statement.

         (b) Underwriting. Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwrit ing agreement with a managing underwriter or underwriters containing representations, warran ties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall (i) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested and (ii) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

         (c) Return of Prospectuses. Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(viii), such seller shall forthwith discontinue such seller's disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller's receipt of the copies of the supplemented or amended prospectus contemplated by
                  Section 2.5(a)(viii) and, if so directed by the Company, deliver to the Company, at the Com pany's expense, all copies, other than permanent file copies, then in such seller's possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, any applicable sixty (60) day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 2.5(a)(viii) to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

         Section 2.6 Registration Expenses. All expenses incident to the Company's performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws, all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of the Company's independ ent certified public accountants and counsel (including, without limitation, with respect to "comfort" letters and opinions) (collectively, the "Registration Expenses") shall be borne by the Company. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) (collectively, "Internal Expenses") and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the- counter market on which similar securities issued by the Company are then listed or traded.

         Section 2.7       Indemnification.

         (a) By the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its officers, directors, employees, managers and agents and each Person who controls (within the meaning of the Securities Act) such holder or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of a current prospectus or any amendments or supplements thereto (which does not contain any such material misstatements or omissions) after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of the Securities Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the holders of Registrable Securities being sold.

         (b) By the Stockholders. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing information regarding such holder's ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of the Securities Act) the Company or such other indemnified Person against all Losses caused by any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by such holder expressly for use therein; provided, however, that each holder's obligation to indemnify the Company hereunder shall, to the extent more than one holder is subject to the same indemnifica tion obligation, be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement. Notwith standing the foregoing, no holder shall be liable to the Company for amounts in excess of the lesser of (i) such apportionment and (ii) the amount received by such holder in the offering giving rise to such liability.

         (c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

         (d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such unreasonable delay, in either event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld).

         (e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

         (f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Affiliated Stockholder shall be required to make a contribution in excess of the net amount received by such holder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obliga tion.

         Section 2.8       Restrictions on Transfer.

         (a) Restrictive Legends. Except as otherwise permitted by this Section 2.8, each certificate or other instrument evidencing any Registrable Securities (including each such certificate or other instrument issued upon the transfer of any Registrable Securities) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any other applicable securities law and may not be transferred, sold or otherwise disposed of except pursuant to an effective registration or an exemption therefrom under such Act and applicable state securities laws."

         (b) Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respect with this Section 2.8(b). Each such notice (i) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (ii) shall designate in such notice and the Company will promptly submit a copy thereof to its counsel. The following provisions shall then apply:

                  (i) If (A) in the opinion of such counsel for the holder the proposed transfer may be effected without registration of such Restricted Securities under the Securities Act, and (B) counsel for the Company shall not have rendered an opinion within twenty (20) days after the receipt by the Company of such written notice that such registration is required, such holder shall thereupon be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such holder to the Company. Each certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in Section 2.8(a), unless in the opinion of each such counsel such legend is no longer required to ensure compliance with the Securities Act; and

                  (ii) If in the opinion of either or both of such counsel the proposed transfer may not legally be effected without registration of such Restricted Securities under the Securities Act (such opinion or opinions to state the basis of the legal conclusions reached therein), the Company will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such Restricted Securities until receipt of a further notice from the Company under clause (i) above or until registration of such Restricted Securities under the Securities Act has become effective.

                  Notwithstanding the foregoing provisions of this Section 2.8(b), the purchaser of the Common Stock shall be permitted to transfer any Restricted Securities to a limited number of institutional investors, provided that
                  (A) each such investor represents in writing that it is acquiring such Restricted Securities for investment and not with a view to the distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within the control of such transferee), (B) each such investor agrees in writing to be bound by all the restrictions on transfer of such Restricted Securities contained in this Section 2.8(b) and (C) the purchaser of the Common Stock delivers to the Company an opinion of counsel satisfactory to the Company, stating that such transfer may be effected without registration under the Securities Act.

                                ARTICLE III

                               MISCELLANEOUS

         Section 3.1 Headings. The heading in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.

         Section 3.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertak ings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

         Section 3.3 Termination of Certain Rights. The rights and obligations hereunder of each Affiliated Stockholder will terminate with respect to such Affiliated Stockholder at such time when it is no longer an Affiliated Stockholder under this Agreement; provided, how ever, that the provisions of Section 2.5 hereof, the rights of any Affiliated Stockholder with respect to breach of any provision hereof, and any obligation accrued as of the date of termination shall survive termination of this Agreement.

         Section 3.4 Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if it is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further reasonable action, to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information and filing requirements.

         Section 3.5       Notices. All notices and other
                           communications hereunder shall be in writing and shall be delivered personally or by next-day courier, at the address specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, or one business day after delivery to a courier for next-day delivery.

                      If to Company:

                               ICG Communications, Inc.
                               161 Inverness Drive West
                               Englewood, CO  80112
                               Attention:  Bernie Zuroff
                                            General Counsel

                      with a copy to:



                               Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                               Chicago, IL  60606
                               Attention:   Timothy R. Pohl
                                            Rena M. Samole

                      If to Stockholders:

                               At the addresses listed on the signature pages hereto.

         Section 3.6 Applicable Law. The substantive laws of the State of New York shall govern the interpreta tion, validity and performance of the terms of this Agreement, without regard to conflicts of law doctrines. THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO DISPUTES HEREUNDER.

         Section 3.7 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, including any such provisions, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         Section 3.8 Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchaser or holder of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

         Section 3.9       Amendments. This Agreement may not be
                           amended, modified or supplemented unless such amendment, modification or supplement is in writing and signed by the Company and the holders of at least 60% of the Registrable Securities outstanding on the date thereof (and, in the case of any amendment, modification or supplement that materially adversely affects any particular Affiliated Stockholder or group of Affiliated Stockholders, with the written consent of such Affiliated Stockholder or group of Affiliated Stockholders).

         Section 3.10 Waiver. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

         Section 3.11      Counterparts. This Agreement may be
                           executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

         Section 3.12      SUBMISSION TO JURISDICTION. ANY LEGAL
                           ACTION OR PROCEEDING WITH RESPECT TO THIS
                           AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITUATED IN NEW YORK CITY OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENER ALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PRO CEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGIS TERED OR CERTIFIED MAIL TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN THIS ARTICLE
                           III. THE PARITIES HERETO HEREBY IRREVOCABLY
                           WAIVE ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS .

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly as of the date first above written.


                           ICG Communications, Inc.


                           By:  _______________________________
                           Name:
                           Title:


                           [STOCKHOLDERS]



                           -------------------------------
                           Name:
                           Address
                           Attention:
                           Telephone:
                           Facsimile:





                                                               PLAN EXHIBIT G



         COMMITMENT LETTER AND TERMSHEET FOR NEW CONVERTIBLE NOTES



                     CERBERUS CAPITAL MANAGEMENT, L.P.
                  CSFB GLOBAL OPPORTUNITIES PARTNERS. L.P.
                         MORGAN STANLEY & CO., INC.






                                                 April 3, 2002


ICG Communications, Inc.
161 Inverness Drive West
Englewood, Colorado  80112

Ladies and Gentlemen:

         ICG Communications, Inc., a Debtor-in-Possession ("ICG"), has requested that Cerberus Capital Management, L.P., CSFB Global Opportunities Partners, L.P. and Morgan Stanley & Co., Inc. (collectively, the "Lenders"), on behalf of certain funds and managed accounts to be designated by them, provide financing in the aggregate principal amount of $40 million (the "Financing") consisting of convertible unsecured notes (the "Convertible Unsecured Notes") issued by ICG and its subsidiaries (as such entities are reorganized pursuant to their pending Chapter 11 cases, the "Reorganized Companies"), to be used by the Reorganized Companies for general working capital and corporate purposes and to facilitate the confirmation of the Second Amended Joint Plan of Reorganization filed by ICG with the Bankruptcy Court as modified to reflect the definitive terms of the Financing, the Senior Subordinated Secured Notes and ICG's senior bank facility (the "Plan of Reorganization") that ICG will seek to confirm in such Chapter 11 cases. Each Lender is pleased to advise you that it severally commits to provide the Financing to the Reorganized Companies, substantially on the terms and conditions set forth in this Commitment Letter and in the term sheet attached hereto as Exhibit A (the "Term Sheet"), in the amount set forth for such Lender on the signature page hereto. Such commitment to provide the Financing is subject to the satisfaction of the terms and conditions contained in this Commitment Letter and in the Term Sheet.

         This Commitment Letter and the Term Sheet set forth only the material terms and conditions of the Financing. The Financing shall be subject to definitive legal documentation in form and substance reasonably satisfactory to each of the Lenders, which, in addition to the material terms set forth in this Commitment Letter and the Term Sheet, shall contain other provisions that are customary or typical for the type of transactions contemplated herein and therein (including customary representations and warranties by each Lender (i) as to such Lender's status as an "accredited investor" and (ii) to the effect that such Lender is acquiring Convertible Unsecured Notes for its own account (or on behalf of accounts it manages) and not with a view to the public distribution thereof in violation of federal or state securities laws).

         The Lenders' several commitments to provide the Financing are also subject to (i) the negotiation, execution and delivery of definitive financing documents in form and substance reasonably satisfactory to each of the Lenders and their counsel, (ii) there has not occurred or become known to ICG or the Lenders any material adverse change with respect to the condition, financial or otherwise, business, operations, properties, assets, liabilities or prospects of ICG or its subsidiaries (other than the filing of the Chapter 11 cases and the events resulting in the filing of the Chapter 11 cases), the Reorganized Companies or the consummation of the Plan of Reorganization (a "Material Adverse Change"), (iii) the absence of any material disruption or general adverse developments in the financial markets (a "Financial Markets Disruption"), and (iv) the conditions set forth on the Term Sheet. If at any time either (i) ICG is or becomes unable to fulfill any condition set forth in this Commitment Letter or in the Term Sheet or (ii) any Material Adverse Change or Financial Markets Disruption has occurred, any Lender may terminate this Commitment Letter by giving notice thereof to ICG (subject to the obligation of ICG to pay all fees, costs, expenses and other payment obligations expressly assumed by ICG hereunder, which shall survive the termination of this Commitment Letter). Each Lender's obligation to fund its several commitments is subject to each other Lender's having funded its commitment. Subject to receipt of the Orders (as hereinafter defined), the Lenders and ICG shall work in good faith to complete such documentation.

         Subject to receipt of Bankruptcy Court approval, ICG agrees to reimburse the Lenders for all reasonable costs, fees and expenses (the "Expenses") incurred by or on behalf of them in connection with the negotiation, preparation, execution and delivery of this Commitment Letter, the Term Sheet and any and all definitive documentation relating hereto or thereto, including, but not limited to, the reasonable fees and expenses of one firm of counsel to the Lenders, up to a maximum aggregate reimbursement of $350,000. In the event that the aggregate Expenses of the Lenders exceed the Expense Reimbursement Limitation, such excess shall be borne by the Lenders pro rata to their respective commitments. The obligations of ICG under this paragraph shall remain effective whether or not any definitive documentation is executed and notwithstanding any termination of this Commitment Letter.

         ICG hereby agrees to pay to the Lenders a refundable expense deposit of $200,000 (the "Expense Deposit") upon ICG's acceptance in writing of this Commitment Letter and the entry of one or more court orders approving the Expense reimbursement provisions of the foregoing paragraph, the indemnity provisions of the next succeeding paragraph and the payment of the Break-Up Fee (collectively, the "Orders"). In the event that the conditions set forth herein and in the Term Sheet are not satisfied, and definitive documentation related to the Financing is not negotiated and delivered, the Expense Deposit shall be returned to ICG, net of Expenses, including attorneys' and consultant fees. In the event that the transactions contemplated by this Commitment Letter and the Term Sheet are consummated, then the Lenders shall retain the unused balance of the Expense Deposit, if any, pro rata to the Lenders' respective commitments. Upon request of the Lenders, ICG shall make reasonable additional advances (not to exceed $150,000 in the aggregate) to the Lenders for Expenses to be incurred by or on behalf of the Lenders. Such additional advances, to the extent not applied to pay Expenses, shall be returned to ICG.

         Subject to receipt of Bankruptcy Court approval, ICG agrees to indemnify and hold harmless the Lenders and their respective affiliates, directors, officers, employees, agents and assignees (including affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Commitment Letter, the Term Sheet or the commitment made herein, or in any way arise from any use or intended use of this Commitment Letter, the Term Sheet or the proceeds of the Financing, and ICG agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter, the Term Sheet or the Financing, no Lender shall be responsible or liable to ICG or any other person or entity for any special, indirect, consequential, incidental or punitive damages. The obligations of ICG under this paragraph shall remain effective whether or not any of the transactions contemplated in this Commitment Letter are consummated, any definitive legal documentation is executed and notwithstanding any termination of this Commitment Letter and shall be binding upon Reorganized ICG in the event that any plan of reorganization of ICG is consummated.

         Subject to receipt of Bankruptcy Court approval, and provided that at the time of termination or expiration of this Commitment Letter the Lenders remain obligated and willing to consummate the Financing (other than as a result of a failure by ICG to satisfy the conditions (other than a Material Adverse Change) to such Financing), ICG hereby agrees to pay the Lenders a fee (the "Break-Up Fee") of $2,000,000 in the event that ICG consummates on or after the date hereof and on or prior to the six month anniversary of the date of this Commitment Letter (i) any debt or equity financing (other than ICG's senior bank facility, the Senior Subordinated Notes and/or any refinancing, without additional availability, of ICG's senior bank facility or the Senior Subordinated Notes with one or more similar credit facilities) or (ii) a sale of all or substantially all of the assets of ICG (whether as a single transaction or pursuant to a plan of reorganization or liquidation). Such agreement shall be binding upon Reorganized ICG in the event any plan of reorganization for ICG is consummated.

         ICG represents and warrants that (i) all written information and other materials concerning ICG, its subsidiaries, the Reorganized Companies and the Plan of Reorganization (the "Information") that has been, or is hereafter, prepared by, or on behalf of, ICG or its subsidiaries and delivered to the Lenders is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein that are believed by ICG to be reasonable and (B) information believed by ICG to have been accurate based upon the information available to ICG at the time such projections were furnished to the Lenders.

         ICG agrees that it will (i) consult with each Lender prior to the making of any filing in which reference is made to such Lender or this Commitment Letter, and (ii) obtain the prior approval of such Lender before releasing any public announcement in which reference is made to such Lender or this Commitment Letter. ICG acknowledges that any Lender and its affiliates may in the future provide financing or obtain other interests in other companies in respect of which ICG or its affiliates may be business competitors, and that the Lenders and their respective affiliates will have no obligation to provide to ICG or any of its affiliates any confidential information obtained from such other companies.

         The several offers made by the Lenders in this Commitment Letter shall remain in effect until 5:00 p.m. (New York City time) on April 3, 2002, at which time they will expire unless prior thereto the Lenders have received a copy of this letter signed by ICG. Any obligations of the Lenders hereunder shall terminate at 5:00 p.m. (New York City time) (i) on April 8, 2002 unless prior to such time ICG shall have submitted a motion, in form and substance reasonably satisfactory to the Lenders, requesting the Orders, (ii) on April 30, 2002 unless prior to such time the Orders shall have been entered and the Commitment Fee and Expense Deposit paid to the Lenders and the Orders shall provide for a Break Up Fee of at least $1,200,000 or, if not so terminated, (iii) on June 10, 2002 unless prior to such time (A) the Plan of Reorganization shall have been consummated and
(B) definitive documentation in connection with the Financing shall have been executed and delivered by all parties, in form and substance satisfactory to the Lenders (it being understood that ICG's obligations to pay all amounts in respect of indemnification, fees and Expenses shall survive the termination of this letter).

         This Commitment Letter, including the attached Term Sheet (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto (other than the expense reimbursement provisions of the proposal letter, dated September 20, 2001, of CCM) and (ii) shall be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile transmission of an executed counterpart signature page to this Commitment Letter shall be effective as delivery of an executed original counterpart of this Commitment Letter. This Commitment Letter including the attached Term Sheet, may not be amended except in writing executed by the Company and each Lender; provided that any Lender may waive any condition to its own obligation to consummate the Financing without the consent of any other Lender.

         Should the terms and conditions of the commitment contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this Commitment Letter to the undersigned.

                              Very truly yours,

                              CERBERUS CAPITAL MANAGEMENT, L.P.

                                   By:     /s/ Seth Plattus
                                           ----------------------------------

                                   Name:  Seth Plattus
                                   Title:    Managing Director

                              Amount of Commitment:  $35,000,000
                                                     -----------------------


                              CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.


                              By:  CSFB Global Opportunities Advisers, LLC

                                       By:     /s/ Frank S. Plimpton
                                               ------------------------------

                                       Name:  Frank S. Plimpton
                                       Title:    Director

                              Amount of Commitment:  $2,500,000
                                                     ----------------------




                              MORGAN STANLEY & CO., INC.

                                   By:     /s/ Michael Petrick
                                           ----------------------------------

                                   Name:  Michael Petrick
                                   Title:    Managing Director

                              Amount of Commitment:  $2,500,000
                                                     ----------------------




Agreed and accepted on this 3rd day of April 2002:

ICG COMMUNICATIONS, INC.

By:    /s/ Bernard Zuroff
       -----------------------------------
       Name:  Bernard Zuroff
       Title:    Executive Vice President



                                 EXHIBIT A

                                 Term Sheet


         This Term Sheet is part of the Commitment Letter dated April 3, 2002 (the "Commitment Letter"), addressed to ICG by Cerberus Capital Management, L.P., CSFB Global Opportunities Partners, L.P. and Morgan Stanley & Co., Inc. and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

--------------------------------------------------------------------------------

BORROWER:                         ICG Communications, Inc.
--------------------------------------------------------------------------------

LENDERS: Global Opportunities Partners, L.P. and Morgan Stanley & Co., Inc., on behalf of certain funds and managed accounts to be designated by them.

--------------------------------------------------------------------------------

FINANCING:                        $40 million in convertible unsecured notes.
--------------------------------------------------------------------------------
USE OF PROCEEDS:                  The cash provided by the Financing shall
                                  be used to (i) pay for administrative and
                                  transaction expenses and (ii) provide for
                                  working capital and capital expenditure
                                  needs of ICG.
--------------------------------------------------------------------------------
PLAN OF REORGANIZATION:           The Lenders' commitment to provide the
                                  Financing pursuant to the terms hereof
                                  shall be contingent upon a capital
                                  structure consistent with the following
                                  being in place upon consummation of the
                                  Plan of Reorganization and the Financing:


                 Senior Bank Facility:                           Up to $60MM

                 Senior Subordinated Secured Notes:                    $25MM

                 Convertible Unsecured Notes
                 (including related Preferred Stock):                  $40MM

                 Other indebtedness for borrowed
                   money (including capitalized leases):        Up to $125MM

                 Shares Outstanding
                   at Closing:                                     8,000,000


                 Shares issuable upon exercise of
                   warrants issued to resolve the
                   Holding/Services dispute (the
                  "Holdings Warrants")                               800,000


                 Shares issuable upon exercise of
                 warrants issued to holders of
                 Senior Subordinated Secured Notes:                  200,000


                 Shares issuable upon conversion
                   of Convertible Unsecured Notes:                 2,250,000


                 Shares reserved for
                   New Option Plan:                                1,250,000


                 Cash on Balance Sheet (pro forma
                   for the Reorganization, the
                   Financing, the Senior Bank
                   Facility and the Senior
                   Subordinated Unsecured Notes):                      $87MM
--------------------------------------------------------------------------------
                                  The terms of the Convertible Unsecured
                                  Notes shall be as follows:


                                  Principal: $40MM, available on the
                                  closing date of the Financing.


                                  Interest: Interest shall accrue quarterly on the Convertible Unsecured Notes at the rate of 11% per annum and shall be payable by the issuance of additional Convertible Unsecured Notes.


                                  Term: The Convertible Unsecured Notes
                                  shall mature and shall be due and payable on the seventh anniversary of the closing date of the Financing (the "Closing Date").


                                  No Optional Prepayment: The Convertible
                                  Unsecured Notes shall not be prepayable
                                  at the option of the Company. ICG shall
                                  offer to prepay the Convertible Unsecured
                                  Notes from the net cash proceeds of sales of assets (including IRU's) and extraordinary receipts to the extent the same are not applied to repay the Senior Bank Facility or the Senior Subordinated Secured Notes.


                                  Priority: No debt of ICG shall be senior
                                  (structurally or otherwise) to the
                                  Convertible Unsecured Notes except (i)
                                  the Senior Bank Facility, (ii) the Senior
                                  Subordinated Secured Notes, (iii) the
                                  other indebtedness for borrowed money
                                  (including capitalized leases) existing
                                  on the Closing Date of up to $125MM, (iv) up to $25MM of additional indebtedness and (v) refinancing of the foregoing (without increase in the principal amount thereof, and, in the case of the Senior Bank Facility and the Senior Subordinated Secured Notes, having financial terms and other covenants no less favorable to ICG) permitted in accordance with the provisions of the Convertible Unsecured Notes.


                                  Conversion: At any time, a Lender may
                                  convert all or a portion of such Lender's
                                  Convertible Unsecured Notes into shares
                                  of Common Stock (the "Conversion
                                  Shares"), at the rate of 56.25 shares for each $1,000 of principal converted as adjusted for stock splits and other similar transactions.


                                  Events of Default: The Convertible
                                  Unsecured Notes shall contain customary
                                  events of default for debt securities of this nature including, without limitation, payment, cross-default on other indebtedness, violation of covenants, breach of representation or warranty, judgments and ERISA. These events of default shall be subject to customary blockage rights in favor of the Senior Bank Facility and the Senior Subordinated Secured Notes.


                                  Preferred Stock: The Convertible
                                  Unsecured Notes will be issued with
                                  non-detachable shares of preferred stock
                                  of ICG (the "Preferred Stock") having (a)
                                  aggregate liquidation preference of
                                  $10,000, (b) a dividend rate of 11% per
                                  annum, payable in kind and (c) voting
                                  rights equivalent to the voting rights of
                                  the Conversion Shares. The Preferred
                                  Stock will be optionally or mandatorily
                                  redeemable by ICG only in connection with
                                  the payment or retirement of the
                                  Convertible Unsecured Notes corresponding
                                  to such shares of Preferred Stock. The
                                  redemption price shall be equal to the
                                  liquidation preference plus accrued and
                                  unpaid dividends. Upon conversion, if
                                  any, of Convertible Unsecured Notes into
                                  Conversion Shares, the corresponding
                                  shares of Preferred Stock will be
                                  extinguished.
--------------------------------------------------------------------------------
BOARD REPRESENTATION:             The number of directors shall be fixed at
                                  9, with the initial Board members being
                                  selected as follows: (a) 5 by Cerberus
                                  Capital Management, L.P. ("CCM"), (b) 2
                                  by W.R. Huff Asset Management Co., L.L.C.
                                  ("WRH") (c) 1 by Morgan Stanley & Co.,
                                  Inc. on behalf of the Unsecured Creditors
                                  Committee and (d) ICG's CEO. The ability of CCM to designate 5 directors will be tied to its maintaining equity interests in and Convertible Unsecured Notes (or
                                  Conversion Shares) of reorganized ICG at 50% of Closing Date levels. Each of CCM and WRH will be entitled to designate two members to the Board of Directors for as long as it beneficially owns at least 10% of ICG's Common Stock and each of CCM and WRH will be entitled to designate one member to the Board of Directors for so long as it beneficially owns at least 8% of ICG's Common Stock. The approval of a majority of the Board of Directors plus one of the designees of WRH or the Unsecured Creditors Committee shall be required for


                                               (i) consolidation or merger
                                  with or into any other person or transfer of all or substantially all of its properties and assets to any other person;


                                               (ii) the approval of ICG's
                                  annual budget (as so approved, the
                                  "Approved Annual Budget") and any
                                  material modification thereof; provided
                                  that in the absence of such approval,
                                  ICG's annual budget for the prior fiscal year shall be deemed the Approved Annual Budget;


                                               (iii)any capital
                                  expenditure, or series of related capital expenditures, exceeding $10 million in the aggregate;


                                               (iv) except as specifically
                                  contemplated by the Approved Annual
                                  Budget, borrowing funds or otherwise
                                  become subject to, whether directly or
                                  indirectly, or by way of guarantee or
                                  otherwise, any indebtedness (including
                                  capitalized leases but excluding ordinary course payables to vendors and customers);


                                               (v) the issuance of any
                                  capital stock of ICG, other than pursuant to the New Option Plan or upon the exercise of warrants or conversion of the Convertible Unsecured Notes; and


                                               (vi) the termination of the
                                  Chief Executive Officer of ICG.
--------------------------------------------------------------------------------
UNSECURED NOTE                    Definitive loan documents for the
COVENANTS:                        transaction shall provide for customary
                                  affirmative and negative covenants in
                                  favor of the Lenders. The material
                                  affirmative and negative covenants shall be as follows:

                                  Without the consent of the holders of a
                                  majority of the Convertible Unsecured
                                  Notes, neither ICG nor any of its
                                  subsidiaries shall:

                                        (a) enter into any transactions
                                  with affiliates (other than on an arms'
                                  length basis);

                                        (b) make any Restricted Payment.
                                  "Restricted Payment" means


                                               (i) the declaration or
                                        payment of any dividends or any
                                        other distributions of any sort in
                                        respect of its capital stock
                                        (including any payment in
                                        connection with any merger or
                                        consolidation) or similar payment
                                        to the direct or indirect holders
                                        of its capital stock (other than
                                        dividends or distributions on
                                        capital stock payable solely in
                                        capital stock, other than
                                        redeemable capital stock or
                                        exchangeable capital stock, and
                                        dividends or distributions payable
                                        solely to ICG), (ii) the purchase,
                                        redemption or other acquisition or
                                        retirement for value of any of its
                                        capital stock or the exercise by it
                                        of any option to exchange any
                                        capital stock that by its terms is
                                        exchangeable solely at its option,
                                        (iii) the setting apart of money or
                                        other property for any redemption,
                                        purchase or other analogous fund
                                        for the redemption, purchase or
                                        acquisition of any of its capital
                                        stock, (iv) the payment of any
                                        indebtedness that is subordinated
                                        in right of payment to the
                                        Convertible Unsecured Notes or (v)
                                        the prepayment of any indebtedness
                                        that is pari passu in right of
                                        payment to the Convertible
                                        Unsecured Notes;

                                        (c) borrow any funds or otherwise
                                  become subject to, whether directly or by way of guarantee or otherwise, any indebtedness (including capitalized leases but excluding ordinary course payables to vendors and customers) except the indebtedness specified under "Convertible Unsecured Notes - Priority" above;

                                        (d) create any lien, claim or
                                  encumbrance on any properties of ICG or
                                  any of its subsidiaries, except to secure
                                  (i) the Senior Bank Facility, (ii) the
                                  Senior Subordinated Secured Notes, (iii) capitalized leases outstanding upon the Closing Date or permitted to be incurred under clause (c) above, and (iv) up to $25 million of additional senior indebtedness permitted to be incurred under "Convertible Unsecured Notes - Priority" above;

                                        (e) acquire any assets (whether by
                                  means of an asset purchase, stock
                                  purchase or merger), other than in the
                                  ordinary course of business, having a
                                  fair market value, with respect to any
                                  transaction or series of related
                                  transactions, of $25 million or more;

                                        (f) consolidate with or merge with
                                  or into any other corporation or transfer all or substantially all of its properties and assets to any person or otherwise effect a change of control;

                                        (g) convey, sell, lease, assign,
                                  transfer or otherwise dispose of any of
                                  its material property, business or assets
                                  (including, without limitation, tax
                                  benefits, receivables and leasehold
                                  interests) whether now owned or hereafter acquired except: (i) for the sale or other disposition of any tangible personal property that has become obsolete or worn out and is disposed of in the ordinary course of business, and
                                  (ii) for sales or other dispositions of
                                  inventory made in the ordinary course of business;

                                        (h) make any advance, loan,
                                  extension of credit or capital
                                  contribution to, or purchase any stock,
                                  bonds, notes, debentures or other
                                  securities of, or make any other
                                  investment in, any person except: (1) ICG may make investments in, or loans or advances to, any wholly-owned subsidiaries and any wholly-owned subsidiaries may make investments in, or loans or advances to, ICG and (2) ICG or its wholly-owned subsidiaries may acquire and hold receivables owing to it, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                                        (i) permit to exist limitations on
                                  the payment of dividends or distributions by the operating subsidiaries of ICG, except for permitted exceptions satisfactory to the Lenders;

                                        (j) effect any liquidation,
                                  dissolution or winding up of ICG;

                                        (k) modify their respective
                                  charter, by-laws or other organizational documents; or

                                        (l) enter into any contract,
                                  agreement or understanding with respect
                                  to any of the foregoing.

VOTING OF SHARES:                 Each Lender shall be entitled
                                  to vote all shares of Common Stock and
                                  Preferred Stock owned by it, in a single
                                  class with all other shares of Common
                                  Stock.
--------------------------------------------------------------------------------
REPRESENTATIONS AND WARRANTIES:   The final documents shall contain
                                  customary representations and warranties
                                  for a transaction and issuer of this
                                  nature.
--------------------------------------------------------------------------------
REGISTRATION RIGHTS:              The Lenders shall be entitled to
                                  demand and piggyback registration rights
                                  for the ICG Common Stock issuable upon
                                  conversion of the Convertible Unsecured
                                  Notes on terms reasonably satisfactory to
                                  them.
--------------------------------------------------------------------------------
CONDITIONS PRECEDENT:             The several obligations of the Lenders to
                                  make the Financing will be subject to
                                  customary conditions precedent. The
                                  material conditions shall be as follows:


                                        (a) the Plan of Reorganization of
                                  ICG shall (i) provide for the capital
                                  structure for the reorganized ICG upon
                                  the effective date of the Plan of
                                  Reorganization as set forth above, (ii)
                                  provide for the transactions contemplated by the Financing the Senior Credit Facility and the Senior Subordinated Secured Notes, (iii) be confirmed by the Bankruptcy Court and consummated by June 10, 2002, and (iv) be otherwise consistent with the Business Plan of ICG dated February 21, 2002, and the confirmation order shall be in form and substance satisfactory to the Lenders; provided that the Plan of Reorganization may also contain provisions that enable it to be confirmed and consummated in the event that the Financing does not occur.


                                        (b) there shall have been no
                                  Material Adverse Change or Financial
                                  Markets Disruption;


                                        (c) ICG's senior bank facility
                                  shall have been restructured or
                                  refinanced on the material terms
                                  (including as to maturity, interest rate, amortization, covenants and defaults) set forth in Exhibit A-1 hereto;


                                        (d) $25MM of ICG's Senior
                                  Subordinated Secured Notes shall have
                                  been issued on the material terms set
                                  forth in Exhibit A-2 hereto;


                                        (e) ICG's charter and by-laws shall
                                  have been amended to be consistent with
                                  the terms of this Term Sheet, and shall
                                  otherwise be in form and substance
                                  reasonably satisfactory to each Lender;


                                        (f) execution and delivery of
                                  appropriate legal documentation the
                                  material terms of which are set forth
                                  herein and that are otherwise in form and substance satisfactory to the Lenders and the satisfaction of the conditions precedent contained therein;


                                        (g) opinions from ICG's counsel as
                                  to such matters as the Lenders and their respective counsel may reasonably request;


                                        (h) all necessary governmental and
                                  third party approvals, waivers and/or
                                  consents in connection with the Financing
                                  (including the issuance of Common Stock
                                  upon conversion of Convertible Unsecured
                                  Notes) shall have been obtained and
                                  remain in full force and effect;


                                        (i) there shall exist no claim,
                                  action, suit, investigation, litigation
                                  or proceeding, pending or threatened in
                                  any court or before any arbitrator or
                                  governmental instrumentality, which
                                  relates to the Financing or which has any reasonable likelihood of having a material adverse effect on the condition (financial or otherwise), business, operations, performance, properties, assets, liabilities or prospects of ICG; and


                                        (j) the total fees paid or payable
                                  to Dresdner Kleinwort Wasserstein, Inc.
                                  in connection with ICG's bankruptcy case
                                  and the Plan of Reorganization shall not
                                  exceed $8 MM in the aggregate, and the
                                  success fees paid or payable to Zolfo
                                  Cooper shall not exceed $800,000 in the
                                  aggregate.
--------------------------------------------------------------------------------
FUNDING FEE:                      A funding fee of 3% of the
                                  aggregate amount of the Financing shall
                                  be due upon theconsummation of the
                                  Financing.
--------------------------------------------------------------------------------
GOVERNING LAW:                    All documentation in connection with
                                  the Financing shall be governed by the
                                  laws of the State of New York. Each
                                  Lender and ICG shall each consent to the
                                  jurisdiction of state and federal courts
                                  located in New York City and waive any
                                  right to trial by jury.
--------------------------------------------------------------------------------


                                Exhibit A-1



                            See Plan Exhibit E





                                Exhibit A-2



                            See Plan Exhibit H





                                                           PLAN EXHIBIT H



                    COMMITMENT LETTER AND TERMSHEET FOR
                     NEW SENIOR SUBORDINATED TERM LOAN





                     CERBERUS CAPITAL MANAGEMENT, L.P.
                         MORGAN STANLEY & CO., INC.
                              450 Park Avenue
                          New York, New York 10022





                                                  April 3, 2002


ICG Communications, Inc.
161 Inverness Drive West
Englewood, Colorado  80112

                          Re: Financing Commitment

Ladies and Gentlemen:

         ICG Communications, Inc., as debtor-in-possession ("ICG") in certain cases pending under chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases"), has requested that Cerberus Capital Management, L.P. ("CCM") and Morgan Stanley & Co., Inc., on behalf of one or more funds and managed accounts to be designated by them (the "Lenders") provide a $25 million senior subordinated secured term loan (the "Financing") to ICG Communications, Inc., as such entity is reorganized ("Reorganized ICG") pursuant to the Second Amended Joint Plan of Reorganization filed by ICG with the Bankruptcy Court as modified to reflect the definitive terms of the Financing, an amended and restated $60 million senior secured credit facility to be provided to the Borrower and $40 million of convertible debt securities, that ICG will seek to have confirmed by the court (the "Bankruptcy Court") in the Chapter 11 Cases (the "Plan of Reorganization"). Each Lender is pleased to advise you that it severally commits to provide the Financing to Reorganized ICG, substantially on the terms and conditions set forth in this Commitment Letter and in the term sheet attached hereto as Exhibit A (the "Term Sheet"). Such commitment to provide the Financing is subject to the satisfaction of the terms and conditions contained in this Commitment Letter and in the Term Sheet.

         This Commitment Letter and the Term Sheet set forth only the material terms and conditions of the Financing. The Financing shall be subject to definitive legal documentation in form and substance reasonably satisfactory to each of the Lenders, which, in addition to the material terms set forth in this Commitment Letter and the Term Sheet, shall contain other provisions that are customary or typical for the type of financing transactions contemplated hereby and thereby (including customary representations and warranties by each Lender (i) as to such Lender's status as an "accredited investor" and (ii) to the effect that such Lender is acquiring the warrants being issued in connection with the Financing for its own account (or on behalf of accounts it manages) and not with a view to the public distribution thereof in violation of federal or state securities laws).

         The Lenders' several commitments to provide the Financing is also subject to (i) the negotiation, execution and delivery of definitive financing documents in form and substance reasonably satisfactory to each Lender, ICG and their respective counsel, (ii) there has not occurred or become known to ICG or the Lenders any material adverse change with respect to the condition, financial or otherwise, business, operations, properties, assets, liabilities or prospects of ICG or any of its subsidiaries (other than the filing of the Chapter 11 Cases and the events resulting in the filing of the Chapter 11 Cases), Reorganized ICG or the consummation of the Plan of Reorganization (a "Material Adverse Change"), (iii) the absence of any material disruption or general adverse developments in the financial markets (a "Financial Markets Disruption"), and (iv) the conditions set forth on the Term Sheet. If at any time either (A) ICG is or becomes unable to fulfill any condition set forth in this Commitment Letter or in the Term Sheet or (B) any Material Adverse Change or any Financial Markets Disruption has occurred, any Lender may terminate this Commitment Letter by giving notice thereof to ICG (subject to the obligation of ICG to pay all fees, costs, expenses and other payment obligations expressly assumed by ICG hereunder, which shall survive the termination of this Commitment Letter). Each Lender's obligation to fund its several commitment is subject to each other Lender's having funded its commitment. Subject to receipt of the Orders (as hereinafter defined), the Lenders and ICG shall work in good faith to complete such documentation.

         In addition to the expense reimbursement pursuant to the proposal letter dated September 20, 2001 between CCM and ICG (the "Proposal Letter"), and subject to receipt of Bankruptcy Court approval, ICG agrees to reimburse the Lenders for all reasonable costs, fees and expenses (the "Expenses") incurred by or on behalf of the Lenders in connection with the negotiation, preparation, execution and delivery of this Commitment Letter, the Term Sheet and any and all definitive documentation relating hereto or thereto, including, but not limited to, the reasonable fees and expenses of one firm of counsel as well as consultants to the Lenders, up to a maximum aggregate reimbursement (in addition to amounts pursuant to the Proposal Letter) of $750,000 (the "Expense Reimbursement Limitation"). In the event that the aggregate Expenses of the Lenders exceed the Expense Reimbursement Limitation, such excess shall be borne by the Lenders pro rata to their respective commitments. The obligations of ICG under this paragraph shall remain effective whether or not any definitive documentation is executed and notwithstanding any termination of this Commitment Letter and shall be binding upon Reorganized ICG in the event any plan of reorganization for ICG is consummated.

         ICG hereby agrees to pay to the Lenders a refundable expense deposit (in addition to amounts pursuant to the Proposal Letter) of $375,000 (the "Expense Deposit") upon its acceptance in writing of this Commitment Letter and the entry of one or more court orders (the "Orders") approving the payment of the Expense reimbursement provisions of the foregoing paragraph, the indemnity provisions of the next succeeding paragraph and the payment of the Break-Up Fee (as hereinafter defined). In the event that the conditions set forth herein and in the Term Sheet are not satisfied and definitive documentation related to the Financing is not negotiated and delivered, the Expense Deposit shall be returned to ICG, net of Expenses, including attorney's and consultant fees. In the event that the transactions contemplated by this Commitment Letter and the Term Sheet are consummated, then the Lenders shall retain the unused balance of the Expense Deposit, if any, pro rata to the Lenders' respective commitment. Upon request of the Lenders, ICG shall make reasonable additional advances (not to exceed (in addition to amounts pursuant to the Proposal Letter) $375,000 in the aggregate) to the Lenders for Expenses to be incurred by or on behalf of the Lenders. Such additional advances, to the extent not applied to pay Expenses, shall be returned to ICG.

         Subject to receipt of Bankruptcy Court approval, ICG agrees to indemnify and hold harmless the Lenders and their respective affiliates, directors, officers, employees, agents and assignees (including affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Commitment Letter, the Term Sheet or the commitment made herein, or in any way arise from any use or intended use of this Commitment Letter, the Term Sheet or the proceeds of the Financing, and ICG agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter, the Term Sheet or the Financing, no Lender shall be responsible or liable to ICG or any other person or entity for any special, indirect, consequential, incidental or punitive damages. The obligations of ICG under this paragraph shall remain effective whether or not any of the transactions contemplated in this Commitment Letter are consummated, any definitive legal documentation is executed and notwithstanding any termination of this Commitment Letter and shall be binding upon Reorganized ICG in the event any plan of reorganization for ICG is consummated.

         Subject to receipt of Bankruptcy Court approval, and provided that at the time of termination or expiration of this Commitment Letter, the Lenders remain obligated and willing to consummate the Financing (other than as a result of a failure by ICG to satisfy the conditions (other than a Material Adverse Change) to such Financing), ICG hereby agrees to pay the Lenders a fee (the "Break-Up Fee") of $1,250,000 in the event that ICG consummates on or after the date hereof and on or prior to the six month anniversary of the date of this Commitment Letter (i) an issuance or sale of debt or equity securities or another debt or equity financing (other than the refinancing of not more than $60,000,000 of ICG's existing bank credit facility with another similar credit facility and the issuance of not more than $40,000,000 of junior subordinated debt securities) or (ii) a sale of all or substantially all of the assets of ICG (whether as a single transaction or pursuant to a plan of reorganization or liquidation). Such agreement shall be binding upon Reorganized ICG in the event any plan of reorganization for ICG is consummated.

         ICG represents and warrants that (i) all written information and other materials concerning ICG, its subsidiaries, Reorganized ICG, its subsidiaries and the Plan of Reorganization (the "Information") that has been, or is hereafter, prepared by, or on behalf of, ICG or its subsidiaries and delivered to the Lenders is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein that are believed by ICG to be reasonable and (B) information believed by ICG to have been accurate based upon the information available to ICG at the time such projections were furnished to the Lenders.

         ICG agrees that it will (i) consult with each Lender prior to the making of any filing in which reference is made to such Lender, the Proposal Letter or this Commitment Letter, and (ii) obtain the prior approval of such Lender before releasing any public announcement in which reference is made to such Lender, or this Commitment Letter. ICG acknowledges that any Lender and its affiliates may in the future provide financing or obtain other interests in other companies in respect of which ICG or its affiliates may be business competitors, and that the Lenders and their affiliates will have no obligation to provide to ICG or any of its affiliates any confidential information obtained from such other companies.

         The several offers made by the Lenders in this Commitment Letter shall remain in effect until 5:00 p.m. (New York City time) on April 3, 2002, at which time they will expire unless prior thereto the Lenders have received a copy of this letter signed by ICG. Any obligation of the Lenders hereunder shall terminate at 5:00 p.m. (New York City time) (i) on April 8, 2002, unless prior to such time ICG shall have submitted a motion, in form and substance reasonably satisfactory to the Lenders, requesting the Orders, (ii) on April 30, 2002 unless prior to such time the Orders shall have been entered and the Expense Deposit paid to the Lenders and the Orders shall provide a Break Up Fee of at least $750,000 or, if not so terminated, (iii) on June 10, 2002 unless prior to such time (A) the Plan of Reorganization shall have been consummated and (B) definitive documentation in connection with the Financing shall have been executed and delivered by all parties, in form and substance satisfactory to the Lenders (it being understood that ICG's obligations to pay all amounts in respect of indemnification, fees and Expenses shall survive the termination of this letter).

         This Commitment Letter and the Term Sheet (i) supersede all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto (including, except where specifically referenced herein, the Proposal Letter) and (ii) shall be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

         Should the terms and conditions of the commitment contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this Commitment Letter to the undersigned.


                                        Very truly yours,


                                        CERBERUS CAPITAL MANAGEMENT, L.P.


                                        By:  /s/ Seth Plattus
                                             ----------------------------------
                                                 Name:  Seth Plattus
                                                 Title: Managing Director

                                        Amount of Commitment:  $22,500,000



                                        MORGAN STANLEY & CO., INC.


                                        By:  /s/ Michael Petrick
                                             ----------------------------------
                                                 Name:  Michael Petrick
                                                 Title: Managing Director

                                        Amount of Commitment:  $2,500,000



Agreed and accepted on this 3rd day of April 2002:

ICG COMMUNICATIONS, INC.



By:    /s/ Bernard Zuroff
       ---------------------------------
       Name:  Bernard Zuroff
       Title: Executive Vice President


                                 EXHIBIT A

                                 Term Sheet


         This Term Sheet is part of the Commitment Letter dated April 3, 2002 (the "Commitment Letter"), addressed to ICG Communications, Inc. by Cerberus Capital Management, L.P. and Morgan Stanley & Co., Inc. and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.


BORROWER:                         ICG Communications, Inc., as reorganized
                                  upon consummation of the Plan of
                                  Reorganization ("Reorganized ICG")

GUARANTORS:                       All present and future subsidiaries of
                                  the Borrower.

LENDERS: Cerberus Capital Management, L.P. and Morgan Stanley & Co., Inc., on behalf of certain funds or managed accounts to be designated by them.

AMOUNT:                           $25 million senior subordinated secured
                                  term loan.

RANKING: The obligations of the Borrower and its subsidiaries under the Financing will be senior subordinated obligations, subordinated only to the obligations of the Borrower and its subsidiaries under the Borrower's senior secured bank facility described on Exhibit B-1(the "Senior Credit Facility") on terms satisfactory to the CCM and senior, with certain exceptions to be negotiated, to all existing and future debt of Reorganized ICG, including the Borrower's $40 million convertible notes described on Exhibit B-2 (the "Junior Notes").

FINAL MATURITY:                   Four years from the Closing Date.

AMORTIZATION:                     None.

USE OF PROCEEDS:                  The proceeds of the Financing shall be
                                  used to pay claims payable under the Plan of Reorganization on account of ICG's existing senior bank facility.

OPTIONAL PREPAYMENT:              Subject to the terms of the Senior Credit
                                  Facility, the Borrower may prepay, in
                                  full or in part, the Financing without
                                  penalty; provided, however, that each
                                  partial prepayment shall be in an amount of $500,000 or an integral multiple of $500,000 in excess thereof.

MANDATORY PREPAYMENT:             Subject to the terms of the Senior Credit
                                  Facility, substantially on the same terms as set forth therein.

INTEREST:                         14% per annum, payable monthly in
                                  arrears.

SECURITY:                         Second priority lien on all unencumbered
                                  present and future property of the
                                  Borrower and the Borrower's present and
                                  future subsidiaries, including without
                                  limitation owned stock, real estate,
                                  leaseholds, fixtures, accounts, license
                                  rights and spectrum, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, cash, bank accounts, tax refunds, documents, instruments, general intangibles, inventory, equipment, vehicles and other goods; and third priority lien on all encumbered property, in each case subordinate to the liens on such property in favor of the agent under the Senior Credit Facility.
                                  Except for customary liens to be agreed
                                  upon, no other liens on any such property shall be permitted.

WARRANTS:                         The Lenders will receive, pro rata to
                                  their respective Commitments, warrants to purchase 200,000 shares of ICG Common
                                  Stock at an initial exercise price of
                                  $20.00 per share. The Warrants shall
                                  expire, if unexercised, on the fifth
                                  anniversary of the date of their
                                  issuance. The Warrants shall provide for customary weighted average antidilution protection and shall also provide for cashless exercise.

REGISTRATION RIGHTS:              The Lenders shall be entitled to demand
                                  and piggyback registration rights for the ICG Common Stock issuable upon exercise of the Warrants on terms reasonably satisfactory to them.

CONDITIONS PRECEDENT:             The several obligations of the Lenders to
                                  provide the Financing will be subject to customary conditions precedent. The material conditions shall be as follows:


                                        (a) the Plan of Reorganization of
                                        ICG shall (i) provide for the
                                        capital structure for Reorganized
                                        ICG upon the effective date of the
                                        Plan of Reorganization consistent
                                        with that set forth in the
                                        Disclosure Statement, (ii) provide
                                        for the transactions contemplated
                                        by the Financing, the Senior Credit
                                        Facility and the Junior Notes,
                                        (iii) be confirmed by the
                                        Bankruptcy Court and consummated by
                                        June 10, 2002, and (iv) be
                                        otherwise consistent with the
                                        Business Plan of ICG dated February
                                        21, 2002; and the confirmation
                                        order shall be in form and
                                        substance satisfactory to the
                                        Lenders;


                                        (b) concurrently with the closing
                                        of the Financing, (i) the Senior
                                        Bank Facility shall have been
                                        consummated on the material terms
                                        (including as to maturity, interest
                                        rate, amortization, covenants and
                                        defaults) set forth on Exhibit B-1
                                        hereto; (ii) the transactions
                                        contemplated by the Junior Notes
                                        shall be consummated with CCM and
                                        other investors party to the
                                        Commitment Letter attached hereto
                                        as Exhibit B-2 and the Borrower
                                        shall have received the proceeds
                                        thereof in an aggregate amount not
                                        less than $40,000,000 (less the
                                        fees and expenses accrued in
                                        connection therewith as
                                        contemplated by Exhibit B-2) and
                                        (iii) the Plan of Reorganization
                                        shall have been consummated;


                                        (c) there shall have been no
                                        Material Adverse Change or
                                        Financial Markets Disruption;


                                        (d) the Lenders and the creditors
                                        in the Senior Credit Facility shall
                                        have entered into an intercreditor
                                        agreement on terms satisfactory to
                                        the Lenders;


                                        (e) execution and delivery of
                                        appropriate legal documentation the
                                        material terms of which are set
                                        forth herein and that are otherwise
                                        in form and substance satisfactory
                                        to the Lenders and the satisfaction
                                        of the conditions precedent
                                        contained therein;


                                        (f) opinions from ICG's counsel as
                                        to such matters as the Lenders and
                                        their respective counsel may
                                        reasonably request;


                                        (g) all necessary governmental and
                                        third party approvals, waivers
                                        and/or consents in connection with
                                        the Financing shall have been
                                        obtained and remain in full force
                                        and effect;


                                        (h) there shall exist no claim,
                                        action, suit, investigation,
                                        litigation or proceeding, pending
                                        or threatened in any court or
                                        before any arbitrator or
                                        governmental instrumentality, which
                                        relates to the transactions
                                        contemplated by the Financing, the
                                        Senior Credit Facility, and the
                                        Junior Notes or which has any
                                        reasonable likelihood of having a
                                        material adverse effect on the
                                        condition (financial or otherwise),
                                        business, operations, performance,
                                        properties, assets, liabilities or
                                        prospects of the Borrower and its
                                        subsidiaries; and


                                        (i) the total fees paid or payable
                                        to Dresdner Kleinwort Wasserstein,
                                        Inc. in connection with ICG's
                                        bankruptcy case and Plan of
                                        Reorganization shall not exceed $8
                                        MM in the aggregate, and the
                                        success fees paid or payable to
                                        Zolfo Cooper shall not exceed
                                        $800,000 in the aggregate.

REPRESENTATIONS AND WARRANTIES:   Those customarily found in credit
                                  agreements for similar financings and
                                  others appropriate in the judgment of the Lenders for the transaction contemplated hereby, equivalent, to the extent determined to be appropriate by the Lenders, to those set forth in the Senior
                                  Credit Facility.

COVENANTS:                        Those negative, affirmative and financial
                                  covenants (applicable to the Borrower and its subsidiaries) customarily found in credit agreements for similar financings and others appropriate in the judgment of the Lenders for the transaction contemplated hereby, equivalent, to the extent determined to be appropriate by the Lenders, to those set forth in the Senior Credit Facility.

EVENTS OF DEFAULT:                Those customarily found in credit
                                  agreements for similar financings and
                                  others appropriate in the judgment of the Lenders for the transactions contemplated hereby, equivalent, to the extent determined to be appropriate by the Lenders, to those set forth in the Senior
                                  Credit Facility.

EXPENSES:                         The Borrower shall pay all out-of-pocket
                                  expenses incurred by the Lenders
                                  (including the fees and expenses of
                                  counsel) in connection with the
                                  execution, delivery, administration and
                                  enforcement of the loan documentation.

CLOSING:                          Not earlier than the entry of a final
                                  order confirming the Plan of
                                  Reorganization and not later than the
                                  effective date of the Plan of
                                  Reorganization.

COUNSEL TO THE LENDERS:           Schulte Roth & Zabel LLP

GOVERNING LAW:                    New York.

ASSIGNMENT AND PARTICIPATION:     Each Lender may assign, or grant
                                  participation contracts in, any and all
                                  of its rights and obligations without the consent of Reorganized ICG.




                                                               SCHEDULE 1.63



                    SCHEDULE OF NON-DEBTOR SUBSIDIARIES


1.   ICG Telecom Canada, Inc. (Federal Canadian)

2.   Zycom Corporation (Alberta, Canada)

3.   Zycom Corporation (Texas)

4.   Zycom Network Services, Inc. (Texas)









                                                            SCHEDULE 1.106



                       SCHEDULE OF SUBSIDIARY DEBTORS


         1.       ICG Communications, Inc.
         2.       ICG Services, Inc.
         3.       ICG Equipment, Inc.
         4.       ICG NetAhead, Inc.
         5.       ICG Mountain View, Inc.
         6.       ICG Canadian Acquisition, Inc.
         7.       ICG Holdings (Canada) Co.
         8.       ICG Holdings, Inc.
         9.       ICG Telecom Group, Inc.
         10.      NikoNet, LLC
         11.      ICG Ohio LINX, Inc.
         12.      ICG Enhanced Services, Inc.
         13.      Communications Buying Group, Inc.
         14.      ICG Telecom Group of Virginia, Inc.
         15.      ICG DataChoice Network Services, L.L.C.
         16.      PTI Harbor Bay, Inc.
         17.      Bay Area Teleport, Inc.
         18.      ICG Access Services - Southeast, Inc.
         19.      Trans American Cable, Inc.
         20.      ICG Telecom of San Diego, L.P.
         21.      Western Plains Finance, L.L.C.
         22.      ICG ChoiceCom Management, LLC
         23.      ICG ChoiceCom, L.P.
         24.      DownNorth, Inc.
         25.      ICG Tevis, Inc.
         26.      ICG Funding, LLC



                                                             SCHEDULE 5.9

                        SCHEDULE OF CAUSES OF ACTION
                     TO BE RETAINED BY REORGANIZED ICG

         The following is a non-exhaustive list of claims or causes of actions that the Debtors hold or may hold either in pending or potential litigation. The Debtors reserve their right to modify this list to add or delete parties or causes of action, but disclaim any obligation to do so. In addition to the possible causes of action and claims listed below, the Debtors have or may have causes of action, claims, or rights against contractors, subcontractors, suppliers and others with whom they formerly dealt in the ordinary course of their businesses (the "Ordinary Course Claims"). The Debtors and Reorganized ICG reserve their right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as the claims and causes of action listed below, and all other claims and causes of action. The Debtors and Reorganized ICG also have or may have, and are retaining, various claims or causes of action arising under or pursuant to their insurance policies, and all rights arising under, relating to, or in connection with such policies are expressly reserved and retained.

Pending and Potential Litigations

         All claims, counterclaims, rights or causes of action, suits or judgments that the Debtors have or may have in the following litigations:

1. John D. Field. Mr. Field failed to repay a promissory note made in favor of ICG in the principal amount of $200,000. ICG obtained a judgment against Mr. Field in the amount of $275,418.94, which included fees and costs. ICG is currently pursuing collection on the judgment.

2. Harrison Grading, Inc. Harrison Grading severed ICG's fiber optic cable after failing to have subsurface installations marked causing damage in the amount of $75,678. Litigation has been filed in the Alameda California Superior Court (Case No. 84.843280-1).

3. OneNet International Communications, Inc. OneNet, a subtenant in ICG's office space failed to pay rent to ICG in the approximate amount of $60,000. Litigation has been filed in the Court of Common Pleas, Cuyahoga County, Ohio (Case No. 3967001).

4. Southwestern Bell Communications (SBC). SBC is the parent company for three of the regional Incumbent Local Exchange Carriers (ILECs), namely, Ameritech, Pacific Bell and Southwestern Bell Telephone. SBC owes ICG approximately $26.6 million in unpaid reciprocal compensation. SBC is obligated to pay reciprocal compensation to ICG as a result of a voluntary settlement agreement entered into in June, 2000. The parties are currently in negotiations regarding disputes that SBC claims represents the unpaid amount. In the event negotiations fail, litigation may become necessary.

5. BellSouth. Bell South is the ILEC that serves the southeastern United States. Bell South owes ICG approximately $6.4 million in unpaid reciprocal compensation. ICG has tendered a settlement offer to SBC and is awaiting a response from BellSouth. In the event negotiations fail, litigation may become necessary.

6, Cincinnati Bell Telephone (CBT). CBT owes ICG approximately $8.7 million in unpaid reciprocal compensation. The parties, however, have reached a tentative agreement to settle the past due amount for a $2.2million cash payment by CBT which both parties believe adequately resolves previous disputes. In the event the parties are unable to finalize the settlement, litigation may become necessary.

7. Verizon. Verizon was created by the consolidation of Bell Atlantic and GTE telecommunications companies. Verizon owes ICG approximately $6.5 million in unpaid reciprocal compensation. The parties are currently involved in negotiations to resolve the past due amount. In the event negotiations fail, litigation may become necessary.

8. Qwest. Qwest owes ICG approximately $4.1 million in unpaid reciprocal compensation. The parties are currently in discussions to resolve their competing legal positions as to whether Qwest owes ICG reciprocal compensation. In the event negotiations fail, litigation may become necessary.

9. Genuity Solutions, Inc. ICG is preparing to file suit against Genuity Solutions, Inc. and its affiliate Genuity Networks Inc. The lawsuit will contend that Genuity breached the contracts signed in June 2001 and September 2000. The contracts required Genuity to purchase 150,000 IRAS ports for a five year term that would have provided ICG will revenue of approximately $50 million.

9. Bad Debt Claims. ICG has numerous potential claims against customers who are behind or who have failed to make payment as required by contract. ICG is pursuing collection with respect to these accounts and may be forced to file suit against some of these customers. Additionally, many of ICG's past or present customers have filed for bankruptcy protection and ICG is pursuing claims against these customers through the bankruptcy process.

10. All claims, causes or rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, arising under sections 544, 545, 547, 548, and 553 of the Bankruptcy Code.




                                                              SCHEDULE 5.13

                            SETTLEMENT AGREEMENT

         This Settlement Agreement ("Agreement") is made and entered into as of this ___ day of _______, 2002 by and between ICG Communications, Inc., by and on behalf of it and its subsidiaries and affiliates who are debtors in the Bankruptcy Proceedings (as defined below) (collectively, the "ICG Entities" or "ICG") and Lucent Technologies Inc. ("Lucent") with reference to the following (as used throughout this Agreement, the term "Parties" refers to ICG and Lucent and the term "Party" refers to anyone of the same);

         A. WHEREAS, ICG Telecom Group Inc. and Lucent entered into General Agreement Number LNS960730 CRICG, as the same has been amended by subsequent amendments and addenda (collectively the "General Agreement") pursuant to which Lucent agreed to sell (and license, as applicable) and ICG agreed to purchase (and license, as applicable) certain telecommunications Products, Services and Licensed Materials (all as defined in the Agreement);

         B. WHEREAS, on November 14, 2000 (the "Petition Date"), the ICG Entities filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Proceedings") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

         C. WHEREAS, Lucent filed proofs of claim in the Bankruptcy Proceedings asserting an unsecured claim in the amount of $84,376,701.00 (the "Claim");

         D. WHEREAS, disputes exist between Lucent and ICG regarding title to certain of the Products delivered to ICG pursuant to the General Agreement, and obligations with respect to Services;

         E. WHEREAS, Lucent contends that ICG may not use certain Licensed Materials which have been delivered to ICG unless Lucent consents to the continued use of the Licensed Materials under the applicable licenses pursuant to which the Licensed Materials are used, and whereas ICG disputes this contention; and

         F. WHEREAS, the Parties desire to resolve and settle their differences concerning the Claims, the Licensed Materials and other issues between them;

         NOW, THEREFORE, in consideration of the following mutual terms, covenants and conditions, the Parties, and each of them, do hereby agree as follows:

         1. On the effective date (the "Effective Date") of ICG's plan of reorganization (the "Plan"), pursuant to the Plan, ICG shall return to Lucent, free and clear of any and all liens, nine 5ESS switches and all associated Licensed Materials, software, equipment, components and accesso ries (collectively the "Switches") originally delivered to the following locations (the "Switch Sites"). Lucent shall be authorized to either remove the Switches with full cooperation by ICG (at Lucent's expense), or retain the Switches where presently located, at Lucent's sole discretion:

                         Buffalo, New York
                         Harrison, New Jersey
                         Hartford, Connecticut
                         Indianapolis, Indiana
                         Memphis, Tennessee
                         Orlando, Florida
                         Philadelphia, Pennsylvania
                         Phoenix, Arizona
                         Portland, Oregon

         2. On or before March 1, 2002, or such other mutually agreeable date, Lucent will advise ICG which, if any, executory contracts (the "Executory Contracts") related to the Switch Sites Lucent desires ICG to assume and assign to Lucent. Lucent shall be responsible for any cure costs associated with the assumption and assignment of the Executory Contracts. The Executory Contracts shall be assumed and assigned to Lucent pursuant to the Plan, effective as of the Effective Date. Lucent shall provide reasonable cooperation to ICG in connection with ICG's efforts to assume and assign the Executory Contracts.

         3. On the Effective Date, ICG will deliver to Lucent a promissory note in the principal amount of $9,000,000 payable in 36 consecutive equal monthly installments bearing interest at the rate of 7% per annum, compounded quarterly (the "Note").

         4. Lucent shall receive $2,000,000 cash (the "Cash Payment") on the Effective Date.

         5. Under the Plan, Lucent's Claim shall be deemed allowed against ICG Equipment, Inc. in the amount of $68,388,547.00.

         6. On the Effective Date, Lucent shall be deemed to have released any claim for payment of any right-to-use fees in connection with Licensed Materials delivered by Lucent to ICG prior to the Petition Date and Lucent shall be deemed to consent to the assumption of the licenses pursuant to which ICG utilizes the Licensed Materials.

         7. The General Agreement between Lucent and ICG will be deemed terminated. Lucent and ICG shall enter into a new mutually acceptable agreement providing for (a) ongoing rights and obligations with respect to the Licensed Materials, and (b) ongoing service and maintenance for equipment purchased from Lucent that remains owned by ICG.

         8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, employees, heirs, successors, assigns, administrators, insurers, reinsurers, trustees, executors, receivers and legal representatives, whether a signatory hereto or not.

         9. Waiver, Modification and Amendment. No provision hereof may be waived unless in writing and signed by the Party whose rights are thereby waived. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided. This Agreement may not be amended except for an instrument in writing signed on behalf of the Parties hereto.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and rules applicable in the Bankruptcy Court for the District of Delaware. Where substantive law other than the Bankruptcy Code controls, this Agreement shall be governed by the laws of the State of New Jersey, other than its conflict of law rules.

         11. Severability. In the event that any term or provision of this Agreement contradicts any term or provision of any other document, instrument or agreement between the Parties, the terms of this Agreement shall control. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

         12. As a condition to the effectiveness of this Agreement, Lucent shall either (a) obtain and deliver to ICG the written consent of Anixter to this Agreement or (b) indemnify ICG for any claim related to this Agreement or its subject matter brought by Anixter.

         13. Lucent hereby covenants that it shall support the Plan so long as it embodies this Settlement Agreement.

         14. Conditions to Effectiveness. This Agreement shall become binding on the Effective Date.

         15. Entire Agreement. It is expressly understood and agreed that this Agreement constitutes the entire understanding and agreement between the Parties hereto, and supersedes and replaces all prior negotiations, agreements or understandings between the Parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified by the Parties except in writing signed by both Parties. Each of the Parties acknowledges and represents that no other Party or agent or attorney of any other Party has made a promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter of this Agreement. Each Party acknowledges and represents that it has not executed this Agreement in reliance upon any promise, representation or warranty whatsoever not expressly set forth in this Agreement.

         16. Representations of Authority. Subject to the effectiveness of the Plan with respect to ICG, the persons signing below each represent and warrant that they have the authority to enter into this Agreement on behalf of the Party on whose behalf they so sign.

         17. Rights and Remedies Cumulative. The rights and remedies provided for in this Agreement or by law shall, to the extent permitted by law, be cumulative.

         18. Counterparts. This Agreement may be signed in multiple counterpart copies, each of which shall constitute an original, with the same force and effect as if each of the Parties hereto has signed a single instrument.

         19. Retention of Jurisdiction. The Bankruptcy Court retains jurisdiction to enforce, implement and interpret the terms and provisions of this Agreement, and the parties consent to such jurisdiction.


         IN WITNESS THEREOF, the undersigned Parties have executed this Agreement effective as of the date first set forth above. Lucent
Technologies Inc.


                                          By: _____________________________


                                          ICG Communications, Inc., by and on
                                          behalf of the ICG Entities


                                          By: _____________________________




                                                            Schedule 5.14


                            SETTLEMENT AGREEMENT

         This Settlement Agreement ("Agreement") is made and entered into as of this ___ day of ___________, 2002, by and between ICG Communications, Inc., by and on behalf of it and its subsidiaries and affiliates who are debtors in the Bankruptcy Proceedings (as defined below) (collectively, the "ICG Entities" or "ICG") and Cisco Systems, Inc., and Cisco Systems Capital Corporation (collectively, "Cisco") with reference to the following (as used throughout this Agreement, the term "Parties" refers to ICG and Cisco and the term "Party" refers to any one of the same):

         A. WHEREAS, prior to the commencement of the Bankruptcy Proceedings, ICG Equipment, Inc., and ICG NetAhead, Inc. (collectively, "ICG Equipment"), and Cisco entered into various agreements, including a Master Lease Agreement and related Equipment Schedules, pursuant to which ICG Equipment leased equipment (the "Equipment") from Cisco (together with all schedules attached thereto, the "Lease Agreements"), and nonexclusive, nontransferable agreements pursuant to which Cisco licensed certain software and related rights to ICG (the "Licenses");

         B. WHEREAS, on November 14, 2000 (the "Petition Date"), the ICG Entities filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Proceedings") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

         C. WHEREAS, Cisco has asserted secured and unsecured claims in the Bankruptcy Proceedings exceeding in the aggregate $200 million (the "Claims");

         D. WHEREAS, disputes exist between Cisco and ICG regarding title and interests with respect to certain of the Equipment, the validity of liens asserted against the Equipment by Cisco, and rights with respect to the Licenses; and

         F. WHEREAS, the Parties desire to resolve and settle their differences concerning the Claims, the Equipment, the Licenses and other issues between them;

         NOW, THEREFORE, in consideration of the following mutual terms, covenants and conditions, the Parties, and each of them, do hereby agree as follows:

         1. On the effective date (the "Effective Date") of ICG's plan of reorganization (the "Plan"), pursuant to the Plan, ICG shall not contest Cisco's ownership of the Equipment located in Cisco-controlled warehouses, including without limitation the warehouse located at 4455 Reynolds Drive, Hilliard, Ohio ("Ohio Warehouse"). Commencing immediately on the Parties' execution of this Agreement, and continuing thereafter, any new equipment deliveries by Cisco to ICG, whether emanating from the Ohio Warehouse or otherwise, shall be upon such terms as mutually agreed upon by the Parties.

         2. On the Effective Date, all Lease Agreements shall be deemed terminated, and ICG shall retain clear title to all of the Equipment it possesses, including equipment previously received from the Ohio Warehouse ("Transferred Equipment"). ICG shall pay, hereby indemnifies Cisco against, and shall hold Cisco harmless from, any property or use tax or taxes on the Transferred Equipment ("Property Tax") already assessed, or to be assessed, with respect to any period of time beginning on or after the date on which Cisco tendered delivery of such Transferred Equipment ("Transfer Date").
If a Property Tax has been, or is ever, assessed with respect to any period of time that begins before and ends on or after the Transfer Date, ICG shall pay, hereby indemnifies Cisco against, and shall hold Cisco harmless from, such Property Tax to the extent such period elapses on or after the Transfer Date.

         3. As of the Effective Date, Cisco consents to assumption of the Licenses, pursuant to 11 U.S.C. ss. 365, by ICG Equipment. ICG and Cisco each acknowledge that they are bound by all terms and conditions of the Licenses, including that (a) such Licenses are nonexclusive, nonassignable, and nontransferable, (b) such Licenses are valid only upon ICG's satisfaction of the terms and conditions thereof, and (c) upon full payment of the Note and Cash Payment, as defined below, pursuant to the terms of the Licenses, ICG shall retain a non-transferable, perpetual (so long as ICG is not in breach), royalty-free license with respect to existing equipment owned by ICG as of the Effective Date and the software configuration maintained by ICG as of the Effective Date.

         4. On the Effective Date, ICG Equipment will deliver to Cisco, in partial payment for the Licenses, an unsecured promissory note in the form attached hereto as Exhibit A, in the principal amount of $5.75 million, payable fifty percent (50%) on the first anniversary of the Effective Date and fifty percent (50%) on the second anniversary of the Effective Date, plus interest accrued at the rate of ten percent (10%) per annum (the "Note"). Pursuant to the Licenses, in accordance with the terms of the Lease Agreements, the Licenses shall be immediately termina ble by Cisco upon ICG's failure to provide the Cash Payment (as defined below) or comply with the terms of the Note.

         5. On the Effective Date, ICG shall pay to Cisco $4.9 million in cash (the "Cash Payment") in partial payment for the Licenses. Upon Cisco's receipt of the Cash Payment and ICG's full performance of its obligations under the Note, Cisco shall be deemed to have received full payment for the Licenses.

         6. Under the Plan, Cisco shall have an allowed general unsecured claim against ICG Equipment of $170 million. Upon entry of an order approving this Agreement and allowing Cisco's claim as discussed in the preceding sentence, Cisco shall be deemed to have withdrawn any proof of claim filed in the Bankruptcy Proceedings.

         7. Releases.

         (a) On the Effective Date, except as provided in paragraphs 4 and 5 of this Agreement, the Note, and those agreements now or hereafter in effect between the Parties and continuing after the Effective Date (the "Continuing Agreements"), Cisco shall be deemed to have released and forever discharged ICG from any and all claims (including any other claim for payment in connection with the Licenses, and any other claim for payment in connection with prepetition obligations), damages, demands, debts, attorneys' fees, loss of services, costs, expenses, compensation, rights of action and causes of action, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, and suits of any kind or nature, whether in tort, contract or equity, and any and all other claims, counterclaims, defenses, rights of set-off, demands and obligations of whatsoever kind, nature, or description, known or unknown which Cisco may have as of the Effective Date against ICG (or any of its related entities) arising out of or relating to the Equipment, Lease Agreements, Licenses, software, or business relationship (collectively, "Cisco Released Claims"). Cisco represents that it has not assigned or transferred any Cisco Released Claims.

         (b) On the Effective Date, except as provided in para graphs 4 and 5 of this Agreement, the Note, and the Continuing Agreements, ICG shall be deemed to have released and forever discharged Cisco from any and all claims (including any claim for payment in connection with prepetition obligations), damages, demands, debts, attorneys' fees, loss of services, costs, expenses, compensation, rights of action and causes of action, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, and suits of any kind or nature, whether in tort, contract or equity, and any and all other claims, counterclaims, defenses, rights of set-off, demands and obligations of whatsoever kind, nature, or description, known or unknown which ICG may have as of the Effective Date against Cisco Systems, Inc. or Cisco Systems Capital Corporation arising out of or relating to the Equipment, Lease Agreements, Licenses, software, or business relationship (collectively, "ICG Released Claims"). ICG represents that it has not assigned or transferred any ICG Released Claims.

         (c) ICG and Cisco hereby acknowledge that it is their intention that, upon execution by all parties, this Agreement shall be effective as a full and final accord and satisfaction and settlement of, and as a barrier to each and every Cisco Released Claim and ICG Released Claim, respectively, heretofore referred to and released, which ICG and Cisco respectively have or have had against ICG or Cisco or their releasees, respectively. In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they or their attorneys may hereafter discover facts different from the facts which they know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention hereby to fully, finally, absolutely, and forever settle any and all claims, disputes and differences which do now exist, may exist, or heretofore have existed between them (except as set forth in paragraph 7(d)), and that in the furtherance of such intention the general releases herein given by the Parties shall be and shall remain in effect as a full and complete general release notwithstanding the discovery of any such different or additional facts. Therefore, the parties acknowledge that they each have been informed by their attorneys and advisors of (and that they are familiar with) Section 1542 of the Civil Code of the State of California, or other law of similar import in other jurisdictions, to the full extent that they may lawfully waive all rights and benefits pertaining to the subject matters of this Agreement.

         (d) Subparagraphs 7(a), (b) and (c) do not apply to: (i) any claims or rights for enforcement of the terms of this Agreement, the Note, the Continuing Agreements or (ii) the Parties' obligations pursuant to the terms of this Agreement, the Note or the Continuing Agreements.

         8. On, or as soon as practicable after the Effective Date, Cisco shall withdraw and/or release all UCC financing statements it filed in connection with the Lease Agreements and/or Licenses.

         9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, employees, heirs, successors, assigns, administrators, insurers, reinsurers, trustees, executors, receivers and legal representatives, whether a signatory hereto or not.

         10. Waiver, Modification and Amendment. No provision hereof may be waived unless in writing and signed by the Party whose rights are thereby waived. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided. This Agreement may not be amended except for an instrument in writing signed on behalf of the Parties hereto.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and rules applicable in the Bankruptcy Court for the District of Delaware. Where substantive law other than the Bankruptcy Code controls, this Agreement shall be governed by the laws of the State of California, other than its conflict of law rules.

         12. Severability. In the event that any term or provision of this Agreement contradicts any term or provision of any other document, instrument or agreement between the Parties, the terms of this Agreement shall control. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

         13. Cisco hereby covenants that it shall support the Plan so long as it embodies this Settlement Agreement. The Parties shall, to the greatest extent practicable, pursue approval of the terms of this Agreement through the Plan.

         14. Conditions to Effectiveness. This Agreement shall become binding on the Effective Date.

         15. Entire Agreement. It is expressly understood and agreed that this Agreement constitutes the entire understanding and agreement between the Parties hereto, and supersedes and replaces all prior negotiations, agreements or understandings between the Parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified by the Parties except in writing signed by both Parties. Each of the Parties acknowledges and represents that no other Party or agent or attorney of any other Party has made a promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter of this Agreement. Each Party acknowledges and represents that it has not executed this Agreement in reliance upon any promise, representation or warranty whatsoever not expressly set forth in this Agreement.

         16. Representations of Authority. Subject to the effectiveness of the Plan with respect to ICG, the persons signing below each represent and warrant that they have the authority to enter into this Agreement on behalf of the Party on whose behalf they so sign.

         17. Rights and Remedies Cumulative. The rights and remedies provided for in this Agreement or by law shall, to the extent permitted by law, be cumulative.

         18. Counterparts. This Agreement may be signed in multiple counterpart copies, each of which shall constitute an original, with the same force and effect as if each of the Parties hereto has signed a single instrument.

         19. Retention of Jurisdiction. The Bankruptcy Court retains jurisdiction to enforce, implement and interpret the terms and provisions of this Agreement, and the parties consent to such jurisdiction. The Parties agree that an action relating to such enforcement, implementation or interpretation of this Agreement constitutes a core proceeding pursuant to 28 U.S.C. ss. 1334 and waive any right to a jury trial thereon.

         IN WITNESS THEREOF, the undersigned Parties have executed this Agreement effective as of the date first set forth above.

                                            Cisco Systems, Inc.


                                            By:_________________________
                                                  David A. Holland
                                                  Vice-President, Treasurer


                                            Cisco Systems Capital Corporation


                                            By:__________________________
                                                  David A.Rogan
                                                  President


                                            ICG Communications, Inc., by and on
                                            behalf of the ICG Entities


                                            By:_________________________
                                                   Name
                                                     Title










                                                             SCHEDULE 7.1



                         NON-EXCLUSIVE SCHEDULE OF
                          CONTRACTS TO BE ASSUMED


ICG Communications, Inc.
Listing of Executory Contracts and Unexpired Leases
To be Assumed
-----------------------------------------------------------------------------------------------------------------------------------
                    Non-Debtor Party to Lease/Contract
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Address
-----------------------------------------------------------------------------------------------------------------------------------
Name                                                                            Street
-----------------------------------------------------------------------------------------------------------------------------------

10 Parkway Plaza Associates                                                     Two First Union Centre
                                                                                301 South Tryon ST: STE 1910
1000 Atlantic Avenue/Aegis Corporate Services                                   101 Linden Street
1001 Euclid Associates Company, Ltd                                             1015 Euclid Ave, 6th Floor
1001 Euclid Associates Company, Ltd                                             1015 Euclid Ave, 6th Floor
1052 West Peachtree, LLC                                                        3101 Towercreek Parkway, Suite 700
111 Dayton Association LTD                                                      111 West First Street
11601 Wilshire Associates                                                       11601 Wilshire
1200 Wilshire Building, Ltd                                                     1200 Wilshire Blvd.
12039 W. Alameda Parkway                                                        AmCap/Denver Limited Partnership c/o AmCap
                                                                                  Properties, Inc
                                                                                201 Steele Street, Suite 201
129 W. Trade Street, L.L.C.                                                     129 W. Trade St., Suite 1510
130 West Second Ltd.                                                            130 West Second Street, Suite 628
1331 17th Inc                                                                   865 South Dixie Dr.
1331 17th Street, Inc.                                                          1331 17th Street, Ste 511
1340 Old Bayshore Associates                                                    1338 Bayshore Highway
13857 Hawthorne Blvd. Land Trust                                                13857 Hawthorne Boulevard
161 Inverness Drive West
1655 Walnut Street, LLC                                                         c/o Gibbons-White, Inc. 2305 Canyon Blvd, Suite 200
1700 I Street Associates                                                        660 Commerce Dr., Suite A
17Th Street Plaza Realty Holding                                                Seventeenth Street Plaza P.O. Box 99713
1800 NE Loop                                                                    1800 NE Loop, Suite 410
1903 S. Broadway Company                                                        c/o Hamilton Real Estate, Inc
                                                                                400 South Broadway, Suite 100
1940 Blake St, Ste 301
200 North Third Ave                                                             P.O. Box 1394
2060 Broadway                                                                   Suite 250
2100 West Loop South                                                            Suite 1200
2221 Bijou Limited Liability Company c/o Fieldhill Properties                   P.O. Box 158
2450 South Trust Tower
280 Associates, L.L.C.                                                          Common Use Agreement
30 P-Park, LLC                                                                  P.O. Box 720593
300 Market Street Partnership                                                   300 Market Street
3000 Pearl Street Boulder                                                       3000 Pearl Street
3222 Winona Bldg., LLP                                                          1072 Town and Country Rd.
3310 West End, LLC                                                              P.O. Box 640754
3411 Investments                                                                3411 Office Park Drive
3825 Newport Street                                                             2500 Cessna Drive
3875 Wilshire Company                                                           3875 Wilshire Blvd
3rd St. LTD                                                                     5777 Central
410 Seventeenth Street Corp                                                     410 17th Street, Suite 580
519 Carolina                                                                    519 Carolina
55 Almaden Bouelvard Partners                                                   c/o Wolf Sesnon Buttery, Acct# 100036
                                                                                11828 La Grange Ave., Ste 200
5901A Peachtree-Dunwoody Road C/O Palisades One                                 5901-B Peachtree Dunwoody Road Suite 555
5th Avenue Professional Center                                                  c/o Quatro Property Management 1770 4th Street
6060 Partnership                                                                4875 Pearl East Cr., #300
6310 Fairview Road                                                              6310 Fairview Road
6401 Morrison Boulevard                                                         6401 Morrison Boulevard
641 Mission Street Partners                                                     116 Mission Street
65 Public Square Associates                                                     One South Main Street
700 Prospect Corporation                                                        700 Prospect Ave
707 L.L.C. or 2850 L.L.C.                                                       Bigger Rd. & I-675 North (Carriage Trace Condos)
717 S Wells, LLC                                                                111 East Wacker Drive, Suite 1220
75 Broad LLC                                                                    P.O. Box 828613
770 L Street Investment Group, Inc.                                             c/o Jones Lang LaSalle Americas, Inc.
                                                                                770 L Street, #1040
8670 Property Partners LTD                                                      8670 Wilshire Blvd.
888 Craycroft Properties                                                        7070 N. Oracle Rd., Suite 208
910 Associates, Inc.                                                            The University Building 910 16th Street, Suite 500
9100 San Pedro Avenue                                                           9100 San Pedro Avenue
9174 S. Jamaica                                                                 Vyvx, Inc. 111 East 1st Street
96 Inverness LP                                                                 96 Inverness Drive East Business Park
9620 Chesapeake Building                                                        225 Stevens Ave., Ste 201
                                                                                c/o Ashcraft Investment Co
Academy Travel Network
Accelerated Bureau of Collections Inc                                           5295 DTC Parkway
Access Developer                                                                6150 Lusk Blvd
Access Developer                                                                6150 Lusk Blvd
Access Transmission Services                                                    2270 LAKESIDE BOULEVARD 41103/882
ACF Plaza                                                                       3325 Wilshire Blvd., Suite 1305
ACF Properties                                                                  1675 Larimer, #440
ACI                                                                             P.O. Box 6269
Action Instruments                                                              8601 Aero Drive
Action Investments                                                              8601 Aero Drive
Actors Theatre of Louisville, Inc.                                              316 West Main Street
Actors Theatre of Louisville, Inc.                                              316 West Main Street
Adaptec                                                                         1951 South Fordham Street
ADC SAVILLE
Adkisson Vibeke                                                                 2095 W Hampden Ave
Adler Office Associates, Ltd.                                                   7925 N.W. 12th Street, Suite 118
ADS Switch Partners, LLC                                                        c/o Colliers International
                                                                                1610 Arden Way, Suite 242
ADT Security Systems, Inc.                                                      14201 East Public Market Drive
Advanced Property Management & Leasing                                          1021 West Bastanchury Road, Suite 171
Adventure Unlimited                                                             5201 South Quebec Street
AEP COMMUNICATIONS LLC                                                          ONE RIVERSIDE PLAZA
AEP Communications, LLC                                                         One Riverside Plaza
Aero Industrial                                                                 P.O. Box 12010 Ref Code #010AI-D117
Aero Park Associates                                                            c/o Foster Management Company 8401 Aero Drive #2
Aetna  Life Insurance Co.                                                       Reliance Development Grp. 1670 Broadway, #3325
Aetna Life Insurance                                                            1670 Broadway, Suite 2560 Unit Ref# 1670-ICG-CU
Aetna Life Insurance Co.                                                        6101 Carnegie Blvd.
Affiliated Medical Practices                                                    777 N. High Street
Affordable Travel                                                               5407-B Clay Avenue
Aggreko, Inc.                                                                   4820 Forest St., Unit B
AGT International Inc.  BDSI Inc D/B/A Beechwood                                700 Ackerman Rd.
AIG Life Insurance Co                                                           1225 17th Street, Ste 1690
Alameda Credit Union                                                            2413 Webb Avenue
Alameda Real Estate Investments                                                 1150 Marina Village Pkwy., # 100
Alamo Management                                                                3201 Cherry Ridge, #210
Alexander Street Investors, LLC                                                 c/o Tuscan Development II, LLC P.O. Box 9477
All Crane Erection & Rental Inc                                                 16891 Brookpark Rd
All State Management Co                                                         4911 Caroline Drive
ALTA Broadcasting                                                               190 Park Center Plaza, #200
AmCap/Denver Limited Partnership                                                1281 E. Main Street
American Baptist Churches of the Pacific Southwest                              970 South Village Oak c/o Mark Anderson & Associates
American Electric Power                                                         215 N. Front Street
American Housekeeping                                                           625 Yuma Ct
American Humane Association                                                     63 Inverness Drive East
AMERICAN RECOVERY SERVICE, INC                                                  P.O. Box 261172
AMERICAN TELECONFERENCING SERVICES, INC.                                        2221 EAST BIJOU, SUITE 100
America's First Federal Credit Union                                            1200 4th Avenue N
Ameritech / Prism
Ameritech Information Industry Srvs                                             The Ohio Bell Telephone Company
                                                                                c/o Bankruptcy Collection
                                                                                722 N Broadway, 11th Floor
Amerivoice Corporation                                                          572 West Marke Street, Suite 6
AmSher Collection                                                               1816 3rd Ave
Amstar Denver Ltd.,                                                             1050 Seventeenth Street, Ste 1610
Anderson Family Trust                                                           19047 San Jose Ave
Andrew Earl Karsh                                                               1931 Vereda Ct
Andrews-Bloom Investments LP                                                    c/o Liberty Bank P.O. Box 431
Anemone Properties Associates, L.P.                                             6300 South Syracuse Way, Suite 110
ANS Communications, Inc.                                                        100 MANHATTANVILLE ROAD
Anthony J. Kutschera                                                            c/o Feinstein/Kutschera P.O. Box 1867
Apollo-Pacifica, LLC                                                            4556 Industrial Pkwy.
ARAG Group                                                                      400 LOCUST ST, SUITE 480
Aragon, Debra                                                                   161 INVERNESS DR. WEST
Arapahoe & Revere Business Center LLC                                           1512 Larimer Street
Arapahoe & Revere Business Center LLC                                           1512 Larimer Street
Arden Landmark, L.L.C.                                                          P.O. Box 2303 Department 161
Arden Realty Limited Partnership                                                P.O. Box 7636
Arden Realty, Inc.                                                              555 North Lane, Ste 6138
Arena Group 2000, LLC                                                           3500 Sports Arena Blvd.
Argora Properties, LP                                                           c/o Preidio Commercial Services, L.P.
                                                                                534 Kansas Avenue, Suite 1105
Art Letich Realtors                                                             4535 30th Street
Artesia Data Systems, Inc.                                                      4429 Hamann Pkwy.
Arthur Bros Investment Co                                                       P. O. Box  98
Arts Center Foundation                                                          126 North Main Street
Arts Center Foundation                                                          126 North Main Street
Arunee & John Pattaphongse                                                      111 East 10th Street
Asean Telecom                                                                   17955 SUNRISE DRIVE
Ashford Loop Associates, L.P.                                                   P.O. Box 23229
Ashisk Vibhakar                                                                 C/O Ketan Parekh, 23639 Hawthorne Blvd., Suite 300
Ashley Weyland                                                                  601 E. Hampden, Suite 590
Aspen Properties LP                                                             2951 E La Palma Ave
Assistance League of Huntington Beach                                           8071 Slater Ave
AT&T                                                                            32 AVENUE OF THE AMERICAS
AT&T COMMUNICATIONS, INC                                                        32 AVENUE OF THE AMERICAS
Atomic Investments, Inc.                                                        3200 B4-2 Highland Avenue
Atrium Properties, LLC                                                          12062 Valley View, Suite 125
Augustus Properties                                                             215 W. Alameda Avenue
Auraria Foundation                                                              Campus Box 00A, P.O. Box 173361
Auraria Higher Education Center                                                 Campus Box 00A, P.O. Box 173361
AVCO Center Corporation                                                         10850 Wilshire Blvd
Aweida Investment                                                               1644 Conestage St, Ste 7
B. Donald Grant                                                                 10573 W. Pico Boulevard, Suite 858
Balco Properties                                                                925 Ygnacio Valley Road
Bank Building Limited Partnership, NW                                           55 Marietta Street, NW Suite 1555
Barber Dairies, Inc.                                                            36 Barber Court
Barber Dairies, Inc.                                                            36 Barber Court
Barber Dairies, Inc.                                                            36 Barber Court
Barber Dairies, Inc.                                                            36 Barber Court
Barber Dairies, Inc.                                                            36 Barber Court
Barber Dairies, Inc.                                                            36 Barber Court
Barclays American Corporation                                                   201 South Tryon Street
Barry Avenue Plating Co., Inc.                                                  2210 Barry Avenue
Batavia Investors LLC                                                           26515 Dapple Grey Drive
Bath Technology Associates                                                      P.O. Box 3515
Bath Technology Associates                                                      P.O. Box 3515
Bay 511 Corp                                                                    560 Davis Street
Bay 511 Corp                                                                    560 Davis Street
Bay 55 Corporation
Bay Area Professional                                                           7101 S. Padre Island Drive
BayView Center                                                                  1475 6th Avenue
BCI Properties Company # 44                                                     4101 Stuart Andrews Boulevard
BCI Properties Company # 44                                                     4105 Stuart Andrews Boulevard
BCI Properties Company # 44                                                     4109 Stuart Andrews Boulevard
BCI Properties Company # 44                                                     4201 Stuart Andrews Boulevard
BCI Properties Company # 44                                                     4205 Stuart Andrews Boulevard
BCI Properties Company # 44                                                     4209 Stuart Andrews Boulevard
BCI Properties Company # 44                                                     4215 Stuart Andrews Boulevard
BCI Properties Company # 44                                                     4301 Stuart Andrews Blvd
BCI Properties Company #44                                                      4321 Stuart Andrews Blvd
BCI Property Co. No. 10                                                         1901 Roxborough Road
BCI Property Company # 10                                                       6525 Rexford Road
BCI Property Company # 11                                                       2001 Rexford Road
BCI Property Company # 111                                                      4201 Congress Street
BCI Property Company # 21                                                       2115 Rexford Road
BCI Property Company # 43                                                       2101 Rexford Road
BDSI d/b/a Beechwood Intercom                                                   100 Walnut Avenue
Beechcroft Building Partnership                                                 5795 Beechcroft Road
Beerman Realty Company                                                          11 West Monument Building
Belk Brothers Properties Inc.,                                                  2801 West Tyvola Road
Bell Atlantic-Virginia Inc.                                                     c/o Bell Atlantic Corporation
                                                                                1095 Avenue of the Americas, 40th Floor
Bell South Interconnection Services                                             600 North 19th Street, 9th Floor
BellSouth Telecommunications Inc.                                               600 North 19th Street, 9th Floor
BellSouth Telecommunications Inc.                                               3535 Colonnade Parkway, Room E4E1
Benjamin Ford                                                                   5010 Market Street
Benjamin Ford                                                                   5010 Market Street
Bernstein Investments
BetaWest-Scanticon Joint Venture                                                c/o BetaWest Properties, Inc.
                                                                                1999 Broadway, Ste 2000
Beutler Heating and Air, Inc.                                                   9605 Oates Dr
Beverly Hills Center, LLC                                                       c/o Univision Center 2323 Bryan St, #2020
Bijou LTD Liability Co.                                                         P.O. Box 158
Birmingham Realty Company                                                       Attn: Accounting Dept. 27 Inverness Center Parkway
Bitro Telecom                                                                   600 WILSHIRE BLVD, SUITE 1530
Bixby Ranch Company                                                             3020 Old Ranch Parkway
BJCC Authority                                                                  950 22nd Ave North, Ste 200
Blue Cross Blue Shield                                                          2060 East 9th Street
Blue Cross of California                                                        21555 Oxnard Street
Bluegrass Office Building                                                       2108 Plantside Drive
BMC Properties, LLC                                                             3434 47th Street, Suite 220
Bo Gustafson                                                                    2124 El Camino Real, Suite 202
Bob Dean/Beliste Building                                                       350 3rd Street, Suite 215
Boettcher Bldg LP                                                               c/o O'Connell Management Co Inc 500 Victory Rd
Bolsa Business Park Management                                                  5151 Oceanus Dr
BOMCM/Village Hillcrest, LP                                                     P.O. Box 51378
BOS Properties                                                                  2655 Camino  Del Rio North, Suite 100
Boulder and Left Hand Irr Co, The
BOULEVARD MEDIA, INC.                                                           1905 SHERMAN STREET
Boulos Property Management                                                      October Corporation One Canal Plaza, 5th Floor
Boyd Enterprises Utah, L.L.C.                                                   1946 E Edinger
Bradbury Family Partnership                                                     P.O. Box 256
Brandywine Operating Partnership, LP                                            P.O. Box 828104
Brannan Partners LP                                                             274 Brannan Street, Suite 603
BRE/MAXUS LLC                                                                   717 North Harwood Street, Suite 2780
Brent Bolken                                                                    c/o Spectrum Property Management
                                                                                4275 Executive Square, Suite 100
Brewer-Garret Company                                                           6800 Eastlan Road
Brewer-Garret Company                                                           6800 Eastlan Road
Bridgewater Place LLC                                                           c/o Old Kent Bank P.O. Box 2361
Bright Properties West                                                          600 W. Broadway, Suite 1540
Britannia Hacienda I L.P.                                                       c/o Britannia Management Services Inc.
                                                                                1939 Harrison Street, Suite 715
Brommel Properties c/o Ameriland Realty                                         1038 N Tustin, #600
Brontel-Bearing Bronze Co.,                                                     9314 Elizabeth Avenue
Brookwood L.L.C.                                                                2450 South Trust Tower
Broomfield Tech Center Corporation
Bryan Reed Company                                                              209 South 19th Street
BRYON SELL, KRISTINE SELL, TYRON SELL & MISTY SELL                              P.O. BOX 2872
Buell W. Stone                                                                  810 Jamacha Road
Burlington Northern                                                             Santa Fe Railway Co. P.O. Box 1738
Burns Enterprises, Inc.                                                         100 Inverness Terrace East
Busch Properties                                                                1105 Schrock Road
Bushnell Investments, Inc.                                                      1 S. Limestone St., Suite 1000
Butler-Johnson Corporation                                                      1480 Nicora Avenue
Byron Sell, Kristine Sell, Tyron Sell & Misty Sell                              P.O. Box 2872
Byron, Kristine, Tyron & Misty Sell                                             P.O. Box 2872
C. K. Southern Associates                                                       301 South College Street
C.B. Investments                                                                3601 Treadwell Drive
C.S. Municipal Airport                                                          7770 Drennan Road
c/o Anastasi Realtors                                                           1312 Aviation Blvd.,
c/o Brookwood Management Company, Inc.                                          1201 South Main Street, Ste 220
c/o John Stewart & Company                                                      2310 Mason Street
C3 Comm/Fortuna                                                                 2600 Via Fortuna
C3 Comm/Fortuna                                                                 2600 Via Fortuna
C3 COMMUNICATIONS                                                               2600 VIA FORTUNA, SUITE 500
C3 COMMUNICATIONS                                                               2600 VIA FORTUNA, SUITE 500
C3 COMMUNICATIONS                                                               2600 VIA FORTUNA, SUITE 500
C3 COMMUNICATIONS                                                               2700 VIA FORTUNA
CAC Real Estate                                                                 330 Townsend St
Cahners Publishing                                                              8878 Barrons Boulevard
California Institute of Technology                                              1200 East California Blvd Booth 105
California Pharmacists Inc                                                      1112 I St
California Workspace                                                            3050 Fite Cir #101
Callidus Software Inc.                                                          160 W Santa Clara St., Suite 1400
Cambridge Realty Group, Inc.                                                    314 E. Commerce St.
Camelot Real Estate                                                             1192 35th Ave.
Cameron Harris                                                                  6400 Fairview Road
Cameron M. Harris                                                               6324 Fairview Road
Canal Place Ltd.                                                                520 South Main Street, Suite 2511
Canal Place Ltd.                                                                520 South Main Street, Suite 2511
Canal Place Ltd.                                                                520 South Main Street, Suite 2511
Canyon Investments                                                              2500 Marconi Avenue
Capital & Counties c/o Charles Dunn RE Services                                 800 W. Sixth Street, Ste 600 Lease# t0005569
Capital Foresight                                                               820 Sixteenth Street, Suite 400
Capital View Center Condominium Association                                     1301 South Capital of Texas Hwy
CARDINAL MANAGEMENT CORPORATION                                                 6231 LEESBURG PIKE
Carlsbad Commerce Center                                                        c/o SZ Real Estate Management Services
                                                                                2185 Faraday Avenue
Carmel Country Plaza, LP c/o American Assets Inc                                11455 El Camino Real Ste 200
Carriage Services Corporation                                                   500 S.W. 100 th Street
Carriage Trace, Inc.                                                            6089 Singletree LN
Carson Industrial Park Associates                                               515 S Flower St
Cascade Plaza Associates, LLC                                                   Cascade Plaza Associates, L.L.C
                                                                                Attn: Patty Moutes One Cascade Plaza, 1st Floor
Cascades Denver Corporation                                                     6300 South Syracuse
Castle Hills Church Northwest                                                   9750 Huebner Road
Catellus Corporation                                                            555 Capitol Mall, Suite 215
Catellus Development Corporation                                                304 S Broadway, 4th Floor
Catlin Properties, Owner Agent                                                  707 17th St Ste 3120
CB Richard Ellis, Inc                                                           Management Office 600 W. Seventh Street
CBIF VI, No. 1 Co.                                                              c/o CB Commercial Realty Advisors
                                                                                535 South Fremont Avenue
CBIZ PROPERTY TAX SOLUTIONS, INC.                                               P.O. Box 2798
CC Drs Medical Bldg. Condo Assoc. Inc                                           3301 S. Alameda
CCMI                                                                            PO BOX 98067
CCS Assets Investments (Jendy and Sprague)                                      645 Lockhill-Selma
Center Denver Industrial Associates                                             789 Sherman, Denver, CO
Center for Communications Management Information                                11300 Rockville Pike
Centoff Realty Company, Inc.                                                    c/o Koger Real Estate Services, Inc.
                                                                                278 Franklin Rd, Suite 100
Centoff Realty Company, Inc.                                                    c/o Koger Real Estate Services, Inc.
                                                                                278 Franklin Rd, Suite 100
Central Bank National Association                                               1515 Arapahoe Street
Central Building Associates, LLC                                                c/o Tiarna Real Estate Services, Inc.
                                                                                436 14th Street, Suite 130
Central Colorado Mgmt Owner Representatives                                     617 N 17th St Ste 201
Central Power & Light Company                                                   P.O. Box 24404 Att. Remittance Processing
                                                                                  Customer #10002921
Central Power & Light/ CSWS                                                     212 E 6th Street
Central Power and Light Company                                                 539 N. Carancahua Street
Century Plaza Company                                                           36 Barber Court
Champions LLC                                                                   c/o Graham & Co. 2200 Woodcrest Place, Suite 210
Charles & Sandra Metzger                                                        P. O. Box 19417
Charles Coben                                                                   8615 Marbach
Charles Coben                                                                   8111 Meadow Leaf
Charles Coben                                                                   8615 Marbach
CHARLES J LOMBARDO                                                              5615 CLOVERLEAF PKWY
Charles J. Lombardo                                                             5615 Cloverleaf Parkway
Charles Schwab & Company                                                        120 Kearney Street, #18-147
Charles Schwab Trust Company                                                    425 Market Street 77th Floor
Charter Communications                                                          199 S. Los Robles Avenue
Chartwell Limited Partnership II                                                3735-B Beam Road
Chattanooga Bank Associates                                                     Attn : Marsi McLaughlin
                                                                                737 Market Street, Suite 400
Chen International Publications USA, Inc.                                       870 Monterey Pass Road
Cherry Creek Mortgage (David Kofoed)                                            18516 Beach Blvd., Huntington Beach, CA
Cherry Tree, LLC                                                                Acct# CHERRY-0020-CH0020
                                                                                c/o Hogy Real Estate, LLC, Dept 515
China Basin Landing, Ltd.                                                       185 Berry Street, Suite 140
Chippendale Office Park                                                         4811 Chippendale Drive
Chrisman Construction
CIGNA                                                                           3900 E. MEXICO AVENUE, RTNG 391
Cincinnati Bell Long Distance                                                   201 E 4th St
Cincinnati Bell Telephone Co                                                    201 EAST FOURTH STREET
Cincinnati Bell Telephone Company                                               P.O. Box 2301
CITY & COUNTY OF DENVER                                                         144 W. COLFAX AVE., PO BOX 17440
CITY & COUNTY OF DENVER                                                         Attn: City Attorney's Office.,
                                                                                1437 Bannock, Rm 353
City & County of San Francisco
City & County of San Francisco                                                  875 Stevenson St, Ste 460
CITY AND COUNTY OF DENVER                                                       333 WEST COLFAX., SUITE 450
City Centre Partners                                                            c/o Heitman Properties LTD
                                                                                  as Managing Agent 770 L Street
City Mall                                                                       948 11th Street, Suite 11
City of Akron                                                                   146 South High Street, Suite 900
City of Akron                                                                   146 South Street, Suite 900
CITY OF ALAMEDA                                                                 BUREAU OF ELECTRICITY PO BOX H, 2000 GRAND ST
City of Alameda                                                                 Bureau of Electricity P.O. Box  H, 2000 Grand St.
City of Anaheim                                                                 Public Utilities Dept
                                                                                201 S Anahheim Blvd, Suite 1100
City of Anaheim, City Clerk                                                     200 S Anaheim Blvd
City of Atlanta                                                                 DEPT OF LAW 680 Mitchell Street, Suite 1400
City of Atlanta Comm of Public Works                                            55 Trinity Avenue SW
City of Aurora                                                                  1470 South Havana Street, #212
CITY OF AUSTIN                                                                  C/O ELECTRIC UTILITY DEPT., 721 BARTON SPRINGS ROAD
City of Austin C/O Electric Utility Dept                                        721 Barton Springs RD
City of Beachwood                                                               2700 Richmond Rd
City of Birmingham                                                              Department of Law 710 North
                                                                                  20th St City Hall, 6th Floor
City of Broadview Heights                                                       8938 Broadview Road
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City Of Charlotte                                                               600 East Fourth Street
City of Cincinnati                                                              801 Plum Street - Room 214
CITY OF COLORADO SPRINGS                                                        P.O. Box  1575
City of Colorado Springs                                                        Office of the City Attorney
City of Colorado Springs                                                        224 E Kiowa St
City of Colorado Springs                                                        224 E Kiowa St
City of Colorado Springs                                                        224 E Kiowa St
City of Columbia                                                                1737 Main Street, P.O. Box  667
City of Corpus Christi                                                          1201 Leopard Street Post Office Box 9277
City of Dallas                                                                  City Hall
City of Dublin                                                                  c/o Baker & Hostetler, LLP
                                                                                65 East State Street Capitol Square,
                                                                                Suite 2100
City of Fairlawn                                                                DEPARTMENT OF FINANCE 3487 S SMITH RD
CITY OF GARFIELD HEIGHTS                                                        5407 TURNEY ROAD
CITY OF GLENDALE                                                                950 S BIRCH
CITY OF GREELY                                                                  1000-10TH STREET
CITY OF GREELY                                                                  1000-10TH STREET
CITY OF GREENWOOD VILLAGE                                                       BARBARA SMITH, CITY CLERK 6060 SOUTH QUEBEC STREET
City of Greenwood Village                                                       6399 S Fiddlers Green Cir
CITY OF HOMEWOOD                                                                P.O. Box 59666
CITY OF HOMEWOOD                                                                P.O. Box  59666
CITY OF HOUSTON                                                                 CITY HALL ANNEX 900 BAGBY ST, 4TH FL
CITY OF INDEPENDENCE                                                            6800 BRECKSVILLE ROAD
CITY OF IRWINDALE                                                               5050 NORTH IRWINDALE AVE
CITY OF IRWINDALE                                                               5050 NORTH IRWINDALE AVENUE
CITY OF LAFAYETTE                                                               1290 SOUTH PUBLIC ROAD
CITY OF LAFAYETTE                                                               City Administrator, City of Lafayette,
                                                                                1290 South Public Rd
CITY OF LAKEWOOD                                                                445 SOUTH ALLISON PARKWAY
CITY OF LAKEWOOD                                                                445 SOUTH ALLISON PARKWAY
CITY OF LITTLETON                                                               2255 WEST BERRY AVE
CITY OF LITTLETON                                                               2255 WEST BERRY AVE
CITY OF LONGMONT                                                                ATTN: TELECOMMUNICATIONS MGR
                                                                                1100 SOUTH SHERMAN STREET
CITY OF LONGMONT                                                                POWER & COMMUNICATIONS DEPT
                                                                                1100 SOUTH SHERMAN STREET
CITY OF LOS ANGELES                                                             DEPT OF WATER & POWER
                                                                                111 N HOPE STREET ROOM 221 P.O. BOX 111
CITY OF LOS ANGELES WATER & POWER DEPT                                          P. O. Box  51212
CITY OF MAYFIELD HEIGHTS                                                        6154 MAYFIELD ROAD
CITY OF OAKLAND                                                                 505 14TH STREET STE 609
CITY OF PALO ALTO                                                               250 HAMILTON AVENUE
CITY OF PALO ALTO DEPT OF PUBLIC WORKS                                          SENIOR ASSISTANT CITY ATTORNEY P. O. Box  10250
CITY OF PARKER                                                                  20120 E MAIN ST
CITY OF PARMA                                                                   6611 RIDGE ROAD
CITY OF SAN ANTONIO                                                             P. O. Box  839966
City Of Santa Monica                                                            2525 Michigan Avenue, Suite B1
CITY OF SEVEN HILLS                                                             7325 SUMMITVIEW DRIVE
CITY OF SEVEN HILLS                                                             7325 SUMMITVIEW DRIVE
CITY OF TERRELL HILLS                                                           5100 NORTH NEW BRAUNFELS ROAD
CITY OF TORRANCE                                                                3031 TORRANCE BOULEVARD
CITY OF TORRANCE                                                                3031 TORRANCE BLVD
CITY OF VESTAVIA HILLS                                                          513 MONTGOMERY HWY
CITY OF WESTMINSTER                                                             4800 WEST 92ND AVENUE
City Treasury Supervisor                                                        City Hall Annex, 506 Dolorosa
Civic Center Office Investors, LLc                                              c/o Matteson Realty Services 675 N. 1st , Suite 725
CJ Figone                                                                       420 17th Street
CKZ Limited Liability Company                                                   3101 Iris Avenue, Suite 220
Cleveland Center Investors I, LLC                                               c/o Kennedy-Wilson Ohio Management Inc.
                                                                                1375 E 9th St Ste 2250
Clocktower Properties, LLC                                                      c/o Trammell Crow; Unit Ref#559999RCU
                                                                                14231 East 4th Ave. #300
Clocktower Properties, LLC                                                      c/o Trammell Crow; Unit Ref#559999RCU
                                                                                14231 East 4th Ave. #300
Clocktower Properties, LLC                                                      c/o Trammell Crow; Unit Ref#559999RCU
                                                                                14231 East 4th Ave. #300
Clocktower Properties, LLC                                                      c/o Trammell Crow; Unit Ref#559999RCU
                                                                                14231 East 4th Ave. #300
Clocktower Properties, LLC                                                      c/o Trammell Crow; Unit Ref#559999RCU
                                                                                14231 East 4th Ave. #300
Clocktower Properties, LLC                                                      c/o Trammell Crow; Unit Ref#559999RCU
                                                                                14231 East 4th Ave. #300
Clocktower Properties, LLC                                                      c/o Trammell Crow; Unit Ref#559999RCU
                                                                                14231 East 4th Ave. #300
Cloughton Investments                                                           2850 Serendipity Circle West, Suite 100
CM Federal, LP                                                                  c/o AIRE Financial Corporation
                                                                                60 Federal Street # 308
CMD Realty Investment Fund LP                                                   9785 Maroon Circle, Suite 350
CoBank                                                                          1965 E. 6th St., Cleveland, OH
COBRAHELP                                                                       1620 HIGH STREET
Coleman Center Investors LLC c/o  CBA Property Management, Inc.                 11050 Santa Monica Blvd, Suite 150
Colleen Kroha                                                                   1000 Paloma Dr
Colliers International                                                          P.O. Box 5878
Colliers International                                                          1100 Superior Avenue
Colliers International                                                          Attn Property Management Department
                                                                                The Diamond Building, 1100 Superior Avenue
Colorado Community First National Bank                                          890 West Cherry Street
Colorado Department of Transportation                                           4201 E Arkansas
Colorado National Bank                                                          950 17th Street, Suite 1250
Colorado Springs Utilities                                                      215 Nichols Blvd
Colorado Springs Utilities                                                      215 Nichols Blvd
COLORADO STATE UNIVERSITY                                                       E-103 GLOVER BUILDING
COLORADO STATE UNIVERSITY                                                       E-103 GLOVER BUILDING
Columbia / Columbine Psychiatric Center                                         8565 S Poplar Way
Columbia / North Suburban Medical Center                                        9191 Grant
Columbia / Swedish Medical Center                                               501 East Hampden Ave
Columbia Medical Building, A Bancap Property                                    2840 Long Beach Blvd.,
Columbia/Aurora Presbyterian Hospital                                           700 S. Potomac
Columbia/Aurora Regional Medical Center                                         1501 S. Potomac
Columbia/Bethesda Campus                                                        4400 E. Iliff
Columbia/Centennial Healthcare Plaza                                            14100 E. Arapahoe
Columbia/Rose Medical Center                                                    4567 East 9th Avenue
Columbus Central Properties                                                     c/o CB Richard Ellis Dept L, Lock Box 2218
COLUMBUS SOUTHERN POWER CO                                                      AMERICAN ELECTRIC POWER SRVC CORP 1 RIVERSIDE PLAZA
COMMUNICATION SYSTEMS DEVELOPMENT, INC                                          450 PRYOR BOULEVARD PO BOX 10
COMPUTER BASICS, INC.                                                           1121 OLD CONCORD ROAD
COMPUWEB, INC.                                                                  1160 SUNNY SIDE ST, STE 5
Concordic LTD.                                                                  655 Richland Hills
CONNECT COMMUNICATIONS INC                                                      3464 FUCHSIA ST
CONNECT COMMUNICATIONS INC                                                      3464 FUCHSIA ST
Constellation Properties                                                        518 17th Street
COPYRIGHT CLEARANCE CENTER INC                                                  222 ROSEWOOD DR
Corban Communications, Inc.                                                     P.O. Box 225264
Cornerstone Denver, LLC                                                         1700 Lincoln St Ste 2500 c/o Hines
Cornerstone Properties II, LLC                                                  2 N. 2nd Street, #250
Cornerstone Real Estate Advisers, Inc.                                          c/o Spectrum Properties
                                                                                230 South Tryon Street, Suite 230
Corporate Express Real Estate Inc.,                                             525 Interlocken Blvd
Cortney Court Partners                                                          18030 Cortney Court
Cotton Club Bottling & Canning Co.                                              4922 East 49th Street
Cottonwood Square Partnership                                                   2729 S. Lakeridge Trail
COUNTY OF MECKLINBURG                                                           TAX COLLECTOR P.O. BOX 32247
Coury Properties, Inc.                                                          Attention:  Paul Coury 1350 S. Boulder, Suite 500
Cousins Properties, Inc                                                         2500 Windy Ridge Parkway, Suite 1600
Crescent Real Estate Funding I, LP                                              4643 South Ulster Street, Suite 1140
Crown Enterprises, Inc. (Kee Logistics, Inc.)                                   6600 Busch Blvd., Columbus, OH
Crown Equipment Corporation                                                     40 S. Washington Street
CSX TRANSPORTATION                                                              500 WATER STREET  #J180
Cummins Station LLC                                                             209 Tenth Avenue South, Suite 325
Customs House Associates, LTD                                                   P.O. Box 23169
Cuyahoga Savings Mangement Compant                                              One Erieview Plaza
CYBER-TEL COMMUNICATIONS                                                        4320 LA JOLLA VILLAGE DR.
Cypress Communications, Inc.                                                    Fifteen Piedmont Center., Suite 710
Cyprus Amax Minerals Co                                                         9100 E Mineral Circle
D & G Development                                                               3797 New Getwell Road
D & K Management Fund, Inc                                                      c/o The Lozoff Company 312 E. Wisconsin Ave
D.R.Russel                                                                      c/o Cal Property Management 4406 Bayazo Street
Dan Manin                                                                       4645 Cass St
Danis Properties Co                                                             P.O. Box 544
Darryll Tetz                                                                    6169 Shadowbrook Drive
Datachoice Network Services LLC (Data Choice)                                   9200 West Cross Drive, Suite 313
David A. Stockton                                                               4730 Eucalyptus
David H. Senseman                                                               2715 18th Place
David Hansen                                                                    1600 Auburn Blvd.
David Smith                                                                     3690 Recycle Road, Suite 1
David Vickter                                                                   1653 S. La Cienega Blvd.,
Davis Property Management c/o Saxony & Associates                               2424 Vista Way, Suite 300
DB PROVIDER
DDD W-S Partnership                                                             99 Almaden Blvd, Suite 1075
DEA Construction (Northern Colorado Water Conservancy District)                 1250 North Wilson
Deborah DeBow                                                                   2100 Northrop Avenue, Ste 700
Debra Deboe
Dennis McNay                                                                    307 E Yampa Street
Denver Gas & Electric Building                                                  Office of the Building 910 15th Street
Denver Municipal Federal Credit Union                                           1075 Acoma Street
Denver Place Associates, Ltd                                                    999 18th Street, North Tower Suite 1201
Denver Place Associates, Ltd                                                    999 18th Street, North Tower Suite 1201
Denver Property Partners LLC                                                    3333 South Wadsworth Blvd
DENVER RESERVE                                                                  7852 Elati Street, Suite 101
DENVER RESERVE                                                                  7852 Elati Street, Suite 101
Denver Stellar Associates, Ltd                                                  999 18th Street; Unit Ref#0361999010F North Tower,
                                                                                Suite 1201
Denver West Office Building No 54 Venture LLP                                   1546 Cole Blvd Ste 120
Department of Personnel/GSS                                                     1525 Sherman St
Department of Personnel/GSS                                                     1525 Sherman St
Department of the Ait Force Headquarters                                        Air Force Space Command Schriever Air Force Base
DEPARTMENT OF TRANSPORTATION
Desta One Partnership LTD                                                       2600 Via Fortuna
Devonshire Realty Ltd                                                           P.O. Box 140
Diamante Properties, Inc.                                                       121 E. Pikes Beak, Ste 335
Diamante Properties, Inc.                                                       121 E. Pikes Beak, Ste 335
Diamante Properties, Inc.                                                       121 E. Pikes Beak, Ste 335
Dick Broadcasting Company                                                       300 21st Ave North
Digital Americal                                                                333 Sunset Ave
Direct Net                                                                      4400 Macarthur Blvd, Suite 410
DKD Properties                                                                  255 W Julian, Ste 301
Domain Silver Square                                                            c/o JKel Corporation 8801 Horizon Blvd. N.E,
                                                                                Suite 150
Dominion Ventures                                                               P.O. Box 25069
Don Dunagan                                                                     1717 N. IH 35
Don Morris                                                                      11180 Sun Center Dr
Donald R. Kenny                                                                 470 Old Worthington
Dow Jones News                                                                  1250 H Street NW
Downtown / North Sixty Joint Venture                                            2450 South Trust Tower
Downtown Properties                                                             33 N Third Street, Ste 500
Dr. Herbert Yee                                                                 4030 South Land Park
Dr. Marco Chavez                                                                2460 Mission Street, Suite #201
Dr. Walter Jayasinghe                                                           c/o Metro Medical Mall 1930 Wilshire Blvd.
Dr. Walter Jayasinghe                                                           c/o Metro Medical Mall 1930 Wilshire Blvd.,
DTC Investors, LLC                                                              2620 East Prospect Road, Suite 100
DTC Investors, LLC                                                              2620 East Prospect Road, Suite 100
DTC Investors, LLC                                                              2620 East Prospect Road Suite 100
DTC West Land Venture                                                           8390 E. Crescent Parkway, Suite 275
Duke Communication Services                                                     P.O. Box 1007 WC29H
Duke Power Company                                                              Electric Systems Management P.O. Box 1006
Duke-Weeks Realty Limited Partnership                                           Attn: FFC003 P.O. Box 101966
Dun & Bradstreet Information Svcs                                               P.O. BOX 75434
Dynalink                                                                        1624 Franklin Street., Suite 702
Dynalink Corporation                                                            5201 Richmond Rd
E.P. Madigan & Sons                                                             5528 Glenbrook Drive
E-470 Public Highway Authority                                                  22470 East 6th Pkwy.
E-470 Public Highway Authority                                                  22470 East 6th Pkwy.
Earl Construction Company                                                       3940 Industrial Blvd., Suite 100D
Easter-Owens Integrated Systems, Inc.                                           4803 West Ave.
Eastgate Technologies LP                                                        2248 Main Street
Echosphere Corporation                                                          90 Inverness Circle East
Echosphere, Inc.                                                                5671 Warehouse Way
ECR                                                                             105 Harcourt Rd.
Ed Blanton                                                                      825 Thomasville Road
Ed Sherman dba Find It Apt. Locators
Ed Sherman dba Find It Apt. Locators
Eddie Talbot                                                                    950 Aviation Blvd
Edward Azar                                                                     5055 Viewridge Avenue
Edwin Ursin                                                                     3830 Lexmoor Creek
Eleventh Street Property Management                                             1127 11th Street, Suite 100D
Elkton Business Park LLC                                                        102 N Cascade Ave 5th Fl, c/o Griffis/Blessing Inc
Emil Pisarri                                                                    10416 Avenida Lane
Empire Business Brokers                                                         7011 Shallowford Road, Suite 104
Employer's Unity, Inc.                                                          P. O. BOX 782
Enersource Partners                                                             10175 Slater Ave, Ste 20
Entre Computers                                                                 4209 Shelbyville Rd
EOP Operating Limited Partnership                                               As Agent for The Solarium P.O. Box 842264
EOP-410 Building, LLC                                                           Department 178
EOP-Dominion Plaza, LLC                                                         c/o Equity Office Properties Trust
                                                                                600 17th Street, Suite 610 South
EOP-Quadrant LLC                                                                5445 DTC Parkway
EQR Reserve Square Limited Partnership                                          Two North Riverside Plaza, Suite 400
Equi Max                                                                        7060 Hollywood Blvd.,
Equity Associates, Ltd                                                          429 South Tryon Street
Equity Associates, Ltd                                                          429 South Tryon Street
Equity Beachwood LTD Partnership                                                c/o Equity Planning Holding Co.
                                                                                23200 Chagrin Blvd, Bldg. 1, Ste 102
Equity Beachwood LTD Partnership                                                c/o Equity Planning Holding Co.
                                                                                23200 Chagrin Blvd, Bldg. 1, Ste 102
Equity Office Properties                                                        Dept. 8797
Equity Office Properties                                                        DBA 2010 Main Plaza Dept 8799
Equity Office Properties                                                        EOP-Metropoint L.L.C. P.O. Box 842167
Equity Office Properties DBA: One Market                                        Dept. 8791
Equity Office Properties Trust                                                  c/o EOP-Quadrant LLC 5445 DTC Parkway
Equity Office Properties Trust                                                  c/o EOP-Quadrant LLC 5445 DTC Parkway
Equity Office Properties, LLC                                                   Office Of the Building 4365 Executive Drive
Equity Office Properties, LLC                                                   Office Of the Building 4365 Executive Drive
Equity Resources Venture                                                        c/o BetaWest Properties Inc. 1999 Broadway,
                                                                                Ste 2000
ERI Cornell, Inc. c/o CB Richard Ellis                                          4501 Erskine Rd., Suite 260
Erickson Employee Benefits                                                      10288 W. CHATFIELD AVENUE
Ernest S. Ralston                                                               2603 Union Street
Eskander (Alex) Kahen and Eshagh (Isaac) Kahen                                  2946 East 11th Street
Everett John De Laura                                                           C/O Bolsa Business Park Mgmt.,
                                                                                5142 Bolsa Ave., Ste 101
Executive Park                                                                  2855 Atlantic Blvd., Suite 1222
Exodus Communications                                                           1605 Wyatt Drive
Experian                                                                        Dept 1971
Extension Irrigation Ditch Company                                              812 E. National Rd.
Facilicom Int'l                                                                 1401 New York Avenue, N.W., #800
Fairlawn Associates Ltd.                                                        3180 W. Market Street
Fairlawn Associates Ltd.                                                        3180 W. Market Street
Fairview Plaza Associates LTD Partnership                                       5950 Fairview Road
Fairview Plaza Associates LTD Partnership                                       5960 Fairview Road
Fairview Plaza Associates LTD Partnership                                       5970 Fairview Road
Fairview Plaza Associaties Limited Partnership                                  3800 Arco Corporate Drive, Suite 200
Family Educators Alliance of South Texas                                        4719 Blanco Road
Family Telecommunications, Inc.                                                 3800 North Central, Suite B-1
Fax Link Plus, Inc., F/K/A audio Fax, Inc.                                      2000 Powers Ferry Road, Suite 200
FBM Properties                                                                  333 Guthrie
Federal Transtel Inc.                                                           2868 Action Road
Feitleberg & Co.                                                                1114 Horn Avenue
Fiberoptic Network (Fiber Optic Network)                                        2290 Lee Road
Fidelity Real Estate                                                            1265 Lake Plaza Drive
Fifth & Laurel Associates                                                       2445 Fifth Avenue, Suite 330
Fiireline Corporation                                                           4506 Hollins Ferry Road
Fiireline Corporation                                                           4506 Hollins Ferry Road
Fiireline Corporation                                                           4506 Hollins Ferry Road
Financial Times Energy                                                          1600 Wilson Blvd, Suite 600
FIRELINE TESTING, INSPECTION AND SERVICE OF FIRE P                              4506 Hollins Ferry Road
First Birmingham Tower, LLC                                                     300 21st  Avenue North
First Communications                                                            3879 E 120TH Ave, Box 169
First Industrial Realty, Inc.                                                   5350 South Roslyn Street, Suite 240
First Merit Bank                                                                106 South Main Street
First Merit Bank                                                                106 South Main Street
First Union Management                                                          55 Public Square, Suite 1910
First Union National Bank                                                       301 South Tryon Street
First Union National Bank                                                       401 S. Tryon Street
Firstworld Communications, Inc.                                                 7100 E. BELLEVIEW AVE, SUITE 210
Firstworld Communications, Inc.                                                 8390 E. CRESCENT PKWY, SUITE 300
Five Cloverleaf Parkway, Inc.                                                   5613 Cloverleaf Pkwy.
FJ CORBETT COMPANY                                                              2810 DORR AVENUE
FJ CORBETT COMPANY                                                              125 NORTH WASHINGTON STREET
Flatiron Industrial Park Co                                                     5540 Central Avenue
Flatiron Industrial Park Co                                                     5540 Central Avenue
FLEET ELECTRIC                                                                  3269 CLUBSIDE DRIVE
FLEET ELECTRIC CO.                                                              3629 CLUBSIDE DRIVE
Fleming Business Park LLC                                                       c/o WP Investments 2101 Woodside Road
Flexalloy Inc.,                                                                 26000 Richmond Road
Flight Director, Inc.
Flour Bluff ISD                                                                 2505 Waldron Road
FMC                                                                             737 N Padre Island Dr
FMS Properties, Ltd.
Foote, Cone & Belding                                                           733 Front St
Forcast Commercial                                                              10601 Civic Center Dr #140
Forest City Management                                                          P.O. Box 5237-T
Forest City Management                                                          P.O. Box 5237-T
Forest City Management                                                          P.O. Box 5237-T
Forest City Management                                                          P.O. Box 5237-T
Forest City Management                                                          P.O. Box 5237-T
Forest City Management Inc.                                                     700 Terminal Tower
Fortner & Son                                                                   910 15th Street, Suite 200
FountainView-48                                                                 c/o Nevins Lewbel Inc. 920 Garden Street, Suite A
Four Corners Investments                                                        c/o Compass Leasing & Management
                                                                                19900 MacArthur Blvd, Ste 1150
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Four Pearl Partnership LTD.                                                     4875 Pearl East Cr.#300
Fourth & Spruce Partnership                                                     3170 4th Avenue
Fourth & Walnut Centre                                                          c/o Jones Lang Lasalle Department L-1120
Fox International Ltd., Inc.,                                                   23600 Aurora Rd
Foxhill Office Investors                                                        c/o Dial Realty 8205 W. 108th Terrace,  Suite 120
Frank Astel                                                                     1133 Blumenfield Drive
Frank Carson                                                                    9190 Jackson Rd
Frank T. Sepulveda                                                              750 Merida Street
Franklin Industrial Group                                                       5802 Franklin Street
Fred Lavi & Associates                                                          13658 Hawthorne Blvd
Frontier Communications Services                                                Customer Correspondence., 95 N.FITZHUGH STREET
Fullerton South, LLC                                                            1936 E Deere Ave, #216
FW Spencer & Sons Inc                                                           99 South Hill Drive
Gaedeke & Landers                                                               3710 Rawlins Ste 1000 LB 24
Gaedeke Holdings II, Ltd.                                                       2800 N. Central Avenue, Suite 1720
Gail Cullen                                                                     1111 Willow St
Galleria Acquisition, Inc                                                       720 S. Colorado Blvd.- Suite 188A
Gary Beutler                                                                    9608 Oates Dr
Gary Beutler                                                                    9608 Oates Dr
Gary Braaksma                                                                   1140 Centre Dr Unit W
Gary Jones                                                                      2424 Glendale Lane
Gateway Associates                                                              c/o WEB Properties, Inc, 140 S. Arthur, Suite 510
Gateway Canyon, Inc.                                                            File #55924
Gateway Holdings, Inc.                                                          Attn: Benson Fogle 8008 Park Overlook Drive
GENERAL DYNAMICS                                                                1450 ACADEMY PARK LOOP
Genesis Building Ltd.                                                           1350 Euclid Ave, #300
GENESIS COMMUNICATIONS                                                          11995 EL CAMINO REAL SUITE 102
Genesis Realty Holding Corp                                                     C/O Axiom Real Estate Management, Inc.,
                                                                                1350 Euclid ve., Ste 300
George Harrington                                                               8601 Aero Dr.
George Vogt et al                                                               2724 Kilgore Road
George Vukasin                                                                  237 Fallon Street
George W. Barber Jr                                                             36 Barber Court, Trust #5
George W. Barber Jr.                                                            36 Barber Court
George W. Barber Jr.                                                            36 Barber Court
George W. Barber Jr.                                                            36 Barber Court
George W. Barber Jr.                                                            36 Barber Court
George W. Barber Jr.                                                            36 Barber Court
George W. Barber Jr., Trust #5                                                  36 Barber Court
George W. Barber Jr., Trust #5                                                  36 Barber Court
George W. Barber Jr., Trust #5                                                  36 Barber Court
George W. Barber Jr., Trust #5                                                  36 Barber Court
George W. Barber Jr., Trust #5                                                  36 Barber Court
George W. Barber Jr., Trust #5                                                  36 Barber Court
George W. Barber Jr., Trust #5                                                  36 Barber Court
George W. Barber, Jr.                                                           650 University Ave.
Georgia Properties LP                                                           27500 Detroit Rd, Ste 300
Geraldine Spira                                                                 521 Pier Ave
Gilbert Breig                                                                   902 Brooklyn Avenue
Glenarm 1800 LLC                                                                1800 Glenarm Place
Global Crossings Communications                                                 Customer Correspondence., 95 N.FITZHUGH STREET
Global World Media Corporation                                                  4326 Pico Blvd.,
GLOBALCOM                                                                       333 WEST WACKER DRIVE
Globetek Inc.                                                                   1607 Akron Peninsula Road Suite 103
GMTD Corp.                                                                      8400 East Prentice Ave
Goodwill Industries                                                             6648 Franklin Bldg
Graham & Company, Inc.                                                          2200 Woodcrest Place, Suite 210
Greater Los Angeles World Trade Center Associates                               One World Trade Center
Greater Roanoke Transit Co.                                                     P.O. Box 13247
GREELEY IRRIGATION COMPANY DITCH CROSSING AGREEMEN                              1025 9TH AVENUE SUITE 309
Greenbrier Properties, LLC                                                      c/o Insignia Commercial Group, Inc
                                                                                7150 Campus Center Drive, Suite B10
Greg Bisi                                                                       1796 Tribute Rd
Griley Air Freight                                                              5341 104th Street
GROUP 1 SOFTWARE INC.                                                           4200 PARLIAMENT PLACE, SUITE 600
Grubb & Ellis as Agent for Prudential  VAL                                      P.O. Box 640709
Grubb and Ellis Management Services (Agent)                                     650 Howe Avenue
GTE                                                                             10 MOULTON AVE
GTE CALIFORNIA INC                                                              ONE GTE PLACE
GTE CALIFORNIA INC                                                              ONE GTE PLACE
GTE CALIFORNIA INCORPORATED                                                     C/O GORDON & GODDARD 469 NINTH STREET, #200
GTE GLOBAL NETWORKS                                                             5221 NORTH O'CONNOR BLVD.
GTE NETWORK SERVICES (GTE SOUTHWEST INC)                                        P.O. BOX 101687
GTE NETWORK SERVICES (GTE SOUTHWEST INC)                                        P.O. BOX 101687
GTE NORTHWEST INC                                                               HQEWM NOTICES 600 HIDDEN RIDGE
GTE NORTHWEST INC                                                               HQEWM NOTICES 600 HIDDEN RIDGE
GTE SOUTH INC                                                                   GTE TELEPHONE OPERATIONS 4100 ROXBORO ROAD
Guaranty National Insurance Company                                             9800 S Meridian Blvd
GUDENKAUF CORPORATION                                                           2679 MCKINLEY AVENUE
GUDENKAUF CORPORATION                                                           2679 MCKINLEY AVENUE
Gunbarrel City Centre LLC                                                       1600 38th Street, Suite 203
Guy Gibson                                                                      P.O. Box 1246
Gwen Kaplan & Royce Dyer                                                        2757 16th St.
H.L. YOH COMPANY, LLC                                                           1818 MARKET ST
Hamilton Oil Building Partnership                                               1560 Broadway
Harbor Master                                                                   1150 Ballena Blvd
Harding, Dahm & Company                                                         P.O. Box 11448
Harold L. & Phyllis Anderson, Trustees for the Anderson Family Trust            19047 San Jose Ave.
Harry A. Altman Family Trust                                                    1344 4th Street
HASSLER COMMUNICATIONS SYSTEMS TECHNOLOGY, INC.                                 2332 GRANGE HALL ROAD
Hauser Living Trust                                                             5695 Spinnaker Bay Dr
Hayvenhurst Partners                                                            7100 Hayvenhurst Avenue
HBJ Partnership                                                                 220 San Bravo Avenue
HCF Inc. c/o 21st Century Investments                                           11347 Folsom Blvd., Suite#A
Health South                                                                    4203 E. Southcross Blvd.
Health South Corporation                                                        9119 Cinnomon Hill
Herman Blum Trust                                                               9301 Borden Avenue
Hesta Associates LTD Partnership                                                277 West Trade Street
HEYBURN BUILDING                                                                332 WEST BROADWAY, SUITE 1700
HID Corporation                                                                 9292 Jeronimo Rd.
High Ten Partners Inc.                                                          1611 S. Garfield Avenue
High Ten Partners Inc.                                                          19220 E. Colima Rd.
Highland Ditch Company                                                          4309 State Highway 66
Highwoods Forsyth, LP                                                           4944 Parkway Place, Suite 250
HNS Partners c/o Jetro Cash & Carry Enterprises                                 105 W. Embarcadero
Hodson Family Trust                                                             c/o The Tipton Group, Inc. 10532 Success Lane
Holme Roberts & Owen                                                            1700 Lincoln Street Suite 4100
Hope & Flower, LLC                                                              c/o Cushman & Wakefield of California
                                                                                700 S. Flower Street # 406
Hopkins Family Trust                                                            1055 Sunnyvale-Saratoga Rd
Horizon Partners                                                                201 Third Street Loft 1
HP Inc. on behalf of LBHI for 2000 PBL                                          c/o Hatfield Philips, Inc. P.O. Box 930946
HSW Partnership                                                                 611 Commerce St #2920
Hub Valley Realty/                                                              Rockside Investors LP 6200 Rockside Woods Boulevard
Hughes Communications Satellite Services, Inc.                                  5454 Garton Road
Humana Inc                                                                      500 West Main Street
Humana Inc                                                                      500 West Main Street
Hung Fung Holdings                                                              804 North Gardner Drive
IBG LLC                                                                         11000 East Yale
IBM                                                                             8501 IBM Drive
ICC Texas Holdings, L.P.                                                        444 Executive Center Blvd., Suite 120
IDS Life Insurance Company                                                      P. O. Box  534 Unit 40
                                                                                c/o American Express Financial Corp
ILLUMINET                                                                       8500 W. 110TH Street, Suite 600
ILLUMINET INC                                                                   4501 Intelco Loop SE
ILLUMINET INC                                                                   4501 Intelco Loop SE
Independence Tower Ltd                                                          c/o Omni Realty Co Inc 29225 Chagrin Blvd Ste 250
Independent Telecommunications Network                                          8500 WEST 110TH Street, Suite 600
Infinet Company                                                                 740 Duke Street
Information Handling Service                                                    15 Inverness Way East
Information Handling Service                                                    15 Inverness Way East
Intella II                                                                      8959 Complex Dr.
Interactive Communication Systems                                               611 N. Weber Suite 102
Interlocken Hotel Co.                                                           555 Eldorado Blvd, Suite 200
Interlocken Hotel Co.                                                           555 Eldorado Blvd, Suite 200
Interlocken Hotel Co.                                                           555 Eldorado Blvd, Suite 200
Interlocken, Ltd                                                                555 Eldorado Boulevard, Suite 200
Intermedia Communications                                                       3625 Queen Palm Dr
Intermedia Communications                                                       P. O. Box 915238
Intermedia Resources                                                            6114 LaSalle Ave, #505
Intermountain Electric, Inc.                                                    701 West Mississippi Ave.
International Gateway West LLC                                                  P.O. Box 34108
International Gateway West LLC                                                  P.O. Box 34108
International Marine Products                                                   500 East 7th Street
Internet Connect                                                                4499 GLENCOE
Intrinsic Ventures, Inc.                                                        3526 Alameda De Las Anglas
Inverness Associates 1                                                          2 Inverness Drive East, Suite 200
Inverness Associates-23                                                         315 Inverness Way S
Investmark Realtors                                                             5217 Wadsworth Road
Investors Trust Property Co                                                     1290 E Center Court Dr, Ste 100
IP Telephony                                                                    7220 West Jefferson, Ste 402
IPM Associates LLC                                                              c/o Integrated Properties, Inc.
                                                                                400 S. Colorado Blvd., Suite 210
IPVOICE Communications, Inc.                                                    5901 S. Middlefield Rd, Ste 100
IRP Sunset, LLC                                                                 9000 Sunset, Suite 909
ISP Alliance                                                                    6230 Shiloh Road, Suite 200
iStar Real Estate Services                                                      6162 South Willow Drive
IT Outsourcing                                                                  P. O. Box  314
J Street Partners                                                               5609 J Street
J.O. Vandervoort Trust                                                          18200 Yorba Linda Blvd, Ste 307
Jack and Alice Tu                                                               17065 E. Green Drive
Jacque and Herb Spivak                                                          P.O. Box 5771
Jade Properties                                                                 1900 Point West Way, Suite 156
James Adams                                                                     2755 Brogans Bluff Dr
James J. Fischer, Trust                                                         c/o Friendship Village of Tempe,
                                                                                2645 E. Southern Ave., Unit 228
James Morley                                                                    306 Canon Avenue
James P. Gibbs                                                                  165 Doe Run
James T. Henry                                                                  2050 S. Bundy Drive
James W. Fields                                                                 11330 Sunrise Park Drive
Jayasinghe, Dr. Walter                                                          1930 Wilshire Blvd.
Jayasinghe, Dr. Walter                                                          2010 Wilshire Blvd.
JB Carter                                                                       724 Harbor Blvd
JB Company                                                                      2101 Evergreen Street
JB Company                                                                      2101 Evergreen St
Jean Van Arsdale                                                                4616 Mission Gorge Place
Jeff Hamilton Industries                                                        2433 S. Grand Avenue
Jeppesen Sanderson, Inc.                                                        55 Inverness Drive East
JER Denver LLC                                                                  c/o Frederick Ross Company One Corporate Center,
                                                                                1860 Lincoln, Suite 100
Jerry Roach                                                                     6545 West 44th Ave
Jersey Business Park                                                            10700 Jersey Blvd, Suite 510
Jetro Cash & Carry                                                              2300 57th Street
Jetro Cash & Carry                                                              2300 57th Street
John Bradley                                                                    2121 N.W. Military Hwy
John Epstein                                                                    9611 Canoga Ave
John J. Fedor                                                                   c/o Homestead Mortgage 8001 Ravines Edge Ct. Ste 302
John J. Fedor                                                                   c/o Homestead Mortgage 8001 Ravines Edge Ct. Ste 302
John J. Fedor                                                                   c/o Homestead Mortgage 8001 Ravines Edge Ct. Ste 302
John Lewis                                                                      705-2 E Bidwell Street, Suite#332
John Morgan                                                                     816 H Street
John Nemec                                                                      1425 63rd Street
John Stewart & Company                                                          c/o Property Manager, 2310 Mason St.
John W.  McCray,  Trustee                                                       3199- A1 Airport Loop Drive
John Yetto                                                                      4778 Dewey Drive
Johnnie Chuoke                                                                  909 NE Loop 410 Suite 636
Johnson and Higgins                                                             1225 17th St., Ste. 2100
Johnson Family Partnership                                                      1880 South 57th Court
Johnson Investments, Inc                                                        126 West Harvard Street, Suite#2
Joseph Robert Martin                                                            P.O. Box 1791
Joshua Schechter                                                                7300 Blanco Road, 401
JR & CR                                                                         10491 Old Placerville Rd
JTR Land & Cattle Company                                                       2300 75th Street
Julian Sotomey                                                                  380 Embarcadero
Julius Nasach                                                                   2277 Townsgate Road
Jungle Labs                                                                     120 Industries Drive
Juniper Investment Company                                                      3 North Tejon
Juzer Saifee                                                                    22001 Sherman Way
JWC Family LLC                                                                  4015 Travis Drive
K C Schnieder                                                                   2705 Spruce Street
K/B Fund IV                                                                     60 State St
K/B Opportunity Fund                                                            c/o Barbara Freeberg, P. O. Box 910454
Kaiser Center Inc.                                                              Attn: Accounting 300 Lakeside Drive
Kaiser Foundation Health Plan, Inc                                              Real Estate Department 1950 Franklin Street,
                                                                                12th Floor
Kaiser Permanente                                                               2045 North Franklin
Karl Potter                                                                     3904 Winters St
KCNC TV Channel 4                                                               1044 Lincoln
KCRA-TV                                                                         Dept. 05983 P.O. Box 39000
Kelcher Real Estate Services, Inc.,                                             234 North Central Avenue
Ken Ruby Construction                                                           11845 W Olympic Blvd Ste 1200
Ken Swanson                                                                     941 Jennifer Street
Kenneth R. Ahif                                                                 1230 Ruddell Road, Suite 201
Kenney Family Partnership                                                       6099 Frantz Road
Kenstep Corporation                                                             2350 17th Avenue, Suite 205
Kettering Tower                                                                 Miller-Valentine Realty, Inc.,
                                                                                AF 1988 Keterring T
                                                                                Attn : Accounts Receivable P.O. Box 744
Kevin Fredregill                                                                315 E. 5th Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
Key Services Corporation                                                        2025 Ontario Street
KFORCE.COM                                                                      P. O. Box  970956
Kilroy Realty Corporation                                                       2250 E. Imperial Highway, Suite 1200
Kilroy Realty Corporation                                                       2250 E. Imperial Highway, Suite 1200
Kilroy Realty Corporation                                                       2250 E. Imperial Highway, Suite 1200
Kilroy Realty Corporation                                                       2250 E. Imperial Highway, Suite 1200
Kilroy Realty Corporation                                                       2250 E. Imperial Highway, Suite 1200
Kilroy Realty, L.P.                                                             2250 E. Imperial Highway, Suite 1200
Kimberley Harshbarger and Saundra Neds                                          8359 N. Main St.
Kimco Development Corporation                                                   5531 Bigger Road
Kimco Development of Kettering                                                  3333 New Hyde Park Road P. O. Box  5020
King Management Company                                                         23625 Commerce Park Road
King Management Company                                                         23625 Commerce Park Road
King Management Company                                                         23625 Commerce Park Road
King Management Company                                                         23625 Commerce Park Road
Kinyo Company                                                                   14235 Lomitas Avenue
Kirkwood Properties (Telegen Wireless & Cable)
Klaus Kretchmer                                                                 514 Eccles Avenue
KMC Partners, LP                                                                c/o Yale Properties, 6256 Greenwich Drive Suite 230
Koll Center Irvine #2                                                           18500 Von Karman Ave
Koll/Intereal Bay Area                                                          2041 Mission College Blvd., Ste 100
Kooiman Family Trust                                                            14422 Pioneer Blvd.,
KPMG PEAT MARWICK                                                               707 17TH ST, STE 2300
Kurt Duncan                                                                     3636 4th Avenue, P. O. Box  5020
Kurt S. Legler Building Account                                                 1260 Creek Street
Kyle Deaton                                                                     2500 Cessna Dr.
Kyle Jones                                                                      3660 N 3rd Street
Lafayette Tech Center LLC                                                       P.O. Box 727
Lafayette Tech Center LLC                                                       2015 - 2nd Avenue North, Birmingham, AL
Lainer Investments                                                              16215 Kittridge Street
Lake Centre Plaza, LTD, LLLP                                                    4875 Pearl East Cr, Suite 300
Landmark Management                                                             156 S. Main Street, Suite 601
Landrock Builder's Inc.                                                         2222 E. State Street, Suite G, Highland Square
LaPlata Investments                                                             899 Logan, Denver, CO
Larry Mathews                                                                   360 Ritch St
LaSalle Fund III                                                                565 Marriott Drive, Suite 400
LaSalle Partners Asset Management LTD as
  Managing Agents for Granyette Inc.,                                           101 South Tryon St
LBJ Brown Building, L.P.                                                        114 West 7th Street, Suite 625
LCI INTERNATIONAL MGMT SRVCS INC                                                4650 LAKEHURST COURT
Leader Hospitality                                                              26328 Oso Pkwy
Leane Kooyman                                                                   3153 Padre Street
Leavenworth Health Services Corp                                                1835 Franklin Street
LeBeau Emblem Co.,  Inc.                                                        1500 East Gage Avenue
Lee McNabb                                                                      700 Bradford Way
Leetsdale LLC                                                                   2121 S Oneida St, Suite 600
Legacy 101 University LLC                                                       101 University
Lenox Towers (Bld 3400)                                                         Brannen/Goddard Mgt Co P.O. Box 101739
Lepaw Ltd                                                                       2312 S. Leyden Street
Lepaw Ltd                                                                       2312 S. Leyden Street
Les Paulick                                                                     950 Isom Road
LeSea Broadcasting Inc                                                          12999 E Jamison, Suite 100
LEVEL 3 COMMUNICATIONS LLC                                                      7577 WEST 103RD AVENUE
Levey & Company                                                                 185 West Cedar St.
Levey & Company                                                                 185 West Cedar St.
Levey & Company                                                                 185 West Cedar St.
Levitt, Levitt and Lugash                                                       10425 Bainbridge Ave
Li Mei-Chen Chen                                                                1823 East 17th Street, Suite #121
Liberty Square Partnership                                                      4002 Maity Street, Suite 105
Linda Adams                                                                     c/o The Turnbull Company 531 Stevens Ave W
LINKNET, INC.                                                                   155 South 300 West, #206
Lino Properties                                                                 3240 W Henderson Road
Lockheed Marin IMS                                                              1200 K Street NW 11th Floor
Lockheed Marin IMS                                                              1200 K Street NW 11th Floor
Lockheed Marin IMS                                                              1200 K Street NW 11th Floor
Lockheed Marin IMS                                                              1200 K Street NW 11th Floor
Lockheed Marin IMS                                                              1200 K Street NW 11th Floor
Lori A. Halligan Manfroy                                                        12327 Farr Ranch Road
Los Angeles Police Revolver & Athletic Club                                     1880 N. Academy Drive
Lottie Rose                                                                     4 Commodore Dr #D
Louart Corporation                                                              1545 Sawtelle Blvd.
LOUISVILLE GAS & ELECTRIC                                                       LG&E Energy Corp 220 West Main Street
Louisville Gas & Electric Company                                               220 West Main
LTG                                                                             7649 N. Maint Street
LTV Steel Company                                                               1555 Harvard Road
LTV Steel Company                                                               3341 Jennings Road
LTV Steel Company                                                               315 Clark Avenue
LTV Steel Company                                                               3175 Independence Blvd
LTV Steel Company                                                               3341 Jennings Road
LTV Steel Company                                                               3421 Independence Blvd
LTV Steel Company                                                               3430 Old Campbell Road
Luby's Inc.                                                                     8511 Tesoro Dr.
Luby's Inc.                                                                     8511 Tesoro Dr.
Lumberyard Retail Investments, LLC                                              Madison Marquette Retail Services
                                                                                220 West Main Street
Lumberyard Retail Investments, LLC                                              Madison Marquette Retail Services
                                                                                220 West Main Street
M & H Realty Partners II, LP                                                    21321 Cold Springs Lane
M.B. Management Company                                                         1106 Broadway
MAB Services, Inc.                                                              2121 W. Temple Street
Macinkowski Family L.P.                                                         526 Laurelwood Rd
Mack Cali Realty LP                                                             11 Commerce Dr
Mack Cali Realty LP                                                             11 Commerce Dr
MacLaughlin & Company                                                           1401 Shore Street
Madonja Investments Limited Inc.                                                901 Congress Park Dr.
Maguire/Thomas Partners-Library Square Ltd.                                     633  West Fifth Street
Main St. Buildings Santa Anan, LLC                                              1055 North Main Street, Suite 406
Malcolm P. Wardlaw                                                              16601 Blanco Road, 100
Malrite Communications Group, Inc.                                              Attn:  Harry Wilkins 1717 E 12th St
Malrite Communications Group, Inc.                                              1717 E 12th St
Management Recruiters                                                           7272 Wurzbach Road, 1404
Mancini Properties                                                              876 S Milpitas Blvd
Mancini Properties                                                              876 S Milpitas Blvd
Mandrake Properties Associates                                                  9250 E. Costilla Rd., Ste. 140
Mani Brothers, LLC                                                              1401 Ocean Aenue
Marathon Development Company Inc.                                               4 Venture
Marathon Development Company Inc.                                               6 Venture
Margarett H. Relles Trust, et al                                                2400 J Street
Marie L. Hind                                                                   6650 Santa Monica Blvd.
Mariner Development Company
c/o John Beery Organization                                                     2900 Main Street, Ste#100
Mariner's Telecom Group, Inc.                                                   P. O. Box  1620
Mariners' Telecommunications Group                                              P. O. Box  1620
Mark and Bill Bucher                                                            18001 Irvine Blvd
Mark IV Capital Inc                                                             100 Bayview Circle, Suite 4500
Mark Rosenburg                                                                  2235 Park Towne Circle
Marketing Advocates, Inc.                                                       7273 S. Allison Way
Market-Post Tower, Inc.                                                         55 S. Market
Marlin Investments                                                              712 Arrow Grand Circle
Marvin Felman                                                                   100 North Jefferson Street
Marvin Felman                                                                   100 North Jefferson Street
Mass Mutual Life Insurance Co.                                                  c/o Transwestern Property Co.
                                                                                1775 Sherman St #2075
Mass Mutual Life Insurance Co.                                                  c/o Transwestern Property Co.
                                                                                1775 Sherman St #2075
Massachusetts Mutual Life Insurance Co                                          c/o Mid South Financial
                                                                                Attn:  Michelle Meyers 3322 W End Ave
Max J. & Marjorie N. Breitenbach                                                c/o Little & Sons Property Management
                                                                                2878 Camino Del Rio Ste 120
MAXIM GROUP                                                                     P.O. Box  198572
Maytag Corporation                                                              245 N. Vineland Avenue
McAllister Tower                                                                100 McAllister St
McCarthy and Stenson                                                            2100 Capitol Ave.
MCI Telecommunications Corporation                                              2270 Lakeside Blvd
MCI Telecommunications Corporation                                              2270 Lakeside Blvd
MCI Telecommunications Corporation                                              2270 Lakeside Blvd
MCI Telecommunications Corporation                                              1133 19th Street NW
MCI Telecommunications Corporation                                              1133 19th Street NW
MCI Telecommunications Corporation                                              2270 Lakeside Blvd
MCImetro Access Transmission Services                                           C/O MCI Communications Corporation
                                                                                1133 Nineteenth Street NW
MCIMETRO ACCESS TRANSMISSION SERVICES, INC (MCI ME                              7900 WESTPARK DRIVE
MCIMETRO ACCESS TRANSMISSION SERVICES, INC.                                     2270 LAKESIDE BOULEVARD
MCIMETRO ACCESS TRANSMISSION SRVC                                               2270 LAKESIDE BOULEVARD
MCLEOD USA                                                                      P.O. Box  3243
MCLEOD USA TELECOMMUNICATIONS INC                                               MCLEOD USA TECHNOLOGY PARK
                                                                                P.O. BOX 3177 6400 C STREET SW
MCLEODUSA TELECOMM. SVCS.                                                       6400 C STREET SW
McNeil Real Estate Fund XXV, LP                                                 c/o McNeil Real Estate Management
                                                                                13760 Noel Road, Suite 600, LB70
McRoskey / Armacost Real Estate Operating Co, LLC                               10101 Wilshire Boulevard
MEGSINET                                                                        225 W. OHIO ST
Meidinger Associates, LLC                                                       462 S. 4th Avenue, Suite 1630
Meiser and Jacquet                                                              3870 Murphy Canyon Rd, Suite 300
Melbourne International Communications LTD                                      2571 NE Kirby Ave
Melvin Olsen                                                                    218 E Monument St
Memorial Health Services                                                        c/o Unimed Essex Management 3146 Redhill Ave
Meridian Associates West                                                        8350 Easet Crescent Parkway, Suite 100
Meridian Associates West & Bradbury Family Part.                                4601 DTC Blvd, Suite 1000
MERIDIAN METROPOLITAN DISTRICT                                                  12111 E BELFORD AVE
Meridian Metropolitan District                                                  8350 East Crescent Parkway, Suite 100
Meridian Realty Service                                                         147 S. Cherry Street, Suite 200
METLIFE                                                                         177 SOUTH COMMONS DRIVE
METROMEDIA FIBER NETWORK SERVICES, INC.                                         360 HAMILTON AVENUE
METROPOLITAN GOV'T OF NASHVILLE                                                 PUBLIC SQUARE 204 METRO COURTHOUSE
Metropolitan Life                                                               4741 Madison Avenue
MFS NETWORK TECHNOLOGIES INC                                                    1200 LANDMARK CENTER SUITE 1300
Miamisburg Commerce Park                                                        2277 Maue Road
MIBX                                                                            31 North Second Street
Michael Daly et al                                                              3790 Omec Circle
Michael Thomas                                                                  8615 Elder Creek, Ste 200
Mickey Gold                                                                     200 West 10th Street
Micromuse Inc.                                                                  139 Townsend St, 5th Floor
Micromuse Inc.                                                                  139 Townsend St, 5th Floor
MICROSOFT CORPORATION                                                           ONE MICROSOFT WAY
MICROSOFT CORPORATION                                                           3214 W. MCGRAW STREET., SUITE 300
Microsoft Corporation                                                           One Microsoft Way
Microsoft Corporation                                                           Attn: Windows Deploy Tools.,
                                                                                3214 W. McGraw St., Ste 300
Midwest Holding Corp. #14-Westshore Center                                      TC Tennessee, Inc as Agent
                                                                                P.O. Box 1000 Department #674
Midwest Property Services, LLC                                                  P.O. Box 3489
MILE HIGH ONLINE                                                                1190 S. COLORADO BLVD.
Miller Graphics Inc.                                                            4550 Little John St.,
Miller-Valentine Partners                                                       4000 Miller-Valentine Court
Miller-Valentine Partners                                                       4000 Miller-Valentine Court
Milliken Business Center                                                        1119 S. Milliken Avenue, Suite E
Mindspring Enterprises, Inc.                                                    1430 West Peachtree Street, Suite 400
MIP Properties, Inc.                                                            350 South Grand Avenue, 46th Floor
Mitsubishi Motors Sales Corporation of America                                  17665 Castleton Street
MNE General Partnership                                                         2360 Harvard Street
Montgomery Management Company                                                   8642 Sunset Bouelvard
Moore                                                                           8490 East Crescent Parkway, Suite 200
Morris Investments                                                              P. O. Box  567WBB
MOUNTAIN VIEW ELECTRIC                                                          P. O. Box  1600
Mr. Ashish Vibhakar                                                             23639 Hawthorne Blvd., Suite 300
Mr. Bruce Beach and Mr. Donald Beach                                            312 Wilshire Blvd.,
Mr. Costas Fergagis                                                             539 E. Villa Street, Suite 27
Mr. David Vickter                                                               1653 S. La Cienega Blvd
Mr. Eddie Talbot                                                                950 Aviation Blvd.,
Mr. Gary Wagner                                                                 1600 Strathern Street
Mr. James J. Fischer, Trust                                                     c/o Friendship Village of Tempe
                                                                                2645 East Southern Avenue, Unit 228
Mr. Keyhan Moghaddam                                                            15101 Keswick Street
Mr. Mike Nazarian                                                               7122 Beverly Blvd.
Mr. Robert Kramer                                                               1229 Santa Monica Blvd.
Mr. Robert Leung                                                                8632 E. Valley Blvd.
Mr. Seymour Rosenblum                                                           5315 Laurel Canyon Blvd.,
Mr. Sheldon Plutsky                                                             4540 W. Valerio Street
Mr. Stam Blaustein                                                              3713 Highland Avenue
Mr. Uri Mandelbaum                                                              14857 Roscoe Blvd.
Mr. Walter Huang                                                                15237 Proctor Avenue
Ms. Marsha Cummins                                                              6855 Vineland Avenue
Munco Inc.                                                                      401 E. Ocean Blvd., Suite 501
Municipal Government                                                            217 S. Wahsatch Avenue
Murakai Coporation                                                              1740 W. Artesia Blvd.,
Murray Seidner                                                                  1290 E. Center Court Dr., Ste.100
Myers Baker & Associates                                                        3480 Sunrise Blvd.,
Myron Oats                                                                      8615 Elder Creek Rd, #200
N & L, LP                                                                       400 S. Victory Blvd.
National Jewish Medical & Research Center                                       1400 Jackson St
National Service Industries Inc. ZEP; Mnfctrng Co.                              325 South State Street
NationsBank of North Carolina                                                   2100 Rexford Road
Nautilus-Pegasus Associates                                                     950 17th Street
Navipath                                                                        800 Federal Street
NCS Trust                                                                       9401 Williamsburg Plaza, Suite 103
Neo Park                                                                        15491 Neo Parkway
NEO Park Limited                                                                340 Alpha Park
Neodata Services Inc                                                            833 W South Boulder Rd
Neodata Services Inc                                                            833 W South Boulder Rd
Network Enhanced Telecom                                                        119 W. Tyler, Suite 168
NetZero, Inc.                                                                   2555 Townsgate Road
NEUSTAR INC                                                                     FIRST UNION BANK P.O. Box 74563
NEUSTAR, INC.                                                                   200 South Wacker Drive, Suite 3000
NEUSTAR, INC.                                                                   1800 SUTTER STREET, SUITE 579
NEW ENGLAND TELEPHONE & TELEGRAPH                                               c/o Bell Atlantic Corporation
                                                                                1095 Avenue of the Americas, 40th Floor
New Horizon Properties, LTD                                                     12641 E. 166th Street
NEW YORK TELEPHONE COMPANY                                                      DBA: BELL ATLANTIC - NEW YORK.,
                                                                                C/O ACC NATIONAL TELECOM IND SRVCS.,  400 WEST AVE
Nexus Properties, Inc.                                                          4350 La Jolla Village Drive, Suite #930
Nexus Properties, Inc.                                                          4350 La Jolla Village Drive, Suite #930
Nexus Properties, Inc.                                                          4350 La Jolla Village Drive, Suite #930
NFC                                                                             9400 Williamsburg Plaza
Niesner Family Trust                                                            14655 Titus St
NIKONET/QWEST                                                                   4250 NORTH FAIRFAX DRIVE
NORFOLK SOUTHERN CORP                                                           P.O. BOX 277531
NORFOLK SOUTHERN RAILWAY COMPANY                                                600 W PEACHTREE STREET N.W
NORFOLK SOUTHERN RAILWAY COMPANY                                                600 W PEACHTREE STREET N.W
Norge Partnership                                                               2930 East 3rd Ave
NORTH AMERICAN TELEPHONE NETWORK                                                4151 ASHFORD DUNWOODY RD.
NORTH AMERICAN TELEPHONE NETWORK                                                4151 ASHFORD DUNWOODY RD
North County Transit District                                                   311 South Tremont St. Right-of-Way Liaison
North County Transit District                                                   311 South Tremont St. Right-of-Way Liaison
North County Transit District                                                   311 South Tremont St. Right-of-Way Liaison
North County Transit District                                                   311 South Tremont St. Right-of-Way Liaison
North Sacramento Land Company                                                   400 Slobe Ave.
Northmeadows Investments Inc.                                                   c/o QBS Realty & Management
                                                                                14 Tri-Park Way, Bldg. 2
Northwestern Mutual Life Insurance Company                                      1119 S Milliken Ave Suite B
Norton Plaza Associates                                                         11911 San Vincente Blvd
NORWEGIAN CRUISE LINE                                                           7665 CORPORATE CENTER DR.
NORWEGIAN CRUISE LINE                                                           7665 CORPORATE CENTER DRIVE
Norwood Tower, LP                                                               c/o Norwood Tower Management Co.
                                                                                114 West 7th Street, Suite 625
NTS Properties III                                                              10172 Linn Station Rd.
O Toole Properties                                                              2210 O Toole Avenue
O'Connor Development LLC                                                        1600 38th Street Ste 203
OHIO EDISON COMPANY                                                             76 SOUTH MAIN STREET
OHIO EDISON COMPANY                                                             76 SOUTH MAIN STREET
OHIO EDISON COMPANY                                                             76 SOUTH MAIN STREET
Ohio Edison Tower LLC-066                                                       c/o McKinley Commercial P.O. Box 3125
Ohio Restaurant Association                                                     c/o Commercial One Property Services
                                                                                1515 Bethel Road, Suite 201
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
Olen Commercial Realty Corp.                                                    7 Corporate Plaza
OLIGARCHY DITCH COMPANY
Olympic Steel Inc.,                                                             5096 Richmond Rd
Omni Business Park, LP                                                          402 S Milliken Ave Ste A
Omnivest Park, LLP                                                              1401 17th Street., Suite 320
One American Center                                                             Cooper Realty Investments 1801 Forest Hills Blvd.,
One Prestige Place Office Building Ltd.                                         4000 Miller-Valentine Court
One Southgate Corporation                                                       60 Tejon Street
One Summer Street                                                               MSP One Summer Street, LLC
                                                                                c/o Markley Stearns Partners
                                                                                875 North Michigan Avenue, Suite 2615
One Wilshire Arcade Imperial LTD                                                c/o Paramount Group, INC. Dept. 53077
Organizational Synergies                                                        10980 Wilshire Blvd., Los Angeles, CA
ORIX GF Denver Venture                                                          100 N. Riverside Plaza Suite 1400
Orley & Lenoia Weaver, Family Trust                                             c/o Byco, Inc. 3300 W. Coast Highway
ORR PROTECTION SYSTEM                                                           P. O. Box  631702
ORR PROTECTION SYSTEM                                                           P. O. Box  631702
ORR PROTECTION SYSTEM, INC.                                                     11379 GROOMS ROAD
Ostendorf Morris c/o Colliers International                                     1100 Superior Avenue
Ostendorf Morris Company                                                        P.O. Box 2359
Ostendorf Morris, Co                                                            c/o Colliers International P.O. Box 93107
Overton, Moore & Associates                                                     1125 W. 190th Street
P & H, Ltd.                                                                     P.O. Box 1759
PAC BELL                                                                        4420 ROSEWOOD DRIVE BUILDING ONE, 4TH FLOOR
PACIFIC BELL                                                                    P. O. Box  60347
PACIFIC BELL MOBILE SERVICES                                                    4420 ROSEWOOD DR BLDG 24TH FLOOR
PACIFIC BELL SBC                                                                722 N. BROADWAY 11TH FLOOR
PACIFIC CARE OF COLORADO                                                        6455 SOUTH YOSEMITE STREET
Pacific Coast Properties (1)                                                    700 Ygnacio Valley Rd.
Pacific Coast Properties (2)                                                    700 Ygnacio Valley Rd.
PACIFIC GATEWAY EXCHANGE                                                        533 AIRPORT BLVD #505
Pacific Gulf Properties                                                         1787 Tribute Road Ste L
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd Ste J
Pacific Gulf Properties                                                         2760 S Harbor Blvd
Pacific Gulf Properties                                                         92 Argonaut
Pacific Partners                                                                9363 Wilshire Blvd.,
Pacific Partnership                                                             115th Street and Vermillion Road,
                                                                                Boulder County, CO
Pacific Plaza Associates                                                        4299 MacArthur Blvd Suite 220
Pacific Real Properties                                                         5837 Mission Gorge Road
Pacifica Hotel Company                                                          c/o Best Western Sunrise 400 N. Harbor Drive
Pacifica Investment Co.                                                         18344 Oxnard St.
Padick Partners                                                                 c/o Rita Wu 1200 Wilshire Boulevard, Suite 310
PAGING NETWORK, INC.                                                            14911 QUORUM DRIVE
Palmer Center, Ltd.                                                             Department 863
Palmer Center, Ltd.                                                             Department 863
Palomar Enterprises, Inc.                                                       825 N. Escondido Blvd
Paramount Partners, LLC                                                         3550 Wilshire Boulevard Suite 1620
Park Building                                                                   P.O. Box 106050
Park Central Building                                                           412 W. 6th Street 65 E. Harrison Street
Park Road Shopping Center, Inc.                                                 4012 Park Road
Parksdown Companies                                                             P.O. Box 910454
PARS SVSP II, LLC                                                               7310 Miramar Road, Ste 625
                                                                                Acct# MPINDUST-KIOSK2-ICGTELE
Pasa Alta Manor                                                                 1790 N. Fair Oaks Avenue
Patrict Heights Inc.                                                            5000 Fawn Meadow
Paul Dudum                                                                      180 Hubbell St
Paul E. Iacono                                                                  2510 W. 237th Street Suite 100
PDS Technical                                                                   6143 S. Willow Dr. Suite 200
Pearl East Partnership, LLP                                                     4875 Pearl East Circle
PEOPLESOFT USA INC                                                              CORPORATE LEGAL 4305 HACIENDA DR
PERA                                                                            1225 17th Street, Suite 2400
                                                                                c/o LaSalle Advisors Limited
                                                                                Attn:  PERA Advisor
Perimeter Park Inc.                                                             30 Perimeter Park Drive
Phillip Calderon                                                                1822 Hildsbrand Avenue
Phillip Goodenough                                                              4154 Wilson Ln
PHOENIX DEVELOPMENT CORPORATION                                                 1316 'N' Street Suite 101
Phoenix Home Life                                                               Lockbox Department 2006 P.O. Box 632006
Phoenix Home Mutual Insurance Company                                           1 American Row
Piedmont Natural Gas Company Inc.                                               1915 Rexford Road
Pieta and San Gal Trust                                                         550 West C St Ste 1820
Pinnacle San Antonio, LLC                                                       100 Taylor Street Suite 101
Pio V. de Feo                                                                   c/o Enterprise Development Co. P.O. Box 1785
PIVOTAL SOFTWARE INC                                                            224 W ESPLANNADE SUITE 300
PJS of Texas, Inc.                                                              1304 West Oltorf Street
PLATTE RIVER POWER AUTHORITY                                                    2000 E HORSETOOTH RD
PLATTE RIVER POWER AUTHORITY                                                    2000 E HORSETOOTH RD
Plazamerica Inc.                                                                c/o Ameplaza Inc.
                                                                                6046 Cornerstone Ct. West, Suite 130
Plazamerica Inc.                                                                c/o Ameplaza Inc.
                                                                                6046 Cornerstone Ct. West, Suite 130
PNC Bank, N.A.                                                                  1084 Solutions Center
Point One Telecommunications, Inc.                                              6801 N. Capitol of Texas Highway Suite 100A
Potrero Hill Investors, Limited Partnership                                     35 Mitchell Blvd Ste 9
POUDRE VALLEY RURAL ELECTRIC ASSOCIATION, INC.                                  7649 REA PARKWAY P.O. BOX 272550
Prado Partners Ltd                                                              P.O. Box 10638
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land Limited Liability Company                                            1960 Industrial Circle
Pratt Land LLC                                                                  P.O Box 1937
Pratt Management, LLC                                                           2101 Ken Pratt Blvd
Precedent Health Center Realty LLC                                              1650 Filmore Street
Precision Auto Care, Inc.                                                       16801 Hawthorne Blvd.,
Preferred Properties Fund 82                                                    7801 East Orchard Road
PREMIER SEARCH                                                                  P. O. Box  1067
Prentiss Properties Aquisition Partners                                         P.O. Box 730267
Prentiss Properties LTD Inc                                                     18881 Von Karman Ave
Prentiss Properties Natomes, LP                                                 2485 Natomes Park Dr
Prestige Management Group                                                       P. O. Box  429
Princeland Properties Inc.                                                      P.O. Box 3938
Princeton Business Park                                                         3353 Bradshaw Rd.
Procomm                                                                         1017 Central Parkway, 112
Progressive Insurance                                                           1110 Chapel Hills Drive
Prologis North Carolina, LP                                                     P.O. Box 91126
Prologis Trust                                                                  P.O. Box 843778
Prominade Mall Development Corp.                                                4150 Mission Blvd.,
Property Colorado OBJLW                                                         Property Colorado OBJLW P. O. Box  5037, Unit #78
Prospect Building G.P. c/o Steele Enterprises                                   2868 Prospect Park Drive, Suite 300
Provident Life & Accident Insurance Co                                          1720 South Bellaire, Ste 904
PRUDENTIAL                                                                      P. O. Box  2300
Prudential Insurance Company of America                                         633 17th Street
Prudential Insurance Company of America                                         90 S. Cascade Ave
Prudential Insurance Company of America                                         633 17th Street
Prudential Insurance Company of America                                         1050 17th Street
Prudential Insurance Company of America                                         1050 17th Street
Prudential Insurance Company of America                                         633 17th Street
Prudential Insurance Company of America                                         633 17th Street
Prudential/Daniel Office Venture, LLC                                           C/O Daniel Realty Corporation.,
                                                                                1200 Corporate Dr.,Ste 250
Prugnara Corporation                                                            351 California St. Ste 100
PS Business Parks, LP                                                           17326 Edwards Road, Suite #115
PSINET TRANSACTION SOLUTIONS INC                                                P. O. Box  221441
PUBLIC SERVICE COMPANY OF CO                                                    2701 W 7TH AVENUE
PUBLIC UTILITIES COMMISSION OF OHIO                                             C/O FERRIS & FERRIS 27533 W. DUBLIN-GRANVILLE ROAD
PUBLIC UTILITIES COMMISSION OF THE STATE OF NEW HA                              8 Old Suncook Road
Quail 600 Ltd. Partnership                                                      c/o Daniel Realty Services, LLC
                                                                                3595 Grandview Parkway P.O. Box 43250
Quality Naturally Foods                                                         18830 E. San Jose
Quinby Building LLC                                                             609 S. Grand Ave., #200
Quintiles Pacific, Inc.                                                         10201 Waterridge Circle
QWEST COMMUNICATIONS                                                            4250 N. FAIRFAX, SUITE 9W
QWEST COMMUNICATIONS                                                            4250 N. FAIRFAX, SUITE 9W
QWEST COMMUNICATIONS                                                            4250 N. FAIRFAX, SUITE 9W
QWEST COMMUNICATIONS                                                            4250 N. FAIRFAX, SUITE 9W
QWEST COMMUNICATIONS                                                            4250 N. FAIRFAX, SUITE 9W
QWEST COMMUNICATIONS                                                            4250 N. FAIRFAX, SUITE 9W
QWEST COMMUNICATIONS                                                            4250 N. FAIRFAX, SUITE 9W
QWEST COMMUNICATIONS                                                            P O BOX 35104
QWEST COMMUNICATIONS CORP                                                       555 SEVENTEENTH STREET
QWEST COMMUNICATIONS CORP                                                       555 SEVENTEENTH STREET
QWEST COMMUNICATIONS CORP                                                       555 SEVENTEENTH STREET
QWEST COMMUNICATIONS CORP                                                       555 SEVENTEENTH STREET
QWEST COMMUNICATIONS CORP                                                       555 SEVENTEENTH STREET
QWEST COMMUNICATIONS CORP                                                       555 SEVENTEENTH STREET
QWEST COMMUNICATIONS CORP                                                       555 SEVENTEENTH STREET
QWEST COMMUNICATIONS CORP                                                       4250 N FAIRFAX DRIVE
QWEST COMMUNICATIONS CORPORATION                                                4250 NORTH FAIRFAX DRIVE
QWEST COMMUNICATIONS CORPORATION                                                4250 N. FAIRFAX DRIVE
R&H Mission Gorge, Ltd.                                                         c/o Colliers StepStone LLC
                                                                                610 West Ash Street, Ste #1400
R.R. Robinson                                                                   2534 State Street
R.S. Mills                                                                      c/o CB Richard Ellis, Reichle Klein P.O. Box 351150
RAL Group, LTD                                                                  2404 Wilshire
Ramsey Realty Corp.                                                             5407 Bandera Road, 113
Randy Mael                                                                      8520 Younger Creek Dr
Randy Steinberg                                                                 8720 S. San Pedro
RCB Trust Company                                                               c/o RCB Trust Company 29 Federal Street
RDST, INC.                                                                      8100 JETSTAR DR., SUITE 100
Realtec Associates                                                              P.O. Box 7208
REDSTONE NETWORK SERVICES                                                       PREMIERE HOUSE ELSTREE WAY
Reliable Wholesale Lumber, Inc.                                                 5505 Garden Grove Boulevard, Suite 150
                                                                                c/o Interpacific Asset Management
Reliance Development Group                                                      c/o Reliance Insurance Company, Inc.
                                                                                11878 La Grange Avenue
Reliance Development Group c/o Reliance Insurance Company, Inc                  11878 La Grange Avenue
Remo Pasouini                                                                   3439 S. Broadway, Suite 202
Republic Park Building 99, LLC                                                  c/o ACF Property Mgmt., Inc.
                                                                                13440 Ventura Blvd, Ste 200
Res-Care, Inc.                                                                  10140 Linn Station
Reserve Building Associates L.P.                                                135 Wesern Reserve Building 1468 W. 9th Street
RESONATE INC                                                                    385 MOFFETT PARK DR, SUITE 205
Rezepka & Associates                                                            c/o Owner's Management Co. 25250 Rockside Road
RHSC LLC                                                                        90 South Cascade Ave, Ste. 1130
RHSC LLC                                                                        90 South Cascade Ave, Ste. 1130
Richard A. Lazarus & Family Trust                                               12 Manzanita Ave.
Richard Bertolucci                                                              1717 Stockton Blvd.
Richard Deal                                                                    2557 Albatross Way
Richard Moore                                                                   1420 Fulton Avenue
Richard, Herbert R., Walter J. Brendlen                                         242 Shaw Road
Rick Mower                                                                      1314 H Street
Riger Investment Properties                                                     16207 Ward Way
Ritchie Commercial                                                              2730 Union Avenue
Riverboat Delta King                                                            1000 Front Street
Rob Miller                                                                      1816 19th St
Robert Bell                                                                     2718 Merchantile Drive
ROBERT BELTON - BORN INFORMATION SERVICES                                       445 E. Lake Street Suite 120
Robert Colman Trust                                                             610 Santa Monica Blvd.,
Robert Jones                                                                    P.O. Box 950
Robert Robeson                                                                  101 Eaton Ct
Robert Willard                                                                  1040 S 8th St Ste 101
Rock Properties                                                                 c/o Opus Investments, Inc.
                                                                                7400 East Caley Avenue, Suite 100
Rockfield / Banyan Associates, LP                                               15707 Rockfield Blvd, Suite 345
Rockside Investors LP                                                           6200 Rockside Woods Blvd
ROCKY MTN. SECURITY SERVICES DBA INTEGRATED SYSTEM                              2171 S. GRAPE ST.
Roger Easley                                                                    1177 Laurelwood Rd
Roll Properties                                                                 13360 E Firestone Blvd
Ron Bieber                                                                      1401 El Camino Avenue
Roque De La Fuente Alexander Revocable Trust #1                                 5440 Morehouse Dr, Ste 4000
Rose Canyon Business Park                                                       4901 Morena Blvd
Rose Realty                                                                     P.O. Box 720
Rosenblum Associates                                                            115 Great Oaks Blvd.
Roy A. Woodward                                                                 8781 Cuyamoca, Suite G
Royal Century Inc.                                                              320 West Badillo Street, Suite 102
Royce Yost                                                                      11103 San Pedro
Ruey F. Hodapp, Jr.                                                             3490 S. Dixie Dr., Suite 114
Russell & Lavona Tinsley Living Trust                                           5858 Hollywood Blvd.
S. Naimi                                                                        3200 Santa Monica Blvd.,
S.B. Jax Ltd.                                                                   c/o Songy Partners Realty, Ltd.
                                                                                200 W. Forsyth Street, Suite 800
S.X. Callahan Inc.                                                              824 Laredo Street
Safari Business Center                                                          c/o Zebra Properties 2020 Lynx Trail
Saint Lukes Medical Ctr                                                         1719 East 19th Street
Samuel K. Wong                                                                  137 S. 7th Avenue
San Diego 225 RPFIII Limited Liability Co.                                      225 Broadway
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
San Diego Community College District                                            3375 Camino Del Rio South
SAN DIEGO GAS & ELECTRIC CO                                                     101 ASH STREET
San Diego Mayflower                                                             9320 Miramar Road
San Diego Mayflower                                                             9320 Miramar Road
San Diego Mayflower                                                             9320 Miramar Road
San Diego Mayflower                                                             9320 Miramar Road
San Diego Mayflower                                                             9320 Miramar Road
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Diego Tech Center LLC                                                       9605 Scranton Rd #102
San Franando Cathedral                                                          115 Main Plaza
San Gabriel Valley Medical Center                                               438 W. Las Tunas Dr.
San Marcos Pavilion/Las Campanillas Villa                                       703 Palomar Airport Rd., Suite 250
Sanderson J. Ray Carnagie Centre Associates                                     2699 White Rd, Ste 150
Sanderson J. Ray Carnagie Centre Associates                                     2699 White Rd, Ste 150
Sang C Lee & Soon Lee                                                           155 Polo Pony Drive
Sara H. Bissell and Alice Harney                                                6337 Morrison Blvd
Sarah H. Bissell                                                                6230 Fairview Road
Sarah H. Bissell                                                                6302 Fairview Road
SBHI, Inc                                                                       580 N 4th St
SCC COMMUNICATIONS                                                              6285 LOOKOUT ROAD
Scenic Loan Acquisition Partnership                                             c/o Investment Properties Group
                                                                                16672 Millikan Avenue
SCHWAB RETIREMENT PLAN SERVICES                                                 320 SPRINGSIDE DRIVE, SUITE 350
SCI                                                                             8200 Old Brownsville Road
Scott Jones                                                                     14526 Jones Maltsberger, #210
Scurfield Co.                                                                   1012 2nd Street
Service Corporation International                                               3422 Holly Road
Seymour Rosenblum                                                               5315 Laurel Canyon Blvd
SHARED COMMUNICATIONS SERVICES, INC                                             3723 FAIRVIEW INDUSTRIAL DRIVE SE
Sharland Investment                                                             3820 Auburn Blvd.
Shaw Business Center                                                            1630 Union Street
Sheldon Appel Company                                                           2148A Federal Lane
Sheldon Gans                                                                    242 E Gish Rd
Shepards                                                                        555 Middlecreek Parkway
Sheraton San Diego                                                              1380 Harbor Island Drive
Sherrilyn I. Coakes                                                             26465 N. Paso Trail
Shoal Creek No.1, LLC                                                           16901 N. Dallas Parkway, #424
Sierra Curtis Neighborhood Association                                          2791 24th Street
Sierra Development Company                                                      One East First Street
Signature Services                                                              P.O. Box 2071
Signature Yosemite Limited Liability                                            11344 Coloma Rd
Sinco Investments                                                               5675 DTC Blvd, Suite 120
SJ Archulete                                                                    3130 Bradshaw Rd.
                                                                                3330 C. One Half Rd
Square Six Partnership, Ltd                                                     700 3rd Street S.E
Slesnick Realty Co. Ltd                                                         700 3rd Street SE
Slesnick Realty Co. Ltd.                                                        25 Stillman St
SlipNet, Incorporated                                                           2402 Michelson Drive, Suite 270
Smyth Asset Management Company                                                  1150 West Third Street
Society National Bank                                                           c/o Induflex Properties
Soeder Limited                                                                  33230 Lakeland Blvd.
Softlanding Systems Inc                                                         84 Elm Street
Solana Beach Towne Centers Investments, LP                                      c/o American Assets, Inc.
                                                                                11455 El Camino Real, Suite# 200
SOSINC                                                                          4297 SERGEANT RD
SOUTH DAKOTA NETWORK                                                            2900 W. 10TH ST.
South Grammar Office Complex                                                    34 Connecticut Boulevard
SOUTHEAST COLORADO POWER ASSOCIATION                                            901 WEST 3RD STREET
SOUTHERN CALIFORNIA EDISON CO                                                   2244 WALNUT GROVE AVE, P. O. Box  800
SOUTHERN CALIFORNIA EDISON CO                                                   2244 WALNUT GROVE AVE, P. O. Box  800
SOUTHERN CALIFORNIA EDISON CO                                                   2244 WALNUT GROVE AVE, P. O. Box  800
SOUTHERN DEVELOPMENT &                                                          64 PERIMETER CENTER EAST
Southern National Center LTD Partnership                                        200 S. College Street
SOUTHERN TELECOM 1 INC                                                          270 PEACHTREE STREET 15TH FL
SOUTHWESTERN BELL                                                               ONE BELL PLAZA, ROOM 280
SOUTHWESTERN BELL TELEPHONE                                                     208 S AKARD, ROOM 2802
SOUTHWESTERN BELL TELEPHONE CO                                                  1010 PINE STREET
SOUTHWESTERN BELL TELEPHONE COMPANY                                             6500 WEST LOOP SOUTH, ZONE 5-3
SOUTHWESTERN BELL TELEPHONE COMPANY                                             ONE BELL PLAZA
SOUTHWESTERN BELL TELEPHONE COMPANY (SWBT)                                      ONE BELL PLAZA
Spieker Properties LP                                                           2200 Powell Street
Spieker Properties LP                                                           655 Montgomery Street, #1400
Spieker Properties LP                                                           655 Montgomery Street, 1400
SPRINT                                                                          1200 MAIN ST., 10TH FLOOR
Sprint Communications Company LP                                                8140 Ward Parkway
Sprint Spectrum LP                                                              4700 South Syracuse, Ste 600
ST PAUL FIRE AND MARINE INSURANCE COMPANY                                       385 WASHINGTON ST.
St. Paul Properties Inc                                                         385 Washington Street
ST. PAULS GREEK ORTHODOX CHURCH                                                 14 W. Anderson Street
Standard Register                                                               600 Albany Street
Stanley & Ruth Crowe                                                            4162 Weisenberger Rd
Stanley Blaustein
Stanton Partners                                                                1640 Gilbreth Road
STAR TELECOM INC                                                                1145 HIGHBROOK ST, SUITE 411
STARNET                                                                         579 FIRST BANK DR, SUITE 100
STAR-TEL (STARTEL, STAR TEL)                                                    1200 BRIARCREST DRIVE, SUITE 1000
Starwood SVP II, LLC                                                            c/o Trammell Crow Company
                                                                                21515 Hawthorne Blvd, Ste 805
State of Colorado                                                               Attn: Dept of Personnel,
                                                                                      General Support Services., 690 Kipling
State of Colorado                                                               Attn: Dept of Personnel,
                                                                                      General Support Services., 690 Kipling
State of Colorado                                                               Attn: Dept of Personnel,
                                                                                      General Support Services., 690 Kipling
State of Colorado                                                               Attn: Dept of Personnel,
                                                                                      General Support Services., 690 Kipling
State of Colorado                                                               Attn: Dept of Personnel,
                                                                                      General Support Services., 690 Kipling
State of Colorado                                                               Attn: Dept of Personnel,
                                                                                      General Support Services., 690 Kipling
STATE COMMUNICATIONS                                                            200 N. MAIN STREET, SUITE 303
STATE OF ALABAMA/GTE SOUTH, INC                                                 PO BOX 997
State of California Public Employees Retirement Sy                              400 P Street, Room 3310
STATE OF COLORADO                                                               690 KIPLING STREET
STATE OF COLORADO DEPT OF TRANSPORTATION                                        4201 E ARKANSAS
STATE OF GEORGIA                                                                2 CAPITOL SQ
STATE OF NORTH CAROLINA                                                         P. O. Box  25000
STATE OF NORTH CAROLINA                                                         COUNTY OF MECKLENBURG NORTH CAROLINA STATE OF
                                                                                  DEPT OF TRANSPORTATION DIVISION OF HIGHWAYS
State Teachers Retirement System                                                11755 Wilshire Blvd
STD, Ltd                                                                        2901 Saco St
Stephen Brandenburger                                                           11290 Trade Center Drive
Stephen J. Whicahard                                                            225 Broadway, Ste 1700
                                                                                c/o Sentre Partners Attn:  Audrey Asaro
STERLING TELECOMMUNICATIONS                                                     215 SOUTH LA CIENEGA BLVD, SUITE 205
Steve Bayes                                                                     6127 Fair Oaks  Blvd
Steven C. Hallman Press                                                         13624 Floyd Circle
Strawberry Holding, Inc.                                                        2350 17th Avenue, Suite 205
Stuart Gruendl                                                                  2067 Mountain Blvd
Summit Office Park                                                              Summit Three, Acct# 63ICG01 P.O. Box 72393
Summit Office Park                                                              Summit One P.O. Box72391
Sunbelt-Varna, LTD                                                              7633 Varna Avenue
SUPERIOR                                                                        24012 CALLE DE LA PLATA SUITE 470
Surrendra & Savita Gorel                                                        2740 Telegraph Avenue
Sutton Properties                                                               2174 Harris Avenue, Suite 5
Suzanne Kilmer                                                                  3835 J Street
Swedish Hospital                                                                701 E. Hampden Avenue
Swedish Medical Center                                                          6169 S. Balsam Way
T Allan & J Henry et al                                                         439 Eccles Avenue
T.P. Corporation                                                                6189 Mayfield Rd, Ste 202
T.P. Corporation                                                                6189 Mayfield Rd, Ste 202
Taber Consultants                                                               c/o Al Taber 3911 W. Capitol Avenue
Tabor Center Associates, L.P.                                                   1200 17th Street, Suite 1130
TCAST COMMUNICATIONS, INC (T CAST)                                              624 SOUTH GRAND AVENUE, #2900
Tegra Telephone Systems, LLC                                                    200 West 10th Street
TEKSYSTEMS                                                                      7301 PARKWAY DRIVE
TEKSYSTEMS, INC                                                                 7301 PARKWAY DRIVE
TELECOM AFFILIATES INC                                                          2601 SOUTH LEMAY, SUITE 36
Telehub, Inc.                                                                   65 Manor Road
Telemax System
TELEPACIFIC CORPORATION                                                         515 S FLOWER ST, #4900
TELEPACIFIC CORPORATION                                                         800 W. 6TH STREET
Teresa Sharp                                                                    7217 Bandera Road, Building B
Terry R O'Neill                                                                 23221 S. Pointe Drive, Suite 103
Th Harris Group Partners                                                        330 South Tryon
The Beerman Realty Company                                                      11 West Monument Building
The Brentwood at Kiowa, HOA                                                     11500 San Vicente Blvd.
The Briargate Joint Venture                                                     7710 North Union Blvd
The Burnham Insitute                                                            10901 N. Torrey Pines Road., Suite 500
The Chateau                                                                     20501 Venture Boulevard, Suite 220
The Clorox Company                                                              1221 Broadway
The Equitable Life Assurance Society of the US                                  COMPASS M&L - Denver 21201 Network Place
The First National Bank of Boston                                               99 west Street
THE FOXWORTHY PARTNERSHIP                                                       1601 Jackson Street, Suite 200
The French Company                                                              2500 Michelson Drive, Ste 250
The Galbreath Company                                                           33 West First Street
The Galbreath Company                                                           40 West Fourth Street
The Goathill Group, LLC                                                         5670 Greenwood Plaza Blvd
The Lafayette Partnership                                                       523 S. Louisiana Street, Suite 100
The Lebovic Family Trust                                                        7021 Radford Ave
The Parklane Company                                                            P.O. Box 2725
The Realty Assoc Fund IV/Tri Freeway Business Park                              P. O. Box  51921, Unit X
The Secretary of the Army                                                       Omaha District, Corps of Engineers
                                                                                ATTN: CENWO-RE-MM 215 N 17th Street
THE SUPREME COURT LTD                                                           c/o Ivan Bruner 5555 Odana Road, Suite 115
The University of Denver                                                        2301 South University Boulevard
THE ZELLERBACH FAMILY FUND                                                      C/O  B.E. PROPERTIES
                                                                                120 MONTGOMERY STREET, SUITE 2000
Thomas A. Hollfelder                                                            760 Arrow Grand Circle
Thomas Gabele                                                                   6125 El Pomar Drive
Thomas H. Oneal Revocable Trust                                                 19039 E. Plaza Drive
Three Cloverleaf Parkway                                                        5525 Cloverleaf Parkway
Thruway Court LLC                                                               c/o HKS Realty Associates
                                                                                290 Elwood Davis Road, #306
Thunderstone-Expansion Programs International Inc.                              11115 Edgewater Drive
Tiernan Communications                                                          11025 Roselle St
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLE NORTHEAST OHIO               1655 BRITTAIN ROAD
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF CHARLOTTE           316 E. Morehead Street
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF CHARLOTTE           316 E. Morehead Street
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF CHARLOTTE           316 E. Morehead Street
TIME WARNER TELECOM                                                             10475 PARK MEADOWS DRIVE
TIME WARNER TELECOM                                                             4001 Main Street
Todd Smith                                                                      6920 Miramar Road
Toebben, LTD.                                                                   541 Buttermilk Pike, Suite 104
Tokai Financial Services, Inc.                                                  Reference # 24162043 P.O. Box 105819
Tom and Barbara Schmidt                                                         2828 Q Street
Tom Cheng                                                                       2149 Old Oakland Rd
Tom Cook                                                                        2020 Hurley Way
Tom Keberlein Construction, LLC                                                 2990 29th Street, Unit 7
Tower Corporation                                                               1405 Curtis Street
Town & Country Foods                                                            3115 E. Mulberry
Toyo Real Estate Company USA, Inc.                                              600 Wilshire Blvd.
Toyo Real Estate Company USA, Inc.                                              600 Wilshire Blvd.
TRANSACTION NETWORK SERVICES (TNS)                                              1939 ROLAND CLARKE PLACE
TRANSACTION NETWORK SERVICES (TNS)                                              1939 ROLAND CLARKE PLACE
TRANSAMERICA                                                                    1150 SOUTH OLIVE STREET
TRANSTEL COMMUNICATIONS, INC. D/B/A NATIONAL NETWO                              324 SOUTH STATE, SUITE 308
TRAVERS REALTY CORP.                                                            550 SOUTH HOPE STREET, 26TH FLOOR
Tres Limited c/o Total Management                                               1201 16th Avenue South
Triad Property Management                                                       123 S. Alvarado Street
Triangle Real Estate Services, Inc.                                             P.O. Box 30917
Trident Center Partners                                                         11355 W. Olympic Blvd.,
TriNet Essential Facilities X, Inc.                                             Four Embarcadero Center
Tri-State Improvement Co c/o Compass Management & Leasing                       105 East 4th Street
Triton Overseas Transportation
TT Consulting                                                                   15398 S.W. 153rd Street
Two American Center                                                             Cooper Realty Investments 1801 Forest Hills Blvd.
Two First Unio Centre                                                           301 South Tryon Street, Suite 1910
Two North Twentieth, L.P.                                                       2 North 20th Steert
Ultima Holdings LLC                                                             55 Marietta Street, N.W., Suite 1555
UniFirst Holdings L.P. dba UniFirst                                             3047 E. Commerce St.,
UNION PACIFIC                                                                   37847 SHINN STREET
Union Pacific Railroad                                                          1416 Dodge Street
UNION PACIFIC RAILROAD COMPANY                                                  1800 FARNAM ST.
UNION PACIFIC RAILROAD COMPANY                                                  37847 SHINN STREET
United Building Associates                                                      707 S. Broadway, Suite 411
United Office Inc.                                                              217 E. Stone Avenue, Suite 10
UNITED PARCEL SERVICE                                                           P.O. BOX 505820
UNITED PERSONNEL                                                                7720 E. BELLEVIEW, SUITE B-103
United States Realty & Investment Co                                            c/o Murphree Properties, Inc. P.O. Box 653
United Way                                                                      8912 Volunteer Ln Ste 200
University National Bank Center J V                                             2696 South Colorado Blvd
University of Texas System                                                      201 West 7th Street, Room 430
University Town Center Associates LP                                            c/o TrizecHahn Offices Properties Inc.
                                                                                233 S. Wacker Rd., Ste 3330
US ARMY., Omaha District, Corps of Engineers                                    Attn: CENWO-RE-MM., 215 N. 17th Street
US COM INC                                                                      146 W. COURTLAND
US COM INC                                                                      146 W. COURTLAND
US COM, INC.                                                                    2201 GLENARM PLACE
US WEST COMMUNICATIONS                                                          1801 CALIFORNIA ST., RM 2330
US WEST COMMUNICATIONS                                                          800 MAIN STREET
US WEST COMMUNICATIONS INC                                                      1801 CALIFORNIA, ROOM 2410
Utah State Retirement Fund                                                      Sierra Properties, Inc. 102 South Tejon, Suite 104
Valley Business Park                                                            1516 N Fairfax Ave
Valley Community Health Center                                                  157 Main St
Valley Presbyterian Hospital                                                    c/o Transcon Property Services Partners
                                                                                15211 Vanowen Avenue
Valley Village                                                                  20830 Sherman Way
ValleyLab, Inc.                                                                 5920 Longbow Drive
VANION, INC.                                                                    2 NORTH CASADE, SUITE 900
VANKAMPEN INVESTMENTS, INC.                                                     ONE PARKVIEW PLAZA
Vault/Land Limited Co.                                                          2115 Wales Avenue N.W.
VENTURE REALTY                                                                  101 North West 75th Street, Suite 1
VERIO TEXAS                                                                     2499 SOUTH CAPITAL OF TEXAS HIGHWAY
VERIZON
Vernon C. Genn                                                                  950 Parker Street
Versacom, Inc                                                                   801 W Mineral Ave
VERTEX INC                                                                      1041 OLD CASSATT ROAD
VERTEX INC                                                                      8410 BRYN MAWR
VIATEL, INC                                                                     800 3RD AVENUE
Victor Dallari, Jr.                                                             11363 Folsom Blvd.
VILLAGE OF VALLEY VIEW                                                          6848 HATHAWAY ROAD
VILLAGE OF VALLEY VIEW                                                          6848 HATHAWAY ROAD
Vincent Maita                                                                   2500 Auburn Blvd
Vincent Vanni                                                                   c/o Harrison Vanderslice, Drawer 610
Vine Properties                                                                 3255 Wilshire Blvd.
Violette Florika                                                                8666 Commerce Avenue
VIP Plaza                                                                       2209 N. San Gabriel Blvd.
VISTA VOICE AND DATA                                                            P.O. BOX 25459
Vitesse Semiconductor, Inc.                                                     741 Calle Plano
VNET                                                                            325 East 9th Street
VOICE VISION INTERNATIONAL                                                      444 S. Flower Street Suite 4188
WALLER CREEK COMMUNICATIONS                                                     1801 N. LAMAR BOULEVARD, SUITE M
WALLER CREEK COMMUNICATIONS                                                     1801 N. LAMAR BOULEVARD, SUITE M
Wang Partnership                                                                5325 Pacific Coast Highway
Ward, Asel, Sunthimer & Co. P.C.                                                5495 Belt Line Road, #170
Warner Redhill Association, LTD                                                 c/o Insignia/ESG 15941 Redhill Avenue
Watt Management Co.                                                             1000 East Garvey Avenue South
Waxie Enterprises, Inc.                                                         9353 Waxie Way
WCB Five Limited Partnership                                                    c/o PM Realty Company LP 9450 Scranton Road, Ste 105
WCB Five Limited Partnership                                                    c/o PM Realty Company LP 9450 Scranton Rd, Ste 105
Webster Street Partners LTD                                                     2101 Webster Street
WECS Corporation                                                                1736 E. Sunshine, Suite 304
Weigand-Omega Management, Inc                                                   333 S. Broadway, Suite 105
West Capital Partners                                                           825 Harbor Blvd
WEST COAST PORTABILITY SERVICES, LLC                                            AND NEUSTAR, HTTP://WWW.NUMBERPOOL.COM
West Court Square                                                               Triad Properties Corp 200 Westside Square, Suite 53
West End Properties, LLC                                                        P.O. Box 640754
West First Plaza, LLC                                                           c/o Stratford Business Corp
                                                                                130 W. 2nd Street, Suite 628
West Investment Properties                                                      1000 E. Garvey Avenue South
West Jefferson Place                                                            c/o The Gibson Co. 340 S. Broadway, Suite 102
West Mall Associates LLP                                                        8686 19th St
West Point Development Co                                                       910 54th Avenue
Western Farm Credit Bank                                                        3636 American River Dr
Western Union ATS, Inc.                                                         2400 N. Glenville Drive
Western Union, ATS, Inc                                                         2400 N. Glenville Drive
Westport, LTD                                                                   333 West Hampden Avenue, Suite 800
Westside Residence Hall, Inc                                                    733 South Hindry Avenue
W-F Associates, LTD Partnership                                                 101 North Tryon Street
Whittington Realty Partners                                                     10300 Linn Station
WHML-S Real Estate Limited Partnership                                          c/o Grubb & Ellis Management Services, Inc.
                                                                                2001 Park Place North, Suite 910
WHML-S Real Estate Limited Partnership                                          c/o Grubb & Ellis Management Services
                                                                                2001 Park Place North, Suite 910
WHPX-S Real Estate Limited Partnership                                          P.O. Box 2910
Willard & Company                                                               4000 Dahlia St
Willard Computers                                                               276 West Bangle Road
William C. Godley                                                               415-D Minuet Lane
William or Sharon Reininger                                                     10934 Lin-Vale Drive
Willow Trace II Associates LP                                                   830 Fesslers Parkway, Suite 100
Wilshire Center Inc                                                             3255 Wilshire Blvd
Wilson Plaza Associates LP                                                      606 N. Carancahua, Suite 900
Wilson Plaza Associates, LP                                                     606 N. Carancahua Street
Wilson Plaza Associates, LP                                                     606 N. Carancahua Street
WJS, Inc.                                                                       5031 Birch Street, Suite D
WJS, Inc.                                                                       5031 Birch Street, Suite D
WJS, Inc.                                                                       5031 Birch Street, Suite D
WKB Value Partners, LP-Eaton Center                                             c/o CB Richard Ellis 1111 Superior Ave., Suite 1105
Wohl/Valley Plaza                                                               2402 Michelson Drive, Suite #170
Woodmen Office Campus 3 JV, LLC                                                 400 S Colorado Blvd, Ste 210
Woodmen Office Campus 4 JV LLC                                                  7350 Campus Drive
WORLD TOUCH COMMUNICATIONS, INC (WORLDTOUCH)                                    1144 NORTH PLANN ROAD, SUITE 1400
Writer Corporation                                                              27 Inverness Drive East
WW & LJ Gateways Ltd                                                            11111 Santa Monica Boulevard, Ste 100
WW & LJ Gateways Ltd                                                            11111 Santa Monica Boulevard, Ste 100
Yehuda Lavee, Gideon Goldman and Yehuda Handel                                  16161 Roscoe Blvd
Yellow Transportation LLC                                                       7500 E 41st St
Young Life Inc                                                                  420 North Cascade Ave
Zellerbach Family Fund                                                          c/o B.E. Properties 120 Montgomery, Ste 2000
Ziff Properties Inc                                                             P.O. Box 751554
ZNET, INC.                                                                      777 SOUTH HIGHWAY 101, SUITE 204
Zufu Properties Company, LTD                                                    c/o Total Properties Management Company
                                                                                3530 Wishire Blvd
Zufu Properties Company, LTD                                                    c/o Total Properties Management Company
                                                                                3530 Wishire Blvd
Zufu Properties Company, LTD                                                    c/o Total Properties Management Company
                                                                                3530 Wishire Blvd
Zufu Properties Company, LTD                                                    c/o Total Properties Management Company
                                                                                3530 Wishire Blvd
Zufu Properties Company, LTD                                                    c/o Total Properties Management Company
                                                                                3530 Wishire Blvd

(TABLE CONTINUED)

ICG Communications, Inc.
Listing of Executory Contracts and Unexpired Leases
To be Assumed
------------------------------------------------------------------------------------------------------------------------
                    Non-Debtor Party to Lease/Contract - Continued
------------------------------------------------------------------------------------------------------------------------
                                                                                               Address
------------------------------------------------------------------------------------------------------------------------
Name                                                                                  City           State    Zip
------------------------------------------------------------------------------------------------------------------------
10 Parkway Plaza Associates                                                        Charlotte          NC     28202
1000 Atlantic Avenue/Aegis Corporate Services                                       Oakland           CA     94607
1001 Euclid Associates Company, Ltd                                                Cleveland          OH     44115
1001 Euclid Associates Company, Ltd                                                Cleveland          OH     44115
1052 West Peachtree, LLC                                                            Atlanta           GA     30309
111 Dayton Association LTD                                                           Dayton           OH     45402
11601 Wilshire Associates                                                         Los Angeles         CA     90025
1200 Wilshire Building, Ltd                                                       Los Angeles         CA     90017
12039 W. Alameda Parkway                                                            Lakewood          CO     80112
129 W. Trade Street, L.L.C.                                                        Charlotte          NC     28202
130 West Second Ltd.                                                                 Dayton           OH     45402
1331 17th Inc                                                                       Vandalia          OH
1331 17th Street, Inc.                                                               Denver           CO     80202
1340 Old Bayshore Associates                                                       Burlingame         CA     91010
13857 Hawthorne Blvd. Land Trust                                                   Hawthorne          CA     90250
161 Inverness Drive West                                                           Englewood          CO     80112
1655 Walnut Street, LLC                                                             Boulder           CO     80302
1700 I Street Associates                                                           Sacramento         CA     95819
17Th Street Plaza Realty Holding                                                    Chicago           IL     60690
1800 NE Loop                                                                     San Antonio         TX     78217
1903 S. Broadway Company                                                           Rochester          MN     55904
1940 Blake St, Ste 301                                                               Denver           CO     80202
200 North Third Ave                                                                Camp Hill          PA   17001-1394
2060 Broadway                                                                        Denver           CO     80206
2100 West Loop South                                                                Houston           TX     77027
2221 Bijou Limited Liability Company c/o Fieldhill Properties                   Colorado Springs      CO     80909
2450 South Trust Tower                                                             Birmingham         AL     35223
280 Associates, L.L.C.
30 P-Park, LLC                                                                      Atlanta           GA     30341
300 Market Street Partnership                                                       Oakland           CA     94607
3000 Pearl Street Boulder                                                          Boulder           CO     80301
3222 Winona Bldg., LLP                                                          North Highlands       CA     95660
3310 West End, LLC                                                                 Cincinnati         OH   45264-0754
3411 Investments                                                                     Dayton           OH     45439
3825 Newport Street                                                                  Denver           CO     80210
3875 Wilshire Company                                                             Los Angeles         CA     90005
3rd St. LTD                                                                          Boulder          CO
410 Seventeenth Street Corp                                                          Denver           CO     80202
519 Carolina                                                                      San Antonio         TX     78210
55 Almaden Bouelvard Partners                                                     Los Angeles         CA     90025
5901A Peachtree-Dunwoody Road C/O Palisades One                                     Atlanta           GA     30328
5th Avenue Professional Center                                                     San Diego          CA     92101
6060 Partnership                                                                    Boulder           CO   80301-3323
6310 Fairview Road                                                                Charlotte          NC     28210
6401 Morrison Boulevard                                                            Charlotte          NC     28211
641 Mission Street Partners                                                      San Francisco        CA     94103
65 Public Square Associates                                                       Wilkes-Barre        PA     18701
700 Prospect Corporation                                                           Cleveland          OH     44115
707 L.L.C. or 2850 L.L.C.
717 S Wells, LLC                                                                    Chicago           IL     60607
75 Broad LLC                                                                        New York          NY     10004
770 L Street Investment Group, Inc.                                                Sacramento         CA     95814
8670 Property Partners LTD                                                       Beverly Hills        CA     90211
888 Craycroft Properties                                                             Tucson           AZ   85704-4339
910 Associates, Inc.                                                                 Denver           CO     80202
9100 San Pedro Avenue                                                             San Antonio         TX     78216
9174 S. Jamaica                                                                      Tulsa            OK     74103
96 Inverness LP                                                                    Englewood          CO     80112
9620 Chesapeake Building                                                           San Diego          CA     92123
Academy Travel Network
Accelerated Bureau of Collections Inc                                              Englewood          CO     80111
Access Developer                                                                   San Diego          CA     92121
Access Developer                                                                   San Diego          CA     92121
Access Transmission Services                                                       Rchardson          TX     75082
ACF Plaza                                                                         Los Angeles         CA     90010
ACF Properties                                                                     Englewood          CO     80111
ACI                                                                                Vacaville          CA   95696-6269
Action Instruments                                                                 San Diego          CA     92123
Action Investments                                                                 Escondido          CA     92025
Actors Theatre of Louisville, Inc.                                                 Louisville         KY     40202
Actors Theatre of Louisville, Inc.                                                 Louisville         KY     40202
Adaptec                                                                             Longmont          CO     80503
ADC SAVILLE                                                                                                    0
Adkisson Vibeke                                                                    Englewood          CO     80110
Adler Office Associates, Ltd.                                                        Miami            FL     33126
ADS Switch Partners, LLC                                                           Sacramento         CA     95814
ADT Security Systems, Inc.                                                           Aurora           CO
Advanced Property Management & Leasing                                              Lakewood          CA     90712
Adventure Unlimited                                                                Englewood          CO     80111
AEP COMMUNICATIONS LLC                                                              Columbus          OH     43215
AEP Communications, LLC                                                             Columbus          OH     43215
Aero Industrial                                                                    San Diego          CA   92112-3010
Aero Park Associates                                                               San Diego          CA     92123
Aetna  Life Insurance Co.                                                            Denver           CO     80202
Aetna Life Insurance                                                                 Denver           CO     80202
Aetna Life Insurance Co.                                                           Charlotte          NC     28209
Affiliated Medical Practices                                                        Columbus          OH     43205
Affordable Travel                                                                    Austin           TX     78756
Aggreko, Inc.                                                                    Commerce City        CO     80022
AGT International Inc.  BDSI Inc D/B/A Beechwood                                    Columbus          OH     43202
AIG Life Insurance Co                                                                Denver           CO     80202
Alameda Credit Union                                                                Alameda           CA     94501
Alameda Real Estate Investments                                                     Alameda           CA     94501
Alamo Management                                                                  San Antonio         TX     78230
Alexander Street Investors, LLC                                                    Charlotte          NC     28202
All Crane Erection & Rental Inc                                                    Cleveland          OH     44142
All State Management Co                                                              Akron            OH     44310
ALTA Broadcasting                                                                   San Jose          CA     95113
AmCap/Denver Limited Partnership                                                    Lakewood          CO     80228
American Baptist Churches of the Pacific Southwest                                   Covina           CA     91724
American Electric Power                                                             Columbus          OH     43215
American Housekeeping                                                                Dallas           TX     75208
American Humane Association                                                        Englewood          CO     80112
AMERICAN RECOVERY SERVICE, INC                                                  Highlands Ranch       CO   801631172
AMERICAN TELECONFERENCING SERVICES, INC.                                        COLORADO SPRINGS      CO     80919
America's First Federal Credit Union                                               Birmingham         AL     35203
Ameritech / Prism                                                                                              0
Ameritech Information Industry Srvs                                                Milwaukee          WI     53202
Amerivoice Corporation                                                               Akron            OH     44303
AmSher Collection                                                                  Birmingham         AL     35203
Amstar Denver Ltd.,                                                                  Denver           CO     80265
Anderson Family Trust                                                           City of Industry      CA     91748
Andrew Earl Karsh                                                                  San Diego          CA     92120
Andrews-Bloom Investments LP                                                     San Francisco        CA     94080
Anemone Properties Associates, L.P.                                                Englewood          CO     80111
ANS Communications, Inc.                                                            Purchase          NY     10577
Anthony J. Kutschera                                                             Atlantic City        NJ     08404
Apollo-Pacifica, LLC                                                               Cleveland          OH
ARAG Group                                                                         Des Moines         IA     50309
Aragon, Debra                                                                      Englewood          CO     80112
Arapahoe & Revere Business Center LLC                                              Englewood          CO     80112
Arapahoe & Revere Business Center LLC                                              Englewood          CO     80112
Arden Landmark, L.L.C.                                                            Indianapolis        IN     46206
Arden Realty Limited Partnership                                                 San Francisco        CA   94120-7636
Arden Realty, Inc.                                                                Conshohocken        PA     19428
Arena Group 2000, LLC                                                              San Diego          CA     92210
Argora Properties, LP                                                                Topeka           KS     66603
Art Letich Realtors                                                                San Diego          CA     92116
Artesia Data Systems, Inc.                                                         Willoughby         OH
Arthur Bros Investment Co                                                         Santa Clara         CA     95051
Arts Center Foundation                                                               Dayton           OH     45402
Arts Center Foundation                                                               Dayton           OH     45402
Arunee & John Pattaphongse                                                        Los Angeles         CA     90021
Asean Telecom                                                                   Rowland Heights       CA     91708
Ashford Loop Associates, L.P.                                                        Newark           NJ     71989
Ashisk Vibhakar                                                                     Torrance          CA     90505
Ashley Weyland                                                                    San Antonio         TX     78222
Aspen Properties LP                                                                  Orange           CA     92668
Assistance League of Huntington Beach                                           Huntington Beach      CA     92648
AT&T                                                                                NEW YORK          NY   10013-2412
AT&T COMMUNICATIONS, INC                                                            NEW YORK          NY     10013
Atomic Investments, Inc.                                                             Vista            CA     92083
Atrium Properties, LLC                                                            Garden Grove        CA     92845
Augustus Properties                                                                 Burbank           CA     91502
Auraria Foundation                                                                   Denver           CO     80217
Auraria Higher Education Center                                                      Denver           CO     80217
AVCO Center Corporation                                                           Los Angeles         CA     90049
Aweida Investment                                                                   Boulder           CO     80301
B. Donald Grant                                                                   Los Angeles         CA     90064
Balco Properties                                                                  Walnut Creek        CA     94596
Bank Building Limited Partnership, NW                                               Atlanta           GA     30303
Barber Dairies, Inc.                                                               Birmingham         AL     35209
Barber Dairies, Inc.                                                               Birmingham         AL     35209
Barber Dairies, Inc.                                                               Birmingham         AL     35209
Barber Dairies, Inc.                                                               Birmingham         AL     35209
Barber Dairies, Inc.                                                               Birmingham         AL     35209
Barber Dairies, Inc.                                                               Birmingham         AL     35209
Barclays American Corporation                                                      Charlotte          NC     28231
Barry Avenue Plating Co., Inc.                                                    Los Angeles         CA     90064
Batavia Investors LLC                                                                Orange           CA     92865
Bath Technology Associates                                                           Akron            OH     44333
Bath Technology Associates                                                           Akron            OH     44333
Bay 511 Corp                                                                       Englewood          CO     80111
Bay 511 Corp                                                                       Englewood          CO     80111
Bay 55 Corporation
Bay Area Professional                                                            Corpus Christi       TX     78412
BayView Center                                                                     San Diego          CA     92101
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company # 44                                                        Charlotte          NC     28217
BCI Properties Company #44                                                         Charlotte          NC     28217
BCI Property Co. No. 10                                                            Charlotte          NC     28211
BCI Property Company # 10                                                          Charlotte          NC     28211
BCI Property Company # 11                                                          Charlotte          NC     28211
BCI Property Company # 111                                                         Charlotte          NC     28209
BCI Property Company # 21                                                          Charlotte          NC     28211
BCI Property Company # 43                                                          Charlotte          NC     28211
BDSI d/b/a Beechwood Intercom                                                        Clark            NJ     07066
Beechcroft Building Partnership                                                     Columbus          OH     43229
Beerman Realty Company                                                               Dayton           OH     45402
Belk Brothers Properties Inc.,                                                     Charlotte          NC     28217
Bell Atlantic-Virginia Inc.                                                         New York          NY     10036
Bell South Interconnection Services                                                Birmingham         AL     35203
BellSouth Telecommunications Inc.                                                  Birmingham         AL     35203
BellSouth Telecommunications Inc.                                                  Birmingham         AL     35243
Benjamin Ford                                                                      San Diego          CA     92101
Benjamin Ford                                                                      San Diego          CA     92101
Bernstein Investments
BetaWest-Scanticon Joint Venture                                                   Englewood          CO     80112
Beutler Heating and Air, Inc.                                                      Sacramento         CA     95827
Beverly Hills Center, LLC                                                            Dallas           TX     75201
Bijou LTD Liability Co.                                                         Colorado Springs      CO     80909
Birmingham Realty Company                                                          Birmingham         AL     35203
Bitro Telecom                                                                     Los Angeles         CA     90017
Bixby Ranch Company                                                                Seal Beach         CA     90740
BJCC Authority                                                                     Birmingham         AL     35203
Blue Cross Blue Shield                                                             Cleveland          OH     44115
Blue Cross of California                                                         Woodland Hills       CA     91367
Bluegrass Office Building                                                          Louisville         KY     40299
BMC Properties, LLC                                                                 Boulder           CO     80301
Bo Gustafson                                                                       Oceanside          CA     92054
Bob Dean/Beliste Building                                                         Baton Rouge         LA     70801
Boettcher Bldg LP                                                                  Englewood          CO     80111
Bolsa Business Park Management                                                  Huntington Beach      CA     92649
BOMCM/Village Hillcrest, LP                                                        San Diego          CA     92121
BOS Properties                                                                     San Diego          CA     92108
Boulder and Left Hand Irr Co, The                                                                              0
BOULEVARD MEDIA, INC.                                                                DENVER           CO     80203
Boulos Property Management                                                          Portland          ME     04101
Boyd Enterprises Utah, L.L.C.                                                     West Valley         UT   84120-2313
Bradbury Family Partnership                                                                           CO
Brandywine Operating Partnership, LP                                              Philadelphia        PA   19182-8104
Brannan Partners LP                                                              San Francisco        CA     94107
BRE/MAXUS LLC                                                                        Dallas           TX     78758
Brent Bolken                                                                       San Diego          CA     92121
Brewer-Garret Company                                                          Middleburg Heights     OH     44130
Brewer-Garret Company                                                          Middleburg Heights     OH     44130
Bridgewater Place LLC                                                             Grand Rapids        MI     49501
Bright Properties West                                                             San Diego          CA     90101
Britannia Hacienda I L.P.                                                          Pleasonton         CA     94588
Brommel Properties c/o Ameriland Realty                                            Santa Ana          CA     92705
Brontel-Bearing Bronze Co.,                                                        Cleveland          OH     44105
Brookwood L.L.C.                                                                   Birmingham         AL     35223
Broomfield Tech Center Corporation                                                 Broomfield         CO
Bryan Reed Company                                                                   Omaha            NE     68102
BRYON SELL, KRISTINE SELL, TYRON SELL & MISTY SELL                                    PAGE            AZ     86040
Buell W. Stone                                                                      El Cajon          CA   92019-3223
Burlington Northern                                                                  Topeka           KS     66601
Burns Enterprises, Inc.                                                            Englewood          CO     80112
Busch Properties                                                                    Columbus          OH     43229
Bushnell Investments, Inc.                                                        Springfield         OH     45502
Butler-Johnson Corporation                                                          San Jose          CA     95161
Byron Sell, Kristine Sell, Tyron Sell & Misty Sell                                    Page            AZ   86040-2872
Byron, Kristine, Tyron & Misty Sell                                                  Aurora           CO
C. K. Southern Associates                                                          Charlotte          NC     28202
C.B. Investments                                                                 Oklahoma City        OK     73112
C.S. Municipal Airport                                                          Colorado Springs      CO     80916
c/o Anastasi Realtors                                                               Redondo           CA     90254
c/o Brookwood Management Company, Inc.                                            North Canton        OH     44720
c/o John Stewart & Company                                                          Oakland           CA     94612
C3 Comm/Fortuna                                                                      Austin           TX     78746
C3 Comm/Fortuna                                                                      Austin           TX     78746
C3 COMMUNICATIONS                                                                    AUSTIN           TX     78731
C3 COMMUNICATIONS                                                                    AUSTIN           TX     78731
C3 COMMUNICATIONS                                                                    AUSTIN           TX     78731
C3 COMMUNICATIONS                                                                    AUSTIN           TX     78746
CAC Real Estate                                                                  San Francisco        CA     94107
Cahners Publishing                                                              Highlands Ranch       CO     80126
California Institute of Technology                                                  Pasadena          CA     91125
California Pharmacists Inc                                                         Sacramento         CA     95814
California Workspace                                                               Sacramento         CA     95827
Callidus Software Inc.                                                              San Jose          CA     95113
Cambridge Realty Group, Inc.                                                      San Antonio         TX
Camelot Real Estate                                                                Sacramento         CA     95822
Cameron Harris                                                                     Charlotte          NC     28210
Cameron M. Harris                                                                  Charlotte          NC     28210
Canal Place Ltd.                                                                     Akron            OH   44311-1010
Canal Place Ltd.                                                                     Akron            OH     44311
Canal Place Ltd.                                                                     Akron            OH     44311
Canyon Investments                                                                 Sacramento         CA     95821
Capital & Counties c/o Charles Dunn RE Services                                   Los Angeles         CA     90017
Capital Foresight                                                                    Denver           CO     80202
Capital View Center Condominium Association                                          Austin           TX     78746
CARDINAL MANAGEMENT CORPORATION                                                      VIENNA           VA     22182
Carlsbad Commerce Center                                                            Carlsbad          CA     92008
Carmel Country Plaza, LP c/o American Assets Inc                                   San Diego          CA     92130
Carriage Services Corporation                                                    Corpus Christi       TX
Carriage Trace, Inc.                                                              Centerville         OH
Carson Industrial Park Associates                                                   Gardena           CA     90248
Cascade Plaza Associates, LLC                                                        Akron            OH     44308
Cascades Denver Corporation                                                        Englewood          CO     80111
Castle Hills Church Northwest                                                     San Antonio         TX     78240
Catellus Corporation                                                               Sacramento         CA     95816
Catellus Development Corporation                                                Santa Fe Springs      CA     90670
Catlin Properties, Owner Agent                                                     Broomfield         CO     80021
CB Richard Ellis, Inc                                                             Los Angeles         CA     90017
CBIF VI, No. 1 Co.                                                                 Englewood          CO     80111
CBIZ PROPERTY TAX SOLUTIONS, INC.                                                  Littleton          CO   80161-2798
CC Drs Medical Bldg. Condo Assoc. Inc                                            Corpus Christi       TX     78411
CCMI                                                                               WASHINGTON         DC   20090-8067
CCS Assets Investments (Jendy and Sprague)                                        San Antonio         TX
Center Denver Industrial Associates
Center for Communications Management Information                                   Rockville          MD     20852
Centoff Realty Company, Inc.                                                       Brentwood          TN     37027
Centoff Realty Company, Inc.                                                       Brentwood          TN     37027
Central Bank National Association                                                    Denver           CO     80202
Central Building Associates, LLC                                                    Oakland           CA     94612
Central Colorado Mgmt Owner Representatives                                     Colorado Springs      CO     80906
Central Power & Light Company                                                    Corpus Christi       TX     78401
Central Power & Light/ CSWS                                                          Tulsa            OK     74119
Central Power and Light Company                                                  Corpus Christi       TX     78401
Century Plaza Company                                                              Birmingham         AL     37209
Champions LLC                                                                      Birmingham         AL     35242
Charles & Sandra Metzger                                                           Sacramento         CA     95816
Charles Coben                                                                     San Antonio         TX     78228
Charles Coben                                                                     San Antonio         TX     78227
Charles Coben                                                                     San Antonio         TX     78227
CHARLES J LOMBARDO                                                                 VALLEYVIEW         OH
Charles J. Lombardo                                                               Valley View         OH     44124
Charles Schwab & Company                                                         San Francisco        CA     94104
Charles Schwab Trust Company                                                     San Francisco        CA     94105
Charter Communications                                                              Pasadena          CA     91101
Chartwell Limited Partnership II                                                   Charlotte          NC     28217
Chattanooga Bank Associates                                                       Chattanooga         TN     37402
Chen International Publications USA, Inc.                                        Monterey Park        CA     91754
Cherry Creek Mortgage (David Kofoed)
Cherry Tree, LLC                                                                     Denver           CO   80291-0515
China Basin Landing, Ltd.                                                        San Francisco        CA     94107
Chippendale Office Park                                                            Sacramento         CA     95841
Chrisman Construction
CIGNA                                                                                Denver           CO     80210
Cincinnati Bell Long Distance                                                      Cleveland          OH     44115
Cincinnati Bell Telephone Co                                                       Cincinnati         OH     45202
Cincinnati Bell Telephone Company                                                  Cincinnati         OH   45201-2301
CITY & COUNTY OF DENVER                                                              DENVER           CO   80217-0440
CITY & COUNTY OF DENVER                                                              Denver           CO     80202
City & County of San Francisco                                                   San Francisco        CA     94101
City & County of San Francisco                                                   San Francisco        CA     94102
CITY AND COUNTY OF DENVER                                                            DENVER           CO     80202
City Centre Partners                                                               Sacramento         CA     95814
City Mall                                                                           Modesto           CA     95354
City of Akron                                                                        Akron            OH     44308
City of Akron                                                                        Akron            OH     44308
CITY OF ALAMEDA                                                                     ALAMEDA           CA   94501-1228
City of Alameda                                                                     Alameda           CA   94501-1228
City of Anaheim                                                                     Anaheim           CA     92805
City of Anaheim, City Clerk                                                         Anaheim           CA     92805
City of Atlanta                                                                     Atlanta           GA     30335
City of Atlanta Comm of Public Works                                                Atlanta           GA     30335
City of Aurora                                                                       Aurora           CO     80012
CITY OF AUSTIN                                                                       AUSTIN           TX     78704
City of Austin C/O Electric Utility Dept                                             Austin           TX     78704
City of Beachwood                                                                  Beachwood          OH     44122
City of Birmingham                                                                 Birmingham         AL     35203
City of Broadview Heights                                                      Broadview Heights      OH     44147
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28208
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City Of Charlotte                                                                  Charlotte          NC     28202
City of Cincinnati                                                                 Cincinnati         OH     45202
CITY OF COLORADO SPRINGS                                                        Colorado Springs      CO   80901-1575
City of Colorado Springs                                                        Colorado Springs      CO     80903
City of Colorado Springs                                                        Colorado Springs      CO     80903
City of Colorado Springs                                                        Colorado Springs      CO     80901
City of Colorado Springs                                                        Colorado Springs      CO     80916
City of Columbia                                                                    Columbia          SC     29217
City of Corpus Christi                                                           Corpus Christi       TX     78469
City of Dallas                                                                       Dallas           TX     75201
City of Dublin                                                                      COLUMBUS          OH   43215-4260
City of Fairlawn                                                                    FAIRLAWN          OH     44333
CITY OF GARFIELD HEIGHTS                                                        GARFIELD HEIGHTS      OH     44125
CITY OF GLENDALE                                                                     DENVER           CO     80222
CITY OF GREELY                                                                       GREELY           CO     80631
CITY OF GREELY                                                                       GREELY           CO     80631
CITY OF GREENWOOD VILLAGE                                                      GREENWOOD VILLAGE      CO     80111
City of Greenwood Village                                                      Greenwood Village      CO
CITY OF HOMEWOOD                                                                    HOMEWOOD          AL   35259-9666
CITY OF HOMEWOOD                                                                    HOMEWOOD          AL   35259-9666
CITY OF HOUSTON                                                                     HOUSTON           TX     77002
CITY OF INDEPENDENCE                                                              INDEPENDENCE        OH     44131
CITY OF IRWINDALE                                                                  IRWINDALE          CA     91706
CITY OF IRWINDALE                                                                  IRWINDALE          CA     91706
CITY OF LAFAYETTE                                                                  LAFAYETTE          CO     80026
CITY OF LAFAYETTE                                                                  LAFAYETTE          CO     80026
CITY OF LAKEWOOD                                                                    LAKEWOOD          CO     80226
CITY OF LAKEWOOD                                                                    LAKEWOOD          CO     80226
CITY OF LITTLETON                                                                  LITTLETON          CO     80165
CITY OF LITTLETON                                                                  LITTLETON          CO     80165
CITY OF LONGMONT                                                                    LONGMONT          CO     80501
CITY OF LONGMONT                                                                    LONGMONT          CO     80501
CITY OF LOS ANGELES                                                               LOS ANGELES         CA   90051-0100
CITY OF LOS ANGELES WATER & POWER DEPT                                            LOS ANGELES         CA   90051-5512
CITY OF MAYFIELD HEIGHTS                                                        MAYFIELD HEIGHTS      OH     44124
CITY OF OAKLAND                                                                     OAKLAND           CA     94612
CITY OF PALO ALTO                                                                  PALO ALTO          CA     94301
CITY OF PALO ALTO DEPT OF PUBLIC WORKS                                             PALO ALTO          CA     94303
CITY OF PARKER                                                                       PARKER           CO     80138
CITY OF PARMA                                                                        PARMA            OH     44129
CITY OF SAN ANTONIO                                                               SAN ANTONIO         TX     74121
City Of Santa Monica                                                              Santa Monica        CA     90405
CITY OF SEVEN HILLS                                                               SEVEN HILLS         OH     44131
CITY OF SEVEN HILLS                                                               SEVEN HILLS         OH     44131
CITY OF TERRELL HILLS                                                            TERRELL HILLS        TX     78209
CITY OF TORRANCE                                                                    TORRANCE          CA   90509-2970
CITY OF TORRANCE                                                                    TORRANCE          CA   90509-2970
CITY OF VESTAVIA HILLS                                                           VESTAVIA HILLS       AL     35216
CITY OF WESTMINSTER                                                               WESTMINSTER         CO     80030
City Treasury Supervisor                                                          San Antonio         TX     78204
Civic Center Office Investors, LLc                                                  San Jose          CA     95112
CJ Figone                                                                        San Francisco        CA     94107
CKZ Limited Liability Company                                                       Boulder           CO     80301
Cleveland Center Investors I, LLC                                                  Cleveland          OH     44114
Clocktower Properties, LLC                                                           Aurora           CO     80011
Clocktower Properties, LLC                                                           Aurora           CO     80011
Clocktower Properties, LLC                                                           Aurora           CO     80011
Clocktower Properties, LLC                                                           Aurora           CO     80011
Clocktower Properties, LLC                                                           Aurora           CO     80011
Clocktower Properties, LLC                                                           Aurora           CO     80011
Clocktower Properties, LLC                                                           Aurora           CO     80011
Cloughton Investments                                                           Colorado Springs      CO     80919
CM Federal, LP                                                                   San Francisco        CA     94107
CMD Realty Investment Fund LP                                                      Englewood          CO     80112
CoBank
COBRAHELP                                                                            DENVER           CO     80218
Coleman Center Investors LLC c/o  CBA Property Management, Inc.                    San Marcos         CA     92069
Colleen Kroha                                                                     Temple City         CA     91780
Colliers International                                                             Cleveland          OH   44101-5878
Colliers International                                                             Cleveland          OH     44114
Colliers International                                                             Cleveland          OH     44114
Colorado Community First National Bank                                             Louisville         CO     80027
Colorado Department of Transportation                                                Denver           CO     80222
Colorado National Bank                                                               Denver           CO     80206
Colorado Springs Utilities                                                      Colorado Springs      CO     80920
Colorado Springs Utilities                                                      Colorado Springs      CO     80920
COLORADO STATE UNIVERSITY                                                         FORT COLLINS        CO     80253
COLORADO STATE UNIVERSITY                                                         FORT COLLINS        CO     80253
Columbia / Columbine Psychiatric Center                                            Littleton          CO     80122
Columbia / North Suburban Medical Center                                            Thornton          CO     80021
Columbia / Swedish Medical Center                                                  Englewood          CO     80110
Columbia Medical Building, A Bancap Property                                       Long Beach         CA     90806
Columbia/Aurora Presbyterian Hospital                                                Aurora           CO     80012
Columbia/Aurora Regional Medical Center                                              Aurora           CO     80012
Columbia/Bethesda Campus                                                             Denver           CO     80014
Columbia/Centennial Healthcare Plaza                                               Littleton          CO     80112
Columbia/Rose Medical Center                                                         Denver           CO     80220
Columbus Central Properties                                                         Columbus          OH     43215
COLUMBUS SOUTHERN POWER CO                                                          COLUMBUS          OH     43215
COMMUNICATION SYSTEMS DEVELOPMENT, INC                                              STURGIS           KY     42459
COMPUTER BASICS, INC.                                                              SALISBURY          NC     28146
COMPUWEB, INC.                                                                     HARTVILLE          OH     44632
Concordic LTD.                                                                    San Antonio         TX
CONNECT COMMUNICATIONS INC                                                         COSTA MESA         CA   92626-1714
CONNECT COMMUNICATIONS INC                                                         COSTA MESA         CA   92626-1714
Constellation Properties                                                             Denver           CO     80202
COPYRIGHT CLEARANCE CENTER INC                                                      DANVERS           MA      1923
Corban Communications, Inc.                                                          Austin           TX     78758
Cornerstone Denver, LLC                                                              Denver           CO     80203
Cornerstone Properties II, LLC                                                      San Jose          CA     95113
Cornerstone Real Estate Advisers, Inc.                                             Charlotte          NC     28202
Corporate Express Real Estate Inc.,                                                Broomfield         CO     80021
Cortney Court Partners                                                          City of Industry      CA     91748
Cotton Club Bottling & Canning Co.                                                 Cleveland          OH     44125
Cottonwood Square Partnership                                                       Boulder           CO     80302
COUNTY OF MECKLINBURG                                                              CHARLOTTE          NC   28232-2247
Coury Properties, Inc.                                                               Tulsa            OK     74119
Cousins Properties, Inc                                                             Atlanta           GA     30339
Crescent Real Estate Funding I, LP                                                   Denver           CO     80237
Crown Enterprises, Inc. (Kee Logistics, Inc.)
Crown Equipment Corporation                                                        Long Beach         CA     90810
CSX TRANSPORTATION                                                                JACKSONVILLE        FL     32202
Cummins Station LLC                                                                Nashville          TN     37203
Customs House Associates, LTD                                                      Nashville          TN     37203
Cuyahoga Savings Mangement Compant                                                 Cleveland          OH     44114
CYBER-TEL COMMUNICATIONS                                                           SAN DIEGO          CA     92122
Cypress Communications, Inc.                                                        ATLANTA           GA     30305
Cyprus Amax Minerals Co                                                            Englewood          CO     80112
D & G Development                                                                   Memphis           TN     38118
D & K Management Fund, Inc                                                         Milwaukee          WI     53202
D.R.Russel                                                                         San Diego          CA   92109-4047
Dan Manin                                                                          San Diego          CA     92243
Danis Properties Co                                                                Miamisburg         OH     45342
Darryll Tetz                                                                       Gold River         CA     95670
Datachoice Network Services LLC (Data Choice)                                      LITTLETON          CO     80123
David A. Stockton                                                                   Ontario           CA     92408
David H. Senseman                                                                   Homewood          AL     35209
David Hansen                                                                       Sacramento         CA     95815
David Smith                                                                      Rancho Cordova       CA     95742
David Vickter                                                                     Los Angeles         CA     90025
Davis Property Management c/o Saxony & Associates                                  Oceanside          CA     92054
DB PROVIDER
DDD W-S Partnership
DEA Construction (Northern Colorado Water Conservancy District)                     Loveland          CO     80537
Deborah DeBow                                                                      Sacramento         CA     95825
Debra Deboe
Dennis McNay                                                                    Colorado Springs      CO     80917
Denver Gas & Electric Building                                                       Denver           CO     80202
Denver Municipal Federal Credit Union                                                Denver           CO     80204
Denver Place Associates, Ltd                                                         Denver           CO     80202
Denver Place Associates, Ltd                                                         Denver           CO     80202
Denver Property Partners LLC                                                         Denver           CO     80032
DENVER RESERVE                                                                     Littleton          CO     80120
DENVER RESERVE                                                                     Littleton          CO     80120
Denver Stellar Associates, Ltd                                                       Denver           CO     80202
Denver West Office Building No 54 Venture LLP                                        Golden           CO     80401
Department of Personnel/GSS                                                          Denver           CO     80203
Department of Personnel/GSS                                                          Denver           CO     80215
Department of the Ait Force Headquarters                                                              CO
DEPARTMENT OF TRANSPORTATION                                                                                   0
Desta One Partnership LTD                                                            Austin           TX     78746
Devonshire Realty Ltd                                                              Champaign          IL   61824-0140
Diamante Properties, Inc.                                                       Colorado Springs      CO     80903
Diamante Properties, Inc.                                                       Colorado Springs      CO     80903
Diamante Properties, Inc.                                                       Colorado Springs      CO     80903
Dick Broadcasting Company                                                          Birmingham         AL     35203
Digital Americal                                                                  Suisun City         CA     94585
Direct Net                                                                       Newport Beach        CA     92660
DKD Properties                                                                      San Jose          CA     95110
Domain Silver Square                                                              Albuquerque         NM     87113
Dominion Ventures                                                               Colorado Springs      CO     80918
Don Dunagan                                                                        Round Rock         TX
Don Morris                                                                       Rancho Cordova       CA     95670
Donald R. Kenny                                                                   Westerville         OH     43082
Dow Jones News                                                                     Washington         DC     20005
Downtown / North Sixty Joint Venture                                               Birmingham         AL     35203
Downtown Properties                                                                 Columbus          OH   43215-3590
Dr. Herbert Yee                                                                    Sacramento         CA     95822
Dr. Marco Chavez                                                                    Hayward           CA     94541
Dr. Walter Jayasinghe                                                             Los Angeles         CA     90057
Dr. Walter Jayasinghe                                                             Los Angeles         CA     90057
DTC Investors, LLC                                                                Fort Collins        CO     80525
DTC Investors, LLC                                                                Fort Collins        CO     80525
DTC Investors, LLC                                                                Fort Collins        CO     80525
DTC West Land Venture                                                                Denver           CO   80237-3405
Duke Communication Services                                                        Charlotte          NC     28201
Duke Power Company                                                                 Charlotte          NC   28201-1006
Duke-Weeks Realty Limited Partnership                                              Nashville          TN     37211
Dun & Bradstreet Information Svcs                                                   Chicago           IL   60675-5434
Dynalink                                                                            OAKLAND           CA     94612
Dynalink Corporation                                                            Bedford Richmond      OH     44146
E.P. Madigan & Sons                                                                 Oakland           CA     94610
E-470 Public Highway Authority                                                       Aurora           CO     80018
E-470 Public Highway Authority                                                       Aurora           CO     80018
Earl Construction Company                                                       West Sacramento       CA     95691
Easter-Owens Integrated Systems, Inc.                                             San Antonio         TX     78213
Eastgate Technologies LP                                                          Chula Vista         CA     91911
Echosphere Corporation                                                             Englewood          CO   80155-6552
Echosphere, Inc.                                                                   Sacramento         CA     95826
ECR                                                                                MT. VERNON         OH     43050
Ed Blanton                                                                        Tallahassee         FL     32303
Ed Sherman dba Find It Apt. Locators
Ed Sherman dba Find It Apt. Locators
Eddie Talbot                                                                     Hermosa Beach        CA     90254
Edward Azar                                                                        San Diego          CA     92123
Edwin Ursin                                                                                           CA     95825
Eleventh Street Property Management                                                Sacramento         CA     95814
Elkton Business Park LLC                                                        Colorado Springs      CO     80907
Emil Pisarri                                                                     Citrus Heights       CA     95610
Empire Business Brokers                                                           CHATTANOOGA         TN     37421
Employer's Unity, Inc.                                                            WESTMINSTER         CO     80030
Enersource Partners                                                             Fountain Valley       CA     92708
Entre Computers                                                                    Louisville         KY     40207
EOP Operating Limited Partnership                                                  Englewood          CO     80111
EOP-410 Building, LLC                                                                Denver           CO   80271-0178
EOP-Dominion Plaza, LLC                                                              Denver           CO     80202
EOP-Quadrant LLC                                                                   Englewood          CO     80111
EQR Reserve Square Limited Partnership                                             Cleveland          OH     44114
Equi Max                                                                          Los Angeles         CA     90036
Equity Associates, Ltd                                                             Charlotte          NC     28202
Equity Associates, Ltd                                                             Charlotte          NC     28202
Equity Beachwood LTD Partnership                                                   Beachwood          OH     44122
Equity Beachwood LTD Partnership                                                   Beachwood          OH     44122
Equity Office Properties                                                          Los Angeles         CA   90084-8797
Equity Office Properties                                                          Los Angeles         CA   90084-8799
Equity Office Properties                                                             Dallas           TX   75283-2167
Equity Office Properties DBA: One Market                                          Los Angeles         CA   90084-8791
Equity Office Properties Trust                                                     Englewood          CO     80111
Equity Office Properties Trust                                                     Englewood          CO     80111
Equity Office Properties, LLC                                                      San Diego          CA     92121
Equity Office Properties, LLC                                                      San Diego          CA     92121
Equity Resources Venture                                                           Englewood          CO     80112
ERI Cornell, Inc. c/o CB Richard Ellis                                             Cincinnati         OH     45242
Erickson Employee Benefits                                                         LITTLETON          CO     80127
Ernest S. Ralston                                                                   Oakland           CA     94607
Eskander (Alex) Kahen and Eshagh (Isaac) Kahen                                    Los Angeles         CA     90023
Everett John De Laura                                                           Huntington Beach      CA     92649
Executive Park                                                                     San Diego          CA     92111
Exodus Communications                                                             Santa Clara         CA     95054
Experian                                                                          Los Angeles         CA   90088-7747
Extension Irrigation Ditch Company                                                  Vandalia          OH
Facilicom Int'l                                                                    Washington         DC     20005
Fairlawn Associates Ltd.                                                             Akron            OH     44333
Fairlawn Associates Ltd.                                                             Akron            OH     44333
Fairview Plaza Associates LTD Partnership                                          Charlotte          NC     28210
Fairview Plaza Associates LTD Partnership                                          Charlotte          NC     28210
Fairview Plaza Associates LTD Partnership                                          Charlotte          NC     28210
Fairview Plaza Associaties Limited Partnership                                     Charlotte          NC     28210
Family Educators Alliance of South Texas                                          San Antonio         TX     78121
Family Telecommunications, Inc.                                                     Phoenix           AZ     85012
Fax Link Plus, Inc., F/K/A audio Fax, Inc.                                          MARIETTA          GA     30067
FBM Properties                                                                     Louisville         KY     40299
Federal Transtel Inc.                                                              BIRMINGHAM         AL     35243
Feitleberg & Co.                                                                  Los Angeles         CA     90069
Fiberoptic Network (Fiber Optic Network)                                          Winter Park         FL     32789
Fidelity Real Estate                                                            Colorado Springs      CO   80906-3598
Fifth & Laurel Associates                                                          San Diego          CA     92101
Fiireline Corporation                                                              Baltimore          MD   21227-4671
Fiireline Corporation                                                              Baltimore          MD   21227-4671
Fiireline Corporation                                                              Baltimore          MD   21227-4671
Financial Times Energy                                                             Arlington          VA     22209
FIRELINE TESTING, INSPECTION AND SERVICE OF FIRE P                                 Baltimore          MD     21227
First Birmingham Tower, LLC                                                        Birmingham         AL     35203
First Communications                                                                Thorton           CO     80233
First Industrial Realty, Inc.                                                      Englewood          CO     80111
First Merit Bank                                                                     Akron            OH     44308
First Merit Bank                                                                     Akron            OH     44308
First Union Management                                                             Cleveland          OH     44113
First Union National Bank                                                          Charlotte          NC     28288
First Union National Bank                                                          Charlotte          NC     28202
Firstworld Communications, Inc.                                                Greenwood Village      CO     80111
Firstworld Communications, Inc.                                                Greenwood Village      CO     80111
Five Cloverleaf Parkway, Inc.                                                     Valley View         OH     44125
FJ CORBETT COMPANY                                                                  Fairfax           VA     22031
FJ CORBETT COMPANY                                                                Falls Church        VA     22046
Flatiron Industrial Park Co                                                         Boulder           CO     80301
Flatiron Industrial Park Co                                                         Boulder           CO     80301
FLEET ELECTRIC                                                                       Norton           OH     44203
FLEET ELECTRIC CO.                                                                   Norton           OH     44203
Fleming Business Park LLC                                                           Milpitas          CA     95035
Flexalloy Inc.,                                                                    Cleveland          OH     44146
Flight Director, Inc.
Flour Bluff ISD                                                                  Corpus Christi       TX     78418
FMC                                                                              Corpus Christi       TX     78406
FMS Properties, Ltd.                                                               San Diego          CA     92123
Foote, Cone & Belding                                                            San Francisco        CA     94111
Forcast Commercial                                                                 Sacramento         CA     95815
Forest City Management                                                             Cleveland          OH     44101
Forest City Management                                                             Cleveland          OH     44101
Forest City Management                                                             Cleveland          OH     44101
Forest City Management                                                             Cleveland          OH     44101
Forest City Management                                                             Cleveland          OH     44101
Forest City Management Inc.                                                        Cleveland          OH     44115
Fortner & Son                                                                        Denver           CO     80202
FountainView-48                                                                    San Diego          CA   92108-1740
Four Corners Investments                                                            Torrance          CA     90505
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Four Pearl Partnership LTD.                                                         Boulder           CO     80303
Fourth & Spruce Partnership                                                        San Diego          CA     92103
Fourth & Walnut Centre                                                             Cincinnati         OH     45202
Fox International Ltd., Inc.,                                                   Bedford Heights       OH     44146
Foxhill Office Investors                                                         Overland Park        KS     66210
Frank Astel                                                                        Sacramento         CA     95815
Frank Carson                                                                       Sacramento         CA     95826
Frank T. Sepulveda                                                                San Antonio         TX
Franklin Industrial Group                                                            Denver           CO     80216
Fred Lavi & Associates                                                             Hawthorne          CA     90250
Frontier Communications Services                                                   ROCHESTER          NY     14614
Fullerton South, LLC                                                               Fullerton          CA     92831
FW Spencer & Sons Inc                                                               Brisbane          CA     94005
Gaedeke & Landers                                                                    Dallas           TX
Gaedeke Holdings II, Ltd.                                                           Phoenix           AZ     85004
Gail Cullen                                                                         San Jose          CA     95125
Galleria Acquisition, Inc                                                            Denver           CO     80246
Gary Beutler                                                                       Sacramento         CA     95827
Gary Beutler                                                                       Sacramento         CA     95827
Gary Braaksma                                                                   Rancho Cucamonga      CA     91730
Gary Jones                                                                         Sacramento         CA     95825
Gateway Associates                                                                  Spokane           WA     99202
Gateway Canyon, Inc.                                                              Los Angeles         CA   90074-5924
Gateway Holdings, Inc.                                                              Bethesda          MD     20817
GENERAL DYNAMICS                                                                Colorado Springs      CO   80910-3725
Genesis Building Ltd.                                                              Clevaland          OH     44115
GENESIS COMMUNICATIONS                                                             San Diego          CA     92130
Genesis Realty Holding Corp                                                        Cleveland          OH     44115
George Harrington                                                                  San Diego          CA     92123
George Vogt et al                                                                Rancho Cordova       CA     95670
George Vukasin                                                                      Oakland           CA     94607
George W. Barber Jr                                                                Birmingham         AL     35209
George W. Barber Jr.                                                               Birmingham         AL     35209
George W. Barber Jr.                                                               Birmingham         AL     35209
George W. Barber Jr.                                                               Birmingham         AL     35209
George W. Barber Jr.                                                               Birmingham         AL     35209
George W. Barber Jr.                                                               Birmingham         AL     35209
George W. Barber Jr., Trust #5                                                     Birmingham         AL     35209
George W. Barber Jr., Trust #5                                                     Birmingham         AL     35209
George W. Barber Jr., Trust #5                                                     Birmingham         AL     35244
George W. Barber Jr., Trust #5                                                     Birmingham         AL     35244
George W. Barber Jr., Trust #5                                                     Birmingham         AL     35209
George W. Barber Jr., Trust #5                                                     Birmingham         AL     35209
George W. Barber Jr., Trust #5                                                     Birmingham         AL     35209
George W. Barber, Jr.                                                              Sacramento         CA
Georgia Properties LP                                                               Westlake          OH     44145
Geraldine Spira                                                                   Santa Monica        CA     90405
Gilbert Breig                                                                     San Antonio         TX     78215
Glenarm 1800 LLC                                                                     Denver           CO     80202
Global Crossings Communications                                                    ROCHESTER          NY     14614
Global World Media Corporation                                                    Los Angeles         CA     90019
GLOBALCOM                                                                           Chicago           IL     60606
Globetek Inc.                                                                        Akron            OH     44313
GMTD Corp.                                                                        Park Meadows        CO
Goodwill Industries                                                                Sacramento         CA     98823
Graham & Company, Inc.                                                             Birmingham         AL     35216
Greater Los Angeles World Trade Center Associates                                  Long Beach         CA     90831
Greater Roanoke Transit Co.                                                         Roanoke           VA     24032
GREELEY IRRIGATION COMPANY DITCH CROSSING AGREEMEN                                  Greeley           CO     80631
Greenbrier Properties, LLC                                                      Colorado Springs      CO     80920
Greg Bisi                                                                          Sacramento         CA     95821
Griley Air Freight                                                                Los Angeles         CA     90045
GROUP 1 SOFTWARE INC.                                                                Lanham           MD   20706-1844
Grubb & Ellis as Agent for Prudential  VAL                                           Aurora           CO   80011-2041
Grubb and Ellis Management Services (Agent)                                        Sacramento         CA     95825
GTE                                                                                Cambridge          MA      2138
GTE CALIFORNIA INC                                                               Thousand Oaks        CA     91362
GTE CALIFORNIA INC                                                               Thousand Oaks        CA     91362
GTE CALIFORNIA INCORPORATED                                                         Oakland           CA     94607
GTE GLOBAL NETWORKS                                                                  Irving           TX     75039
GTE NETWORK SERVICES (GTE SOUTHWEST INC)                                            Atlanta           GA     16621
GTE NETWORK SERVICES (GTE SOUTHWEST INC)                                            Atlanta           GA     16621
GTE NORTHWEST INC                                                                    Irving           TX     75038
GTE NORTHWEST INC                                                                    Irving           TX     75038
GTE SOUTH INC                                                                        Durham           NC     27702
Guaranty National Insurance Company                                                Englewood          CO     80112
GUDENKAUF CORPORATION                                                               COLUMBUS          OH     43204
GUDENKAUF CORPORATION                                                               COLUMBUS          OH     45402
Gunbarrel City Centre LLC                                                           Boulder           CO     80301
Guy Gibson                                                                         Sacramento         CA     95815
Gwen Kaplan & Royce Dyer                                                         San Francisco        CA     94103
H.L. YOH COMPANY, LLC                                                             Philadelphia        PA     19103
Hamilton Oil Building Partnership                                                    Denver           CO     80202
Harbor Master                                                                       Alameda           CA     94501
Harding, Dahm & Company                                                            Fort Wayne         IN   46858-1448
Harold L. & Phyllis Anderson, Trustees for the Anderson Family Trust            City of Industry      CA     91748
Harry A. Altman Family Trust                                                      Santa Monica        CA     90401
HASSLER COMMUNICATIONS SYSTEMS TECHNOLOGY, INC.                                   Beavercreek         OH     45431
Hauser Living Trust                                                                 Cerritos          CA     90703
Hayvenhurst Partners                                                                Van Nuys          CA     91406
HBJ Partnership                                                                   Los Angeles         CA     90046
HCF Inc. c/o 21st Century Investments                                            Rancho Cordova       CA     95742
Health South                                                                      San Antonio         TX     78222
Health South Corporation                                                          San Antonio         TX
Herman Blum Trust                                                                  Sun Valley         CA     91353
Hesta Associates LTD Partnership                                                   Charlotte          NC     28202
HEYBURN BUILDING                                                                   Louisville         KY     40202
HID Corporation                                                                      Irvine           CA   92618-1905
High Ten Partners Inc.                                                              Alhambra          CA     91801
High Ten Partners Inc.                                                          Rowland Heights       CA     91748
Highland Ditch Company                                                              Longmont          CO     80504
Highwoods Forsyth, LP                                                              Charlotte          NC     28217
HNS Partners c/o Jetro Cash & Carry Enterprises                                     Oakland           CA     94607
Hodson Family Trust                                                               Beavercreek         OH     45432
Holme Roberts & Owen                                                                 Denver           CO     80274
Hope & Flower, LLC                                                                Los Angeles         CA     90017
Hopkins Family Trust                                                               Sunnyvale          CA     94087
Horizon Partners                                                                    Oakland           CA     94612
HP Inc. on behalf of LBHI for 2000 PBL                                             Nashville          TN     37238
HSW Partnership                                                                    Nashville          TN     37203
Hub Valley Realty/                                                                Independence        OH     44131
Hughes Communications Satellite Services, Inc.                                    Castle Rock         CO     80104
Humana Inc                                                                         Louisville         KY     40202
Humana Inc                                                                         Louisville         KY     40202
Hung Fung Holdings                                                                  Van Nuys          CA     91401
IBG LLC                                                                              Aurora           CO     80014
IBM                                                                                Charlotte          NC     28262
ICC Texas Holdings, L.P.                                                            El Paso           TX     79902
IDS Life Insurance Company                                                         Sacramento         CA     94826
ILLUMINET                                                                        Overland Park        KS     66210
ILLUMINET INC                                                                        Lacey            WA     98503
ILLUMINET INC                                                                        Lacey            WA     98503
Independence Tower Ltd                                                            Pepper Pike         OH     44122
Independent Telecommunications Network                                           Overland Park        KS     66210
Infinet Company                                                                     Norfolk           VA     23510
Information Handling Service                                                       Englewood          CO     80112
Information Handling Service                                                       Englewood          CO     80111
Intella II                                                                         San Diego          CA     94103
Interactive Communication Systems                                               Colorado Springs      CO     80903
Interlocken Hotel Co.                                                              Broomfield         CO     80021
Interlocken Hotel Co.                                                              Broomfield         CO     80021
Interlocken Hotel Co.                                                              Broomfield         CO     80021
Interlocken, Ltd                                                                   Broomfield         CO     80021
Intermedia Communications                                                            Tampa            FL     33619
Intermedia Communications                                                            Orland           FL   32891-5238
Intermedia Resources                                                                Oakland           CA     94611
Intermountain Electric, Inc.                                                         Denver           CO     80223
International Gateway West LLC                                                      Tukwila           WA     98168
International Gateway West LLC                                                      Seattle           WA   98124-1108
International Marine Products                                                     Los Angeles         CA     90014
Internet Connect                                                                 Marina Del Rey       CA     90292
Intrinsic Ventures, Inc.                                                         Mountain View        CA     94025
Inverness Associates 1                                                             Englewood          CO     80112
Inverness Associates-23                                                            Englewood          CO     80111
Investmark Realtors                                                                  Dayton           OH     45414
Investors Trust Property Co                                                     Huntington Beach      CA     92648
IP Telephony                                                                        LAKEWOOD          CO     80235
IPM Associates LLC                                                                   Denver           CO     80246
IPVOICE Communications, Inc.                                                       LITTLETON          CO     80123
IRP Sunset, LLC                                                                   Los Angeles         CA     90069
ISP Alliance                                                                       ALPHARETTA         GA     30005
iStar Real Estate Services                                                         Englewood          CO     80111
IT Outsourcing                                                                     DAVENPORT          CA     95017
J Street Partners                                                                  Sacramento         CA     95819
J.O. Vandervoort Trust                                                             La Mirada          CA     90638
Jack and Alice Tu                                                                  La Puente          CA     91715
Jacque and Herb Spivak                                                            Los Angeles         CA     90048
Jade Properties                                                                  Rancho Cordova       CA     95742
James Adams                                                                     Colorado Springs      CO     80907
James J. Fischer, Trust                                                              Tempe            AZ     85282
James Morley                                                                    Manitou Springs       CO     80829
James P. Gibbs                                                                       Athens           GA     30605
James T. Henry                                                                    Los Angeles         CA     90025
James W. Fields                                                                    Sacramento         CA     95742
Jayasinghe, Dr. Walter                                                            Los Angeles         CA     90057
Jayasinghe, Dr. Walter                                                            Los Angeles         CA     90057
JB Carter                                                                       West Sacramento       CA     95691
JB Company                                                                         Sacramento         CA     95827
JB Company                                                                         Sacramento         CA     95834
Jean Van Arsdale                                                                   San Diego          CA     92120
Jeff Hamilton Industries                                                          Los Angeles         CA     90007
Jeppesen Sanderson, Inc.                                                           Englewood          CO     80112
JER Denver LLC                                                                       Denver           CO     80295
Jerry Roach                                                                        Wheatridge         CO     80033
Jersey Business Park                                                            Rancho Cucamonga      CA     91730
Jetro Cash & Carry                                                                   Vernon           CA     90058
Jetro Cash & Carry                                                                 Long Beach         CA     90805
John Bradley                                                                      San Antonio         TX
John Epstein                                                                       Chatsworth         CA     91313
John J. Fedor                                                                       Columbus          OH     43235
John J. Fedor                                                                       Columbus          OH     43235
John J. Fedor                                                                       Columbus          OH     43234
John Lewis                                                                       Rancho Cordova       CA     95742
John Morgan                                                                        Sacramento         CA     95812
John Nemec                                                                         Emeryville         CA     94608
John Stewart & Company                                                           San Francisco        CA     94133
John W.  McCray,  Trustee                                                            Corona           CA     91719
John Yetto                                                                         Fair Oaks          CA   96628-4400
Johnnie Chuoke                                                                   Universal City       TX     78148
Johnson and Higgins                                                                  DENVER           CO     80202
Johnson Family Partnership                                                          BOULDER           CO     80301
Johnson Investments, Inc                                                          Fort Collins        CO     80525
Joseph Robert Martin                                                               San Marcos         CA   92069-5106
Joshua Schechter                                                                  San Antonio         TX
JR & CR                                                                            Sacramento         CA     95827
JTR Land & Cattle Company                                                           Boulder           CO     80301
Julian Sotomey                                                                      Oakland           CA     94807
Julius Nasach                                                                   Westlake Village      CA     91361
Jungle Labs                                                                          Cibolo           TX   78108-3500
Juniper Investment Company                                                      Colorado Springs      CO     80903
Juzer Saifee                                                                      Canoga Park         CA     91303
JWC Family LLC                                                                     Nashville          TN     37211
K C Schnieder                                                                       Boulder           CO     80301
K/B Fund IV                                                                          Boston           MA     02116
K/B Opportunity Fund                                                               San Diego          CA     92191
Kaiser Center Inc.                                                                  Oakland           CA     94612
Kaiser Foundation Health Plan, Inc                                                  Oakland           CA     94612
Kaiser Permanente                                                                    Denver           CO     80218
Karl Potter                                                                        Sacramento         CA     95838
KCNC TV Channel 4                                                                    Denver           CO     80203
KCRA-TV                                                                            Sacramento         CA     95814
Kelcher Real Estate Services, Inc.,                                                 Phoenix           AZ     85004
Ken Ruby Construction                                                              Hawthorne          CA     90250
Ken Swanson                                                                         Milpitas          CA     95035
Kenneth R. Ahif                                                                      Lacey            WA     98503
Kenney Family Partnership                                                         Worthington         OH     43229
Kenstep Corporation                                                                Englewood          CO     80111
Kettering Tower                                                                      Dayton           OH     45423
Kevin Fredregill                                                                   Des Moines         IA     50309
Key Services Corporation                                                           Cleveland          OH     44106
Key Services Corporation                                                           Cleveland          OH     44134
Key Services Corporation                                                           Cleveland          OH     44106
Key Services Corporation                                                           Cleveland          OH     44104
Key Services Corporation                                                           Cleveland          OH     44107
Key Services Corporation                                                          Strongsville        OH     44136
Key Services Corporation                                                           Cleveland          OH     44114
Key Services Corporation                                                           Cleveland          OH     44105
Key Services Corporation                                                           Cleveland          OH     44111
Key Services Corporation                                                           Cleveland          OH     44118
Key Services Corporation                                                           Cleveland          OH     44124
Key Services Corporation                                                           Cleveland          OH     44120
Key Services Corporation                                                            Lakewood          OH     44107
Key Services Corporation                                                           Cleveland          OH     44121
Key Services Corporation                                                           Cleveland          OH     44112
Key Services Corporation                                                            Westlake          OH     44145
Key Services Corporation                                                           Cleveland          OH     44110
Key Services Corporation                                                           Cleveland          OH     44110
Key Services Corporation                                                           Cleveland          OH     44137
Key Services Corporation                                                           Cleveland          OH     44111
Key Services Corporation                                                           Cleveland          OH     44115
Key Services Corporation                                                           Cleveland          OH
Key Services Corporation                                                           Cleveland          OH     44134
Key Services Corporation                                                           Cleveland          OH     44112
Key Services Corporation                                                           Cleveland          OH     44118
Key Services Corporation                                                           Cleveland          OH     44116
Key Services Corporation                                                           Cleveland          OH     44113
Key Services Corporation                                                           Cleveland          OH     44116
Key Services Corporation                                                           Cleveland          OH     44137
Key Services Corporation                                                           Cleveland          OH     44123
Key Services Corporation                                                           Cleveland          OH     44122
Key Services Corporation                                                           Cleveland          OH
Key Services Corporation                                                           Cleveland          OH     44122
Key Services Corporation                                                          Bay Village         OH     44140
Key Services Corporation                                                           Cleveland          OH     44145
Key Services Corporation                                                           Cleveland          OH     44124
Key Services Corporation                                                           Cleveland          OH     44118
Key Services Corporation                                                           Willowick          OH     44095
Key Services Corporation                                                           Cleveland          OH     44139
Key Services Corporation                                                           Cleveland          OH     44111
Key Services Corporation                                                           Cleveland          OH     44122
Key Services Corporation                                                           Cleveland          OH     44118
Key Services Corporation                                                           Cleveland          OH     44114
Key Services Corporation                                                           Brunswick          OH     44212
Key Services Corporation                                                         Chagrin Falls        OH     44022
Key Services Corporation                                                           Cleveland          OH     44103
Key Services Corporation                                                         Fairview Park        OH     44126
Key Services Corporation                                                           Cleveland          OH     44121
Key Services Corporation                                                           Cleveland          OH     44125
Key Services Corporation                                                           Cleveland          OH     44144
Key Services Corporation                                                           Cleveland          OH     44144
Key Services Corporation                                                           Cleveland          OH     44127
Key Services Corporation                                                           Cleveland          OH     44103
Key Services Corporation                                                         Parma Heights        OH     44130
Key Services Corporation                                                           Cleveland          OH     44129
Key Services Corporation                                                         North Royalton       OH     44133
Key Services Corporation                                                          Independence        OH     44131
Key Services Corporation                                                           Cleveland          OH     44130
Key Services Corporation                                                           Cleveland          OH     44143
Key Services Corporation                                                           Cleveland          OH     44119
Key Services Corporation                                                           Cleveland          OH     44129
Key Services Corporation                                                          Brecksville         OH     44141
Key Services Corporation                                                           Cleveland          OH     44115
Key Services Corporation                                                           Cleveland          OH     44106
Key Services Corporation                                                           Cleveland          OH     44195
KFORCE.COM                                                                           DALLAS           TX   75397-0956
Kilroy Realty Corporation                                                           Anaheim           CA     92805
Kilroy Realty Corporation                                                           Anaheim           CA     92805
Kilroy Realty Corporation                                                           Anaheim           CA     92805
Kilroy Realty Corporation                                                           Anaheim           CA     92805
Kilroy Realty Corporation                                                           Anaheim           CA     92805
Kilroy Realty, L.P.                                                               Garden Grove        CA     92841
Kimberley Harshbarger and Saundra Neds                                               Dayton           OH     45415
Kimco Development Corporation                                                      Kettering          OH     45440
Kimco Development of Kettering                                                       Dayton           OH     45423
King Management Company                                                            Beachwood          OH     44122
King Management Company                                                            Beachwood          OH     44122
King Management Company                                                            Beachwood          OH     44122
King Management Company                                                            Beachwood          OH     44122
Kinyo Company                                                                      La Puente          CA     91746
Kirkwood Properties (Telegen Wireless & Cable)
Klaus Kretchmer                                                               South San Francisco     CA     94080
KMC Partners, LP
Koll Center Irvine #2                                                                Irvine           CA     92612
Koll/Intereal Bay Area                                                            Santa Clara         CA     95054
Kooiman Family Trust                                                                Norwalk           CA     90650
KPMG PEAT MARWICK                                                                    DENVER           CO     80202
Kurt Duncan                                                                        San Diego          CA     92103
Kurt S. Legler Building Account                                                     Webster           NY     14580
Kyle Deaton                                                                           Erie            CO     80516
Kyle Jones                                                                          Phoenix           AZ
Lafayette Tech Center LLC                                                          Lafayette          CO     80026
Lafayette Tech Center LLC
Lainer Investments                                                                 Chatsworth         CA     91311
Lake Centre Plaza, LTD, LLLP                                                        Boulder           CO   80301-2339
Landmark Management                                                                  Akron            OH     44308
Landrock Builder's Inc.                                                             Rockford          IL     61104
LaPlata Investments
Larry Mathews                                                                    San Francisco        CA     94107
LaSalle Fund III                                                                   Nashville          TN     37214
LaSalle Partners Asset Management LTD as Managing Agents for Granyette Inc.,       Charlotte          NC     28202
LBJ Brown Building, L.P.
LCI INTERNATIONAL MGMT SRVCS INC                                                     DUBLIN           OH     43016
Leader Hospitality                                                               Mission Viejo        CA     92691
Leane Kooyman                                                                       Berkeley          CA     94704
Leavenworth Health Services Corp                                                     Denver           CO     80210
LeBeau Emblem Co.,  Inc.                                                          Los Angeles         CA     90001
Lee McNabb                                                                         Union City         CA     94587
Leetsdale LLC                                                                        Denver           CO     80224
Legacy 101 University LLC                                                            Denver           CO     80206
Lenox Towers (Bld 3400)                                                             Atlanta           GA     30328
Lepaw Ltd                                                                          Englewood          CO     80112
Lepaw Ltd                                                                          Englewood          CO     80112
Les Paulick                                                                       San Antonio         TX     78216
LeSea Broadcasting Inc                                                             Englewood          CO     80112
LEVEL 3 COMMUNICATIONS LLC                                                        WESTMINSTER         CO     80021
Levey & Company                                                                      Akron            OH     44307
Levey & Company                                                                      Akron            OH     44320
Levey & Company                                                                      Akron            OH     44307
Levitt, Levitt and Lugash                                                         Simi Valley         CA     93065
Li Mei-Chen Chen                                                                   Santa Ana          CA     92705
Liberty Square Partnership                                                          Lakewood          CA     90715
Linda Adams                                                                       Solana Beach        CA     92075
LINKNET, INC.                                                                    SALT LAKE CITY       UT     84101
Lino Properties                                                                     Columbus          OH     43220
Lockheed Marin IMS                                                                 WASHINGTON         DC     20005
Lockheed Marin IMS                                                                 WASHINGTON         DC     20005
Lockheed Marin IMS                                                                 WASHINGTON         DC     20005
Lockheed Marin IMS                                                                 WASHINGTON         DC     20005
Lockheed Marin IMS                                                                 WASHINGTON         DC     20005
Lori A. Halligan Manfroy                                                         Mountain View        CA     95070
Los Angeles Police Revolver & Athletic Club                                       Los Angeles         CA     90012
Lottie Rose                                                                         Oakland           CA     94608
Louart Corporation                                                                Los Angeles         CA     90025
LOUISVILLE GAS & ELECTRIC                                                          LOUISVILLE         KY     40202
Louisville Gas & Electric Company                                                  Louisville         KY     40202
LTG                                                                                  Dayton           OH     45415
LTV Steel Company                                                                  Cleveland          OH     44105
LTV Steel Company                                                                  Cleveland          OH     44127
LTV Steel Company                                                                  Cleveland          OH     44113
LTV Steel Company                                                                  Cleveland          OH     44105
LTV Steel Company                                                                  Cleveland          OH     44109
LTV Steel Company                                                                  Cleveland          OH     44105
LTV Steel Company                                                                  Cleveland          OH
Luby's Inc.                                                                       San Antonio         TX     78258
Luby's Inc.                                                                       San Antonio         TX     78217
Lumberyard Retail Investments, LLC                                                 San Diego          CA     92024
Lumberyard Retail Investments, LLC                                                 San Diego          CA     92024
M & H Realty Partners II, LP                                                      Diamond Bar         CA   91765-3443
M.B. Management Company                                                           Santa Monica        CA     90401
MAB Services, Inc.                                                                Los Angeles         CA     90026
Macinkowski Family L.P.                                                           Santa Clara         CA     95054
Mack Cali Realty LP                                                                 Cranford          NJ     07016
Mack Cali Realty LP                                                                Englewood          CO     80112
MacLaughlin & Company                                                           West Sacramento       CA     95651
Madonja Investments Limited Inc.                                                     Dayton           OH     45459
Maguire/Thomas Partners-Library Square Ltd.                                       Los Angeles         CA     90071
Main St. Buildings Santa Anan, LLC                                                 Santa Ana          CA     92701
Malcolm P. Wardlaw                                                                San Antonio         TX     78229
Malrite Communications Group, Inc.                                                   Parma            OH     44134
Malrite Communications Group, Inc.                                                   Parma            OH     44134
Management Recruiters                                                             San Antonio         TX
Mancini Properties                                                                 Sacramento         CA     95815
Mancini Properties                                                                 Sacramento         CA     95815
Mandrake Properties Associates                                                     Englewood          CO     80112
Mani Brothers, LLC                                                                Santa Monica        CA     90401
Marathon Development Company Inc.                                                    Irvine           CA     92618
Marathon Development Company Inc.                                                    Irvine           CA
Margarett H. Relles Trust, et al                                                   Sacramento         CA     95816
Marie L. Hind                                                                     Los Angeles         CA     90038
Mariner Development Company c/o John Beery Organization                             Alameda           CA     94501
Mariner's Telecom Group, Inc.                                                      SAN PEDRO          CA     90733
Mariners' Telecommunications Group                                                 SAN PEDRO          CA     90733
Mark and Bill Bucher                                                                 Tustin           CA     92780
Mark IV Capital Inc                                                                  Irvine           CA     92718
Mark Rosenburg                                                                     Sacramento         CA     94825
Marketing Advocates, Inc.                                                          LITTLETON          CO     80128
Market-Post Tower, Inc.                                                             San Jose          CA     95113
Marlin Investments                                                                   Covina           CA     91722
Marvin Felman                                                                        Dayton           OH     45402
Marvin Felman                                                                        Dayton           OH     45402
Mass Mutual Life Insurance Co.                                                       Denver           CO     80203
Mass Mutual Life Insurance Co.                                                       Denver           CO     80203
Massachusetts Mutual Life Insurance Co                                             Nashville          TN     37203
Max J. & Marjorie N. Breitenbach                                                   San Diego          CA     92106
MAXIM GROUP                                                                         ATLANTA           GA   30384-8572
Maytag Corporation                                                              City of Industry      CA     91746
McAllister Tower                                                                 San Francisco        CA     94102
McCarthy and Stenson                                                               Sacramento         CA     95816
MCI Telecommunications Corporation                                                 Richardson         TX     75082
MCI Telecommunications Corporation                                                 Richardson         TX     75082
MCI Telecommunications Corporation                                                 Richardson         TX     75082
MCI Telecommunications Corporation                                               North Royalton       OH
MCI Telecommunications Corporation                                                 Melbourne          FL   32901-4706
MCI Telecommunications Corporation                                                   Austin           TX     78701
MCImetro Access Transmission Services                                              WASHINGTON         DC     20036
MCIMETRO ACCESS TRANSMISSION SERVICES, INC (MCI ME                                   MCLEAN           VA     22102
MCIMETRO ACCESS TRANSMISSION SERVICES, INC.                                        RICHARDSON         TX     75082
MCIMETRO ACCESS TRANSMISSION SRVC                                                  RICHARDSON         TX     75082
MCLEOD USA                                                                         MILWAUKEE          WI   53201-3243
MCLEOD USA TELECOMMUNICATIONS INC                                                 CEDAR RAPIDS        IA   52406-3177
MCLEODUSA TELECOMM. SVCS.                                                         CEDAR RAPIDS        IA   52406-3177
McNeil Real Estate Fund XXV, LP                                                    Long Beach         CA     90802
McRoskey / Armacost Real Estate Operating Co, LLC                                 Los Angeles         CA     90024
MEGSINET                                                                            CHICAGO           IL     60610
Meidinger Associates, LLC                                                          Louisville         KY     40202
Meiser and Jacquet                                                                 San Diego          CA     92108
Melbourne International Communications LTD                                          Palm Bay          FL     32905
Melvin Olsen                                                                    Colorado Springs      CO     80903
Memorial Health Services                                                        Huntington Beach      CA     92683
Meridian Associates West                                                                              CO
Meridian Associates West & Bradbury Family Part.                                                      CO
MERIDIAN METROPOLITAN DISTRICT                                                     ENGLEWOOD          CO     80112
Meridian Metropolitan District                                                     Englewood          CO     80112
Meridian Realty Service                                                          Winston-Salem        NC     27101
METLIFE                                                                              AURORA           IL     60504
METROMEDIA FIBER NETWORK SERVICES, INC.                                           WHITE PLAINS        NY     10601
METROPOLITAN GOV'T OF NASHVILLE                                                    NASHVILLE          TN     37201
Metropolitan Life                                                                  Sacramento         CA     95841
MFS NETWORK TECHNOLOGIES INC                                                         OMAHA            NE     68102
Miamisburg Commerce Park                                                           Miamisburg         OH     45342
MIBX                                                                                San Jose          CA     95113
Michael Daly et al                                                               Rancho Cordova       CA     95742
Michael Thomas                                                                     Sacramento         CA     95828
Mickey Gold                                                                        Charlotte          NC     28202
Micromuse Inc.                                                                   SAN FRANCISCO        CA     94107
Micromuse Inc.                                                                   SAN FRANCISCO        CA     94107
MICROSOFT CORPORATION                                                               REDMOND           WA     98052
MICROSOFT CORPORATION                                                               SEATTLE           WA     98199
Microsoft Corporation                                                               Redmond           WA   98052-6399
Microsoft Corporation                                                               Seattle           WA   98199-3239
Midwest Holding Corp. #14-Westshore Center                                          Memphis           TN     38148
Midwest Property Services, LLC                                                    Bloomington         IN   47402-3489
MILE HIGH ONLINE                                                                     DENVER           CO     80222
Miller Graphics Inc.                                                              Baldwin Park        CA     91706
Miller-Valentine Partners                                                           Vandalia          OH     45414
Miller-Valentine Partners                                                          Miamisburg         OH     45342
Milliken Business Center                                                            Ontario           CA     91761
Mindspring Enterprises, Inc.                                                        ATLANTA           GA     30309
MIP Properties, Inc.                                                               Long Beach         CA     90802
Mitsubishi Motors Sales Corporation of America                                  City of Industry      CA     91748
MNE General Partnership                                                            Sacramento         CA     95815
Montgomery Management Company                                                     Los Angeles         CA     90069
Moore                                                                          Greenwood Village      CO     80111
Morris Investments                                                                   Dayton           OH     45439
MOUNTAIN VIEW ELECTRIC                                                               LIMON            CO   80828-1600
Mr. Ashish Vibhakar                                                                 Torrance          CA     90505
Mr. Bruce Beach and Mr. Donald Beach                                              Santa Monica        CA     90401
Mr. Costas Fergagis                                                                 Pasadena          CA     91101
Mr. David Vickter                                                                 Los Angeles         CA     90025
Mr. Eddie Talbot                                                                 Hermosa Beach        CA     90254
Mr. Gary Wagner                                                                     Van Nuys          CA     91406
Mr. James J. Fischer, Trust                                                        San Marino         CA     91108
Mr. Keyhan Moghaddam                                                                Van Nuys          CA     91405
Mr. Mike Nazarian                                                                 Los Angeles         CA     90036
Mr. Robert Kramer                                                                 Santa Monica        CA     90404
Mr. Robert Leung                                                                    Rosemead          CA     91170
Mr. Seymour Rosenblum                                                           North Hollywood       CA     91607
Mr. Sheldon Plutsky                                                                 Burbank           CA     91505
Mr. Stam Blaustein                                                              Manhattan Beach       CA     90266
Mr. Uri Mandelbaum                                                                Los Angeles         CA     91402
Mr. Walter Huang                                                                City of Industry      CA     91745
Ms. Marsha Cummins                                                              North Hollywood       CA     91605
Munco Inc.                                                                         Long Beach         CA     90806
Municipal Government                                                            Colorado Springs      CO     80903
Murakai Coporation                                                                  Gardena           CA     90248
Murray Seidner                                                                       Covina           CA     91724
Myers Baker & Associates                                                         Rancho Cordova       CA     95742
Myron Oats                                                                         Sacramento         CA     95822
N & L, LP                                                                           Burbank           CA     91502
National Jewish Medical & Research Center                                            Denver           CO     80206
National Service Industries Inc. ZEP; Mnfctrng Co.                                   Desoto           TX     75115
NationsBank of North Carolina                                                      Charlotte          NC     28211
Nautilus-Pegasus Associates                                                          Denver           CO     80202
Navipath                                                                            ANDOVER           MA      1803
NCS Trust                                                                          Louisville         KY     40222
Neo Park                                                                           Cleveland          OH     44128
NEO Park Limited                                                                   Cleveland          OH     44128
Neodata Services Inc                                                                Boulder           CO     80301
Neodata Services Inc                                                               Louisville         CO     80027
Network Enhanced Telecom                                                           LONG VIEW          TX     75601
NetZero, Inc.                                                                       Westlake          CA     91361
NEUSTAR INC                                                                        BALTIMORE          MD     21275
NEUSTAR, INC.                                                                       CHICAGO           IL     60606
NEUSTAR, INC.                                                                       CONCORD           CA   94520-2561
NEW ENGLAND TELEPHONE & TELEGRAPH                                                   NEW YORK          NY     10036
New Horizon Properties, LTD                                                         Cerritos          CA     90703
NEW YORK TELEPHONE COMPANY                                                         ROCHESTER          NY     14611
Nexus Properties, Inc.                                                             San Diego          CA     92037
Nexus Properties, Inc.                                                             San Diego          CA     92122
Nexus Properties, Inc.                                                             San Diego          CA     92122
NFC                                                                                Louisville         KY     40222
Niesner Family Trust                                                             Panorama City        CA     91402
NIKONET/QWEST                                                                      ARLINGTON          VA     22203
NORFOLK SOUTHERN CORP                                                               ATLANTA           GA   30384-7531
NORFOLK SOUTHERN RAILWAY COMPANY                                                    ATLANTA           GA     30308
NORFOLK SOUTHERN RAILWAY COMPANY                                                    ATLANTA           GA     30308
Norge Partnership                                                                    Denver           CO     80206
NORTH AMERICAN TELEPHONE NETWORK                                                    ATLANTA           GA     30319
NORTH AMERICAN TELEPHONE NETWORK                                                    ATLANTA           GA     30319
North County Transit District                                                      Oceanside          CA     92054
North County Transit District                                                      San Diego          CA       0
North County Transit District                                                      San Diego          CA       0
North County Transit District                                                      San Diego          CA       0
North Sacramento Land Company                                                      Sacramento         CA     95815
Northmeadows Investments Inc.                                                       Appleton          WI     54914
Northwestern Mutual Life Insurance Company                                          Ontario           CA     91761
Norton Plaza Associates                                                            Brentwood          CA
NORWEGIAN CRUISE LINE                                                                MIAMI            FL     33326
NORWEGIAN CRUISE LINE                                                                MIAMI            FL     33126
Norwood Tower, LP                                                                    Austin           TX     78701
NTS Properties III                                                                 Louisville         KY     40223
O Toole Properties                                                                  San Jose          CA     95131
O'Connor Development LLC                                                           Louisville         CO     80027
OHIO EDISON COMPANY                                                                  AKRON            OH     44308
OHIO EDISON COMPANY                                                                  AKRON            OH     44308
OHIO EDISON COMPANY                                                                  AKRON            OH     44308
Ohio Edison Tower LLC-066                                                          Ann Arbor          MI   48106-3125
Ohio Restaurant Association                                                         Columbus          OH     43220
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                         Irvine           CA     92618
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                         Irvine           CA     92618
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                         Irvine           CA     92618
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                         Irvine           CA     92606
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
Olen Commercial Realty Corp.                                                      Lake Forest         CA     92630
OLIGARCHY DITCH COMPANY                                                                                        0
Olympic Steel Inc.,                                                             Bedford Heights       OH     44146
Omni Business Park, LP                                                              Ontario           CA     91761
Omnivest Park, LLP                                                                   Denver           CO     80202
One American Center                                                               Bella Vista         AR     72715
One Prestige Place Office Building Ltd.                                            Miamisburg         OH     45342
One Southgate Corporation                                                            Denver           CO   80233-1222
One Summer Street                                                                    Boston           MA     02111
One Wilshire Arcade Imperial LTD                                                  Los Angeles         CA     90017
Organizational Synergies
ORIX GF Denver Venture                                                              Chicago           IL     60606
Orley & Lenoia Weaver, Family Trust                                                Costa Mesa         CA     92627
ORR PROTECTION SYSTEM                                                              CINCINNATI         OH   45263-1702
ORR PROTECTION SYSTEM                                                              CINCINNATI         OH   45263-1702
ORR PROTECTION SYSTEM, INC.                                                        CINCINNATI         OH     45242
Ostendorf Morris c/o Colliers International                                        Cleveland          OH
Ostendorf Morris Company                                                           Clevelend          OH     44115
Ostendorf Morris, Co                                                               Cleveland          OH     44113
Overton, Moore & Associates                                                         Compton           CA     90220
P & H, Ltd.                                                                        Englewood          CO     80112
PAC BELL                                                                           PLEASANTON         CA     94588
PACIFIC BELL                                                                       SACRAMENTO         CA   95860-0347
PACIFIC BELL MOBILE SERVICES                                                       PLEASANTON         CA     94588
PACIFIC BELL SBC                                                                   MILWAUKEE          WI     53202
PACIFIC CARE OF COLORADO                                                           ENGLEWOOD          CO     80111
Pacific Coast Properties (1)                                                       Sacramento         CA     95823
Pacific Coast Properties (2)                                                       Sacramento         CA     95823
PACIFIC GATEWAY EXCHANGE                                                           BURLINGAME         CA     94010
Pacific Gulf Properties                                                            Sacramento         CA     95813
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                            Santa Ana          CA     92704
Pacific Gulf Properties                                                           Aliso Viejo         CA     92656
Pacific Partners                                                                 Beverly Hills        CA     90210
Pacific Partnership
Pacific Plaza Associates                                                         Newport Beach        CA     92660
Pacific Real Properties                                                            San Diego          CA     92120
Pacifica Hotel Company                                                           Redondo Beach        CA     90277
Pacifica Investment Co.                                                             Van Nuys          CA     90025
Padick Partners                                                                     Alhambra          CA     90067
PAGING NETWORK, INC.                                                                 DALLAS           TX     75240
Palmer Center, Ltd.                                                                  Denver           CO   80291-0863
Palmer Center, Ltd.                                                                  Denver           CO   80291-0863
Palomar Enterprises, Inc.                                                          San Diego          CA   92121-4208
Paramount Partners, LLC                                                           Los Angeles         CA     90010
Park Building                                                                      Pittsburgh         PA   15230-6050
Park Central Building                                                             Los Angeles         CA     90014
Park Road Shopping Center, Inc.                                                    Charlotte          NC
Parksdown Companies                                                                San Diego          CA     92108
PARS SVSP II, LLC                                                                  San Diego          CA   92126-4222
Pasa Alta Manor                                                                     Pasadena          CA     91109
Patrict Heights Inc.                                                              San Antonio         TX
Paul Dudum                                                                       San Francisco        CA     94120
Paul E. Iacono                                                                     Pleasanton         CA     94588
PDS Technical                                                                      Englewood          CO     80111
Pearl East Partnership, LLP                                                         Boulder           CO     80301
PEOPLESOFT USA INC                                                                 LEASANTON          CA     94588
PERA                                                                                 Denver           CO     80202
Perimeter Park Inc.                                                                 Atlanta           GA     30341
Phillip Calderon                                                                  San Antonio         TX
Phillip Goodenough                                                                  Concord           CA     84524
PHOENIX DEVELOPMENT CORPORATION                                                     Lincoln           NE     68508
Phoenix Home Life                                                                 Worthington         OH     43085
Phoenix Home Mutual Insurance Company                                              Englewood          CO     80112
Piedmont Natural Gas Company Inc.                                                  Charlotte          NC     28211
Pieta and San Gal Trust                                                             Carlsbad          CA     92009
Pinnacle San Antonio, LLC                                                         San Antonio         TX     78205
Pio V. de Feo                                                                      San Rafael         CA     94912
PIVOTAL SOFTWARE INC                                                            NORTH VANCOUVER       BC    V7M 3M6
PJS of Texas, Inc.
PLATTE RIVER POWER AUTHORITY                                                      FORT COLLINS        CO     80525
PLATTE RIVER POWER AUTHORITY                                                      FORT COLLINS        CO     80525
Plazamerica Inc.                                                                   San Diego          CA     92121
Plazamerica Inc.                                                                   San Diego          CA     92121
PNC Bank, N.A.                                                                      Chicago           IL   60677-1000
Point One Telecommunications, Inc.                                                   AUSTIN           TX     78731
Potrero Hill Investors, Limited Partnership                                      San Francisco        CA     94103
POUDRE VALLEY RURAL ELECTRIC ASSOCIATION, INC.                                    FORT COLLINS        CO   80527-2550
Prado Partners Ltd                                                                   Eugene           OR     97440
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land Limited Liability Company                                                Longmont          CO     80501
Pratt Land LLC                                                                      Longmont          CO     80502
Pratt Management, LLC                                                               Longmont          CO     80501
Precedent Health Center Realty LLC                                                   Denver           CO     80206
Precision Auto Care, Inc.                                                           Lawndale          CA     90260
Preferred Properties Fund 82                                                       Englewood          CO     80111
PREMIER SEARCH                                                                    INDIAN HILLS        CO     80454
Prentiss Properties Aquisition Partners                                              Dallas           TX   75373-0267
Prentiss Properties LTD Inc                                                          Irvine           CA
Prentiss Properties Natomes, LP                                                    Sacramento         CA     95833
Prestige Management Group                                                     Warrensville Heights    OH     44128
Princeland Properties Inc.                                                        Garden Grove        CA     92841
Princeton Business Park                                                            Sacramento         CA     95827
Procomm                                                                           San Antonio         TX     78232
Progressive Insurance                                                           Colorado Springs      CO     80920
Prologis North Carolina, LP                                                       Indianapolis        IN     46241
Prologis Trust                                                                    San Antonio         TX     78204
Prominade Mall Development Corp.                                                   San Diego          CA     92109
Property Colorado OBJLW                                                             Portland          OR     97208
Prospect Building G.P. c/o Steele Enterprises                                    Rancho Cordova       CA     95670
Provident Life & Accident Insurance Co                                              Glendale          CO     80222
PRUDENTIAL                                                                         PASIPPANY          NJ      7054
Prudential Insurance Company of America                                              Denver           CO     80265
Prudential Insurance Company of America                                         Colorado Springs      CO     80903
Prudential Insurance Company of America                                              Denver           CO     80202
Prudential Insurance Company of America                                              Denver           CO     80265
Prudential Insurance Company of America                                              Denver           CO     80265
Prudential Insurance Company of America                                              Denver           CO     80202
Prudential Insurance Company of America                                              Denver           CO     80202
Prudential/Daniel Office Venture, LLC                                              Birmingham         AL     35242
Prugnara Corporation                                                             San Francisco        CA     94102
PS Business Parks, LP                                                            Monterey Park        CA     91754
PSINET TRANSACTION SOLUTIONS INC                                                   CHANTILLY          VA   20153-1441
PUBLIC SERVICE COMPANY OF CO                                                         DENVER           CO     80204
PUBLIC UTILITIES COMMISSION OF OHIO                                                 COLUMBUS          OH   43235-2798
PUBLIC UTILITIES COMMISSION OF THE STATE OF NEW HA                                  Concord           NH      3301
Quail 600 Ltd. Partnership                                                         Birmingham         AL   35243-3250
Quality Naturally Foods                                                         City of Industry      CA     91348
Quinby Building LLC                                                               Los Angeles         CA     90017
Quintiles Pacific, Inc.                                                            San Diego          CA     92121
QWEST COMMUNICATIONS                                                               ARLINGTON          VA     22203
QWEST COMMUNICATIONS                                                               ARLINGTON          VA     22203
QWEST COMMUNICATIONS                                                               ARLINGTON          VA     22203
QWEST COMMUNICATIONS                                                               ARLINGTON          VA     22203
QWEST COMMUNICATIONS                                                               ARLINGTON          VA     22203
QWEST COMMUNICATIONS                                                               ARLINGTON          VA     22203
QWEST COMMUNICATIONS                                                               ARLINGTON          VA     22203
QWEST COMMUNICATIONS                                                                 NEWARK           NJ   07193-5104
QWEST COMMUNICATIONS CORP                                                            DENVER           CO     80202
QWEST COMMUNICATIONS CORP                                                            DENVER           CO     80202
QWEST COMMUNICATIONS CORP                                                            DENVER           CO     80202
QWEST COMMUNICATIONS CORP                                                            DENVER           CO     80202
QWEST COMMUNICATIONS CORP                                                            DENVER           CO     80202
QWEST COMMUNICATIONS CORP                                                            DENVER           CO     80202
QWEST COMMUNICATIONS CORP                                                            DENVER           CO     80202
QWEST COMMUNICATIONS CORP                                                          ARLINGTON          VA     22203
QWEST COMMUNICATIONS CORPORATION                                                   ARLINGTON          VA     22203
QWEST COMMUNICATIONS CORPORATION                                                   ARLINGTON          VA     22203
R&H Mission Gorge, Ltd.                                                            San Diego          CA     92120
R.R. Robinson                                                                       Carlsbad          CA     92008
R.S. Mills                                                                           Toledo           OH   43635-1150
RAL Group, LTD                                                                    Los Angeles         CA     90013
Ramsey Realty Corp.                                                               San Antonio         TX
Randy Mael                                                                         Sacramento         CA     95828
Randy Steinberg                                                                   Los Angeles         CA     90003
RCB Trust Company                                                                  Englewood          CO     80111
RDST, INC.                                                                           IRVING           TX     75063
Realtec Associates                                                              Colorado Springs      CO     80920
REDSTONE NETWORK SERVICES                                                         BOREHAMWOOD
                                                                                 HERTFORDSHIRE
Reliable Wholesale Lumber, Inc.                                                      Downey           CA     90241
Reliance Development Group                                                        Los Angeles         CA     90025
Reliance Development Group c/o Reliance Insurance Company, Inc                    Los Angeles         CA     90025
Remo Pasouini                                                                      Englewood          CO     80111
Republic Park Building 99, LLC                                                    Sherman Oaks        CA     91423
Res-Care, Inc.                                                                     Louisville         KY     40223
Reserve Building Associates L.P.                                                   Cleveland          OH     44113
RESONATE INC                                                                       SUNNYVALE          CA     94089
Rezepka & Associates                                                            Bedford Heights       OH     44146
RHSC LLC                                                                        Colorado Springs      CO     80909
RHSC LLC                                                                        Colorado Springs      CO     80909
Richard A. Lazarus & Family Trust                                             South San Francisco     CA     94080
Richard Bertolucci                                                                 Sacramento         CA     94816
Richard Deal                                                                       Sacramento         CA     95815
Richard Moore                                                                      Sacramento         CA     95825
Richard, Herbert R., Walter J. Brendlen                                          San Francisco        CA     94080
Rick Mower                                                                         Sacramento         CA     95814
Riger Investment Properties                                                     City of Industry      CA     91744
Ritchie Commercial                                                                  San Jose          CA     95124
Riverboat Delta King                                                               Sacramento         CA     95814
Rob Miller                                                                         Sacramento         CA     95814
Robert Bell                                                                        Sacramento         CA     95742
ROBERT BELTON - BORN INFORMATION SERVICES                                           Wayazata          MN     55391
Robert Colman Trust                                                               Santa Monica        CA     90401
Robert Jones                                                                         Denver           CO     80207
Robert Robeson                                                                      Franklin          TN     37067
Robert Willard                                                                  Colorado Springs      CO     80918
Rock Properties                                                                Greenwood Village      CO
Rockfield / Banyan Associates, LP                                                    Irvine           CA     92618
Rockside Investors LP                                                             Independence        OH     44131
ROCKY MTN. SECURITY SERVICES DBA INTEGRATED SYSTEM                                   DENVER           CO     80222
Roger Easley                                                                        San Jose          CA     95112
Roll Properties                                                                 Santa Fe Springs      CA     90670
Ron Bieber                                                                         Sacramento         CA     95815
Roque De La Fuente Alexander Revocable Trust #1                                    San Diego          CA     92121
Rose Canyon Business Park                                                          San Diego          CA     92117
Rose Realty                                                                         Sheridan          CO
Rosenblum Associates                                                                 Albany           NY   12203-5954
Roy A. Woodward                                                                      Santee           CA     92071
Royal Century Inc.                                                                   Covina           CA     91723
Royce Yost                                                                        San Antonio         TX     78216
Ruey F. Hodapp, Jr.                                                                  Dayton           OH   45439-2384
Russell & Lavona Tinsley Living Trust                                              Hollywood          CA     90028
S. Naimi                                                                          Santa Monica        CA     90404
S.B. Jax Ltd.                                                                     Jacksonville        FL     32202
S.X. Callahan Inc.                                                                San Antonio         TX     78207
Safari Business Center                                                              Ontario           CA     91761
Saint Lukes Medical Ctr                                                              Denver           CO     80218
Samuel K. Wong                                                                  City of Industry      CA     91745
San Diego 225 RPFIII Limited Liability Co.                                         San Diego          CA     92101
San Diego Community College District                                               San Diego          CA     92126
San Diego Community College District                                               San Diego          CA     92101
San Diego Community College District                                               San Diego          CA     92108
San Diego Community College District                                               San Diego          CA     92113
San Diego Community College District                                               San Diego          CA     92110
San Diego Community College District                                               San Diego          CA     92108
San Diego Community College District                                               San Diego          CA     92111
San Diego Community College District                                               San Diego          CA     92113
San Diego Community College District                                               San Diego          CA     92111
San Diego Community College District                                               San Diego          CA     92111
SAN DIEGO GAS & ELECTRIC CO                                                        SAN DIEGO          CA     92101
San Diego Mayflower                                                                San Marcos         CA     92069
San Diego Mayflower                                                                San Diego          CA     92113
San Diego Mayflower                                                                 El Cajon          CA     92020
San Diego Mayflower                                                                San Diego          CA     92113
San Diego Mayflower                                                                San Diego          CA     92126
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Diego Tech Center LLC                                                          San Diego          CA     92121
San Franando Cathedral                                                            San Antonio         TX     78205
San Gabriel Valley Medical Center                                                 San Gabriel         CA     91775
San Marcos Pavilion/Las Campanillas Villa                                          San Marcos         CA     92069
Sanderson J. Ray Carnagie Centre Associates                                          Irvine           CA
Sanderson J. Ray Carnagie Centre Associates                                          Irvine           CA
Sang C Lee & Soon Lee                                                           Colorado Springs      CO     80906
Sara H. Bissell and Alice Harney                                                   Charlotte          NC     28211
Sarah H. Bissell                                                                   Charlotte          NC     28210
Sarah H. Bissell                                                                   Charlotte          NC     28210
SBHI, Inc                                                                           Columbus          OH     43215
SCC COMMUNICATIONS                                                                  BOULDER           CO   80301-3343
Scenic Loan Acquisition Partnership                                                Costa Mesa         CA
SCHWAB RETIREMENT PLAN SERVICES                                                      AKRON            OH     44333
SCI                                                                              Corpus Christi       TX
Scott Jones                                                                       San Antonio         TX
Scurfield Co.                                                                      Sacramento         CA     95814
Service Corporation International                                                Corpus Christi       TX     78415
Seymour Rosenblum                                                               North Hollywood       CA     91607
SHARED COMMUNICATIONS SERVICES, INC                                                  SALEM            OR     97301
Sharland Investment                                                                Sacramento         CA     95821
Shaw Business Center                                                          South San Francisco     CA     94080
Sheldon Appel Company                                                             Santa Monica        CA     90405
Sheldon Gans                                                                        San Jose          CA     95112
Shepards                                                                        Colorado Springs      CO     80921
Sheraton San Diego                                                                 San Diego          CA   92101-1007
Sherrilyn I. Coakes                                                                  Aurora           CO
Shoal Creek No.1, LLC                                                                Dallas           TX     75231
Sierra Curtis Neighborhood Association                                             Sacramento         CA     95818
Sierra Development Company                                                            Reno            NV     89505
Signature Services                                                                 Gold River         CA     95670
Signature Yosemite Limited Liability                                               Englewood          CO     80111
Sinco Investments                                                                  Sacramento         CA     95827
SJ Archulete Square Six Partnership, Ltd                                           Englewood          CO     80112
Slesnick Realty Co. Ltd                                                             Canton            OH     44702
Slesnick Realty Co. Ltd.                                                            Canton            OH     44702
SlipNet, Incorporated                                                            San Francisco        CA     94107
Smyth Asset Management Company                                                       Irvine           CA     92714
Society National Bank                                                              Cleveland          OH     44113
Soeder Limited                                                                     Cleveland          OH     44114
Softlanding Systems Inc                                                           Peterborough        NH     03458
Solana Beach Towne Centers Investments, LP                                        Solana Beach        CA     92075
SOSINC                                                                             SOUIX CITY         IA     51106
SOUTH DAKOTA NETWORK                                                              SIOUX FALLS         SD     57104
South Grammar Office Complex                                                     East Hartford        CT     06108
SOUTHEAST COLORADO POWER ASSOCIATION                                                LA JUNTA          CO     81050
SOUTHERN CALIFORNIA EDISON CO                                                       ROSEMEAD          CA     91770
SOUTHERN CALIFORNIA EDISON CO                                                       ROSEMEAD          CA     91770
SOUTHERN CALIFORNIA EDISON CO                                                       ROSEMEAD          CA     91770
SOUTHERN DEVELOPMENT &                                                              ATLANTA           GA     30346
Southern National Center LTD Partnership                                           Charlotte          NC     28202
SOUTHERN TELECOM 1 INC                                                              ATLANTA           GA     30303
SOUTHWESTERN BELL                                                                    DALLAS           TX     75202
SOUTHWESTERN BELL TELEPHONE                                                          DALLAS           TX     75202
SOUTHWESTERN BELL TELEPHONE CO                                                      ST LOUIS          MO     63101
SOUTHWESTERN BELL TELEPHONE COMPANY                                                 BELLAIRE          TX     77401
SOUTHWESTERN BELL TELEPHONE COMPANY                                                  DALLAS           TX     75202
SOUTHWESTERN BELL TELEPHONE COMPANY (SWBT)                                           DALLAS           TX     75202
Spieker Properties LP                                                               Fremont           CA     94538
Spieker Properties LP                                                           Huntington Beach      CA     92647
Spieker Properties LP                                                              Sacramento         CA     95826
SPRINT                                                                            KANSAS CITY         MO     64105
Sprint Communications Company LP                                                  KANSAS CITY         MO     64114
Sprint Spectrum LP                                                                   Denver           CO     80112
ST PAUL FIRE AND MARINE INSURANCE COMPANY                                           ST. PAUL          MN     55102
St. Paul Properties Inc                                                            Englewood          CO     80111
ST. PAULS GREEK ORTHODOX CHURCH                                                     Savannah          GA     31401
Standard Register                                                                    Dayton           OH     45408
Stanley & Ruth Crowe                                                                Lebanon           OH     45036
Stanley Blaustein
Stanton Partners                                                                   Burlingame         CA     94010
STAR TELECOM INC                                                                     AKRON            OH     44301
STARNET                                                                             PALATINE          IL     60067
STAR-TEL (STARTEL, STAR TEL)                                                         BRYAN            TX     77802
Starwood SVP II, LLC                                                                Torrance          CA     90503
State  of Colorado                                                                  Lakewood          CO
State  of Colorado                                                                  Lakewood          CO
State  of Colorado                                                                  Lakewood          CO
State  of Colorado                                                                  Lakewood          CO
State  of Colorado                                                                  Lakewood          CO
State  of Colorado                                                                  Lakewood          CO
STATE COMMUNICATIONS                                                               GREENVILLE         SC     29601
STATE OF ALABAMA/GTE SOUTH, INC                                                    Montgomery         AL     36101
State of California Public Employees Retirement Sy                                 Englewood          CO     80111
STATE OF COLORADO                                                                   LAKEWOOD          CO
STATE OF COLORADO DEPT OF TRANSPORTATION                                             DENVER           CO     80222
STATE OF GEORGIA                                                                    ATLANTA           GA     30334
STATE OF NORTH CAROLINA                                                             RALEIGH           NC   27640-0001
STATE OF NORTH CAROLINA                                                         NORTH WILKESBORO      NC     28659
State Teachers Retirement System                                                  Los Angeles         CA     90025
STD, Ltd                                                                             Vernon           CA     90058
Stephen Brandenburger                                                            Rancho Cordova       CA     95742
Stephen J. Whicahard                                                               San Diego          CA     92102
STERLING TELECOMMUNICATIONS                                                      BEVERLY HILLS        CA     90211
Steve Bayes                                                                        Sacramento         CA     95608
Steven C. Hallman Press                                                            Richardson         TX
Strawberry Holding, Inc.                                                           Englewood          CO     80111
Stuart Gruendl                                                                      Oakland           CA     94611
Summit Office Park                                                                 Cleveland          OH   44192-2393
Summit Office Park                                                                 Cleveland          OH   44192-0391
Sunbelt-Varna, LTD                                                              North Hollywood       CA     91605
SUPERIOR                                                                          LAGUNA HILLS        CA     92653
Surrendra & Savita Gorel                                                            Berkeley          CA     94612
Sutton Properties                                                                   Palm Bay          FL     32905
Suzanne Kilmer                                                                     Sacramento         CA     95916
Swedish Hospital                                                                   Englewood          CO     80110
Swedish Medical Center                                                             Littleton          CO     80123
T Allan & J Henry et al                                                       South San Francisco     CA     94124
T.P. Corporation                                                                Mayfield Heights      OH     44124
T.P. Corporation                                                                Mayfield Heights      OH     44124
Taber Consultants                                                               West Sacramento       CA     95691
Tabor Center Associates, L.P.                                                        Denver           CO     80202
TCAST COMMUNICATIONS, INC (T CAST)                                                LOS ANGELES         CA     90017
Tegra Telephone Systems, LLC                                                       Charlotte          NC     28202
TEKSYSTEMS                                                                          HANOVER           MD     21076
TEKSYSTEMS, INC                                                                     HANOVER           MD     21076
TELECOM AFFILIATES INC                                                            FORT COLLINS        CO     80525
Telehub, Inc.                                                                      Kentfield          CA   94904-1128
Telemax System
TELEPACIFIC CORPORATION                                                           LOS ANGELES         CA   90071-2220
TELEPACIFIC CORPORATION                                                           LOS ANGELES         CA     90017
Teresa Sharp                                                                      San Antonio         TX     78238
Terry R O'Neill                                                                   Laguna Hills        CA     92653
Th Harris Group Partners                                                           Charlotte          NC     28202
The Beerman Realty Company                                                           Dayton           OH     45414
The Brentwood at Kiowa, HOA                                                       Los Angeles         CA     90049
The Briargate Joint Venture                                                     Colorado Springs      CO     80920
The Burnham Insitute                                                                La Jolla          CA     92037
The Chateau                                                                      Woodland Hills       CA   91364-2313
The Clorox Company                                                                  Oakland           CA     94612
The Equitable Life Assurance Society of the US                                      Chicago           IL   60673-1212
The First National Bank of Boston                                                  Englewood          CO     80112
THE FOXWORTHY PARTNERSHIP                                                          Fort Myers         FL     33901
The French Company                                                                   Irvine           CA     92618
The Galbreath Company                                                                Dayton           OH     45402
The Galbreath Company                                                                Dayton           OH     45402
The Goathill Group, LLC                                                         Colorado Springs      CO     80910
The Lafayette Partnership                                                         Little Rock         AR     72201
The Lebovic Family Trust                                                        North Hollywood       CA     91605
The Parklane Company                                                                 Boise            ID     83701
The Realty Assoc Fund IV/Tri Freeway Business Park                                  Anaheim           CA     92801
The Secretary of the Army                                                                             CO
THE SUPREME COURT LTD                                                               Madison           WI     53719
The University of Denver                                                             DENVER           CO     80208
THE ZELLERBACH FAMILY FUND                                                       San Francisco        CA     94107
Thomas A. Hollfelder                                                                 Covina           CA     91722
Thomas Gabele                                                                        Carson           CA     90745
Thomas H. Oneal Revocable Trust                                                      Parker           CO     80134
Three Cloverleaf Parkway                                                          Valley View         OH     44125
Thruway Court LLC                                                                  Liverpool          NY     13088
Thunderstone-Expansion Programs International Inc.                                 Cleveland          OH     44102
Tiernan Communications                                                             San Diego          CA     92121
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLE NORTHEAST OHIO                    AKRON            OH     44310
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF CHARLOTTE              CHARLOTTE          NC     28202
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF CHARLOTTE              CHARLOTTE          NC     28202
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF CHARLOTTE              CHARLOTTE          NC     28202
TIME WARNER TELECOM                                                                LITTLETON          CO     80124
TIME WARNER TELECOM                                                                Vancouver          WA     98663
Todd Smith                                                                         San Diego          CA     92126
Toebben, LTD.                                                                       Florence          KY     41042
Tokai Financial Services, Inc.                                                     San Diego          CA     92123
Tom and Barbara Schmidt                                                            Sacramento         CA     95816
Tom Cheng                                                                           San Jose          CA     95131
Tom Cook                                                                           Sacramento         CA     95825
Tom Keberlein Construction, LLC                                                     Greeley           CO     80634
Tower Corporation                                                                    Denver           CO     80202
Town & Country Foods                                                              Fort Collins        CO     80524
Toyo Real Estate Company USA, Inc.                                                Los Angeles         CA     90017
Toyo Real Estate Company USA, Inc.                                                Los Angeles         CA     90017
TRANSACTION NETWORK SERVICES (TNS)                                                   RESTON           VA     20191
TRANSACTION NETWORK SERVICES (TNS)                                                   RESTON           VA     20191
TRANSAMERICA                                                                      LOS ANGELES         CA     90015
TRANSTEL COMMUNICATIONS, INC. D/B/A NATIONAL NETWO                               SALT LAKE CITY      UTAH    84111
TRAVERS REALTY CORP.                                                              LOS ANGELES         CA     90010
Tres Limited c/o Total Management                                                  Nashville          TN     37212
Triad Property Management                                                         Los Angeles         CA     90057
Triangle Real Estate Services, Inc.                                               Worthington         OH     43229
Trident Center Partners                                                           Los Angeles         CA     90064
TriNet Essential Facilities X, Inc.                                                Englewood          CO     80112
Tri-State Improvement Co c/o Compass Management & Leasing                          Cincinnati         OH     45202
Triton Overseas Transportation
TT Consulting                                                                        Miami            FL     33187
Two American Center                                                               Bella Vista         AR     72715
Two First Unio Centre                                                              Charlotte          NC     28217
Two North Twentieth, L.P.                                                          Birmingham         AL     35203
Ultima Holdings LLC                                                                 Atlanta           GA     30303
UniFirst Holdings L.P. dba UniFirst                                               San Antonio         TX     78220
UNION PACIFIC                                                                       FREMONT           CA     94536
Union Pacific Railroad                                                               Denver           CO
UNION PACIFIC RAILROAD COMPANY                                                       OMAHA            NE     68102
UNION PACIFIC RAILROAD COMPANY                                                      FREMONT           CA     94536
United Building Associates                                                        Los Angeles         CA     90014
United Office Inc.                                                                 Greenville         SC     29609
UNITED PARCEL SERVICE                                                              THE LAKES          NV   88905-5820
UNITED PERSONNEL                                                                   ENGLEWOOD          CO     80111
United States Realty & Investment Co                                             Corpus Christi       TX     78477
United Way                                                                         Sacramento         CA     95826
University National Bank Center J V                                                  Denver           CO     80222
University of Texas System                                                           Austin           TX     78701
University Town Center Associates LP                                                Chicago           IL     60606
US ARMY., Omaha District, Corps of Engineers                                         Omaha            NE   68102-4978
US COM INC                                                                          JACKSON           MI     49201
US COM INC                                                                          JACKSON           MI     49201
US COM, INC.                                                                         DENVER           CO     80205
US WEST COMMUNICATIONS                                                               DENVER           CO     80202
US WEST COMMUNICATIONS                                                           GRAND JUNCTION       CO     81501
US WEST COMMUNICATIONS INC                                                           DENVER           CO     80202
Utah State Retirement Fund                                                      Colorado Springs      CO     80903
Valley Business Park                                                            Fountain Valley       CA     92708
Valley Community Health Center                                                     Pleasanton         CA     94566
Valley Presbyterian Hospital                                                        Van Nuys          CA     91405
Valley Village                                                                    Canoga Park         CA     91306
ValleyLab, Inc.                                                                     Boulder           CO     80301
VANION, INC.                                                                    COLORADO SPRINGS      CO     80903
VANKAMPEN INVESTMENTS, INC.                                                     OAKBROOK TERRACE      IL   60181-5555
Vault/Land Limited Co.                                                            North Canton        OH     44720
VENTURE REALTY                                                                    Gainesville         FL     32607
VERIO TEXAS                                                                          AUSTIN           TX     78746
VERIZON
Vernon C. Genn                                                                      Berkeley          CA     94710
Versacom, Inc                                                                      Littleton          CO     80120
VERTEX INC                                                                           BERWYN           PA     19312
VERTEX INC                                                                          CHICAGO           IL     60631
VIATEL, INC                                                                         NEW YORK          NY     10022
Victor Dallari, Jr.                                                              Rancho Cordova       CA     95742
VILLAGE OF VALLEY VIEW                                                            VALLEY VIEW         OH   44125-4799
VILLAGE OF VALLEY VIEW                                                            VALLEY VIEW         OH   44125-4799
Vincent Maita                                                                      Sacramento         CA     95821
Vincent Vanni                                                                        Cocoa            FL     32922
Vine Properties                                                                   Los Angeles         CA     90010
Violette Florika                                                                   San Diego          CA     92121
VIP Plaza                                                                           Rosemead          CA     91770
VISTA VOICE AND DATA                                                                PHOENIX           AZ     85002
Vitesse Semiconductor, Inc.                                                     Colorado Springs      CO     80903
VNET                                                                               Charlotte          NC     28220
VOICE VISION INTERNATIONAL                                                        Los Angeles         CA     90071
WALLER CREEK COMMUNICATIONS                                                          AUSTIN           TX     78701
WALLER CREEK COMMUNICATIONS                                                          AUSTIN           TX     78701
Wang Partnership                                                                   Long Beach         CA     90803
Ward, Asel, Sunthimer & Co. P.C.                                                     Dallas           TX
Warner Redhill Association, LTD                                                      Tustin           CA     92780
Watt Management Co.                                                               West Covina         CA     91790
Waxie Enterprises, Inc.                                                            San Diego          CA     92123
WCB Five Limited Partnership                                                       San Diego          CA     92121
WCB Five Limited Partnership                                                       San Diego          CA     92121
Webster Street Partners LTD                                                         Oakland           CA     94612
WECS Corporation                                                                  Springfield         MO     65804
Weigand-Omega Management, Inc                                                       Wichita           KS     67202
West Capital Partners                                                           West Sacramento       CA     95691
WEST COAST PORTABILITY SERVICES, LLC
West Court Square                                                                  Huntsville         AL     35801
West End Properties, LLC                                                           Nashville          TN     37203
West First Plaza, LLC                                                                Dayton           OH     45402
West Investment Properties                                                        West Covina         CA     91790
West Jefferson Place                                                               Lexington          KY     40508
West Mall Associates LLP                                                            Longmont          CO     80301
West Point Development Co                                                           Greeley           CO     80634
Western Farm Credit Bank                                                           Sacramento         CA     95853
Western Union ATS, Inc.                                                            Richardson         TX     75082
Western Union, ATS, Inc                                                            Richardson         TX     75082
Westport, LTD                                                                      Englewood          CO     80110
Westside Residence Hall, Inc                                                       Inglewood          CA     90301
W-F Associates, LTD Partnership                                                    Charlotte          NC     28246
Whittington Realty Partners                                                        Louisville         KY     40223
WHML-S Real Estate Limited Partnership                                             Birmingham         AL     35203
WHML-S Real Estate Limited Partnership                                             Birmingham         AL     35203
WHPX-S Real Estate Limited Partnership                                             San Diego          CA     92121
Willard & Company                                                                    Denver           CO     80216
Willard Computers                                                                  Cleveland          OH     44017
William C. Godley                                                                  Charlotte          NC     28217
William or Sharon Reininger                                                        St. Louis          MO   63123-7241
Willow Trace II Associates LP                                                      Nashville          TN     37210
Wilshire Center Inc                                                               Los Angeles         CA     90010
Wilson Plaza Associates LP                                                       Corpus Christi       TX   78476-2001
Wilson Plaza Associates, LP                                                      Corpus Christi       TX     78476
Wilson Plaza Associates, LP                                                      Corpus Christi       TX     78476
WJS, Inc.                                                                          San Diego          CA     92122
WJS, Inc.                                                                          San Diego          CA     92122
WJS, Inc.                                                                          San Diego          CA     92122
WKB Value Partners, LP-Eaton Center                                                Cleveland          OH      4414
Wohl/Valley Plaza                                                               Fountain Valley       CA     92708
Woodmen Office Campus 3 JV, LLC                                                 Colorado Springs      CO     80920
Woodmen Office Campus 4 JV LLC                                                  Colorado Springs      CO     80920
WORLD TOUCH COMMUNICATIONS, INC (WORLDTOUCH)                                       RICHARDSON         TX     75081
Writer Corporation                                                                 Englewood          CO     80112
WW & LJ Gateways Ltd                                                               San Diego          CA     92121
WW & LJ Gateways Ltd                                                               San Diego          CA     92121
Yehuda Lavee, Gideon Goldman and Yehuda Handel                                     Sepulveda          CA     91343
Yellow Transportation LLC                                                            Denver           CO     80216
Young Life Inc                                                                  Colorado Springs      CO     80903
Zellerbach Family Fund                                                           San Francisco        CA     94107
Ziff Properties Inc                                                                Charlotte          NC   28275-1554
ZNET, INC.                                                                         SAN DIEGO          CA     92075
Zufu Properties Company, LTD                                                      Los Angeles         CA     90010
Zufu Properties Company, LTD                                                      Los Angeles         CA     90010
Zufu Properties Company, LTD                                                      Los Angeles         CA     90010
Zufu Properties Company, LTD                                                      Los Angeles         CA     90010
Zufu Properties Company, LTD                                                      Los Angeles         CA     90010

(TABLE CONTINUED)

ICG Communications, Inc.
Listing of Executory Contracts and Unexpired Leases
To be Assumed

------------------------------------------------------------------------------------------------------------------------
                    Non-Debtor Party to Lease/Contract - Continued
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name                                                                 Description
------------------------------------------------------------------------------------------------------------------------
10 Parkway Plaza Associates                                          Right of Entry (Right of Entry (Roe))
1000 Atlantic Avenue/Aegis Corporate Services                        Type 3 Equipment - Multi tenant or customer premise
                                                                       on-net with terminating transport fiber optic equipment
1001 Euclid Associates Company, Ltd                                  Right of Entry (Roe) @ 1001 Euclid Ave
1001 Euclid Associates Company, Ltd                                  Right of Entry (Roe) @ 1015 Euclid Ave
1052 West Peachtree, LLC                                             Right of Entry (Roe) @ 1055 Spring Street
111 Dayton Association LTD                                           Right of Entry (Roe) @ 111 West First Street
11601 Wilshire Associates                                            Right of Entry (Roe) @ 11601 Wilshire Blvd
1200 Wilshire Building, Ltd                                          Right of Entry (Roe) @ 1200 Wilshire Blvd
12039 W. Alameda Parkway                                             Type 1 Central Office - Lucent 5ESS Switch
129 W. Trade Street, L.L.C.                                          Right of Entry (Roe) @ 129 W. Trade St
130 West Second Ltd.                                                 Type 1 Central Office - Lucent 5ESS Switch
1331 17th Inc                                                        Right of Entry (Roe) @ 1331 17th St
1331 17th Street, Inc.                                               Customer Prem Agreement
1340 Old Bayshore Associates                                         Right of Entry (Roe) @ 1338 Bayshore Highway
13857 Hawthorne Blvd. Land Trust                                     Right of Entry (Roe) @ 13857 Hawthorne Blvd
161 Inverness Drive West                                             Office Space
1655 Walnut Street, LLC                                              Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @
                                                                       1655 Walnut., Boulder, CO
1700 I Street Associates                                             Right of Entry (Roe) @ 1700 I St
17Th Street Plaza Realty Holding                                     Right of Entry (Roe) @ 1225 17th St
1800 NE Loop                                                         Right of Entry (Roe) @ 1800 NE Loop 410
1903 S. Broadway Company                                             Pop site @ 1903 S. Broadway, Rochester, MN
1940 Blake St, Ste 301                                               Right of Entry (Roe) @ 1940 Blake Street
200 North Third Ave                                                  Pop site @ 200 N. Third Avenue, Harrisburg, PA
2060 Broadway                                                        Right of Entry (Roe) @ 265-269 Detroit
2100 West Loop South                                                 Right of Entry (Roe) @ 2100 Loop South
2221 Bijou Limited Liability Company c/o Fieldhill Properties        Right of Entry (Roe) @ 2221 E Bijou
2450 South Trust Tower                                               Right of Entry (Roe) @ 600 Luckie Dr
280 Associates, L.L.C.                                               Right of Entry (Roe)
30 P-Park, LLC                                                       Type 1 Central Office - Lucent 5ESS Switch
300 Market Street Partnership                                        Right of Entry (Roe) @ 300 Market St
3000 Pearl Street Boulder                                            Right of Entry (Roe) @ 3000 Pearl St
3222 Winona Bldg., LLP                                               Right of Entry (Roe) @ 3222 Winona Way
3310 West End, LLC                                                   Right of Entry (Roe) @ 3310 W End Ave
3411 Investments                                                     Right of Entry (Roe) @ 3411 Office Park Dr
3825 Newport Street                                                  Type 3 Equipment - Multi tenant or customer premise
                                                                       on-net with terminating transport fiber optic equipment
3875 Wilshire Company                                                Right of Entry (Roe) @ 3875 Wilshire Blvd
3rd St. LTD                                                          Right of Entry (Roe)
410 Seventeenth Street Corp                                          Right of Entry (Roe) @ 410 17th Street
519 Carolina                                                         Right of Entry (Roe)
55 Almaden Bouelvard Partners                                        Right of Entry (Roe) @ 55 Almaden
5901A Peachtree-Dunwoody Road C/O Palisades One                      Office Space
5th Avenue Professional Center                                       Right of Entry (Roe) @ 1850 5th Ave
6060 Partnership                                                     Right of Entry (Roe) @ 6060 Spine Rd
6310 Fairview Road                                                   Right of Entry (Roe) @ 6310 Fairview Road
6401 Morrison Boulevard                                              Right of Entry (Roe) @ 6401 Morrison Boulevard
641 Mission Street Partners                                          Right of Entry (Roe) @ 641 Mission St
65 Public Square Associates                                          Pop site @ 69 Public Square, Wilkes-Barre, PA
700 Prospect Corporation                                             Right of Entry (Roe) @ 700 Prospect Ave
707 L.L.C. or 2850 L.L.C.                                            Right of Entry (Roe)
717 S Wells, LLC                                                     Type 1 Central Office - Lucent 5ESS Switch
75 Broad LLC                                                         Type 1 Central Office - Lucent 5ESS Switch
                                                                       75 Broad Street., NY, NY
770 L Street Investment Group, Inc.                                  Type 1 Central Office - Lucent 5ESS Switch @
                                                                       770 L St., Sacramento, CA
8670 Property Partners LTD                                           Right of Entry (Roe) @ 8670 Wilshire Blvd
888 Craycroft Properties                                             Pop site @ 888 S. Craycroft Rd., Tucson, AZ
910 Associates, Inc.                                                 Right of Entry (Roe) @ 910 16th Street
9100 San Pedro Avenue                                                Right of Entry (Roe) @ 9100 San Pedro Avenue
9174 S. Jamaica                                                      Type 1 Central Office - Lucent 5ESS Switch
96 Inverness LP                                                      Right of Entry (Roe) @ 96 Inverness
9620 Chesapeake Building                                             Right of Entry (Roe) @ 9620 Chesapeake Dr
Academy Travel Network                                               Right of Entry (Roe)
Accelerated Bureau of Collections Inc                                Right of Entry (Roe)
Access Developer                                                     Collocation agreement and Special Access
Access Developer                                                     Collocation  space agreement
Access Transmission Services                                         Construction and use agreement Fiber in Nashville
ACF Plaza                                                            Right of Entry (Roe) @ 3325 Wilshire
ACF Properties                                                       Right of Entry (Roe) @ 8301 E Prentice
ACI                                                                  Collocation space agreement
Action Instruments                                                   Right of Entry (Roe) @ 8595 Aero Dr
Action Investments                                                   Right of Entry (Roe) @ 945 W Valley Pkwy
Actors Theatre of Louisville, Inc.                                   Right of Entry (Roe) @ 313 W Market St
Actors Theatre of Louisville, Inc.                                   Right of Entry (Roe) @ 317 W Market St
Adaptec                                                              Right of Entry (Roe) @ 1951 S Fordham St
ADC SAVILLE                                                          Software and support services
Adkisson Vibeke                                                      Right of Entry (Roe) @ 2095 W Hampden Ave
Adler Office Associates, Ltd.                                        Type 1 Central Office - Lucent 5ESS Switch @1701-1707 N.W.
                                                                       82nd Ave., Miami, FL
ADS Switch Partners, LLC                                             Type 1 Central Office - Lucent 5ESS Switch @ 1414 K
                                                                       St, Sacramento, CA
ADT Security Systems, Inc.                                           Right of Entry (Roe) @ 14201 East Public Market Drive
Advanced Property Management & Leasing                               Type 1 Central Office - Lucent 5ESS Switch @ 4007 P Paramount
                                                                       Blvd, Lakewood, CA
Adventure Unlimited                                                  Right of Entry (ROE)
AEP COMMUNICATIONS LLC                                               Collocation space agreement
AEP Communications, LLC                                              AEP 3 Loc. in Conesville, New Philadelphia, Newark
Aero Industrial                                                      Right of Entry (Roe) @ 8928 Aero Dr
Aero Park Associates                                                 Right of Entry (Roe) @ 8401 Aero Dr
Aetna  Life Insurance Co.                                            Type 3 Equipment - Multi tenant or customer premise on-net with transport fiber optic equipment @ 1670 Broadway., Denver, CO
Aetna Life Insurance                                                 Right of Entry (Roe) @ 1670 Broaddway
Aetna Life Insurance Co.                                             Right of Entry (Roe) @ 6101 Carnegie Boulevard
Affiliated Medical Practices                                         Right of Entry (Roe) @ 1336 East Main Street
Affordable Travel                                                    Right of Entry (Roe)
Aggreko, Inc.                                                        Emergency backup power for CO equipment.
AGT International Inc.  BDSI Inc D/B/A Beechwood                     Software and support services.
AIG Life Insurance Co                                                AD&D Policy
Alameda Credit Union                                                 Right of Entry (Roe) @ 2413 Webb Ave
Alameda Real Estate Investments                                      Type III equipment site @ 1000 Atlantic Ave., Alameda, CA
Alamo Management                                                     Right of Entry (Roe) @ 3201 Cherry Ridge
Alexander Street Investors, LLC                                      Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic
                                                                       equipment @ 701 E Track St., Charlotte,
All Crane Erection & Rental Inc                                      Right of Entry (Roe) @ 5130 W 161st St
All State Management Co                                              Right of Entry (Roe) @ 1717 Brittain Road
ALTA Broadcasting                                                    Type 1 Central Office - Lucent 5ESS Switch @ 190 Park Center
                                                                       Plaza ., San Jose, CA
AmCap/Denver Limited Partnership                                     Right of Entry (Roe) @ 12039 Alameda Parkway
American Baptist Churches of the Pacific Southwest                   Right of Entry (Roe) @ 970 S Village Oak
American Electric Power                                              Pole attachment
American Housekeeping                                                Right of Entry (Roe) @ 625 Yuma Court
American Humane Association                                          Right of Entry (Roe) @ 63 Inverness Drive East
AMERICAN RECOVERY SERVICE, INC                                       Outside Collection Agency
AMERICAN TELECONFERENCING SERVICES, INC.                             Provides high-quality recorded messages and cassette tapes for recorded announcement machines.
America's First Federal Credit Union                                 Right of Entry (Roe) @ 1225 5th Ave N
Ameritech / Prism                                                    This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
Ameritech Information Industry Srvs                                  This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
Amerivoice Corporation                                               Collocation space agreement
AmSher Collection                                                    Right of Entry (Roe) @ 1816 3rd St N
Amstar Denver Ltd.,                                                  Right of Entry (Roe) @ 1050 17th St
Anderson Family Trust                                                Right of Entry (Roe) @ 19047 San Jose Ave
Andrew Earl Karsh                                                    Right of Entry (Roe) @ 3945 Camino Del Rio S
Andrews-Bloom Investments LP                                         Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 1098 San
                                                                       Mateo Ave., San Francisco, CA
Anemone Properties Associates, L.P.                                  Right of Entry (Roe) @ 6300 S Syracuse
ANS Communications, Inc.                                             Collocation space agreement
Anthony J. Kutschera                                                 Pop site @ 1616 Pacific Avenue, Atlantic City., NJ.
Apollo-Pacifica, LLC                                                 Right of Entry (Roe)
ARAG Group                                                           Insurance policy
Aragon, Debra                                                        Promissory note to ICG, due 10/99.
Arapahoe & Revere Business Center LLC                                Right of Entry (Roe) @ 12450 E. Arapahoe Road
Arapahoe & Revere Business Center LLC                                Right of Entry (Roe) @ 12500
Arden Landmark, L.L.C.                                               East Arapahoe Road Pop site @ 1099 N. Meridian.,
                                                                       Indianapolis, IN
Arden Realty Limited Partnership                                     Right of Entry (Roe) @ 34 Centerlake Ave
Arden Realty, Inc.                                                   Right of Entry (Roe) @ 17390 Brookhurst St
Arena Group 2000, LLC                                                Right of Entry (Roe) @ 3500 Sports Arena Blvd
Argora Properties, LP                                                Pop site @ 120 SE 6th, Topeka, KS
Art Letich Realtors                                                  Right of Entry (Roe) @ 4535 30th St
Artesia Data Systems, Inc.                                           Right of Entry (Roe)
Arthur Bros Investment Co                                            Right of Entry (Roe) @ 2020 Walsh Ave
Arts Center Foundation                                               Right of Entry (Roe) @ 126 N Main Street
Arts Center Foundation                                               Right of Entry (Roe) @ 138 N Main Street
Arunee & John Pattaphongse                                           Right of Entry (Roe) @ 1111 E 10th St
Asean Telecom                                                        SS7 and Special Access
Ashford Loop Associates, L.P.                                        Type 1 Central Office - Lucent 5ESS Switch
Ashisk Vibhakar                                                      Equipment Installation Agreement 23639 Hawthorne
                                                                       Boulevard Torrance, CA 90505
Ashley Weyland                                                       Right of Entry (Roe) @ 4212 East Southcross
Aspen Properties LP                                                  Right of Entry (Roe) @ 1576 N Bativia
Assistance League of Huntington Beach                                Right of Entry (Roe) @ 8071 Slater Ave Private line. Long
AT&T                                                                 distance, & PRI
AT&T COMMUNICATIONS, INC                                             Special Access
Atomic Investments, Inc.                                             Right of Entry (Roe) @ 2755 Dos Aarons Way
Atrium Properties, LLC                                               Right of Entry (Roe) @ 12062 Valley View Avenue
Augustus Properties                                                  Right of Entry (Roe) @ 215 W Alameda
Auraria Foundation                                                   Right of Entry (Roe) @ 1250 14th Street
Auraria Higher Education Center                                      Right of Entry (Roe) @ 1101 13th Street
AVCO Center Corporation                                              Right of Entry (Roe) @ 10850 Wilshire Blvd
Aweida Investment                                                    Right of Entry (Roe) @ 5375 Western Ave
B. Donald Grant                                                      Pop site @ 1750 E Arenas Rd., Palm Springs, CA
Balco Properties                                                     Right of Entry (Roe) @ 1624 Franklin St
Bank Building Limited Partnership, NW                                Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                       optic systems 55 Marietta St., NW, Atlanta, GA
Barber Dairies, Inc.                                                 Right of Entry (Roe) @ 117 Gemini Circle
Barber Dairies, Inc.                                                 Right of Entry (Roe) @ 135 Gemini Circle
Barber Dairies, Inc.                                                 Right of Entry (Roe) @ 216 Aquarius Dr
Barber Dairies, Inc.                                                 Right of Entry (Roe) @ 234 Aquarius Dr
Barber Dairies, Inc.                                                 Right of Entry (Roe) @ 2700 6th Ave S
Barber Dairies, Inc.                                                 Right of Entry (Roe) @ 2700 7th Ave S
Barclays American Corporation                                        Right of Entry (Roe) @ 201 South Tyron Street
Barry Avenue Plating Co., Inc.                                       Right of Entry (Roe) @ 2210 Barry Avenue
Batavia Investors LLC                                                Right of Entry (Roe) @ 2324 North Batavia Street
Bath Technology Associates                                           Right of Entry (Roe) @ 320 Springside Dr
Bath Technology Associates                                           Right of Entry (Roe) @ 350 Springside Dr
Bay 511 Corp                                                         Right of Entry (Roe) @ 5111 DTC Pkwy
Bay 511 Corp                                                         Right of Entry (Roe) @ 5575 DTC Pkwy
Bay 55 Corporation                                                   Right of Entry (Roe)
Bay Area Professional                                                Right of Entry (Roe) @ 7121 S. Padre Island Drive
BayView Center                                                       Right of Entry (Roe) @ 1475 6th Avenue
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4101 Stuart Andrews Blvd
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4105 Stuart Andrews Blvd
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4109 Stuart Andrews Blvd
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4201 Stuart Andrews Blvd
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4205 Stuart Andrews Blvd
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4209 Stuart Andrews Blvd
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4215 Stuart Andrews Blvd
BCI Properties Company # 44                                          Right of Entry (Roe) @ 4301 Stuart Andrews Blvd
BCI Properties Company #44                                           Right of Entry (Roe) @ 4321 Stuart Andrews Blvd
BCI Property Co. No. 10                                              Right of Entry (Roe) @ 1901 Roxborough Road
BCI Property Company # 10                                            Right of Entry (Roe) @ 6525 Rexford Road
BCI Property Company # 11                                            Right of Entry (Roe) @ 2001 Rexford Road
BCI Property Company # 111                                           Right of Entry (Roe) @ 4201 Congress Street
BCI Property Company # 21                                            Right of Entry (Roe) @ 2115 Rexford Road
BCI Property Company # 43                                            Right of Entry (Roe) @ 2101 Rexford Road
BDSI d/b/a Beechwood Intercom                                        Software and License Agreement
Beechcroft Building Partnership                                      Right of Entry (Roe) @ 5797 Beechcroft Road
Beerman Realty Company                                               Site: 6450 Poe Ave., Dayton, Ohio
Belk Brothers Properties Inc.,                                       Right of Entry (Roe) @ 2801 West Tyvola Road
Bell Atlantic-Virginia Inc.                                          This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
Bell South Interconnection Services                                  Collocation agreement
BellSouth Telecommunications Inc.                                    Pole attachment
BellSouth Telecommunications Inc.                                    This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
Benjamin Ford                                                        Right of Entry (Roe)
Benjamin Ford                                                        Right of Entry (Roe) @ 5010 Market St
Bernstein Investments                                                Right of Entry (Roe)
BetaWest-Scanticon Joint Venture                                     Right of Entry (Roe) @ 188 Inverness Drive
Beutler Heating and Air, Inc.                                        Right of Entry (Roe) @ 9605 Oates Drive
Beverly Hills Center, LLC                                            Type 3 Equipment - Multi tenant or customer premise
                                                                       on-net with terminating transport fiber optic
                                                                       equipment @ 2323 Bryan St., Dallas, TX
Bijou LTD Liability Co.                                              Type 3 Equipment - Multi tenant or customer premise
                                                                       on-net with terminating transport fiber optic
                                                                       equipment @ 2221 E. Bijou., Colorado Springs, CO
Birmingham Realty Company                                            Type 1 Central Office - Lucent 5ESS Switch
Bitro Telecom                                                        Special Access
Bixby Ranch Company                                                  Right of Entry (Roe) @ 3020 Old Ranch Pkwy
BJCC Authority                                                       Right of Entry (Roe) @ 950 22nd Ave N
Blue Cross Blue Shield                                               Right of Entry (Roe) @ 2060 East 9th Street Employee
                                                                       medical coverage
Blue Cross of California                                             Right of Entry (Roe) @ 2108 Plantside Drive
Bluegrass Office Building                                            Right of Entry (Roe) @ 5777 Central
BMC Properties, LLC                                                  Right of Entry (Roe) @ 2124 El Camino Real
Bo Gustafson                                                         Pop site @ 350 Third St., Baton Rouge, LA
Bob Dean/Beliste Building                                            Right of Entry (Roe) @ 8400 Prentice Ave
Boettcher Bldg LP                                                    Right of Entry (Roe) @ 5151 Oceanus Drive
Bolsa Business Park Management                                       Type 2 Hub - Transport equipment on-net - multiple fiber
BOMCM/Village Hillcrest, LP                                            optic systems 3965 5th Ave., San Diego, CA
BOS Properties                                                       Right of Entry (Roe) @ 3615 Kearny Villa Rd
Boulder and Left Hand Irr Co, The                                    Ditch crossing agreement
BOULEVARD MEDIA, INC.                                                Master Telecommunications Services Agreement
Boulos Property Management                                           Pop site @ 477 Congress., Portland, ME
Boyd Enterprises Utah, L.L.C.                                        Type 1 Central Office - Lucent 5ESS Switch @ 2342
                                                                       S. Presidents Dr., Salt Lake City, Utah.
Bradbury Family Partnership                                          Right of Entry (Roe) Lots 3&4 Inverness
Brandywine Operating Partnership, LP                                 Pop site @ 600 E Main Street, Richmond, VA
Brannan Partners LP                                                  Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                       optic systems; @ 274 Brannan St., San Francisco, CA
BRE/MAXUS LLC                                                        Type 1 Central Office - Lucent 5ESS Switch
Brent Bolken                                                         Right of Entry (Roe) @ 7424 Trade Street
Brewer-Garret Company                                                Nationwide HVAC maintenance.
Brewer-Garret Company                                                Nationwide HVAC maintenance.
Bridgewater Place LLC                                                Pop site @ 333 Bridge St., Grand Rapids, MI
Bright Properties West                                               Right of Entry (Roe) @ 600 W Broadway
Britannia Hacienda I L.P.                                            Right of Entry (Roe) @ 4511 Willow Dr
Brommel Properties c/o Ameriland Realty                              Right of Entry (Roe) @ 2110 East 1st street
Brontel-Bearing Bronze Co.,                                          Right of Entry (Roe) @ 9314 Elizabeth Avenue
Brookwood L.L.C.                                                     Right of Entry (Roe) @ 2900 Hwy 280 E
Broomfield Tech Center Corporation                                   Right of Entry (Roe)
Bryan Reed Company                                                   Pop site @ 209 19th St, Omaha, NE
BRYON SELL, KRISTINE SELL, TYRON SELL & MISTY SELL                   Easement
Buell W. Stone                                                       Right of Entry (Roe) @ 810 Jamacha Road
Burlington Northern                                                  Right of Way.
Burns Enterprises, Inc.                                              Right of Entry (Roe) @ 100 Inverness Terrace East
Busch Properties                                                     Right of Entry (Roe) @ 1103 Schrock Rd
Bushnell Investments, Inc.                                           Right of Entry (Roe) @ 1 S. Limestone St
Butler-Johnson Corporation                                           Right of Entry (Roe) @ 1480 Nicora Avenue
Byron Sell, Kristine Sell, Tyron Sell & Misty Sell                   Right of Entry (Roe)
Byron, Kristine, Tyron & Misty Sell                                  Utility Easement Agreement
C. K. Southern Associates                                            Right of Entry (Roe) @ 301 South College Street
C.B. Investments                                                     Pop site @ 5915 NW 23, Oklahoma City, OK
C.S. Municipal Airport                                               Right of Entry (Roe) @ 7770 Drennon Rd
c/o Anastasi Realtors                                                Right of Entry (Roe) @ 1312 Aviation Rd
c/o Brookwood Management Company, Inc.                               Right of Entry (Roe) @ 1201 South Main Street
c/o John Stewart & Company                                           Right of Entry (Roe) @ 580 18th Avenue
C3 Comm/Fortuna                                                      Corpus Christi fiber lease agreement
C3 Comm/Fortuna                                                      San Antonio & Austin Fiber Lease Agreement, Purchase
                                                                       Agreement, Maintenance Agreement, and Right of Way
                                                                       Agreement
C3 COMMUNICATIONS                                                    Carrier -private line.
C3 COMMUNICATIONS                                                    CARRIER SALES AGREEMENTS- PRIVATE LINE
C3 COMMUNICATIONS                                                    Corpus Christi fiber lease & rack space rental.
C3 COMMUNICATIONS                                                    Leased fiber
CAC Real Estate                                                      Right of Entry (Roe) @ 330 Townsend Court
Cahners Publishing                                                   Faxing Services Agreement
California Institute of Technology                                   Right of Entry (Roe) @ 1200 E California Blvd
California Pharmacists Inc                                           Right of Entry (Roe) @ 11121 St
California Workspace                                                 Right of Entry (Roe) @ 3054 Fite Cir
Callidus Software Inc.                                               Source code escrow agreement.
Cambridge Realty Group, Inc.                                         Right of Entry (Roe) @ 1017 N. Main
Camelot Real Estate                                                  Right of Entry (Roe) @ 5898 S. Land Park Dr
Cameron Harris                                                       Right of Entry (Roe) @ 6400 Fairview Road
Cameron M. Harris                                                    Right of Entry (Roe) @ 6324 Fairview Road
Canal Place Ltd.                                                     Pop site @ 520 S. Main., Akron, OH
Canal Place Ltd.                                                     Type 1 Central Office - Lucent 5ESS Switch @ 520 S.
                                                                       Main., Akron, OH
Canal Place Ltd.                                                     Type 3 Equipment - Multi tenant or customer premise
                                                                       on-net with terminating  transport fiber optic
                                                                       equipment @ 520 S.  Main., Akron, OH
Canyon Investments                                                   Right of Entry (Roe) @ 2500 Marconi Avenue
Capital & Counties c/o Charles Dunn RE Services                      Right of Entry (Roe) @ 800 W 6th Street
Capital Foresight                                                    Right of Entry (Roe) @ 110 16th Street
Capital View Center Condominium Association                          Right of Entry (Roe) @ 1301 South Capital of Texas
                                                                       Highway
CARDINAL MANAGEMENT CORPORATION                                      Type 1 Central Office - Lucent 5ESS Switch - An active
                                                                       switch site @ 8504   Tyco Rd., Vienna, VA
Carlsbad Commerce Center                                             Right of Entry (Roe) @ 2185 Faraday Avenue
Carmel Country Plaza, LP c/o American Assets Inc                     Right of Entry (Roe) @ 12750 Carmel Country
Carriage Services Corporation                                        Right of Entry (Roe) @ 2731 Comanche
Carriage Trace, Inc.                                                 Right of Entry (Roe)
Carson Industrial Park Associates                                    Right of Entry (Roe) @ 17800 S Main Street
Cascade Plaza Associates, LLC                                        Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                       optic systems @   One Cascade Plaza., Akron, OH
Cascades Denver Corporation                                          Right of Entry (Roe) @ 6300 South Syracuse Way
Castle Hills Church Northwest                                        Right of Entry (Roe) @ 9750 Huebner Road
Catellus Corporation                                                 Right of Entry (Roe) @ 165 Commerce Circle
Catellus Development Corporation                                     Right of Entry (Roe) @ 12035 Burke Street
Catlin Properties, Owner Agent                                       Right of Entry (Roe) @ 11001 West 120th Ave
CB Richard Ellis, Inc                                                Type 1 Central Office at 600 West Seventh St.
CBIF VI, No. 1 Co.                                                   Right of Entry (Roe) @ 8000 East Maplewood
CBIZ PROPERTY TAX SOLUTIONS, INC.                                    Outside services
CC Drs Medical Bldg. Condo Assoc. Inc                                Right of Entry (Roe) @ 3301 S. Alameda
CCMI                                                                 Software and support services
CCS Assets Investments (Jendy and Sprague)                           Right of Entry (Roe) @ 645 Lock Hill Selma
Center Denver Industrial Associates                                  Right of Entry (Roe)
Center for Communications Management Information                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
Centoff Realty Company, Inc.                                         Right of Entry (Roe) @ 214 Centerview Dr
Centoff Realty Company, Inc.                                         Right of Entry (Roe) @ 7101 Executive Center Drive
Central Bank National Association                                    Right of Entry (Roe) @ 1515 Arapahoe Street
Central Building Associates, LLC                                     Right of Entry (Roe) @ 436 14th Street
Central Colorado Mgmt Owner Representatives                          Right of Entry (Roe) @ 1605 S Tejon St
Central Power & Light Company                                        Vault access attachment agreement
Central Power & Light/ CSWS                                          Type 1 Central Office - Lucent 5ESS Switch
Central Power and Light Company                                      Pole attachment
Century Plaza Company                                                Right of Entry (Roe) @ 3 Riverchase Plaza
Champions LLC                                                        Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                       optic systems @ 7008 Champions Blvd., Birmingham, AL
Charles & Sandra Metzger                                             Right of Entry (Roe) @ 3500 Folsom Blvd
Charles Coben                                                        Right of Entry (Roe) @ 1803 Bandera
Charles Coben                                                        Right of Entry (Roe) @ 8111 Meadow Leaf
Charles Coben                                                        Right of Entry (Roe) @ 8615 Marbach
CHARLES J LOMBARDO                                                   EASEMENT
Charles J. Lombardo                                                  Right of Entry (Roe) @ 5515 Cloverleaf Parkway
Charles Schwab & Company                                             Employee insurance coverage
Charles Schwab Trust Company                                         Employee insurance coverage
Charter Communications                                               Right of Entry (Roe) @ 199 S Los Robles Ave
Chartwell Limited Partnership II                                     Office Space @ 1930 Center Park Drive
Chattanooga Bank Associates                                          Pop site @ 737 Market Street., Chattanooga, TN
Chen International Publications USA, Inc.                            Right of Entry (Roe) @ 870 Monterey Pass Rd
Cherry Creek Mortgage (David Kofoed)                                 Right of Entry (Roe)
Cherry Tree, LLC                                                     Right of Entry (Roe) @ 4500 Cherry Creek Drive S
China Basin Landing, Ltd.                                            Right of Entry (Roe) @ 185 Berry
Chippendale Office Park                                              Right of Entry (Roe) @ 4811 Chippendale Dr
Chrisman Construction                                                Right of Entry (Roe)
CIGNA                                                                Employee insurance coverage
Cincinnati Bell Long Distance                                        Right of Entry (Roe) @ 1621 Euclid
Cincinnati Bell Telephone Co                                         This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
Cincinnati Bell Telephone Company                                    This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
CITY & COUNTY OF DENVER                                              Roe @ Denver Convention Center - 1555 California Street
CITY & COUNTY OF DENVER                                              Settlement agreement re: fiber in city rights-of-way
                                                                       (dated 3/99).
City & County of San Francisco                                       City and County of San Francisco Utility Conditions Permit
                                                                       Authorizing Construction,  Installation, and Maintenance
                                                                       of Facilities Within the Public Right of Way 99-1240
City & County of San Francisco                                       Utility Conditions Permit Authorizing Construction,
                                                                       Installation, and Maintenance of Facilities
                                                                       Within the Public Right of Way 99-1240
CITY AND COUNTY OF DENVER                                            Dedicated Transport Service Agreement
City Centre Partners                                                 Right of Entry (Roe) @ 770 L Street
City Mall                                                            Pop site @ 948 11th St., Modesto, CA
City of Akron                                                        Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Akron                                                        Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF ALAMEDA                                                      IRU agreement - part of optical fiber use agreement
City of Alameda                                                      Optical Fiber use agreement
City of Anaheim                                                      Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Anaheim, City Clerk                                          Utility pole lease agreement
City of Atlanta                                                      Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Atlanta Comm of Public Works                                 Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Aurora                                                       Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF AUSTIN                                                       Infrastructure usage agreement
City of Austin C/O Electric Utility Dept                             City of Austin - Infrastructure Usage Agreement 98-3543
City of Beachwood                                                    Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Birmingham                                                   Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Broadview Heights                                            Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City Of Charlotte                                                    Right of Entry (Roe) @ 100 Paul Buck Blvd
City Of Charlotte                                                    Right of Entry (Roe) @ 1225 South Caldwell Street
City Of Charlotte                                                    Right of Entry (Roe) @ 1325 East Seventh Street
City Of Charlotte                                                    Right of Entry (Roe) @ 211 North College Street
City Of Charlotte                                                    Right of Entry (Roe) @ 221 North Myers Street
City Of Charlotte                                                    Right of Entry (Roe) @ 310 North Tryon Street
City Of Charlotte                                                    Right of Entry (Roe) @ 401 West Trade Street
City Of Charlotte                                                    Right of Entry (Roe) @ 426 North Tryon Street
City Of Charlotte                                                    Right of Entry (Roe) @ 500 West Trade Street
City Of Charlotte                                                    Right of Entry (Roe) @ 519 Spratt Street
City Of Charlotte                                                    Right of Entry (Roe) @ 525 North Church Street
City Of Charlotte                                                    Right of Entry (Roe) @ 530 Spratt Street
City Of Charlotte                                                    Right of Entry (Roe) @ 531 Spratt Street
City Of Charlotte                                                    Right of Entry (Roe) @ 535 Spratt Street
City Of Charlotte                                                    Right of Entry (Roe) @ 5501 Josh Birmingham Parkway
City Of Charlotte                                                    Right of Entry (Roe) @ 600 East Fourth Street
City Of Charlotte                                                    Right of Entry (Roe) @ 600 East Trade Street
City Of Charlotte                                                    Right of Entry (Roe) @ 610 East Seventh Street
City Of Charlotte                                                    Right of Entry (Roe) @ 618 North College Street
City Of Charlotte                                                    Right of Entry (Roe) @ 700 East Fourth Street
City Of Charlotte                                                    Right of Entry (Roe) @ 700 North Tryon Street
City Of Charlotte                                                    Right of Entry (Roe) @ 720 East Fourth Street
City Of Charlotte                                                    Right of Entry (Roe) @ 801 East Fourth Street
City Of Charlotte                                                    Right of Entry (Roe) @ 825 East Fourth Street
City Of Charlotte                                                    Right of Entry (Roe) @ 829 Louise Avenue
City Of Charlotte                                                    Right of Entry (Roe) @ 932 Seigle Avenue
City of Cincinnati                                                   Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF COLORADO SPRINGS                                             Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Colorado Springs                                             Right of Entry (Roe) @ 18 S Nevada
City of Colorado Springs                                             Right of Entry (Roe) @ 217 S Wasatch
City of Colorado Springs                                             Right of Entry (Roe) @ 404 W Fontanero
City of Colorado Springs                                             Right of Entry (Roe) @ 7770 Drennon Rd
City of Columbia                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Corpus Christi                                               Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Dallas                                                       Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Dublin                                                       Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Fairlawn                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF GARFIELD HEIGHTS                                             Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF GLENDALE                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF GREELY                                                       FRANCHISE AGREEMENT
CITY OF GREELY                                                       FRANCHISE AGREEMENT
CITY OF GREENWOOD VILLAGE                                            Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City of Greenwood Village                                            Right of Entry (Roe) @ s. Quebec Street
CITY OF HOMEWOOD                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF HOMEWOOD                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF HOUSTON                                                      Right of way
CITY OF INDEPENDENCE                                                 Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF IRWINDALE                                                    Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF IRWINDALE                                                    Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF LAFAYETTE                                                    License Agreement dated 3/10/99 allowing ICG to use City owned conduit to install ICG Fiber.
CITY OF LAFAYETTE                                                    Development agreement dated 3/10/99 allowing ICG to
                                                                       install additional fiber within the city.
CITY OF LAKEWOOD                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF LAKEWOOD                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF LITTLETON                                                    Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF LITTLETON                                                    Revocable License
CITY OF LONGMONT                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF LONGMONT                                                     Use of Public places agreement
CITY OF LOS ANGELES                                                  Optical Fiber use agreement
CITY OF LOS ANGELES WATER & POWER DEPT                               IRU in Los Angeles.
CITY OF MAYFIELD HEIGHTS                                             Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF OAKLAND                                                      Conduit agreement
CITY OF PALO ALTO                                                    Construction agreement
CITY OF PALO ALTO DEPT OF PUBLIC WORKS                               Permit to construct, install and maintain fiber optic.
CITY OF PARKER                                                       Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF PARMA                                                        Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF SAN ANTONIO                                                  Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
City Of Santa Monica                                                 Right of Entry (Roe) @ 2900 Airport Avenue
CITY OF SEVEN HILLS                                                  Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF SEVEN HILLS                                                  Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF TERRELL HILLS                                                Right of way license agreement
CITY OF TORRANCE                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF TORRANCE                                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF VESTAVIA HILLS                                               Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF WESTMINSTER                                                  FRANCHISE AGREEMENT
City Treasury Supervisor                                             Type 1 Central Office - Lucent 5ESS Switch @ 703 Urban
                                                                       Loop., San Antonio, TX
Civic Center Office Investors, LLc                                   Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                       optic systems @ 675 N. First St., San Jose, CA
CJ Figone                                                            Right of Entry (Roe) @ 420 17TH Street
CKZ Limited Liability Company                                        Right of Entry (Roe) @ 6350 Nautilus Dr
Cleveland Center Investors I, LLC                                    Right of Entry (Roe) @ 1375 E 9th Street
Clocktower Properties, LLC                                           Right of Entry (Roe) @ 14201 E 4th
Clocktower Properties, LLC                                           Right of Entry (Roe) @ 14211 E 4th
Clocktower Properties, LLC                                           Right of Entry (Roe) @ 14221 E 4th
Clocktower Properties, LLC                                           Right of Entry (Roe) @ 14231 E 4th
Clocktower Properties, LLC                                           Right of Entry (Roe) @ 14241 E 4th
Clocktower Properties, LLC                                           Right of Entry (Roe) @ 14261 E 4th
Clocktower Properties, LLC                                           Right of Entry (Roe) @ 14291 E 4th
Cloughton Investments                                                Right of Entry (Roe) @ 4775 Centennial
CM Federal, LP                                                       Right of Entry (Roe) @ 60 Federal
CMD Realty Investment Fund LP                                        Right of Entry (Roe) @ 8085 S Chester Street
CoBank                                                               Right of Entry (Roe)
COBRAHELP                                                            Employee benefit






Coleman Center Investors LLC c/o  CBA Property Management, Inc.      Right of Entry (Roe) @ 1284 W San Marcos Blvd
Colleen Kroha                                                        Right of Entry (Roe) @ 5622 N Rosemead Blvd
Colliers International                                               Right of Entry (Roe) @ 1100
Colliers International                                               Superior Avenue Right of Entry (Roe) @ 1367 E 6th Street
Colliers International                                               Right of Entry (Roe) @ 1501 Euclid Avenue
Colorado Community First National Bank                               Right of Entry (Roe) @ 890 W Cherry
Colorado Department of Transportation                                Right of Entry (Roe) @ 4201 E Arkansas
Colorado National Bank                                               Right of Entry (Roe) @ 210 University
Colorado Springs Utilities                                           Right of Entry (Roe) @ 1 Chapel Hills Drive
Colorado Springs Utilities                                           Right of Entry (Roe) @ 1 Old Ranch Rd
COLORADO STATE UNIVERSITY                                            Dedicated transport Services Agreement
COLORADO STATE UNIVERSITY                                            Master Telecommunications Services Agreement
Columbia / Columbine Psychiatric Center                              Right of Entry (Roe) @ 8565 S Poplar Way
Columbia / North Suburban Medical Center                             Right of Entry (Roe) @ 9191 Grant
Columbia / Swedish Medical Center                                    Right of Entry (Roe) @ 501 E Hampden Ave
Columbia Medical Building, A Bancap Property                         Right of Entry (Roe) @ 2840 Long Beach Blvd
Columbia/Aurora Presbyterian Hospital                                Right of Entry (Roe) @ 700 S Potomac
Columbia/Aurora Regional Medical Center                              Right of Entry (Roe) @ 1501 S Potomac
Columbia/Bethesda Campus                                             Right of Entry (Roe) @ 4400 E Illiff
Columbia/Centennial Healthcare Plaza                                 Right of Entry (Roe) @ 14100 E Arapahoe
Columbia/Rose Medical Center                                         Right of Entry (Roe) @ 4567 E 9th Ave
Columbus Central Properties                                          Type 1 Central Office - Lucent 5ESS Switch
COLUMBUS SOUTHERN POWER CO                                           Ohio long haul IRU and a fiber IRU in Columbus.
COMMUNICATION SYSTEMS DEVELOPMENT, INC                               Construction of a conduit - Bryant Street to Harwood.
COMPUTER BASICS, INC.                                                Collocation space agreement
COMPUWEB, INC.                                                       Collocation space agreement
Concordic LTD.                                                       Right of Entry (Roe) @ 655 Richland Hills Drive
CONNECT COMMUNICATIONS INC                                           Carrier Sales agreement
CONNECT COMMUNICATIONS INC                                           Collocation space agreement
Constellation Properties                                             Right of Entry (Roe) @ 518 17th Street
COPYRIGHT CLEARANCE CENTER INC                                       Annual authorizations service, repertory license agreement
Corban Communications, Inc.                                          Type 3 Equipment - Multi tenant or customer premise
                                                                       on-net with terminating transport fiber optic equipment @ 112
                                                                       Colorado Street., Austin, TX
Cornerstone Denver, LLC                                              Right of Entry (Roe) @ 1700 Lincoln Ave
Cornerstone Properties II, LLC                                       Right of Entry (Roe) @ 2 N 2nd St
Cornerstone Real Estate Advisers, Inc.                               Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                       optic systems @ 230 S Tryon St., Charlotte, NC
Corporate Express Real Estate Inc.,                                  Right of Entry (Roe) @ 525 Interlocken Blvd
Cortney Court Partners                                               Right of Entry (Roe) 18030 Cortney St
Cotton Club Bottling & Canning Co.                                   Right of Entry (Roe) 4922 E. 49th Street
Cottonwood Square Partnership                                        Right of Entry (Roe) @ 2729 S Lakeridge Trail
COUNTY OF MECKLINBURG                                                Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
Coury Properties, Inc.                                               Pop site @ 7136 S. Yale., Tulsa, OK
Cousins Properties, Inc                                              Right of Entry (Roe) @ 101 N Tryon Street
Crescent Real Estate Funding I, LP                                   Right of Entry (Roe) @ 4643 S Ulster Street
Crown Enterprises, Inc. (Kee Logistics, Inc.)                        Right of Entry (Roe)
Crown Equipment Corporation                                          Right of Entry (Roe) @ 4061 Via Oro
CSX TRANSPORTATION                                                   Railroad crossing
Cummins Station LLC                                                  Right of Entry (Roe) @ 209 10th Ave S
Customs House Associates, LTD                                        Right of Entry (Roe) @ 701 Broadway
Cuyahoga Savings Mangement Compant                                   Right of Entry (Roe) @ One Erieview Plaza
CYBER-TEL COMMUNICATIONS                                             Collocation space agreement
Cypress Communications, Inc.                                         Master Telecommunications Services Agreement
Cyprus Amax Minerals Co                                              Right of Entry (Roe) @ 9100 E
D & G Development                                                    Mineral Pop site @ 301 Washington Ave, Memphis, TN
D & K Management Fund, Inc                                           Pop site @ 312 E. Wisconsin Ave., Milwaukee, WI
D.R.Russel                                                           Right of Entry (Roe) @ 910 Grand Avenue
Dan Manin                                                            Equipment Installation Agreement 4645 Cass Street San
                                                                       Diego, CA
Danis Properties Co                                                  Right of Entry (Roe) @ 3232 Newmark Dr
Darryll Tetz                                                         Right of Entry (Roe) @ 2401 Gold River Rd
Datachoice Network Services LLC (Data Choice)                        Private Line
David A. Stockton                                                    Type 1 Central Office - Lucent 5ESS Switch @ 1471
                                                                       Valencia, Ontario, CA
David H. Senseman                                                    Right of Entry (Roe) @ 2715 18th Place
David Hansen                                                         Right of Entry (Roe) @ 1600 Auburn Blvd
David Smith                                                          Right of Entry (Roe) @ 3960 Recycle Rd
David Vickter                                                        Equipment Installation Agreement 1653 South La Cienega
                                                                       Boulevard Los Angeles, CA 90025
Davis Property Management c/o Saxony & Associates                    Right of Entry (Roe) @ 2424 Vista Way
DB PROVIDER                                                          Local number portability.
DDD W-S Partnership                                                  Type 1 Central Office - Lucent 5ESS Switch
DEA Construction (Northern Colorado Water Conservancy District)      Right of Entry (Roe)
Deborah DeBow                                                        Right of Entry (Roe) @ 650 University Avenue
Debra Deboe                                                          Right of Entry (Roe)
Dennis McNay                                                         Right of Entry (Roe) @ 3645 Jeanine Drive
Denver Gas & Electric Building                                       Type 1 Central Office - Lucent 5ESS Switch
Denver Municipal Federal Credit Union                                Right of Entry (Roe) @ 1075 Acoma St
Denver Place Associates, Ltd                                         Right of Entry (Roe) @ 900 19th Street
Denver Place Associates, Ltd                                         Right of Entry (Roe) @ 999 18th Street
Denver Property Partners LLC                                         Right of Entry (Roe) @ 333 S Wadsworth
DENVER RESERVE                                                       Claims administration
DENVER RESERVE                                                       Employee benefit  insurance policy
Denver Stellar Associates, Ltd                                       Right of Entry (Roe) @ 1099 18th St
Denver West Office Building No 54 Venture LLP                        Right of Entry (Roe) @ 13922 Denver West Pkwy
Department of Personnel/GSS                                          Right of Entry (Roe) @ 1525 Sherman Street
Department of Personnel/GSS                                          Right of Entry (Roe) @ 690 Kipling
Department of the Ait Force Headquarters                             Right of Entry (Roe) @ Schriever Air Force Base Fiber
DEPARTMENT OF TRANSPORTATION                                         Right of Way Charlotte, NC
Desta One Partnership LTD                                            Right of Entry (Roe) @ 2600 Via Fortuna
Devonshire Realty Ltd                                                Pop site @ 201 W. Springfield, Champaign, IL
Diamante Properties, Inc.                                            Right of Entry (Roe) @ 119 East Pikes Peak Avenue
Diamante Properties, Inc.                                            Right of Entry (Roe) @ 121 East Pikes Peak Avenue
Diamante Properties, Inc.                                            Right of Entry (Roe) @ 8 South Nevada
Dick Broadcasting Company                                            Right of Entry (Roe)
Digital Americal                                                     Right of Entry (Roe) @ 333 Sunset Ave
Direct Net                                                           Carrier Sales agreement
DKD Properties                                                       Right of Entry (Roe) @ 255 W Julian
Domain Silver Square                                                 Pop site @ 625 Silver SW, Albuquerque.
Dominion Ventures                                                    Right of Entry (Roe) @ 1980 Dominion Way
Don Dunagan                                                          Right of Entry (Roe) @ 1717 North I.H. 35
Don Morris                                                           Right of Entry (Roe) @ 11180 Sun Center Dr
Donald R. Kenny                                                      Right of Entry (Roe) @ 470 Old Worthington
Dow Jones News                                                       Faxing Services Agreement
Downtown / North Sixty Joint Venture                                 Right of Entry (Roe) @ 420 20th St N
Downtown Properties                                                  Right of Entry (Roe) @ 815 Superior Ave
Dr. Herbert Yee                                                      Right of Entry (Roe) @ 4030 S Land Park Dr
Dr. Marco Chavez                                                     Right of Entry (Roe) @ 22693 Hesperian Blvd
Dr. Walter Jayasinghe                                                Right of Entry (Roe) @ 1930 Wilshire Blvd
Dr. Walter Jayasinghe                                                Right of Entry (Roe) @ 2010 Wilshire Blvd
DTC Investors, LLC                                                   Right of Entry (Roe)
DTC Investors, LLC                                                   Right of Entry (Roe) @ 1625 S Fordham Street
DTC Investors, LLC                                                   Right of Entry (Roe) @ 1751 S Fordham Street
DTC West Land Venture                                                Right of Entry (Roe) @ 4725 S. Monaco
Duke Communication Services                                          Type 1 Central Office - Lucent 5ESS Switch
Duke Power Company                                                   Pole attachment
Duke-Weeks Realty Limited Partnership                                Type 1 Central Office - Lucent 5ESS Switch @ 708 Melrose
                                                                       Ave., Nashville, TN
Dun & Bradstreet Information Svcs                                    Customer credit checks.
Dynalink                                                             General Service Agreement, Appendix for SS7 service
Dynalink Corporation                                                 Special Access
E.P. Madigan & Sons                                                  Right of Entry (Roe) @ 399 Grand Ave
E-470 Public Highway Authority                                       Right of Entry (Roe)
E-470 Public Highway Authority                                       Right of Entry (Roe)
Earl Construction Company                                            Right of Entry (Roe) @ 3940 Industrial Blvd
Easter-Owens Integrated Systems, Inc.                                Right of Entry (Roe) @ 4803 West Avenue
Eastgate Technologies LP                                             Right of Entry (Roe) @ 2248 Main Street
Echosphere Corporation                                               Right of Entry (Roe) @ 90 Inverness Circle East
Echosphere, Inc.                                                     Right of Entry (Roe) @ 5671 Warehouse Way
ECR                                                                  Collocation space agreement
Ed Blanton                                                           Pop site @ 825 Thomasville, Tallahassee, FL
Ed Sherman dba Find It Apt. Locators                                 Right of Entry (Roe)
Ed Sherman dba Find It Apt. Locators                                 Right of Entry (Roe)
Eddie Talbot                                                         Equipment Installation Agreement 950 Aviation Boulevard
                                                                       Hermosa Beach, CA 90254
Edward Azar                                                          Right of Entry (Roe) @ 5505 Viewridge Ave
Edwin Ursin                                                          Right of Entry (Roe) @ 1508 Howe Ave
Eleventh Street Property Management                                  Right of Entry (Roe) @ 1127 11th St
Elkton Business Park LLC                                             Right of Entry (Roe) @ 625-637 Elkton
Emil Pisarri                                                         Right of Entry (Roe) @ 8035 Madison Ave
Empire Business Brokers                                              Broker for sale agreement
Employer's Unity, Inc.                                               Professional services
Enersource Partners                                                  Right of Entry (Roe) @ 10175 Slater Ave
Entre Computers                                                      Right of Entry (Roe) @ 4209 Shelbyville Rd
EOP Operating Limited Partnership                                    Type 1 Central Office - Lucent 5ESS Switch
EOP-410 Building, LLC                                                Right of Entry (Roe) @ 410 17th Street
EOP-Dominion Plaza, LLC                                              Right of Entry (Roe) @ 600 Seventeenth Street
EOP-Quadrant LLC                                                     Right of Entry (Roe) @ 5445 DTC Pkwy
EQR Reserve Square Limited Partnership                               Right of Entry (Roe) @ 1701 E. 12th Street
Equi Max                                                             Right of Entry (Roe) @ 7060 Hollywood Blvd
Equity Associates, Ltd                                               Right of Entry (Roe) @ 429 S Tryon St
Equity Associates, Ltd                                               Right of Entry (Roe) @ 701 E Trade St
Equity Beachwood LTD Partnership                                     Right of Entry (Roe) @ 3355 Richmond Road
Equity Beachwood LTD Partnership                                     Right of Entry (Roe) @ 5533 Richmond Road
Equity Office Properties                                             Right of Entry (Roe) @ 1920 Main Street
Equity Office Properties                                             Right of Entry (Roe) @ 2010 Main Street
Equity Office Properties                                             Right of Entry (Roe) @ 4060 S. Ulster Street
Equity Office Properties DBA: One Market                             Right of Entry (Roe) @ 1 Market Spear Tower
Equity Office Properties Trust                                       Right of Entry (Roe) @ 7800 E. Union
Equity Office Properties Trust                                       Right of Entry (Roe) @ 7900 E Union
Equity Office Properties, LLC                                        Right of Entry (Roe) @ 4365 Executive Drive
Equity Office Properties, LLC                                        Right of Entry (Roe) @ 4370 La Jolla Village Drive
Equity Resources Venture                                             Right of Entry (Roe) @ 198 Inverness Drive
ERI Cornell, Inc. c/o CB Richard Ellis                               Right of Entry (Roe) @ 11300 Cornell Park Drive
Erickson Employee Benefits                                           Employee insurance coverage
Ernest S. Ralston                                                    Right of Entry (Roe) @ 2603 Union Street
Eskander (Alex) Kahen and Eshagh (Isaac) Kahen                       Right of Entry (Roe) @ 2946 E 11th St
Everett John De Laura                                                Equipment Installation Agreement 5151 Oceanus Drive
                                                                       Huntington Beach, CA
Executive Park                                                       Right of Entry (Roe) @ 7867 Convoy Court
Exodus Communications                                                Right of Entry (Roe) @ 2041 Mission College Boulevard
Experian                                                             Outside services
Extension Irrigation Ditch Company                                   Right of Entry (Roe)
Facilicom Int'l                                                      SS7 and Special Access
Fairlawn Associates Ltd.                                             Right of Entry (Roe) @ 3200 W Market St
Fairlawn Associates Ltd.                                             Right of Entry (Roe) @ 3250 W Market St
Fairview Plaza Associates LTD Partnership                            Right of Entry (Roe) @ 5950 Fairview Road
Fairview Plaza Associates LTD Partnership                            Right of Entry (Roe) @ 5960 Fairview Road
Fairview Plaza Associates LTD Partnership                            Right of Entry (Roe) @ 5970 Fairview Road
Fairview Plaza Associaties Limited Partnership                       Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment
                                                                       @ 5970 Fairview., Charlotte, NC
Family Educators Alliance of South Texas                             Right of Entry (Roe) @ 4719 Blanco Road
Family Telecommunications, Inc.                                      SS7 and Special Access
Fax Link Plus, Inc., F/K/A audio Fax, Inc.                           IT source code license agreement
FBM Properties                                                       Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment
                                                                       @ 2105 Plantside Plaza, Louisville, KY
Federal Transtel Inc.                                                Special Access
Feitleberg & Co.                                                     Right of Entry (Roe) @ 8795 W Sunset Blvd
Fiberoptic Network (Fiber Optic Network)                             Special Access
Fidelity Real Estate                                                 Right of Entry (Roe) @ 1265 Lake Plaza Drive
Fifth & Laurel Associates                                            Right of Entry (Roe) @ 1850 Fifth Ave, Suite 35 & 36
Fiireline Corporation                                                Fireline Testing, Inspection and Service of Fire Protection
                                                                       System Vendor's Agreement Effective 04/10/2000
Fiireline Corporation                                                Fireline Testing, Inspection and Service of Fire Protection
                                                                       System Vendor's Agreement
Fiireline Corporation                                                Statement of Work Fireline Testing, Inspection and Service
                                                                       of Fire Protection System Vendor's Agreement
Financial Times Energy                                               Faxing Services Agreement
FIRELINE TESTING, INSPECTION AND SERVICE OF FIRE P                   Fire suppression & testing vendor.
First Birmingham Tower, LLC                                          ROE - 2000 First Avenue North, Birmingham, AL 35203
First Communications                                                 Special Access
First Industrial Realty, Inc.                                        Right of Entry (Roe) @ 15000 W 6th
First Merit Bank                                                     Right of Entry (Roe) @ 106 South Main Street
First Merit Bank                                                     Right of Entry (Roe) @ 3 Cascade Plaza
First Union Management                                               Right of Entry (Roe) @ 55 Public Square
First Union National Bank                                            Right of Entry (Roe) @ 301 South Tryon Street
First Union National Bank                                            Right of Entry (Roe) @ 401 South Tryon Street
Firstworld Communications, Inc.                                      Collocation space agreement
Firstworld Communications, Inc.                                      Collocation space agreement
Five Cloverleaf Parkway, Inc.                                        Right of Entry (Roe) @ 5613 Colverleaf Pkwy
FJ CORBETT COMPANY                                                   General Contractors
FJ CORBETT COMPANY                                                   General Contractors
Flatiron Industrial Park Co                                          Right of Entry (Roe) @ 5766 Central Ave
Flatiron Industrial Park Co                                          Right of Entry (Roe) @ South 57th Court
FLEET ELECTRIC                                                       Electricians
FLEET ELECTRIC CO.                                                   Provides electrical work.
Fleming Business Park LLC                                            Type 1 Central Office - Lucent 5ESS Switch @ 1175
                                                                       Montague Expwy., Milpitas, CA
Flexalloy Inc.,                                                      Right of Entry (Roe) @ 26000 Richmond Road
Flight Director, Inc.                                                Right of Entry (Roe)
Flour Bluff ISD                                                      Right of Entry (Roe) @ 2505 Waldron Road
FMC                                                                  Right of Entry (Roe) @ 737 Padre Island Drive
FMS Properties, Ltd.                                                 Right of Entry (Roe) @ 8787 Complex Drive
Foote, Cone & Belding                                                Right of Entry (Roe) @ 733 Front Street
Forcast Commercial                                                   Right of Entry (Roe) @ 1796 Tribute Rd
Forest City Management                                               Right of Entry (Roe) @ 1500 W Third
Forest City Management                                               Right of Entry (Roe) @ 1660 W Second
Forest City Management                                               Right of Entry (Roe) @ 230 W Huron Rd
Forest City Management                                               Right of Entry (Roe) @ 250 W Huron Rd
Forest City Management                                               Right of Entry (Roe) @ 50 Public Square
Forest City Management Inc.                                          Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport  fiber optic equipment @ 1228
                                                                       Euclid., Cleveland, OH
Fortner & Son                                                        Right of Entry (Roe) @ 910 15th Street
FountainView-48                                                      Right of Entry (Roe) @ 3550 Camino Del Rio N
Four Corners Investments                                             Right of Entry (Roe) @ 3855 Pacific Coast Hwy
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4780 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4840 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4845 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4875 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4888 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4900 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4909 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4940 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4949 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4990 Pearl E Circle
Four Pearl Partnership LTD.                                          Right of Entry (Roe) @ 4999 Pearl E Circle
Fourth & Spruce Partnership                                          Right of Entry (Roe) @ 3170 4th St
Fourth & Walnut Centre                                               Type 1 Central Office - Lucent 5ESS Switch
Fox International Ltd., Inc.,                                        Right of Entry (Roe) @ 23600 Aurora Rd
Foxhill Office Investors                                             Pop site @ 4550 W. 109th., Overland, PK, Kansas
Frank Astel                                                          Right of Entry (Roe) @ 1133 Blumenfeld Dr
Frank Carson                                                         Right of Entry (Roe) @ 9190 Jackson Rd
Frank T. Sepulveda                                                   Right of Entry (Roe) @ 750 Merida Street
Franklin Industrial Group                                            Right of Entry (Roe) @ 5802 Franklin Street
Fred Lavi & Associates                                               Right of Entry (Roe) @ 13658 Hawthorne Blvd.
Frontier Communications Services                                     Local distribution Service Agreement
Fullerton South, LLC                                                 Right of Entry (Roe) @ 1335 Acacia




FW Spencer & Sons Inc                                                Right of Entry (Roe) @ 99 Sand Hill Drive
Gaedeke & Landers                                                    Right of Entry (Roe) @ 12770 Colt Rd
Gaedeke Holdings II, Ltd.                                            Pop site @ 2800 N Central, Phoenix, AZ
Gail Cullen                                                          Right of Entry (Roe) @ 1111 Willow Street
Galleria Acquisition, Inc                                            Right of Entry (Roe) @ 720 S Colorado Blvd
Gary Beutler                                                         Right of Entry (Roe) @ 9605 Oates Drive
Gary Beutler                                                         Right of Entry (Roe) @ 9606 Oates Drive
Gary Braaksma                                                        Right of Entry (Roe) @ 9113 Foothill Blvd
Gary Jones                                                           Right of Entry (Roe) @ 2424 Glendale Ln
Gateway Associates                                                   Pop site @ 140 s. Arthur., Spokane, WA
Gateway Canyon, Inc.                                                 Right of Entry (Roe) @ 8101 Prentice
Gateway Holdings, Inc.                                               Pop site @ 100 W. Martin St., Martinsburg, WV
GENERAL DYNAMICS                                                     Special Access
Genesis Building Ltd.                                                Right of Entry (Roe) @ 6000 Lombardo Center
GENESIS COMMUNICATIONS                                               SS7 and Special Access
Genesis Realty Holding Corp                                          NSROE 6000 Lombardo Center Seven Hills, OH
George Harrington                                                    Equip. Install. Agrmt. (ROE) @ 945 W. Valley Parkway
George Vogt et al                                                    Right of Entry (Roe) @ 2724 Kilgore Rd
George Vukasin                                                       Right of Entry (Roe) @ 237 Fallon St
George W. Barber Jr                                                  Right of Entry (Roe) @ 100 Oxmoor Rd
George W. Barber Jr.                                                 Right of Entry (Roe) @ 120 Oxmoor Rd
George W. Barber Jr.                                                 Right of Entry (Roe) @ 140 Oxmoor Rd
George W. Barber Jr.                                                 Right of Entry (Roe) @ 160 Oxmoor Rd
George W. Barber Jr.                                                 Right of Entry (Roe) @ 2125 Data Office Dr
George W. Barber Jr.                                                 Right of Entry (Roe) @ 2131 Data Office Dr
George W. Barber Jr., Trust #5                                       Right of Entry (Roe) @ 102 Oxmoor Rd
George W. Barber Jr., Trust #5                                       Right of Entry (Roe) @ 104 Oxmoor Rd
George W. Barber Jr., Trust #5                                       Right of Entry (Roe) @ 1853 Data Dr
George W. Barber Jr., Trust #5                                       Right of Entry (Roe) @ 1855 Data Dr
George W. Barber Jr., Trust #5                                       Right of Entry (Roe) @ 211 Summit Pkwy
George W. Barber Jr., Trust #5                                       Right of Entry (Roe) @ 2900 7th Ave S
George W. Barber Jr., Trust #5                                       Right of Entry (Roe) @ 33 Barber Court
George W. Barber, Jr.                                                Right of Entry (Roe)
Georgia Properties LP                                                Right of Entry (Roe) @ 27500 Detroit
Geraldine Spira                                                      Right of Entry (Roe) @ 521 Pier Ave
Gilbert Breig                                                        Right of Entry (Roe) @ 902 Brooklyn Ave
Glenarm 1800 LLC                                                     Right of Entry (Roe) @ 1800 Glenarm Place
Global Crossings Communications                                      General Service Agreement, Appendix for Local Access
Global World Media Corporation                                       Right of Entry (Roe) @ 4326 Pico St
GLOBALCOM                                                            Collocation space agreement
Globetek Inc.                                                        Right of Entry (Roe)
GMTD Corp.                                                           Right of Entry (Roe) @ South Yosemite Street & Park
                                                                       Meadows Drive
Goodwill Industries                                                  Right of Entry (Roe) @ 6648 Franklin Building
Graham & Company, Inc.                                               Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 400
                                                                       Vestavia Pkwy., Birmingham, AL
Greater Los Angeles World Trade Center Associates                    Right of Entry (Roe) @ 1 World Trade Center
Greater Roanoke Transit Co.                                          Pop site @ 31 Campbell Avenue., Roanoke, VA
GREELEY IRRIGATION COMPANY DITCH CROSSING AGREEMEN                   Ditch crossing agreement
Greenbrier Properties, LLC                                           Right of Entry (Roe) @ 7159 Campus Dr, Suite B10
Greg Bisi                                                            Right of Entry (Roe) @ 2845 Marconi Ave
Griley Air Freight                                                   Right of Entry (Roe) @ 5341 104th
GROUP 1 SOFTWARE INC.                                                Street Software and support services.
Grubb & Ellis as Agent for Prudential  VAL                           Type 1 Central Office - Lucent 5ESS Switch
Grubb and Ellis Management Services (Agent)                          Right of Entry (Roe) @ 650 Howe Ave
GTE                                                                  Provides the terms and conditions for the provisioning and invoicing of services between ICG and ILECs and other
                                                                       Clecs
GTE CALIFORNIA INC                                                   Provides the terms and conditions for the provisioning and invoicing of services between ICG & ILECs and CLECs
GTE CALIFORNIA INC                                                   Provides the terms and conditions for the provisioning and invoicing of services between ICG & ILECs and CLECs
GTE CALIFORNIA INCORPORATED                                          Fiber networking
GTE GLOBAL NETWORKS                                                  Fiber IRU
GTE NETWORK SERVICES (GTE SOUTHWEST INC)                             Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
GTE NETWORK SERVICES (GTE SOUTHWEST INC)                             Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
GTE NORTHWEST INC                                                    Provides the terms and conditions for the provisioning and invoicing of services between ICG & ILECs and CLECs
GTE NORTHWEST INC                                                    Provides the terms and conditions for the provisioning and invoicing of services between ICG & ILECs and CLECs
GTE SOUTH INC                                                        Provides the terms and conditions for the provisioning and invoicing of services between ICG & ILECs and CLECs
Guaranty National Insurance Company                                  Right of Entry (Roe) 9800 South Meridian Boulevard
GUDENKAUF CORPORATION                                                Fiber optic installs & construction
GUDENKAUF CORPORATION                                                Fiber optic installs & construction
Gunbarrel City Centre LLC                                            Right of Entry (Roe) @ 6685 Gunpark Dr
Guy Gibson                                                           Right of Entry (Roe) @ 1236 Arden Way
Gwen Kaplan & Royce Dyer                                             Right of Entry (Roe) @ 2757 16th St
H.L. YOH COMPANY, LLC                                                Consulting Services
Hamilton Oil Building Partnership                                    Right of Entry (Roe) @ 1560 Broadway
Harbor Master                                                        Right of Entry (Roe) @ 1150 Ballena Blvd
Harding, Dahm & Company                                              Pop site @ 333 E. Washington, Ft Wayne, IN
Harold L. & Phyllis Anderson, Trustees for the Anderson Family Trust Right of Entry (Roe)
Harry A. Altman Family Trust                                         Right of Entry (Roe) @ 1344 4th Street
HASSLER COMMUNICATIONS SYSTEMS TECHNOLOGY, INC.                      Collocation space agreement
Hauser Living Trust                                                  Right of Entry (Roe) @ 11441 Beach Street
Hayvenhurst Partners                                                 Right of Entry (Roe) @ 7100 Hayvenhurst
HBJ Partnership                                                      Right of Entry (Roe) @ 7601 Sunset Blvd
HCF Inc. c/o 21st Century Investments                                Right of Entry (Roe) @ 11347 Folsom Blvd
Health South                                                         Right of Entry (Roe) @ 4243 Southcross
Health South Corporation                                             Right of Entry (Roe) @ 9119 Cinnamon Hill
Herman Blum Trust                                                    Right of Entry (Roe) @ 9301 Borden Ave
Hesta Associates LTD Partnership                                     Right of Entry (Roe) @ 277 West Trade Street
HEYBURN BUILDING                                                     Type 1 Central Office - Lucent 5ESS Switch @ 332 W.
                                                                       Broadway, Louisville, KY
HID Corporation                                                      Software license agreement dated 4/12/99 (Part No. 1050
                                                                       ABNOO, Software Serial V11301; Hardware Serial No.
                                                                       1299-12GPG
High Ten Partners Inc.                                               Right of Entry (Roe) @ 1611 S Garfield Ave
High Ten Partners Inc.                                               Right of Entry (Roe) @ 19220 E. Colima Rd
Highland Ditch Company                                               Right of Way/Ditch Agreement
Highwoods Forsyth, LP                                                ROE @ 2 Parkway Plaza Boulevard Charlotte, NC 28217
HNS Partners c/o Jetro Cash & Carry Enterprises                      Right of Entry (Roe) @ 105 W Embarcadero
Hodson Family Trust                                                  Right of Entry (Roe) @ 1356 N. Fairfield Road
Holme Roberts & Owen                                                 Right of Entry (Roe) @ 1740 Broadway
Hope & Flower, LLC                                                   Right of Entry (Roe) @ 700 S Flower St
Hopkins Family Trust                                                 Right of Entry (Roe) @ 1055 Sunnyvale Saratoga
Horizon Partners                                                     Right of Entry (Roe) @ 1629 Telegraph
HP Inc. on behalf of LBHI for 2000 PBL                               Type 1 Central Office - Lucent 5ESS Switch @ 315
                                                                       Deaderick St., Nashville, TN
HSW Partnership                                                      Right of Entry (Roe) @ 2817 W End Ave
Hub Valley Realty/                                                   Office Space @ 6060 Rockside Woods Blvd
Hughes Communications Satellite Services, Inc.                       Right of Entry (Roe) @ 5454 Garton Road
Humana Inc                                                           Right of Entry (Roe) @ 101 West Main Street
Humana Inc                                                           Right of Entry (Roe) @ 500 West Main Street
Hung Fung Holdings                                                   Right of Entry (Roe) @ 5605 Woodman Ave
IBG LLC                                                              Right of Entry (Roe) @ 11000 East Yale
IBM                                                                  Right of Entry (Roe) @ 8501 IBM Drive
ICC Texas Holdings, L.P.                                             Pop site @ 4050 Rio Bravo., El Paso, TX
IDS Life Insurance Company                                           Right of Entry (Roe) @ 8745 Folsom Blvd
ILLUMINET                                                            Carrier SS7
ILLUMINET INC                                                        ISUP Messaging service/SS7
ILLUMINET INC                                                        SS7 services & local number portability
Independence Tower Ltd                                               Right of Entry (Roe) @ 5755 Granger Rd
Independent Telecommunications Network                               Carrier
Infinet Company                                                      Collocation space agreement
Information Handling Service                                         Right of Entry (Roe) @ 15 Inverness Way
Information Handling Service                                         Right of Entry (Roe) @ 6160 S Syracuse Way
Intella II                                                           Collocation space agreement
Interactive Communication Systems                                    Collocation space agreement
Interlocken Hotel Co.                                                Right of Entry (Roe) @ 262 Interlocken Blvd
Interlocken Hotel Co.                                                Right of Entry (Roe) @ 292 Interlocken Blvd
Interlocken Hotel Co.                                                Right of Entry (Roe) @ 555 Eldorado Blvd
Interlocken, Ltd                                                     Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 262
                                                                       Interlocken Blvd., Broomfield, CO
Intermedia Communications                                            Conduit purchase and exchange agreement
Intermedia Communications                                            PURCHASED PRI, PRIVATE LINE, COLLO & LEASES
                                                                       CONDUIT FROM INTERMEDIA
Intermedia Resources                                                 Special Access
Intermountain Electric, Inc.                                         Pole attachment
International Gateway West LLC                                       Type 1 Central Office - Lucent 5ESS Switch
International Gateway West LLC                                       Type III equipment site @ 12201 Tukwila Blvd.,  Seattle, WA
International Marine Products                                        Right of Entry (Roe) @ 500 E 7th St
Internet Connect                                                     Collocation space agreement
Intrinsic Ventures, Inc.                                             Right of Entry (Roe) @ 1931 Old Middlefield Rd
Inverness Associates 1                                               Right of Entry (Roe) @ 1 Inverness Drive East
Inverness Associates-23                                              Right of Entry (Roe) @ 313-315 Inverness Way S
Investmark Realtors                                                  Right of Entry (Roe) @ 5217 Wadsworth Rd
Investors Trust Property Co                                          Right of Entry (Roe) @ 20422 Beach Blvd
IP Telephony                                                         Collocation space agreement
IPM Associates LLC                                                   Right of Entry (Roe) @ 1660 Lincoln Ave
IPVOICE Communications, Inc.                                         Collocation space agreement
IRP Sunset, LLC                                                      Right of Entry (Roe) @ 9000 Sunset Blvd
ISP Alliance                                                         Collocation space agreement
iStar Real Estate Services                                           Right of Entry (Roe) @ 6162 South Willow Drive
IT Outsourcing                                                       Collocation agreement
J Street Partners                                                    Right of Entry (Roe) @ 5609 J St
J.O. Vandervoort Trust                                               Right of Entry (Roe) @ 14385 Industry Circle
Jack and Alice Tu                                                    Right of Entry (Roe) @ 17065 Green Dr
Jacque and Herb Spivak                                               Right of Entry (Roe) @ 134 W 131st St
Jade Properties                                                      Right of Entry (Roe) @ 11290 Sunrise Gold Circle
James Adams                                                          Right of Entry (Roe) @ 802 Garden of the Gods Rd
James J. Fischer, Trust                                              Equip. Install. Agrmt. (ROE) @ 2124 Huntington Dr.
James Morley                                                         Right of Entry (Roe) @ 306 Canon Avenue
James P. Gibbs                                                       Pop site @ 544 Mulberry St.,  Macon, GA
James T. Henry                                                       Right of Entry (Roe) @ 2050 S. Bundy Drive
James W. Fields                                                      Right of Entry (Roe) @ 11330 Sunrise Park Dr
Jayasinghe, Dr. Walter                                               Equip. Install. Agrmt. (ROE) @ 1930 Wilshire Blvd.
Jayasinghe, Dr. Walter                                               Equip. Install. Agrmt. (ROE) @ 2010 Wilshire Blvd.
JB Carter                                                            Right of Entry (Roe) @ 724 Harbor Blvd
JB Company                                                           Right of Entry (Roe) @ 10161 Croydon Way
JB Company                                                           Right of Entry (Roe) @ 903 W N Market Blvd
Jean Van Arsdale                                                     Right of Entry (Roe) @ 4616 Mission Gorge Pl
Jeff Hamilton Industries                                             Right of Entry (Roe) @ 2433 S Grand Ave
Jeppesen Sanderson, Inc.                                             Right of Entry (Roe) @ 55 Inverness Drive East
JER Denver LLC                                                       Right of Entry (Roe) @ 1860 Lincoln Ave
Jerry Roach                                                          Right of Entry (Roe) @ 6545 W 44th
Jersey Business Park                                                 Right of Entry (Roe) @ 10700 Jersey Blvd
Jetro Cash & Carry                                                   Right of Entry (Roe) @ 2300 E 57th St
Jetro Cash & Carry                                                   Right of Entry (Roe) @ 2300 E 67th St
John Bradley                                                         Right of Entry (Roe) @ 2121 NW Military Highway
John Epstein                                                         Right of Entry (Roe) @ 9611 Canoga Avenue
John J. Fedor                                                        Right of Entry (Roe) @ 3510 Snouffer Rd
John J. Fedor                                                        Right of Entry (Roe) @ 3520 Snouffer Rd
John J. Fedor                                                        Right of Entry (Roe) @ 3530 Snouffer Rd
John Lewis                                                           Right of Entry (Roe) @ 3401 Fitzgerald Rd
John Morgan                                                          Right of Entry (Roe) @ 816 H St
John Nemec                                                           Right of Entry (Roe) @ 1315 63rd St
John Stewart & Company                                               Equip. Install. Agrmt. (ROE) @ 580 - 18th St., Oakland, CA
John W.  McCray,  Trustee                                            Right of Entry (Roe) @ 1325 Pico St
John Yetto                                                           Right of Entry (Roe) @ 4778 Dewey Drive
Johnnie Chuoke                                                       Right of Entry (Roe) @ 350 East Aviation Blvd
Johnson and Higgins                                                  Insurance services - certificate of liability
Johnson Family Partnership                                           Right of Entry (Roe) @  1880 South 57th Court
Johnson Investments, Inc                                             Right of Entry (Roe) @ 315 Oak St
Joseph Robert Martin                                                 Right of Entry (Roe) @ 1780 Lacosta Meadows Drive
Joshua Schechter                                                     Right of Entry (Roe) @ 7300 Blanco Road
JR & CR                                                              Right of Entry (Roe) @  10491 Old Plrville Rd
JTR Land & Cattle Company                                            Right of Entry (Roe) @ 5718 Central Ave
Julian Sotomey                                                       Right of Entry (Roe) 380 Embarcadero
Julius Nasach                                                        Right of Entry (Roe) @ 2277 Townsgate Rd
Jungle Labs                                                          Right of Entry (Roe) @ 120 Industrial Drive
Juniper Investment Company                                           Right of Entry (Roe) @ 3 North Tejon
Juzer Saifee                                                         Right of Entry (Roe) @ 22001 Sherman Way
JWC Family LLC                                                       Right of Entry (Roe) @ 4015 Travis Drive
K C Schnieder                                                        Right of Entry (Roe) @ 2100 Central Ave
K/B Fund IV                                                          Right of Entry (Roe) @ 1300 E 9th Street
K/B Opportunity Fund                                                 Equip. Install. Agrmt. (ROE) @ 2535 Camino Del Rio S
Kaiser Center Inc.                                                   Right of Entry (Roe) @ 300 Lakeside Drive
Kaiser Foundation Health Plan, Inc                                   Right of Entry (Roe) @ 1950 Franklin St
Kaiser Permanente                                                    Right of Entry (Roe) @ 2045 S Franklin St
Karl Potter                                                          Right of Entry (Roe) @ 3904 Winters St
KCNC TV Channel 4                                                    Right of Entry (Roe) @ 1044 Lincoln Ave
KCRA-TV                                                              Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 310
                                                                       N. 10th St., Sacramento, CA
Kelcher Real Estate Services, Inc.,                                  Right of Entry (Roe) @ 234 North Central Ave
Ken Ruby Construction                                                Right of Entry (Roe) @ 2205 126th St
Ken Swanson                                                          Right of Entry (Roe) @ 180 Hillview Drive
Kenneth R. Ahif                                                      Pop site @ 1230 Ruddle Rd., Lacey, WA
Kenney Family Partnership                                            Easement & Right of Entry (Roe) @ 6185 Huntley
Kenstep Corporation                                                  Right of Entry (Roe) @ 5340 South Quebec Street
Kettering Tower                                                      Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @
                                                                       Kettering Tower, Ste 1290, Dayton, OH
Kevin Fredregill                                                     Pop site @ 315 E 5th Street, Moline, IL
Key Services Corporation                                             Right of Entry (Roe) @ 10450 Superior Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 1125 W. Pleasant Valley Road
Key Services Corporation                                             Right of Entry (Roe) @ 11309 Euclid Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 11461 Buckeye Road
Key Services Corporation                                             Right of Entry (Roe) @ 11701 Detroit Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 12241 Pearl Road
Key Services Corporation                                             Right of Entry (Roe) @ 127 Public Square
Key Services Corporation                                             Right of Entry (Roe) @ 13215 Miles Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 13681 Lorain Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 13998 Cedar Road
Key Services Corporation                                             Right of Entry (Roe) @ 1400 Som Center Road
Key Services Corporation                                             Right of Entry (Roe) @ 14006 Kinsman Road
Key Services Corporation                                             Right of Entry (Roe) @ 1435 Warren Road
Key Services Corporation                                             Right of Entry (Roe) @ 14481 Cedar Road
Key Services Corporation                                             Right of Entry (Roe) @ 14501 Euclid Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 1491 Columbia Road
Key Services Corporation                                             Right of Entry (Roe) @ 15000 Saint Clair Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 15619 Waterloo Road
Key Services Corporation                                             Right of Entry (Roe) @ 15880 Broadway
Key Services Corporation                                             Right of Entry (Roe) @ 17138 Lorain Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 1718 Euclid Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 17747 Chillicothe Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 1808 Snow Road
Key Services Corporation                                             Right of Entry (Roe) @ 18235 Euclid Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 1836 Conventry Road
Key Services Corporation                                             Right of Entry (Roe) @ 19111 Detroit Road
Key Services Corporation                                             Right of Entry (Roe) @ 2047 Center Road
Key Services Corporation                                             Right of Entry (Roe) @ 20633 Center Road
Key Services Corporation                                             Right of Entry (Roe) @ 20980 Libby Road
Key Services Corporation                                             Right of Entry (Roe) @ 22481 Lake Shore Blvd
Key Services Corporation                                             Right of Entry (Roe) @ 24600 Chagrin Blvd
Key Services Corporation                                             Right of Entry (Roe) @ 26091 Brookpark Road
Key Services Corporation                                             Right of Entry (Roe) @ 26300 Cedar Road
Key Services Corporation                                             Right of Entry (Roe) @ 27323 Wolf Road
Key Services Corporation                                             Right of Entry (Roe) @ 29900 Detroit Road
Key Services Corporation                                             Right of Entry (Roe) @ 30200 Chagrin Blvd
Key Services Corporation                                             Right of Entry (Roe) @ 3099 Mayfield Road
Key Services Corporation                                             Right of Entry (Roe) @ 31000 Lake Shore Blvd
Key Services Corporation                                             Right of Entry (Roe) @ 33493 Aurora Road
Key Services Corporation                                             Right of Entry (Roe) @ 3370 W 117th Street
Key Services Corporation                                             Right of Entry (Roe) @ 3370 Warrensville Center Road
Key Services Corporation                                             Right  of Entry (Roe) @ 3550 Mayfield Road
Key Services Corporation                                             Right of Entry (Roe) @ 3601 Chester Ave
Key Services Corporation                                             Right of Entry (Roe) @ 3816 Center Road
Key Services Corporation                                             Right of Entry (Roe) @ 4 N. Main Street
Key Services Corporation                                             Right of Entry (Roe) @ 4008 Saint Clair Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 4425 W 220th Street
Key Services Corporation                                             Right of Entry (Roe) @ 4461 Mayfield Road
Key Services Corporation                                             Right of Entry (Roe) @ 4967 Turney Road
Key Services Corporation                                             Right of Entry (Roe) @ 5000 Tiedeman
Key Services Corporation                                             Right of Entry (Roe) @ 5300 Memphis Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 5703 Broadway
Key Services Corporation                                             Right of Entry (Roe) @ 5900 Saint Clair Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 6284 Pearl Road
Key Services Corporation                                             Right of Entry (Roe) @ 6300 Brookpark Road
Key Services Corporation                                             Right of Entry (Roe) @ 6375 Brecksville Road
Key Services Corporation                                             Right of Entry (Roe) @ 6424 Royalton Road
Key Services Corporation                                             Right of Entry (Roe) @ 6821 Pearl Road
Key Services Corporation                                             Right of Entry (Roe) @ 691 Richmond Road
Key Services Corporation                                             Right of Entry (Roe) @ 701 East 185th Street
Key Services Corporation                                             Right of Entry (Roe) @ 7400 W. Ridgewood Street
Key Services Corporation                                             Right of Entry (Roe) @ 7500 Chippewa Road
Key Services Corporation                                             Right of Entry (Roe) @ 900 Euclid Ave
Key Services Corporation                                             Right of Entry (Roe) @ 9411 Euclid Avenue
Key Services Corporation                                             Right of Entry (Roe) @ 9500 Euclid Avenue
KFORCE.COM                                                           Consulting services
Kilroy Realty Corporation                                            Right of Entry (Roe) @ 701 Ball Rd
Kilroy Realty Corporation                                            Right of Entry (Roe) @ 711 Ball Rd
Kilroy Realty Corporation                                            Right of Entry (Roe) @ 721 Ball Rd
Kilroy Realty Corporation                                            Right of Entry (Roe) @ 731 Ball Rd
Kilroy Realty Corporation                                            Right of Entry (Roe) @ 741 Ball Rd
Kilroy Realty, L.P.                                                  Right of Entry (Roe) @ 12822 Monarch Street
Kimberley Harshbarger and Saundra Neds                               Right of Entry (Roe) @ 8350 N Main St
Kimco Development Corporation                                        Right of Entry (Roe) @ 5959 Bigger Road
Kimco Development of Kettering                                       Right of Entry (Roe) @ 40 North Main Street
King Management Company                                              Right of Entry (Roe) @ 4500 Rockside Rd
King Management Company                                              Right of Entry (Roe) @ 6133 Rockside Rd
King Management Company                                              Right of Entry (Roe) @ 6155 Rockside Rd
King Management Company                                              Right of Entry (Roe) @ 8555 Sweet Valley Dr
Kinyo Company                                                        Right of Entry (Roe) @ 14235 Lomitas Ave
Kirkwood Properties (Telegen Wireless & Cable)                       Right of Entry (Roe)
Klaus Kretchmer                                                      Right of Entry (Roe) @ 514 Eccles Ave
KMC Partners, LP                                                     Type 1 Central Office - Lucent 5ESS Switch
Koll Center Irvine #2                                                Right of Entry (Roe) @ 18500 Von Karman Ave
Koll/Intereal Bay Area                                               EQUIPMENT INSTALL
Kooiman Family Trust                                                 Right of Entry (Roe) @ 14211 Pioneer Blvd
KPMG PEAT MARWICK                                                    Professional services
Kurt Duncan                                                          Right of Entry (Roe) @ 3636 4th Ave
Kurt S. Legler Building Account                                      Pop site @ 1260 Creek St., Webster, NY
Kyle Deaton                                                          Type III equipment site @ 3825 Newport St., Denver, CO
Kyle Jones                                                           Right of Entry (Roe) @ 3660 North 3rd Street
Lafayette Tech Center LLC                                            Hole in the ground agreement no.1 re: Lafayette Tech
                                                                       Center Business Park dated 11/17/99.
Lafayette Tech Center LLC                                            Right of Entry (Roe)
Lainer Investments                                                   Right of Entry (Roe) @ 9800 Variel
Lake Centre Plaza, LTD, LLLP                                         Right of Entry (Roe) @ 5435 Airport Blvd
Landmark Management                                                  Right of Entry (Roe) @ 7 W Bowery
Landrock Builder's Inc.                                              Pop site @ 222 E. State., Rockford, IL
LaPlata Investments                                                  Right of Entry (Roe)
Larry Mathews                                                        Right of Entry (Roe) @ 360 Ritch St
LaSalle Fund III                                                     Right of Entry (Roe) @ 555 Marriott Dr
LaSalle Partners Asset Management LTD as Managing                    Right of Entry (Roe) @ 101 South Tyron Street
Agents for Granyette Inc.,
LBJ Brown Building, L.P.                                             Type 1 Central Office - Lucent 5ESS
LCI INTERNATIONAL MGMT SRVCS INC                                     Switch Fiber optic lease agreement
Leader Hospitality                                                   Right of Entry (Roe) @ 26328 Oso Pkwy
Leane Kooyman                                                        Right of Entry (Roe) @ 2221 Shattuck Ave
Leavenworth Health Services Corp                                     Right of Entry (Roe) @ 1835 Franklin Street
LeBeau Emblem Co.,  Inc.                                             Right of Entry (Roe) @ 1500 E Gage Ave
Lee McNabb                                                           Right of Entry (Roe) @ 700 Bradford Way
Leetsdale LLC                                                        Right of Entry (Roe) @ 6825 E Tennessee
Legacy 101 University LLC                                            Right of Entry (Roe) @ 101 University Blvd
Lenox Towers (Bld 3400)                                              Leased offices of NikoNet @ 5901 A
                                                                       Peachtree Dunwoody Rd., Atlanta, GA
Lepaw Ltd                                                            Right of Entry (Roe) @ 391 Inverness Drive South
Lepaw Ltd                                                            Right of Entry (Roe) @ 393 Inverness Drive South
Les Paulick                                                          Right of Entry (Roe) @ 950 Isom Road
LeSea Broadcasting Inc                                               Right of Entry (Roe) @ 12999 E Jamison
LEVEL 3 COMMUNICATIONS LLC                                           Conduit lease agreement
Levey & Company                                                      Right of Entry (Roe) @ 157 W Cedar
Levey & Company                                                      Right of Entry (Roe) @ 1585 Frederick Blvd
Levey & Company                                                      Right of Entry (Roe) @ 185 W Cedar
Levitt, Levitt and Lugash                                            Right of Entry (Roe) @ 1900 Los Angeles Ave
Li Mei-Chen Chen                                                     Right of Entry (Roe) @ 1823 E 17th St
Liberty Square Partnership                                           Right of Entry (Roe) @ 11401 E Carson St
Linda Adams                                                          Right of Entry (Roe) @ 531 Stevens Ave E
LINKNET, INC.                                                        Collocation space agreement
Lino Properties                                                      Right of Entry (Roe) @ 3240 W Henderson
                                                                       Road
Lockheed Marin IMS                                                   Carrier
Lockheed Marin IMS                                                   Carrier
Lockheed Marin IMS                                                   Carrier
Lockheed Marin IMS                                                   Carrier
Lockheed Marin IMS                                                   Carrier
Lori A. Halligan Manfroy                                             Right of Entry (Roe) @ 117 Easy St
Los Angeles Police Revolver & Athletic Club                          Right of Entry (Roe) @ 1880 N Academy Drive
Lottie Rose                                                          Right of Entry (Roe) @ 5920 San Pablo Ave
Louart Corporation                                                   Right of Entry (Roe) @ 1545 Sawtell Blvd
LOUISVILLE GAS & ELECTRIC                                            Agreement allowing ICG to enter public right of
                                                                       way to lay or maintain existing
                                                                       fiber, underground or above ground.
Louisville Gas & Electric Company                                    Right of Entry (Roe)
LTG                                                                  Right of Entry (Roe) @ 7651 N. Main Street
LTV Steel Company                                                    Right of Entry (Roe) @ 1555 Harvard Road
LTV Steel Company                                                    Right of Entry (Roe) @ 3100 East 45th Street
V Steel Company                                                      Right of Entry (Roe) @ 315 Clark Avenue
LTV Steel Company                                                    Right of Entry (Roe) @ 3175 Independence Blvd
LTV Steel Company                                                    Right of Entry (Roe) @ 3341 Jennings Road
LTV Steel Company                                                    Right of Entry (Roe) @ 3421 Independence Blvd
LTV Steel Company                                                    Right of Entry (Roe) @ 3430 Old Campbell Road
Luby's Inc.                                                          Right of Entry (Roe) @ 18206 Blanco Road
Luby's Inc.                                                          Right of Entry (Roe) @ 8511 Tesoro
Lumberyard Retail Investments, LLC                                   Right of Entry (Roe) @ 937 S Coast Hwy 101
Lumberyard Retail Investments, LLC                                   Right of Entry (Roe) @ 967 S Coast Hwy 101
M & H Realty Partners II, LP                                         Right of Entry (Roe) @ 21321 Cold Springs Lane
M.B. Management Company                                              Right of Entry (Roe) @ 1106 Broadway
MAB Services, Inc.                                                   Right of Entry (Roe) @ 2121 W. Temple St
Macinkowski Family L.P.                                              Right of Entry (Roe) @ 526 Laurelwood Rd
Mack Cali Realty LP                                                  Right of Entry (Roe) @ 400 Inverness Dr South
Mack Cali Realty LP                                                  Right of Entry (Roe) @ 9359 E Nichols
MacLaughlin & Company                                                Right of Entry (Roe) 3861 Channel Drive
Madonja Investments Limited Inc.                                     Right of Entry (Roe)
Maguire/Thomas Partners-Library Square Ltd.                          Right of Entry (Roe) @ 633 West Fifth Street
Main St. Buildings Santa Anan, LLC                                   Right of Entry (Roe) @ 1055 N Main St
Malcolm P. Wardlaw                                                   Right of Entry (Roe) @ 7410 John Smith
Malrite Communications Group, Inc.                                   Right of Entry (Roe) @ 2135 W Ridgewood Dr
Malrite Communications Group, Inc.                                   Right of Entry (Roe) @ 4800 Bruening Dr
Management Recruiters                                                Right of Entry (Roe) @ 7272 Wurzbach
Mancini Properties                                                   Right of Entry (Roe) @ 1805 Tribute Road
Mancini Properties                                                   Right of Entry (Roe) @ 1807 Tribute Road
Mandrake Properties Associates                                       License Agrmt. (ROE) @ 9250 E. Costilla Rd.
Mani Brothers, LLC                                                   Right of Entry (Roe) @ 1401 Ocean Ave
Marathon Development Company Inc.                                    Right of Entry (Roe) @ 4 Venture
Marathon Development Company Inc.                                    Right of Entry (Roe) @ 6 Venture
Margarett H. Relles Trust, et al                                     Right of Entry (Roe) @ 2400 J St
Marie L. Hind                                                        Right of Entry (Roe) @ 6650 Santa Monica Blvd
Mariner Development Company c/o John Beery Organization              Right of Entry (Roe) @ 2236 Mariner Square Dr
Mariner's Telecom Group, Inc.                                        Collocation space agreement
Mariners' Telecommunications Group                                   Special Access
Mark and Bill Bucher                                                 Right of Entry (Roe) @ 18002 Irvine Blvd
Mark IV Capital Inc                                                  Right of Entry (Roe) @ 101 Pacifica
Mark Rosenburg                                                       Right of Entry (Roe) @ 2235 Park Towne Circle
Marketing Advocates, Inc.                                            Consulting services
Market-Post Tower, Inc.                                              Building Entrance Agrmt. (ROE) @ 55 S. Market
Marlin Investments                                                   Right of Entry (Roe) @ 712 Arrow Grand Cir
Marvin Felman                                                        Right of Entry (Roe) @ 115 East Third Street
Marvin Felman                                                        Right of Entry (Roe) @ 24 North Jefferson Street
Mass Mutual Life Insurance Co.                                       Right of Entry (Roe) @ 1775 Sherman St
Mass Mutual Life Insurance Co.                                       Right of Entry (Roe) @ 1776 Sherman St
Massachusetts Mutual Life Insurance Co                               Right of Entry (Roe) @ 200 4th Ave N
Max J. & Marjorie N. Breitenbach                                     Right of Entry (Roe) @ 3020 Cannon St
MAXIM GROUP                                                          Temporary employees
Maytag Corporation                                                   Right of Entry (Roe) @ 245 N. Vineland
McAllister Tower                                                     Right of Entry (Roe) @ 100 Mc Allister St
McCarthy and Stenson                                                 Right of Entry (Roe) @ 2100 Capitol Ave
MCI Telecommunications Corporation                                   Right of Entry (Roe) @ 12300 Ridge Road
MCI Telecommunications Corporation                                   Right of Entry (Roe) @1901 S64th Harbor City Blvd
MCI Telecommunications Corporation                                   Corporate License Agreement 7/02 Colorado
MCI Telecommunications Corporation                                   Right of Entry (Roe) @ 12300 Ridge Road
MCI Telecommunications Corporation                                   Right of Entry (Roe) @ 1901 South Harbour City Blvd
MCI Telecommunications Corporation                                   Right of Entry (Roe) @ 702 Colorado
MCImetro Access Transmission Services                                Master Services Agreement ( Special Access)
MCIMETRO ACCESS TRANSMISSION SERVICES, INC (MCI ME                   Fiber Lease
MCIMETRO ACCESS TRANSMISSION SERVICES, INC.                          Local Loop
MCIMETRO ACCESS TRANSMISSION SRVC                                    Fiber master agreement
MCLEOD USA                                                           IRU agreement
MCLEOD USA TELECOMMUNICATIONS INC                                    Fiber optic joint construction
MCLEODUSA TELECOMM. SVCS.                                            Fiber capacity agreement
McNeil Real Estate Fund XXV, LP                                      Right of Entry (Roe) @ 555 E Ocean Blvd.
McRoskey / Armacost Real Estate Operating Co, LLC                    Type 1 Central Office - Lucent 5ESS Switch
                                                                       @1905 Armacast., Los Angeles, CA
MEGSINET                                                             Collocation space agreement
Meidinger Associates, LLC                                            Right of Entry (Roe) @ 462 S 4th Ave
Meiser and Jacquet                                                   Right of Entry (Roe) @ 3636 Camino Del Rio N
Melbourne International Communications LTD                           Right of Entry (Roe) @ 2571 N.E. Kirby Avenue
Melvin Olsen                                                         Right of Entry (Roe) @ 212 E Monument
                                                                       and 214 E Monument
Memorial Health Services                                             Right of Entry (Roe) @ 7677 Center Drive
Meridian Associates West                                             Right of Entry (Roe)
Meridian Associates West & Bradbury Family Part.                     Right of Entry (Roe)
MERIDIAN METROPOLITAN DISTRICT                                       Conduit use agreement
Meridian Metropolitan District                                       Right of Entry (Roe) @ 12111 E Belford Ave
Meridian Realty Service                                              Pop site @ 227 W 5th St., Winston Salem, NC
METLIFE                                                              Employee Insurance Policy
METROMEDIA FIBER NETWORK SERVICES, INC.                              Pole and dark fiber lease
METROPOLITAN GOV'T OF NASHVILLE                                      Agreement allowing ICG to enter public
                                                                       right of way to lay or maintain existing fiber,
                                                                       underground or above ground.
Metropolitan Life                                                    Right of Entry (Roe) @ 4741 Madison Ave
MFS NETWORK TECHNOLOGIES INC                                         Fiber in Oakland.
Miamisburg Commerce Park                                             Right of Entry (Roe) @ 2277 Mau Road
MIBX                                                                 Right of Entry (Roe) @ 31 N 2nd St
Michael Daly et al                                                   Right of Entry (Roe) @ 3790 Omec Circle
Michael Thomas                                                       Right of Entry (Roe) @ 1111 Howe Ave
Mickey Gold                                                          Right of Entry/License Agreement
Micromuse Inc.                                                       Software and support services
Micromuse Inc.                                                       Software and support services
MICROSOFT CORPORATION                                                0
MICROSOFT CORPORATION                                                0
Microsoft Corporation                                                MASTER CONSULTING
Microsoft Corporation                                                SOFTWARE LICENSE
Midwest Holding Corp. #14-Westshore Center                           Pop site @ 1715 N. Westshore, Tampa, FL
Midwest Property Services, LLC                                       Pop site @ 505 1/2 N. Walnut, Bloomington, IN
MILE HIGH ONLINE                                                     License agreement for Meridian.
Miller Graphics Inc.                                                 Right of Entry (Roe) @ 4550 Little John St
Miller-Valentine Partners                                            Right of Entry (Roe) @ 6520 Poe Avenue
Miller-Valentine Partners                                            Right of Entry (Roe) @ Two Prestige Place
Milliken Business Center                                             Right of Entry (Roe) @ 4375 Lowell Street
Mindspring Enterprises, Inc.                                         Special Access
MIP Properties, Inc.                                                 Right of Entry (Roe) @ 110 Pine Ave
Mitsubishi Motors Sales Corporation of America                       Right of Entry (Roe) @ 17665 Caselton St
MNE General Partnership                                              Right of Entry (Roe) @ 2360 Harvard St
Montgomery Management Company                                        Right of Entry (Roe) @ 8642 Sunset Blvd
Moore                                                                Accounts payable check printer
Morris Investments                                                   Right of Entry (Roe) @ 1887 Southtown Blvd
MOUNTAIN VIEW ELECTRIC                                               Pole attachment
Mr. Ashish Vibhakar                                                  Right of Entry (Roe) @ 23639 Hawthorne Blvd
Mr. Bruce Beach and Mr. Donald Beach                                 Right of Entry (Roe) @ 310 Wilshire Blvd
Mr. Costas Fergagis                                                  Right of Entry (Roe) @ 539 E Villa
Mr. David Vickter                                                    Right of Entry (Roe) @ 1653 S La Cienega Blvd
Mr. Eddie Talbot                                                     Right of Entry (Roe) @ 950 Aviation Blvd
Mr. Gary Wagner                                                      Right of Entry (Roe) @ 1600 Strathern St
Mr. James J. Fischer, Trust                                          Right of Entry (Roe) @ 2124 Huntington Dr
Mr. Keyhan Moghaddam                                                 Right of Entry (Roe) @ 15101 Keswick St
Mr. Mike Nazarian                                                    Right of Entry (Roe) @ 7122 Beverly Blvd
Mr. Robert Kramer                                                    Right of Entry (Roe) @ 1229 Santa Monica Blvd
Mr. Robert Leung                                                     Right of Entry (Roe) @ 8632 E Valley Blvd
Mr. Seymour Rosenblum                                                Right of Entry (Roe) - Equipment install
Mr. Sheldon Plutsky                                                  Right of Entry (Roe) @ 4540 Valerio St
Mr. Stam Blaustein                                                   Right of Entry (Roe) 3713 Highland Ave
Mr. Uri Mandelbaum                                                   Right of Entry (Roe) @ 14857 Roscoe Blvd
Mr. Walter Huang                                                     Right of Entry (Roe) @ 15237 Proctor Ave
Ms. Marsha Cummins                                                   Right of Entry (Roe) @ 6855 Vineland Ave
Munco Inc.                                                           Right of Entry (Roe) @ 3450 Spring Street
Municipal Government                                                 Right of Entry (Roe) @ 102 S Tejon
Murakai Coporation                                                   Right of Entry (Roe) @ 1740 W Artesia Blvd
Murray Seidner                                                       EQUIPMENT INSTALL
Myers Baker & Associates                                             Right of Entry (Roe) @ 3480 Sunrise Blvd
Myron Oats                                                           Right of Entry (Roe) @ 5770 Freeport Blvd
N & L, LP                                                            Right of Entry (Roe) @ 400 S Victory Blvd
National Jewish Medical & Research Center                            Right of Entry (Roe) @ 1400 Jackson
National Service Industries Inc. ZEP; Mnfctrng Co.                   Right of Entry (Roe)
NationsBank of North Carolina                                        Right of Entry (Roe) @ 2100 Rexford Road
Nautilus-Pegasus Associates                                          Right of Entry (Roe) @ 950 17th St
Navipath                                                             Collocation space agreement
NCS Trust                                                            Right of Entry (Roe) @ 9000 Wessex Place
Neo Park                                                             Right of Entry (Roe) @ 15501-15401 Neo Parkway
NEO Park Limited                                                     Type 1 Central Office - Lucent 5ESS Switch
Neodata Services Inc                                                 Right of Entry (Roe) @ 6707 Winchester Circle
Neodata Services Inc                                                 Right of Entry (Roe) @ 833 W South Boulder Road
Network Enhanced Telecom                                             Special Access
NetZero, Inc.                                                        Internet Remote Access Services Agreement
NEUSTAR INC                                                          Carrier Local number portability
NEUSTAR, INC.                                                        LNP service agreement
NEUSTAR, INC.                                                        LNP service agreement
NEW ENGLAND TELEPHONE & TELEGRAPH                                    Provides the terms and conditions for the
                                                                       provisioning and invoicing of services
                                                                       between ICG & ILECs and CLECs
New Horizon Properties, LTD                                          Right of Entry (Roe) @ 12641 E 166th St
NEW YORK TELEPHONE COMPANY                                           Provides the terms and conditions for the
                                                                       provisioning and invoicing of services
                                                                       between ICG & ILECs and CLECs
Nexus Properties, Inc.                                               Right of Entry (Roe) @ 11149 N Torrey Pines Road
Nexus Properties, Inc.                                               Right of Entry (Roe) @ 6333 Greenwich Dr
Nexus Properties, Inc.                                               Right of Entry (Roe) @ 6363 Greenwich Dr
NFC                                                                  Right of Entry (Roe) @ 9400 Williamsburg Plaza
Niesner Family Trust                                                 Right of Entry (Roe) @ 14655 Titus St
NIKONET/QWEST                                                        Carrier agreement
NORFOLK SOUTHERN CORP                                                Right of installing, maintaining, operating,
                                                                       and removing fiber optic wires or
                                                                       cables over or on the right of way or property
                                                                       and any tracks of railway .
                                                                       Birmingham & Jefferson County - Alabama
NORFOLK SOUTHERN RAILWAY COMPANY                                     Charlotte, North Carolina fiber optic wired
                                                                       or cables located at or near Mecklenburg County.
NORFOLK SOUTHERN RAILWAY COMPANY                                     Worthington Franklin County, Ohio - Fiber optic
                                                                       wires or cables encased within a 4 inch conduit
                                                                       located within the confines of Wilson Bridge Road.
Norge Partnership                                                    Right of Entry (Roe) @ 2930 E 3rd Ave
NORTH AMERICAN TELEPHONE NETWORK                                     Collocation space agreement
NORTH AMERICAN TELEPHONE NETWORK                                     Collocation space agreement
North County Transit District                                        Right of Entry (Roe)
North County Transit District                                        Right of Entry (Roe)
North County Transit District                                        Right of Entry (Roe)
North County Transit District                                        Right of Entry (Roe)
North Sacramento Land Company                                        Right of Entry (Roe) @ 310 Commerce Circle
Northmeadows Investments Inc.                                        Pop site @ 100 W. College Ave, Appleton, WI
Northwestern Mutual Life Insurance Company                           Right of Entry (Roe) @ 1035 S Milliken Ave
Norton Plaza Associates                                              Right of Entry (Roe)/LICENSE @ 11911 San Vicente
NORWEGIAN CRUISE LINE                                                Faxing Services Agreement
NORWEGIAN CRUISE LINE                                                General Services Agreement
Norwood Tower, LP                                                    Type 1 Central Office - Lucent 5ESS Switch
NTS Properties III                                                   Right of Entry (Roe) @ 10401 Linn Station Road
O Toole Properties                                                   Right of Entry (Roe) @ 2210 O'Toole Ave
O'Connor Development LLC                                             Right of Entry (Roe) @ 382 S Arthur
OHIO EDISON COMPANY                                                  Eight mile IRU in Akron.
OHIO EDISON COMPANY                                                  Fiber agreement
OHIO EDISON COMPANY                                                  Fiber use, pole attachment.
Ohio Edison Tower LLC-066                                            Right of Entry (Roe) @ 76 S Main St
Ohio Restaurant Association                                          Right of Entry (Roe) @ 1525 Bethel Road
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 1 Capital Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 1 Spectrum Pointe Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 100 N Pointe Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 102 N Pointe Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 103 N. Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 104 N. Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 105 N Pointe Dt
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 11 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 13 Spectrum Pointe Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 15 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 17 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 19 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2 S Pointe Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 20 Empire Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 21 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 23 Mauchly Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 23 Spectrum
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 25 Empire Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 25 Mauchly Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 25 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 27 Mauchly Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 27 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2801 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2803 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2805 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2807 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2811 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2813 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2815 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2817 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2819 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2821 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 2823 McGaw Ave
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 3 Spectrum Point Drive
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 40 Empire Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 5 Spectrum Point Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 60 Empire Dr
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 80 Empire Drive
Olen Commercial Realty Corp.                                         Right of Entry (Roe) @ 9 Spectrum Point Dr
OLIGARCHY DITCH COMPANY                                              Ditch crossing agreement
Olympic Steel Inc.,                                                  Right of Entry (Roe) @ 5096 Richmond Rd
Omni Business Park, LP                                               Right of Entry (Roe) @ 350 Milliken Ave
Omnivest Park, LLP                                                   Right of Entry/License Agreement
One American Center                                                  Right of Entry (Roe) @ 3100 West End Ave
One Prestige Place Office Building Ltd.                              Right of Entry (Roe) @ One Prestige Place
One Southgate Corporation                                            Right of Entry (Roe) @ 6892 S Yosemite
One Summer Street                                                    Type 1 Central Office - Lucent 5ESS Switch
One Wilshire Arcade Imperial LTD                                     Type 1 Central Office - Lucent 5ESS Switch
                                                                       @ 624 S Grand Ave., Los Angeles, CA
Organizational Synergies                                             Right of Entry (Roe)
ORIX GF Denver Venture                                               Right of Entry (Roe) @ 9780 South Meridian Boulevard
Orley & Lenoia Weaver, Family Trust                                  Right of Entry (Roe) @ 1954 Placentia Avenue
ORR PROTECTION SYSTEM                                                Fire protection service
ORR PROTECTION SYSTEM                                                Security contractor
ORR PROTECTION SYSTEM, INC.                                          Fire protection service
Ostendorf Morris c/o Colliers International                          Right of Entry (Roe) @ 1150 W 3rd Street
Ostendorf Morris Company                                             Type 2 Hub - Transport equipment on-net -
                                                                       multiple fiber optic systems @
                                                                       1150 W Third St., Clevland, OH
Ostendorf Morris, Co                                                 Type 2 Hub - Transport equipment on-net -
                                                                       multiple fiber optic systems @
                                                                       1621 Euclid Ave., Cleveland, OH
Overton, Moore & Associates                                          Right of Entry (Roe) @ 1959 East Cashdan Street
P & H, Ltd.                                                          Right of Entry (Roe) @ 41 Inverness Drive East
PAC BELL                                                             This agreement/contract establishes rules for
                                                                       the ordering, provisioning, and maintenance
                                                                       of equipment and facilities between ICG and the
                                                                       signee.
PACIFIC BELL                                                         This agreement/contract establishes rules for
                                                                       the ordering, provisioning, and maintenance
                                                                       of equipment and facilities between ICG and the
                                                                       signee.
PACIFIC BELL MOBILE SERVICES                                         Collocation space agreement
PACIFIC BELL SBC                                                     This agreement/contract establishes rules
                                                                       for the ordering, provisioning, and maintenance
                                                                       of equipment and facilities between ICG and the
                                                                       signee.
PACIFIC CARE OF COLORADO                                             Employee Insurance Policy
Pacific Coast Properties (1)                                         Right of Entry (Roe) @ 6524 44th St
Pacific Coast Properties (2)                                         Right of Entry (Roe) @ 6520 44th St
PACIFIC GATEWAY EXCHANGE                                             SS7 and Special Access
Pacific Gulf Properties                                              Right of Entry (Roe) @ 1779 Tribute Rd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3500 W Moore
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3501 W Moore
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3601 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3605 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3609 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3613 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3617 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3621 MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3625 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3629 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 3633 W MacArthur Blvd
Pacific Gulf Properties                                              Right of Entry (Roe) @ 92 Argonaut
Pacific Partners                                                     Right of Entry (Roe) @ 9363 Wilshire Blvd
Pacific Partnership                                                  Right of Entry (Roe)
Pacific Plaza Associates                                             Right of Entry (Roe) @ 4299 MacArthur Blvd
Pacific Real Properties                                              Right of Entry (Roe) @ 5837 Mission Gorge Rd
Pacifica Hotel Company                                               Right of Entry (Roe) @ 400 N Harbor Dr
Pacifica Investment Co.                                              Right of Entry (Roe) @ 16742 Stagg St
Padick Partners                                                      Type 1 Central Office - Lucent 5ESS Switch
PAGING NETWORK, INC.                                                 Collocation space agreement
Palmer Center, Ltd.                                                  Right of Entry (Roe) @ 2 North Cascade
Palmer Center, Ltd.                                                  Right of Entry (Roe) @ 90 S Cascade
Palomar Enterprises, Inc.                                            Right of Entry (Roe) @ 5744 Pacific Center Blvd
Paramount Partners, LLC                                              Type 3 Microwave - Multi tenant or customer
                                                                       premise on-net with terminating
                                                                       transport equipment @ 3550 Wilshire.,
                                                                       Los Angles, CA
Park Building                                                        Pop site @ 355 Fifth Avenue., Pittsburgh, PA
Park Central Building                                                Right of Entry (Roe) @ 412 W 6th St
Park Road Shopping Center, Inc.                                      Right of Entry (Roe) @ 17501 Park Road
Parksdown Companies                                                  Right of Entry (Roe) @ 2535 Camino Del Rio S
PARS SVSP II, LLC                                                    Right of Entry (Roe) @ 8949 Kenamar Dr
Pasa Alta Manor                                                      Right of Entry (Roe) @ 1790 N Fair Oaks
Patrict Heights Inc.                                                 Right of Entry (Roe) @ 5000 Fawn Meadow
Paul Dudum                                                           Right of Entry (Roe) @ 180 Hubell St
Paul E. Iacono                                                       Right of Entry (Roe) @ 7075 Commerce Circle
PDS Technical                                                        Right of Entry (Roe)
Pearl East Partnership, LLP                                          ROE Multiple Properties on Pearl East Circle
                                                                       Boulder, CO
PEOPLESOFT USA INC                                                   Software and support services
PERA                                                                 Right of Entry (Roe) @ 8055 E Tufts
Perimeter Park Inc.                                                  Right of Entry (Roe) @ 30 Perimeter Park
Phillip Calderon                                                     Right of Entry (Roe) @ 1822 Hildsbrand Ave
Phillip Goodenough                                                   Right of Entry (Roe) @ 2199 Meridian Park Blvd
PHOENIX DEVELOPMENT CORPORATION                                      Pop site @ 1320 N. St., Lincoln, NE
Phoenix Home Life                                                    Type 3 Equipment - Multi tenant or customer premise
                                                                       on-net with terminating transport fiber optic
                                                                       equipment @ 400-406 E Wilson Bridge Rd,
                                                                       Worthington, CA
Phoenix Home Mutual Insurance Company                                Right of Entry (Roe) @ 94 Inverness
Piedmont Natural Gas Company Inc.                                    Right of Entry (Roe) @ 1915 Rexford Road
Pieta and San Gal Trust                                              Right of Entry (Roe) @ 2075 Corte Del Nogel
Pinnacle San Antonio, LLC                                            Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport Fiber optic equipment @ 501
                                                                       Broadway, San Antonio, TX
Pio V. de Feo                                                        Type 3 Microwave - Multi tenant or customer premise on-net with terminating transport equipment
PIVOTAL SOFTWARE INC                                                 Sales & Marketing lead software.
PJS of Texas, Inc.                                                   Type 1 Central Office - Lucent 5ESS Switch
PLATTE RIVER POWER AUTHORITY                                         Fiber use agreement
PLATTE RIVER POWER AUTHORITY                                         IRU in Northern Colorado.
Plazamerica Inc.                                                     Right of Entry (Roe) @ 9710 Scranton Rd
Plazamerica Inc.                                                     Right of Entry (Roe) @ 9740 Scranton Rd
PNC Bank, N.A.                                                       Right of Entry (Roe) @ 500 West Jefferson Street
Point One Telecommunications, Inc.                                   Dedicated Transport Service Agreement
Potrero Hill Investors, Limited Partnership                          Right of Entry (Roe) @ 208 Utah St
POUDRE VALLEY RURAL ELECTRIC ASSOCIATION, INC.                       Joint pole use license agreement
Prado Partners Ltd                                                   Pop site @44 West Broadway, Eugene, OR
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1351 S Sunset
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1375 Florida
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1501 S Sunset
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1551 S Sunseet
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1800 Nelson Rd
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1801 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1811 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1820 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1821 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1823 Sunset Pl
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1830 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1831 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1833 Sunset Pl
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1841 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1844 Nelson Blvd
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1850 Industrial Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1851 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1860 Industrial Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1861 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1869 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1871 Left Hand Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1880 Industrial Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1900 Diagnol Hwy
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1900 Pike Rd
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 1960 Industrial Circle
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 2040 Miller Drive
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 2120 Miller Dr
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 2121 Miller Dr
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 2150 Miller Dr
Pratt Land Limited Liability Company                                 Right of Entry (Roe) @ 2190 Miller Dr






Pratt Land LLC                                                       Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 1820
                                                                       Lefthand Circle, Longmont, CO
Pratt Management, LLC                                                Right of Entry (Roe) @ 2605 Trade Center
Precedent Health Center Realty LLC                                   Right of Entry (Roe) @ 1650 Fillmore Street
Precision Auto Care, Inc.                                            Right of Entry (Roe) @ 16801 Hawthorne
Preferred Properties Fund 82                                         Right of Entry (Roe) @ 7801 East Orchard
PREMIER SEARCH                                                       Recruiting agreement
Prentiss Properties Aquisition Partners                              Right of Entry (Roe) @ 5995 Greenwood Plaza Blvd
Prentiss Properties LTD Inc                                          Right of Entry (Roe) @ 18881 Von Karman Avenue
Prentiss Properties Natomes, LP                                      Right of Entry (Roe) @ 2485 Natomes Park Dr
Prestige Management Group                                            Right of Entry (Roe) @ 24331 Miles Rd
Princeland Properties Inc                                            Right of Entry (Roe) @ 7077 Orangewood Ave
Princeton Business Park                                              Right of Entry (Roe) @ 3353 Bradshaw Rd
Procomm                                                              Right of Entry (Roe) @ 1017 Central Parkway N
Progressive Insurance                                                Right of Entry (Roe) @ 1110 Chapel Hills Dr
Prologis North Carolina, LP                                          Type 1 Central Office - Lucent 5ESS Switch - Active switch site
Prologis Trust                                                       Warehouse @ 325 Nolan St
Prominade Mall Development Corp.                                      Right of Entry (Roe) @ 4150 Mission Blvd
Property Colorado OBJLW                                              Right of Entry (Roe) @ 6400 S Fiddlers Green Circle
Prospect Building G.P. c/o Steele Enterprises                        Right of Entry (Roe) @ 2868 Prospect Park Drive
Provident Life & Accident Insurance Co                               Right of Entry (Roe) @ 710 S Ash St
PRUDENTIAL                                                           Employee Insurance Policy



Prudential Insurance Company of America                              717 17th Street Denver, CO (Johns Manville Plaza)
Prudential Insurance Company of America                              License Agreement Norwest Bank Tower 90 South
                                                                       Cascade Colorado Springs, CO
Prudential Insurance Company of America                              License Agreement 633 17th Street Denver, CO
                                                                       (First Interstate Tower North)
Prudential Insurance Company of America                              License Agreement Prudential Plaza Building 1050 17th
                                                                       Street Denver, CO
Prudential Insurance Company of America                              NSROE 707 17th Street Denver, Colorado 80265
Prudential Insurance Company of America                              Right of Entry (Roe) @ 633 17th St
Prudential Insurance Company of America                              Right of Entry (Roe) @ 717 17th Street
Prudential/Daniel Office Venture, LLC                                ROE 3310 West End Avenue Nashville, TN Term 2/28/98
                                                                       to 2/28/03
Prugnara Corporation                                                 Right of Entry (Roe) @ 490 Post St
PS Business Parks, LP                                                Right of Entry (Roe) @ 2560 Corporate Park
PSINET TRANSACTION SOLUTIONS INC                                     SS7 and Special Access
PUBLIC SERVICE COMPANY OF CO                                         License for pole usage for non-cable
PUBLIC UTILITIES COMMISSION OF OHIO                                  Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
PUBLIC UTILITIES COMMISSION OF THE STATE OF NEW HAVEN                Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
Quail 600 Ltd. Partnership                                           Right of Entry (Roe) @ 3535 Grandview Pkwy
Quality Naturally Foods                                              Right of Entry (Roe) @ 18830 E San Jose
Quinby Building LLC                                                  Right of Entry (Roe) @ 650 S Grand Ave
Quintiles Pacific, Inc.                                              Right of Entry (Roe) @ 5160 Caroll Canyon Rd
QWEST COMMUNICATIONS                                                 Capacity lease agreement
QWEST COMMUNICATIONS                                                 Carrier services provided
QWEST COMMUNICATIONS                                                 Fiber use agreement
QWEST COMMUNICATIONS                                                 Fiber use agreement
QWEST COMMUNICATIONS                                                 PRI, private line services
QWEST COMMUNICATIONS                                                 PRI, private line services
QWEST COMMUNICATIONS                                                 PRI, private line services
QWEST COMMUNICATIONS                                                 PRI, private line services
QWEST COMMUNICATIONS CORP                                            IRU agreement
QWEST COMMUNICATIONS CORP                                            IRU agreement
QWEST COMMUNICATIONS CORP                                            PRI, private line services
QWEST COMMUNICATIONS CORP                                            PRI, private line services
QWEST COMMUNICATIONS CORP                                            PRI, private line services
QWEST COMMUNICATIONS CORP                                            PRI, private line services
QWEST COMMUNICATIONS CORP                                            PRI, private line services
QWEST COMMUNICATIONS CORP                                            Special Access
QWEST COMMUNICATIONS CORPORATION                                     PRI, private line services
QWEST COMMUNICATIONS CORPORATION                                     Special Access
R&H Mission Gorge, Ltd.                                              Right of Entry (Roe) @ 6545 Mission George Rd
R.R. Robinson                                                        Right of Entry (Roe) @ 2541 State St
R.S. Mills                                                           Pop site @ 130 N. Summit., Toledo, OH
RAL Group, LTD                                                       Right of Entry (Roe) @ 351 S Broadway
Ramsey Realty Corp.                                                  Right of Entry (Roe) @ 359 E. Ramsey Road
Randy Mael                                                           Right of Entry (Roe) @ 8520 Younger Creek Dr
Randy Steinberg                                                      Right of Entry (Roe) @ 8720 S San Pedro St
RCB Trust Company                                                    Right of Entry (Roe) @ 5990 Greenwood Plaza Blvd
RDST, INC.                                                           SS7 and Special Access
Realtec Associates                                                   Type 1 Central Office - Lucent 5ESS Switch
REDSTONE NETWORK SERVICES                                            SS7 and Special Access
Reliable Wholesale Lumber, Inc.                                      Right of Entry (Roe) @ 7300 Firestone Blvd
Reliance Development Group                                           Right of Entry (Roe) @ 2038 Armacost Ave
Reliance Development Group c/o Reliance Insurance Company, Inc       Right of Entry (Roe) @ 11872 La Grange Ave
Remo Pasouini                                                        Right of Entry (Roe) @ 3439 1/2 S. Broadway
Republic Park Building 99, LLC                                       Right of Entry (Roe) @ 9250 E Costilla Ave
Res-Care, Inc.                                                       Right of Entry (Roe) @ 10140 Linn Station
Reserve Building Associates L.P.                                     Right of Entry (Roe) @ 1468 W. 9th Street
RESONATE INC                                                         Maintenance on the SS7 - Software and support services.
Rezepka & Associates                                                 Right of Entry (Roe) @ 6500 Rockside Rd
RHSC LLC                                                             Right of Entry (Roe) @ 1739 N Academy Blvd
RHSC LLC                                                             Right of Entry (Roe) @ 1749 N Academy Blvd
Richard A. Lazarus & Family Trust                                    Right of Entry (Roe) @ 137 Utah Ave
Richard Bertolucci                                                   Right of Entry (Roe) @ 1717 Stockton Blvd
Richard Deal                                                         Right of Entry (Roe) @ 2557 Albatross Way
Richard Moore                                                        Right of Entry (Roe) @ 1420 Fulton Ave
Richard, Herbert R., Walter J. Brendlen                              Right of Entry (Roe) @ 242 Shaw Rd
Rick Mower                                                           Right of Entry (Roe) @ 1314 H St
Riger Investment Properties                                          Right of Entry (Roe) @ 16207 Ward Way
Ritchie Commercial                                                   Right of Entry (Roe) @ 2730 Union Ave
Riverboat Delta King                                                 Right of Entry (Roe) @ 1000 Front Street
Rob Miller                                                           Right of Entry (Roe) @ 1816 19th St
Robert Bell                                                          Right of Entry (Roe) @ 2706 Merchantile Dr
ROBERT BELTON - BORN INFORMATION SERVICES                            Temporary employees
Robert Colman Trust                                                  Right of Entry (Roe) @ 602 Santa Monica Blvd
Robert Jones                                                         Right of Entry (Roe) @ 3980 Quebec St, Suite 111
Robert Robeson                                                       Right of Entry (Roe) @ 360 Cool Springs Rd
Robert Willard                                                       Right of Entry (Roe) @ 4760 Flintridge Dr
Rock Properties                                                      Right of Entry (Roe)
Rockfield / Banyan Associates, LP                                    Right of Entry (Roe) @ 15707 Rockfield Plaza
Rockside Investors LP                                                Right of Entry (Roe) @ 6060 Rockside Woods Blvd
ROCKY MTN. SECURITY SERVICES DBA INTEGRATED SYSTEM                   Fire system monitoring at multiple switch sites.
Roger Easley                                                         Right of Entry (Roe) @ 297 Commercial St
Roll Properties                                                      Right of Entry (Roe) @ 13310 E Firestone Blvd
Ron Bieber                                                           Right of Entry (Roe) @ 1401 El Camino Ave
Roque De La Fuente Alexander Revocable Trust #1                      Right of Entry (Roe) @ 5440 Morehouse Dr
Rose Canyon Business Park                                            Right of Entry (Roe) @ 4901 Morena Blvd, 400 Building
Rose Realty                                                          Right of Entry (Roe) @ 1860 W Hamilton Pl
Rosenblum Associates                                                 Pop site @ 100 Great Oaks, Albany, NY
Roy A. Woodward                                                      Right of Entry (Roe) @ 8528 N Magnolia Ave
Royal Century Inc.                                                   Right of Entry (Roe) @ 320 W Badillo St
Royce Yost                                                           Right of Entry (Roe) @ 11103 San Pedro
Ruey F. Hodapp, Jr.                                                  Right of Entry (Roe) @ 2080 South of Farmington Rd
Russell & Lavona Tinsley Living Trust                                Right of Entry (Roe) @ 5858 Hollywood Blvd
S. Naimi                                                             Right of Entry (Roe) @ 3200 Santa Monica Blvd
S.B. Jax Ltd.                                                        Pop site @ 200 W. Forsyth, Jacksonville, FL
S.X. Callahan Inc.                                                   Right of Entry (Roe) @ 824 S. Lavedo Street
Safari Business Center                                               Right of Entry (Roe) @ 2032 E Francis St
Saint Lukes Medical Ctr                                              Right of Entry (Roe) @ 1719 E 19th
Samuel K. Wong                                                       Right of Entry (Roe) @ 137 S 7th St
San Diego 225 RPFIII Limited Liability Co.                           Right of Entry (Roe) @ 101 W Broadway
San Diego Community College District                                 Right of Entry (Roe) @ 10440 Black Mountain Road
San Diego Community College District                                 Right of Entry (Roe) @ 1313 12th St
San Diego Community College District                                 Right of Entry (Roe) @ 1536 Frazee Rd
San Diego Community College District                                 Right of Entry (Roe) @ 1960 National Ave
San Diego Community College District                                 Right of Entry (Roe) @ 3249 Fordham St
San Diego Community College District                                 Right of Entry (Roe) @ 3375 Camino Del Rio S
San Diego Community College District                                 Right of Entry (Roe) @ 3890 Modoc
San Diego Community College District                                 Right of Entry (Roe) @ 4343 Oceaniview
San Diego Community College District                                 Right of Entry (Roe) @ 7250 Mesa College Dr
San Diego Community College District                                 Right of Entry (Roe) @ 7405 Mesa College Dr
SAN DIEGO GAS & ELECTRIC CO                                          Utility Agreement license for underground facility use
San Diego Mayflower                                                  Right of Entry (Roe) @ 1145 Grand Ave
San Diego Mayflower                                                  Right of Entry (Roe) @ 116 S 20th Street
San Diego Mayflower                                                  Right of Entry (Roe) @ 1426 Fayette St
San Diego Mayflower                                                  Right of Entry (Roe) @ 1944 Commercial St
San Diego Mayflower                                                  Right of Entry (Roe) @ 9320 Miramar Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 10055 Barnes Canyon Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 10065 Barnes Canyon Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 10075 Barnes Canyon Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 9605 Scranton Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 9645 Scranton Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 9685 Scranton Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 9725 Scranton Rd
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 9805 Scranton Road
San Diego Tech Center LLC                                            Right of Entry (Roe) @ 9855 Scranton Road
San Franando Cathedral                                               Right of Entry (Roe) @ 115 Main Plaza
San Gabriel Valley Medical Center                                    Right of Entry (Roe) @ 438 W Las Tunas Dr
San Marcos Pavilion/Las Campanillas Villa                            Right of Entry (Roe) @ 731 W San Marcos Blvd
Sanderson J. Ray Carnagie Centre Associates                          Right of Entry (Roe) @ 2510 Redhill Ave
Sanderson J. Ray Carnagie Centre Associates                          Right of Entry (Roe) @ 2520 Redhill Ave
Sang C Lee & Soon Lee                                                Right of Entry (Roe) @ 155 Polo Pony Dr
Sara H. Bissell and Alice Harney                                     Right of Entry (Roe) @ 6337 Morrison Blvd
Sarah H. Bissell                                                     Right of Entry (Roe) @ 6230 Fairview Road
Sarah H. Bissell                                                     Right of Entry (Roe) @ 6302 Fairview Road
SBHI, Inc                                                            Right of Entry (Roe) @ 580 N 4th St
SCC COMMUNICATIONS                                                   Amendment 1 to 911 Data Services Agreement
Scenic Loan Acquisition Partnership                                  Right of Entry (Roe) @ 3545 Howard Way
SCHWAB RETIREMENT PLAN SERVICES                                      Employee Insurance Policy
SCI                                                                  Right of Entry (Roe) @ 8200 Old Brownsville Road
Scott Jones                                                          Right of Entry (Roe) @ 14526 Jones Maltsberger
Scurfield Co.                                                        Right of Entry (Roe) @ 1012 2nd St
Service Corporation International                                    Right of Entry (Roe) @ 3422 Holly Road
Seymour Rosenblum                                                    Right of Entry (Roe) - Equipment install
SHARED COMMUNICATIONS SERVICES, INC                                  Special Access
Sharland Investment                                                  Right of Entry (Roe) 3814 Auburn Blvd
Shaw Business Center                                                 Right of Entry (Roe) @ 212 Shaw Rd
Sheldon Appel Company                                                Right of Entry (Roe) @ 2924 Main St
Sheldon Gans                                                         Right of Entry (Roe) @ 242 E Gish Rd
Shepards                                                             Right of Entry (Roe) @ 555 Middlecreek Parkway
Sheraton San Diego                                                   Right of Entry (Roe) @ 1380 Harbor Island Drive
Sherrilyn I. Coakes                                                  Right of Entry (Roe)
Shoal Creek No.1, LLC                                                Right of Entry (Roe) @ 10830 N Central Expressway
Sierra Curtis Neighborhood Association                               Right of Entry (Roe) @ 2424 Castro Way
Sierra Development Company                                           Pop site @ One E. First St, Reno, NV
Signature Services                                                   Right of Entry (Roe) @ 11344 Coloma Road
Signature Yosemite Limited Liability                                 Right of Entry (Roe) @ 5655 South Yosemite
Sinco Investments                                                    Right of Entry (Roe) @ 3130 Bradshaw Rd
SJ Archulete Square Six Partnership, Ltd                             Right of Entry (Roe) @ 333 Inverness
Slesnick Realty Co. Ltd                                              Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 404
                                                                       5th St SE, Canton, OH
Slesnick Realty Co. Ltd.                                             Right of Entry (Roe) @ 404 5th Street
SlipNet, Incorporated                                                Right of Entry (Roe) @ 25 Stillman St
Smyth Asset Management Company                                       Type 1 Central Office - Lucent 5ESS Switch
Society National Bank                                                Right of Entry (Roe) @ 34 N. Main
Soeder Limited                                                       Type 1 Central Office - Lucent 5ESS Switch
Softlanding Systems Inc                                              SoftLanding Systems specializes in iSeries 400 software
                                                                       management tools that streamline your entire software
                                                                       development process,.
Solana Beach Towne Centers Investments, LP                           Right of Entry (Roe) 380 & 462 Stevens Ave
SOSINC                                                               Collocation space agreement
SOUTH DAKOTA NETWORK                                                 Carrier Sales Agreements
South Grammar Office Complex                                         Pop site @ 287 Main, E.Hartford, CT
SOUTHEAST COLORADO POWER ASSOCIATION                                 Fiber use agreement
SOUTHERN CALIFORNIA EDISON CO                                        Franchise Agreement - cable and facilities license and lease
SOUTHERN CALIFORNIA EDISON CO                                        IRU in Southern California.
SOUTHERN CALIFORNIA EDISON CO                                        Utility agreement
SOUTHERN DEVELOPMENT &                                               Fiber optic and facilities and services agreement
Southern National Center LTD Partnership                             Right of Entry (Roe) @ 200 S. College Street
SOUTHERN TELECOM 1 INC                                               Fiber optic network facilities
SOUTHWESTERN BELL                                                    This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
SOUTHWESTERN BELL TELEPHONE                                          This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
SOUTHWESTERN BELL TELEPHONE CO                                       This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
SOUTHWESTERN BELL TELEPHONE COMPANY                                  This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
SOUTHWESTERN BELL TELEPHONE COMPANY                                  This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
SOUTHWESTERN BELL TELEPHONE COMPANY (SWBT)                           This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities
                                                                       between ICG and the signee.
Spieker Properties LP                                                Right of Entry (Roe) @ 41786 Christy St
Spieker Properties LP                                                Right of Entry (Roe) @ 7777 Center Ave
Spieker Properties LP                                                Right of Entry (Roe) @ 8880 Cal Center Drive
SPRINT                                                               Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
Sprint Communications Company LP                                     Access Services Agreement (Special Access)
Sprint Spectrum LP                                                   Right of Entry (Roe) @ 7346 S Yosemite
ST PAUL FIRE AND MARINE INSURANCE COMPANY                            Insurance services
St. Paul Properties Inc                                              Right of Entry (Roe) @ 6060 S Willow Dr
ST. PAULS GREEK ORTHODOX CHURCH                                      Pop site @ 1319 Bull St, Savannah, GA
Standard Register                                                    Right of Entry (Roe) @ 600 Albany St
Stanley & Ruth Crowe                                                 Right of Entry (Roe) @ 4162 Weisenberger Rd
Stanley Blaustein                                                    Right of Entry (Roe)
Stanton Partners                                                     Right of Entry (Roe) @ 1640 Gilbreth Rd
STAR TELECOM INC                                                     SS7 and Special Access
STARNET                                                              Collocation space agreement
STAR-TEL (STARTEL, STAR TEL)                                         SS7 and Special Access
Starwood SVP II, LLC                                                 Right of Entry (Roe) @ 21535 Hawthorne Blvd
State  of Colorado                                                   Amendment 1 to DS-3 & Sonet Fiber Telecommunications
                                                                       Service Agmt - State of Colorado, Dept of Personnel 97-
                                                                       735/Original
State  of Colorado                                                   Easement 1524 Sherman Street Denver, CO
State  of Colorado                                                   Easement 690 North Kipling Denver, CO
State  of Colorado                                                   Master Contract - State of Colorado Department of
State  of Colorado                                                     Personnel 96-716/Original
                                                                     Rental Service Agmt - State of CO (Original)
State  of Colorado                                                   State of Colorado Department of Personnel - Renewal
                                                                       Agreement 99-2227/Original
STATE COMMUNICATIONS                                                 Special Access
STATE OF ALABAMA/GTE SOUTH, INC                                      Approval of interconnection agreement between ICG & GTE
State of California Public Employees Retirement Sy                   Right of Entry (Roe) @ 7400 East Orchard Road
STATE OF COLORADO                                                    EASEMENT
STATE OF COLORADO DEPT OF TRANSPORTATION                             T-Rex construction; fiber movement.
STATE OF GEORGIA                                                     Right of way permit
STATE OF NORTH CAROLINA                                              Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
STATE OF NORTH CAROLINA                                              Right of way encroachment agreement
State Teachers Retirement System                                     Right of Entry (Roe) @ 11755 Wilshire Blvd
STD, Ltd                                                             Right of Entry (Roe) @ 2901 Saco St
Stephen Brandenburger                                                Right of Entry (Roe) @ 11290 Trade Center Drive
Stephen J. Whicahard                                                 Right of Entry (Roe) @ 995 Gateway Center Way
STERLING TELECOMMUNICATIONS                                          Special Access
Steve Bayes                                                          Right of Entry (Roe) @ 6127 Fair Oaks Blvd
Steven C. Hallman Press                                              Right of Entry (Roe) @ 13624 Floyd Circle
Strawberry Holding, Inc.                                             Right of Entry (Roe) @ 5613 DTC Parkway
Stuart Gruendl                                                       Right of Entry (Roe) @ 2067 Mountain Blvd
Summit Office Park                                                   Right of Entry (Roe) @ 3 Summit Park Dr
Summit Office Park                                                   Right of Entry (Roe) @ 4700 Rockside Rd
Sunbelt-Varna, LTD                                                   Right of Entry (Roe) @ 7633 Varna Ave
SUPERIOR                                                             Employee Insurance Policy
Surrendra & Savita Gorel                                             Right of Entry (Roe) @ 2740 Telegraph Ave
Sutton Properties                                                    Right of Entry (Roe) @ 2174 Harris Ave
Suzanne Kilmer                                                       Right of Entry (Roe) @ 3835 J St
Swedish Hospital                                                     Right of Entry (Roe) @ 701 E. Hampden Avenue
Swedish Medical Center                                               Right of Entry (Roe) @ 6169 S. Balsam Way
T Allan & J Henry et al                                              Right of Entry (Roe) @ 390 Bayshore
T.P. Corporation                                                     Right of Entry (Roe) @ 6181 Mayfield Rd
T.P. Corporation                                                     Right of Entry (Roe) @ 6189 Mayfield Rd
Taber Consultants                                                    Right of Entry (Roe) @ 3911 W Capitol Ave
Tabor Center Associates, L.P.                                        Right of Entry (Roe) @ 1200 17th St
TCAST COMMUNICATIONS, INC (T CAST)                                   Special Access
Tegra Telephone Systems, LLC                                         Right of Entry (Roe) @ 200 W 10th St
TEKSYSTEMS                                                           Temporary employees
TEKSYSTEMS, INC                                                      Temporary employees
TELECOM AFFILIATES INC                                               Special Access
Telehub, Inc.                                                        Right of Entry (Roe) @ 1019 Mission St
Telemax System                                                       Right of Entry (Roe)
TELEPACIFIC CORPORATION                                              Carrier Sales Agreement
TELEPACIFIC CORPORATION                                              Carrier Sales Agreement
Teresa Sharp                                                         Right of Entry (Roe) @ 7217 Bandera Road
Terry R O'Neill                                                      Right of Entry (Roe) @ 23221 S Point Dr
Th Harris Group Partners                                             Right of Entry (Roe) @ 330 South Tryon Street
The Beerman Realty Company                                           Right of Entry (Roe) @ 6450 Poe Ave
The Brentwood at Kiowa, HOA                                          Right of Entry (Roe) @ 11500 San Vicente Blvd
The Briargate Joint Venture                                          Right of Entry (Roe) @ 7710 North Union Blvd
The Burnham Insitute                                                 Right of Entry (Roe) @ 10901 N Torrey Pines Rd
The Chateau                                                          Pop site @ 20501 Ventura Blvd., Woodland Hills, CA
The Clorox Company                                                   Right of Entry (Roe) @ 1221 Broadway
The Equitable Life Assurance Society of the US                       Right of Entry (Roe) @ 6312 S Fiddlers Green Circle
The First National Bank of Boston                                    Right of Entry (Roe) @ 74 Inverness Drive
THE FOXWORTHY PARTNERSHIP                                            Pop site @ 1601 Jackson., Ft. Meyers, Fl
The French Company                                                   Right of Entry (Roe) @ 108 Pacifica
The Galbreath Company                                                Right of Entry (Roe) @ 33 West First Street
The Galbreath Company                                                Right of Entry (Roe) @ 40 W Fourth Street
The Goathill Group, LLC                                              Right of Entry (Roe) @ 2375 N Academy Blvd
The Lafayette Partnership                                            Pop site @ 523 S. Louisiana., Little Rock, AR
The Lebovic Family Trust                                             Right of Entry (Roe) @ 7021 Radford Ave
The Parklane Company                                                 Pop site @ 1020 Main, Boise, ID
The Realty Assoc Fund IV/Tri Freeway Business Park                   Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                       optic systems @ 716 N. Valley St., Anaheim, CA
The Secretary of the Army                                            Right of Entry (Roe)





THE SUPREME COURT LTD                                                Pop site @ 5555 Odana Rd., Madison, WI
The University of Denver                                             Local Exchange/Dialtone Services Agreement
THE ZELLERBACH FAMILY FUND                                           Type 1 Central Office - Lucent 5ESS Switch @ 620/630
                                                                       Third St., San Francisco, CA
Thomas A. Hollfelder                                                 Right of Entry (Roe) @ 760 Arrow Grand Circle
Thomas Gabele                                                        Right of Entry (Roe) @ 21611 Perry Street
Thomas H. Oneal Revocable Trust                                      Right of Entry (Roe) @ 19039 E Plaza Drive
Three Cloverleaf Parkway                                             Right of Entry (Roe) @ 5525 Cloverleaf Parkway
Thruway Court LLC                                                    Pop site @ 290 Elwood Davis Rd., Liverpool, NY
Thunderstone-Expansion Programs International Inc.                   Right of Entry (Roe) @ 11115 S Edgewater Drive
Tiernan Communications                                               Right of Entry (Roe) @ 11025 Roselle St
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLE NORTHEAST OHIO    Entered into 5/97 pertains to Akron Ohio area
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF          Facilities agreement made 4/1/93 - Time Warner provides
  CHARLOTTE                                                            construction of and operation of fiber optic
                                                                       telecommunications facilities for 24 single mode fibers
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF          Facilities agreement made 4/1/93 - Time Warner provides
  CHARLOTTE                                                            construction of and operation of fiber optic
                                                                       telecommunications facilities for 24 single mode fibers
TIME WARNER ENTERTAINMENT LP C/O TIME WARNER CABLEVISION OF          Time Warner provides construction of and operation of fiber
  CHARLOTTE                                                            optic telecommunications facilities in the Charlotte area.
TIME WARNER TELECOM                                                  Formerly GST - GST Access Service agreement effective
                                                                       9/2/98, the effective term continues for one year terms for each Local Access Transport Area serviced.
TIME WARNER TELECOM                                                  Leased fiber in Charlotte.
Todd Smith                                                           Right of Entry (Roe) @ 6920 Miramar Rd
Toebben, LTD.                                                        Right of Entry (Roe) @ 8172 Mall Rd
Tokai Financial Services, Inc.                                       Type 1 Central Office - Lucent 5ESS Switch @ 8951
                                                                       Complex Dr., San Diego, CA
Tom and Barbara Schmidt                                              Right of Entry (Roe) @ 2828 Q St
Tom Cheng                                                            Right of Entry (Roe) @ 2149 Old Oakland Rd
Tom Cook                                                             Right of Entry (Roe) @ 2020 Hurley Way
Tom Keberlein Construction, LLC                                      Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 2990
                                                                       29th Street., Greeley, CO




Tower Corporation                                                    Right of Entry (Roe) @ 1405 Curtis Street
Town & Country Foods                                                 Right of Entry (Roe) @ 3115 E. Mulberry
Toyo Real Estate Company USA, Inc.                                   Right of Entry (Roe) @ 6000 Lombardo Center
Toyo Real Estate Company USA, Inc.                                   Right of Entry (Roe) @ 626 Wilshire Blvd
TRANSACTION NETWORK SERVICES (TNS)                                   Local number portability; SS7 A/K/A PSI NET.
TRANSACTION NETWORK SERVICES (TNS)                                   SS7 services.
TRANSAMERICA                                                         Employee Insurance Policy
TRANSTEL COMMUNICATIONS, INC. D/B/A NATIONAL NETWO                   Assignment and assumption of easement from TDL to Telecom.
TRAVERS REALTY CORP.                                                 Agreement to represent ICG on a Real Estate transaction.
Tres Limited c/o Total Management                                    Right of Entry (Roe) @ 1009 16th Ave South
Triad Property Management                                            Right of Entry (Roe) @ 123 S Alvarado St
Triangle Real Estate Services, Inc.                                  Type 1 Central Office - Lucent 5ESS Switch @ 6185
                                                                       K Huntley Rd., Worthington, OH
Trident Center Partners                                              Right of Entry (Roe) @ 11355 W Olympic Blvd
TriNet Essential Facilities X, Inc.                                  Leased Offices
Tri-State Improvement Co c/o Compass Management & Leasing            Right of Entry (Roe) @ 105 E 4th St
Triton Overseas Transportation                                       Right of Entry (Roe)
TT Consulting                                                        Right of Entry (Roe) @ 332 W Broadway
Two American Center                                                  Right of Entry (Roe) @ 3102 W End Ave
Two First Unio Centre                                                Right of Entry (Roe) @ 10 Pkwy Plaza
Two North Twentieth, L.P.                                            Right of Entry (Roe) @ 2 North 20th Street
Ultima Holdings LLC                                                  Right of Entry (Roe) @ 55 Marietta Bldg
UniFirst Holdings L.P. dba UniFirst                                  Right of Entry (Roe) @ 3047 E Commerce St
UNION PACIFIC                                                        Right of Way Railroad Agreement
Union Pacific Railroad                                               Right of Entry (Roe)
UNION PACIFIC RAILROAD COMPANY                                       Right of Way Railroad Agreement
UNION PACIFIC RAILROAD COMPANY                                       Right of Way Railroad Agreement
United Building Associates                                           Right of Entry (Roe) @ 707 S Broadway
United Office Inc.                                                   Pop site @ 217 E Stone Ave., Greenville, SC
UNITED PARCEL SERVICE                                                Overnight Services contract # 00-1658
UNITED PERSONNEL                                                     Recruiting agreement
United States Realty & Investment Co                                 Right of Entry (Roe) @ 615 N. Upper Broadway
United Way                                                           Right of Entry (Roe) @ 8928 Volunteer Ln
University National Bank Center J V                                  Right of Entry (Roe) @ 2696 S Colorado Blvd
University of Texas System                                           Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @ 702
                                                                       Colorado St., Austin, TX
University Town Center Associates LP                                 Right of Entry (Roe) @ 180 East Broad Street
US ARMY., Omaha District, Corps of Engineers                         Easement Fort Carson Military Reservation El Paso County,
                                                                       Colorado
US COM INC                                                           Co installation
US COM INC                                                           Maintenance and confidentiality agreement
US COM, INC.                                                         Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment
US WEST COMMUNICATIONS                                               Private line, PRI
US WEST COMMUNICATIONS                                               Private line, PRI
US WEST COMMUNICATIONS INC                                           Interconnect agreement
Utah State Retirement Fund                                           Type 2 Hub - Transport equipment on-net - multiple fiber
                                                                      optic systems @ 102 S. Tejon St., Colorado Springs, CO
Valley Business Park                                                 Right of Entry (Roe) @ 10850 Spencer Ave
Valley Community Health Center                                       Right of Entry (Roe) @ 4361 Railroad Ave
Valley Presbyterian Hospital                                         Right of Entry (Roe) @ 15211 Vanowen Ave
Valley Village                                                       Right of Entry (Roe) @ 20830 Sherman Way
ValleyLab, Inc.                                                      Right of Entry (Roe) @ 5920 Longbow Dr
VANION, INC.                                                         Collocation space agreement
VANKAMPEN INVESTMENTS, INC.                                          Faxing Services Agreement
Vault/Land Limited Co.                                               Right of Entry (Roe) @ 5377 Lauby Rd NW
VENTURE REALTY                                                       Pop site @ 1204 NW 13th., Gainsville, FL
VERIO TEXAS                                                          Collocation space agreement
VERIZON                                                              This agreement/contract establishes rules for the ordering, provisioning, and  maintenance of equipment and facilities between ICG and the signee.
Vernon C. Genn                                                       Right of Entry (Roe) @ 950 Parker St
Versacom, Inc                                                        Right of Entry (Roe) @ 801 West Mineral Ave
VERTEX INC                                                           Software and support services
VERTEX INC                                                           Software license agreement and non disclosure agreement
VIATEL, INC                                                          SS7 and Special Access
Victor Dallari, Jr.                                                  Right of Entry (Roe) @ 11363 Folsom Blvd
VILLAGE OF VALLEY VIEW                                               Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
VILLAGE OF VALLEY VIEW                                               Fiber optic construction supervision
Vincent Maita                                                        Right of Entry (Roe) @3320 Auburn
Vincent Vanni                                                        Pop site @ 242 John Garren Ln., Cocoa, FL
Vine Properties                                                      Right of Entry (Roe) @ 3255 Wilshire Blvd
Violette Florika                                                     Right of Entry (Roe) @ 8666 Commerce Ave
VIP Plaza                                                            Right of Entry (Roe) @ 2209 N San Gabriel Blvd
VISTA VOICE AND DATA                                                 Collocation space agreement
Vitesse Semiconductor, Inc.                                          Right of Entry (Roe) @ 4323 Arrows Dr W
VNET                                                                 Right of Entry (Roe) @ 325 E 9th Street
VOICE VISION INTERNATIONAL                                           General Service Agmt - Voice Vision 98-1000/Original
WALLER CREEK COMMUNICATIONS                                          Carrier agreement dated 7/28/99 re: 144 fibers
WALLER CREEK COMMUNICATIONS                                          Fiber capacity agreement dated 7/28/99 re: 24 DS3's in
                                                                       Austin San Antonio,  & Dalls.
Wang Partnership                                                     Right of Entry (Roe) @ 1650 Ximeno
Ward, Asel, Sunthimer & Co. P.C.                                     Right of Entry (Roe) @ 5495 Beltline Road
Warner Redhill Association, LTD                                      Right of Entry (Roe) @ 15991 Redhill Avenue
Watt Management Co.                                                  Right of Entry (Roe) @ 1050 Lakes Dr
Waxie Enterprises, Inc.                                              Right of Entry (Roe) @ 9353 Waxie Way
WCB Five Limited Partnership                                         Right of Entry (Roe) @ 5355 Mira Sorrento Pl
WCB Five Limited Partnership                                         Right of Entry (Roe) @ 5375 Mira Sorrento
Webster Street Partners LTD                                          Right of Entry (Roe) @ 2101 Webster Street
WECS Corporation                                                     Pop site @ 1736 E. Sunshine, Springfield, MO
Weigand-Omega Management, Inc                                        Pop site @ 333 S. Broadway., Wichita, KS
West Capital Partners                                                Right of Entry (Roe) @ 825 Harbor Blvd
WEST COAST PORTABILITY SERVICES, LLC                                 Local number portability.
West Court Square                                                    Pop site @ 200 W. Court Square, Huntsville, AL
West End Properties, LLC                                             Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment @
                                                                       210-25th Ave N, Nashville, TN
West First Plaza, LLC                                                Right of Entry (Roe) @ 333 W First St
West Investment Properties                                           0
West Jefferson Place                                                 Pop site @ 535 W. Second St., Lexington, KY
West Mall Associates LLP                                             Right of Entry (Roe) @ 7477 E Dry Creek Pkwy
West Point Development Co                                            Right of Entry (Roe) @ 910 54th Avenue
Western Farm Credit Bank                                             Right of Entry (Roe) @ 3636 American River Drive
Western Union ATS, Inc.                                              (Construction and Use agreement) Fiber in Charlotte
Western Union, ATS, Inc                                              (Construction and Use agreement) Fiber in Denver
Westport, LTD                                                        Right of Entry (Roe) @ 5500 Greenwood Plaza Blvd
Westside Residence Hall, Inc                                         Right of Entry (Roe) @ 733 S Hindry Ave
W-F Associates, LTD Partnership                                      Right of Entry (Roe) @ 101 North Tryon St
Whittington Realty Partners                                          Right of Entry (Roe) @ 10300 Linn Station
WHML-S Real Estate Limited Partnership                               Right of Entry (Roe) @ 2001 Park Place North
WHML-S Real Estate Limited Partnership                               Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment
WHPX-S Real Estate Limited Partnership                               Right of Entry (Roe) @ 6335 Ferris Square
Willard & Company                                                    Right of Entry (Roe) @ 4000 Dahlia St
Willard Computers                                                    Right of Entry (Roe) @ 276 W. Bangle Road
William C. Godley                                                    Right of Entry (Roe) @ 415-D Minuet Lane
William or Sharon Reininger                                          Pop site @ 10934 Linvalle, St Louis, MO
Willow Trace II Associates LP                                        Right of Entry (Roe) @ 830 Fesslers Parkway
Wilshire Center Inc                                                  Equipment Installation Agreement 3255 Wilshire Boulevard
                                                                       Los Angeles, CA 90010
Wilson Plaza Associates LP                                           Right of Entry (Roe) @ 606 N. Caranchua
Wilson Plaza Associates, LP                                          Right of Entry (Roe) @ 545 N Upper Broadway
Wilson Plaza Associates, LP                                          Right of Entry (Roe) @ 615 Leopard Street
WJS, Inc.                                                            Right of Entry (Roe) @ 9363 Town Center Dr
WJS, Inc.                                                            Right of Entry (Roe) @ 9373 Town Center Dr
WJS, Inc.                                                            Right of Entry (Roe) @ 9393 Town Center Dr
WKB Value Partners, LP-Eaton Center                                  Right of Entry (Roe) @ 1111 Superior Ave (Eaton Center)
Wohl/Valley Plaza                                                    Right of Entry (Roe) @ 9550 Warner Ave
Woodmen Office Campus 3 JV, LLC                                      Right of Entry (Roe) @ 7250 Campus Dr
Woodmen Office Campus 4 JV LLC                                       Right of Entry (Roe) @ 7350 Campus Drive
WORLD TOUCH COMMUNICATIONS, INC (WORLDTOUCH)                         Special Access
Writer Corporation                                                   Right of Entry (Roe) @ 27 Inverness Drive East
WW & LJ Gateways Ltd                                                 Right of Entry (Roe) @ 9171 Towne Center Drive
WW & LJ Gateways Ltd                                                 Right of Entry (Roe) @ 9191 Towne Center Drive
Yehuda Lavee, Gideon Goldman and Yehuda Handel                       Right of Entry (Roe) @ 16161 Roscoe Blvd
Yellow Transportation LLC                                            Right of Entry (Roe) @ 7500 E 41 St
Young Life Inc                                                       Right of Entry (Roe) @ 420 N Cascade
Zellerbach Family Fund                                               Right of Entry (Roe) @ 620 3rd St ad 630 3rd St
Ziff Properties Inc                                                  Pop site @ 201 N. Front Street, Wilmington, NC
ZNET, INC.                                                           Collocation space agreement
Zufu Properties Company, LTD                                         Right of Entry (Roe) @ 3440 Wilshire Blvd
Zufu Properties Company, LTD                                         Right of Entry (Roe) @ 3450 Wilshire Blvd
Zufu Properties Company, LTD                                         Right of Entry (Roe) @ 3460 Wilshire Blvd
Zufu Properties Company, LTD                                         Right of Entry (Roe) @ 3470 Wilshire Blvd
Zufu Properties Company, LTD                                         Right of Entry (Roe) @ 3530 Wilshire Blvd




                                                             SCHEDULE 7.3



                      EXCLUSIVE SCHEDULE OF CONTRACTS
                          TO BE REJECTED CONTRACTS

ICG Communications, Inc.
Listing of Executory Contracts and Unexpired Leases
To be Rejected
-----------------------------------------------------------------------------------------------------------------------------------
                      Non-Debtor Party to Lease/Contract
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Address
-----------------------------------------------------------------------------------------------------------------------------------
Name                                                Street
-----------------------------------------------------------------------------------------------------------------------------------
100 Park Center Plaza
2100 West End Avenue
3 HUTTON CENTRE, LP                                 3 HUTTON CENTRE DRIVE, SUITE 900
3355 Richmond Rd, Bldg. B
3550 Watt Avenue                                    Country Club Center 3550 Watt Ave. Suite 140
3607 Broadway Realty Associates                     1009 E 14TH ST
4311 Wilshire Building, Ltd.,
 C/O Transwestern Property Company                  3660 WILSHIRE BLVD., SUITE 800
455 SHERMAN ASSOCIATES LLC                          455 Sherman Street
72 Jericho Associates                               72 Jericho Turnpike
789 Sherman Ltd. Liab. Co.                          2060 Broadway, Suite 250
789 SHERMAN LTD. LIAB. CO.                          789 SHERMAN
88 Kearney Street
A&B UNDERGROUND LLC                                 4968 RICKMAN RD NE
A. M. ORTEGA                                        10125 CHANNEL RD.
A.M. ORTEGA                                         10125 CHANNEL RD.,
ABACON TELECOMMUNICATIONS                           PO BOX 35908
ABACON TELECOMMUNICATIONS                           PO BOX 35908
ABEL COMMUNICATIONS, INC.                           13400 N.E. 28TH STREET
ABTS NET                                            1555 FOURTH AVE., S.E.
ACCESS DATA                                         8101 E PRENTICE AVE., STE 810
ACCESS DATA CONSULTING CORP                         8101 E PRENTICE AVE
                                                    SUITE 810
Access Transmission Services                        2270 LAKESIDE BOULEVARD 41103/882
ACREE DAILY CORPORATION                             2128 CITYGATE DR
ACTION BUSINESS CLEANING SYSTEMS                    1926 HIGHWAY 31
                                                    SOUTH SUITE 132
ACTON CONTRACTORS INC                               P.O. BOX 43386
ACTON CONTRACTORS INC                               P.O. BOX 43386
ADC TELECOMMUNICATIONS                              2111 WOODHOLLOW LANE
                                                    PATTY ENGLISH
ADDISON CIRCLE TWO LTD.                             N/A
ADEX CORPORATION                                    3988 FLOWERS RD
                                                    SUITE 600
ADVANCED COMMUNICATIONS, INC.                       8720 MIRAMAR ROAD
ADVANCED FIBER RESPONSE                             8505 WEST 64TH PLACE
ADVANCED FIBER RESPONSE, INC.                       8505 WEST 64TH PLACE
ADVANCED TECHNOLOGIES & SERVICES                    1501 HAMBURG TURNPIKE
                                                    STE 419
AEROTECH MECHANICAL
 CONTRACTORS INC                                    574 MCCLURG ROAD
AEROTEK INK /OPTOINS ONE INC                        6992 GATEWAY DR
AGUIRRE CORPORATION                                 12700 PARK CENTRAL DR
                                                    FLOOR 15
AIR MASTERS/CSUSA FLORIDA                           14413 NORTH NEBRASKA AVENUE
Airport Business Parks                              File #30043
                                                    P.O. Box 6000
ALABAMA LINE LOCATION CENTER INC                    PO BOX 1476
ALBAN ENGINE POWER SYSTEMS                          5455 WASHINGTON BLVD.
ALBERT PLUMBING HEATING & AIR                       820  W  LOS VALLECITOS BLVD
                                                    STE K
ALEXANDER UTILITY ENGINEERING                       975 W BITTERS RD
ALL SEASONS CLEANERS INC                            5602 CARRY AVE
ALL STAR TELECOM                                    5945 PALM DR
ALL STAR TELECOM                                    5945 PALM DR
ALL STAR TELECOM                                    5945 PALM DR
ALL STAR TELECOM                                    5945 PALM DR
ALLIED ELECTRIC INC                                 2503 WALDORF CT NW
ALLSTAR PERSONNEL (ALL STAR)                        1819 WESTINGHOUSE DRIVE
ALLTECH TECHNOLOGIES LLC                            PO BOX 2558
                                                    1212 BATH AVE / PENTHOUSE
ALLTECH TECHNOLOGIES LLC                            PO BOX 2558
                                                    1212 BATH AVE / PENTHOUSE
ALLTEL                                              PO BOX 81249
ALLTEL CORP                                         10100 SARDIS CROSSING DR
ALLTEL INFORMATION SERVICES INC                     2000 HIGHLAND RD
ALLTEL INFORMATION SERVICES INC                     2000 HIGHLAND RD
ALLWEST SYSTEMS INC                                 ATTN: ROBIN GILBERT
                                                    5701 N LOGAN ST
ALLWEST SYSTEMS INC                                 ATTN: ROBIN GILBERT
                                                    5701 N LOGAN ST
ALPINE POWER SYSTEMS                                7200 E. BROAD ST.
ALTA TELECOM                                        4830 RIVER GREEN PKWY.
                                                    STE 100
                                                    PO BOX 100042
AMERICAN APPRAISAL ASSOCIATES                       236 ALBION STREET
AMERICAN BUSINESS PERSONNEL SVCS                    11499 CHESTER RD
                                                    STE 701
AMERICAN EXPRESS                                    1900 Macarthur Blvd. #200
AMERICAN EXPRESS TAX & BUSINESS                     6320 CANAGA AVE
                                                    SUITE 600
AMERICAN MANAGEMENT SYSTEMS                         WACHOVIA LOCK BOX
                                                    PO BOX 101043
AMERICAN MANAGEMENT SYSTEMS                         WACHOVIA LOCK BOX
                                                    PO BOX 101043
AMERICAN OFFICE PARK                                N/A
AMERICAST INDUSTRIES, INC                           13170 Spring Street
AMERICOM                                            158 GENTRY ST
AMERICOM ENTERPRISES, INC.                          2720 SAWBURY BLVD.
AMERITECH OHIO                                      C/O FERRIS & FERRIS
                                                    27533 W. DUBLIN-GRANVILLE ROAD
AMS                                                 WACHOVIA LOCK BOX
                                                    P.O. BOX 10143
AMSHER COLLECTIONS                                  1816 N THIRD AVENUE
AMTEVA TECHNOLOGIES, INC.                           10900 NUCKOLS ROAD
                                                    4TH FLOOR
ANSCO AND ASSOCIATES, INC.                          16-C OAK BRANCH DR.
ANSPACH, BARRY                                      6050 S FRANKLIN ST
APCON NETWORK SOLUTIONS, INC.                       TIM WOODS OPERATIONS MGR.
                                                    8670 WOLFF CT., SUITE 250
APEX ASSOCIATES                                     16662 E. ITHACA PL.
APPLIED INNOVATION                                  5800 INNOVATION DRIVE
APPLIED TELECOMMUNICATIONS                          P.O. BOX 3259
ARC SERVICES                                        PO BOX 803
ARCHITECTURE ONE                                    150 EAST 29TH STREET
                                                    SUITE #200
ARCHITEL                                            190 ATTWELL DRIVE, SUITE 300
ARCUS DATA SECURITY                                 PO BOX 911862
ARISS KAHAN DATABASE MARKETING GRP                  10020 E GIRARD AVE, STE 350
ARIZONA PIPELINE CO                                 DEPT 8714
ARMSTRONG LAING INC                                 3340 PEACHTREE RD NE
                                                    STE 1100
ARROW ELECTRIC CO, INC                              PO BOX 36215
ARROW ELECTRIC COMPANY, INC.                        P.O. BOX 36215
ARROW ELECTRIC CONTRACTORS INC                      PO BOX 36215
ARROWHEAD CONSULTING COMPANY                        7936 E ARAPAHOE CT, STE 1000
ARTHUR ANDERSEN LLP                                 PO BOX 730743
ARTHUR ANDERSEN LLP                                 PO BOX 730743
ASCEND COMMUNICATIONS INC                           5 CARLISLE ROAD
ASIA INTERNATIONAL (AIC)                            4585 CANADA WAY, SUITE 206
ASPECT TELECOMMUNICATIONS CORP                      1730 FOX DRIVE
ASPECT TELECOMMUNICATIONS CORP                      1730 FOX DRIVE
ASTRAL COMMUNCIATIONS                               6600 NW 82 AVE
AT&T                                                32 AVENUE OF THE AMERICAS
AT&T                                                32 AVENUE OF THE AMERICAS
AT&T                                                32 AVENUE OF THE AMERICAS
AT&T CAPITAL CORP                                   C/O AT&T CREDIT CORPORATION
                                                    CAPITAL MARKETS DIVISION
                                                    44 WHIPPANY ROAD
AT&T GLOBAL NETWORK SERVICES                        231 NORTH MARTINGALE
ATLANTIC AND PACIFIC TELECOM, INC                   PO BOX 1729
ATLANTIC AND PACIFIC TELECOM, INC.                  ATTN:  GENE LATHEY
                                                    PO BOX 877
ATLANTIC CONNECTIONS                                44 FRONT STREET, SUITE 500
AUSTIN DATA SYSTEMS                                 4926 SPICEWOOD SPRINGS RD
AUTOMOTIVE RENTALS, INC.                            9000 MIDLANTIC
AUTOMOTIVE RENTALS, INC.                            9000 MIDLANTIC
AUTOMOTIVE RESOURCES INTERNATIONAL
 /AUTOMOTIVE RENTALS INC.                           9000 MIDATLANTIC DRIVE
                                                    PO BOX 5039
AVESTA TECHNOLOGIES INC                             2 RECTOR ST, 15TH FLOOR
AVIS RENT A CAR INC                                 PO BOX 355
AXIOM TECHNOLOGY, INC.                              16801 E. GALE AVENUE, UNIT D
AXIOM TECHNOLOGY, INC.                              16801 E. GALE AVENUE, UNIT D
AZTEC CABLE AND
 COMMUNICATIONS CONTRACTORS                         307 WELCH AVENUE, SUITE C
                                                    PO BOX 452
AZTEC NETWORK COMMUNICATIONS                        6600 SANDS POINT DR., STE. 250
BACKWEB TECHNOLOGIES                                2077 GATEWAY PLACE, SUITE 500
BANK ONE ARIZONA,
 NA/ARIZONA STATE RETIREMENT                        11211 KATY FREEWAY
                                                    SUITE 390
BBN CORP. - DBA:
 GTE INTERNETWORKING, INC.                          3 VAN DE GRAAF DRIVE
BDSI INC D/B/A BEECHWOOD                            100 WALNUT AVE , SUITE 103
BEACON CENTER PARTNERS                              300 21ST AVENUE NORTH
BEACON CENTER PARTNERS, LTD.                        651 BEACON PKWY. WEST
BEACON CENTER PARTNERS, LTD.                        601BEACON PARKWAY WEST
BEACON INVESTMENT CORPORATION                       1900 REXFORD ROAD
BEACON MANAGEMENT COMPANY                           10960 Wilshire Blvd. Suite 940
BEANS, WILLIAM S. JR                                161 INVERNESS DR W
BECKETT BROWN INTERNATIONAL INC                     1600 S ALBION ST., SUITE 309
BEERMAN REALTY CO.
 (B-W LIMITED PARTNERSHIP)                          2015 2ND AVENUE NORTH
BELL COMMUNICATIONS
 RESEARCH INC (BELLCORE)                            331 NEWMAN SPRINGS ROAD 2X281
BELLCORE                                            P.O. BOX 18192
BELLCORE                                            P.O. BOX 18192
BELLSOUTH LONG DISTANCE INC                         32 PERIMETER CENTER E

BELLSOUTH TELECOMMUNICATIONS INC                    600 N 19TH STREET, 9TH FLOOR

BERGER & COMPANY                                    AKA MODIS SOLUTIONS
                                                    1350 17TH ST., SUITE 300
Berry Building Partners, LLC                        300 21st Ave. North
BERTHEL LEWIS ELECTRIC INC                          9030 SHERIDAN AVE
BERTHEL LEWIS ELECTRIC, INC.                        9030 SHERIDAN AVENUE
BERWICK ELECTRIC                                    129 WEST COSTILLA STREET
BERWICK ELECTRIC CO.                                P O BOX 2306
BETSCHART ELECTRIC COMPANY, INC.                    500 CHERRY SE
                                                    P.O. BOX 88
BETSHART ELECTRIC COMPANY, INC.                     500 CHERRY SE
BETTER COMFORT SYSTEMS INC                          1310 EASTERN AVE
BILBREY CONSTRUCTION INC                            PO BOX 822
BILBREY CONSTRUCTION, INC.                          832 S. LUDLOW STREET
BIZILLIONS TELECOM                                  910 1ST STREET DENVER
                                                    SUITE 1060
BLACK BOX CORPORATION                               PO BOX 371671
BLACK BOX NETWORK SERVICES OF CHICAGO               1919 SOUTH MICHIGAN AVENUE
BLACK TIE ENTERPRISES                               128 MAGNOLIA DRIVE
BLOOMBERG LP                                        499 PARK AVE
BLUE ADVANTAGE                                      700 BROADWAY
BOARD OF REGENTS OF THE
 UNIVERSITY OF TEXAS SYSTEM                         201 WEST SEVENTH, ASH 4TH FLOOR
Bob, L.C.                                           P.O. Box 257
BOLDTECH SYSTEMS, INC.                              1675 LARIMER STREET
                                                    SUITE 460
BORN INFORMATION SERVICES                           8101 E. PRENTICE AVENUE
                                                    SUITE 310
BOVIS LEND LEASE INC                                1300 MT. KEMBLE AVE.
BOWER AND ASSOCIATES                                610 BRIDGEPORT LANE
BRADLEY-MORRIS, INC.                                1825 BARRETT LAKES BLVD
                                                    SUITE 300
Brazie Family Properties
(Westminster Financial Corporation)                 865 South Dixie Drive
BRD CONSULTING                                      2111 CASTLE VIEW DR.
BRECK LARSON I                                      5683 EAST SOUTHMOOR CIRCLE
BRIO TECHNOLOGY INC
BRISTOL SQUARE, INC                                 185 West F Street., suite 100
BROADWING COMMUNICATIONS SVCS                       PO BOX 79159
BROOKS INTERNATIONAL                                763 SANTA FE DRIVE
BRYAN J. SHELBY PC                                  2203 TIMBERLOCH, #213
BTECH SYSTEMS INTEGRATORS                           20545 CENTER RIDGE RD
                                                    SUITE 200
B-TECH WIRE & CABLE, INC.                           20545 CENTER RIDGE ROAD
                                                    SUITE 200
BUCKEYE POWER                                       P.O. BOX 265
BUCKEYE POWER SALES CO. INC.                        7782 SERVICE CENTER DRIVE
BUILDER'S ELECTRICAL                                195 MADISON ST
BUILDER'S ELECTRICAL, INC.                          195 MADISON STREET
BURKE INCORPORATED                                  805 CENTRAL AENUE
BURKEEN CONSTRUCTION                                ATTN RICK JOHNSON VP
                                                    11200 HIGH POINT COVE
BURNIP & SIMMS OF TEXAS                             PO BOX 340
BURNIP & SIMMS OF TEXAS                             PO BOX 340
BUSINESS SOLUTIONS INC                              234 COLUMBINE ST., STE 203
BW ELECTRIC INC                                     22 SOUTH CHESTNUT STREET
C - SYSTEMS                                         610 W. HUBBARD, SUITE 125
C AND Y ASSOCIATES
C.R. CARNEY ARCHITECTS, INC                         130 S. PROSPECT AVENUE
CABLCON                                             359 ROBBINS DR.
CABLE & WIRELESS COMMUNICATIONS                     1919 GALLOWS ROAD
Cable & Wireless Inc                                P.O. Box  371689
CABLE TV SERVICE INC.
 & SOUTH SHORE CABLE                                & SOUTH SHORE CABLE CONSTRUCTION IN
                                                    6400 KOLTHOFF DRIVE
CABLE TV SERVICES                                   6400 KOLTHOFF DRIVE
CABLE TV SERVICES                                   6400 KOLTHOFF DRIVE
CACTUS INTEGRATION GROUP                            PO BOX 270
CACTUS INTEGRATION GROUP                            3751 REVERE STREET
CAE & ASSOCIATES INC                                7627 196TH ST. SW
CAE & ASSOCIATES, INC.                              7627 196TH STREET SW
CALL SCIENCES                                       379 THORNALL STREET
                                                    STE 1100, WEST TOWER
CALLIDUS SOFTWARE INC                               160 W SANTA CLARA ST
                                                    SUITE 1400
CAL-TECH INTERNATIONAL TELECOM CORP                 2121 N CALIFORNIA BLVD
                                                    SUITE 290
CAMBRIDGE TECHNOLOGY PARTNERS                       304 VASSAR STREET
CAP GEMINI AMERICA INC                              PO BOX 7777-W9065

CAP GEMINI AMERICA INC                              PO BOX 7777-W9065

CAP GEMINI AMERICA LLC                              PO BOX 7777-W9065

CAPROCK COMMUNICATIONS/MCCLOUD                      13455 NOEL RD, SUITE 1925
CARAT USA INC                                       2450 COLORADO AVE
CAREER CONSULTANTS                                  7320 N. MOPAC, SUITE 400
CAREER FORUM INC                                    350 INDIANA ST, STE 500
CAREERS LTD                                         PO BOX 842214
CARLSON DESIGN CONSTRUCT CORPORATION
CAROL ELECTRIC CO INC                               3822 CERRITOS AVE
CARRIER 1, INC.                                     777 PASSAIC AVENUE
CARTER & BURGESS                                    PO BOX 985006
CASCADE COMMUNICATIONS CORP                         5 CARLISLE ROAD
CASTLE & COOKE CARRIER HOTELS, LLC                  210 OAK AVENUE
CASTLE PINES                                        8480 E. ORCHARD RD, # 6000
CBT SYSTEMS, USA LIMITED                            900 CHESAPEAKE DRIVE
CENTRAL HEATING & PLUMBING INC                      925 MORAVIA ST
CENTRAL HEATING AND PLUMBING, INC.                  925 MORAVIA STREET
Centrum-Belleview LLC                               2060 Broadway, Suite 250
CERTIFIED ASSOCIATES, INC.                          3700 BUFFALO SPEEDWAY
                                                    SUITE 1100
CH2M HILL, INC.                                     116 INVERNESS DR. EAST
                                                    SUITE 105
CHA SYSTEMS INC                                     2711 LBJ FREEWAY, SUITE 560
CHARLES SCHWAB AND COMPANY, INC.                    4500 CHERRY CREEK DR SO STE 700
CHARLES TAYLOR COMMUNICATIONS                       5931 SEA LION PLACE, SUITE 104
CHARLES TAYLOR COMMUNICATIONS, INC.                 2005 RAYMER AVENUE, SUITE J
CHAT COMMUNICATION SERVICES                         2505 KERNER BLVD
CHAT COMMUNICATIONS                                 2505 KERNER BLVD.
CHOICE OPTIC COMMUNICATIONS, INC.                   820 SHELBY LANE #102
CHOICE OPTICS COMMUNICATIONS INC                    PO BOX 19573
Chrone Real Estate Corporation                      P.O. Box 2822
                                                    102 Quimby Street
CIBER INC                                           5990 GREENWOOD PLAZA BLVD
                                                    STE 270
CIBER INC                                           5990 GREENWOOD PLAZA BLVD
                                                    STE 270
CIRCUIT-TRAN CORPORATION
 AKA PRE-VENTRONICS                                 1635 S. ALVERNON WAY
CISCO SYSTEMS                                       9155 EAST NICHOLS AVENUE
                                                    SUITE 400
CISCO SYSTEMS                                       170 W TASMAN DRIVE

CISCO SYSTEMS CAPITAL CORP.                         170 WEST TASMAN DRIVE
                                                    MAIL STOP SJ C2, 3RD FLOOR
CISCO SYSTEMS CAPITAL CORP.                         170 WEST TASMAN DRIVE

                                                    MAIL STOP SJ C2, 3RD FLOOR
CISCO SYSTEMS CAPITAL CORP.                         170 WEST TASMAN DRIVE

CISCO SYSTEMS INC                                   170 W.  TASMAN DRIVE

                                                    MAILSTOP SJC2 3RD FL
CISCO SYSTEMS, INC.                                 170 WEST TASMAN DRIVE

CISCO SYSTEMS, INC.                                 170 W. TASMAN DRIVE

CISCO SYSTEMS, INC.                                 170 W. TASMAN DRIVE

CITRIX                                              PO BOX 931686
CITY OF BOULDER                                     DEPARTMENT OF FINANCE

                                                    PO BOX 1316
CITY OF BOULDER                                     SALES/USE TAX DIVISION

                                                    PO BOX 791
CITY OF BOULDER                                     DEPARTMENT OF FINANCE
                                                    PO BOX 1316
CITY OF CHARLESTON                                  CLAWSON & STAUBES, LLC

                                                    PO BOX 652
CITY OF CLEVELAND                                   1201 LAKESIDE AVENUE

CITY OF DENVER/MILE HI CABLE                        333 WEST COLFAX AVENUE

CITY OF GREENVILLE,SC
CITY OF LONGMONT                                    POWER & COMMUNICATIONS DEPT
                                                    1100 SOUTH SHERMAN STREET
CITY SIGNAL FIBER SERVICES INC.                     19668 PROGRESS DRIVE
CITY SIGNAL FIBER SERVICES, INC                     575 56TH STREET, SW
CLASS ACT TRAINING & CONSULTING                     9269 W 100TH CIRCLE
CLASS ACT TRAINING & CONSULTING                     9269 W 100TH CIRCLE
CLEVELAND REAL ESTATE PARTNERS                      1801 East Ninth Street Suite 1700
CLEVELAND REAL ESTATE PARTNERS                      1965 E. 6TH ST.
Cliff Preston                                       c/o Chuck Lodge
                                                    1723 Orchard Way
CMACAO                                              700 BRYDEN ROAD
CMS ELECTRICAL SERVICE CO                           135 WEST 50TH STREET
CMS ELECTRICAL SERVICES INC                         135 W 50TH ST., 17TH FLOOR
COLONIAL AIR CONDITIONING COMPANY                   4 NORTHWOOD DRIVE
COLORADO SEMINARY, UNIVERSITY OF DENVER             2020 S. RACE STREET, BA 126
COLORADO TELE-EQUIPMENT COMPANY (CTEC)              5756 SOUTH KITTREDGE COURT
COMDISCO INC                                        6111 N. RIVER ROAD
COMDISCO INC                                        6111 N. RIVER ROAD
COMDISCO INC                                        6111 N. RIVER ROAD
COMDISCO INC                                        6111 N. RIVER ROAD
COMFORT SYSTEMS USA, FLORIDA                        14413 NORTH NEBRASKA AVENUE
COMMERCIAL REALTY GROUP, INC                        1919 LYNNFIELD RD., SUITE C
COMMS PEOPLE INC                                    401 EDGE WATER PL., STE 600
COMMUNICATION LINK, INC.                            9571 ALDEN
COMMUNICATION TECHNICAL SYSTEMS INC                 11660 ALPHARETTA HWY
                                                    SUITE 490
COMMUNICATIONS RESOURCES
 INTERNATIONAL, INC.                                8547 E. ARAPAHOE, STE. J-290
COMMUNICATIONS SUPPLY CORP                          DEPT 3050
                                                    135 S LASALLE ST
COMMUNICATIONS TEST DESIGN, INC.                    1334 ENTERPRISE DRIVE
COMNEX INTERNATIONAL                                3333 S. CONGRESS AVENUE
                                                    SUITE 302
COMPATIBLE COMMUNICATION SYSTEMS                    4802 SHERBURN LN
COMPLETE COMMUNICATIONS SYSTEMS                     3253 CAHABA HEIGHTS RD
COMPLUS                                             P.O. BOX 844480
COMPUTER HORIZONS CORPORATION                       49 OLD BLOOMFIELD AVENUE
COMPUTER ROOM DESIGN CORPORATION                    14021 MADISON AVE
COMPUWARE CORPORATION                               31440 NORTHWESTERN HWY
COMTEL SYSTEMS TECHNOLOGY INC                       2433 DE LA CRUZ BLVD
CONCORD ATLANTIC ENGINEERS                          8025 BLACK HORSE PIKE
                                                    SUITE 501
CONLEY EQUIPMENT COMPANY                            P. O. BOX 481950
Consolidated Assets Company                         P.O.Box 1814
CONSOLIDATED COMMUNICATIONS                         C/O MCLEOD USA TELECOM SRVS INC SUCESSORS & INTEREST

                                                    121 SOUTH 17TH STREET
CONSOLIDATED CRANE & RIGGING, LTD                   6370 LONG DRIVE
CONVERGENT COMMUNICATIONS INC                       402 E WILSON BRIDGE RD., STE A
CONVERGENT COMMUNICATIONS INC                       402 E WILSON BRIDGE RD., STE A
CONVERGENT COMMUNICATIONS INC                       402 E WILSON BRIDGE RD., STE A
COOK PAVING & CONSTRUCTION                          11360 BROOKPARK RD.
                                                    SUITE 212
COOPER RIBNER CORPORATION, THE                      3005 PARFET DRIVE
COPPER MOUNTAIN NETWORKS INC                        10145 PACIFIC HEIGHTS BLVD
                                                    STE 100
COPPER MOUNTAIN NETWORKS INC                        10145 PACIFIC HEIGHTS BLVD
                                                    STE 100
COPPERCOM                                           3255 SCOTT BLVD., SUITE 102
CORENET SERVICES, INC.                              3500 PARKWAY LN. STE. 290
CORETECH CONSULTING GROUP, INC.                     6312 S FIDDLERS GREEN CIR
                                                    SUITE 510N
CORPORATE REAL ESTATE SERVICES, INC                 60 MONMOUTH PARK HIGHWAY
COSTA SOUTHWEST                                     7039 CLIFFBROOK DR
COVAD COMMUNICATIONS CO.                            2330 CENTRAL EXPRESS WAY
COVAD COMMUNICATIONS GROUP                          2330 CENTRAL EXPRESSWAY
COVAD NATIONAL                                      30 PERIMETER PARK
COVERALL CLEANING CONCEPTS                          555 METRO PLACE NORTH, SUITE 450
COWIN FIBER OPTIC SERVICES, INC.                    13794 STAINFORD DRIVE
CPUI CORPORATION                                    707 17TH STREET, SUITE 2900
CRANSTON, TIMOTHY M                                 2252 CASTLEGATE DRIVE NORTH
CROCE ELECTRIC CO INC                               2 BETTY ST
CROCE ELECTRIC COMPANY INC.                         2 BETTY STREET
CROWN FIBER COMMUNICATIONS                          6001 LIVE OAK PARKWAY
CROWN FIBER COMMUNICATIONS, INC.                    6001 LIVE OAK PARKWAY
CROY M ETLING-SOFTWARE ARCHITECTS, INC              122 W CARPENTER FREEWAY
                                                    SUITE 300
CSG SYSTEMS, INC.                                   7887 E BELLEVIEW STREET
                                                    SUITE 1000
CSI COMMUNICATION SERVICES, INC.                    6220 GILBOA ROAD
CSI CORPORATION                                     12835 E ARAPAHOE ROAD
                                                    TOWER 1, SUITE 500
CTC Illinois Trust Company as
 Trustee for Agents Pension Plan                    3075 Sanders Road, G%B
CTC ILLINOIS TRUST COMPANY AS
 TRUSTEE FOR AGENTS PENSION PLAN                    6600 BUSCH BLVD
CULVER PERSONNEL SERVICES                           6610 FLANDERS DRIVE
CURRENT ANALYSIS                                    C/O FAGELSON, SCHONBERGER ETAL
                                                    11320 RANDOM HILLS RD, #690
CUSTOM POWER SERVICES, INC.                         PO BOX 180
CUSTOMER COMM                                       1066 BLINDBROOK DR
CUYAHOGA FALLS PUBLIC SCHOOLS                       431 STOW AVENUE
CW FENTRESS JH BRADBURN
 AND ASSOCIATES, PC                                 421 BROADWAY
CYGENT INC                                          201 3RD ST., 2ND FLOOR
CYRAS SYSTEMS, INC.                                 47100 BAYSIDE PARKWAY
D.E.A. CONSTRUCTION COMPANY                         6201 EAST 49TH AVE.
DANA COMMERCIAL CREDIT CORP                         1801 RICHARDS RD
DANA COMMERCIAL CREDIT CORP                         1801 RICHARDS RD
DANELLA CONSTRUCTION CORP OF COLO                   14101 E MONCRIEFF PLACE
DANELLA CONSTRUCTION CORP. OF COLORADO              14101 EAST MONCRIEFF PLACE
DANIEL J. EDELMAN, INC.                             200 E. RUDOLPH DRIVE
                                                    63RD FLOOR
DANIELS AND PATTERSON
 CORPORATE SEARCH, INC.                             1732 MARION STREET
DANIS BUILDING CONSTRUCTION COMPANY                 2 RIVER PLACE
DASIA.NET                                           118 MATTHEWS - INDIAN TRAIL RD
DATA PROCESSING RESOURCES CORP.                     4400 MACARTHUR BLVD
                                                    SUITE 600
DAVID GINN DBA CONTROLLED
 MAINTENANCE SYSTEMS                                P.O. BOX 380064
DAWN TECHNOLOGIES INC                               7012 SOUTH ASH CIRCLE
DAWSON PERSONNEL SYSTEMS                            59 GENDER RD
DAYTON NETWORK ACCESS COMPANY, THE                  130 W 2ND STREET, SUITE 1111
DEA CONSTRUCTION COMPANY                            6201 EAST 49TH AVENUE
DEBUSK ELECTRIC INC.                                4125 C. TODD LANE
DEBUSK ELECTRIC, INC                                PO BOX 19371
DELOITTE & TOUCHE TAX TECH LLC                      PO BOX 95546
DELTA AIR LINES                                     1030 DELTA BOULEVARD
                                                    HARTSFIELD INTERNATIONAL AIRPORT
DENNIS K BURKE                                      PO BOX 6069
                                                    284 EASTERN AVENUE
DEPLOY COMMUNICATIONS, INC                          210 NORTH MAIN STREET
DIAL TONE SERVICES                                  56707 DESERT GOLD DR
DIAMONDBACK INTERNATIONAL INC                       2301 N GREENVILLE AVE
                                                    STE 200
DIAMONDBACK INTERNATIONAL INC                       2301 N GREENVILLE AVE #200
DISCOUNT AIR COND. & HEATING, INC.                  3230 E. CHARLESTON, # 107
DISCOUNT AIR CONDITIONING
 AND HEATING, INC.                                  3230 E. CHARLESTON, STE. 107
DIVCO, INC.                                         715 NORTH MADELIA
                                                    PO BOX 3245
DIVCO, INC.                                         715 N. MADELIA
DMR CONSULTING                                      333 THORNHALL STREET
DOMINO PARTNERS                                     427 E MARKET STR
DOMINO PARTNERS                                     427 E MARKET STR
DOMINO PARTNERS                                     427 EAST MARKET STREET
DOUBRAVA MAINTENANCE, INC.                          726 WILDWOOD DR.
Doug Faulk                                          310 The Village # 312
DPI USER GROUP                                      PO BOX 611
DPRC                                                6530 S. Yosemite Suite 204
Dragon Building, LLC                                Attention: Carol Moore
                                                    3888 E. Mexico Avenue
DRAKE CONTRACTORS, INC.                             5190 PARFET STREET
DRAKE CONTRACTORS, INC.                             5190 PARFET ST.
DSI TECHNOLOGY ESCROW SVCS                          9555 CHESAPEAKE DRIVE
                                                    SUITE 200
DUANE EVANS-PARKER -
 BORN INFORMATION SERVICE
East County Internet Services                       1612 A Street
EASTERN REASEARCH, INC.                             225 EXECUTIVE DRIVE
EDP RECRUITING SERVICES INC                         7340 E CALEY AVE., STE 230
EF&I SERVICES COMPANY                               3350 SCOTT BLVD., BLDG. 53
EGLOBE, INC.                                        4260 E. EVANS AVE.
EINHEIT ELECTRIC CONSTRUCTION CO                    12905-F YORK DELTA DR
EIR ELECTRIC                                        PO BOX 2408
ELECTRIC LIGHTWAVE                                  PO BOX 5037, UNIT #207
ELECTRIC LIGHTWAVE                                  PO BOX 5037, UNIT #207
ELECTRONIC SEARCH INC. (ESI)                        3601 ALOGONQUIN ROAD
                                                    SUITE 820
ELITE PERSONNEL                                     940 THE TERMINAL TOWER
ELKA MANAGEMENT                                     2702 CLAYTON RD
Ely Park Investors                                  507 Broad Street
EMC CORPORATION                                     171 SOUTH STREET
EMPLOYEE ASSISTANCE                                 410 17TH STREET, SUITE 2000
EMPLOYEE INFORMATION SERVICES                       12600 WEST COLFAX
                                                    SUITE A501
ENCOMPASS NATIONAL ACCOUNTS GROUP, INC.             2452 S. TRENTON WAY
ENERGY PRODUCTS & SERVICES                          315 NORTH INDUSCO COURT
ENERGY PRODUCTS & SERVICES, INC                     315 NORTH INDUSCO COURT
ENTERPRISE STORAGE COMPANY                          171 SOUTH STREET
ENVIRONMENTAL MITIGATION GROUP (EMG)                450 GRANT STREET
ENVIROSAFE SERVICES OF OHIO, INC                    1155 BUSINESS CENTER DRIVE
EOT                                                 c/o Goodwin Management, Inc.
                                                    11149 Research Blvd., Suite 100
EQUAL NET CORP (EQUALNET)                           1250 WOOD BRANCH PARK DRIVE
EQUINIX                                             901 MARSHALL STREET

ERICSSON ENTERPRISES                                7001 DEVELOPMENT DRIVE
ERVIN CABLE CONSTRUCTION                            2007 OLD MONTGOMERY HWY
ERVIN CABLE CONSTRUCTION INC.                       450 PRYOR BLVD

ERVIN CABLE CONSTRUCTION, INC.                      450 PRYOR BLVD.
                                                    PO BOX 10
ESI INTERNATIONAL                                   4301 FAIRFAX DR., STE 800
EUROSOFT INC.                                       1705 CAPITAL OF TX H'WAY
                                                    SUITE 202
EVERETT & O'BRIEN                                   2042 BRENTWOOD DR
EVERGREEN SPECIALTY COMPANY                         3353 LARIMER ST
EVERGREEN STATE SHEET METAL                         1611 EAST MARINE VIEW DRIVE
EVERGREEN STATE SHEET METAL INC                     1611 E MARINE VIEW DRIVE
EXCESS, INC./P.C.S.E.                               9401 JAMES AVE., STE 132
EXCHANGE APPLICATIONS INC                           LINCOLN PLAZA
                                                    89 SOUTH ST
EXECUTIVE SOLUTIONS/MUTUAL BENEFIT                  PO BOX 461205
FASTECH, INC. (CUSTOM POWER SERVICES)               P.O. BOX 180
FBS COMMUNICATIONS, L.P.                            1550 N. E. LOOP 410
FIBER PROTECTION SYSTEMS                            50 S. HAVANA ST
FIBERLINK TELECOM GROUP                             11255 MAGNOLIA BLVD
FIBERNET TELECOM GROUP, INC.                        570 LEXINGTON AVENUE
FIBERSPAN COMMUNICATIONS CORP.                      424 VIOLET STREET
FIBERSPAN COMMUNICATIONS CORP.                      424 VIOLET STREET
FIBEX SYSTEMS                                       5350 OLD REDWOOD HWY
Fifth Ave Professional Center                       c/o Total Office
                                                    5060 Shoreham Place, Suite 200
FINZER IMAGING SYSTEMS                              11001 EAST 51 AVENUE
First Carroll Partners, LP                          c/o Insignia Commercial Group, 7720 Belleview Ave., Suite BG4
First Carroll Partners, LP                          7720 Belleview Ave., Suite BG4
First Interstate Tower, CA Joint Venture            707 Wilshire Blvd., Suite 4840
FIRST LAYER COMMUNICATIONS, INC                     14906 BENSON STREET
FIRST NATIONAL BANK                                 16924 ST CLAIR., PO Box 796
FIRST RESOURCE                                      561 W CALEY AVENUE
FIRST RESOURCES INC                                 561 W CALEY AVE
FIRST SOUTH UTILITY CONSTRUCTION, INC.              1892 TROX STREET
Fisbo of New Jersey, LLC                            c/o Karim Arzadi
                                                    163 Market Street
FISHEL COMPANY                                      1810 ARLINGATE LANE
FISHEL COMPANY, THE                                 3333 HYDES FERRY RD.
FIVE STAR ELECTRIC CORP                             101-32 101 STREET
FIVE STAR TELECOM/A&N (A AND N)                     650 SOUTH GRAND AVENUE
FIVE-O ELECTRIC                                     2324 CAMELBACK DRIVE
FLIGHT LINE SERVICE AND SUPPORT GROUP               6305 SOUTH MADELIA
FLIGHTLINE SERVICE & SUPPORT GROUP                  6305 S. MADELIA
FLYNT AND KALLENBERGER                              8147 EAST 63RD PLACE
FOCAL COMMUNICATIONS CORP OF IL                     135 S LASALLE ST., Lockbox 3546
FORSYTHE MCAUTHUR                                   7500 FRONTAGE ROAD
FOX COMMUNICATIONS                                  13400 NE 20TH., Suite 28
FRANKLIN COVEY CLIENT SALES                         2200 WEST PARKWAY BLVD
FRONTIER COMMUNICATIONS                             PO BOX 23239
FULCRUM TECHNOLOGIES                                712 AURORA AVE N
FULCRUM TECHNOLOGIES                                712 AURORA AVE N
FUTURE COMMUNICATIONS                               6471 FACTORY SHOALS ROAD INC.
FUTURE COMMUNICATIONS INC                           6471 FACTORY SHOALS RD
GAMMA TELECOM INTERNATIONAL                         60  HUDSON STREET
GAPWARE SOLUTIONS                                   7710 T CHERRY PARK DRIVE, SUITE 170
GCI GAILCOMM, INC.                                  PO BOX 1746
GCI TELECOM SERVICES                                PO BOX 1746
GE CAPITAL                                          PO BOX 31001 0271
GERARD ELECTRIC, INC                                PO DRAWER 39
GIBSON ELECTRIC CO. INC.                            2100 SOUTH YORK ROAD, STE 200
GIBSON ELECTRIC COMPANY                             2100 SOUTH YORK RD., STE. 200
GIC INC.                                            2100 ROSWELL RD., SUITE 200C-723
GLA INTERNATIONAL                                   PO BOX 60467
GLA NETWORK TECHNOLOGIES INC                        5555 WINGHAVEN ROAD
GLENAYRE ELECTRONICS INC                            4201 CONGRESS STREET STE 455
GLENAYRE ELECTRONICS INC                            4201 CONGRESS STREET STE 455
GLENAYRE ELECTRONICS INC                            4201 CONGRESS STREET STE 455
GLENAYRE ELECTRONICS INC                            4201 CONGRESS STREET STE 455
GLOBAL EXCHANGE                                     7740 DONEGAN DR.
GLOBAL NAPS INC                                     89 ACCESS RD
GLT, INC                                            3341 SUCCESSFUL WAY
GM CONSTRUCTION                                     6208 VALROY DRIVE
GM CONSTRUCTION                                     6208 VALROY DRIVE
GO CONCEPTS, INC.                                   777 COLUMBUS AVE.
GO TELECOM, INC.                                    P.O. BOX 547., 100 HIGHLAND COURT
GOLDEN GAMING CARD CORPORATION, THE                 1905 ARAFICOST AVE.
GOTELCOM, INC                                       100 HIGHLAND COURT, #13A
GPD ASSOCIATES                                      520 SOUTH MAIN STREET, STE 2531
GREENS AT INVERNESS PARTNERS LP,
 THE/ DIA Plaza Partners,LLC                        12075 East 45th Avenue., suite 200
GROPP ELECTRIC INC                                  N 809 HELENA STREET
GROPP ELECTRIC, INC.                                N 809 HELENA STREET
GROUND ENGINEERING CONSULTANTS                      7393 DAHILIA STREET
GROUP V                                             460 W CAPITAL., STE 1333
GTE INTERNETWORKING                                 TELCO INVOICING., 10 MOULTON ST
H&F CONSULTING LLC                                  PO BOX 1668
HACKNEY ELECTRIC INC                                9272 JERONIMO., STE 116
HADJI & ASSOCIATES INC                              1825 LAWRENCE ST
HALL KINION & ASSOCIATES                            PO BOX 49078
HALL KINION & ASSOCIATES                            PO BOX 49078
HAMRICK AIR CONDITIONING AND HEATING, INC.          2400 NORTH PACE BLVD.
HATTON INDUSTRIES INC                               1603 9TH ST
HATTON INDUSTRIES, INC.                             1603 - 9TH STREET
HCB CONTRACTORS                                     P.O. BOX 29450

HCI, INC.                                           11201 HARREL ST.
HEALTHBREAK, INC                                    6552 E FREEPORT DRIVE
HEKIMIAN LABORATORIES LTD                           PO BOX 8500-5295
HEKIMIAN LABORATORIES, INC.                         9200 EAST MINERAL AVENUE, SUITE 320

HELI FLITE, INC                                     1969 AVIATION DRIVE, #C
HELI-FLITE, INC.                                    1969 AVIATION DRIVE, #C
HEMMER & ASSOCIATES, INC.                           512 CASTLE PINES DRIVE S
HENKELS & MCCOY & DAYTON                            13338 EAST BROAD STREET
HENKELS & MCCOY INC                                 13338 EAST BROAD ST
HERBST, HARRY                                       4450 E PRENTICE PL
HERMAN WEISSKER                                     2631 S RIVERSIDE AVE
HERMAN WEISSKER INC.                                2361 SOUTH RIVERSIDE AVENUE
HEWLETT PACKARD CO                                  8000 FOOTHILLS BLVD MAIL STOP 5516
HEWLETT PACKARD CO                                  8000 FOOTHILLS BLVD MAIL STOP 5516
HEWLETT PACKARD COMPANY                             3400 E HARMONY ROAD
HIGH BANDWIDTH, INC.                                309 WEST GREGORY ST.
HIGHPOINT TELECOMMUNICATIONS INC.                   1890 NORTHSHORELINE BLVD
Highwoods Forsyth, LP                               4944 Parkway Place, Suite 250
Highwoods Forsyth, LP                               4944 Parkway Place, Suite 250
Highwoods Forsyth, LP                               4944 Parkway Place, Suite 250
Highwoods Forsyth, LP                               4944 Parkway Place, Suite 250
Highwoods Forsyth, LP                               4944 Parkway Place, Suite 250
Highwoods Forsyth, LP                               4944 Parkway Place, Suite 250
Highwoods Forsyth, LP                               4944 Parkway Place, Suite 250
HILLCOM & ELECTRIC                                  3445 VICTOR STREET SUITE 5
HIRE.COM                                            200 ACADEMY DRIVE
HOLBROOK SERVICE, INC.                              4740 FORGE ROAD SUITE 110
HOLBROOK SERVICES                                   2050 N REDWOOD RD, #10 P.O. BOX 16567
HOLT COMPANY OF OHIO                                5282 WALNUT COURT, P.O. BOX 28525
HORACE WARD                                         11200 EAST DARTMOUTH AVENUE  #317
HOTJOBS.COM, LTD.                                   406 W 31ST STREET 9TH FLOOR
HOWARD GROUP, THE                                   7600 W. 110TH ST SUITE 204
HR OPTIONS                                          1357 WEST LANE AVENUE, Suite 207
HR PLUS                                             2902 EVERGREEN PARKWAY, SUITE 1000
HREASY, INC                                         6407 IDLEWILD ROAD, SUITE 100
HUGH O'KANE DATACOM, INC.                           88 WHITE STREET
HUGH O'KANE ELECTRIC CO., LLC                       88 WHITE STREET
HUNT BUILDERS CORPORATION                           221 E. 4TH STREET, SUITE 2310
HUNT BUILDERS CORPORATION                           221 E. 4TH STREET, SUITE 2310
HURTADO, DAVID                                      161 INVERNESS DRIVE WEST
HUTTON COMPANY INC, THE                             562 WILLOWBROOK OFFICE PARK
Hyperion                                            900 LONG RIDGE ROAD
HYPERION SOFTWARE CORP                              PO BOX 19254A
IBM CORPORATION                                     15450 SW KOLL PARKWAY
IBM CORPORATION                                     15450 SW KOLL PARKWAY
IBM CORPORATION                                     15450 SW KOLL PARKWAY
IBM CORPORATION                                     15450 SW KOLL PARKWAY
IBS CONVERSIONS, INC.                               2625 BUTTERFLY ROAD
ICG TELECOM GROUP INC                               161 INVERNESS DRIVE WEST
ICWU BUILDING CORPORATION                           1655 West Market Street
IDEAL ENGINEERING                                   11902 BURNETT RD #100
IDEAL SERVICE CO, THE                               DBA IDEAL ENGINEERING INC., 8005 DUNLAP
IDEAL SERVICES, INC.                                (DBA IDEAL ENGINEERING, INC.), 8005 DUNLAP
I-LINE                                              ONE METROPOLITAN SQ, STE 3000
IN BUILDING SYSTEMS CORPORATION                     5580 LA JOLLA BLVD.
Inco Company                                        1962 Freeman Avenue
INDUSTRIAL POWER SYSTEMS                            3233 OAKLAND STREET
INDUSTRIAL POWER SYSTEMS                            3233 OAKLAND STREET
INFORMATION PARTNERS, INC.                          10730 E. BETHANY DRIVE #100
INGALLS POWER                                       2240 ENCINITAS BLVD, D-364
INGALLS POWER PRODUCTS                              2240 ENCINITAS BLVD., D-364
INGLETT & STUBBS INC                                845 MARIETTA ST NW., PO BOX 93007
INGLETT AND STUBBS, INC.                            PO BOX 93007
INGRAM MICRO INC                                    PO BOX 60000
INKTOMI CORP.                                       1900 S. NORFOLK ST STE 310
INNOVATIVE ECONOMIC SOLUTIONS                       8767 E DRY CREEK RD STE 1314
INNOVATIVE ECONOMIC SOLUTIONS                       8767 E DRY CREEK RD STE 1314
INTEGRATED CLEANING SOLUTIONS                       771 CAPP ST
INTEGRATION SERVICES INTERNATIONAL (ISI)            5100 NW 33RD AVE
INTELITECH EMPLOYMENT SERVICES                      1611 S PACIFIC COAST HWY., STE 305
INTELLIGENCE DATA INC                               7172 COLLECTION CENTER DR
INTELLIQUEST INFORMATION GROUP INC                  1250 CAPITAL OF TEXAS HWY SOUTH., BLDG 1., SUITE 600
INTERACT COMMERCE CORP (ENACT)                      8800 N GAINEY CENTER DR , STE 200
INTERACTIVE BUSINESS SYSTEMS INC                    300 UNION BLVD., STE 102
INTERACTIVE BUSINESS SYSTEMS INC                    300 UNION BLVD., STE 102
INTERFACE SECURITY SYSTEMS, L.L.C.                  6625 NORTH WEST CENTRAL DRIVE
INTERMEDIA COMMUNICATIONS                           3625 QUEEN PALM DR
INTERNATIONAL BUSINESS MACHINES                     15450 SW KOLL PARKWAY
INTERNATIONAL CRUISE & FERRY ADVERTISING            CCL MARINE NESTOR HOUSE PLAYHOUSE YARD
International Properties                            22700 Shore Center Drive
INTERNET COMMUNICATIONS CORP                        DEPT 710
INTERNETSTREET SERVICES, INC.                       13200 CENTRAL AVE., SUITE A
INVERNESS PROPERTIES INC                            2 INVERNESS DRIVE EAST
                                                    SUITE 200
IPVERSE                                             11840 NORTH 103RD PLACE
IQUEST SOLUTIONS                                    6621 BAY CIRCLE, SUITE 210
IRISH COMMUNICATION CO                              8457 SPECIALTY CIRCLE
IRISH COMMUNICATION COMPANY                         2649 STINGLE AVE.
IRISH CONSTRUCTION                                  2641 RIVER AVE.,
                                                    PO BOX 579
IRISH CONSTRUCTION                                  2641 RIVER AVE.
IRISH CONSTRUCTION                                  2641 RIVER AVENUE
ISEC INC                                            33 INVERNESS DRIVE
ISEC, INC.                                          33 INVERNESS DRIVE EAST
ITXC CORPORATION                                    600 COLLEGE ROAD EAST
IXC CARRIER GROUP INC A/K/A BROADWING               1122 CAPITAL OF TEXAS HIGHWAY SOUTH
J Russell Price Lane P Smith                        241 John Knox Road, Suite 200
J.E. RICHARDS, INC.                                 10401 TUCKER ST.
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G

J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G

J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
J.SHELBY BRYAN                                      721 5TH AVE SUITE 38 G
JAD PROPERTIES, LLC                                 400 South Colorado Blvd
JAPAN TELECOM AMERICA, INC
 DBA ITJ AMERICA INC                                150 ALMADEN BOULEVARD
                                                    SUITE 1300
JAYTEL INC.                                         2770 LEXINGTON AVENUE
                                                    P.O. BOX 3168
JAYTEL, INC.                                        2770 LEXINGTON AVENUE
JB BROWN & ASSOCIATES                               820 TERMINAL TOWER
JE RICHARDS, INC.                                   10401 TUCKER STREET
JENSEN ASSOCIATES                                   220 MONTGOMERY STREET
                                                    SUITE 968
JH SNYDER COMPANY                                   5670 Wilshire Boulevard
JLW & ASSOC CAREER PLACEMENT LLC                    7777 GREENBACK LANE, STE 107
JM CABLE CORPORATION                                130 CESSNA DR
JM CABLE CORPORATION                                130 CESSNA DRIVE
JM CONSULTING GROUP, INC.                           6755 HOLLISTER AVE., SUITE 200
JM CONSULTING GROUP, INC.                           6755 HOLLISTER AVE STE 200
JNB TELECOM, INC.                                   5674 EL CAMINO REAL, STE K
JO FERGUSON (CALGARY GROUP)                         11200 EAST DARTMOUTH AVENUE, #317
JOHN J KIRLIN INC                                   515 DOVER RD, STE. 2700
JOHN J. KIRLIN, INC, MECHANICAL SVCS DIV.           515 DOVER ROAD, SUITE 2700
JOHNSTONWELLS                                       1512 LARIMER STREET
                                                    SUITE 700
JONES LANG LASALLE MGT SERVICES                     8055 TUFTS AVE, SUITE 101
JOSEPH PROPERTIES LP                                1860, 1866, 1868 Campus Place
JUMP POINT COMMUNICATIONS, INC                      7218 MCNEIL DRIVE, 301
K&M BACKHOE SERVICES, INC.                          P.O. BOX 481
K-1 FIBER OPTIC CONSTRUCTION                        1535 JOHN GLENN HWY
KASTLE ELECTRIC                                     809 XENIA AVENUE
KASTLE ELECTRIC COMPANY                             809 XENIA AVENUE
KATHMAN ELECTRIC                                    8969 HARRISON AVE.
KATHMAN ELECTRIC CO INC                             8969 HARRISON AVENUE
KELLY LOCATE SERVICES
KELLY SERVICES INC                                  PO BOX 820405
KENTRON CORP                                        3801 E FLORIDA AVE., #208
K-I FIBER OPTIC CONSTRUCTION                        P.O. BOX 187
King Management Company                             23625 Commerce Park Rd.

KNIPPLE, WENDY                                      6188 WEST GRAND AVE
                                                    SUITE 101
KNOX LARUE SEPARATE PROPERTY TRUST                  2171 RALPH AVENUE
KOSSEN EQUIPMENT                                    6005 NORTH MCRAVEN ROAD
L.K. JORDAN AND ASSOCIATES                          321 TEXAN TRAIL, SUITE 100
LADD ENGINEERING ASSOCIATES, INC.                   3007 PARK CENTRAL AVENUE, #A5
LAEK & ASSOCIATES INC                               PO BOX 245
LAEK & ASSOCIATES, INC.                             1376 STREET, ROUTE 598
LAIBE ELECTRIC CO. ELECTRICAL CONTRACTORS           404 NORTH BYRNE ROAD
LAMBCO ENGINEERING INC                              1170 E FRUST ST
LAMBERT CONSULTING GROUP INC                        8699 CRAIGSTON CT
LAMCO ENGINEERING, INC.                             1170 EAST FRUIT STREET
LAMCO ENGINEERING, INC.                             1170 EAST FRUIT STREET
LANSET AMERICA CORPORATION                          5011 AUBURN BLVD.
LANSET COMMUNICATIONS                               5011 AUBURN BLVD
LARRY CADY - SOURCE SERVICES                        7730 E BELLVIEW AVENUE
                                                    SUITE 302
LASER DATA SERVICES INC                             5300 DTC PARKWAY, SUITE 430
LASER DATA SERVICES INC                             5300 DTC PARKWAY, SUITE 430
LATITUDE COMMUNICATIONS                             2121 TASMAN DR
LAUGHLIN & ASSOCIATES                               110 BOGGSLANE, STE 151
LAVINE AND ASSOCIATES                               23151 MOULTON PARKWAY
LAZER ENERGY CO INC                                 PO BOX 75044
LDI SOLUTIONS, INC                                  224 FREMONT STREET
LDI SOLUTIONS, INC                                  224 FREMONT STREET
Leader Mortgage Company                             28790 Chagrin Blvd.
LEE COMPANY                                         PO BOX 30405
Lend Lease AAF                                      Denver 1351 Washington LLC
                                                    Lockbox 35416
LEVEL 3 COMMUNICATIONS                              300 BLVD. EAST
LEVEL 3 COMMUNICATIONS                              300 BLVD. EAST
LEVEL 3 COMMUNICATIONS                              300 BLVD. EAST

LEVEL 3 COMMUNICATIONS LLC                          7577 WEST 103RD AVENUE
LEWAN AND ASSOCIATES                                P. O. BOX 22855
LEXENT SERVICES, INC.                               3 NEW YORK PLAZA, 12TH FLOOR
LG&E HOME SERVICES INC                              C/O LG&E ENERGY CORP
                                                    220 WEST MAIN STREET
LIFE MASTERY INSTITUTE                              123 COOK ST., STE 102B
LIFE MASTERY INSTITUTE                              123 COOK ST., STE 102B
LIGHTHOUSE TECHNOLOGIES INC                         1295 LOST ROCK LANE
LIGHTHOUSE TECHNOLOGIES INC                         1295 LOST ROCK LANE
Lincoln Property Company                            400 South Zang, Suite C-105
LINKATEL/COPLEY                                     2330 FARADAY AVE.
LION'S TIME                                         P.O. BOX 33406
Lipkin Enterprises, Ltd.                            c/o Millenium Commercial Real Estate
                                                    631 N. Stepanie St., #415
Live Oaks Island Properties, LLC                    c/o Workman & Co.
                                                    18 Perimeter Park Drive, Suite 101
LOCKHEED MARTIN                                     777 OLD SAW MILL RIVER ROAD
LOUIS KALISKI, INC.                                 101 CALIFORNIA STREET, #1075
LUCENT TECHNOLOGIES                                 5555 OAKBROOK PKWY
                                                    STE 500
LUCENT TECHNOLOGIES                                 5555 OAKBROOK PKWY
                                                    STE 500
LUCENT TECHNOLOGIES                                 5555 OAKBROOK PKWY
                                                    STE 500
LUCENT TECHNOLOGIES                                 8400 EAST PRENTICE AVENUE
                                                    9TH FLOOR
LUCENT TECHNOLOGIES                                 5555 OAKBROOK PKWY
                                                    STE 500
LUCENT TECHNOLOGIES INC                             111 MADISON AVENUE
LUCENT TECHNOLOGIES INC                             GLOBAL COMMERCIAL MARKETS
                                                    5440 MILLSTREAM RD, E2N32
                                                    I-85 & MOUNT HOPE CHURCH ROAD
LUCENT TECHNOLOGIES INC                             600 MOUNTAIN AVENUE
LUCENT TECHNOLOGIES INC.                            600 MOUNTAIN AVENUE
LUCENT TECHNOLOGIES SERVICES COMPANY INC            4020 STIRRUP CREEK DRIVE
                                                    SUITE 103
LUCENT TECHNOLOGIES, INC                            600 MOUNTAIN AVENUE
LUCENT TECHNOLOGIES, INC                            600 MOUNTAIN AVENUE
LUCENT TECHNOLOGIES, INC                            600 MOUNTAIN AVENUE
LUCENT TECHNOLOGIES, INC                            600 MOUNTAIN AVENUE
LUCENT TECHNOLOGIES, INC.                           600 MOUNTAIN AVENUE

LUCENT TECHNOLOGIES, INC.                           8400 EAST PRENTICE AVENUE

                                                    9TH FLOOR
                                                    DAVID GARCIA
LUCENT TECHNOLOGIES, INC.                           200 LUCENT LN
LYNCH COMMUNICATIONS, INC.                          570 EAST LA-CADENA
                                                    SUITE 2-E
LYNCH COMMUNICATIONS, INC.                          570 E. LA CADENA DR., STE. 2E
LYNCOLE INDUSTRIES, INC.                            3547 VOYAGER ST. # 104
LYNCOLE XIT GROUNDING                               3547 VOYAGER STREET, SUITE 104
LYNNE DREW/DREW COMMUNICATIONS                      P.O. BOX 370923
M&I DATA SERVICES                                   4900 W BROWN DEER RD
M. A. MORTENSON                                     1112 OAKRIDGE DRIVE, SUITE 104-227
MA MORTENSON COMPANY                                700 MEADOW LANE NORTH
MACDONALD MILLER CO INC                             7707 DETROIT AVE SW
MACDONALD-MILLER OF OREGON                          5711 SW HOOD
MACMUNNIS INC                                       1920 WAUKEGAN RD, SUITE 202
MACQUARIUM INTELLIGENT COMMUNICATIONS               1800 PEACHTREE STREET SUITE 250
MACQUARIUM INTELLIGENT COMMUNICATIONS               1800 PEACHTREE STREET
                                                    SUITE 250
MACROLOGIC INC                                      6334 S RACINE CIRCLE
MANAGEMENT RECRUITERS (MRI)                         157 W. 3RD STREET, SUITE 100
MANUFACTURER'S LIFE INSURANCE                       7510 CLAIRMONT MESA BLVD., SUITE 211
MARCONI COMMUNICATIONS                              5875 LANDERBROOK DRIVE, STE 250
MARCONI COMMUNICATIONS, INC.                        5900 LANDERBROOK DRIVE
                                                    SUITE 300
MARINA MECHANICAL                                   799 THORNTON  ST
MARINA MECHANICAL                                   799 THORNTON STREET
MARINA MECHANICAL, INC.                             799 THORTON
MARRIOTT MANAGEMENT                                 MARRIOTT MANAGEMENT SERVICES CORP
                                                    DEPT. NO. 43283
MARRIOTT MANAGEMENT                                 MARRIOTT MANAGEMENT SERVICES CORP
                                                    DEPT. NO. 43283
MARTIN, ROBERTS AND STEVENS                         3419 VIA LIDO DRIVE, SUITE 336
Mason Management                                    2534 Santa Clara
MASSEY BUILDING PARTNERS                            300 21ST AVENUE NORTH
MASTEC NORTH AMERICA                                PO BOX 340
MASTEC NORTH AMERICA INC                            15519 ARROW HIGHWAY
MASTEC NORTH AMERICA INC                            15519 ARROW HIGHWAY
MASTEC NORTH AMERICA, INC                           15519 ARROW HIGHWAY
MASTER CONSULTANTS AGENCY                           851 BURLWAY RD., STE 618
MATRIX RESOURCES, INC.                              115 PERIMETER CENTER PLACE, NE
                                                    SUITE 250
MCB ARCHITECTS                                      1780 SOUTH BELLAIRE STREET
                                                    SUITE 800
MCBRIDE ELECTRIC                                    6480 WEATHERS PLACE
                                                    SUITE 340
MCGEOUGH - NOREEN MCGOUGH                           1720 BELLAIRE STREET
                                                    SUITE 106
MCGEOUGH/INFINITY BENEFITS, INC.                    1720 Bellaire St. Suite 106
MCI                                                 7900 WESTPARK DRIVE

MCI DIRECTORY ASSISTANCE DATA                       7900 WESTPARK DRIVE
MCI METRO                                           PO BOX 840032
MCI TELECOMMUNICATIONS                              601 S. 12TH STREET

MCI TELECOMMUNICATIONS CORPORATION                  205 NORTH MICHIGAN AVE STE 3000

MCI TELECOMMUNICATIONS CORPORATION                  2270 LAKESIDE BOULEVARD

MCI WORLDCOM                                        2270 LAKESIDE BOULEVARD

MCI WORLDCOM NETWORK SERVICES, INC.                 601 SOUTH 12TH ST.

MCI WORLDCOM NETWORK SERVICES, INC.                 601 SOUTH 12TH ST.

MCI WORLDCOM NETWORK SERVICES, INC.                 601 SOUTH 12TH ST.
MCI WORLDCOM NETWORK SERVICES, INC.                 601 SOUTH 12TH ST.
MCI WORLDCOM WHOLESALE SERVICES                     601 SOUTH 12TH ST.

MCLEOD USA                                          PO BOX 3243
MCLEOD USA                                          PO BOX 3243
MCMILLAN DATA COMMUNICATIONS                        1515 SOUTH VAN NESS AVE
MCMILLAN DATA COMMUNICATIONS                        1515 SOUTH VAN NESS AVENUE
MCPHEE ELECTRIC LTD                                 505 MAIN STREET
MCPHEE ELECTRIC LTD., LLC                           505 MAIN STREET
MERRILL LYNCH                                       PO BOX 9013
METRO CONTRACTING SERVICES                          500 THERESA DRIVE
METROPOLITAN ELECTRIC                               2400 THIRD STREET
MICROSOFT CORP                                      PO BOX 5540
MICROSOFT CORPORATION                               One  MICROSOFT WAY
MICROSOFT CORPORATION                               One  MICROSOFT WAY

MICROSOFT CORPORATION                               One  MICROSOFT WAY
MICROSOFT CORPORATION                               One  MICROSOFT WAY
MICROSOFT CORPORATION                               1 MICROSOFT WAY
MICROSOFT CORPORATION                               3214 W MCCRAW STREET
                                                    SUITE 300
MICROSOFT CORPORATION                               3214 W MCCRAW STREET
                                                    SUITE 300
MICROSOFT NETWORK                                   ONE MICROSOFT WAY
MICROSOFT PREMIER                                   ONE MICROSOFT WAY
MID-AMERICAN RESTORATION SERVICES                   13938A CEDAR ROAD, SUITE 135
MID-AMERICAN RESTORATION SERVICES                   13938A CEDAR ROAD, SUITE 135
MID-AMERICAN SERVICE                                13938A CEDAR ROAD, #135
MID-CITY ELECTRIC COMPANY                           PO BOX 23075
MID-CITY ELECTRICAL CONSTRUCTION                    1099 SULLIVANT AVENUE
                                                    PO BOX 23075
MIDPARK ELECTRIC CONSTRUCTION CO                    16809 ALBERS AVE
MIDPARK ELECTRIC CONSTRUCTION COMPANY, INC.         16809 ALBERF AVE.
MILLENNIUM TECHNICAL SERVICES, INC.                 7112 WESTLAND DRIVE
MILLER TECHNICAL SERVICES                           PO BOX 1083
MITCHELL TECHNICAL SALES INC                        PO BOX 29661
MITCHELL TECHNICAL SALES, INC.                      2356 GLENDA LANE
MODIS (BERGER) (IDEA INTEGRATION)                   4582 SOUTH ULSTER STREET
                                                    SUITE 410
Mohawk Group, Inc                                   210 Ellicott Square
MONITORING MANAGEMENT                               5921 BLUEBIRD HILL LN
MOORE NORTH AMERICA/                                7720 E BELLVIEW AVE
                                                    STE 300B
Mortgage Resource Group                             812 E. National Rd
Mt. Allison                                         Communication & Control, Inc

                                                    2633 S. Bascom Ave
MULTIMEDIA SYSTEMS INC                              707 17TH, SUITE 2900
MUTUAL OF OMAHA                                     GROUP PREMIUM & ENROLLMENT SERVICES
                                                    720 MAIN, 6TH FLOOR
MUTUAL SPRINKLERS INC                               PO BOX 711510
NASHVILLE MACHINE CO INC                            PO BOX 101603
NASHVILLE MACHINE CO INC                            PO BOX 101603
NASHVILLE MACHINE CO, INC.                          530 WOODYCREST AVENUE
NATIONAL CAR RENTAL SYSTEM, INC.                    9419 AIRPORT BLVD., SUITE 200
NATIONAL ELECTRIC COMPANY, INC                      514 NORTH 17TH STREET
NATIONAL ELECTRIC COMPANY, INC.                     514 NORTH 17TH STREET
NATIONAL EMPLOYMENT                                 3100 FITE CIRCLE, SUITE 202
NATIONAL NETWORK SERVICES                           ENCOMPASS NATIONAL ACCO
                                                    2452 S TRENTON WAY
NATIONWIDE EMPLOYMENT SERVICES, INC.                3500 VIRGINIA BEACH BLVD., SUITE 206
NET HERE                                            4993 NIAGARA AVE., SUITE 206
NETCO TEL CORPORATION                               791 - B NULTMAN STREET
NETCOM INTERNET LIMITED                             ST. JAMES HOUSE OLDBURY, BRACKNELL
NETEFFECT                                           4600 S ULSTER STREET., SUITE 700
NETEFFECT                                           4600 SOUTH ULSTER, SUITE 700
NETWORK ASSOCIATES INC                              3965 FREEDOM CIRCLE
NETWORK AUDIT CONTROL INC                           115 W PEARCE
NETWORK CONSTRUCTION SERVICES,
 INC., SUBSIDIARY OF                                2606-700 PHOENIX DRIVE
NETWORK CONSTRUCTION SVCS., INC                     2606-700 PHOENIX DRIVE
NETWORK DYNAMICS                                    1760 DIVIDEND DRIVE
NETWORK DYNAMICS CABLING                            1760 DIVIDEND DRIVE
NETWORK TWO COMMUNICATIONS                          8665 NEW TRAILS DR
NEW ENGLAND FINISH SYSTEMS INC                      11A INDUSTRIAL WAY
NEW ENGLAND FINISH SYSTEMS, INC.                    11A INDUSTRIAL WAY
NEW MILLENNIUM SYSTEMS, INC.                        2555 S. ZANG ST.
Newport Beach Property Management, Inc.             18516 Beach Blvd
NEXTEL COMMUNICATIONS
NEXTLINK INC                                        8871 S SANDY PARKWAY., SUITE 200
NGH BATTERY SERVICE CO.                             3818 EAST LASALLE, SUITE 4
NGH BATTERY SERVICE CO/C&D TECH.                    3818 EAST LASALLE, STE. 4
NIXON POWER SERVICES CO                             PO BOX 30007
NOCAR CONSTRUCTION CO INC                           969 CLAYCRAFT ROAD
NOREEN P MCGEOUGH
 (INFINITY BENEFITS, INC)                           1720 BELLAIRE STREET
                                                    SUITE 106
NORTEL NETWORKS                                     5979 SOUTH QUEBEC STREET., SUITE 300
NORTH AMERICAN DIGICOM                              11059 EAST BETHANY DRIVE., SUITE 230
NORTH EAST INDEPENDENT SCHOOL
 DISTRICT/KUNZ CONSTR
NORTH SUPPLY COMPANY DBA                            SPRINT NORTH SUPPLY
                                                    600 NEW CENTURY PARKWAY
NORTHCENTRAL TELCOM INCO                            PO BOX 291
NORTHEAST OPTIC NETWORK, INC.                       2200 WEST PARK DR.
NORTHERN TELECOM                                    (NORTEL NETWORKS, INC.)
                                                    2221 LAKESIDE BLVD
                                                    12TH FLOOR
NORTHERN TELECOM INC                                5555 WINDWARD PKWY, SUITE B
NORTHERN TELECOM INC                                5555 WINDWARD PKWY, SUITE B
NORTHERN TELECOM INC                                5555 WINDWARD PKWY, SUITE B
NORTHERN TELECOM INC                                5555 WINDWARD PKWY, SUITE B
NORTHPOINT COMMUNICATIONS                           303 SECOND STREET
                                                    7TH FLOOR SOUTH TOWER
NORTHPOINT COMMUNICATIONS INC                       222 SUTTER STREET, 7TH FLOOR
NORTHPOINT COMMUNICATIONS INC                       222 SUTTER STREET, 7TH FLOOR
NTS COMMUNICATIONS                                  1220 BROADWAY, STE. 400
O.P.E. SERVICES, LLC                                1192 COUNTY ROAD, STE. 230
OAO CORPORATION                                     2020 N. ACADEMY BLVD., SUITE 300
OBJECTIVE SYSTEM INTEGRATORS                        101 PARK WAY
OBJECTIVE SYSTEM INTEGRATORS                        101 PARK WAY
OC REAL ESTATE MANAGEMENT                           550 SOUTH HOPE STREET, SUITE 2665
OCI CONSTRUCTION                                    8560 PEKIN ROAD

OCI CONSTRUCTION, INC.                              8560 PEKIN ROAD
                                                    P.O. BOX 15
OCI CONSTRUCTION, INC.                              8560 PEKIN ROAD
Olen Commercial Realty Corp.                        7 Corporate Plaza

OMEGA ELECTRIC CO                                   23980 WCR 38
ONE CLEAR TELECOM                                   650 S GRAND AVE., #1000
ONE.TEL (ONE TEL, ONE-TEL))                         111 WEST OCEAN BLVD, SUITE 1717
ORACLE CORPORATION                                  500 ORACLE PARKWAY
ORACLE CORPORATION                                  500 ORACLE PARKWAY
ORANGE COUNTY TRANSIT AUTHORITY (OTCA)              P.O. BOX 14184
                                                    550 SOUTH MAIN STREET
ORION DEVELOPMENT GROUP                             117 BEACH 116TH STREET
ORIUS CORPORATION                                   1240 PARK AVENUE
ORIUS CORPORATION                                   1240 PARK AVE.
ORLANDO DIEFENDERFER
 ELECTRICAL CONTRACTOR, INC.                        P.O. BOX 88
                                                    116 SOUTH SECOND STREET
ORLANDO DIEFENDERFER
 ELECTRICAL CONTRACTORS, INC                        575C VIRGINIA DRIVE
OSP CONSULTANTS, INC.                               21400 RIDGETOP CIRCLE, SUITE 101
OSP CONSULTANTS, INC.                               21400 RIDGETOP CIRCLE, SUITE 101
OXFORD LOWELL HOLDINGS,
 INC. DBA TELECON PROSEARCH                         2701 ALCOTT STREET, SUITE 384
PAGE MILL PARK COMPANY                              29 Lowery Drive
PAIX.NET                                            285 HAMILTON AVENUE., SUITE 440
PARADIGM COMMUNICATIONS GROUP                       250 PRODUCTION PLAZA
PARK PLACE                                          10118 Fair Oaks Blvd.
PARK-SALINAS, INC.                                  800 AIRPORT BLVD., SUITE 530
PATTI FERRELL & ASSOCIATES                          3018 CHARLES ST
PATTON AIR CONDITIONING                             272 NORTH PALM AVENUE
PATTON AIR CONDITIONING                             272 NORTH PALM AVENUE
PAYTON CONSTRUCTION CORP.                           273 SUMMER STREET
                                                    2ND FLOOR
PAYTON CONSTRUCTION CORPORATION                     273 SUMMER STREET
                                                    2ND FLOOR
PBAY TO EMC DISK MIGRATION                          4100 E. MISSISSIPPI AVE.
PEA OF OHIO                                         5980-I WILCOX PLACE
PEA OF OHIO, INC.                                   5980-I WILCOX PLACE
PEACHTREE BUSINESS PRODUCTS                         PO BOX 13290
PECO II                                             DEPT. L - 786
PECO II, INC.                                       1376 STATE ROUTE 598
                                                    P.O. BOX 910
PEPPERS & ROGERS GROUP                              MARKETING 1 TO 1
                                                    470 WEST AVE
PEREGRINE SYSTEMS INC                               126 HIGH BLUFF DRIVE
PERIGEE CONSULTING INC                              2174 FOOTHILLS DR S
PHASE 3 COMMUNICATIONS INC                          763 AMES AVE
PHASE 3 COMMUNICATIONS, INC.                        753 ARNES AVE
PHASE MASTERS INC                                   101 NW 176TH ST
PHASE MASTERS, INC.                                 101 NW 176TH STREET
PILLAR HOMES INC                                    2525 S CESSNA DR
PILOT NETWORK SERVICES                              1080 VILLAGE PARKWAY
PINKERTON, INC.                                     4755 PARIS STREET, SUITE 160
PINKERTON, INC.                                     JOHN MANN
                                                    4755 PARIS STREET, STE. 160
PINKERTONS INC                                      LOCKBOX #2111
                                                    PO BOX 2111
Pinnacle Towers Inc.                                301 N Cattemen Rd., Suite 300

PITTS CONSTRUCTION, INC.                            2700 BEE CAVES ROAD, SUITE 110
PITTS CONTRUCTION, INC.                             2700 BEE CAVES ROAD, STE. 110
PLANERGY INC                                        1003 W CUTTING BLVD
                                                    SUITE 110
PLANERGY POWER                                      1099 18TH STREET, SUITE 3000
PLANERGY, INC.                                      1331 17TH ST. #601
POINT TO POINT COMMUNICATIONS, INC.                 107 NOLAN RD.
POWER & TELEPHONE                                   2673 YALE AVENUE
POWER & TELEPHONE SUPPLY COMPANY                    2673 YALE AVENUE
POWER CONVERSION PRODUCTS, INC.                     115 ERICK STREET
POWER INGENUITY                                     250 WEST HAVEN DRIVE
POWER PRODUCTS                                      2170 BRANDON TRL #A
PREDICTIVE SYSTEMS INC                              417 5TH AVE., 11TH FLOOR
PREMIER RECORDS STORAGE                             3108 WEST HAMPDEN AVE
PREMIERE TECHNOLOGIES INC                           PO BOX 105024
                                                    DEPT LAC
PREPAID CELLULAR LLC                                55 MARIETTA ST., SUITE 1740
PRESCOTT COMMUNICATIONS, INC.                       10640 SEPULVEDA BLVD.
                                                    SUITE 1
PRESCOTT COMMUNICATIONS, INC.                       10640 SEPULVEDA BLVD., STE. 1
PRIDE ELECTRIC                                      4355 CHEROKEE ST.
PRIME TIME MARKETING                                201A ALABAMA ST.
PRIMUS GEOGRAPHICS INC                              3801 E FLORIDA AVE., STE 400
PRIVATE  TRANSATLANTIC                              C/O SPRINT LAW DEPT.
                                                    8140 LORD PARKWAY
PRODUCTIVE DATA COMMERCIAL SOL                      6143 S. WILLOW DRIVE
                                                    SUITE 200
PRODUCTIVE DATA COMMERCIAL SOLUTION                 6160 S SYRACUSE WAY
                                                    SUITE 300
PRODUCTIVE DATA COMMERCIAL SOLUTION                 6160 S SYRACUSE WAY
                                                    SUITE 300
PRODX PROFESSIONAL DATA EXCHANGE                    2020 SW 4TH AVE
PROFESSIONAL SALES SEARCH CO INC                    PO BOX 606
PROFESSIONAL SALES SEARCH CO INC                    PO BOX 606
PROGRESSIVE STRUCTURES, INC.                        6133 AYERS
PROGRESSIVE STRUCTURES, INC.                        PO BOX 270713
PROJECT MANAGEMENT SERVICES, INC. (PMSI)            100 GALENRIDGE POINT PKWY
                                                    SUITE 400
PROSPECT WATERPROOFING COMPANY                      118 ACACIA LANE
PROTOTEST LLC                                       8000 S LINCOLN ST., #206
PSN.NET
PUBLIC STORAGE                                      6540 Lusk Drive., Suite C-274

Puente Hill Business Center                         c/o Arnel Mgmet Co - Commercial Division
                                                    949 S. Coast Drive, Suite 600
PYRAMID ELECTRIC CO                                 5069 CORBIN DRIVE
PYRAMID ELECTRIC, INC.                              5069 CORBIN
PYRAMID INDUSTRIES, INC.                            100 STATE STREET, SUITE 200
QED CONSULTING                                      41 CENTRAL PARK WEST
QPC FIBER OPTIC INC                                 915 CALLE AMANECER, STE. B
QPC FIBER OPTIC, INC.                               915 CALLE AMANECER, STE. B
QUALITY AIR HEATING AND COOLING, INC                3395 KRAFT AVENUE
QUALITY AIR HEATING AND COOLING, INC.               3395 KRAFT AVENUE
QUALITY METAL WORKS
 (QMW) COMMUNICATIONS, INC.                         1207 WOOD COURT
QUALITY METAL WORKS
 (QMW) COMMUNICATIONS, INC.                         1207 WOOD COURT
QUANTUM BRIDGE COMMUNICATIONS, INC.                 ONE HIGH ST.
R.A. WAFFENSMITH                                    2042 N KELTY RD
                                                    P.O. BOX 888
R.A. WAFFENSMITH, INC.                              2042 N KELTY RD
                                                    PO BOX 888
R.J. GLEESON CONSTRUCTION, LLC                      4860 PURCELL DRIVE
R.J. GLEESON CONSTRUCTION, LLC                      4860 PURCELL DRIVE
RAPIDIGM  INC                                       361 CENTENNIAL PKWY, STE 370
RAPIDIGM  INC                                       361 CENTENNIAL PKWY, STE 370
RATIONAL SOFTWARE CORP                              4900 PEARL EAST CIRCLE
                                                    SUITE 106
RATIONAL SOFTWARE CORP                              4900 PEARL EAST CIRCLE
                                                    SUITE 106
RATIONAL SOFTWARE CORPORATION                       10475 PARK MEADOWS DR
                                                    # 200
RAUSCHENBACH MARVELLI BECKER, ARCHITECTS            2277 WATT AVENUE, 2ND FLOOR
RAY WELCH & ASSOCIATES                              PO BOX 371104
RAY WELCH & ASSOCIATES                              PO BOX 371104
REALTECH SYSTEMS CORP                               350 FIFTH AVENUE, 77TH FLOOR
RECOMM                                              105 WEST ALAMEDA AVENUE
Red Cart Market                                     3535 Hollis Street
RED CART MARKET, INC                                3535 HOLLIS STREET
RED SIMPSON, INC                                    P.O. BOX 12120
RED SIMPSON, INC                                    P.O. BOX 12120
RED SIMPSON, INC.                                   4227 FELTER LANE
REDI-RELIEF MEDICINE SERVICE                        17584 E. BELLEWOOD CIRCLE
REMEDY INTELLIGENT STAFFING                         FILE #54122
                                                    PARK PLACE
                                                    2817 WEST END AVE
REPUBLIC FINANCIAL CORPORATION                      3300 SOUTH PARKER ROAD
REPUBLIC FINANCIAL CORPORATION                      3300 S PARKER ROAD, SUITE 500
RESULTS RECRUITING GROUP LLC                        10935 CRABAPPLE RD, STE #104
RESUMES ON-LINE, INC                                333 WEST HAMPDEN AVENUE
                                                    SUITE 501
RESUMES ON-LINE, INC                                333 WEST HAMPDEN AVENUE
                                                    SUITE 501
RESUMES ON-LINE, INC.                               333 WEST HAMPDEN AVENUE
                                                    SUITE 501
REVENEW INTERNATIONAL, INC.                         440 LOUISIANA, SUITE 400
REVENUE COMMUNICATIONS                              202 NORTH ALLEN DRIVE,
                                                    SUITE E
RHI MANAGEMENT RESOURCES                            PO BOX 60000
RHI MANAGEMENT RESOURCES                            PO BOX 60000
RHI MANAGEMENT RESOURCES                            1225 17TH STREET, SUITE 1450
RHIMR, A DIV OF ROBERT HALF INT'L                   1225 17TH STREET, SUITE 1450
RICHARD KADER AND ASSOCIATES                        7850 FREEWAY CIRCLE
RISERCORP, INC (RISER CORP)                         700 NORTH PEARL STREET, SUITE 200
RJ GLEESON CONSTRUCTION LLC                         4860 PURCELL DR
ROBERT E. HAZELTINE, INC                            11518 WEST 99 TERRACE
ROBERT GEIER & ASSOCIATES                           2964 TINCUP CIRCLE
RON CHRISTOPHER COMPANY                             611 K PARK MEADOW ROAD
RONALD A. KATZ TECHNOLOGY                           9401 WILSHIRE BLVD, SUITE 900
Roncar Realty Trust                                 P.O. Box 71
ROSS G. STEPHENSON ASSOC., INC                      ROSS G. STEPHENSON
                                                    2801 COFFE ROAD, STE. B1
ROSS G. STEPHENSON ASSOCIATES, INC.                 2801 COFFEE ROAD, SUITE B-1
RUCCIONE & ASSOCIATES                               A CONSORTIUM NETWORK
                                                    6400 PACIFIC AVE., SUITE 301
RUNVEE HOBART, LTD C/O
 TRANSWESTERN PROPERTY COMPANY                      3660 WILSHIRE BLVD., SUITE 800
RYALS AND ASSOCIATES, INC.                          505 14TH STREET, SUITE 1220
S & S INVESTMENTS                                   194 Nassau Street
SALEM HEATING & SHEET METAL, INC                    1225 22ND STREET S.E.
SALEM HEATING & SHEET METAL, INC.                   P.O. BOX 12005
                                                    1225 22ND STREET S.E.
SAN FRANCISCO CONSULTING GROUP                      3 EMBARCADERO CENTER
                                                    SUITE 1700
SAN FRANCISCO CONSULTING GROUP                      3 EMBARCADERO CENTER
                                                    SUITE 1700
SAS INSTITUTE, INC                                  SAS CAMPUS DRIVE
SASCO ELECTRIC, INC.                                18815 139TH AVE N. E.
SATURN SYSTEMS                                      PO BOX 482
SAVILLE SYSTEMS INC                                 675 COCHRANE DR
SCEPTER ENTERPRISES LLC                             470 WEST AVE
SCHONHAUT, CINDY Z                                  1020 15TH ST., # 33C
SCHULD INCORPORATED                                 PO BOX 249
SCHULD INCORPORATED                                 PO BOX 249
SCHULD, INC.                                        PO BOX 249
                                                    352 W. MAPLE ROAD
SEATAC ELECTRIC, INC                                6265 SOUTH 143RD PLACE
SEATON & ASSOCIATES                                 GATEWAY ACCEPTANCE CO
                                                    PO BOX 829
SECC CORPORATION                                    183 BUSINESS CENTER DR.
SECC CORPORATION                                    183 BUSINESS CENTER DR.
SEQUENT COMPUTER SYSTEMS INC                        15450 SOUTHWEST KOLL PKWY
SEQUENT COMPUTER SYSTEMS INC                        15450 SOUTHWEST KOLL PKWY
SEQUENT COMPUTER SYSTEMS INC                        15450 SOUTHWEST KOLL PKWY
SHERIDAN PARK LLC, DIA Plaza Partners, LLC          12075 East 45th Avenue., suite 200
SHOOK & FLETCHER                                    AIR CONDITIONING COMPANY
                                                    PO BOX 10803
SILICON VALLEY TECHNICAL STAFFING                   2000 POWELL ST., SUITE 1300
SILICON VALLEY TECHNICAL STAFFING                   2000 POWELL ST., SUITE 1300
SIM J HARRIS COMMUNICATIONS                         PO BOX 261279
SIM J HARRIS COMMUNICATIONS                         P.O. BOX 639069
SIMPLIFY CONSULTING                                 1255 HUDSON ST
SIRIUS INC                                          PO BOX 1027
SITELINK                                            7887 E BELLVIEW

SITELINK                                            7887 E BELLVIEW
SJH COMMUNICATIONS, INC.                            PO BOX 261279
SKYTEL                                              1680 ROUTE 23 NORTH
SKYTEL                                              1680 ROUTE 23 NORTH
SKYTEL                                              1680 ROUTE 23 NORTH
SMARTECH TALENT SEARCH                              314 CLIFFORD ST
SNELLING PERSONNEL SERVICES                         110 N MILLER RD
SNELLING SEARCH                                     3460 S DIXIE HIGHWAY
SNELLING SEARCH                                     3460 S DIXIE HIGHWAY
SODEXHO MARIOTT                                     5619 DTC PARKWAY
SOFTWARE ARCHITECTS                                 FOUR WESTBROOK CORP CENTER, SUITE 800
SOLBOURNE COMPUTER INC                              1790 38TH ST., STE 300
SOLBOURNE COMPUTER INC                              1790 38TH ST., STE 300
SONUS NETWORKS                                      5 CARLISLE RD.
SONUS NETWORKS, INC.                                FIVE CARLISLE ROAD
SONUS NETWORKS, INC.                                FIVE CARLISLE ROAD
SOURCE SERVICES                                     7730 EAST BELLEVIEW AVENUE
                                                    SUITE 302
SOURCE SERVICES CORP
 (AKA SOURCE CONSULTING)                            7730 EAST BELLEVIEW AVE
                                                    SUITE 302
SOUTHERN TELECOM                                    241 RALPH MCGILL BOULEVARD, NE
SPATA COMMUNICATIONS                                325 CRAMER CREEK COURT
                                                    SUITE 205
SPECIALIZED TELECOMMUNICATIONS
 SERVICES, INC.                                     26219 EDEN LANDING ROAD
SPECIALTY STAFFING                                  2000 EAST 4TH STREET
                                                    SUITE 304
SPRINT                                              1200 MAIN ST., 10TH FLOOR
SPRINT                                              1200 MAIN ST., 10TH FLOOR
SPRINT NORTH SUPPLY                                 PO BOX 804433
SPRINT NORTH SUPPLY                                 PO BOX 804414
SPRINT NORTH SUPPLY COMPANY                         7364 CORTEZ LANE
SPRINT SPECTRUM LP                                  N/A
SRT ELECTRIC COMPANY                                5380 TENNYSON, UNIT C
ST JAMES EPISCOPAL CHURCH                           155 NORTH 6TH STREET
STANLEY STAFFING                                    5510 PEARL RD., STE 102
STATE OF CALIFORNIA EMPLOYMENT DEV                  PO BOX 825278
State of Nevada                                     Division of State Lands 333 W. Nye Lane., Room 118
STEEL VALLEY ENGINEERING, INC.                      5105 MARKET STREET
Sterling Network Exchange, LLC                      C/O Cushman & Wakefield of Arizona Inc.
                                                    1850 N. Central Ave.   Suite 300
STETSON PLACEMENT, LTD                              18 NORTH TEJON STREET
                                                    SUITE 215
STOCKTON TELECOMMUNICATIONS INC                     401 COORS N.W.
STOCKTON TELECOMMUNICATIONS INC.                    P.O. BOX 20518
                                                    829 PENNSYLVANIA NORTH EAST
STOCUM AND ASSOCIATES                               6204 CENTER STREET
STORAGETEK                                          1099 18TH STREET, SUITE 450

STORAGETEK                                          1099 18TH STREET, SUITE 450
STRATEGIC FOCUS INC                                 PO BOX 3897
STRATEL INC.                                        3000 EXECUITVE PARKWAY
                                                    SUITE 111
STRATEL INC.                                        588 SUTTER ST., SUITE 424
STRATEL INC.                                        588 SUTTER ST, SUITE 424
STREET FUSION                                       100 SPEAR ST, 6TH FLOOR
STURGEON ELECTRIC                                   12150 E 112TH AVE
SULLIVAN & MCLAUGHLIN
 COMMUNICATIONS GROUP, INC.                         74 LAWLEY STREET
SUMMERFIELD SUITES HOTEL                            9280 COSTILLA AVENUE
SUN MICROSYSTEMS                                    1842 N SHORELINE BLVD
SUN MICROSYSTEMS                                    1842 N SHORELINE BLVD
SUN MICROSYSTEMS FINANCE                            1400 COMPUTER DRIVE
                                                    SUITE 200
SUN MICROSYSTEMS, INC                               901 SAN ANTONIO ROAD
SUN MICROSYSTEMS, INC                               901 SAN ANTONIO ROAD

SUPERIOR MECHANICAL SERVICES, INC.                  3155 PLAINFIELD ROAD
SUPERIOR STAFFING, INC.                             120 EAST MILL STREET
                                                    QUAKER SQUARE, SUITE 420
SUPPLEMENTAL STAFFING                               11270 W PARK PL, STE 100
SUPPORTEK INC                                       425 SANTA FE DR
SUPPORTEX                                           425 SANTA FE DRIVE
SUPPORTEX, INC.                                     425 SANTA FE DRIVE
SURFSOFT                                            PO BOX 1089
SVV SALES INC DBA
 ARCADA COMMUNICATIONS                              2001 6TH AVENUE, SUITE 3210
SWITCH ROOM DESIGN                                  910 FIFTEENTH STREET
T I E INC.                                          PO BOX 1074,
                                                    202 SAN MATEO
T. MICHAEL INSTALLATION, LLC                        6132 ESTES STREET
TACTICA TECHNOLOGY GROUP                            GATEWAY NATIONAL BANK
                                                    FBO: TACTICA TECHNOLOGY GROUP
                                                    LOCKBOX 800302
TEC COMMUNICATIONS INC                              5128 E CRESTONE AVE
TEC COMMUNICATIONS, INC./TIMBERLINE                 5128 E. CRESTONE AVE.
TECHNOLOGIES MANAGEMENT INC                         210 N. PARK AVE.
TECHNOLOGY STAFFING RESOURCES                       1020 MILWAUKEE AVE, SUITE 230

TECH-PRO, INC                                       1529 MARKET STREET, SUITE 200
TEK SYSTEMS                                         PO BOX 198568
TEKELEC                                             8445 FREEPORT PARKWAY
                                                    SUITE 530
TEKELEC                                             P.O. BOX 92580
TELCOM TRAINING CORPORATION                         288 S MAIN ST, SUITE 300
TELCORDIA TECHNOLOGIES                              445 SOUTH STREET - 1C133R
TELCORDIA TECHNOLOGIES INC                          8 CORPORATE PL, RM 3A-181
TELCORDIA TECHNOLOGIES INC                          8 CORPORATE PL, RM 3A-181
TELCORDIA TECHNOLOGIES INC                          8 CORPORATE PL, RM 3A-181
TELCORDIA TECHNOLOGIES INC                          445 SOUTH STREET
TELCORDIA TECHNOLOGIES, INC.                        445 SOUTH STREET, 1A312G
TELDON SOLUTIONS, LLC                               1825 C. GRASSLAND PKWY.
TELECOM EXECUTIVE GROUP                             FOUR GREENTREE CENTRE
                                                    SUITE 102
TELECOM INSTALLATION & ENGINEERING, INC.            1495 E. LONGVILLE DRIVE
TELECOM NETWORK SPECIALISTS, INC.                   22590 CEDAR GREEN ROAD
TELECOM POWER SYSTEMS (TPS)                         145 W MAIN STREET
                                                    PO  BOX 710
TELECOM PROSEARCH INC                               2701 ALCOTT STREET, SUITE 384
TELECOM RECRUITER, THE                              1831 NORTH FOREST COURT
                                                    SUITE F
TELECOM. INSTALLATIONS SPECIALISTS (TIS)            107 BANKS STREET
TELECOMMUNICATIONS RESOURCE INTL                    8547 E. ARAPAHOE ROAD
                                                    SUITE J290
TELECOMMUNICATIONS RESOURCE INTL                    8547 E. ARAPAHOE ROAD
                                                    SUITE J290
TELECOMMUNICATIONS
 TECHNOLOGIES & RESOURCES                           11999 PLANO RD, #160
TELECON, INC.                                       2711 PROSPERITY AVE
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELECORDIA TECHNOLOGIES, INC.                       6021 S SYRACUSE WAY
TELEDIRECT TELECOMMUNICATIONS GROUP, LLC            650 S. GRAND AVE, SUITE 1400
TELEDON SOLUTIONS, INC.                             1825-C GRASSLAND PARKWAY
TELEDON SOLUTIONS, INC.                             1825-C GRASSLAND PARKWAY
TELEGROUP, INC                                      2098 NUTMEG AVENUE
TELEMETRY TECHNOLOGY, INC                           BOX 620
TELEMETRY TECHNOLOGY, INC.                          BOX 620
TELEPHONE COMPANY OF CENTRAL FLORIDA                3575 WEST LAKE MARY BLVD
                                                    SUITE 107
TELEPHONE SERVICES, INC. (TSI)                      560 W. MAIN ST., SUITE 105
TELESCIENCES INC                                    351 NEW ALBANY RD
TELESCIENCES INC                                    2000 MIDLANTIC DR STE 410
TELESCIENCES, INC                                   351 NEW ALBANY RD
TELE-TECH COMPANY, INC                              2628 WILHITE COURT
TELE-TECH COMPANY, INC (TELETECH, TELE TECH)        2628 WILHITE COURT
TELE-TECH COMPANY, INC.                             2008 MERCER ROAD
TELE-TECH COMPNAY, INC.                             2008 MERCER RD.
TELIGENT                                            PO BOX 931761
TELLABS CORP                                        PO BOX 99206
TELLABS CORPORATION                                 1000 REMINGTON BLVD
TELLABS OPERATIONS INC                              PO BOX 99206
TELLABS OPERATIONS, INC.                            4951 INDIANA AVENUE MS 16

TELLABS OPERATIONS, INC.                            4951 INDIANA AVENUE MS 16
TELLABS OPERATIONS, INC.                            7901 SOUTHPARK PLAZA, SUITE #100
TELLABS OPERATIONS, INC.                            4951 INDIANA AVENUE MS 16
TELPRO TECHNOLOGIES                                 414 THIRTEENTH STREET
                                                    SUITE 700
TELPRO TECHNOLOGIES                                 3000 EXECUTIVE PKWY, STE 225
TELSCAPE USA                                        2700 POST OAK, SUITE 1000
TELSOURCE CORPORATION                               3009 EAST RIDGE DRIVE
TELSOURCE CORPORATION                               999 RIVERVIEW DRIVE, STE 201


TEL-TEC, INCORPORATED                               328 WAREHOUSE ROAD
TENDER LOVING CARE JANITORIAL SERVICES              19703 ENCHANTED OAKS
TENG & ASSOCIATES, INC.  (TENG CONSTRUCTION)        205 NORTH MICHIGAN AVENUE
TENG & ASSOCICATES                                  205 NORTH MICHIGAN AVE
                                                    SUITE 3600
TERRA DESIGNS                                       2924 BLACKBURN BRIDGE ROAD
TERRA DESIGNS INC.                                  2924 BLACKBURN BRIDGE ROAD
TERRALINK COMMUNICATIONS INC                        705-2 E BIDWELL ST, PMB-221
TEXAN ELECTRIC COMPANY, INC.                        7011 DIXIE DRIVE
Texas Bank                                          Accounting Department
                                                    P.O. Box 760
TEXSTAR ENTERPRISES, INC                            4249 INDUSTRIAL CENTER
TEXSTAR ENTERPRISES, INC.                           4236 INDUSTRIAL CENTER
THAYER POWER AND COMMUNICATION                      7400 MARKET ROAD
THAYER POWER AND COMMUNICATION LINE                 7400 MARKET RD.
THE EQUITABLE LIFE ASSURANCE SOCIETY                601 WEST 5TH ST.
The John Hancock
 Mutual Life Insurance Co.                          3600 Wilshire Blvd.
The John Hancock
 Mutual Life Insurance Co.                          3600 Wilshire Blvd.
The John Hancock
 Mutual Life Insurance Co.                          3600 Wilshire Blvd.
The M Company                                       c/o Harvey Wong
                                                    47647 Gable Common
The Travelers Insurance Company                     One Tower Square
                                                    ATTN:  CRES & S Accounting 1 MSA
THERMAL AIRE                                        503 GIUSEPPE COURT, SUITE #4
THERMAL AIRE, INC                                   503 GIUSEPPE COURT
THOMAS & PERKINS                                    1530 16TH ST, SUITE 500
THOMAS CABLE COMMUNICATION INC                      5520 RUFFIN ROAD, SUITE 205
THOMAS CABLE COMMUNICATIONS                         5520 RUFFIN RD, SUITE 205
THOMAS RESOURCE GROUP                               1640 TIBERON BLVD, SUITE 4
THOMPSON ASSOCIATES                                 4747 HOP YARD ROAD
TIME WARNER TELECOM                                 10475 PARK MEADOWS DRIVE
TIS WORLDWIDE                                       115 BROADWAY, 20TH FLOOR
TIS WORLDWIDE                                       115 BROADWAY, 20TH FLOOR
TIS, INC. (TELECOMMUNICATIONS
 INSTALLATION SPECIAL                               107 BANKS ST.
TITAN AIR CORPORATION                               60 E 42ND ST
TITLE BUILDING COMPANY                              300 - 21st Avenue North

TMP INTERACTIVE, INC. (MONSTER.COM)                 5 CLOCK TOWER, SUITE 500
TOLIN MECHANICAL SYSTEMS COMPANY                    12005 E 45TH AVE
TOLLBRIDGE TECHNOLOGIES                             872 HERMOSA DR.
T-ONE, INC.                                         2300 W. PARK PLACE BLVD.
TOPA EQUITIES (V.I.),  LTD.,
 U.S. VIRGIN ISLANDS CORP                           1800 Avenue of the stars., Suite 1400
TOTAL INSTRUMENT SERVICES, INC.                     7931 SOUTH BROADWAY, #113
TRANS GLOBAL COMMUNICATIONS                         PO BOX 15448
TRANS GLOBAL COMMUNICATIONS, INC.                   3505 NORTH ROXBORO ROAD
                                                    PO BOX 15448
Transwestern 25 West 43rd Street, LLC               c/o Jones Lang LaSalle Americas, Inc.
                                                    33907 Treasury Center
Transwestern 25 West 43rd Street, LLC               c/o Jones Lang LaSalle Americas, Inc.
                                                    33907 Treasury Center
TRAVELERS INDEMNITY COMPANY                         1 TOWER SQUARE
TRIAD CONSULTANTS                                   8101 EAST PRENTICE AVE
                                                    SUITE 610
TRI-AREA ELECTRIC CO., INC                          37 WAYNE AVENUE
TRI-CITY TELECOM AND CABLE                          703 POLARIS PLACE
TRI-CITY TELECOM AND CABLE, INC.                    703 POLARIS PLACE
TRI-LAN, INC.                                       904 FOX RIDGE PLACE
TRISTEP HIRING SYTEMS                               39159 PASEO PADRE PARKWAY
                                                    SUITE 303
TRUECOMP INSTALLATION                               160 W. SANTA CLARA ST
                                                    SUITE 1400
TRUEVANCE COMMUNICATIONS, LLC                       1536 KINGSLEY AVE
                                                    SUITE 128
TRUEVANCE COMMUNICATIONS, LLC                       1536 KINGSLEY AVE., STE. 128
TRUSTED INFORMATIONS SYSTEMS, INC. (TIS)            15204 OMEGA DRIVE
TTM, INC.                                           1722 TOAL ST.
TTM, INC.                                           1722 TOAL STREET
TTR, LLC                                            11999 PLANO ROAD, STE. 160
TURNER CONSTRUCTION COMPANY                         1873 S BELLAIRE ST, SUITE 1200
TURNER CONSTRUCTION COMPANY                         1873 S BELLAIRE ST, SUITE 1200
TURNER CONSTRUCTION COMPANY                         1873 S BELLAIRE ST, SUITE 1200
TVC INC                                             PO BOX 798049
U.S. INTERNET
U2SI (UNDERGROUND UTLITIES SERVICES, INC.)          P.O. BOX 700
UCA COMPUTER SYSTEMS INC                            1050 17TH ST, STE 1940
UNCC
UNDERGROUND CONSTRUCTION CO INC                     5145 INDUSTRIAL WAY.,PO BOX 2000
UNDERGROUND CONSTRUCTION CO INC.                    PO BOX 2000
UNDERGROUND TECHNOLOGY INC                          PO BOX 3820
UNISON SYSTEMS INC                                  3900 E MEXICO AVE, SUITE 504
UNISON SYSTEMS INC                                  3900 E MEXICO AVE, SUITE 504
UNISON SYSTEMS INC                                  3900 E MEXICO AVE, SUITE 504
UNITED AIRLINES                                     1200 EAST ALGONQUIN ROAD
UNITED AMERITEC CORPORATION                         DBA UAC SECURITY SYSTEMS
                                                    9920 SCRIPPS LAKE DRIVE
                                                    SUITE 108
UNITED AMERITEC CORPORATOIN                         2342 EAST VALENCIA DRIVE
UNITED HEALTHCARE                                   603 HARLAND DRIVE
UNITED INFORMATION
 TECHNOLOGIES CORPORATION                           1051 PERIMETER DRIVE
                                                    SUITE 550
UNLIMITED TECHNOLOGY                                81 LANGTON ST, SUITE 10
US COMMUNICATIONS INC                               5030 EDITH NE
                                                    PO BOX 21250
US COMMUNICATIONS INC                               5030 EDITH NE
                                                    PO BOX 21250
US COMMUNICATIONS INC                               5030 EDITH NE
                                                    PO BOX 21250
US COMMUNICATIONS, INC.,
 DIV. OF ARGUSS COMM. GRP                           PO DRAWER 21520
US SOUTH COMMUNICATIONS                             3200 WINDY HILL ROAD
                                                    WILDWOOD PLAZA WEST
UTILIQUEST                                          5417 BABDERA, STE 608
UTILIQUEST                                          5417 BABDERA, STE 608
UTILITIES CONSTRUCTION                              645 SOUTH GREEN ROAD
UTILITY CONSULTANTS                                 1810 WATER PLACE, STE 200
UUNET                                               PAYEMNTS PROCESSING CENTER
                                                    PO BOX 85080
V&A JANITORIAL SERVICES                             P.O. BOX 25574
VALUCOM, INC                                        415 CHURCH STREET N.E.
                                                    SUITE 204
VCI TELECOM INC                                     PO BOX 846343
VCI TELECOM, INC.                                   1921 W. 11 STREET
VECA                                                PO BOX 80467
VECTOR MANAGEMENT GROUP                             910 16TH STREET, SUITE 426
VERITAS SOFTWARE CORP                               1600 PLYMOUTH ST
VERITAS SOFTWARE CORP                               1600 PLYMOUTH ST
VIDEOTRONIC, INC.                                   15000 WEST 6TH AVE., #102-A
VIDEOTRONIX, INC.                                   15000 W. 6TH AVENUE
                                                    SUITE 102-A
VIRTUAL ENTERPRISES, INC DBA                        ADVANCED SYSTEMS GROUP INC
                                                    12405 NORTH GRANT STREET
VIRTUAL VALLEY INTERNET                             219 1ST AVE. NW
VISA USA, INC.                                      6400 S. FIDDLERS GREEN CIRCLE
VISION SYSTEMS LLC                                  6750 WEST LOOP SOUTH
VITRIA TECHNOLOGY INC                               945 STEWART DRIVE
VITRIA TECHNOLOGY INC                               945 STEWART DR
VOCAL DATA, INC.                                    1701 NORTH GREENVILLE AVE  SUITE 304
VOICEWARE SYSTEMS                                   1109 OKEECHOBEE ROAD
VOICEWARE SYSTEMS                                   1109 OKEECHOBEE ROAD
VOLT INFORMATION SCIENCES, INC.                     505 ARBOR OAK DRIVE
VOLT SERVICES                                       1800 SAINT JAMES PLACE
                                                    SUITE 204
VOLT SERVICES INC.                                  1800 SAINT JAMES PLACE
                                                    SUITE 204
VOLT TELECOM GROUP                                  5300 OAKBROOK PARKWAY #245
VOLT TELECOM GROUP                                  5300 OAKBROOK PARKWAY #245
VROOM                                               13111 EAST BRIARWOOD AVE
                                                    SUITE 270
VYVX                                                PO BOX 73102
VYVX INC                                            P.O BOX 73102
W. JAMES OROVITZ, TRUSTEE                           2550 N.W. 72nd Avenue, #101
W. T. LEONE'S TRI-AREA ELECTRIC CO. INC.            37 WAYNE AVENUE
W.L. CONTRACTORS, INC.                              6435 W. 55TH
WALLER CREEK COMMUNICATIONS                         1801 N. LAMAR BOULEVARD, SUITE M
WANG GLOBAL SERVICES                                19011 LAKE DRIVE EAST

WARREN, MORRIS & MADISON, LTD.                      4108 HOLLY ROAD
WAUKESHA-PEARCE INDUSTRIES, INC.                    3740 SOUTHEAST ROUTE 410
                                                    JIM LAMBRECHT
Waverly Hill Partnership                            2060 Broadway Suite 250
WAVERLY HILL PARTNERSHIP                            899 LOGAN
WCB FIVE LIMITED
 PARTNERSHIP C/O WCB PROPERTIES                     450 Newport Center Drive., Suite 302
WEITZ COHEN CONSTRUCTION CO                         899 LOGAN ST, SUITE 600
WELLS FARGO ALARM SERVICES                          3725 EAST ROESER, SUITE 21
WELLS FARGO ALARM SERVICES                          3725 EAST ROESER ROAD
                                                    SUITE 21
WESBELL ASSET RECOVERY CENTER                       14705 WEST 112TH STREET
WEST AmericA MORTGAGE (WESTPIKE, LLC)               8700 TURNPIKE DR.
WESTAFF                                             3415 GREY STONE, SUITE 107
WESTERN DATA                                        304 INVERNESS WAY SOUTH
                                                    SUITE 190
WESTERN UNION                                       PO BOX 60253
WESTERN UNION                                       PO BOX 60253
Western Union Ats C/O Worldcom                      2270 LAKESIDE BOULEVARD 41103/882
WESTFIRE INC                                        10725 PLANO RD, STE 300

WESTFIRE INC.                                       14818 WEST 6TH AVENUE

                                                    UNIT 4-A
WESTFIRE, INC.                                      14818 W. 6TH AVENUE

                                                    UNIT 4-A
WESTSHARE SERVICES, INC.                            14529 BROADWAY AVENUE SE
WESTSHARE SERVICES, INC.                            C/O STANIS LAW ASHBAUGH LLP
                                                    4400 BANK OF AMERICA TOWER
                                                    701 FIFTH AVENUE KING CO
WESTSHARE SERVICES, INC.                            14529 BROADWAY AVENUE, SE
WGW INC                                             460 Decatur Street SE
WHITTMAN HART INC                                   6400 S FIDDLERS GREEN CIRLE
WHITTMAN HART INC                                   6400 S FIDDLERS GREEN CIRLE
                                                    SUITE 200
WILLIAMS COMMUNICATIONS INC                         21864 NETWORK PLACE
WILLIAMS ELECTRIC COMPANY                           2119 E. DIXON BLVD.
                                                    P.O. BOX 2367
WILLIAMS ELECTRIC COMPANY (PIONEER                  ASSOCIATES, INC.
                                                    P.O. BOX 2267
WILSON CONSULTING GROUP INC                         PO BOX 759
WILSON GROUP, THE                                   P.O. BOX 346
WILSON'S AIR TECHNOLOGIES                           5045 SOUTH YAKIMA AVENUE
WILSON'S AIR TECHNOLOGIES, INC.                     5045 SOUTH YAKIMA AVENUE
WINDSOR CONSULTANTS INC                             13201 NW FRWY, #704
WINSTAR COMMUNICATIONS                              1577 SPRING HILL RD
WOLIN, CARLA J                                      240 GARFIELD ST
WORLDCOM                                            ONE WILLIAMS CENTER, MD 29-6
WORLDCOM NETWORK SERVICES                           PO BOX 730426
WORLDCOM NETWORK SERVICES INC                       ONE WILLIAMS CENTER MD-27-3
WORLDCOM NETWORK SERVICES INC                       6929 NORTH LAKEWOOD AVE
WORLDPORT COMMUNICATIONS (ENERGIS)                  1825 BARRETT LAKES BLVD
XEROX BUSINESS SERVICES                             4600 S.ULSTER STREET
                                                    SUITE 1000
XO COMMUNICATIONS/NEXTLINK                          14811  NORTH KIERLAND BLVD.
YANKEE GROUP, THE                                   31 ST. JAMES AVENUE

(TABLE CONTINUED)

ICG Communications, Inc.
Listing of Executory Contracts and Unexpired Leases
To be Rejected
-----------------------------------------------------------------------------------------------------------------------------------
                      Non-Debtor Party to Lease/Contract
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Address
------------------------------------------------------------------------------------------------------------------------------------
Name                                                  City                                              State               Zip
------------------------------------------------------------------------------------------------------------------------------------
100 Park Center Plaza                                 San Jose                                           CA                 95113
2100 West End Avenue                                  Nashville                                          TN                 37203
3 HUTTON CENTRE, LP                                   SANTA ANA                                          CA                 92707
3355 Richmond Rd, Bldg. B                             Beachwood                                          OH                 44122
3550 Watt Avenue                                      Sacramento                                         CA                 95821
3607 Broadway Realty Associates                       Philadelphia                                       PA                 19123
4311 Wilshire Building, Ltd.,
 C/O Transwestern Property Company                    Los Angeles                                        CA                 90010
455 SHERMAN ASSOCIATES LLC                            Denver                                             CO                 80203
72 Jericho Associates                                 Mineola                                            NY                 11501
789 Sherman Ltd. Liab. Co.                            Boulder                                            CO                 80302
789 SHERMAN LTD. LIAB. CO.                            Denver                                             CO
88 Kearney Street                                     San Francisco                                      CA                 94108
A&B UNDERGROUND LLC                                   SALEM                                              OR                 97303
A. M. ORTEGA                                          LAKESIDE                                           CA                 92040
A.M. ORTEGA                                           LAKESIDE                                           CA                 92040
ABACON TELECOMMUNICATIONS                             GREENSBORO                                         NC                 27425
ABACON TELECOMMUNICATIONS                             GREENSBORO                                         NC                 27425
ABEL COMMUNICATIONS, INC.                             VANCOUVER                                          WA                 98687
ABTS NET                                              HICKORY                                            NC                 28602
ACCESS DATA                                           ENGLEWOOD                                          CO                 80111
ACCESS DATA CONSULTING CORP                           ENGLEWOOD                                          CO                 80111

Access Transmission Services                          Rchardson                                          TX                 75082

ACREE DAILY CORPORATION                               COLUMBUS                                           OH              43219-3566
ACTION BUSINESS CLEANING SYSTEMS                      BIRMINGHAM                                         AL                 35244

ACTON CONTRACTORS INC                                 BIRMINGHAM                                         AL                 35243
ACTON CONTRACTORS INC                                 BIRMINGHAM                                         AL                 35243
ADC TELECOMMUNICATIONS                                CHINO HILLS                                        CA                 91709

ADDISON CIRCLE TWO LTD.
ADEX CORPORATION                                      ATLANTA                                            GA                 30360

ADVANCED COMMUNICATIONS, INC.                         SAN DIEGO                                          CA                 92126
ADVANCED FIBER RESPONSE                               ARVADA                                             CO                 80004
ADVANCED FIBER RESPONSE, INC.                         ARVADA                                             CO                 80004
ADVANCED TECHNOLOGIES & SERVICES                      WAYNE                                              NJ                 7470

AEROTECH MECHANICAL
 CONTRACTORS INC                                      YOUNGSTOWN                                         OH                 44512
AEROTEK INK /OPTOINS ONE INC                          COLUMBIA                                           MD                 21046
AGUIRRE CORPORATION                                   DALLAS                                             TX                 75251

AIR MASTERS/CSUSA FLORIDA                             TAMPA                                              FL                 33613
Airport Business Parks                                San Francisco                                      CA              94160-0001

ALABAMA LINE LOCATION CENTER INC                      BIRMINGHAM                                         AL                 35201
ALBAN ENGINE POWER SYSTEMS                            ELKRIDGE                                           MD              21075-5398
ALBERT PLUMBING HEATING & AIR                         SAN MARCOS                                         CA                 92069

ALEXANDER UTILITY ENGINEERING                         SAN ANTONIO                                        TX              78216-7800
ALL SEASONS CLEANERS INC                              CLEVELAND                                          OH                 44103
ALL STAR TELECOM                                      CARMICHAEL                                         CA                 95608
ALL STAR TELECOM                                      CARMICHAEL                                         CA                 95608
ALL STAR TELECOM                                      CARMICHAEL                                         CA                 95608
ALL STAR TELECOM                                      CARMICHAEL                                         CA                 95608
ALLIED ELECTRIC INC                                   GRAN RAPIDS                                        MI                 49544
ALLSTAR PERSONNEL (ALL STAR)                          CHARLOTTE                                          NC                 28273
ALLTECH TECHNOLOGIES LLC                              ASHLAND                                            KY              41105-2558

ALLTECH TECHNOLOGIES LLC                              ASHLAND                                            KY              41105-2558

ALLTEL                                                LINCOLN                                            NE              68501-1249
ALLTEL CORP                                           CHARLOTTE                                          NC                 28270
ALLTEL INFORMATION SERVICES INC                       TWINSBURG                                          OH                 44087
ALLTEL INFORMATION SERVICES INC                       TWINSBURG                                          OH                 44087
ALLWEST SYSTEMS INC                                   DENVER                                             CO                 80216

ALLWEST SYSTEMS INC                                   DENVER                                             CO                 80216

ALPINE POWER SYSTEMS                                  COLUMBUS                                           OH                 43213
ALTA TELECOM                                          DULUTH                                             GA              30096-9409


AMERICAN APPRAISAL ASSOCIATES                         DENVER                                             CO                 80220
AMERICAN BUSINESS PERSONNEL SVCS                      CINCINNATI                                         OH                 45246

AMERICAN EXPRESS                                      Irvine                                             CA                 92612
AMERICAN EXPRESS TAX & BUSINESS                       WOODLAND HILL                                      CA                 91367

AMERICAN MANAGEMENT SYSTEMS                           ATLANTA                                            GA                 30392

AMERICAN MANAGEMENT SYSTEMS                           ATLANTA                                            GA                 30392

AMERICAN OFFICE PARK
AMERICAST INDUSTRIES, INC                             Baldwin Park                                       CA                 91706
AMERICOM                                              POMONA                                             CA                 91767
AMERICOM ENTERPRISES, INC.                            COLUMBUS                                           OH                 43235
AMERITECH OHIO                                        COLUMBUS                                           OH              43235-2798


AMS                                                   ATLANTA                                            GA                 30392

AMSHER COLLECTIONS                                    BIRMINGHAM                                         AL                 35203
AMTEVA TECHNOLOGIES, INC.                             GLEN ALLEN                                         VA                 23060

ANSCO AND ASSOCIATES, INC.                            GREENSBORO                                         NC                 27407
ANSPACH, BARRY                                        LITTLETON                                          CO                 80121
APCON NETWORK SOLUTIONS, INC.                         WESTMINSTER                                        CO                 80031

APEX ASSOCIATES                                       AURORA                                             CO                 80013
APPLIED INNOVATION                                    DUBLIN                                             OH                 43016
APPLIED TELECOMMUNICATIONS                            BOSTON                                             MA              02241-3259
ARC SERVICES                                          ARVADA                                             CO                 80001
ARCHITECTURE ONE                                      LOVELAND                                           CO                 80538

ARCHITEL                                              TORONTO                                            ON                M9W6H8
ARCUS DATA SECURITY                                   DALLAS                                             TX              75391-1862
ARISS KAHAN DATABASE MARKETING GRP                    DENVER                                             CO                 80231
ARIZONA PIPELINE CO                                   LOS ANGELES                                        CA              90084-8714
ARMSTRONG LAING INC                                   ATLANTA                                            GA                 30326

ARROW ELECTRIC CO, INC                                LOUISVILLE                                         KY              40233-6215
ARROW ELECTRIC COMPANY, INC.                          LOUISVILLE                                         MO                 40233
ARROW ELECTRIC CONTRACTORS INC                        LOUISVILLE                                         KY                 40233
ARROWHEAD CONSULTING COMPANY                          ENGLEWOOD                                          CO                 80112
ARTHUR ANDERSEN LLP                                   DALLAS                                             TX              75373-0743
ARTHUR ANDERSEN LLP                                   DALLAS                                             TX              75373-0743
ASCEND COMMUNICATIONS INC                             WESTFORD                                           MA                 1886
ASIA INTERNATIONAL (AIC)                              BURNABY                                            BC                V5G 4L6
ASPECT TELECOMMUNICATIONS CORP                        SAN JOSE                                           CA              95131-2312
ASPECT TELECOMMUNICATIONS CORP                        SAN JOSE                                           CA              95131-2312
ASTRAL COMMUNCIATIONS                                 MIAMI                                              FL                 33166
AT&T                                                  NEW YORK                                           NY              10013-2412
AT&T                                                  NEW YORK                                           NY              10013-2412
AT&T                                                  NEW YORK                                           NY              10013-2412
AT&T CAPITAL CORP
                                                      MORRISTOWN                                         NJ              07962-1983

AT&T GLOBAL NETWORK SERVICES                          SCHAUMBURG                                         IL                 60173
ATLANTIC AND PACIFIC TELECOM, INC                     SALEM                                              VA                 24153
ATLANTIC AND PACIFIC TELECOM, INC.                    GROVE CITY                                         OH                 43123

ATLANTIC CONNECTIONS                                  WORCHESTER                                         MA                 1608
AUSTIN DATA SYSTEMS                                   AUSTIN                                             TX                 78759
AUTOMOTIVE RENTALS, INC.                              MT LAUREL                                          NJ                 8054
AUTOMOTIVE RENTALS, INC.                              MT LAUREL                                          NJ                 8054
AUTOMOTIVE RESOURCES INTERNATIONAL
 /AUTOMOTIVE RENTALS INC.                             MT LAUREL                                          NJ                 08054

AVESTA TECHNOLOGIES INC                               NEW YORK                                           NY                 10006
AVIS RENT A CAR INC                                   CARLE PLACE                                        NY              11514-0355
AXIOM TECHNOLOGY, INC.                                CITY OF INDUSTRY                                   CA                 91745
AXIOM TECHNOLOGY, INC.                                CITY OF INDUSTRY                                   CA                 91745
AZTEC CABLE AND
 COMMUNICATIONS CONTRACTORS                           BERTHOUD                                           CO                 80513

AZTEC NETWORK COMMUNICATIONS                          HOUSTON                                            TX                 77074
BACKWEB TECHNOLOGIES                                  SAN JOSE                                           CA                 95110
BANK ONE ARIZONA,
 NA/ARIZONA STATE RETIREMENT                          HOUSTON                                            TX                 77079

BBN CORP. - DBA:
 GTE INTERNETWORKING, INC.                            BURLINGTON                                         MA                 1803
BDSI INC D/B/A BEECHWOOD                              CLARK                                              NJ                 7066

BEACON CENTER PARTNERS                                BIRMINGHAM                                         AL                 35203
BEACON CENTER PARTNERS, LTD.                          BIRMINGHAM                                         AL
BEACON CENTER PARTNERS, LTD.                          BIRMINGHAM                                         AL
BEACON INVESTMENT CORPORATION                         CHARLOTTE                                          NC                 28231
BEACON MANAGEMENT COMPANY                             Los Angeles                                        CA                 90024
BEANS, WILLIAM S. JR                                  ENGLEWOOD                                          CO                 80112
BECKETT BROWN INTERNATIONAL INC                       DENVER                                             CO                 80222
BEERMAN REALTY CO.
 (B-W LIMITED PARTNERSHIP)                            BIRMINGHAM                                         AL
BELL COMMUNICATIONS
 RESEARCH INC (BELLCORE)                              RED BANK                                           NJ                 7701
BELLCORE                                              NEWARK                                             NJ                 7191
BELLCORE                                              NEWARK                                             NJ                 7191
BELLSOUTH LONG DISTANCE INC                           ATLANTA                                            GA                 30346

BELLSOUTH TELECOMMUNICATIONS INC                      BIRMINGHAM                                         AL                 35203

BERGER & COMPANY                                      DENVER                                             CO                 80202

Berry Building Partners, LLC                          BIRMINGHAM                                         AL                 35203
BERTHEL LEWIS ELECTRIC INC                            BROOKFIELD                                         IL                 60513
BERTHEL LEWIS ELECTRIC, INC.                          BROOKFIELD                                         IL                 60513
BERWICK ELECTRIC                                      COLORADO SPRINGS                                   CO                 80903
BERWICK ELECTRIC CO.                                  COLORADO SPRINGS                                   CO                 80903
BETSCHART ELECTRIC COMPANY, INC.                      OLYMPIA                                            WA                 98501

BETSHART ELECTRIC COMPANY, INC.                       OLYMPIA                                            WA                 98501
BETTER COMFORT SYSTEMS INC                            MALDEN                                             MA                 2148
BILBREY CONSTRUCTION INC                              DAYTON                                             OH              45401-0822
BILBREY CONSTRUCTION, INC.                            DAYTON                                             OH                 45402
BIZILLIONS TELECOM                                    DENVER                                             CO                 80202

BLACK BOX CORPORATION                                 PITTSBURGH                                         PA              15251-7671
BLACK BOX NETWORK SERVICES OF CHICAGO                 CHICAGO                                            IL                 60616
BLACK TIE ENTERPRISES                                 GREENSBURG                                         PA              15601-9598
BLOOMBERG LP                                          NEW YORK                                           NY              10022-1240
BLUE ADVANTAGE                                        DENVER                                             CO                 80273
BOARD OF REGENTS OF THE
 UNIVERSITY OF TEXAS SYSTEM                           AUSTIN                                             TX                 74133
Bob, L.C.                                             Davenport                                          IA                 52805
BOLDTECH SYSTEMS, INC.                                DENVER                                             CO                 80202

BORN INFORMATION SERVICES                             ENGLEWOOD                                          CO                 80111

BOVIS LEND LEASE INC                                  MORRISTOWN                                         NJ                 7962
BOWER AND ASSOCIATES                                  FOSTER CITY                                        CA                 94404
BRADLEY-MORRIS, INC.                                  KENNESAW                                           GA                 30144

Brazie Family Properties
(Westminster Financial Corporation)                   Vandalia                                           OH                 45377
BRD CONSULTING                                        AUSTIN                                             TX                 78728
BRECK LARSON I                                        ENGLEWOOD                                          CO                 80111
BRIO TECHNOLOGY INC                                   PALANTINE                                          IL              60055-0866
BRISTOL SQUARE, INC                                   San Deigo                                          CA              92121-6001
BROADWING COMMUNICATIONS SVCS                         PHOENIX                                            AZ              85062-9159
BROOKS INTERNATIONAL                                  DENVER                                             CO                 80204
BRYAN J. SHELBY PC                                    THE WOODLANDS                                      TX                 77380
BTECH SYSTEMS INTEGRATORS                             ROCKY RIVER                                        OH                 44116

B-TECH WIRE & CABLE, INC.                             ROCKY RIVER                                        OH                 44116

BUCKEYE POWER                                         BLACKLICK                                          OH                 43004
BUCKEYE POWER SALES CO. INC.                          WEST CHESTER                                       OH                 45069
BUILDER'S ELECTRICAL                                  EUGEHE                                             OR                 97402
BUILDER'S ELECTRICAL, INC.                            EUGENE                                             OR                 97402
BURKE INCORPORATED                                    CINCINNATI                                         OH                 45202
BURKEEN CONSTRUCTION                                  OLIVE BRANCH                                       TN                 38654

BURNIP & SIMMS OF TEXAS                               AUSTIN                                             TX                 78767
BURNIP & SIMMS OF TEXAS                               AUSTIN                                             TX                 78767
BUSINESS SOLUTIONS INC                                DENVER                                             CO                 80206
BW ELECTRIC INC                                       COLORADO SPRINGS                                   CO                 80905
C - SYSTEMS                                           COEUR D'ALENE                                      ID                 83814
C AND Y ASSOCIATES                                                                                                            0
C.R. CARNEY ARCHITECTS, INC                           TUSTIN                                             CA                 92680
CABLCON                                               TROY                                               MI                 48083
CABLE & WIRELESS COMMUNICATIONS                       VIENNA                                             VA                 22182
Cable & Wireless Inc                                  Pittsburgh                                         PA              15251-7689
CABLE TV SERVICE INC.
 & SOUTH SHORE CABLE                                  BROOK PARK                                         OH                 44142

CABLE TV SERVICES                                     BROOK PARK                                         OH                 44142
CABLE TV SERVICES                                     BROOKPARK                                          OH                 44142
CACTUS INTEGRATION GROUP                              FAIRVIEW VILLAGE                                   PA                 19409
CACTUS INTEGRATION GROUP                              DENVER                                             CO                 80239
CAE & ASSOCIATES INC                                  LYNNWOOD                                           WA                 98036
CAE & ASSOCIATES, INC.                                LYNNWOOD                                           WA                 98036
CALL SCIENCES                                         EDISON                                             NJ                 8837

CALLIDUS SOFTWARE INC                                 SAN JOSE                                           CA                 95113

CAL-TECH INTERNATIONAL TELECOM CORP                   WALNUT CREEK                                       CA                 94596

CAMBRIDGE TECHNOLOGY PARTNERS                         CAMBRIDGE                                          MA                 2139
CAP GEMINI AMERICA INC                                PHILADELPHIA                                       PA              19175-9065

CAP GEMINI AMERICA INC                                PHILADELPHIA                                       PA              19175-9065

CAP GEMINI AMERICA LLC                                PHILADELPHIA                                       PA              19175-9065

CAPROCK COMMUNICATIONS/MCCLOUD                        Dallas                                             TX                 75240
CARAT USA INC                                         SANTA MONICA                                       CA                 90404
CAREER CONSULTANTS                                    AUSTIN                                             TX                 78731
CAREER FORUM INC                                      GOLDEN                                             CO                 80401
CAREERS LTD                                           DALLAS                                             TX              75284-2214
CARLSON DESIGN CONSTRUCT CORPORATION                                                                                          0
CAROL ELECTRIC CO INC                                 LOS ALAMITOS                                       CA                 90720
CARRIER 1, INC.                                       CLIFTON                                            NJ                 7012
CARTER & BURGESS                                      FORT WORTH                                         TX                 76185
CASCADE COMMUNICATIONS CORP                           WESTFORD                                           MA                 1886
CASTLE & COOKE CARRIER HOTELS, LLC                    Orlando                                            FL                 32816
CASTLE PINES                                          GREENWOOD VILLAGE                                  CO                 80111
CBT SYSTEMS, USA LIMITED                              REDWOOD CITY                                       CA                 94063
CENTRAL HEATING & PLUMBING INC                        NEW CASTLE                                         PA                 16101
CENTRAL HEATING AND PLUMBING, INC.                    NEW CASTLE                                         PA                 16101
Centrum-Belleview LLC                                 Boulder                                            CO                 80302
CERTIFIED ASSOCIATES, INC.                            HOUSTON                                            TX                 77098

CH2M HILL, INC.                                       ENGLEWOOD                                          CO                 80112

CHA SYSTEMS INC                                       DALLAS                                             TX                 75234
CHARLES SCHWAB AND COMPANY, INC.                      DENVER                                             CO                 80246
CHARLES TAYLOR COMMUNICATIONS                         CARLSBAD                                           CA                 92008
CHARLES TAYLOR COMMUNICATIONS, INC.                   FULLERTON                                          CA                 92633
CHAT COMMUNICATION SERVICES                           SAN RAFAEL                                         CA                 94901
CHAT COMMUNICATIONS                                   SAN RAFAEL                                         CA                 94901
CHOICE OPTIC COMMUNICATIONS, INC.                     AUSTIN                                             TX                 78745
CHOICE OPTICS COMMUNICATIONS INC                      AUSTIN                                             TX                 78760
Chrone Real Estate Corporation                        Westfield                                          NJ                 07091

CIBER INC                                             ENGLEWOOD                                          CO                 80111

CIBER INC                                             ENGLEWOOD                                          CO                 80111

CIRCUIT-TRAN CORPORATION
 AKA PRE-VENTRONICS                                   TUCSON                                             AZ                 85711
CISCO SYSTEMS                                         ENGLEWOOD                                          CO                 80112

CISCO SYSTEMS                                         SAN JOSE                                           CA                 95134

CISCO SYSTEMS CAPITAL CORP.                           SAN JOSE                                           CA                 95134

CISCO SYSTEMS CAPITAL CORP.                           SAN JOSE                                           CA                 95134


CISCO SYSTEMS CAPITAL CORP.                           SAN JOSE                                           CA                 95134

CISCO SYSTEMS INC                                     SAN JOSE                                           CA              95134-1706


CISCO SYSTEMS, INC.                                   SAN JOSE                                           CA                 95134

CISCO SYSTEMS, INC.                                   SAN JOSE                                           CA                 95134

CISCO SYSTEMS, INC.                                   SAN JOSE                                           CA                 95134

CITRIX                                                ATLANTA                                            GA              31193-1686
CITY OF BOULDER                                       BOULDER                                            CO                 80302


CITY OF BOULDER                                       BOULDER                                            CO                 80306


CITY OF BOULDER                                       BOULDER                                            CO                 80302

CITY OF CHARLESTON                                    CHARLESTON                                         SC                 29402


CITY OF CLEVELAND                                     CLEVELAND                                          OH                 44114

CITY OF DENVER/MILE HI CABLE                          DENVER                                             CO                 80204

CITY OF GREENVILLE,SC
CITY OF LONGMONT                                      LONGMONT                                           CO                 80501

CITY SIGNAL FIBER SERVICES INC.                       STRONGSVILLE                                       OH                 44136
CITY SIGNAL FIBER SERVICES, INC                       WYOMING                                            MI                 49548
CLASS ACT TRAINING & CONSULTING                       BROOMFIELD                                         CO                 80021
CLASS ACT TRAINING & CONSULTING                       BROOMFIELD                                         CO                 80021
CLEVELAND REAL ESTATE PARTNERS                        Cleveland                                          OH                 44114
CLEVELAND REAL ESTATE PARTNERS                        CLEVELAND                                          OH
Cliff Preston                                         Pleasanton                                         CA                 94566

CMACAO                                                COLUMBUS                                           OH                 43215
CMS ELECTRICAL SERVICE CO                             NEW YORK                                           NY              10020-1295
CMS ELECTRICAL SERVICES INC                           NEW YORK                                           NY              10020-1295
COLONIAL AIR CONDITIONING COMPANY                     BLOOMFIELD                                         CT                 6002
COLORADO SEMINARY, UNIVERSITY OF DENVER               DENVER                                             CO                 80208
COLORADO TELE-EQUIPMENT COMPANY (CTEC)                AURORA                                             CO                 80015
COMDISCO INC                                          ROSEMONT                                           IL                 60018
COMDISCO INC                                          ROSEMONT                                           IL                 60018
COMDISCO INC                                          ROSEMONT                                           IL                 60018
COMDISCO INC                                          ROSEMONT                                           IL                 60018
COMFORT SYSTEMS USA, FLORIDA                          TAMPA                                              FL                 33613
COMMERCIAL REALTY GROUP, INC                          MEMPHIS                                            TN                 38119
COMMS PEOPLE INC                                      WAKEFIELD                                          MA                 1880
COMMUNICATION LINK, INC.                              LENEXA                                             KS                 66215
COMMUNICATION TECHNICAL SYSTEMS INC                   ROSWELL                                            GA                 30076

COMMUNICATIONS RESOURCES
 INTERNATIONAL, INC.                                  GREENWOOD VILLAGE                                  CO                 80112
COMMUNICATIONS SUPPLY CORP                            CHICAGO                                            IL                 60674

COMMUNICATIONS TEST DESIGN, INC.                      WEST CHESTER                                       PA                 19380
COMNEX INTERNATIONAL                                  DELRAY BEACH                                       FL                 33215

COMPATIBLE COMMUNICATION SYSTEMS                      LOUISVILLE                                         KY                 40207
COMPLETE COMMUNICATIONS SYSTEMS                       BIRMINGHAM                                         AL                 35243
COMPLUS                                               DALLAS                                             TX              75284-4480
COMPUTER HORIZONS CORPORATION                         MOUNTAIN LAKES                                     NJ              07046-1495
COMPUTER ROOM DESIGN CORPORATION                      CLEVELAND                                          OH                 44107
COMPUWARE CORPORATION                                 FARMINGTON HILLS                                   MI              48334-2564
COMTEL SYSTEMS TECHNOLOGY INC                         SANTA CLARA                                        CA                 95050
CONCORD ATLANTIC ENGINEERS                            WEST ATLANTIC CITY                                 NJ                 8232

CONLEY EQUIPMENT COMPANY                              DENVER                                             CO              80248-1950
Consolidated Assets Company                           Los Angeles                                        CA                 90020
CONSOLIDATED COMMUNICATIONS                           MATTOON                                            IL                 61938


CONSOLIDATED CRANE & RIGGING, LTD                     HOUSTON                                            TX                 77087
CONVERGENT COMMUNICATIONS INC                         WORTHINGTON                                        OH                 43085
CONVERGENT COMMUNICATIONS INC                         WORTHINGTON                                        OH                 43085
CONVERGENT COMMUNICATIONS INC                         WORTHINGTON                                        OH                 43085
COOK PAVING & CONSTRUCTION                            BROOKLYN                                           OH                 44130

COOPER RIBNER CORPORATION, THE                        LAKEWOOD                                           CO                 80215
COPPER MOUNTAIN NETWORKS INC                          SAN DIEGO                                          CA              92121-4238

COPPER MOUNTAIN NETWORKS INC                          SAN DIEGO                                          CA              92121-4238

COPPERCOM                                             SANTA CLARA                                        CA                 95054
CORENET SERVICES, INC.                                NORCROSS                                           GA                 30092
CORETECH CONSULTING GROUP, INC.                       ENGLEWOOD                                          CO                 80111

CORPORATE REAL ESTATE SERVICES, INC                   WEST LONG BRANCH                                   NJ                 7764
COSTA SOUTHWEST                                       DALLAS                                             TX                 75240
COVAD COMMUNICATIONS CO.                              SANTA CLARA                                        CA                 94050
COVAD COMMUNICATIONS GROUP                            SANTA CLARA                                        CA                 95050
COVAD NATIONAL                                        ATLANTA                                            GA                 30341
COVERALL CLEANING CONCEPTS                            DUBLIN                                             OH                 43017
COWIN FIBER OPTIC SERVICES, INC.                      WELLINGTON                                         FL                 33414
CPUI CORPORATION                                      DENVER                                             CO                 80202
CRANSTON, TIMOTHY M                                   CASTLE ROCK                                        CO                 80104
CROCE ELECTRIC CO INC                                 EVERETT                                            MA                 2149
CROCE ELECTRIC COMPANY INC.                           EVERTT                                             MA                 2149
CROWN FIBER COMMUNICATIONS                            NORCROSS                                           GA                 30093
CROWN FIBER COMMUNICATIONS, INC.                      NORCROSS                                           GA                 30093
CROY M ETLING-SOFTWARE ARCHITECTS, INC                IRVING                                             CA                 75039

CSG SYSTEMS, INC.                                     ENGLEWOOD                                          CO                 80111

CSI COMMUNICATION SERVICES, INC.                      MARSHVILLE                                         NC                 28103
CSI CORPORATION                                       ENGLEWOOD                                          CO                 80112

CTC Illinois Trust Company as
 Trustee for Agents Pension Plan                      Northbrook                                         IL                 60062
CTC ILLINOIS TRUST COMPANY AS
 TRUSTEE FOR AGENTS PENSION PLAN                      Columbus                                           OH
CULVER PERSONNEL SERVICES                             SAN DIEGO                                          CA                 92121
CURRENT ANALYSIS                                      FAIRFAX                                            VA                 22030

CUSTOM POWER SERVICES, INC.                           ROXBURY                                            PA                 17251
CUSTOMER COMM                                         COLUMBUS                                           OH                 43235
CUYAHOGA FALLS PUBLIC SCHOOLS                         CUYAHOGA FALLS                                     OH                 44221
CW FENTRESS JH BRADBURN
 AND ASSOCIATES, PC                                   DENVER                                             CO                 80203
CYGENT INC                                            SAN FRANCISCO                                      CA                 94103
CYRAS SYSTEMS, INC.                                   FREMONT                                            CA                 94538
D.E.A. CONSTRUCTION COMPANY                           COMMERCE CITY                                      CO                 80022
DANA COMMERCIAL CREDIT CORP                           TOLEDO                                             OH                 43607
DANA COMMERCIAL CREDIT CORP                           TOLEDO                                             OH                 43607
DANELLA CONSTRUCTION CORP OF COLO                     AURORA                                             CO                 80011
DANELLA CONSTRUCTION CORP. OF COLORADO                AURORA                                             CO                 80011
DANIEL J. EDELMAN, INC.                               CHICAGO                                            IL                 60601

DANIELS AND PATTERSON
 CORPORATE SEARCH, INC.                               DENVER                                             CO                 80218
DANIS BUILDING CONSTRUCTION COMPANY                   DAYTON                                             OH                 45405
DASIA.NET                                             INDIAN TRAIL                                       NC                 28079
DATA PROCESSING RESOURCES CORP.                       NEWPORT BEACH                                      CA                 92660

DAVID GINN DBA CONTROLLED
 MAINTENANCE SYSTEMS                                  BIRMINGHAM                                         AL                 35238
DAWN TECHNOLOGIES INC                                 LITTLETON                                          CO                 80122
DAWSON PERSONNEL SYSTEMS                              CANAL WINCHESTER                                   OH                 43110
DAYTON NETWORK ACCESS COMPANY, THE                    DAYTON                                             OH                 45402
DEA CONSTRUCTION COMPANY                              COMMERCE CITY                                      CO                 80022
DEBUSK ELECTRIC INC.                                  AUSTIN                                             TX                 78744
DEBUSK ELECTRIC, INC                                  AUSTIN                                             TX                 78760
DELOITTE & TOUCHE TAX TECH LLC                        CHICAGO                                            IL              60694-5546
DELTA AIR LINES                                       ATLANTA                                            GA                 30320

DENNIS K BURKE                                        CHELSEA                                            MA                 2150

DEPLOY COMMUNICATIONS, INC                            WYOMING                                            IL                 61491
DIAL TONE SERVICES                                    YUCCA VALLEY                                       CA                 92284
DIAMONDBACK INTERNATIONAL INC                         RICHARDSON                                         TX                 75081

DIAMONDBACK INTERNATIONAL INC                         RICHARDSON                                         TX              75082-4415
DISCOUNT AIR COND. & HEATING, INC.                    LAS VEGAS                                          NV                 89104
DISCOUNT AIR CONDITIONING
 AND HEATING, INC.                                    LASVEGAS                                           NV                 89104
DIVCO, INC.                                           SPOKANE                                            WA                 99220

DIVCO, INC.                                           SPOKANE                                            WA                 99220
DMR CONSULTING                                        EDISON                                             NJ                 8837
DOMINO PARTNERS                                       LOUISVILLE                                         KY                 40202
DOMINO PARTNERS                                       LOUISVILLE                                         KY                 40202
DOMINO PARTNERS                                       LOUISVILLE                                         MO                 40202
DOUBRAVA MAINTENANCE, INC.                            CORPUS CHRISTI                                     TX                 78410
Doug Faulk                                            REDONDO BEACH                                      CA                 90277
DPI USER GROUP                                        HOUSTON                                            MN                 55943
DPRC                                                  Englewood                                          CO                 80111
Dragon Building, LLC                                  Denver                                             CO                 80210

DRAKE CONTRACTORS, INC.                               WHEAT RIDGE                                        CO                 80033
DRAKE CONTRACTORS, INC.                               WHEAT RIDGE                                        CO                 80033
DSI TECHNOLOGY ESCROW SVCS                            SAN DIEGO                                          CA                 92123

DUANE EVANS-PARKER -
 BORN INFORMATION SERVICE                                                                                                     0
East County Internet Services                         ANTIOCH                                            CA
EASTERN REASEARCH, INC.                               MOORESTOWN                                         NJ                 8057
EDP RECRUITING SERVICES INC                           ENGLEWOOD                                          CO                 80111
EF&I SERVICES COMPANY                                 SANTA CARLA                                        CA                 95054
EGLOBE, INC.                                          DENVER                                             CO                 80222
EINHEIT ELECTRIC CONSTRUCTION CO                      NORTH ROYALTON                                     OH                 44133
EIR ELECTRIC                                          BATTLEGROUND                                       WA                 98604
ELECTRIC LIGHTWAVE                                    PORTLAND                                           OR                 97208
ELECTRIC LIGHTWAVE                                    PORTLAND                                           OR                 97208
ELECTRONIC SEARCH INC. (ESI)                          ROLLING MEADOWS                                    IL                 60008

ELITE PERSONNEL                                       CLEVELAND                                          OH                 44113
ELKA MANAGEMENT                                       CONCORD                                            CA
Ely Park Investors                                    Elyria                                             OH                 44035
EMC CORPORATION                                       HOPKINTON                                          MA              01748-9103
EMPLOYEE ASSISTANCE                                   DENVER                                             CO                 80202
EMPLOYEE INFORMATION SERVICES                         LAKEWOOD                                           CO                 80215

ENCOMPASS NATIONAL ACCOUNTS GROUP, INC.               DENVER                                             CO                 80231
ENERGY PRODUCTS & SERVICES                            TROY                                               MI                 48083
ENERGY PRODUCTS & SERVICES, INC                       TROY                                               MI                 48083
ENTERPRISE STORAGE COMPANY                            HOPKINTON                                          MA              01748-9103
ENVIRONMENTAL MITIGATION GROUP (EMG)                  AKRON                                              OH                 44311
ENVIROSAFE SERVICES OF OHIO, INC                      HORSHAM                                            PA                 19044
EOT                                                   Austin                                             TX                 78759

EQUAL NET CORP (EQUALNET)                             HOUSTON                                            TX                 77079
EQUINIX                                               REDWOOD CITY                                       CA                 94063

ERICSSON ENTERPRISES                                  NORTH CAROLINA                                     NC                 27709
ERVIN CABLE CONSTRUCTION                              BIRMINGHAM                                         AL                 35244
ERVIN CABLE CONSTRUCTION INC.                         STURGIS                                            KY                 42459

ERVIN CABLE CONSTRUCTION, INC.                        STURGIS                                            KY                 42459

ESI INTERNATIONAL                                     ARLINGTON                                          VA                 22203
EUROSOFT INC.                                         AUSTIN                                             TX                 78746

EVERETT & O'BRIEN                                     HOUSTON                                            TX              77019-3616
EVERGREEN SPECIALTY COMPANY                           DENVER                                             CO                 80205
EVERGREEN STATE SHEET METAL                           EVERETT                                            WA                 98201
EVERGREEN STATE SHEET METAL INC                       EVERETT                                            WA                 98201
EXCESS, INC./P.C.S.E.                                 BLOOMINGTON                                        MN                 55431
EXCHANGE APPLICATIONS INC                             BOSTON                                             MA                 2111

EXECUTIVE SOLUTIONS/MUTUAL BENEFIT                    ENGLEWOOD                                          CO                 80046
FASTECH, INC. (CUSTOM POWER SERVICES)                 ROXBURY                                            PA                 17251
FBS COMMUNICATIONS, L.P.                              SAN ANTONIO                                        TX              78209-1626
FIBER PROTECTION SYSTEMS                              AURORA                                             CO                 80012
FIBERLINK TELECOM GROUP                               NORTH HOLLYWOOD                                    CA                 91601
FIBERNET TELECOM GROUP, INC.                          NEW YORK                                           NY                 10022
FIBERSPAN COMMUNICATIONS CORP.                        GOLDEN                                             CO                 80401
FIBERSPAN COMMUNICATIONS CORP.                        GOLDEN                                             CO                 80401
FIBEX SYSTEMS                                         PETALUMA                                           CA                 94954
Fifth Ave Professional Center                         San Diego                                          CA                 92122

FINZER IMAGING SYSTEMS                                DENVER                                             CO                 80239
First Carroll Partners, LP                            Englewood                                          CO                 80111
First Carroll Partners, LP                            Englewood                                          CO                 80111
First Interstate Tower, CA Joint Venture              Los Angeles                                        CA                 90017
FIRST LAYER COMMUNICATIONS, INC                       OVERLAND PARK                                      KS                 66221
FIRST NATIONAL BANK                                   EAST LIVERPOOL                                     OH                 43920
FIRST RESOURCE                                        LITTLETON                                          CO                 80120
FIRST RESOURCES INC                                   LITTLETON                                          CO                 80120
FIRST SOUTH UTILITY CONSTRUCTION, INC.                GREENSBORO                                         NC                 27406
Fisbo of New Jersey, LLC                              Perth Amboy                                        NJ                 08861

FISHEL COMPANY                                        COLUMBUS                                           OH                 43228
FISHEL COMPANY, THE                                   NASHVILLE                                          TN                 37218
FIVE STAR ELECTRIC CORP                               OZONE PARK                                         NY                 11416
FIVE STAR TELECOM/A&N (A AND N)                       LOS ANGELES                                        CA                 90017
FIVE-O ELECTRIC                                       ANTIOCH                                            CA                 94509
FLIGHT LINE SERVICE AND SUPPORT GROUP                 SPOKANE                                            WA                 99223
FLIGHTLINE SERVICE & SUPPORT GROUP                    SPOKANE                                            WA                 99223
FLYNT AND KALLENBERGER                                TULSA                                              OK                 74133
FOCAL COMMUNICATIONS CORP OF IL                       CHICAGO                                            IL              60674-3546
FORSYTHE MCAUTHUR                                     SKOKIE                                             IL                 60077
FOX COMMUNICATIONS                                    BELLEVUE                                           WA                 98005
FRANKLIN COVEY CLIENT SALES                           SALT LAKE CITY                                    UTAH
FRONTIER COMMUNICATIONS                               ROCHESTER                                          NY                 14692
FULCRUM TECHNOLOGIES                                  SEATTLE                                            WA                 98019
FULCRUM TECHNOLOGIES                                  SEATTLE                                            WA                 98019
FUTURE COMMUNICATIONS                                 MABLETON                                           GA              30059-5115
FUTURE COMMUNICATIONS INC                             MABLETON                                           GA                 30126
GAMMA TELECOM INTERNATIONAL                           NEW YORK                                           NY                 10013
GAPWARE SOLUTIONS                                     HOUSTON                                            TX                 77095
GCI GAILCOMM, INC.                                    TERRELL                                            TX                 75161
GCI TELECOM SERVICES                                  TERRELL                                            TX                 75161
GE CAPITAL                                            PASADENA                                           CA              91110-0270
GERARD ELECTRIC, INC                                  CONVERSE                                           TX                 78109
GIBSON ELECTRIC CO. INC.                              OAK BROOK                                          IL                 60523
GIBSON ELECTRIC COMPANY                               OAK BROOK                                          IL                 60523
GIC INC.                                              MARIETTA                                           GA                 30062
GLA INTERNATIONAL                                     ST LOUIS                                           MO              63160-0467
GLA NETWORK TECHNOLOGIES INC                          O'FALLON                                           KS                 63366
GLENAYRE ELECTRONICS INC                              CHARLOTTE                                          NC                 28209
GLENAYRE ELECTRONICS INC                              CHARLOTTE                                          NC                 28209
GLENAYRE ELECTRONICS INC                              CHARLOTTE                                          NC                 28209
GLENAYRE ELECTRONICS INC                              CHARLOTTE                                          NC                 28209
GLOBAL EXCHANGE                                       MANASSAS                                           VA                 20109
GLOBAL NAPS INC                                       NORWOOD                                            MA                 2062
GLT, INC                                              DAYTON                                             OH                 45414
GM CONSTRUCTION                                       SAN JOSE                                           CA                 95123
GM CONSTRUCTION                                       SAN JOSE                                           CA                 95123
GO CONCEPTS, INC.                                     LEBANON                                            OH                 45036
GO TELECOM, INC.                                      MEDINA                                             OH                 44258
GOLDEN GAMING CARD CORPORATION, THE                   LA                                                 CA                 90025
GOTELCOM, INC                                         MEDINA                                             OH                 44258
GPD ASSOCIATES                                        AKRON                                              OH                 44311
GREENS AT INVERNESS PARTNERS LP,
 THE/ DIA Plaza Partners,LLC                          Denver                                             CO                 80239
GROPP ELECTRIC INC                                    SPOKANE                                            WA                 99202
GROPP ELECTRIC, INC.                                  SPOKANE                                            WA                 99202
GROUND ENGINEERING CONSULTANTS                        COMMERCE CITY                                      CO              80022-1834
GROUP V                                               LITTLE ROCK                                        AR                 72201
GTE INTERNETWORKING                                   CAMBRIDGE                                          MA                 2138
H&F CONSULTING LLC                                    MONUMENT                                           CO              80132-1668
HACKNEY ELECTRIC INC                                  IRVINE                                             CA                 92618
HADJI & ASSOCIATES INC                                DENVER                                             CO                 80111
HALL KINION & ASSOCIATES                              SAN JOSE                                           CA              95161-9078
HALL KINION & ASSOCIATES                              SAN JOSE                                           CA              95161-9078
HAMRICK AIR CONDITIONING AND HEATING, INC.            PENSACOLA                                          FL                 32505
HATTON INDUSTRIES INC                                 GREELEY                                            CO                 80631
HATTON INDUSTRIES, INC.                               GREELEY                                            CO                 80631
HCB CONTRACTORS                                       SAN ANTONIO                                        TX              78229-0450

HCI, INC.                                             MIRA LOMA                                          CA                 91752
HEALTHBREAK, INC                                      HIGHLANDS RANCH                                    CO                 80216
HEKIMIAN LABORATORIES LTD                             PHILADELPHIA                                       PA              19178-5295
HEKIMIAN LABORATORIES, INC.                           ENGLEWOOD                                          CO                 80112

HELI FLITE, INC                                       CORONA                                             CA                 92880
HELI-FLITE, INC.                                      CORONA                                             CA                 92880
HEMMER & ASSOCIATES, INC.                             CASTLE ROCK                                        CO                 80104
HENKELS & MCCOY & DAYTON                              PATASKALA                                          OH                 43062
HENKELS & MCCOY INC                                   PATASKALA                                          OH                 43062
HERBST, HARRY                                         GREENWOOD VILLAGE                                  CO                 80121
HERMAN WEISSKER                                       BLOOMINGTON                                        CA                 92316
HERMAN WEISSKER INC.                                  BLOOMINGTON                                        CA                 92316
HEWLETT PACKARD CO                                    ROSEVILLE                                          CA              95747-5516
HEWLETT PACKARD CO                                    ROSEVILLE                                          CA              95747-5516
HEWLETT PACKARD COMPANY                               FT. COLLINS                                        CO              80528-9599
HIGH BANDWIDTH, INC.                                  PENSACOLA                                          FL                 32501
HIGHPOINT TELECOMMUNICATIONS INC.                     MT. VIEW                                           CA                 94043
Highwoods Forsyth, LP                                 Charlotte                                          NC                 28217
Highwoods Forsyth, LP                                 Charlotte                                          NC                 28217
Highwoods Forsyth, LP                                 Charlotte                                          NC                 28217
Highwoods Forsyth, LP                                 Charlotte                                          NC                 28217
Highwoods Forsyth, LP                                 Charlotte                                          NC                 28217
Highwoods Forsyth, LP                                 Charlotte                                          NC                 28217
Highwoods Forsyth, LP                                 Charlotte                                          NC                 28217
HILLCOM & ELECTRIC                                    SANTA CLARA                                        CA                 95054
HIRE.COM                                              AUSTIN                                             TX                 78704
HOLBROOK SERVICE, INC.                                COLORADO  SPRINGS                                  CO                 80907
HOLBROOK SERVICES                                     SALT LAKE CITY                                     UT                 84116
HOLT COMPANY OF OHIO                                  COLUMBUS                                           OH                 43228
HORACE WARD                                           AURORA                                             CO                 80014
HOTJOBS.COM, LTD.                                     NEW YORK                                           NY                 10001
HOWARD GROUP, THE                                     OVERLAND PARK                                      KS                 66210
HR OPTIONS                                            COLUMBUS                                           OH                 43221
HR PLUS                                               EVERGREEN                                          CO                 80439
HREASY, INC                                           CHARLOTTE                                          NC                 28201
HUGH O'KANE DATACOM, INC.                             NEW YORK                                           NY                 10013
HUGH O'KANE ELECTRIC CO., LLC                         NEW YORK                                           NY                 10013
HUNT BUILDERS CORPORATION                             CINCINNATI                                         OH              45202-4108
HUNT BUILDERS CORPORATION                             CINCINNATI                                         OH              45202-4108
HURTADO, DAVID                                        ENGLEWOOD                                          CO                 80112
HUTTON COMPANY INC, THE                               FAIRPORT                                           NY                 14450
Hyperion                                              STAMFORD                                           CT                 06902
HYPERION SOFTWARE CORP                                NEWARK                                             NJ              07195-2054
IBM CORPORATION                                       DENVER                                             CO                 80237
IBM CORPORATION                                       BEAVERTON                                          OR                 97006
IBM CORPORATION                                       DENVER                                             CO                 80237
IBM CORPORATION                                       DENVER                                             CO                 80237
IBS CONVERSIONS, INC.                                 OAKBROOK                                           WA                 98497
ICG TELECOM GROUP INC                                 ENGLEWOOD                                          CO                 80112
ICWU BUILDING CORPORATION                             Akron                                              OH                 44313
IDEAL ENGINEERING                                     AUSTON                                             TX                 78754
IDEAL SERVICE CO, THE                                 HOUSTON                                            TX                 77074
IDEAL SERVICES, INC.                                  HOUSTON                                            TX                 77015
I-LINE                                                ST. LOUIS                                          MO                 63102
IN BUILDING SYSTEMS CORPORATION                       SAN DIEGO                                          CA                 92037
Inco Company                                          Long Beach                                         CA                 90804
INDUSTRIAL POWER SYSTEMS                              AURORA                                             CO                 80010
INDUSTRIAL POWER SYSTEMS                              AURORA                                             CO                 80010
INFORMATION PARTNERS, INC.                            AURORA                                             CO                 80014
INGALLS POWER                                         ENCINITAS                                          CA                 92024
INGALLS POWER PRODUCTS                                ENCINITAS                                          CA                 92024
INGLETT & STUBBS INC                                  ATLANTA                                            GA                 30318
INGLETT AND STUBBS, INC.                              ATLANTA                                            GA                 30318
INGRAM MICRO INC                                      SAN FRANCISCO                                      CA              94160-2452
INKTOMI CORP.                                         SAN MATEO                                          CA                 94403
INNOVATIVE ECONOMIC SOLUTIONS                         ENGLEWOOD                                          CO                 80112
INNOVATIVE ECONOMIC SOLUTIONS                         ENGLEWOOD                                          CO                 80112
INTEGRATED CLEANING SOLUTIONS                         SAN FRANCISCO                                      CA                 94110
INTEGRATION SERVICES INTERNATIONAL (ISI)              FT. LAUDERDALE                                     FL                 33309
INTELITECH EMPLOYMENT SERVICES                        PEDONDO BEACH                                      CA                 90277
INTELLIGENCE DATA INC                                 CHICAGO                                            IL                 60693
INTELLIQUEST INFORMATION GROUP INC                    AUSTIN                                             TX                 78746
INTERACT COMMERCE CORP (ENACT)                        SCOTTSDALE                                         AZ                 85258
INTERACTIVE BUSINESS SYSTEMS INC                      LAKEWOOD                                           CO                 80228
INTERACTIVE BUSINESS SYSTEMS INC                      LAKEWOOD                                           CO                 80228
INTERFACE SECURITY SYSTEMS, L.L.C.                    HOUSTON                                            TX                 77092
INTERMEDIA COMMUNICATIONS                             TAMPA                                              FL              33647 1752
INTERNATIONAL BUSINESS MACHINES                       DENVER                                             CO                 80237
INTERNATIONAL CRUISE & FERRY ADVERTISING              LONDON, EC4V5EX                                 ENGLAND
International Properties                              Euclid                                             OH                 44123
INTERNET COMMUNICATIONS CORP                          DENVER                                             CO              80291-0710
INTERNETSTREET SERVICES, INC.                         BOULDER CREEK                                      CA                 95006
INVERNESS PROPERTIES INC                              ENGLEWOOD                                          CO                 80112

IPVERSE                                               SCOTTSDALE                                         AZ                 85260
IQUEST SOLUTIONS                                      NORCROSS                                           GA                 30071
IRISH COMMUNICATION CO                                SACRAMENTO                                         CA                 95828
IRISH COMMUNICATION COMPANY                           ROSEMEAD                                           CA                 91770
IRISH CONSTRUCTION                                    ROSEMEAD                                           CA                 91770

IRISH CONSTRUCTION                                    ROSEMEAD                                           CA                 91770
IRISH CONSTRUCTION                                    ROSEMEAD                                           CA                 91770
ISEC INC                                              ENGLEWOOD                                          CO                 80112
ISEC, INC.                                            ENGLEWOOD                                          CO                 80112
ITXC CORPORATION                                      PRINCETON                                          NJ                 8540
IXC CARRIER GROUP INC A/K/A BROADWING                 AUSTIN                                             TX                 78746
J Russell Price Lane P Smith                          Tallahassee                                        FL                 32303
J.E. RICHARDS, INC.                                   BELTSVILLE                                         MD                 20705
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022

J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022

J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
J.SHELBY BRYAN                                        NEW YORK                                           NY                 10022
JAD PROPERTIES, LLC                                   Denver                                             CO                 80222
JAPAN TELECOM AMERICA, INC
 DBA ITJ AMERICA INC                                  SAN JOSE                                           CA                 95113

JAYTEL INC.                                           MANSFIELD                                          OH                 44904

JAYTEL, INC.                                          MANSFIELD                                          OH                 44904
JB BROWN & ASSOCIATES                                 CLEVELAND                                          OH                 44113
JE RICHARDS, INC.                                     BELTSVILLE                                         MD                 20705
JENSEN ASSOCIATES                                     SAN FRANCISCO                                      CA                 94104

JH SNYDER COMPANY                                     Los Angeles                                        CA                 90038
JLW & ASSOC CAREER PLACEMENT LLC                      CITRUS HEIGHTS                                     CA                 95610
JM CABLE CORPORATION                                  ERIE                                               CO                 80516
JM CABLE CORPORATION                                  ERIE                                               CO                 80516
JM CONSULTING GROUP, INC.                             GOLETA                                             CA                 93117
JM CONSULTING GROUP, INC.                             GOLETA                                             CA              93117-5551
JNB TELECOM, INC.                                     CARLSBAD                                           CA                 92008
JO FERGUSON (CALGARY GROUP)                           AURORA                                             CO                 80014
JOHN J KIRLIN INC                                     ROCKVILLE                                          MD                 20850
JOHN J. KIRLIN, INC, MECHANICAL SVCS DIV.             ROCKVILLE                                          MD                 20850
JOHNSTONWELLS                                         DENVER                                             CO                 80202

JONES LANG LASALLE MGT SERVICES                       DENVER                                             CO                 80237
JOSEPH PROPERTIES LP                                  Louisville                                         KY                 40299
JUMP POINT COMMUNICATIONS, INC                        AUSTIN                                             TX                 78729
K&M BACKHOE SERVICES, INC.                            CATOOSA                                            OK                 74015
K-1 FIBER OPTIC CONSTRUCTION                          NEW CONCORD                                        OH                 43762
KASTLE ELECTRIC                                       DAYTON                                             OH                 45401
KASTLE ELECTRIC COMPANY                               DAYTON                                             OH                 45410
KATHMAN ELECTRIC                                      CLEVES                                             OH                 45002
KATHMAN ELECTRIC CO INC                               CLEVES                                             OH                 45002
KELLY LOCATE SERVICES                                                                                                         0
KELLY SERVICES INC                                    PHILADELPHIA                                       PA              19182-0405
KENTRON CORP                                          DENVER                                             CO                 80210
K-I FIBER OPTIC CONSTRUCTION                          NEW CONCORD                                        OH                 43762
King Management Company                               Beachwood                                          OH                 44122

KNIPPLE, WENDY                                        DENVER                                             CO                 80227

KNOX LARUE SEPARATE PROPERTY TRUST                    STOCKTON                                           CA                 95206
KOSSEN EQUIPMENT                                      JACKSON                                            MS                 39284
L.K. JORDAN AND ASSOCIATES                            CORPUS CHRISTI                                     TX                 78411
LADD ENGINEERING ASSOCIATES, INC.                     NICHOLASVILLE                                      MO                 40356
LAEK & ASSOCIATES INC                                 GALION                                             OH                 44833
LAEK & ASSOCIATES, INC.                               GALION                                             OH                 44833
LAIBE ELECTRIC CO. ELECTRICAL CONTRACTORS             TOLEDO                                             OH                 43607
LAMBCO ENGINEERING INC                                SANTA ANA                                          CA                 92701
LAMBERT CONSULTING GROUP INC                          DUBLIN                                             OH                 43017
LAMCO ENGINEERING, INC.                               SANTA ANA                                          CA                 92701
LAMCO ENGINEERING, INC.                               SANTA ANA                                          CA                 92701
LANSET AMERICA CORPORATION                            SACRAMENTO                                         CA                 95841
LANSET COMMUNICATIONS                                 SACRAMENTO                                         CA                 95841
LARRY CADY - SOURCE SERVICES                          ENGLEWOOD                                          CO                 80111

LASER DATA SERVICES INC                               ENGLEWOOD                                          CO                 80111
LASER DATA SERVICES INC                               ENGLEWOOD                                          CO                 80111
LATITUDE COMMUNICATIONS                               SANTA CLARA                                        CA                 95454
LAUGHLIN & ASSOCIATES                                 CINCINNATI                                         OH                 45246
LAVINE AND ASSOCIATES                                 LAGUNA HILLS                                       CA                 92653
LAZER ENERGY CO INC                                   HOUSTON                                            TX                 77234
LDI SOLUTIONS, INC                                    SAN FRANCISCO                                      CA                 94105
LDI SOLUTIONS, INC                                    SAN FRANCISCO                                      CA                 94105
Leader Mortgage Company                               Woodmore                                           OH                 44122
LEE COMPANY                                           NASHVILLE                                          TN              37241-0405
Lend Lease AAF                                        Newark                                             NJ              07193-5416

LEVEL 3 COMMUNICATIONS                                WEEHAUKEN                                          NJ                 7987
LEVEL 3 COMMUNICATIONS                                WEEHAUKEN                                          NJ                 7987
LEVEL 3 COMMUNICATIONS                                WEEHAUKEN                                          NJ                 7987

LEVEL 3 COMMUNICATIONS LLC                            WESTMINSTER                                        CO                 80021
LEWAN AND ASSOCIATES                                                                                   DENVER                CO
LEXENT SERVICES, INC.                                 NEW YORK                                           NY                 10004
LG&E HOME SERVICES INC                                LOUISVILLE                                         KY                 40202

LIFE MASTERY INSTITUTE                                DENVER                                             CO                 80206
LIFE MASTERY INSTITUTE                                DENVER                                             CO                 80206
LIGHTHOUSE TECHNOLOGIES INC                           MONUMENT                                           CO                 80132
LIGHTHOUSE TECHNOLOGIES INC                           MONUMENT                                           CO                 80132
Lincoln Property Company                              Dallas                                             TX                 75208
LINKATEL/COPLEY                                       CARLSBAD                                           CA                 92008
LION'S TIME                                           GRANADA HILLS                                      CA                 91397
Lipkin Enterprises, Ltd.                              Henderson                                          NV                 89014

Live Oaks Island Properties, LLC                      Atlanta                                            GA                 30341

LOCKHEED MARTIN                                       TARRYTOWN                                          NY                 10591
LOUIS KALISKI, INC.                                   SAN FRANCISCO                                      CA                 94111
LUCENT TECHNOLOGIES                                   NORCROSS                                           GA                 30093

LUCENT TECHNOLOGIES                                   NORCROSS                                           GA                 30093

LUCENT TECHNOLOGIES                                   NORCROSS                                           GA                 30093

LUCENT TECHNOLOGIES                                   ENGLEWOOD                                          CO                 80111

LUCENT TECHNOLOGIES                                   NORCROSS                                           GA                 30093

LUCENT TECHNOLOGIES INC                               MORRISTOWN                                         NJ                 7960
LUCENT TECHNOLOGIES INC                               MCLEANSVILLE                                       NC                 27301


LUCENT TECHNOLOGIES INC                               MURRAY HILL                                        NJ                 7974
LUCENT TECHNOLOGIES INC.                              MURRAY HILL                                        NJ                 7984
LUCENT TECHNOLOGIES SERVICES COMPANY INC              DURHAM                                             NC                 27703

LUCENT TECHNOLOGIES, INC                              MURRAY HILL                                        NJ                 7974
LUCENT TECHNOLOGIES, INC                              MURRAY HILL                                        NJ                 7974
LUCENT TECHNOLOGIES, INC                              MURRAY HILL                                        NJ                 7974
LUCENT TECHNOLOGIES, INC                              MURRAY HILL                                        NJ                 7974
LUCENT TECHNOLOGIES, INC.                             MURRAY HILL                                        NJ                 7974

LUCENT TECHNOLOGIES, INC.                             ENGLEWOOD                                          CO                 80111



LUCENT TECHNOLOGIES, INC.                             CARY                                               NC              27511-6035
LYNCH COMMUNICATIONS, INC.                            RIVERSIDE                                          CA                 92501

LYNCH COMMUNICATIONS, INC.                            RIVERSIDE                                          CA                 92501
LYNCOLE INDUSTRIES, INC.                              TORRANCE                                           CA                 90503
LYNCOLE XIT GROUNDING                                 TORRANCE                                           CA                 90503
LYNNE DREW/DREW COMMUNICATIONS                        DENVER                                             CO                 80327
M&I DATA SERVICES                                     BROWN DEER                                         WI                 53223
M. A. MORTENSON                                       FORT COLLINS                                       CO                 80525
MA MORTENSON COMPANY                                  MINNEAPOLIS                                        MN                 55442
MACDONALD MILLER CO INC                               SEATTLE                                            WA                 98146
MACDONALD-MILLER OF OREGON                            PORTLAND                                           OR                 97201
MACMUNNIS INC                                         GLENVIEW                                           IL                 60025
MACQUARIUM INTELLIGENT COMMUNICATIONS                 ATLANTA                                            GA                 30309
MACQUARIUM INTELLIGENT COMMUNICATIONS                 ATLANTA                                            GA                 30309

MACROLOGIC INC                                        ENGLEWOOD                                          CO                 80111
MANAGEMENT RECRUITERS (MRI)                           WINONA                                             MN                 55987
MANUFACTURER'S LIFE INSURANCE                         SAN DIEGO                                          CA                 92111
MARCONI COMMUNICATIONS                                MAYFIELD HEIGHTS                                   OH                 44124
MARCONI COMMUNICATIONS, INC.                          CLEVELAND                                          OH                 44124

MARINA MECHANICAL                                     SAN LEANDRO                                        CA                 94577
MARINA MECHANICAL                                     SAN LEANDRO                                        CA              94577-2628
MARINA MECHANICAL, INC.                               SAN LEANDRO                                        CA                 94577
MARRIOTT MANAGEMENT                                   LOS ANGELES                                        CA              90088-3283

MARRIOTT MANAGEMENT                                   LOS ANGELES                                        CA              90088-3283

MARTIN, ROBERTS AND STEVENS                           NEWPORT BEACH                                      CA                 92663
Mason Management                                      Alameda                                            CA                 94501
MASSEY BUILDING PARTNERS                              BIRMINGHAM                                         AL                 35203
MASTEC NORTH AMERICA                                  AUSTIN                                             TX                 78767
MASTEC NORTH AMERICA INC                              IRWINDALE                                          CA                 91706
MASTEC NORTH AMERICA INC                              IRWINDALE                                          CA                 91706
MASTEC NORTH AMERICA, INC                             IRWINDALE                                          CA                 91706
MASTER CONSULTANTS AGENCY                             BURLINGAME                                         CA                 94010
MATRIX RESOURCES, INC.                                ATLANTA                                            GA                 30340

MCB ARCHITECTS                                        DENVER                                             CO                 80222

MCBRIDE ELECTRIC                                      SAN DIEGO                                          CA                 92121

MCGEOUGH - NOREEN MCGOUGH                             DENVER                                             CO                 80222

MCGEOUGH/INFINITY BENEFITS, INC.                      Denver                                             CO                 80202
MCI                                                   MCLEAN                                             VA                 22102

MCI DIRECTORY ASSISTANCE DATA                         MCLEAN                                             VA                 22102
MCI METRO                                             DALLAS                                             TX              75284-0032
MCI TELECOMMUNICATIONS                                ARLINGTON                                          VA                 22202

MCI TELECOMMUNICATIONS CORPORATION                    CHICAGO                                            IL                 60601

MCI TELECOMMUNICATIONS CORPORATION                    RICHARDSON                                         TX                 75081

MCI WORLDCOM                                          RICHARDSON                                         TX                 75082

MCI WORLDCOM NETWORK SERVICES, INC.                   ARLINGTON                                          VA                 22202

MCI WORLDCOM NETWORK SERVICES, INC.                   ARLINGTON                                          VA                 22202

MCI WORLDCOM NETWORK SERVICES, INC.                   ARLINGTON                                          VA                 22202
MCI WORLDCOM NETWORK SERVICES, INC.                   ARLINGTON                                          VA                 22202
MCI WORLDCOM WHOLESALE SERVICES                       ARLINGTON                                          VA                 22202

MCLEOD USA                                            MILWAUKEE                                          WI              53201-3243
MCLEOD USA                                            MILWAUKEE                                          WI              53201-3243
MCMILLAN DATA COMMUNICATIONS                          SAN FRANCISCO                                      CA                 94110
MCMILLAN DATA COMMUNICATIONS                          SAN FRANCISCO                                      CA                 94110
MCPHEE ELECTRIC LTD                                   FARMINGTON                                         CT                 6032
MCPHEE ELECTRIC LTD., LLC                             FARMINGTON                                         CT                 6032
MERRILL LYNCH                                         PRINCETON                                          NJ
METRO CONTRACTING SERVICES                            BOULDER                                            CO                 80303
METROPOLITAN ELECTRIC                                 SAN FRANCISCO                                      CA                 94107
MICROSOFT CORP                                        PLEASANTON                                         CA              94566-1540
MICROSOFT CORPORATION                                 REDMOND                                            WA              98052-6399
MICROSOFT CORPORATION                                 REDMOND                                            WA              98052-6399

MICROSOFT CORPORATION                                 REDMOND                                            WA              98052-6399
MICROSOFT CORPORATION                                 REDMOND                                            WA              98052-6399
MICROSOFT CORPORATION                                 REDMOND                                            WA              98052-6399
MICROSOFT CORPORATION                                 SEATTLE                                            WA              98199-3239

MICROSOFT CORPORATION                                 SEATTLE                                            WA              98199-3239

MICROSOFT NETWORK                                     REDMOND                                            WA                 98052
MICROSOFT PREMIER                                     REDMOND                                            WA                 98052
MID-AMERICAN RESTORATION SERVICES                     UNIV. HEIGHTS                                      OH                 44118
MID-AMERICAN RESTORATION SERVICES                     UNIVERSITY HEIGHTS                                 OH                 44118
MID-AMERICAN SERVICE                                  UNIVERSITY HEIGHTS                                 OH                 44118
MID-CITY ELECTRIC COMPANY                             COLUMBUS                                           OH                 43223
MID-CITY ELECTRICAL CONSTRUCTION                      COLUMBUS                                           OH              43223-0075

MIDPARK ELECTRIC CONSTRUCTION CO                      CLEVELAND                                          OH                 44111
MIDPARK ELECTRIC CONSTRUCTION COMPANY, INC.           CLEVELAND                                          OH                 44111
MILLENNIUM TECHNICAL SERVICES, INC.                   KNOXVILLE                                          TN                 37919
MILLER TECHNICAL SERVICES                             BENICIA                                            CA                 94510
MITCHELL TECHNICAL SALES INC                          DALLAS                                             TX                 75229
MITCHELL TECHNICAL SALES, INC.                        DALLAS                                             TX                 75229
MODIS (BERGER) (IDEA INTEGRATION)                     DENVER                                             CO                 80237

Mohawk Group, Inc                                     Buffalo                                            NY                 14203
MONITORING MANAGEMENT                                 MATTHEWS                                           NC                 28104
MOORE NORTH AMERICA/                                  ENGLEWOOD                                          CO                 80111

Mortgage Resource Group                               Vandalia                                           OH
Mt. Allison                                           Mt. Allison                                        CA                 94501


MULTIMEDIA SYSTEMS INC                                DENVER                                             CO                 80202
MUTUAL OF OMAHA                                       KANSAS CITY                                        MO              64180-0251

MUTUAL SPRINKLERS INC                                 CINCINNATI                                         OH              45271-1510
NASHVILLE MACHINE CO INC                              NASHVILLE                                          TN                 37224
NASHVILLE MACHINE CO INC                              NASHVILLE                                          TN                 37224
NASHVILLE MACHINE CO, INC.                            NASHVILLE                                          TN                 37224
NATIONAL CAR RENTAL SYSTEM, INC.                      LOS ANGELES                                        CA                 90045
NATIONAL ELECTRIC COMPANY, INC                        OMAHA                                              NE                 68102
NATIONAL ELECTRIC COMPANY, INC.                       OMAHA                                              NE                 68102
NATIONAL EMPLOYMENT                                   SACRAMENTO                                         CA                 95827
NATIONAL NETWORK SERVICES                             DENVER                                             CO                 80231

NATIONWIDE EMPLOYMENT SERVICES, INC.                  VIRGINIA BEACH                                     VA                 23452
NET HERE                                              SAN DIEGO                                          CA                 92107
NETCO TEL CORPORATION                                 SANTA CLARA                                        CA                 95054
NETCOM INTERNET LIMITED                               BERKSHIRE, RG 128TH
NETEFFECT                                             DENVER                                             CO                 90237
NETEFFECT                                             DENVER                                             CO                 80237
NETWORK ASSOCIATES INC                                SANTA CLARA                                        CA                 95054
NETWORK AUDIT CONTROL INC                             WENTZVILLE                                         MO                 63385
NETWORK CONSTRUCTION SERVICES,
 INC., SUBSIDIARY OF                                  GREENSBORO                                         NC                 27406
NETWORK CONSTRUCTION SVCS., INC                       GREENSBORO                                         NC                 27406
NETWORK DYNAMICS                                      COLUMBUS                                           OH                 43228
NETWORK DYNAMICS CABLING                              COLUMBUS                                           OH                 43228
NETWORK TWO COMMUNICATIONS                            WOODLANDS                                          TX                 77381
NEW ENGLAND FINISH SYSTEMS INC                        SALEM                                              NH                 3079
NEW ENGLAND FINISH SYSTEMS, INC.                      SALEM                                              NH                 3079
NEW MILLENNIUM SYSTEMS, INC.                          LAKEWOOD                                           CO                 80228
Newport Beach Property Management, Inc.               HUNTINGTON BEACH                                   CA                 92648
NEXTEL COMMUNICATIONS
NEXTLINK INC                                          SANDY                                              UT                 84070
NGH BATTERY SERVICE CO.                               PHOENIX                                            AZ                 85040
NGH BATTERY SERVICE CO/C&D TECH.                      PHOENIX                                            AZ                 85040
NIXON POWER SERVICES CO                               NASHVILLE                                          TN              37241-0007
NOCAR CONSTRUCTION CO INC                             COLUMBUS                                           OH                 43230
NOREEN P MCGEOUGH
 (INFINITY BENEFITS, INC)                             DENVER                                             CO                 80222

NORTEL NETWORKS                                       ENGLEWOOD                                          CO                 80111
NORTH AMERICAN DIGICOM                                AURORA                                             CO                 80014
NORTH EAST INDEPENDENT SCHOOL
 DISTRICT/KUNZ CONSTR                                                                                                         0
NORTH SUPPLY COMPANY DBA                              NEW CENTURY                                        KS                 66032

NORTHCENTRAL TELCOM INCO                              PRENTICE                                           WI                 54556
NORTHEAST OPTIC NETWORK, INC.                         WESTBOROUGH                                        MA                 1581
NORTHERN TELECOM                                      RICHARDSON                                         TN                 75082


NORTHERN TELECOM INC                                  ALPHARETTA                                         GA              30201-3895
NORTHERN TELECOM INC                                  ALPHARETTA                                         GA              30201-3895
NORTHERN TELECOM INC                                  ALPHARETTA                                         GA              30201-3895
NORTHERN TELECOM INC                                  ALPHARETTA                                         GA              30201-3895
NORTHPOINT COMMUNICATIONS                             SAN FRANCISCO                                      CA                 94107

NORTHPOINT COMMUNICATIONS INC                         SAN FRANCISCO                                      CA              94108-4458
NORTHPOINT COMMUNICATIONS INC                         SAN FRANCISCO                                      CA              94108-4458
NTS COMMUNICATIONS                                    LUBBOCK                                            TX                 79401
O.P.E. SERVICES, LLC                                  SALMA                                              AL                 36701
OAO CORPORATION                                       COLORADO SPRINGS                                   CO                 80909
OBJECTIVE SYSTEM INTEGRATORS                          FOLSOM                                             CA                 95630
OBJECTIVE SYSTEM INTEGRATORS                          FOLSOM                                             CA                 95630
OC REAL ESTATE MANAGEMENT                             LOS ANGELES                                        CA                 90071
OCI CONSTRUCTION                                      NOVELTY                                            OH                 44072

OCI CONSTRUCTION, INC.                                NOVELTY                                            OH                 44072

OCI CONSTRUCTION, INC.                                NOVELTY                                            OH                 44072
Olen Commercial Realty Corp.                          Irvine                                             CA                 92618

OMEGA ELECTRIC CO                                     LASALLE                                            CO                 80645
ONE CLEAR TELECOM                                     LOS ANGELES                                        CA                 90017
ONE.TEL (ONE TEL, ONE-TEL))                           LONG BEACH                                         CA                 90802
ORACLE CORPORATION                                    REDWOOD SHORES                                     CA                 94005
ORACLE CORPORATION                                    REDWOOD SHORES                                     CA                 94005
ORANGE COUNTY TRANSIT AUTHORITY (OTCA)                ORGANGE                                            CA              92613-1584

ORION DEVELOPMENT GROUP                               ROCKAWAY PARK                                      NY                 11694
ORIUS CORPORATION                                     AMHERST                                            OH                 44001
ORIUS CORPORATION                                     AMHERST                                            OH                 44001
ORLANDO DIEFENDERFER
 ELECTRICAL CONTRACTOR, INC.                          ALLENTOWN                                          PA                 18105

ORLANDO DIEFENDERFER
 ELECTRICAL CONTRACTORS, INC                          FORT WASHINGTON                                    PA                 19034
OSP CONSULTANTS, INC.                                 STERLING                                           VA              20166-6511
OSP CONSULTANTS, INC.                                 STERLING                                           VA                 20166
OXFORD LOWELL HOLDINGS,
 INC. DBA TELECON PROSEARCH                           DENVER                                             CO                 80211
PAGE MILL PARK COMPANY                                Atherton                                           CA                 94027
PAIX.NET                                              PALO ALTO                                          CA                 94301
PARADIGM COMMUNICATIONS GROUP                         CINCINNATI                                         OH                 45249
PARK PLACE                                            Fair Oaks                                          CA                 95628
PARK-SALINAS, INC.                                    BURLINGAME                                         CA                 94010
PATTI FERRELL & ASSOCIATES                            FALLSTON                                           MD                 21047
PATTON AIR CONDITIONING                               FRESNO                                             CA                 93701
PATTON AIR CONDITIONING                               FRESNO                                             CA                 93701
PAYTON CONSTRUCTION CORP.

PAYTON CONSTRUCTION CORPORATION                       BOSTON                                             MA                 2210

PBAY TO EMC DISK MIGRATION                            DENVER                                             CO                 80222
PEA OF OHIO                                           DUBLIN                                             OH                 43016
PEA OF OHIO, INC.                                     DUBLIN                                             OH                 43016
PEACHTREE BUSINESS PRODUCTS                           ATLANTA                                            GA                 30324
PECO II                                               COLUMBUS                                           OH                 43260
PECO II, INC.                                         GALION                                             OH                 44833

PEPPERS & ROGERS GROUP                                STAMFORD                                           CT                 6902

PEREGRINE SYSTEMS INC                                 SAN DIEGO                                          CA                 92130
PERIGEE CONSULTING INC                                GOLDEN                                             CO                 80401
PHASE 3 COMMUNICATIONS INC                            MILPITAS                                           CA                 95035
PHASE 3 COMMUNICATIONS, INC.                          MILPITAS                                           CA                 95035
PHASE MASTERS INC                                     MIAMI                                              FL                 33169
PHASE MASTERS, INC.                                   MIAMI                                              FL                 33169
PILLAR HOMES INC                                      ERIE                                               CO                 80516
PILOT NETWORK SERVICES                                ALAMEDA                                            CA                 94501
PINKERTON, INC.                                       DENVER                                             CO                 80239
PINKERTON, INC.                                       DENVER                                             CO                 80239

PINKERTONS INC                                        CAROL STREAM                                       IL              60132-2111

Pinnacle Towers Inc.                                  Novato                                             CA                 94945

PITTS CONSTRUCTION, INC.                              AUSTIN                                             TX                 78746
PITTS CONTRUCTION, INC.                               AUSTIN                                             TX                 78746
PLANERGY INC                                          RICHMOND                                           CA              94804-2028

PLANERGY POWER                                        DENVER                                             CO                 80202
PLANERGY, INC.                                        DENVER                                             CO                 80202
POINT TO POINT COMMUNICATIONS, INC.                   BROUSSARD                                          LA                 70518
POWER & TELEPHONE                                     MEMPHIS                                            TN                 38112
POWER & TELEPHONE SUPPLY COMPANY                      MEMPHIS                                            TN                 38112
POWER CONVERSION PRODUCTS, INC.                       CRYSTAL LAKE                                       IL                 60014
POWER INGENUITY                                       SEVERNA                                            MD                 21146
POWER PRODUCTS                                        ALPHARETTA                                         GA              30004-8457
PREDICTIVE SYSTEMS INC                                NEW YORK                                           NY                 10016
PREMIER RECORDS STORAGE                               SHERIDAN                                           CO                 80110
PREMIERE TECHNOLOGIES INC                             ATLANTA                                            GA              30348-5024

PREPAID CELLULAR LLC                                  ATLANTA                                            GA                 30303
PRESCOTT COMMUNICATIONS, INC.                         MISSION HILLS                                      CA                 91345

PRESCOTT COMMUNICATIONS, INC.                         MISSION HILLS                                      CA                 91345
PRIDE ELECTRIC                                        DENVER                                             CO                 80216
PRIME TIME MARKETING                                  SAN FRANCISCO                                      CA              94103-4270
PRIMUS GEOGRAPHICS INC                                DENVER                                             CO                 80210
PRIVATE  TRANSATLANTIC                                KANSAS CITY                                        MO                 64114

PRODUCTIVE DATA COMMERCIAL SOL                        ENGLEWOOD                                          CO                 80111

PRODUCTIVE DATA COMMERCIAL SOLUTION                   GREENWOOD VILLAGE                                  CO                 80111

PRODUCTIVE DATA COMMERCIAL SOLUTION                   GREENWOOD VILLAGE                                  CO                 80111

PRODX PROFESSIONAL DATA EXCHANGE                      PORTLAND                                           OR                 97201
PROFESSIONAL SALES SEARCH CO INC                      GIG HARBOR                                         WA                 98335
PROFESSIONAL SALES SEARCH CO INC                      GIG HARBOR                                         WA                 98335
PROGRESSIVE STRUCTURES, INC.                          CORPUS CHRISTI                                     TX                 78415
PROGRESSIVE STRUCTURES, INC.                          CORPUS CHRISTI                                     TX                 78427
PROJECT MANAGEMENT SERVICES, INC. (PMSI)              ATLANTA                                            GA                 30342

PROSPECT WATERPROOFING COMPANY                        STERLING                                           MD              20166-9307
PROTOTEST LLC                                         LITTLETON                                          CO              80122-2704
PSN.NET                                                                                                                       0
PUBLIC STORAGE                                        SAN DIEGO                                          CA                 92121

Puente Hill Business Center                           Costa Mesa                                         CA                 92626

PYRAMID ELECTRIC CO                                   BEDFORD HTS                                        OH                 44128
PYRAMID ELECTRIC, INC.                                BEDFORD                                            OH                 44128
PYRAMID INDUSTRIES, INC.                              ERIE                                               PA                 16507
QED CONSULTING                                        NEW YORK                                           NY                 10023
QPC FIBER OPTIC INC                                   SAN CLEMENTE                                       CA                 92673
QPC FIBER OPTIC, INC.                                 SAN CLEMENTE                                       CA                 92673
QUALITY AIR HEATING AND COOLING, INC                  GRAND RAPIDS                                       MI                 49512
QUALITY AIR HEATING AND COOLING, INC.                 GRAND RAPIDS                                       MI                 49512
QUALITY METAL WORKS
 (QMW) COMMUNICATIONS, INC.                           PLANT CITY                                         FL                 33567
QUALITY METAL WORKS
 (QMW) COMMUNICATIONS, INC.                           PLANT CITY                                         FL                 33567
QUANTUM BRIDGE COMMUNICATIONS, INC.                   NORTH ANDOVER                                      MA                 1845
R.A. WAFFENSMITH                                      FRANKTOWN                                          CO                 80116

R.A. WAFFENSMITH, INC.                                FRANKTOWN                                          CO                 80116

R.J. GLEESON CONSTRUCTION, LLC                        COLORADO SPRINGS                                   CO                 80922
R.J. GLEESON CONSTRUCTION, LLC                        COLORADO SPRINGS                                   CO                 80922
RAPIDIGM  INC                                         LOUISVILLE                                         CO                 80027
RAPIDIGM  INC                                         LOUISVILLE                                         CO                 80027
RATIONAL SOFTWARE CORP                                BOOULDER                                           CO                 80301

RATIONAL SOFTWARE CORP                                BOOULDER                                           CO                 80301

RATIONAL SOFTWARE CORPORATION                         LITTLETON                                          CO              80124-5454

RAUSCHENBACH MARVELLI BECKER, ARCHITECTS              SACRAMENTO                                         CA                 95825
RAY WELCH & ASSOCIATES                                DENVER                                             CO              80237-1104
RAY WELCH & ASSOCIATES                                DENVER                                             CO              80237-1104
REALTECH SYSTEMS CORP                                 NEW YORK                                           NY                 10118
RECOMM                                                BURBANK                                            CA                 91502
Red Cart Market                                       Oakland                                            CA                 94627
RED CART MARKET, INC                                  EMERYVILLE                                         CA                 94608
RED SIMPSON, INC                                      ALEXANDRIA                                         LA              71315-2120
RED SIMPSON, INC                                      ALEXANDRIA                                         LA              71315-2120
RED SIMPSON, INC.                                     AUSTIN                                             TX                 78745
REDI-RELIEF MEDICINE SERVICE                          AURORA                                             CO                 80015
REMEDY INTELLIGENT STAFFING                           NASHVILLE                                          TN                 37203


REPUBLIC FINANCIAL CORPORATION                        AURORA                                             CO              $ 80,014.00
REPUBLIC FINANCIAL CORPORATION                        AURORA                                             CO                 80014
RESULTS RECRUITING GROUP LLC                          ROSWELL                                            GA                 30075
RESUMES ON-LINE, INC                                  ENGLEWOOD                                          CO                 80111

RESUMES ON-LINE, INC                                  ENGLEWOOD                                          CO                 80111

RESUMES ON-LINE, INC.                                 ENGLEWOOD                                          CO                 80111

REVENEW INTERNATIONAL, INC.                           HOUSTON                                            TX                 77002
REVENUE COMMUNICATIONS                                ALLEN                                              TX                 75013

RHI MANAGEMENT RESOURCES                              SAN FRANCISCO                                      CA              94160-3484
RHI MANAGEMENT RESOURCES                              SAN FRANCISCO                                      CA              94160-3484
RHI MANAGEMENT RESOURCES                              DENVER                                             CO                 80202
RHIMR, A DIV OF ROBERT HALF INT'L                     DENVER                                             CO                 80202
RICHARD KADER AND ASSOCIATES                          CLEVELAND                                          OH                 44130
RISERCORP, INC (RISER CORP)                           DALLAS                                             TX                 75201
RJ GLEESON CONSTRUCTION LLC                           COLORADO SPRINGS                                   CO                 80922
ROBERT E. HAZELTINE, INC                              OVERLAND PARK                                    KANSAS               66214
ROBERT GEIER & ASSOCIATES                             BOULDER                                            CO                 80303
RON CHRISTOPHER COMPANY                               WESTERVILLE                                        OH                 43081
RONALD A. KATZ TECHNOLOGY                             BEVERLY HILLS                                      CA                 90212
Roncar Realty Trust                                   Wollaston                                          MA                 02170
ROSS G. STEPHENSON ASSOC., INC                        MODESTO                                            CA                 95355

ROSS G. STEPHENSON ASSOCIATES, INC.                   MODESTO                                            CA                 95355
RUCCIONE & ASSOCIATES                                 PLAYA DEL REY                                      CA                 90293

RUNVEE HOBART, LTD C/O
 TRANSWESTERN PROPERTY COMPANY                        LOS ANGELES                                        CA                 90010
RYALS AND ASSOCIATES, INC.                            OAKLAND                                            CA                 94612
S & S INVESTMENTS                                     Princeton                                          NJ                 08542
SALEM HEATING & SHEET METAL, INC                      SALEM                                              OR                 97309
SALEM HEATING & SHEET METAL, INC.                     SALEM                                              OR                 97309

SAN FRANCISCO CONSULTING GROUP                        SAN FRANCISCO                                      CA                 94111

SAN FRANCISCO CONSULTING GROUP                        SAN FRANCISCO                                      CA                 94111

SAS INSTITUTE, INC                                    CARY                                               NC                 27513
SASCO ELECTRIC, INC.                                  WOODINVILLE                                        WA                 98072
SATURN SYSTEMS                                        BAILEY                                             CO              80421-0482
SAVILLE SYSTEMS INC                                   MARKHAM                                            ON                L3R0B8
SCEPTER ENTERPRISES LLC                               STANFORD                                           CT                 6902
SCHONHAUT, CINDY Z                                    DENVER                                             CO                 80202
SCHULD INCORPORATED                                   NEW LENOX                                          IL                 60451
SCHULD INCORPORATED                                   NEW LENOX                                          IL                 60451
SCHULD, INC.                                          NEW LENOX                                          IL                 60451

SEATAC ELECTRIC, INC                                  TUKWILA                                            WA                 98168
SEATON & ASSOCIATES                                   ALAMO                                              CA                 94507

SECC CORPORATION                                      CORONA                                             CA                 91720
SECC CORPORATION                                      CORONA                                             CA                 91720
SEQUENT COMPUTER SYSTEMS INC                          BEAVERTON                                          OR                 97006
SEQUENT COMPUTER SYSTEMS INC                          BEAVERTON                                          OR                 97006
SEQUENT COMPUTER SYSTEMS INC                          BEAVERTON                                          OR                 97006
SHERIDAN PARK LLC, DIA Plaza Partners, LLC            Denver                                             CO                 80239
SHOOK & FLETCHER                                      BIRMINGHAM                                         AL                 35202

SILICON VALLEY TECHNICAL STAFFING                     EMERYVILLE                                         CA                 94608
SILICON VALLEY TECHNICAL STAFFING                     EMERYVILLE                                         CA                 94608
SIM J HARRIS COMMUNICATIONS                           SAN DIEGO                                          CA              92196-1279
SIM J HARRIS COMMUNICATIONS                           SAN DIEGO                                          CA              92163-9069
SIMPLIFY CONSULTING                                   DENVER                                             CO                 80220
SIRIUS INC                                            CANBY                                              OH                 97013
SITELINK                                              ENGLEWOOD                                          CO                 80111

SITELINK                                              ENGLEWOOD                                          CO                 80111
SJH COMMUNICATIONS, INC.                              SAN DIEGO                                          CA              92196 1279
SKYTEL                                                WAYNE                                              NJ                 7470
SKYTEL                                                WAYNE                                              NJ                 7470
SKYTEL                                                WAYNE                                              NJ                 7470
SMARTECH TALENT SEARCH                                CORPUS CHRISTI                                     TX                 78404
SNELLING PERSONNEL SERVICES                           FAIRLAWN                                           OH                 44333
SNELLING SEARCH                                       DAYTON                                             OH                 45439
SNELLING SEARCH                                       DAYTON                                             OH                 45439
SODEXHO MARIOTT                                       ENGLEWOOD                                          CO                 80111
SOFTWARE ARCHITECTS                                   WESTCHER                                           IL                 60154
SOLBOURNE COMPUTER INC                                BOULDER                                            CO                 80301
SOLBOURNE COMPUTER INC                                BOULDER                                            CO                 80301
SONUS NETWORKS                                        WESTFORD                                           MA                 1886
SONUS NETWORKS, INC.                                  WESTFORD                                           MA                 1886
SONUS NETWORKS, INC.                                  WESTFORD                                           MA                 1886
SOURCE SERVICES                                       ENGLEWOOD                                          CO                 80111

SOURCE SERVICES CORP
 (AKA SOURCE CONSULTING)                              ENGLEWOOD                                          CO                 80111

SOUTHERN TELECOM                                      ATLANTA                                            GA                 30308
SPATA COMMUNICATIONS                                  DUBLIN                                             OH                 43017

SPECIALIZED TELECOMMUNICATIONS
 SERVICES, INC.                                       HAYWARD                                            CA                 94545
SPECIALTY STAFFING                                    CLEVELAND                                          OH                 44115

SPRINT                                                KANSAS CITY                                        MO                 64105
SPRINT                                                KANSAS CITY                                        MO                 64105
SPRINT NORTH SUPPLY                                   KANSAS CITY                                        MO              64180-4433
SPRINT NORTH SUPPLY                                   KANSAS CITY                                        MO              64180-4414
SPRINT NORTH SUPPLY COMPANY                           BOULDER                                            CO                 80303
SPRINT SPECTRUM LP
SRT ELECTRIC COMPANY                                  DENVER                                             CO                 80212
ST JAMES EPISCOPAL CHURCH                             ZANESVILLE                                         OH                 43701
STANLEY STAFFING                                      PARMA                                              OH                 44129
STATE OF CALIFORNIA EMPLOYMENT DEV                    SACRAMENTO                                         CA              94230-6276
State of Nevada                                       CARSON CITY                                        NV                 89706
STEEL VALLEY ENGINEERING, INC.                        YOUNGSTOWN                                         OH                 44512
Sterling Network Exchange, LLC                        Phoenix                                            AZ                 85004

STETSON PLACEMENT, LTD                                COLORADO SPRINGS                                   CO                 80903

STOCKTON TELECOMMUNICATIONS INC                       ALBURQURQUE                                        NM                 87121
STOCKTON TELECOMMUNICATIONS INC.                      ALBUQUERQUE                                        NM                 87110

STOCUM AND ASSOCIATES                                 MENTOR                                             OH                 44060
STORAGETEK                                            DENVER                                             CO                 80202

STORAGETEK                                            DENVER                                             CO                 80202
STRATEGIC FOCUS INC                                   EVERGREEN                                          CO                 80437
STRATEL INC.                                          SAN RAMON                                          CA                 94583

STRATEL INC.                                          SAN FRANCISCO                                      CA                 94102
STRATEL INC.                                          SAN FRANCISCO                                      CA                 94102
STREET FUSION                                         SAN FRANCISCO                                      CA                 94105
STURGEON ELECTRIC                                     HENDERSON                                          CO                 80640
SULLIVAN & MCLAUGHLIN
 COMMUNICATIONS GROUP, INC.                           BOSTON                                             MA                 2122
SUMMERFIELD SUITES HOTEL                              ENGLEWOOD                                          CO                 80112
SUN MICROSYSTEMS                                      MOUNTAIN VIEW                                      CA              94043-1100
SUN MICROSYSTEMS                                      MOUNTAIN VIEW                                      CA              94043-1100
SUN MICROSYSTEMS FINANCE                              WESTBOROUGH                                        MA                 1581

SUN MICROSYSTEMS, INC                                 PALO ALTO                                          CA                 94303
SUN MICROSYSTEMS, INC                                 PALO ALTO                                          CA                 94303

SUPERIOR MECHANICAL SERVICES, INC.                    DAYTON                                             OH                 45432
SUPERIOR STAFFING, INC.                               AKRON                                              OH                 44308

SUPPLEMENTAL STAFFING                                 MILWAUKEE                                          WI                 53224
SUPPORTEK INC                                         DENVER                                             CO                 80204
SUPPORTEX                                             DENVER                                             CO                 80204
SUPPORTEX, INC.                                       DENVER                                             CO                 80204
SURFSOFT                                              SAN JOSE                                           CA              95108-1089
SVV SALES INC DBA
 ARCADA COMMUNICATIONS                                SEATTLE                                            WA                 98121
SWITCH ROOM DESIGN                                    DENVER                                             CO                 80202
T I E INC.                                            ELEPHANT BUTTE                                     NM                 87935

T. MICHAEL INSTALLATION, LLC                          ARVADA                                             CO                 80004
TACTICA TECHNOLOGY GROUP                              BALCH SPRINGS                                      TX                 75180


TEC COMMUNICATIONS INC                                CASTLE ROCK                                        CO                 80104
TEC COMMUNICATIONS, INC./TIMBERLINE                   CASTLE ROCK                                        CO                 80104
TECHNOLOGIES MANAGEMENT INC                           WINTER PARK                                        FL                 32789
TECHNOLOGY STAFFING RESOURCES                         DEERFIELD                                          IL                 60015

TECH-PRO, INC                                         DENVER                                             CO                 80202
TEK SYSTEMS                                           ATLANTA                                            GA              30384-8568
TEKELEC                                               IRVING                                             TX                 75063

TEKELEC                                               LOS ANGELES                                        CA                 90009
TELCOM TRAINING CORPORATION                           ALPHARETTA                                         GA                 30004
TELCORDIA TECHNOLOGIES                                MORRISTOWN                                         NJ              07960 6438
TELCORDIA TECHNOLOGIES INC                            PISCATAWAY                                         NJ                 8854
TELCORDIA TECHNOLOGIES INC                            PISCATAWAY                                         NJ                 8854
TELCORDIA TECHNOLOGIES INC                            PISCATAWAY                                         NJ                 8854
TELCORDIA TECHNOLOGIES INC                            MORRISTOWN                                         NJ              07960 6438
TELCORDIA TECHNOLOGIES, INC.                          MORRISTOWN                                         NJ                 7960
TELDON SOLUTIONS, LLC                                 ALPHARETTA                                         GA                 30004
TELECOM EXECUTIVE GROUP                               MARLTON                                            NJ                 8053

TELECOM INSTALLATION & ENGINEERING, INC.              SANDY                                              CO                 84092
TELECOM NETWORK SPECIALISTS, INC.                     DULLES                                             VA                 20166
TELECOM POWER SYSTEMS (TPS)                           GRAND RIDGE                                        IL                 61325

TELECOM PROSEARCH INC                                 DENVER                                             CO                 80211
TELECOM RECRUITER, THE                                CROFTON                                            MD                 21114

TELECOM. INSTALLATIONS SPECIALISTS (TIS)              WEST MONROE                                        NE                 71292
TELECOMMUNICATIONS RESOURCE INTL                      GREENWOOD VILLAGE                                  CO                 80112

TELECOMMUNICATIONS RESOURCE INTL                      GREENWOOD VILLAGE                                  CO                 80112

TELECOMMUNICATIONS
 TECHNOLOGIES & RESOURCES                             DALLAS                                             TX                 75243
TELECON, INC.                                         FAIRFAX                                            VA              22031-4308
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELECORDIA TECHNOLOGIES, INC.                         ENGLEWOOD                                          CO                 80111
TELEDIRECT TELECOMMUNICATIONS GROUP, LLC              LOS ANGELES                                        CA                 90017
TELEDON SOLUTIONS, INC.                               ALPHARETTA                                         GA                 30004
TELEDON SOLUTIONS, INC.                               ALPHARETTA                                         GA                 30004
TELEGROUP, INC                                        FAIRFIELD                                          IA                 52556
TELEMETRY TECHNOLOGY, INC                             MAGRATH                                            AB                T0K 1J0
TELEMETRY TECHNOLOGY, INC.                            MAGRATH                                            AB
TELEPHONE COMPANY OF CENTRAL FLORIDA                  LAKE MARY                                          FL                 32746

TELEPHONE SERVICES, INC. (TSI)                        LEWISVILLE                                         TX                 75057
TELESCIENCES INC                                      MORRESTOWN                                         NJ              08057-1177
TELESCIENCES INC                                      MT LAUREL                                          NJ                 8054
TELESCIENCES, INC                                     MOORESTOWN                                         NJ                 8057
TELE-TECH COMPANY, INC                                LEXINGTON                                          KY                 40503
TELE-TECH COMPANY, INC (TELETECH, TELE TECH)          LEXINGTON                                          KY                 40503
TELE-TECH COMPANY, INC.                               LEXINGTON                                          KY                 40511
TELE-TECH COMPNAY, INC.                               LEXINGTON                                          KY                 40511
TELIGENT                                              ATLANTA                                            GA              31193-1761
TELLABS CORP                                          CHICAGO                                            IL              60693-9206
TELLABS CORPORATION                                   BOLINGBROOK                                        IL                 60440
TELLABS OPERATIONS INC                                CHICAGO                                            IL              60693-9206
TELLABS OPERATIONS, INC.                              LISLE                                              IL                 60532

TELLABS OPERATIONS, INC.                              LISLE                                              IL                 60532
TELLABS OPERATIONS, INC.                              LITTLETON                                          CO                 80120
TELLABS OPERATIONS, INC.                              LISLE                                              IL                 60532
TELPRO TECHNOLOGIES                                   OAKLAND                                            CA                 94612

TELPRO TECHNOLOGIES                                   SAN RAMON                                          CA                 94583
TELSCAPE USA                                          HOUSTON                                            TX                 77056
TELSOURCE CORPORATION                                 GIBSONIA                                           NY                 15044
TELSOURCE CORPORATION                                 TOTOWA                                             NJ              07512-1165


TEL-TEC, INCORPORATED                                 OAKRIDGE                                           TN                 37830
TENDER LOVING CARE JANITORIAL SERVICES                SPRING                                             TX                 77388
TENG & ASSOCIATES, INC.  (TENG CONSTRUCTION)          CHICAGO                                            IL              60601-5924
TENG & ASSOCICATES                                    CHICAGO                                            IL              60601-5924

TERRA DESIGNS                                         LINCOLNTON                                         NC                 28092
TERRA DESIGNS INC.                                    LINCOLNTON                                         NC                 28092
TERRALINK COMMUNICATIONS INC                          FOLSOM                                             CA                 95630
TEXAN ELECTRIC COMPANY, INC.                          HOUSTON                                            TX                 77087
Texas Bank                                            Weatherford                                        TX                 76086

TEXSTAR ENTERPRISES, INC                              SAN ANTONIO                                        TX                 78217
TEXSTAR ENTERPRISES, INC.                             SAN ANTONIO                                        TX                 78217
THAYER POWER AND COMMUNICATION                        FAIRVIEW                                           PA                 16415
THAYER POWER AND COMMUNICATION LINE                   FAIRVIEW                                           PA                 16415
THE EQUITABLE LIFE ASSURANCE SOCIETY                  Los Angeles                                        CA
The John Hancock
 Mutual Life Insurance Co.                            Los Angeles                                        CA                 90010
The John Hancock
 Mutual Life Insurance Co.                            Los Angeles                                        CA                 90010
The John Hancock
 Mutual Life Insurance Co.                            Los Angeles                                        CA                 90010
The M Company                                         Fremont                                            CA                 94539

The Travelers Insurance Company                       Hartford                                           CT              06183-7130

THERMAL AIRE                                          ROSEVILLE                                          CA                 95678
THERMAL AIRE, INC                                     ROSEVILLE                                          CA                 95678
THOMAS & PERKINS                                      DENVER                                             CO                 80202
THOMAS CABLE COMMUNICATION INC                        SAN DIEGO                                          CA                 92123
THOMAS CABLE COMMUNICATIONS                           SAN DIEGO                                          CA                 92123
THOMAS RESOURCE GROUP                                 TIBURON                                            CA                 94920
THOMPSON ASSOCIATES                                   PLEASANTON                                         CA                 94588
TIME WARNER TELECOM                                   LITTLETON                                          CO                 80124



TIS WORLDWIDE                                         NEW YORK                                           NY                 10006
TIS WORLDWIDE                                         NEW YORK                                           NY
TIS, INC. (TELECOMMUNICATIONS
 INSTALLATION SPECIAL                                 WEST MONROE                                        LA                 71292
TITAN AIR CORPORATION                                 NEW YORK                                           NY                 10165
TITLE BUILDING COMPANY                                BIRMINGHAM                                         AL

TMP INTERACTIVE, INC. (MONSTER.COM)                   MAYNARD                                            MA                 1754
TOLIN MECHANICAL SYSTEMS COMPANY                      DENVER                                             CO                 80239
TOLLBRIDGE TECHNOLOGIES                               SUNNYVALE                                          CA                 94086
T-ONE, INC.                                           STONE MOUNTAIN                                     GA                 30083
TOPA EQUITIES (V.I.),  LTD.,
 U.S. VIRGIN ISLANDS CORP                             Los Angeles                                        CA
TOTAL INSTRUMENT SERVICES, INC.                       LITTLETON                                          CO                 80122
TRANS GLOBAL COMMUNICATIONS                           DURHAM                                             NC                 27704
TRANS GLOBAL COMMUNICATIONS, INC.                     DURHAM                                             NC                 27704

Transwestern 25 West 43rd Street, LLC                 Chicago                                            IL              60694-3900

Transwestern 25 West 43rd Street, LLC                 Chicago                                            IL              60694-3900

TRAVELERS INDEMNITY COMPANY                           HARTFORD                                           CT                 06183
TRIAD CONSULTANTS                                     ENGLEWOOD                                          CO                 80111

TRI-AREA ELECTRIC CO., INC                            YOUNGSTOWN                                         OH                 44502
TRI-CITY TELECOM AND CABLE                            THORNTON                                           CO                 80260
TRI-CITY TELECOM AND CABLE, INC.                      THORNTON                                           CO                 80260
TRI-LAN, INC.                                         WILMINGTON                                         NC                 28405
TRISTEP HIRING SYTEMS                                 FREMONT                                            CA              94538-1600

TRUECOMP INSTALLATION                                 SAN JOSE                                           CA                 95113

TRUEVANCE COMMUNICATIONS, LLC                         ORANGE PARK                                        FL                 32073

TRUEVANCE COMMUNICATIONS, LLC                         ORANGE PARK                                        FL                 32073
TRUSTED INFORMATIONS SYSTEMS, INC. (TIS)              ROCKVILLE                                          MD                 20850
TTM, INC.                                             CHARLOTTE                                          NC                 28206
TTM, INC.                                             CHARLOTTE                                          NC                 28206
TTR, LLC                                              DALLAS                                             TX                 75243
TURNER CONSTRUCTION COMPANY                           DENVER                                             CO                 80222
TURNER CONSTRUCTION COMPANY                           DENVER                                             CO                 80222
TURNER CONSTRUCTION COMPANY                           DENVER                                             CO                 80222
TVC INC                                               ST LOUIS                                           MO              63179-8000
U.S. INTERNET                                                                                                                 0
U2SI (UNDERGROUND UTLITIES SERVICES, INC.)            CASTLE ROCK                                        CO                 80104
UCA COMPUTER SYSTEMS INC                              DENVER                                             CO              80265-1901
UNCC
UNDERGROUND CONSTRUCTION CO INC                       BENICIA                                            CA                 94510
UNDERGROUND CONSTRUCTION CO INC.                      BENICIA                                            CA                 94510
UNDERGROUND TECHNOLOGY INC                            VENTURA                                            CA              93006 3820
UNISON SYSTEMS INC                                    DENVER                                             CO                 80210
UNISON SYSTEMS INC                                    DENVER                                             CO                 80210
UNISON SYSTEMS INC                                    DENVER                                             CO                 80210
UNITED AIRLINES                                       ELK GROVE VILLAGE                                  IL                 60007
UNITED AMERITEC CORPORATION                           SAN DIEGO                                          CA                 92131


UNITED AMERITEC CORPORATOIN                           FULLERTON                                          CA              92831-4904
UNITED HEALTHCARE                                     COLUMBUS                                           OH                 43207
UNITED INFORMATION
 TECHNOLOGIES CORPORATION                             SCHAMBURG                                          IL              60173-5059

UNLIMITED TECHNOLOGY                                  SAN FRANCISCO                                      CA                 94103
US COMMUNICATIONS INC                                 ALBUQUERQUE                                        NM                 87107

US COMMUNICATIONS INC                                 ALBUQUERQUE                                        NM                 87107

US COMMUNICATIONS INC                                 ALBUQUERQUE                                        NM                 87107

US COMMUNICATIONS, INC.,
 DIV. OF ARGUSS COMM. GRP                             ALBUQUERQUE                                        NM                 87154
US SOUTH COMMUNICATIONS                               ATLANTA                                            GA                 30339

UTILIQUEST                                            SAN ANTONIO                                        TX                 78238
UTILIQUEST                                            SAN ANTONIO                                        TX                 78238
UTILITIES CONSTRUCTION                                SOUTH EUCLID                                       OH              44121-2879
UTILITY CONSULTANTS                                   ATLANTA                                            GA                 30339
UUNET                                                 RICHMOND                                           VA              23285-4100

V&A JANITORIAL SERVICES                               FRESNO                                             CA                 93729
VALUCOM, INC                                          VIENNA                                             VA                 22180

VCI TELECOM INC                                       DALLAS                                             TX              75284-6343
VCI TELECOM, INC.                                     UPLAND                                             `                  91786
VECA                                                  SEATTLE                                            WA                 98108
VECTOR MANAGEMENT GROUP                               DENVER                                             CO                 80202
VERITAS SOFTWARE CORP                                 MOUNTAIN VIEW                                      CA                 94043
VERITAS SOFTWARE CORP                                 MOUNTAIN VIEW                                      CA                 94043
VIDEOTRONIC, INC.                                     GOLDEN                                             CO                 80401
VIDEOTRONIX, INC.                                     GOLDEN                                             CO                 80401

VIRTUAL ENTERPRISES, INC DBA                          THORNTON                                           CO                 80241

VIRTUAL VALLEY INTERNET                               HICKORY                                            NC                 28601
VISA USA, INC.                                        ENGLEWOOD                                          CO                 80111
VISION SYSTEMS LLC                                    BELLAIRE                                           TX                 77401
VITRIA TECHNOLOGY INC                                 SUNNYVALE                                          CA              94085 3913
VITRIA TECHNOLOGY INC                                 SUNNYVALE                                          CA              94085-3913
VOCAL DATA, INC.                                      RICHARDSON                                         TX                 75081
VOICEWARE SYSTEMS                                     WEST PALM BEACH                                    FL                 33401
VOICEWARE SYSTEMS                                     WEST PALM BEACH                                    FL                 33401
VOLT INFORMATION SCIENCES, INC.                       GRAPEVINE                                          TX                 76051
VOLT SERVICES                                         HOUSTON                                            TX                 77056

VOLT SERVICES INC.                                    HOUSTON                                            TX                 77056

VOLT TELECOM GROUP                                    NORCROSS                                           GA                 30093
VOLT TELECOM GROUP                                    NORCROSS                                           GA                 30093
VROOM                                                 ENGLEWOOD                                          CO                 80112

VYVX                                                  CHICAGO                                            IL              60673-7102
VYVX INC                                              CHICAGO                                            IL              60673-7102
W. JAMES OROVITZ, TRUSTEE                             Miami                                              FL                 33122
W. T. LEONE'S TRI-AREA ELECTRIC CO. INC.              YOUNGSTOWN                                         OH                 44502
W.L. CONTRACTORS, INC.                                ARVADA                                             CO                 80002
WALLER CREEK COMMUNICATIONS                           AUSTIN                                             TX                 78701
WANG GLOBAL SERVICES                                  CHANHASSEN                                         MN                 55317

WARREN, MORRIS & MADISON, LTD.                        VIRGINIA BEACH                                     VA                 23451
WAUKESHA-PEARCE INDUSTRIES, INC.                      SAN ANTONIO                                        TX                 78220

Waverly Hill Partnership                              Boulder                                            CO                 80302
WAVERLY HILL PARTNERSHIP                              Denver                                             CO
WCB FIVE LIMITED
 PARTNERSHIP C/O WCB PROPERTIES                       Newport Beach                                      CA                 92660
WEITZ COHEN CONSTRUCTION CO                           DENVER                                             CO                 80203
WELLS FARGO ALARM SERVICES                            PHOENIX                                            AZ                 85040
WELLS FARGO ALARM SERVICES                            PHOENIX                                            AZ                 85040

WESBELL ASSET RECOVERY CENTER                         `                                                  KS                 66215
WEST AmericA MORTGAGE (WESTPIKE, LLC)                 Westminster                                        CO
WESTAFF                                               AUSTIN                                             TX                 78731
WESTERN DATA                                          ENGLEWOOD                                          CO                 80112

WESTERN UNION                                         ST LOUIS                                           MO              63150-0253
WESTERN UNION                                         ST LOUIS                                           MO              63150-0253
Western Union Ats C/O Worldcom                        Rchardson                                          TX                 75082
WESTFIRE INC                                          DALLAS                                             TX                 75238

WESTFIRE INC.                                         GOLDEN                                             CO                 80401


WESTFIRE, INC.                                        GOLDEN                                             CO                 80401


WESTSHARE SERVICES, INC.                              SNOHOMISH                                          WA                 98296
WESTSHARE SERVICES, INC.                              SEATTLE                                            WA                 98104


WESTSHARE SERVICES, INC.                              SNOHOMISH                                          WA                 98296
WGW INC                                               Atlanta                                            GA                 30312
WHITTMAN HART INC                                     ENGLEWOOD                                          CO                 80111
WHITTMAN HART INC                                     ENGLEWOOD                                          CO                 80111

WILLIAMS COMMUNICATIONS INC                           CHICAGO                                            IL              60673-1218
WILLIAMS ELECTRIC COMPANY                             SHELBY                                             NC                 28151

WILLIAMS ELECTRIC COMPANY (PIONEER                    SHELBY                                             NC                 28151

WILSON CONSULTING GROUP INC                           VAIL                                               CO                 81658
WILSON GROUP, THE                                     CORPUS CHRISTI                                     TX                 78403
WILSON'S AIR TECHNOLOGIES                             TACOMA                                             WA                 98408
WILSON'S AIR TECHNOLOGIES, INC.                       TACOMA                                             WA                 98408
WINDSOR CONSULTANTS INC                               HOUSTON                                            TX                 77040
WINSTAR COMMUNICATIONS                                VIENNA                                             VA                 22182
WOLIN, CARLA J                                        DENVER                                             CO                 80206
WORLDCOM                                              TULSA                                              OK                 74172
WORLDCOM NETWORK SERVICES                             DALLAS                                             TX              75373-0426
WORLDCOM NETWORK SERVICES INC                         TULSA                                              OK                 74172
WORLDCOM NETWORK SERVICES INC                         TULSA                                              OK                 74117
WORLDPORT COMMUNICATIONS (ENERGIS)                    KENNESAW                                           GA                 30144
XEROX BUSINESS SERVICES                               DENVER                                             CO                 80237

XO COMMUNICATIONS/NEXTLINK                            SCOTTSDALE                                         AZ                 85254
YANKEE GROUP, THE                                     BOSTON                                             MA                 21160


(TABLE CONTINUED)

ICG Communications, Inc.
Listing of Executory Contracts and Unexpired Leases
To be Rejected
-----------------------------------------------------------------------------------------------------------------------------------
                      Non-Debtor Party to Lease/Contract
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Address

------------------------------------------------------------------------------------------------------------------------------------
Name                                                Description
------------------------------------------------------------------------------------------------------------------------------------

100 Park Center Plaza                               Office Space
2100 West End Avenue                                Office Space
3 HUTTON CENTRE, LP                                 NON-STANDARD ROE AGREEMENT
3355 Richmond Rd, Bldg. B                           Office Space
3550 Watt Avenue                                    Executive Suite -
3607 Broadway Realty Associates                     Type 1 Central Office - Lucent 5ESS Switch  @ 1309 Noble, Philadelphia, PA
4311 Wilshire Building, Ltd.,
 C/O Transwestern Property Company                  Right of Entry @ 4311 Wilshire Blvd., Los Angeles, CA
455 SHERMAN ASSOCIATES LLC                          NON-STANDARD ROE AGREEMENT
72 Jericho Associates                               Pop site @ 72 Jericho Turnpike, Mineola, NY
789 Sherman Ltd. Liab. Co.                          Right of Entry (Roe) @ 789 Sherman
789 SHERMAN LTD. LIAB. CO.                          RIGHT OF ENTRY AGREEMENT
88 Kearney Street                                   Office Space
A&B UNDERGROUND LLC                                 Central office construction in Oregon.
A. M. ORTEGA                                        Maintenance agreement
A.M. ORTEGA                                         Construction agreement
ABACON TELECOMMUNICATIONS                           Distributor that  provides Lucent equipment.
ABACON TELECOMMUNICATIONS                           P.O. Vendor - central office outside plant construction.
ABEL COMMUNICATIONS, INC.                           Security System installation
ABTS NET                                            Collocation space agreement
ACCESS DATA                                         Master consulting agreement
ACCESS DATA CONSULTING CORP                         Consulting services

Access Transmission Services                        Fiber use agreement from 624 S Grand Avenue., Los Angeles, CA to 15303
                                                     Ventura Highyway
ACREE DAILY CORPORATION                             Nationwide security system installation.
ACTION BUSINESS CLEANING SYSTEMS                    Janitorial co in Birmingham for office.

ACTON CONTRACTORS INC                               General contractor in Birmingham -
ACTON CONTRACTORS INC                               Specializing in tenant finishing (contract dated 7/10/00)
ADC TELECOMMUNICATIONS                              Construction and installation.

ADDISON CIRCLE TWO LTD.                             EQUIPMENT INSTALLATION AGREEMENT
ADEX CORPORATION                                    Master construction agreement

ADVANCED COMMUNICATIONS, INC.                       Fiber installation.  Conduit construction.
ADVANCED FIBER RESPONSE                             Lash fiber install - conduit lowering and maintenance.
ADVANCED FIBER RESPONSE, INC.                       Lash fiber install.
ADVANCED TECHNOLOGIES & SERVICES                    Software and support services.

AEROTECH MECHANICAL
 CONTRACTORS INC                                    Central office construction.
AEROTEK INK /OPTOINS ONE INC                        Professional services.
AGUIRRE CORPORATION                                 Professional  Engineering services.

AIR MASTERS/CSUSA FLORIDA                           Central office construction.
Airport Business Parks                              Pop site @ 3621 W. Mac Arthur Blvd., Santa Ana, CA

ALABAMA LINE LOCATION CENTER INC                    Line locating service
ALBAN ENGINE POWER SYSTEMS                          Generator maintenance.
ALBERT PLUMBING HEATING & AIR                       Professional services

ALEXANDER UTILITY ENGINEERING                       Outside Plant construction.
ALL SEASONS CLEANERS INC                            Janitorial vendor has 5 sites.  Contract - 00-1148
ALL STAR TELECOM                                    Outside Plant construction.
ALL STAR TELECOM                                    Outside Plant construction.
ALL STAR TELECOM                                    Outside Plant construction.
ALL STAR TELECOM                                    Outside Plant construction.
ALLIED ELECTRIC INC                                 Electrical Contractors
ALLSTAR PERSONNEL (ALL STAR)                        Recruiting agreement
ALLTECH TECHNOLOGIES LLC                            Engineering, Furnish and Install Agreement

ALLTECH TECHNOLOGIES LLC                            Lash fiber install.

ALLTEL                                              Carrier - PRI in Nebraska
ALLTEL CORP                                         Outside plant materials and central office equipment.
ALLTEL INFORMATION SERVICES INC                     PRI service in Ohio.
ALLTEL INFORMATION SERVICES INC                     Recruiting agreement
ALLWEST SYSTEMS INC                                 Security MDI - Installation and Maintenance

ALLWEST SYSTEMS INC                                 Security MDI - Installation and Maintenance

ALPINE POWER SYSTEMS                                DC Power installation
ALTA TELECOM                                        Engineering, Furnish and Install Agreement


AMERICAN APPRAISAL ASSOCIATES                       Real Estate Appraiser
AMERICAN BUSINESS PERSONNEL SVCS                    Recruiting agreement

AMERICAN EXPRESS                                    Employee travel
AMERICAN EXPRESS TAX & BUSINESS                     Corporate cards

AMERICAN MANAGEMENT SYSTEMS                         Temporary employees

AMERICAN MANAGEMENT SYSTEMS                         Temporary employees

AMERICAN OFFICE PARK                                RIGHT OF ENTRY AGREEMENT
AMERICAST INDUSTRIES, INC                           EQUIPMENT INSTALLATION AGREEMENT
AMERICOM                                            Engineering, Furnish & Install agreement
AMERICOM ENTERPRISES, INC.                          Engineering, Furnish & Install agreement
AMERITECH OHIO                                      This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities between ICG and the signee.

AMS                                                 Confidentiality agreement.

AMSHER COLLECTIONS                                  Collocation space agreement
AMTEVA TECHNOLOGIES, INC.                           Software and support services

ANSCO AND ASSOCIATES, INC.                          Outside Plant Construction.
ANSPACH, BARRY                                      Consulting services
APCON NETWORK SOLUTIONS, INC.                       Conduit lowering and maintenance.

APEX ASSOCIATES                                     Recruiting agreement
APPLIED INNOVATION                                  Trial agreement to test X.25 Cisco router
APPLIED TELECOMMUNICATIONS                          Trial agreement.
ARC SERVICES                                        Consulting services
ARCHITECTURE ONE                                    Real Estate Architect

ARCHITEL                                            Software and support services
ARCUS DATA SECURITY                                 Tape Data storage services
ARISS KAHAN DATABASE MARKETING GRP                  Consulting services
ARIZONA PIPELINE CO                                 Conduit lowering
ARMSTRONG LAING INC                                 Software license agreement

ARROW ELECTRIC CO, INC                              Standard electrical services - Electrical construction.
ARROW ELECTRIC COMPANY, INC.                        Standard electrical services - Electrical construction.
ARROW ELECTRIC CONTRACTORS INC                      Standard electrical services - Electrical construction.
ARROWHEAD CONSULTING COMPANY                        Consulting Services
ARTHUR ANDERSEN LLP                                 Professional services
ARTHUR ANDERSEN LLP                                 Professional services
ASCEND COMMUNICATIONS INC                           AKA Cascade View.
ASIA INTERNATIONAL (AIC)                            CARRIER SALES AGREEMENTS
ASPECT TELECOMMUNICATIONS CORP                      Customer care system.
ASPECT TELECOMMUNICATIONS CORP                      Purchase and Sale agreement
ASTRAL COMMUNCIATIONS                               Collocation space agreement
AT&T                                                Point 2 Point
AT&T                                                Private line. Long distance
AT&T                                                Private line. Long distance, & PRI
AT&T CAPITAL CORP
                                                    Purchasing master equipment lease agreement

AT&T GLOBAL NETWORK SERVICES                        Carrier private line
ATLANTIC AND PACIFIC TELECOM, INC                   Central office installation
ATLANTIC AND PACIFIC TELECOM, INC.                  Central office installation

ATLANTIC CONNECTIONS                                Special Access
AUSTIN DATA SYSTEMS                                 Software and support services
AUTOMOTIVE RENTALS, INC.                            Facilities - Fleet agreement guarantee.
AUTOMOTIVE RENTALS, INC.                            Lease agreement for fleet vans
AUTOMOTIVE RESOURCES INTERNATIONAL
 /AUTOMOTIVE RENTALS INC.                           Lease agreement and subsequent  addendum

AVESTA TECHNOLOGIES INC                             Software and support services
AVIS RENT A CAR INC                                 Auto Rental agreement
AXIOM TECHNOLOGY, INC.                              Axiom is now Telesciences.
AXIOM TECHNOLOGY, INC.                              Axiom is now Telesciences.
AZTEC CABLE AND
 COMMUNICATIONS CONTRACTORS                         Fiber relocations in Denver.

AZTEC NETWORK COMMUNICATIONS                        Engineering, Furnish & Install agreement
BACKWEB TECHNOLOGIES                                Software license agreement dated 5/07/99
BANK ONE ARIZONA,
 NA/ARIZONA STATE RETIREMENT                        License agreement

BBN CORP. - DBA:
 GTE INTERNETWORKING, INC.                          Carrier
BDSI INC D/B/A BEECHWOOD                            IT  Master Custom Software Development, Software License & Services
                                                     Agreement
BEACON CENTER PARTNERS                              Right of Entry (Roe) @ 651 Beacon Pkwy., W.Birmingham, AL
BEACON CENTER PARTNERS, LTD.                        RIGHT OF ENTRY AGREEMENT
BEACON CENTER PARTNERS, LTD.                        RIGHT OF ENTRY AGREEMENT
BEACON INVESTMENT CORPORATION                       Right of Entry (Roe) @ 1900 Rexford Road
BEACON MANAGEMENT COMPANY                           Right of Entry/License Agreement @ 10980 Wilshire Blvd
BEANS, WILLIAM S. JR                                Employment Agreement
BECKETT BROWN INTERNATIONAL INC                     Recruiting agreement
BEERMAN REALTY CO.
 (B-W LIMITED PARTNERSHIP)                          RIGHT OF ENTRY AGREEMENT
BELL COMMUNICATIONS
 RESEARCH INC (BELLCORE)                            Professional services agreement
BELLCORE                                            Master License Agreement
BELLCORE                                            Supplement to Master License Agreement
BELLSOUTH LONG DISTANCE INC                         This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities between ICG and the signee.
BELLSOUTH TELECOMMUNICATIONS INC                    This agreement/contract establishes rules for the ordering, provisioning, and maintenance of equipment and facilities between ICG and the signee.
BERGER & COMPANY                                    Consulting services

Berry Building Partners, LLC                        ROE - Due upon installation
BERTHEL LEWIS ELECTRIC INC                          Inside wiring and electrical.
BERTHEL LEWIS ELECTRIC, INC.                        Maintenance agreement
BERWICK ELECTRIC                                    Conduit Construction
BERWICK ELECTRIC CO.                                Electrical contractors
BETSCHART ELECTRIC COMPANY, INC.                    Conduit construction and drilling.

BETSHART ELECTRIC COMPANY, INC.                     Conduit construction and drilling.
BETTER COMFORT SYSTEMS INC                          Conduit construction and drilling.
BILBREY CONSTRUCTION INC                            Surveying outside plant construction
BILBREY CONSTRUCTION, INC.                          Surveying outside plant construction
BIZILLIONS TELECOM                                  Collocation space agreement

BLACK BOX CORPORATION                               Inside wiring and electrical.
BLACK BOX NETWORK SERVICES OF CHICAGO               Inside wiring and electrical.
BLACK TIE ENTERPRISES                               Consulting services
BLOOMBERG LP                                        Leased equipment
BLUE ADVANTAGE                                      Employee medical coverage
BOARD OF REGENTS OF THE
 UNIVERSITY OF TEXAS SYSTEM                         License Agreements
Bob, L.C.                                           Pop site @ 501-15th St., Moline, IL
BOLDTECH SYSTEMS, INC.                              Consulting services

BORN INFORMATION SERVICES                           Consulting services

BOVIS LEND LEASE INC                                Work on the garage
BOWER AND ASSOCIATES                                Recruiting agreement
BRADLEY-MORRIS, INC.                                Recruiting agreement

Brazie Family Properties
(Westminster Financial Corporation)                 Right of Entry (Roe) @ 865 South Dixie Drive., Vandalia, OH
BRD CONSULTING                                      Recruiting agreement
BRECK LARSON I                                      Video services
BRIO TECHNOLOGY INC                                 Oracle report writing software.
BRISTOL SQUARE, INC                                 RIGHT OF ENTRY AGREEMENT
BROADWING COMMUNICATIONS SVCS                       P2P Vendor Relations is negotiating.
BROOKS INTERNATIONAL                                Professional services
BRYAN J. SHELBY PC                                  Employment Agreement
BTECH SYSTEMS INTEGRATORS                           Construction agreement

B-TECH WIRE & CABLE, INC.                           Install wire cable and fiber.

BUCKEYE POWER                                       Generator Maintenance
BUCKEYE POWER SALES CO. INC.                        Generator Maintenance
BUILDER'S ELECTRICAL                                Inside wiring and electrical.
BUILDER'S ELECTRICAL, INC.                          Inside wiring and electrical.
BURKE INCORPORATED                                  Consulting services
BURKEEN CONSTRUCTION                                Cable locating (contract 99-3071)

BURNIP & SIMMS OF TEXAS                             Directional conduit plowing.
BURNIP & SIMMS OF TEXAS                             Directional conduit plowing.
BUSINESS SOLUTIONS INC                              Consulting Services
BW ELECTRIC INC                                     Security installation work.   (contract 99-3511)
C - SYSTEMS                                         Special Access
C AND Y ASSOCIATES                                  Lease modification
C.R. CARNEY ARCHITECTS, INC                         Professional Services
CABLCON                                             Confidentiality agreement.
CABLE & WIRELESS COMMUNICATIONS                     Carrier
Cable & Wireless Inc                                Carrier Sales 96-1052 - PRIVATE LINE
CABLE TV SERVICE INC.
 & SOUTH SHORE CABLE                                Fiber splicing and emergency restoration in Ohio.

CABLE TV SERVICES                                   Outside plant construction
CABLE TV SERVICES                                   Underground fiber optic cable paving and boring.
CACTUS INTEGRATION GROUP                            Custom cabinet HVAC design.
CACTUS INTEGRATION GROUP                            Custom cabinet HVAC design.
CAE & ASSOCIATES INC                                Security Systems
CAE & ASSOCIATES, INC.                              Nation Design/Build firm
CALL SCIENCES                                       Collocation space agreement

CALLIDUS SOFTWARE INC                               Software to track sales

CAL-TECH INTERNATIONAL TELECOM CORP                 Carrier sales agreement

CAMBRIDGE TECHNOLOGY PARTNERS                       Temporary employees
CAP GEMINI AMERICA INC                              Professional services addendum, maintenance, software, Master software development agreement.
CAP GEMINI AMERICA INC                              Professional services addendum, maintenance, software, Master software development agreement.
CAP GEMINI AMERICA LLC                              Professional services addendum, maintenance, software, Master software development agreement.
CAPROCK COMMUNICATIONS/MCCLOUD                      OPERATOR SERVICES & PRIVATE LINE.
CARAT USA INC                                       Media/Advertising agreement
CAREER CONSULTANTS                                  Recruiting agreement
CAREER FORUM INC                                    Recruiting agreement
CAREERS LTD                                         Recruiting agreement
CARLSON DESIGN CONSTRUCT CORPORATION                Construction contractor.
CAROL ELECTRIC CO INC                               Construction contractor in Southern California.
CARRIER 1, INC.                                     Special Access
CARTER & BURGESS                                    Real Estate Architect
CASCADE COMMUNICATIONS CORP                         Old Lucent Switches  AKA Ascend now Lucent
CASTLE & COOKE CARRIER HOTELS, LLC                  Type 1 Central Office - Lucent 5ESS Switch  @ 440 W. Kennedy, Orlando, FL
CASTLE PINES                                        Promotional advertising
CBT SYSTEMS, USA LIMITED                            Online training.
CENTRAL HEATING & PLUMBING INC                      HVAC installs and repairs
CENTRAL HEATING AND PLUMBING, INC.                  HVAC for central office
Centrum-Belleview LLC                               ROE - Fleisher-Smyth/8700 E Belleview 97-1046/Original
CERTIFIED ASSOCIATES, INC.                          Recruiting agreement

CH2M HILL, INC.                                     Project management

CHA SYSTEMS INC                                     Software and support services
CHARLES SCHWAB AND COMPANY, INC.                    HR benefits  - 401K plan
CHARLES TAYLOR COMMUNICATIONS                       Construction projects in the west
CHARLES TAYLOR COMMUNICATIONS, INC.                 General contractor co installs.
CHAT COMMUNICATION SERVICES                         Fiber splicing - Digital transport systems
CHAT COMMUNICATIONS                                 Construction projects
CHOICE OPTIC COMMUNICATIONS, INC.                   Maintenance agreement
CHOICE OPTICS COMMUNICATIONS INC                    Inside wiring & electrical.
Chrone Real Estate Corporation                      Pop site @ 100 Quimby St., Westfield, New Jersey

CIBER INC                                           Consulting services

CIBER INC                                           Consulting services

CIRCUIT-TRAN CORPORATION
 AKA PRE-VENTRONICS                                 Engineering, Furnish & Install agreement
CISCO SYSTEMS                                       Evaluation Agreement to demo equipment in the lab

CISCO SYSTEMS                                       Lease or acquisition of Cisco equipment to buildout ICG's dial port network
CISCO SYSTEMS CAPITAL CORP.                         Guarantee of payment and performance obligations

CISCO SYSTEMS CAPITAL CORP.                         Master Agreement to govern schedules which will contain specific equipment lease details.

CISCO SYSTEMS CAPITAL CORP.                         Master Agreement to govern schedules which will contain specific equipment lease details.
CISCO SYSTEMS INC                                   Master Integrated Communications Service Provider Purchase and License
                                                     Agreement.

CISCO SYSTEMS, INC.                                 EF&I Professional Services Subcontract Agreement.  Details in SOW
                                                     installing equipment where necessary.
CISCO SYSTEMS, INC.                                 Master Integrated Communications Service Provider Purchase and License
                                                     Agreement.
CISCO SYSTEMS, INC.                                 NOC Staff Augmentation for 2 Cisco Engineers to be on staff at ICG to support the network
CITRIX                                              Winframe software - diagnostics, bulletin board, etc.
CITY OF BOULDER                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.

CITY OF BOULDER                                     Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.

CITY OF BOULDER                                     Franchise municipal license agreement

CITY OF CHARLESTON                                  Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.

CITY OF CLEVELAND                                   Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF DENVER/MILE HI CABLE                        Agreement allowing ICG to enter public right of way to lay or maintain existing fiber, underground or above ground.
CITY OF GREENVILLE,SC                               Franchise Agreement
CITY OF LONGMONT                                    IRU

CITY SIGNAL FIBER SERVICES INC.                     Network Construction.
CITY SIGNAL FIBER SERVICES, INC                     Outside plant construction
CLASS ACT TRAINING & CONSULTING                     Consulting Services
CLASS ACT TRAINING & CONSULTING                     Consulting Services
CLEVELAND REAL ESTATE PARTNERS                      Right of Entry (Roe) @ 1965 E 6th Street., Cleveland
CLEVELAND REAL ESTATE PARTNERS                      RIGHT OF ENTRY AGREEMENT
Cliff Preston                                       Pop site @ 4125 Mohr Ave., Pleasanton, CA

CMACAO                                              Collocation space agreement
CMS ELECTRICAL SERVICE CO                           Electricians
CMS ELECTRICAL SERVICES INC                         Inside wiring & electrical
COLONIAL AIR CONDITIONING COMPANY                   HVAC & electrical service for POPs
COLORADO SEMINARY, UNIVERSITY OF DENVER             Consulting Services
COLORADO TELE-EQUIPMENT COMPANY (CTEC)              Purchasing surplus, equipment sales
COMDISCO INC                                        Assignment and Assumption Agreement
COMDISCO INC                                        Computer Equipment Lease
COMDISCO INC                                        ICG leases computers through Comdisco as a reseller of Compaq
COMDISCO INC                                        Market value buy out option on old Netcom equipment.
COMFORT SYSTEMS USA, FLORIDA                        Confidentiality agreement
COMMERCIAL REALTY GROUP, INC                        Real Estate Broker
COMMS PEOPLE INC                                    Consulting Services
COMMUNICATION LINK, INC.                            Engineering, Furnish & Install agreement and confidentiality agreement
COMMUNICATION TECHNICAL SYSTEMS INC                 Consulting services

COMMUNICATIONS RESOURCES
 INTERNATIONAL, INC.                                Independent Contractor
COMMUNICATIONS SUPPLY CORP                          Cable supplier.

COMMUNICATIONS TEST DESIGN, INC.                    Management services agreement.
COMNEX INTERNATIONAL                                SS7 and Special Access

COMPATIBLE COMMUNICATION SYSTEMS                    Confidentiality agreement.
COMPLETE COMMUNICATIONS SYSTEMS                     Consulting Services
COMPLUS                                             Line locating service
COMPUTER HORIZONS CORPORATION                       Temporary employees
COMPUTER ROOM DESIGN CORPORATION                    Fiber optic installs
COMPUWARE CORPORATION                               Master consulting agreement
COMTEL SYSTEMS TECHNOLOGY INC                       Engineering, Furnish & Install agreement
CONCORD ATLANTIC ENGINEERS                          Engineering, Furnish & Install agreement

CONLEY EQUIPMENT COMPANY                            Engineering, Furnish & Install agreement
Consolidated Assets Company                         Right of Entry (Roe) @ 3550 W 6th St
CONSOLIDATED COMMUNICATIONS                         Operator services ie collect calls, third number billing, calling card, person-person, etc.

CONSOLIDATED CRANE & RIGGING, LTD                   Crane operating services
CONVERGENT COMMUNICATIONS INC                       Recruiting agreement
CONVERGENT COMMUNICATIONS INC                       Special Access
CONVERGENT COMMUNICATIONS INC                       Special Access
COOK PAVING & CONSTRUCTION                          Asphalt, paving, concrete work.

COOPER RIBNER CORPORATION, THE                      Consulting services
COPPER MOUNTAIN NETWORKS INC                        DSL data networking solutions.

COPPER MOUNTAIN NETWORKS INC                        Equipment/software purchase

COPPERCOM                                           Software and support services.
CORENET SERVICES, INC.                              System inspection and documentation.
CORETECH CONSULTING GROUP, INC.                     Consulting services

CORPORATE REAL ESTATE SERVICES, INC                 Lease audited service.
COSTA SOUTHWEST                                     Engineering, Furnish & Install agreement
COVAD COMMUNICATIONS CO.                            Distributor agreement
COVAD COMMUNICATIONS GROUP                          CARRIER SALES AGREEMENTS- PRIVATE LINE
COVAD NATIONAL                                      Leased space
COVERALL CLEANING CONCEPTS                          Maintenance.
COWIN FIBER OPTIC SERVICES, INC.                    Test, document, and analyze fiber.
CPUI CORPORATION                                    Recruiting agreement
CRANSTON, TIMOTHY M                                 Market Research - Independent Contractor
CROCE ELECTRIC CO INC                               Did electrical work in Boston (contract 00-1744)
CROCE ELECTRIC COMPANY INC.                         Maintenance agreement for power plant
CROWN FIBER COMMUNICATIONS                          Trenching, plowing & conduit construction.
CROWN FIBER COMMUNICATIONS, INC.                    Trenching, plowing & conduit construction.
CROY M ETLING-SOFTWARE ARCHITECTS, INC              Consulting services

CSG SYSTEMS, INC.                                   Confidentiality agreement.

CSI COMMUNICATION SERVICES, INC.                    Inside wiring & electrical.
CSI CORPORATION                                     Special Access

CTC Illinois Trust Company as
 Trustee for Agents Pension Plan                    Right of Entry (Roe) @ 6600 Busch Blvd., Columbus, OH
CTC ILLINOIS TRUST COMPANY AS
 TRUSTEE FOR AGENTS PENSION PLAN                    RIGHT OF ENTRY AGREEMENT
CULVER PERSONNEL SERVICES                           Recruiting agreement
CURRENT ANALYSIS                                    Market Research -

CUSTOM POWER SERVICES, INC.                         Engineering, Furnish & Install agreement
CUSTOMER COMM                                       Collocation space agreement
CUYAHOGA FALLS PUBLIC SCHOOLS                       Y2K letter.
CW FENTRESS JH BRADBURN
 AND ASSOCIATES, PC                                 Architect
CYGENT INC                                          Software and support services
CYRAS SYSTEMS, INC.                                 Trial agreement
D.E.A. CONSTRUCTION COMPANY                         Hired to replace conduit in the Denver area.
DANA COMMERCIAL CREDIT CORP                         Outside services
DANA COMMERCIAL CREDIT CORP                         Outside services
DANELLA CONSTRUCTION CORP OF COLO                   Outside plant construction services.
DANELLA CONSTRUCTION CORP. OF COLORADO              Outside plant construction services.
DANIEL J. EDELMAN, INC.                             Public Relations Services

DANIELS AND PATTERSON
 CORPORATE SEARCH, INC.                             Recruiting agreement
DANIS BUILDING CONSTRUCTION COMPANY                 Outside plant construction services.
DASIA.NET                                           Collocation space agreement
DATA PROCESSING RESOURCES CORP.                     Consulting services

DAVID GINN DBA CONTROLLED
 MAINTENANCE SYSTEMS                                Janitorial co in Birmingham for switch.
DAWN TECHNOLOGIES INC                               Recruiting agreement
DAWSON PERSONNEL SYSTEMS                            Recruiting agreement
DAYTON NETWORK ACCESS COMPANY, THE                  Dedicated Transport Services 00-2317
DEA CONSTRUCTION COMPANY                            Hired to replace conduit in the Denver area - contracted dated 10/14/99
DEBUSK ELECTRIC INC.                                Conduit lowering & maintenance.
DEBUSK ELECTRIC, INC                                Conduit lowering & maintenance.
DELOITTE & TOUCHE TAX TECH LLC                      Professional services
DELTA AIR LINES                                     Volume agreement

DENNIS K BURKE                                      Market Research - Independent Contractor

DEPLOY COMMUNICATIONS, INC                          Engineering, Furnish & Install agreement
DIAL TONE SERVICES                                  Carrier sales agreement
DIAMONDBACK INTERNATIONAL INC                       Project management

DIAMONDBACK INTERNATIONAL INC                       Project management
DISCOUNT AIR COND. & HEATING, INC.                  HVAC Installs
DISCOUNT AIR CONDITIONING
 AND HEATING, INC.                                  HVAC installs
DIVCO, INC.                                         HVAC installs & maintenance.

DIVCO, INC.                                         HVAC installs & maintenance.
DMR CONSULTING                                      Labor consulting agreement
DOMINO PARTNERS                                     Manages, renovates and maintains office and commercial properties.
DOMINO PARTNERS                                     Manages, renovates and maintains office and commercial properties.
DOMINO PARTNERS                                     Manages, renovates and maintains office and commercial properties.
DOUBRAVA MAINTENANCE, INC.                          Outside plant conduit construction.
Doug Faulk                                          Employment Agreement
DPI USER GROUP                                      Seminars
DPRC                                                Temporary employees
Dragon Building, LLC                                Pop site @ 3888 E. Mexico Ave., Denver, CO

DRAKE CONTRACTORS, INC.                             Underground installs
DRAKE CONTRACTORS, INC.                             Underground installs
DSI TECHNOLOGY ESCROW SVCS                          Code in escrow.

DUANE EVANS-PARKER -
 BORN INFORMATION SERVICE                           Temporary employees
East County Internet Services                       Colocation @ 1612 A Street., Antioch, CA
EASTERN REASEARCH, INC.                             Services to hold data in escrow
EDP RECRUITING SERVICES INC                         Consulting services
EF&I SERVICES COMPANY                               Engineering, Furnish & Install agreement
EGLOBE, INC.                                        SS7 and Special Access
EINHEIT ELECTRIC CONSTRUCTION CO                    Central office construction.
EIR ELECTRIC                                        FOTI agreement.
ELECTRIC LIGHTWAVE                                  LEASE OF PRIVATE LINE SERVICES AND PRI.
ELECTRIC LIGHTWAVE                                  Special Access
ELECTRONIC SEARCH INC. (ESI)                        Recruiting agreement

ELITE PERSONNEL                                     Recruiting agreement
ELKA MANAGEMENT                                     EQUIPMENT INSTALLATION AGREEMENT
Ely Park Investors                                  Pop site @ 501 Broad St., Elyria, OH
EMC CORPORATION                                     Hardware and software and support services
EMPLOYEE ASSISTANCE                                 Mental Health Services, Short term counseling
EMPLOYEE INFORMATION SERVICES                       Employee Drug testing service

ENCOMPASS NATIONAL ACCOUNTS GROUP, INC.             HVAC maintenance
ENERGY PRODUCTS & SERVICES                          Provides battery plants and designs power supply (contract dated 6/21/00)
ENERGY PRODUCTS & SERVICES, INC                     Battery install & disposal testing & maintenance.
ENTERPRISE STORAGE COMPANY                          IT data storage
ENVIRONMENTAL MITIGATION GROUP (EMG)                Construction excavator
ENVIROSAFE SERVICES OF OHIO, INC                    Old Foti Construction
EOT                                                 Pop site @ 111 West Anderson Lane, Austin, TX

EQUAL NET CORP (EQUALNET)                           SS7 and Special Access
EQUINIX                                             Provides high security facilities internet business exchange facilities with related services
ERICSSON ENTERPRISES                                Wireless phone services.
ERVIN CABLE CONSTRUCTION                            Outside plant construction.
ERVIN CABLE CONSTRUCTION INC.                       Outside plant maintenance, fiber splicing, and emergency restoration in
                                                     Kentucky and Alabama.
ERVIN CABLE CONSTRUCTION, INC.                      Lash fiber installs

ESI INTERNATIONAL                                   Consulting Services
EUROSOFT INC.                                       Recruiting agreement

EVERETT & O'BRIEN                                   Recruiting agreement
EVERGREEN SPECIALTY COMPANY                         Holiday decorating company
EVERGREEN STATE SHEET METAL                         HVAC installs
EVERGREEN STATE SHEET METAL INC                     HVAC installs
EXCESS, INC./P.C.S.E.                               Recruiting agreement
EXCHANGE APPLICATIONS INC                           Software and support services

EXECUTIVE SOLUTIONS/MUTUAL BENEFIT                  Recruiting agreement
FASTECH, INC. (CUSTOM POWER SERVICES)               Engineering, Furnish & Install agreement
FBS COMMUNICATIONS, L.P.                            Central office installs
FIBER PROTECTION SYSTEMS                            Cable locates.
FIBERLINK TELECOM GROUP                             Testing of switch equipment & fiber splicing.
FIBERNET TELECOM GROUP, INC.                        Special Access
FIBERSPAN COMMUNICATIONS CORP.                      Outside plant construction dated 3/2/00
FIBERSPAN COMMUNICATIONS CORP.                      Working the Genuity job in LA.
FIBEX SYSTEMS                                       Hardware, software and support services.
Fifth Ave Professional Center                       Pop site @ 1850 5th Ave., San Diego. CA

FINZER IMAGING SYSTEMS                              Copying services agreement and addendum
First Carroll Partners, LP                          Non Standard ROE 7720 East Belleview Avenue Englewood, CO
First Carroll Partners, LP                          Non Standard ROE 7730 East Belleview Avenue Englewood, CO
First Interstate Tower, CA Joint Venture            Office Space
FIRST LAYER COMMUNICATIONS, INC                     Engineering, Furnish & Install agreement
FIRST NATIONAL BANK                                 Y2K letter.
FIRST RESOURCE                                      Market Research
FIRST RESOURCES INC                                 Consulting Services
FIRST SOUTH UTILITY CONSTRUCTION, INC.              Underground & aerial cable construction.
Fisbo of New Jersey, LLC                            Pop site @ 103 Bayard., New Brunswick, NJ

FISHEL COMPANY                                      Provides outside plant restoration services
FISHEL COMPANY, THE                                 Outside plant construction.
FIVE STAR ELECTRIC CORP                             Engineering, Furnish & Install agreement
FIVE STAR TELECOM/A&N (A AND N)                     Special Access
FIVE-O ELECTRIC                                     Electrical contractor
FLIGHT LINE SERVICE AND SUPPORT GROUP               Fiber pulls & plowing.
FLIGHTLINE SERVICE & SUPPORT GROUP                  Fiber pulls & plowing.
FLYNT AND KALLENBERGER                              Engineering agreement
FOCAL COMMUNICATIONS CORP OF IL                     PRI service and private line.
FORSYTHE MCAUTHUR                                   Master equipment lease agreement
FOX COMMUNICATIONS                                  Carrier sales agreement
FRANKLIN COVEY CLIENT SALES                         License Agreement
FRONTIER COMMUNICATIONS                             Private line services.
FULCRUM TECHNOLOGIES                                Subcontractor of ADC Saville.
FULCRUM TECHNOLOGIES                                Subcontractor of ADC Saville.
FUTURE COMMUNICATIONS                               Places conduit ,manholes
FUTURE COMMUNICATIONS INC                           Fiber maintenance
GAMMA TELECOM INTERNATIONAL                         SS7 and Special Access
GAPWARE SOLUTIONS                                   Consulting services
GCI GAILCOMM, INC.                                  Engineering, Furnish & Install agreement
GCI TELECOM SERVICES                                Engineering, Furnish & Install agreement
GE CAPITAL                                          Purchasing card.
GERARD ELECTRIC, INC                                Electrical Repairs-
GIBSON ELECTRIC CO. INC.                            Voice data cabling
GIBSON ELECTRIC COMPANY                             Electrical construction
GIC INC.                                            Collocation space agreement
GLA INTERNATIONAL                                   Temp firm used for outside plant construction
GLA NETWORK TECHNOLOGIES INC                        Outside plant construction
GLENAYRE ELECTRONICS INC                            Hardware, software, and support services.
GLENAYRE ELECTRONICS INC                            ICG's voicemail system.
GLENAYRE ELECTRONICS INC                            Purchase and sale agreement
GLENAYRE ELECTRONICS INC                            Purchase and sale agreement
GLOBAL EXCHANGE                                     Special Access
GLOBAL NAPS INC                                     PROVIDE PRI SERVICE & PRIVATE LINE SERVICES.
GLT, INC                                            Y2K letter.
GM CONSTRUCTION                                     Outside plant construction
GM CONSTRUCTION                                     Outside plant construction
GO CONCEPTS, INC.                                   Collocation space agreement
GO TELECOM, INC.                                    Engineering, Furnish & Install agreement
GOLDEN GAMING CARD CORPORATION, THE                 Collocation space agreement
GOTELCOM, INC                                       Engineering, Furnish & Install agreement
GPD ASSOCIATES                                      Construction projects in Ohio
GREENS AT INVERNESS PARTNERS LP,
 THE/ DIA Plaza Partners,LLC                        RIGHT OF ENTRY AGREEMENT
GROPP ELECTRIC INC                                  Engineering, Furnish & Install agreement
GROPP ELECTRIC, INC.                                Engineering, Furnish & Install agreement
GROUND ENGINEERING CONSULTANTS                      Professional Services
GROUP V                                             Carrier sales agreement
GTE INTERNETWORKING                                 Carrier
H&F CONSULTING LLC                                  Consulting services
HACKNEY ELECTRIC INC                                Electrical contractor.
HADJI & ASSOCIATES INC                              Recruiting agreement
HALL KINION & ASSOCIATES                            Recruiting agreement
HALL KINION & ASSOCIATES                            Recruiting agreement
HAMRICK AIR CONDITIONING AND HEATING, INC.          Trenching & Conduit Construction.
HATTON INDUSTRIES INC                               Security contractor
HATTON INDUSTRIES, INC.                             Security contractor
HCB CONTRACTORS                                     Emergency generator vendor - Maintenance agreement for portable and stationary units in Colorado.
HCI, INC.                                           Engineering, Furnish & Install agreement
HEALTHBREAK, INC                                    Fitness center.
HEKIMIAN LABORATORIES LTD                           Purchase and sale agreement
HEKIMIAN LABORATORIES, INC.                         Hardware, software license and maintenance agreement on critical NOC equipment.
HELI FLITE, INC                                     Engineering, Furnish & Install agreement
HELI-FLITE, INC.                                    Engineering, Furnish & Install agreement
HEMMER & ASSOCIATES, INC.                           Engineering consultant
HENKELS & MCCOY & DAYTON                            Turn  Key services
HENKELS & MCCOY INC                                 Outside plant construction
HERBST, HARRY                                       Employment contract
HERMAN WEISSKER                                     Underground construction of manholes
HERMAN WEISSKER INC.                                Underground construction of manholes
HEWLETT PACKARD CO                                  Materials only vendor
HEWLETT PACKARD CO                                  Subcontract agreement
HEWLETT PACKARD COMPANY                             License agreement.
HIGH BANDWIDTH, INC.                                Engineering, Furnish & Install agreement
HIGHPOINT TELECOMMUNICATIONS INC.                   Special Access
Highwoods Forsyth, LP                               ROE 2 Parkway Plaza Boulevard Charlotte, NC 28217
Highwoods Forsyth, LP                               ROE 3 Parkway Plaza Boulevard Charlotte, NC 28217
Highwoods Forsyth, LP                               ROE 6 Parkway Plaza Boulevard Charlotte, NC 28217
Highwoods Forsyth, LP                               ROE 7 Parkway Plaza Boulevard Charlotte, NC 28217
Highwoods Forsyth, LP                               ROE 8 Parkway Plaza Boulevard Charlotte, NC 28217
Highwoods Forsyth, LP                               ROE 9 Parkway Plaza Boulevard Charlotte, NC 28217
Highwoods Forsyth, LP                               ROE One Parkway Plaza Boulevard Charlotte, NC
HILLCOM & ELECTRIC                                  Engineering, Furnish & Install agreement
HIRE.COM                                            Professional services
HOLBROOK SERVICE, INC.                              HVAC Maintenance
HOLBROOK SERVICES                                   HVAC Maintenance
HOLT COMPANY OF OHIO                                Addendum to rental agreement.
HORACE WARD                                         Recruiter
HOTJOBS.COM, LTD.                                   Builds online application - No internal capability.
HOWARD GROUP, THE                                   Recruiting agreement
HR OPTIONS                                          Recruiting agreement
HR PLUS                                             Employee background checks.
HREASY, INC                                         Automated interviewing process
HUGH O'KANE DATACOM, INC.                           Engineering, Furnish & Install agreement
HUGH O'KANE ELECTRIC CO., LLC                       Engineering, Furnish & Install agreement
HUNT BUILDERS CORPORATION                           Construction of collocation expansion in Ohio.
HUNT BUILDERS CORPORATION                           Master Telecommunications Agreement
HURTADO, DAVID                                      Employment contract
HUTTON COMPANY INC, THE                             Software and support services
Hyperion                                            Consulting services
HYPERION SOFTWARE CORP                              Software and support services
IBM CORPORATION                                     Agreements are cabling services signed with FOTI.
IBM CORPORATION                                     Provides office equipment
IBM CORPORATION                                     Purchase and installation , construction.
IBM CORPORATION                                     Purchase and installation , construction.
IBS CONVERSIONS, INC.                               Consulting services
ICG TELECOM GROUP INC                               Construction agreement
ICWU BUILDING CORPORATION                           EQUIPMENT INSTALLATION AGREEMENT
IDEAL ENGINEERING                                   HVAC Maintenance and repair
IDEAL SERVICE CO, THE                               Engineering agreement
IDEAL SERVICES, INC.                                Engineering independent contractor
I-LINE                                              Collocation space agreement
IN BUILDING SYSTEMS CORPORATION                     Collocation space agreement
Inco Company                                        Pop site
INDUSTRIAL POWER SYSTEMS                            Emergency generator vendor
INDUSTRIAL POWER SYSTEMS                            Generator maintenance
INFORMATION PARTNERS, INC.                          Recruiting agreement
INGALLS POWER                                       Construction of power equipment
INGALLS POWER PRODUCTS                              Engineering, Furnish & Install agreement
INGLETT & STUBBS INC                                Outside Plant construction services
INGLETT AND STUBBS, INC.                            Outside plant construction services
INGRAM MICRO INC                                    Program agreement - national service network
INKTOMI CORP.                                       Software and support services
INNOVATIVE ECONOMIC SOLUTIONS                       Consulting services
INNOVATIVE ECONOMIC SOLUTIONS                       Market Research
INTEGRATED CLEANING SOLUTIONS                       Cleaning service
INTEGRATION SERVICES INTERNATIONAL (ISI)            Special Access
INTELITECH EMPLOYMENT SERVICES                      Recruiting agreement
INTELLIGENCE DATA INC                               Intelliscope subscriber agreement
INTELLIQUEST INFORMATION GROUP INC                  Software and support services
INTERACT COMMERCE CORP (ENACT)                      Software and support services.
INTERACTIVE BUSINESS SYSTEMS INC                    Consulting services
INTERACTIVE BUSINESS SYSTEMS INC                    Consulting services
INTERFACE SECURITY SYSTEMS, L.L.C.                  Installation of security systems in central offices
INTERMEDIA COMMUNICATIONS                           Collocation agreement and Special Access
INTERNATIONAL BUSINESS MACHINES                     Purchase and installation , construction.
INTERNATIONAL CRUISE & FERRY ADVERTISING            Maritime Telecommunicatins Network
International Properties                            Pop site @ 22700 Shore Center Dr., Cleveland, OH
INTERNET COMMUNICATIONS CORP                        Consulting services
INTERNETSTREET SERVICES, INC.                       Carrier Sales Agreement
INVERNESS PROPERTIES INC                            Maintenance agreement

IPVERSE                                             Control switch software
IQUEST SOLUTIONS                                    Engineering, Furnish & Install agreement
IRISH COMMUNICATION CO                              Construction contract
IRISH COMMUNICATION COMPANY                         Fiber installation
IRISH CONSTRUCTION                                  Outside plant construction

IRISH CONSTRUCTION                                  Outside plant construction
IRISH CONSTRUCTION                                  Outside plant construction
ISEC INC                                            Built fence at Alameda Site
ISEC, INC.                                          Master Telecommunications Construction Agreement
ITXC CORPORATION                                    Carrier Sales Agreement
IXC CARRIER GROUP INC A/K/A BROADWING               Private line services
J Russell Price Lane P Smith                        Executive Suite
J.E. RICHARDS, INC.                                 General engineering
J.SHELBY BRYAN                                      Amendment to employment agreement made as of 3/26/97
J.SHELBY BRYAN                                      Amendment to employment agreement made as of 9/14/99
J.SHELBY BRYAN                                      Deferred Compensation agreement made as of 1/01/99
J.SHELBY BRYAN                                      Deferred Compensation agreement made as of 3/31/00
J.SHELBY BRYAN                                      Employment agreement made as of 5/30/05
J.SHELBY BRYAN                                      Extension and Amendment to Employment agreement, made as of
                                                     March 10, 1999
J.SHELBY BRYAN                                      Letter Agreement dated December 16, 1998
J.SHELBY BRYAN                                      Letter Agreement dated March 10, 1999, with ICG Holdings (Canada) Co., amending Nov 13, 1994 Stock Option Agreement
J.SHELBY BRYAN                                      Stock Option agreement made as of 11/13/95
J.SHELBY BRYAN                                      Stock Option agreement made as of 5/30/95
JAD PROPERTIES, LLC                                 NON-STANDARD ROE AGREEMENT
JAPAN TELECOM AMERICA, INC
 DBA ITJ AMERICA INC                                SS7 and Special Access

JAYTEL INC.                                         Master Telecommunications Construction Agreement dated 8/28/00

JAYTEL, INC.                                        Outside Plant construction.
JB BROWN & ASSOCIATES                               Recruiting agreement
JE RICHARDS, INC.                                   Engineering, Furnish & Install agreement
JENSEN ASSOCIATES                                   Recruiting agreement

JH SNYDER COMPANY                                   RIGHT OF ENTRY AGREEMENT
JLW & ASSOC CAREER PLACEMENT LLC                    Recruiting agreement
JM CABLE CORPORATION                                Outside plant construction
JM CABLE CORPORATION                                Relocations in downtown Denver.
JM CONSULTING GROUP, INC.                           Consulting Services
JM CONSULTING GROUP, INC.                           Consulting Services
JNB TELECOM, INC.                                   Engineering, Furnish & Install agreement
JO FERGUSON (CALGARY GROUP)                         Recruiter
JOHN J KIRLIN INC                                   HVAC construction in Vienna.
JOHN J. KIRLIN, INC, MECHANICAL SVCS DIV.           HVAC contractor dated  EF&I dated 9/6/00
JOHNSTONWELLS                                       Public Relations Services.

JONES LANG LASALLE MGT SERVICES                     RIGHT OF ENTRY AGREEMENT
JOSEPH PROPERTIES LP                                EQUIPMENT INSTALLATION AGREEMENT
JUMP POINT COMMUNICATIONS, INC                      Collocation space agreement
K&M BACKHOE SERVICES, INC.                          OSP construction
K-1 FIBER OPTIC CONSTRUCTION                        OSP construction
KASTLE ELECTRIC                                     Electrical contracting in Ohio.
KASTLE ELECTRIC COMPANY                             General electrical contracting -
KATHMAN ELECTRIC                                    Electrical installs
KATHMAN ELECTRIC CO INC                             Outside plant construction.
KELLY LOCATE SERVICES                               Recruiting agreement
KELLY SERVICES INC                                  Consulting services
KENTRON CORP                                        Auto renewal.
K-I FIBER OPTIC CONSTRUCTION                        Outside plant construction
King Management Company                             Right of Entry for 23625 Commerce Park Road Beachwood, OH Effective
                                                     04/02/97
KNIPPLE, WENDY                                      Market Research - Independent Contractor

KNOX LARUE SEPARATE PROPERTY TRUST                  Landlord of a microwave site that was rejected.
KOSSEN EQUIPMENT                                    Generator maintenance
L.K. JORDAN AND ASSOCIATES                          Recruiting agreement
LADD ENGINEERING ASSOCIATES, INC.                   Central office construction
LAEK & ASSOCIATES INC                               Preventive maintenance/electrical
LAEK & ASSOCIATES, INC.                             Preventive maintenance/electrical
LAIBE ELECTRIC CO. ELECTRICAL CONTRACTORS           RAS installation
LAMBCO ENGINEERING INC                              Outside plant construction fiber splicing in CA
LAMBERT CONSULTING GROUP INC                        Recruiting agreement
LAMCO ENGINEERING, INC.                             Outside plant construction fiber splicing in CA
LAMCO ENGINEERING, INC.                             Outside plant construction fiber splicing in CA
LANSET AMERICA CORPORATION                          Collocation space agreement
LANSET COMMUNICATIONS                               Collocation space agreement
LARRY CADY - SOURCE SERVICES                        Contractor

LASER DATA SERVICES INC                             Consulting services
LASER DATA SERVICES INC                             Master Consulting agreement
LATITUDE COMMUNICATIONS                             Meeting Place phone conferencing software.
LAUGHLIN & ASSOCIATES                               Recruiting agreement
LAVINE AND ASSOCIATES                               Recruiting agreement
LAZER ENERGY CO INC                                 Generator fuel provide
LDI SOLUTIONS, INC                                  Virtual Switch Service
LDI SOLUTIONS, INC                                  Virtual Switch Service
Leader Mortgage Company                             Right of Entry (Roe) @ 28790 Chagrin Blvd
LEE COMPANY                                         Design build contractor in the east.
Lend Lease AAF                                      Pop site @ 1351 Washington Blvd., Stamford, CT

LEVEL 3 COMMUNICATIONS                              Dark Fiber, Private line, & collocation
LEVEL 3 COMMUNICATIONS                              Ring in Houston
LEVEL 3 COMMUNICATIONS                              Cross connect / collocation in Dallas; metro access in NYC; and
                                                     maintenance on an IRU in Houston.
LEVEL 3 COMMUNICATIONS LLC                          Conduit lease agreement
LEWAN AND ASSOCIATES                                Business machine
LEXENT SERVICES, INC.                               Engineering, Furnish & Install agreement
LG&E HOME SERVICES INC                              Marketing Services Agreement

LIFE MASTERY INSTITUTE                              Training services
LIFE MASTERY INSTITUTE                              Training services
LIGHTHOUSE TECHNOLOGIES INC                         Consulting services
LIGHTHOUSE TECHNOLOGIES INC                         Consulting services
Lincoln Property Company                            Pop site @ 222 E. Van Buren, Harlingen, TX
LINKATEL/COPLEY                                     Purchase and Sale Agreement
LION'S TIME                                         Recruiting agreement
Lipkin Enterprises, Ltd.                            Pop site @ 3909 S. Maryland Parkway, Las Avegas, NV

Live Oaks Island Properties, LLC                    Pop site @ 300 W. Wieuca Road N.E., Atlanta, GA

LOCKHEED MARTIN                                     Carrier
LOUIS KALISKI, INC.                                 Architect for T.I build out at 180 Grand. Ave. Oakland.
LUCENT TECHNOLOGIES                                 Amendment for switch systems discounts

LUCENT TECHNOLOGIES                                 Beta test agreement

LUCENT TECHNOLOGIES                                 Purchase and license agreement assigned by Ascend to Lucent

LUCENT TECHNOLOGIES                                 Service agreement assigned by Ascent to Lucent

LUCENT TECHNOLOGIES                                 Software and maintenance agreement

LUCENT TECHNOLOGIES INC                             Master general agreement
LUCENT TECHNOLOGIES INC                             Software and support services


LUCENT TECHNOLOGIES INC                             Technical support agreement
LUCENT TECHNOLOGIES INC.                            Demo agreement to test equipment in the lab
LUCENT TECHNOLOGIES SERVICES COMPANY INC            Subcontract Agreement

LUCENT TECHNOLOGIES, INC                            Assignment and assumption
LUCENT TECHNOLOGIES, INC                            Equipment purchase agreement for 5E switches and transports
LUCENT TECHNOLOGIES, INC                            Maintenance services SOW to Communications software support agreement
LUCENT TECHNOLOGIES, INC                            Purchase and Sale Agreement
LUCENT TECHNOLOGIES, INC.                           Addendum to maintenance agreement, purchase and license agreement, and services agreement
LUCENT TECHNOLOGIES, INC.                           Addendum to provide products and licensed materials manufactured or distributed by Lucent's Optical Networking Group


LUCENT TECHNOLOGIES, INC.                           Maintenance agreement assigned by Ascend to Lucent
LYNCH COMMUNICATIONS, INC.                          Outside plant construction in California

LYNCH COMMUNICATIONS, INC.                          Outside plant construction in California
LYNCOLE INDUSTRIES, INC.                            Does design for electrical protection systems.
LYNCOLE XIT GROUNDING                               Engineering, Furnish & Install agreement
LYNNE DREW/DREW COMMUNICATIONS                      Outside services
M&I DATA SERVICES                                   ICMS report builder system
M. A. MORTENSON                                     Build outs
MA MORTENSON COMPANY                                Build outs
MACDONALD MILLER CO INC                             Also Encompass National, see above.
MACDONALD-MILLER OF OREGON                          HVAC Maintenance
MACMUNNIS INC                                       Professional/Consulting services
MACQUARIUM INTELLIGENT COMMUNICATIONS               Strategic planning consulting services
MACQUARIUM INTELLIGENT COMMUNICATIONS               Strategic planning consulting services

MACROLOGIC INC                                      Data processing
MANAGEMENT RECRUITERS (MRI)                         Recruiting agreement
MANUFACTURER'S LIFE INSURANCE                       Roe @ 7920 Clairmont Mesa Blvd., San Diego , CA
MARCONI COMMUNICATIONS                              DC power (battery plants) equipment supplier and installer
MARCONI COMMUNICATIONS, INC.                        Engineering, Furnish & Install agreement

MARINA MECHANICAL                                   HVAC maintenance
MARINA MECHANICAL                                   HVAC maintenance
MARINA MECHANICAL, INC.                             HVAC maintenance
MARRIOTT MANAGEMENT                                 ICG Cafeteria

MARRIOTT MANAGEMENT                                 ICG Cafeteria

MARTIN, ROBERTS AND STEVENS                         Recruiting agreement
Mason Management                                    Pop site @ 2515 Santa Clara, Alameda, CA
MASSEY BUILDING PARTNERS                            Right of Entry (Roe) @ 290 3rd Ave., N. Birmingham, AL
MASTEC NORTH AMERICA                                Outside plant contractor.
MASTEC NORTH AMERICA INC                            Outside plant contractor in California
MASTEC NORTH AMERICA INC                            Outside plant contractor in California
MASTEC NORTH AMERICA, INC                           Outside plant engineering - installation
MASTER CONSULTANTS AGENCY                           Recruiting agreement
MATRIX RESOURCES, INC.                              Recruiting agreement

MCB ARCHITECTS                                      Architect

MCBRIDE ELECTRIC                                    Nationwide electrical upgrades for office space.

MCGEOUGH - NOREEN MCGOUGH                           Independent Contractors

MCGEOUGH/INFINITY BENEFITS, INC.                    Independent Contractors
MCI                                                 Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCI DIRECTORY ASSISTANCE DATA                       Directory Assistance
MCI METRO                                           Local Loop Service
MCI TELECOMMUNICATIONS                              Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCI TELECOMMUNICATIONS CORPORATION                  Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCI TELECOMMUNICATIONS CORPORATION                  Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCI WORLDCOM                                        Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCI WORLDCOM NETWORK SERVICES, INC.                 Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCI WORLDCOM NETWORK SERVICES, INC.                 Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCI WORLDCOM NETWORK SERVICES, INC.                 Collocate Schedule effective 3/1/96
MCI WORLDCOM NETWORK SERVICES, INC.                 Telecommunication Service Agreement effective 11/15/98
MCI WORLDCOM WHOLESALE SERVICES                     Accept as amended.  Switched services, dedicated internet services, frame relay services, atm service and PRI.
MCLEOD USA                                          Private line
MCLEOD USA                                          Private line
MCMILLAN DATA COMMUNICATIONS                        Does cabling at the switch site.
MCMILLAN DATA COMMUNICATIONS                        Fiber install
MCPHEE ELECTRIC LTD                                 Fiber install.
MCPHEE ELECTRIC LTD., LLC                           Engineering, Furnish & Install agreement
MERRILL LYNCH                                       Executive private financial planning
METRO CONTRACTING SERVICES                          Maroon remodel
METROPOLITAN ELECTRIC                               Electrical contractor
MICROSOFT CORP                                      Enterprise software agreement
MICROSOFT CORPORATION                               Microsoft Enterprise Select Agreement Effective 03/15/99
MICROSOFT CORPORATION                               Microsoft License Agreement (System Preparation Tool and Image
                                                     Preparation Tool) Effective 02/23/99
MICROSOFT CORPORATION                               Replacement Microsoft Select Master Agreement
MICROSOFT CORPORATION                               Microsoft Consulting Services Agreement Effective 03/20/99
MICROSOFT CORPORATION                               Consulting Services
MICROSOFT CORPORATION                               Master consulting services agreement

MICROSOFT CORPORATION                               Software and support services

MICROSOFT NETWORK                                   Software and support services
MICROSOFT PREMIER                                   License for premium Microsoft programs such as Access and Front Page.
MID-AMERICAN RESTORATION SERVICES                   Fiber and outside plant construction
MID-AMERICAN RESTORATION SERVICES                   Fiber and outside plant construction
MID-AMERICAN SERVICE                                General contractor
MID-CITY ELECTRIC COMPANY                           Electrical contractors in central Ohio area
MID-CITY ELECTRICAL CONSTRUCTION                    Electrical contractor

MIDPARK ELECTRIC CONSTRUCTION CO                    Electrical contractor
MIDPARK ELECTRIC CONSTRUCTION COMPANY, INC.         Electrical contractor
MILLENNIUM TECHNICAL SERVICES, INC.                 Switch installations in the Northeast.
MILLER TECHNICAL SERVICES                           Network protection.
MITCHELL TECHNICAL SALES INC                        Engineering, Furnish & Install agreement
MITCHELL TECHNICAL SALES, INC.                      Engineering, Furnish & Install agreement
MODIS (BERGER) (IDEA INTEGRATION)                   Recruiting agreement

Mohawk Group, Inc                                   Pop site @ 478 Main St., Buffalo, NY
MONITORING MANAGEMENT                               Engineering, Furnish & Install agreement
MOORE NORTH AMERICA/                                Business forms/equipment

Mortgage Resource Group                             Right of Entry (Roe) @ 812 E. National Rd.
Mt. Allison                                         Type 3 Microwave - Multi tenant or customer premise on-net with terminating transport equipment 11/1/2001

MULTIMEDIA SYSTEMS INC                              Consulting services
MUTUAL OF OMAHA                                     Employee Insurance Policy

MUTUAL SPRINKLERS INC                               Installation of sprinler systems in central offices
NASHVILLE MACHINE CO INC                            HVAC install and repair.
NASHVILLE MACHINE CO INC                            HVAC Maintenance
NASHVILLE MACHINE CO, INC.                          HVAC Maintenance
NATIONAL CAR RENTAL SYSTEM, INC.                    Corporate car rental agreement
NATIONAL ELECTRIC COMPANY, INC                      Conduit construction .
NATIONAL ELECTRIC COMPANY, INC.                     Inside wiring.
NATIONAL EMPLOYMENT                                 Recruiting agreement
NATIONAL NETWORK SERVICES                           Engineering, Furnish & Install agreement

NATIONWIDE EMPLOYMENT SERVICES, INC.                Recruiting agreement
NET HERE                                            Dialtone
NETCO TEL CORPORATION                               Collocation space agreement
NETCOM INTERNET LIMITED                             NETCOM - U.S. TRANSIT & PEERING AGREEMENT
NETEFFECT                                           Temporary employees
NETEFFECT                                           Temporary employees
NETWORK ASSOCIATES INC                              Consulting services
NETWORK AUDIT CONTROL INC                           Line cost and billing software
NETWORK CONSTRUCTION SERVICES,
 INC., SUBSIDIARY OF                                Outside plant construction.
NETWORK CONSTRUCTION SVCS., INC                     Fiber and outside plant construction
NETWORK DYNAMICS                                    Outside plant construction
NETWORK DYNAMICS CABLING                            Outside plant construction
NETWORK TWO COMMUNICATIONS                          Collocation agreement
NEW ENGLAND FINISH SYSTEMS INC                      Interior dry wall, floor install and cleaning.
NEW ENGLAND FINISH SYSTEMS, INC.                    Interior dry wall, floor install and cleaning.
NEW MILLENNIUM SYSTEMS, INC.                        Engineering, Furnish & Install agreement
Newport Beach Property Management, Inc.             Right of Entry (Roe) @18516 Beach Blvd
NEXTEL COMMUNICATIONS                               Cell phones
NEXTLINK INC                                        Cell phone connection service in California
NGH BATTERY SERVICE CO.                             Engineering, Furnish & Install agreement
NGH BATTERY SERVICE CO/C&D TECH.                    Engineering, Furnish & Install agreement
NIXON POWER SERVICES CO                             Generator power MTCE.
NOCAR CONSTRUCTION CO INC                           Consulting service for inside plant.
NOREEN P MCGEOUGH
 (INFINITY BENEFITS, INC)                           Consulting services

NORTEL NETWORKS                                     Provides optical network equipment and fiber optic rings
NORTH AMERICAN DIGICOM                              Special Access
NORTH EAST INDEPENDENT SCHOOL
 DISTRICT/KUNZ CONSTR                               Purchase and sale agreement
NORTH SUPPLY COMPANY DBA                            Purchase agreement

NORTHCENTRAL TELCOM INCO                            Engineering, Furnish & Install agreement
NORTHEAST OPTIC NETWORK, INC.                       Confidentiality agreement.
NORTHERN TELECOM                                    Provides network cards and equipment


NORTHERN TELECOM INC                                Provides network cards and equipment
NORTHERN TELECOM INC                                Provides network cards and equipment
NORTHERN TELECOM INC                                Provides network cards and equipment
NORTHERN TELECOM INC                                Provides network cards and equipment
NORTHPOINT COMMUNICATIONS                           Special Access

NORTHPOINT COMMUNICATIONS INC                       Carrier - DSL lines
NORTHPOINT COMMUNICATIONS INC                       Carrier - DSL lines
NTS COMMUNICATIONS                                  Revenue Sharing Agreement
O.P.E. SERVICES, LLC                                Engineering, Furnish & Install agreement
OAO CORPORATION                                     Joint marketing agreement
OBJECTIVE SYSTEM INTEGRATORS                        Software and support services
OBJECTIVE SYSTEM INTEGRATORS                        Software and support services
OC REAL ESTATE MANAGEMENT                           Right of Entry (Roe) @ 420 E 3rd St., Los Angeles, CA
OCI CONSTRUCTION                                    Outside plant construction in Ohio.  Install fiber at the Sterling building .
OCI CONSTRUCTION, INC.                              Fiber and outside plant construction

OCI CONSTRUCTION, INC.                              Fiber and outside plant construction
Olen Commercial Realty Corp.                        Type 3 Equipment - Multi tenant or customer premise on-net with terminating transport fiber optic equipment
OMEGA ELECTRIC CO                                   Engineering, Furnish & Install agreement
ONE CLEAR TELECOM                                   Carrier Sales agreement
ONE.TEL (ONE TEL, ONE-TEL))                         SS7 and Special Access
ORACLE CORPORATION                                  Software and support services
ORACLE CORPORATION                                  Software license and service agreement
ORANGE COUNTY TRANSIT AUTHORITY (OTCA)              License Agreement

ORION DEVELOPMENT GROUP                             Letter Agreement for Training & Consulting services
ORIUS CORPORATION                                   Engineering, Furnish & Install agreement
ORIUS CORPORATION                                   Engineering, Furnish & Install agreement
ORLANDO DIEFENDERFER
 ELECTRICAL CONTRACTOR, INC.                        Engineering, Furnish & Install agreement

ORLANDO DIEFENDERFER
 ELECTRICAL CONTRACTORS, INC                        Fire protection service
OSP CONSULTANTS, INC.                               Project management for Telecom Engineering and construction services.
OSP CONSULTANTS, INC.                               Project management for Telecom Engineering and construction services.
OXFORD LOWELL HOLDINGS,
 INC. DBA TELECON PROSEARCH                         Recruiting agreement
PAGE MILL PARK COMPANY                              Pop site @ 200 Page Mill Rd., Palo Alto, CA
PAIX.NET                                            Collocation agreement
PARADIGM COMMUNICATIONS GROUP                       Dial tone account
PARK PLACE                                          Pop site @ 4088 Bridge Street., Fair Oaks, CA
PARK-SALINAS, INC.                                  Recruiting agreement
PATTI FERRELL & ASSOCIATES                          Recruiting agreement
PATTON AIR CONDITIONING                             HVAC Install
PATTON AIR CONDITIONING                             HVAC Install
PAYTON CONSTRUCTION CORP.                           Outside plant construction.

PAYTON CONSTRUCTION CORPORATION                     Outside plant construction.

PBAY TO EMC DISK MIGRATION                          Support services
PEA OF OHIO                                         Outside plant construction - surveying.
PEA OF OHIO, INC.                                   Outside plant construction - surveying.
PEACHTREE BUSINESS PRODUCTS                         FOTI
PECO II                                             Engineering, Furnish & Install agreement
PECO II, INC.                                       Engineering, Furnish & Install agreement

PEPPERS & ROGERS GROUP                              Marketing Video

PEREGRINE SYSTEMS INC                               Software and support services
PERIGEE CONSULTING INC                              Recruiting agreement
PHASE 3 COMMUNICATIONS INC                          Central office installation.
PHASE 3 COMMUNICATIONS, INC.                        Central office installation.
PHASE MASTERS INC                                   Outside plant construction.
PHASE MASTERS, INC.                                 Outside plant construction.
PILLAR HOMES INC                                    General contractors
PILOT NETWORK SERVICES                              Collocation space agreement @ 1080 Village Pkwy., Alameda, CA
PINKERTON, INC.                                     Security contractor
PINKERTON, INC.                                     Security contractor

PINKERTONS INC                                      Security contractor

Pinnacle Towers Inc.                                Type 3 Microwave - Multi tenant or customer premise on-net with terminating transport equipment 11/1/2001
PITTS CONSTRUCTION, INC.                            Reroute fiber.  Located in Austin, TX.
PITTS CONTRUCTION, INC.                             Outside and inside plant construction.
PLANERGY INC                                        Generator engineering & install - maintenance

PLANERGY POWER                                      CO engineering and colo.
PLANERGY, INC.                                      Engineering, Furnish & Install agreement
POINT TO POINT COMMUNICATIONS, INC.                 Construction agreement
POWER & TELEPHONE                                   Purchasing and services materials
POWER & TELEPHONE SUPPLY COMPANY                    VAR of Lucent and other telecom equipment.
POWER CONVERSION PRODUCTS, INC.                     Engineering, Furnish & Install agreement
POWER INGENUITY                                     Engineering, Furnish & Install agreement
POWER PRODUCTS                                      Engineering, Furnish & Install agreement
PREDICTIVE SYSTEMS INC                              Consulting services
PREMIER RECORDS STORAGE                             Facilities record storage
PREMIERE TECHNOLOGIES INC                           Carrier Sales agreement

PREPAID CELLULAR LLC                                Collocation space agreement
PRESCOTT COMMUNICATIONS, INC.                       Right of way acquisitions - inside wiring

PRESCOTT COMMUNICATIONS, INC.                       Right of way acquisitions - inside wiring
PRIDE ELECTRIC                                      Master Telecommunications Construction Agreement
PRIME TIME MARKETING                                Marketing merchandise purchases
PRIMUS GEOGRAPHICS INC                              Provides GIS software - specializing in PSAP data.
PRIVATE  TRANSATLANTIC                              Crestcom (satellite division)

PRODUCTIVE DATA COMMERCIAL SOL                      Temporary employees

PRODUCTIVE DATA COMMERCIAL SOLUTION                 Consulting services

PRODUCTIVE DATA COMMERCIAL SOLUTION                 Consulting services

PRODX PROFESSIONAL DATA EXCHANGE                    Consulting services
PROFESSIONAL SALES SEARCH CO INC                    Recruiting agreement
PROFESSIONAL SALES SEARCH CO INC                    Recruiting agreement
PROGRESSIVE STRUCTURES, INC.                        Engineering, Furnish & Install agreement
PROGRESSIVE STRUCTURES, INC.                        Work done on the Corpus Christi switch.
PROJECT MANAGEMENT SERVICES, INC. (PMSI)            Recruiting agreement

PROSPECT WATERPROOFING COMPANY                      Roofing contractor -
PROTOTEST LLC                                       Temporary employees
PSN.NET                                             PRI, PRIVATE LINE SERVICES
PUBLIC STORAGE                                      Right of entry (Roe) @ 6370  Lusk Blvd., San Diego, CA - due upon installation, equipment never installed.
Puente Hill Business Center                         Pop site @ 17890 E Castleton St.,  City of Industry, CA

PYRAMID ELECTRIC CO                                 Installs amps and other electrical work on the Keith building in Ohio.
PYRAMID ELECTRIC, INC.                              Master Telecommunications Construction Agreement
PYRAMID INDUSTRIES, INC.                            0
QED CONSULTING                                      Consulting Services
QPC FIBER OPTIC INC                                 Splices fiber in California (contract dated 2/25/00)
QPC FIBER OPTIC, INC.                               Master Telecommunications Construction Agreement
QUALITY AIR HEATING AND COOLING, INC                Master Engineer, Furnish & Install Agreement
QUALITY AIR HEATING AND COOLING, INC.               Engineering, Furnish & Install agreement
QUALITY METAL WORKS
 (QMW) COMMUNICATIONS, INC.                         Central office design and construction.
QUALITY METAL WORKS
 (QMW) COMMUNICATIONS, INC.                         Central office design and construction.
QUANTUM BRIDGE COMMUNICATIONS, INC.                 Confidentiality agreement.
R.A. WAFFENSMITH                                    Outside plant construction.

R.A. WAFFENSMITH, INC.                              Outside plant construction.

R.J. GLEESON CONSTRUCTION, LLC                      Outside plant construction.
R.J. GLEESON CONSTRUCTION, LLC                      Outside plant construction.
RAPIDIGM  INC                                       Consulting services
RAPIDIGM  INC                                       Temporary employees
RATIONAL SOFTWARE CORP                              Software and support services

RATIONAL SOFTWARE CORP                              Software and support services

RATIONAL SOFTWARE CORPORATION                       Software and support services

RAUSCHENBACH MARVELLI BECKER, ARCHITECTS            Architect
RAY WELCH & ASSOCIATES                              Recruiting agreement
RAY WELCH & ASSOCIATES                              Recruiting agreement
REALTECH SYSTEMS CORP                               Network consulting
RECOMM                                              Authorized distributor agreement
Red Cart Market                                     Type 1 Central Office - Lucent 5ESS Switch @ 3535 Hollis Street
RED CART MARKET, INC                                Sublease Agreement dated 1/04/2000 re: 3535 Hollis Street, Emeryville, CA
RED SIMPSON, INC                                    Co install and emergency restoration.
RED SIMPSON, INC                                    Did emergency restoration repairs in Corpus Christi.
RED SIMPSON, INC.                                   Master Telecommunications Construction Agreement
REDI-RELIEF MEDICINE SERVICE                        Medicine cabinets.
REMEDY INTELLIGENT STAFFING                         Recruiting agreement


REPUBLIC FINANCIAL CORPORATION                      Equipment Leases
REPUBLIC FINANCIAL CORPORATION                      Equipment Leases
RESULTS RECRUITING GROUP LLC                        Recruiting agreement
RESUMES ON-LINE, INC                                Addendum to Master Consulting agreement

RESUMES ON-LINE, INC                                Consulting Services

RESUMES ON-LINE, INC.                               Recruiting agreement

REVENEW INTERNATIONAL, INC.                         Audit of all suppliers for possible contract compliance issues.
REVENUE COMMUNICATIONS                              Carrier sales agreement

RHI MANAGEMENT RESOURCES                            Consulting services
RHI MANAGEMENT RESOURCES                            Consulting services
RHI MANAGEMENT RESOURCES                            Temporary employees
RHIMR, A DIV OF ROBERT HALF INT'L                   Temporary employees
RICHARD KADER AND ASSOCIATES                        Recruiting agreement
RISERCORP, INC (RISER CORP)                         FOTI plant and cable installation.
RJ GLEESON CONSTRUCTION LLC                         Outside plant construction.
ROBERT E. HAZELTINE, INC                            Consulting services
ROBERT GEIER & ASSOCIATES                           Consulting services
RON CHRISTOPHER COMPANY                             Recruiting agreement
RONALD A. KATZ TECHNOLOGY                           SOFTWARE LICENSE dated 5/01/96
Roncar Realty Trust                                 Pop site @ 499 Essex St., Lawrence, KS
ROSS G. STEPHENSON ASSOC., INC                      Outside plant construction.

ROSS G. STEPHENSON ASSOCIATES, INC.                 Outside plant construction.
RUCCIONE & ASSOCIATES                               Recruiting agreement

RUNVEE HOBART, LTD C/O
 TRANSWESTERN PROPERTY COMPANY                      Right of Entry @ 3660 Wilshire Blvd., Los Angeles, CA
RYALS AND ASSOCIATES, INC.                          Recruiting agreement
S & S INVESTMENTS                                   Pop site @ 186 Princeton - Heightstown Rd., Princeton Junction, NJ
SALEM HEATING & SHEET METAL, INC                    Engineering, Furnish & Install agreement
SALEM HEATING & SHEET METAL, INC.                   Engineering, Furnish & Install agreement

SAN FRANCISCO CONSULTING GROUP                      Consulting services

SAN FRANCISCO CONSULTING GROUP                      Consulting services

SAS INSTITUTE, INC                                  SOFTWARE LICENSE (36275)
SASCO ELECTRIC, INC.                                Working on the completion of the LA II in California.
SATURN SYSTEMS                                      Similar to a collection agency
SAVILLE SYSTEMS INC                                 Software and support services.
SCEPTER ENTERPRISES LLC                             Recruiting agreement
SCHONHAUT, CINDY Z                                  Employment contract
SCHULD INCORPORATED                                 CO Installation
SCHULD INCORPORATED                                 Performed certification work in Chicago.
SCHULD, INC.                                        CO Installation

SEATAC ELECTRIC, INC                                Engineering, Furnish & Install agreement
SEATON & ASSOCIATES                                 Recruiting agreement

SECC CORPORATION                                    Outside plant construction.
SECC CORPORATION                                    Outside plant construction.
SEQUENT COMPUTER SYSTEMS INC                        Purchase and Sale agreement - now IBM
SEQUENT COMPUTER SYSTEMS INC                        Replaced by IBM
SEQUENT COMPUTER SYSTEMS INC                        Replaced by IBM
SHERIDAN PARK LLC, DIA Plaza Partners, LLC          RIGHT OF ENTRY AGREEMENT
SHOOK & FLETCHER                                    HVAC Install

SILICON VALLEY TECHNICAL STAFFING                   Recruiting agreement
SILICON VALLEY TECHNICAL STAFFING                   Recruiting agreement
SIM J HARRIS COMMUNICATIONS                         Construction and emergency restoration in Southern California.
SIM J HARRIS COMMUNICATIONS                         Electrical Telecom contractor
SIMPLIFY CONSULTING                                 Professional services
SIRIUS INC                                          Consulting services.
SITELINK                                            Agreement for portfolio management and negotiations of our
                                                     Type 4 Pop sites
SITELINK                                            Consulting agreement
SJH COMMUNICATIONS, INC.                            Electrical Telecom contractor
SKYTEL                                              Wireless messaging
SKYTEL                                              Wireless messaging
SKYTEL                                              Wireless messaging
SMARTECH TALENT SEARCH                              Recruiting agreement
SNELLING PERSONNEL SERVICES                         Recruiting agreement
SNELLING SEARCH                                     Recruiting agreement
SNELLING SEARCH                                     Recruiting agreement
SODEXHO MARIOTT                                     Cafeteria Services
SOFTWARE ARCHITECTS                                 Consulting services
SOLBOURNE COMPUTER INC                              Consulting services
SOLBOURNE COMPUTER INC                              Consulting services
SONUS NETWORKS                                      Term sheet and letter of interest
SONUS NETWORKS, INC.                                IT products-software
SONUS NETWORKS, INC.                                Utility Agreement
SOURCE SERVICES                                     Recruiting agreement

SOURCE SERVICES CORP
 (AKA SOURCE CONSULTING)                            Temporary employees

SOUTHERN TELECOM                                    IRU in Atlanta.
SPATA COMMUNICATIONS                                Collocation space agreement

SPECIALIZED TELECOMMUNICATIONS
 SERVICES, INC.                                     Carrier Sales Agreements
SPECIALTY STAFFING                                  Recruiting agreement

SPRINT                                              Long distance, private line, PRI.  In negotiations
SPRINT                                              Private line and switched services.
SPRINT NORTH SUPPLY                                 Parts and supplies distributor.
SPRINT NORTH SUPPLY                                 Supplier Agreement
SPRINT NORTH SUPPLY COMPANY                         Engineering, Furnish & Install agreement
SPRINT SPECTRUM LP                                  RIGHT OF ENTRY AGREEMENT
SRT ELECTRIC COMPANY                                Engineering, Furnish & Install agreement
ST JAMES EPISCOPAL CHURCH                           Collocation space agreement
STANLEY STAFFING                                    Recruiting agreement
STATE OF CALIFORNIA EMPLOYMENT DEV                  Unemployment insurance audits - outside services
State of Nevada                                     Easement Amendment 11/04/94
STEEL VALLEY ENGINEERING, INC.                      Engineering, Furnish & Install agreement
Sterling Network Exchange, LLC                      Type 1 Central Office - Lucent 5ESS Switch  @120 E. Van Buren, Phoenix, AZ

STETSON PLACEMENT, LTD                              Recruiting agreement

STOCKTON TELECOMMUNICATIONS INC                     Engineering, Furnish & Install agreement
STOCKTON TELECOMMUNICATIONS INC.                    Engineering, Furnish & Install agreement

STOCUM AND ASSOCIATES                               Recruiting agreement
STORAGETEK                                          Data storage agreement and a Veritas software purchase and license agreement.
STORAGETEK                                          Tape Data storage services
STRATEGIC FOCUS INC                                 Consulting services
STRATEL INC.                                        Collocation space agreement

STRATEL INC.                                        Collocation space agreement
STRATEL INC.                                        SS7 and Special Access
STREET FUSION                                       Outside services - conference calling
STURGEON ELECTRIC                                   Commercial Electrical construction.
SULLIVAN & MCLAUGHLIN
 COMMUNICATIONS GROUP, INC.                         Engineering, Furnish & Install agreement
SUMMERFIELD SUITES HOTEL                            Booking Confirmation Agreement
SUN MICROSYSTEMS                                    Equipment and maintenance on servers used for the network
SUN MICROSYSTEMS                                    Equipment and maintenance on servers used for the network
SUN MICROSYSTEMS FINANCE                            Master Lease agreement

SUN MICROSYSTEMS, INC                               Master Lease agreement/lease schedule
SUN MICROSYSTEMS, INC                               Voice & Data Cabling Network Installations (agreement no. 1856-0699 and customer support program (31727)
SUPERIOR MECHANICAL SERVICES, INC.                  Provides HVAC maintenance.
SUPERIOR STAFFING, INC.                             Recruiting agreement

SUPPLEMENTAL STAFFING                               Recruiting agreement
SUPPORTEK INC                                       UPS & CO power distributor.
SUPPORTEX                                           Master Telecommunications Construction Agreement
SUPPORTEX, INC.                                     Master Telecommunications Construction Agreement
SURFSOFT                                            Recruiting agreement
SVV SALES INC DBA
 ARCADA COMMUNICATIONS                              Special Access
SWITCH ROOM DESIGN                                  910 Denver Switch site construction.
T I E INC.                                          Does DCS installation.

T. MICHAEL INSTALLATION, LLC                        Furniture Inventory Service
TACTICA TECHNOLOGY GROUP                            Consulting services


TEC COMMUNICATIONS INC                              CO Installation
TEC COMMUNICATIONS, INC./TIMBERLINE                 CO Installation
TECHNOLOGIES MANAGEMENT INC                         Compliance reporting agency
TECHNOLOGY STAFFING RESOURCES                       Temporary employees

TECH-PRO, INC                                       Master Consulting Agreement
TEK SYSTEMS                                         Temporary employees
TEKELEC                                             Purchasing Agreement

TEKELEC                                             They provide SS7 equipment and software.
TELCOM TRAINING CORPORATION                         Training Services
TELCORDIA TECHNOLOGIES                              Software and support services
TELCORDIA TECHNOLOGIES INC                          Software and support services
TELCORDIA TECHNOLOGIES INC                          Software and support services
TELCORDIA TECHNOLOGIES INC                          Software and support services.
TELCORDIA TECHNOLOGIES INC                          Software and support services.
TELCORDIA TECHNOLOGIES, INC.                        Software and support services
TELDON SOLUTIONS, LLC                               Engineering, Furnish & Install agreement
TELECOM EXECUTIVE GROUP                             Recruiting agreement

TELECOM INSTALLATION & ENGINEERING, INC.            Engineering, Furnish & Install agreement
TELECOM NETWORK SPECIALISTS, INC.                   Does site construction.
TELECOM POWER SYSTEMS (TPS)                         Engineering, Furnish & Install agreement

TELECOM PROSEARCH INC                               Temporary employees
TELECOM RECRUITER, THE                              Recruiting agreement

TELECOM. INSTALLATIONS SPECIALISTS (TIS)            Engineering furnish and install agreement
TELECOMMUNICATIONS RESOURCE INTL                    Professional Services

TELECOMMUNICATIONS RESOURCE INTL                    Professional Services

TELECOMMUNICATIONS
 TECHNOLOGIES & RESOURCES                           Engineering, Furnish & Install agreement
TELECON, INC.                                       Training Services
TELECORDIA TECHNOLOGIES, INC.                       Engagement letter
TELECORDIA TECHNOLOGIES, INC.                       LETTER OF AUTHORIZATION FOR OSS PROJECT DATED 7/15/99
TELECORDIA TECHNOLOGIES, INC.                       LETTER OF AUTHORIZATION FOR OSS PROJECT DATED 7/30/99
TELECORDIA TECHNOLOGIES, INC.                       Software and support services
TELECORDIA TECHNOLOGIES, INC.                       Software and support services
TELECORDIA TECHNOLOGIES, INC.                       Software and support services
TELECORDIA TECHNOLOGIES, INC.                       Software and support services
TELECORDIA TECHNOLOGIES, INC.                       Software and support services
TELECORDIA TECHNOLOGIES, INC.                       Software and support services
TELECORDIA TECHNOLOGIES, INC.                       Software and support services
TELEDIRECT TELECOMMUNICATIONS GROUP, LLC            Special Access
TELEDON SOLUTIONS, INC.                             Vendor for installation of transmission equipment.
TELEDON SOLUTIONS, INC.                             Vendor for installation of transmission equipment.
TELEGROUP, INC                                      Carrier sales agreement
TELEMETRY TECHNOLOGY, INC                           Engineering, Furnish & Install agreement
TELEMETRY TECHNOLOGY, INC.                          Engineering, Furnish & Install agreement
TELEPHONE COMPANY OF CENTRAL FLORIDA                Carrier Sales Agreement

TELEPHONE SERVICES, INC. (TSI)                      Co installation
TELESCIENCES INC                                    Maintenance agreement
TELESCIENCES INC                                    Software license and support agreement for the Sterling 531 data servers.
TELESCIENCES, INC                                   Software
TELE-TECH COMPANY, INC                              Engineering, Furnish & Install agreement
TELE-TECH COMPANY, INC (TELETECH, TELE TECH)        Temporary employees
TELE-TECH COMPANY, INC.                             Engineering, Furnish & Install agreement
TELE-TECH COMPNAY, INC.                             Engineering, Furnish & Install agreement
TELIGENT                                            Special Access
TELLABS CORP                                        Manufacturer- providing installation services
TELLABS CORPORATION                                 Purchase Agreement Effective 02/07/97
TELLABS OPERATIONS INC                              Purchase and sale agreement
TELLABS OPERATIONS, INC.                            Addendum No. 3 Effective 07/31/200 Addendum No. 1 effective February 16th,
                                                     1997 Addendum No. 2 effective August 3, 1999
TELLABS OPERATIONS, INC.                            Addendum to Purchase Agmt - Tellabs 98-259/Original
TELLABS OPERATIONS, INC.                            Purchase agreement
TELLABS OPERATIONS, INC.                            Tellabs Operations, Incorporated Addendum Number Three 00-1720 /Original
TELPRO TECHNOLOGIES                                 Construction 001552

TELPRO TECHNOLOGIES                                 Master Telecommunications Construction Agreement
TELSCAPE USA                                        CARRIER SALES AGREEMENTS
TELSOURCE CORPORATION                               CO Install
TELSOURCE CORPORATION                               Technicians for unnamed POP sites.  They do card repairs and bring  down electrical power.  Three agreements; (I) out of scope maintenance,
                                                     (ii) normal maintenance, and (iii) installations.
TEL-TEC, INCORPORATED                               Outside plant construction
TENDER LOVING CARE JANITORIAL SERVICES              Janitorial services - Kenton
TENG & ASSOCIATES, INC.  (TENG CONSTRUCTION)        Construction
TENG & ASSOCICATES                                  National A&E vendor

TERRA DESIGNS                                       CO Installation
TERRA DESIGNS INC.                                  Subcontractors of CSI
TERRALINK COMMUNICATIONS INC                        Does installation of OC48 multiplexes and DSX cabling at the Fresno site.
TEXAN ELECTRIC COMPANY, INC.                        CO Installation
Texas Bank                                          Pop site @ 2525 Ridgemar Blvd., Ft. Worth, TX

TEXSTAR ENTERPRISES, INC                            CO Installation
TEXSTAR ENTERPRISES, INC.                           CO Installation
THAYER POWER AND COMMUNICATION                      Outside plant construction
THAYER POWER AND COMMUNICATION LINE                 Outside plant construction
THE EQUITABLE LIFE ASSURANCE SOCIETY                RIGHT OF ENTRY AGREEMENT
The John Hancock
 Mutual Life Insurance Co.                          Right of Entry For 3600 Wilshore BLVD Los Angeles CA Effective 03/05/97
The John Hancock
 Mutual Life Insurance Co.                          Lease Agreement for 2990 Inland Empire Blvd., Ontario, CA, L-233/Original
The John Hancock
 Mutual Life Insurance Co.                          ROE 3600 Wilshire Boulevard Los Angeles, CA
The M Company                                       Pop site @ 39172 State St., Fremont, CA

The Travelers Insurance Company                     Type 1 Central Office - Switch site in Hartford, CT.

THERMAL AIRE                                        Co equipment maintenance
THERMAL AIRE, INC                                   Co equipment maintenance
THOMAS & PERKINS                                    Professional services
THOMAS CABLE COMMUNICATION INC                      Outside plant construction.
THOMAS CABLE COMMUNICATIONS                         Outside plant construction.
THOMAS RESOURCE GROUP                               Recruiting agreement
THOMPSON ASSOCIATES                                 Recruiting agreement
TIME WARNER TELECOM                                 2/09/01 settlement for the following agreements: 04/13/00 for the provisioning of 48 PRI circuits to be installed in Albany, NY 5/01 &
                                                     6/09/00 5/1700 for 112 Pri circuits to be installed in Milwaukee,
                                                     Wisconsin.
TIS WORLDWIDE                                       Consulting services
TIS WORLDWIDE                                       Master Consulting Agreement & Subsequent statement of work.
TIS, INC. (TELECOMMUNICATIONS
 INSTALLATION SPECIAL                               Engineering, Furnish & Install agreement
TITAN AIR CORPORATION                               Engineering, Furnish & Install agreement
TITLE BUILDING COMPANY                              Right of entry (Roe) @ 300 3rd Ave North.  Due upon installlation equipment never installed.
TMP INTERACTIVE, INC. (MONSTER.COM)                 Recruiting services
TOLIN MECHANICAL SYSTEMS COMPANY                    Mechanical services
TOLLBRIDGE TECHNOLOGIES                             90 day trial.
T-ONE, INC.                                         Co installation fortified w/RBOC's, etal
TOPA EQUITIES (V.I.),  LTD.,
 U.S. VIRGIN ISLANDS CORP                           Right of Entry (Roe) @1800 Avenue of the Stars
TOTAL INSTRUMENT SERVICES, INC.                     0
TRANS GLOBAL COMMUNICATIONS                         Co installation
TRANS GLOBAL COMMUNICATIONS, INC.                   Co installation

Transwestern 25 West 43rd Street, LLC               Pop site @ 25 W. 43rd St., Suite 309, NY NY

Transwestern 25 West 43rd Street, LLC               Pop site @ 25 W. 43rd St., Suite 1023, NY NY

TRAVELERS INDEMNITY COMPANY                         Auto insurance policy
TRIAD CONSULTANTS                                   Temporary employees

TRI-AREA ELECTRIC CO., INC                          Engineering, Furnish & Install agreement
TRI-CITY TELECOM AND CABLE                          Located in Thornton, CO. Does office wiring.
TRI-CITY TELECOM AND CABLE, INC.                    Telecommunication Construction agreement dated 7/28/00
TRI-LAN, INC.                                       Recruiting agreement
TRISTEP HIRING SYTEMS                               Consulting services

TRUECOMP INSTALLATION                               SOW for the installation, implementation and testing of Truecom software.

TRUEVANCE COMMUNICATIONS, LLC                       Inside wiring, electrical & surveying.

TRUEVANCE COMMUNICATIONS, LLC                       Inside wiring, electrical & surveying.
TRUSTED INFORMATIONS SYSTEMS, INC. (TIS)            Terminated according to contract terms.
TTM, INC.                                           Engineering, Furnish & Install agreement
TTM, INC.                                           Engineering, Furnish & Install agreement
TTR, LLC                                            Engineering, Furnish & Install agreement
TURNER CONSTRUCTION COMPANY                         Construction agreement
TURNER CONSTRUCTION COMPANY                         Contract to do tenant finish at the Panorama office space
TURNER CONSTRUCTION COMPANY                         Subcontract agreement
TVC INC                                             Confidentiality Agreement
U.S. INTERNET                                       Collocation space agreement
U2SI (UNDERGROUND UTLITIES SERVICES, INC.)          Cable locators
UCA COMPUTER SYSTEMS INC                            Engineering, Furnish & Install agreement
UNCC                                                0
UNDERGROUND CONSTRUCTION CO INC                     Engineering, Furnish & Install agreement
UNDERGROUND CONSTRUCTION CO INC.                    Engineering, Furnish & Install agreement
UNDERGROUND TECHNOLOGY INC                          Line locating service
UNISON SYSTEMS INC                                  Consulting services
UNISON SYSTEMS INC                                  Temporary employees
UNISON SYSTEMS INC                                  Temporary employees
UNITED AIRLINES                                     Corporate volume agreement
UNITED AMERITEC CORPORATION                         Engineering, Furnish & Install agreement


UNITED AMERITEC CORPORATOIN                         Security system installation and de installation.
UNITED HEALTHCARE                                   Employee medical coverage
UNITED INFORMATION
 TECHNOLOGIES CORPORATION                           Consulting Agreement

UNLIMITED TECHNOLOGY                                Recruiting agreement
US COMMUNICATIONS INC                               Outside plant construction

US COMMUNICATIONS INC                               Outside plant construction

US COMMUNICATIONS INC                               Outside plant construction and pulls fiber.

US COMMUNICATIONS, INC.,
 DIV. OF ARGUSS COMM. GRP                           Maintenance and confidentiality agreement
US SOUTH COMMUNICATIONS                             Carrier Sales agreement

UTILIQUEST                                          Cable locators
UTILIQUEST                                          Cable locators
UTILITIES CONSTRUCTION                              Outside plant construction
UTILITY CONSULTANTS                                 Outside plant design & installation
UUNET                                               Special Access

V&A JANITORIAL SERVICES                             Janitorial services.
VALUCOM, INC                                        SOFTWARE LICENSE dated 10/16/97

VCI TELECOM INC                                     Outside plant construction and maintenance
VCI TELECOM, INC.                                   Co installation
VECA                                                VECA Construction Agreement
VECTOR MANAGEMENT GROUP                             Consulting Services
VERITAS SOFTWARE CORP                               Sales tax software.
VERITAS SOFTWARE CORP                               Software and support services
VIDEOTRONIC, INC.                                   Engineering, Furnish & Install agreement
VIDEOTRONIX, INC.                                   Engineering, Furnish & Install agreement

VIRTUAL ENTERPRISES, INC DBA                        Consulting services.

VIRTUAL VALLEY INTERNET                             Collocation space agreement
VISA USA, INC.                                      Collocation agreement
VISION SYSTEMS LLC                                  Consulting services
VITRIA TECHNOLOGY INC                               Software and support services
VITRIA TECHNOLOGY INC                               Software and support services.
VOCAL DATA, INC.                                    Hardware and Software Trial Agreement.
VOICEWARE SYSTEMS                                   Appendix for SS7 Network Service - Voiceware 98-493/Original
VOICEWARE SYSTEMS                                   General Service Agreement, Voiceware 98-493
VOLT INFORMATION SCIENCES, INC.                     General co & outside plant installation
VOLT SERVICES                                       Recruiting agreement

VOLT SERVICES INC.                                  Recruiting agreement

VOLT TELECOM GROUP                                  Construction and maintenance outside plant
VOLT TELECOM GROUP                                  Construction and maintenance outside plant
VROOM                                               Software and support services

VYVX                                                Purchase and sale agreement
VYVX INC                                            Assignment and assumption
W. JAMES OROVITZ, TRUSTEE                           Pop site @ 2550 NW 72nd Ave., Miami, FL
W. T. LEONE'S TRI-AREA ELECTRIC CO. INC.            Electrical  contractors
W.L. CONTRACTORS, INC.                              Outside plant construction
WALLER CREEK COMMUNICATIONS                         Fiber capacity agreement date 7/28/99 (6 Fibers)
WANG GLOBAL SERVICES                                Installation services subcontract agreement - install & service computer related equipment and cabeling.
WARREN, MORRIS & MADISON, LTD.                      Recruiting agreement
WAUKESHA-PEARCE INDUSTRIES, INC.                    Generator maintenance

Waverly Hill Partnership                            Right of Entry (Roe) @ 899 Logan., Denver, CO
WAVERLY HILL PARTNERSHIP                            RIGHT OF ENTRY AGREEMENT
WCB FIVE LIMITED
 PARTNERSHIP C/O WCB PROPERTIES                     Office Space 5375 Mira Sorrento
WEITZ COHEN CONSTRUCTION CO                         Subcontract agreement
WELLS FARGO ALARM SERVICES                          Alarm services
WELLS FARGO ALARM SERVICES                          Security products and installation

WESBELL ASSET RECOVERY CENTER                       Wesbell auto renewal
WEST AmericA MORTGAGE (WESTPIKE, LLC)               CUSTOMER PREMISES COLLATION AGREEMENT
WESTAFF                                             Recruiting agreement
WESTERN DATA                                        Recrutiing agreement

WESTERN UNION                                       Assigned to MCI
WESTERN UNION                                       Construction agreement
Western Union Ats C/O Worldcom                      Fiber use agreement from 50 Public Square tp 1621 Euclid, Clevleland Ohio
WESTFIRE INC                                        Nationwide fire prevention contractor providing and maintaining fire suppression equipment.
WESTFIRE INC.                                       Nationwide fire prevention contractor providing and maintaining fire suppression equipment.

WESTFIRE, INC.                                      Nationwide fire prevention contractor providing and maintaining fire suppression equipment.

WESTSHARE SERVICES, INC.                            Engineering, Furnish & Install agreement
WESTSHARE SERVICES, INC.                            Engineering, Furnish & Install agreement


WESTSHARE SERVICES, INC.                            Engineering, Furnish & Install agreement
WGW INC                                             EASEMENT AGREEMENT
WHITTMAN HART INC                                   Consulting services
WHITTMAN HART INC                                   Consulting services

WILLIAMS COMMUNICATIONS INC                         Private line, business discussion
WILLIAMS ELECTRIC COMPANY                           Electrical

WILLIAMS ELECTRIC COMPANY (PIONEER                  Overhead -underground power line work

WILSON CONSULTING GROUP INC                         Consulting services
WILSON GROUP, THE                                   Recruiting agreement
WILSON'S AIR TECHNOLOGIES                           Maintenance & repair
WILSON'S AIR TECHNOLOGIES, INC.                     Maintenance & repair
WINDSOR CONSULTANTS INC                             Recruiting agreement
WINSTAR COMMUNICATIONS                              SPECIAL ACCESS.  DS-1 and DS-3 connections.
WOLIN, CARLA J                                      Employment contract
WORLDCOM                                            0
WORLDCOM NETWORK SERVICES                           0
WORLDCOM NETWORK SERVICES INC                       Telecommunication Service Agreement effective 11/15/98
WORLDCOM NETWORK SERVICES INC                       0
WORLDPORT COMMUNICATIONS (ENERGIS)                  SS7 and Special Access
XEROX BUSINESS SERVICES                             Facilities copy center

XO COMMUNICATIONS/NEXTLINK                          Local Loop OC48, OC12, DS3  Seattle, Salt Lake.
YANKEE GROUP, THE                                   Market  research

                                                            Appendix B-1

                                               Existing Organization Structure of Debtors
                                               ------------------------------------------


                                    ICG Communications, Inc.
                        ------------(Delaware) Public-------------------------------
                        |                      |                                   |
    ---------------------                      |                                   |
    |                   |                      |                                   |
ICG Tevis, Inc.  ICG Funding, LLC  ICG Canadian Acquisition, Inc.         ICG Services, Inc.
(Delaware) 100%  (Delaware) 100%   (Delaware) 100%                        (Delaware) 100%
                                               |                                   |
                                               |                                   |
                                   ICG Holdings (Canada) Co.                       |
                                   (Nova Scotia Unlimited                          |
                                   Liability Company) 100%         -----------------------------------
                                               |                   |               |                  |
                                               |                   |               |                  |
                                  ICG Holdings, Inc.  ICG Mountain View, Inc. ICG NetAhead, Inc. ICG Equipment,
                                  (Colorado) 100%     (Colorado) 100%         (Delaware) 100%    Inc.(Colorado)
                                               |                                                 100%
                                               |
                              ------------------------------------------------------------------------
                              |                                   |                                   |
                              |                                   |                                   |
                       ICG Telecom Group, Inc.            * ICG Telecom Canada, Inc.          DownNorth, Inc.
                       (Colorado) 100%                      (Federal Canadian) 100%           (Georgia) 100%
                              |                                   |
                              |                                   |
                    -----------                                   |
                    |                                             |
                    |                                             |
NikoNet, LLC      __|__    ICG Access Services            * Zycom Corporation
(Georgia) 100%      |      Southeast, Inc.                  (Alberta, Canada) 70% f/i/a
                            (Delaware) 100%                  Camber Sports - See Note 1
                    |                                             |
                    |                                             |
ICG Ohio LINX,      |      TransAmerican Cable,           * Zycom Corporation
Inc.(Ohio) 80%    __|__    Inc. (Kentucky) 100%             (Texas) 82% - See Note 3
See Note 2          |                                             |
                    |                                             |
                    |                                             |
ICG Enhanced        |      ICG Telecom of San Diego,      * Zycom Network Services, Inc.
Services, Inc.    __|__    L.P. (California) 93.79          (Texas) 100%
(Colorado)          |                                       f/k/a Travel Phone
100%                |
                    |
Communications      |      Western Plains
Buying Group,     __|__    Finance, L.L.C.
Inc.(Ohio)          |      (Nevada) 100%
100%                |
                    |
ICG Telecom         |
Group of          __|
Virginia, Inc.      |
(Virginia) 100%     |
                    |
                    |
ICG DataChoice      |      ICG ChoiceCom
Network Services, __|__    Management, LLC
L.L.C. (Nevada)     |      (Delaware) 100%
100%                |             |
                    |             |
PTI Harbor Bay,     |      ICG ChoiceCom, L.P.
Inc.(Washington) __ |      (Delaware) 50% f/k/a
100%                       CSW/ICG -
                           See Note 4


Bay Area
Teleport, Inc.
(Delaware) 100%







KEY:

* Nondebtor entities





Notes.
1.  Remaining equity is held by approximately 300 other shareholders
2.  Remaining 20% is covered by ICG Services, Inc.
3.  Remaining 18% is owned by ICG Telecom Group, Inc.
4.  The partners of this entity are ICG Telecom Group, Inc. limited partner with a 50% interest.  ICG Services, Inc. limited partner with a 49% interest and ICG ChoiceCom Management, L.L.C. general partner with a 1% interest.





                                                 Appendix B-2

                             Chart Depicting Anticipated Corporate Structure Changes
                             -------------------------------------------------------

                                                       ICG Communications, Inc.
                  ------------------------------------ (Delaware) Public--------------------------------------
                  |                   |                      84-1342022                                       |
                  |                   |                G/L Co. #01                                            |
                  |                   |                     |                                                 |
                  |                   |                     |                                                 |
              ICG Tevis, Inc.     *ICG Funding, LLC         |                                                 |
              (Delaware)          (Delaware)           ICG Canadian Acquisition,Inc.                   *ICG Services, Inc.
              84-1539152          84-1434980           (Delaware)100%                                  (Delaware)  100%
              G/L  Co. No. 09     G/L  Co. No. #03     84-1479020                                      84-1448147
                                                       G/L Co. No.04                                          |
                                                            |                                                 |
                                                            |                                                 |
                                                       ICG Holdings (Canada) Co.                       -------------------
                                                       (Nova Scotia Unlimited                            |               |
                                                       Liability Company)  G/L Co. #05                   |               |
                                                            |                                            |               |
                                                            |                                            |               |
                                                       ICG Holdings, Inc. (Colorado) 100%                |               |
                                                       84-1128868                                        |               |
                                                       G/L Co. #10                                       |               |
                                                            |                                            |               |
                                                            |                                            |               |
                                      -------------------------------------------------                  |               |
                                      |                       |                       |                  |               |
                                 ICG Telecom Group, Inc.    *ICG Telecom Canada Inc. DownNorth, Inc.  ICG Equipment, Inc.|
                                 (Colorado) 100%            (Federal Canadian)       (Georgia) 100%    (Colorado) 100%   |
                                 84-1261063                 100%                     58-1478519        84-1448149        |
                                 G/L Co No. #20 Less PC 342 G/L Co. No. #55          G/L Co. No. #85   G/L Co. #71       |
                                      |                                    |                                           ------------
                                      |                                    |                                               |      |
NikoNet, LLC ------------------------ |--ICG Access Services-           *Zycom Corporation                                 |      |
(Georgia) 100%                        |  Southeast -Inc. (Delaware)     (Alberta, Canada)~70                               |      |
58-2047421                            |  100% 63-1023496                G/L Co. No. #55                                    |      |
G/L Co. No. #31                       |  G/L Co. No. #24                   |                                               |      |
                                      |                                    |                                               |      |
                                      |                                    |                                               |      |
ICG Ohio LINX, Inc. ----------------- |--Trans American Cable, Inc.     *Zycom Corporation                                 |      |
(Ohio) 80%                            |  (Kentucky) 100%                (Texas)                                            |      |
31-1322971                            |  61-1136825                     82%                                                |      |
G/L Co. No. #26                       |  G/L Co. No. #20 PC 342         76-0367320 G/L Co. No. #56                         |      |
                                      |                                    |                                    ICG Mountain View,|
                                      |                                    |                                     Inc.             |
ICG Enhanced Services, Inc. --------- |--*ICG Telecom of San Diego, L.P.*Zycom Network Services, Inc.            (Colorado) 100%  |
(Colorado) 100%                       |  (CA Limited Partnership)93.79% (Texas) 100%                            84-1521470        |
84--1302684                           |  33-0538794                     76-0353232                              G/L Co. No. 73    |
G/L Co. No. #54                       |  G/L Co. No. #28                G/L Co. No. #57                                           |
                                      |                                                                      ----------------------
                                      |                                                                      *ICG NetAhead, Inc.
Communications Buying Group, Inc. --- |--Western Plains Finance, L.L.C.                                      (Delaware)
(Ohio) 100%                           |  (NV Limited Liability Company)                                      100%
34-1623213                            |  100%                                                                77-0317705 G/L Co. #75
G/L Co. No. #25                       |  84-1539652  G/L Co. No29
                                      |
                                      |
ICG Telecom Group of Virginia, Inc.-- |
(Virginia) 100%                       |
                                      |                                                            *Companies To Be Dissolved
84-1478790                            |
                                      |
                                      |
ICG DataChoice Network Services, ---- |--ICG ChoiceCom Management, LLC
L.L.C.                                |  (a DE limited liability company)
(a NV  Limited Liabilty Company)      |  100%
100%                                  |  74-2803761 G/L Co. No. 33
84-1341752  G/L Co. No. #30           |         |
                                      |         |
                                      |         |
PTI Harbor Bay, Inc. ---------------- |  ICG ChoiceCom, L.P.
(Washington)                             (a DE Limited Partnership)
100%                                     50%
91-1299621                               84-1510101 G/L Co. No. 32
     |
     |
Bay Area Teleport, Inc.
(Delaware) 100%
91-1522723
G/L Co. No. #27




                                             Appendix B-3

                             Organization Structure of Reorganized Debtors
                             ---------------------------------------------


                                                ICG Communications, Inc.
                                                (Delaware) Public
                          ----------------------84-1342022
                          |                     G/L Co.  #01
                    ICG Tevis, Inc.                      |
                    (Delaware)                           |
                    84-1539152                           |
                    G/L  Co. No. 09             ICG Canadian Acquisition, Inc.
                                                (Delaware)  100%
                                                84-1479020
                                                G/L Co. No. 04
                                                         |
                                                         |
                                                ICG Holdings (Canada)  Co.
                                                (Nova Scotia Unlimited
                                                Liability Company)  G/L Co. #05
                                                         |
                                                         |
                                                ICG Holdings, Inc. (Colorado) 100%
                                                84-1128868
                                                G/L Co. #10
                                                         |
                                                         |
                        ---------------------------------------------------------------------------------
                        |                          |                          |                        |
                        |                          |                          |                        |
              ICG Telecom Group, Inc.       ICG Equipment, Inc.     ICG Mountain View, Inc.    DownNorth, Inc.
              (Colorado) 100%               (Colorado) 100%         (Colorado) 100%            (Georgia) 100%
              84-1261063                    84-1448149              84-1521470                 58-1478519
              G/L Co No. #20 Less PC 342    G/L Co. #71             G/L Co. No. 73             G/L Co. No. #85
                        |
                        |
                        |
NikoNet, LLC            |       ICG Access Services-
(Georgia) 100%        __|__     Southeast -Inc. (Delaware)
58-2047421              |       100% 63-1023496
G/L Co. No. #31         |       G/L Co. No. #24
                        |
                        |
ICG Ohio LINX, Inc.     |       Trans American Cable, Inc.
(Ohio) 80%            __|__     (Kentucky) 100%
31-1322971              |       61-1136825
G/L Co. No. #26         |       G/L Co. No. #20 PC 342
                        |
                        |
ICG Enhanced Services,  |
Inc. (Colorado) 100%  __|
84-1302684              |
G/L Co. No. #54         |
                        |
                        |
Communications Buying   |       Western Plains Finance, L.L.C.
Group, Inc. (Ohio)    __|__     (NV Limited Liability Company)
100% 34-1623213         |       100%
G/L Co. No. #25         |       84-1539652  G/L Co. No29
                        |
                        |
ICG Telecom Group of    |
Virginia, Inc.        __|
(Virginia) 100%         |
84-1478790              |
                        |
                        |
ICG DataChoice Network  |       ICG ChoiceCom Management, LLC
Services,  L.L.C.     __|__     (a DE limited liability
(a NV Limited Liability |       company)
Company) 100%           |       100%
84-1341752              |       74-2803761 G/L Co. No. 33
G/L Co. No. #30         |             |
                        |             |
                        |             |
PTI Harbor Bay, Inc.    |       ICG ChoiceCom, L.P.
(Washington)          __|       (a DE Limited Partnership)
100%                            50%
91-1299621                      84-1510101 G/L Co. No. 32
       |
       |
Bay Area Teleport, Inc.
(Delaware) 100%
91-1522723
G/L Co. No. #27




                                 APPENDIX C

                            LIQUIDATION ANALYSES



                             BEST INTEREST TEST

Pursuant to section 1129(a)(7)(A)(ii) of the Bankruptcy Code (the "Best Interest Test"), notwithstand ing acceptance of the Plan by each impaired Class, to confirm the Plan the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim of Interest who is a member of any impaired Class and who has not voted to accept the Plan. Accordingly, if an impaired Class does not vote unanimously to accept the Plan, the Best Interest Test requires that the Bankruptcy Court find that the Plan provides to each dissenting member of such impaired Class a recovery on account of the Class member's Claim or Interest that has a value, as of the Effective date, at least equal to the value of the distribution that such class member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.


                            LIQUIDATION ANALYSES

The following are analyses of the results of hypothetical liquidations of the Holdings Debtors and the Services Debtors, respectively, under chapter 7 of the Bankruptcy Code.

The Debtors believe that under the Plan, Holders of Impaired Claims and Impaired Interests against the Holdings Debtors, and Holders of Impaired Claims and Impaired Interests against the Services Debtors, will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation under chapter 7 of the Bankruptcy Code.

To estimate the likely returns to Holders of Claims and Interests in a chapter 7 liquidation, for each of the Holdings Debtors and Services Debtors, respectively, the Debtors determined the amount of liquidation proceeds that would be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority. In conducting these analyses, the Debtors were assisted by Zolfo Cooper, one of their restructuring advisors in this matter. As further described below, to estimate the liquidation proceeds, the Debtors assumed that the estates of the Holdings Debtors are treated as a substantively consolidated entity and that the estates of the Services Debtors are treated as a substantively consolidated entity during a nine-month wind-down period in which the respective assets of the Holdings Debtors and Services Debtors are sold in a straight liquidation. Liquidation proceeds available for distribution to Holders of Claims would consist of the net proceeds from the disposition of the assets, augmented by other cash held by the respective Debtors.

The relative priority of distribution of liquidation proceeds with respect to any Claim or Interest depends on (i) its status as secured, priority unsecured, or non-priority unsecured and (ii) its relative subordination.

In general, liquidation proceeds would be allocated in the following priority (i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Holdings Debtors' and Services Debtors' chapter 7 cases, including tax liabilities;
(iii) third, to the unpaid Administrative Claims of the chapter 11 case;
(iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code; and (v) fifth, to unsecured Claims. Each of the Holdings Debtors' and Services Debtors' respective liquidation costs in Chapter 7 would include the compensa tion of a bankruptcy trustee, as well as compensation of counsel and of other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, claims arising from the operation of the Holdings Debtors and Services Debtors during the pendency of the chapter 7 case and all unpaid Administrative Claims incurred by such Debtors during the Chapter 11 case that are Allowed Claims in the chapter 7 cases. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay to certain employees.

As set forth in the schedules below, the Debtors' management estimates that the Holding Debtors' gross liquidation proceeds would range from approximately $54.4MM to $96.5MM and the Services Debtors' gross liquidation proceeds would range from approximately $113.0MM to $149.9MM . Based on the priorities outlined above, the Debtors believe that remaining proceeds, if any, available as recovery to Impaired Claims would be significantly less than those under the Plan.

The chapter 7 liquidation analyses provided of the Holdings Debtors and of the Services Debtors is intended solely for the purposes of discussing the effects of a hypothetical chapter 7 liquidation of the Holdings Debtors and the Services Debtors. Both of the liquidation analyses are based on numerous estimates and assumptions that, although developed and considered reasonable by the Debtors' management and its financial advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. Both of the liquidation analysis are also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected these liquidation analyses would be realized if the Debtors were, in fact, to undergo such liquidations.

I.   SIGNIFICANT UNCERTAINTIES
     -------------------------

In addition to the General and Principal Assumptions that are set forth on the following pages, there are significant areas of uncertainty that exist with respect to these liquidation analyses.

     (1) The liquidation analyses assume that the liquidation of the Holdings Debtors' and Services Debtors' Estates would commence on May 1, 2002 and would be substantially complete within a nine-month period. The wind-down costs during the nine-month liquidation period have been estimated by the Debtors' management and any deviation from this time frame could have a material impact on the wind-down costs, Administrative Claims, proceeds from asset sales, and the ultimate recovery to the creditors of the Holdings Debtors' and Services Debtors' Estates.

     (2) If the implementation of the liquidation plan were to be delayed, there is a possibility that the Debtors would sustain significant operating losses during the delay period, thus adversely impacting the net liquidation value of the respective Estates.

     (3) In any liquidation there is a general risk of unanticipated events, which could have a signifi cant impact on the projected cash receipts and disbursements. These events include changes in the general economic condition, changes in consumer preferences, obsolescence, changes in the market value of the respective Debtors' assets and problems with current and former employees.

In addition to the specific assumptions described in the footnotes to the table below, the following general assumptions were used in formulating the liquidation analysis.

II.  GENERAL ASSUMPTIONS
     -------------------

     (1) Consolidation - For purposes of both the Plan and the hypothetical chapter 7 liquidation analyses, it is assumed that the Holdings Debtors are combined into a single entity and treated as substantively consolidated and that the Services Debtors are combined into a single entity and treated as substantively consolidated. Pre-petition Intercompany Claims by the Holdings Debtors against the Service Debtors, and by the Services Debtors against the Holdings Debtors, would have no impact on holders of Unsecured Claims because there are not sufficient funds to pay the pre-petition Unsecured Claims against either the Holdings Debtors or the Services Debtors.

     (2) Nature and Timing of the Liquidation Process - Under section 704 of the Bankruptcy Code, a chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for purposes of preparing this liquidation analysis, it is assumed that each of the Holdings Debtors and Services Debtors would voluntarily convert the pending chapter 11 cases to chapter 7 liquidations on May 1, 2002. The Holdings Debtors' and Services Debtors' assets are assumed to be sold during the following nine-month period. Included in this period is a 90 day time allotment for notifying commercial dial tone custom ers of services terminations (certain dial tone telecom services are subject to regulatory requirements of termination notice). Management believes that it is unlikely that the actual sale periods would be shorter than those assumed, and there can be no assurance that the actual sale period would not be longer than assumed. It is likely that if the sale period was extended, sale proceeds would be diminished.

     (3) Estimated Liquidation Proceeds - All telecom equipment and fiber are assumed to be sold in a straight liquidation to the highest bidder. Zolfo Cooper assisted the Debtors in estimating the potential proceeds from the disposition of assets. The following list identifies factors considered by the Debtors and Zolfo Cooper in estimating the proceeds that might be received from the liquidation sales.

        o     The historical cost of the assets
        o     Asset location and local market demand
        o Previously issued third-party appraisals, and subsequent follow up discussions related to further deterioration in the telecom equipment values since the original appraisals
        o     Recently transacted telecom equipment sales
        o     Managements' experience and expertise in asset resale values
        o Analysis of liabilities and obligations relating to particular assets
        o Current industry trends including general availability of used telecom equipment and fiber assets, the number of companies in the industry selling telecom equipment and fiber assets, and the current technology being used in telecom equipment and fiber build outs
        o A "distress sale value." A distress sale value differs from the price at which assets would be sold to a willing buyer by a willing seller, assuming neither is under any compulsion to buy or sell, and assuming both are informed of the relevant facts
        o The inability to convey software rights with certain equipment

     (4) Certain Tax Matters - Management believes that it is unlikely that any taxable gains would be triggered through a liquidation of the Holdings Debtors' or Services Debtors' assets.

         However, if for some reason there were to be a taxable gain from the liquidation of the Holdings Debtors' or Services Debtors' assets, any realized gains would be reduced to zero by the Holdings Debtors' or Services Debtors' net operating loss carryforward.

     (5) Additional Liabilities and Reserves - The Debtors believe that in addition to the expenses that would be incurred in a chapter 11 reorganization, there would be certain actual and contingent liabilities and expenses for which provision would be required in chapter 7 liquidations before distributions could be made to creditors, including: (a) certain liabilities that are not dischargeable pursuant to the Bankruptcy Code; (b) Administrative Claims including damages from rejected post petition contracts, the fees of a trustee and of counsel and other professionals (including financial advisors and accountants), retention bonuses paid to employees required to effectuate the wind down process and other liabilities (including retirement, vacation pay, and other employee-related administrative costs and liabilities) that would be funded from continuing operations if the Debtors were reorganized as a going concern; and (c) certain administrative costs. Management believes that there is significant uncertainty as to the reliability of the Debtors' estimates of the amounts related to the foregoing that have been assumed in the liquidation analysis.

     (6) Distributions: Absolute Priority - Under a chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors. The following analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of the Debtors. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full. To the extent that proceeds remain after satisfaction of all secured claims, the proceeds would first be distributed to the Holders of Administrative Claims, then to Priority Claims and finally to the Unsecured Claims. Based on the liquidation assumptions of the Debtors' management, the proceeds generated from the liquidation of the Debtors' assets would not likely be sufficient to fully pay Priority Claims and no proceeds would likely be available for Unsecured Claims.

     (7) Conclusion - The Debtors believe that chapter 7 liquidations of the Holdings Debtors and Services Debtors would result in a substantial diminution in the value to be realized by the Holders of Unsecured Claims against each of the Holdings Debtors and the Services Debtors. The Holders of Unsecured Claims against each of the Holdings Debtors and the Services Debtors are expected to receive recoveries under the Plan in excess of that realized in chapter 7 liquidations. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors' businesses, will provide a substantially greater ultimate return to Holders of Unsecured Claims against each of the Holdings Debtors and the Services Debtors than would chapter 7 liquidations.

The chapter 7 liquidation analysis of the Holdings Debtors is as follows:



                                                     Holdings Debtors
--------------------------------------------------------------------------------------------------------------------------
                                                                                               Low Value      High Value
                                             Estimated          Low              High          Recovery        Recovery
                                Note            Claim           Value             Value             %              %
                              ---------    --------------- ----------------  --------------- --------------- --------------
Proceeds:
Gross liquidation proceeds        A                        $   54.4          $ 96.5

Trustee fees, professional fees,  B        $      68.1         54.4            68.1            79.9%             100.0%
wind-down costs, and other chap-
ter 7 Administrative costs
Chapter 11 Administrative claim   C        $      63.9           -             28.4             0.0%               4.4%
Priority claims                   D        $       9.4           -               -              0.0%               0.0%
Unsecured claims                  E        $   1,370.5           -               -              0.0%               0.0%
                                                            ---------------  ---------------
Total Distributions                                          $ 54.4          $ 96.5


Notes:
-----
     (A) Includes assumed gross proceeds from sale in liquidation of the Debtors' assets and existing cash balances (high/low) as follows (in millions):


                                         Low Value              High Value
                                     ------------------     ------------------
Cash and cash equivalents                        $ 12.3                 $ 12.3
Accounts receivable                                20.4                   37.7
Telecom equipment                                  10.7                   19.1
Fiber assets                                        3.3                   11.9
Other assets                                        2.7                   15.5
                                     ------------------     ------------------
Gross liquidation proceeds                       $ 54.4                 $ 96.5
                                     ==================     ==================

     (B) Estimated Chapter 7 administrative and wind-down expenses of $68.1MM. The estimated wind-down expense is net of projected cash receipts from operations and interest income. A summary of adminis trative and wind-down expenses is as follows (in millions):


Operating costs, net of revenues, of providing dial tone services during a three            $ 22.9
month shut down period required for regulatory purposes
Administrative claims

     Severance and vacation, allocated among Holdings Debtors and Services                    19.9
     Debtors based upon headcount
     Trustee and professional fees                                                             5.0
     Termination penalties from rejection of post petition agreements                         10.7
     Wind down expenses, allocated among Holdings Debtors and Services Debtors                 9.6
     based upon relative property and equipment values
                                                                                        --------------
Total                                                                                   $     68.1
                                                                                        ==============

         Operating expenses in excess of revenues related to dial tone services are expected to be incurred during the shut down period required for regulatory purposes. Projected costs are higher than revenues due to the cost of the network infrastructure required to be in place to support dial tone services. All other services, including dial up services and point to point broadband, will be terminated immediately.

         Severance and vacation costs are limited to current contractual obligations to employees.

         Trustee fees approximate 3.0% of the net proceeds to be realized in the liquidation of the assets.

         Termination penalties from rejection of post petition agreements reflect $10.7MM from the lease on the headquarters building entered into in June 2001.

         Wind down expenses consists primarily of employee related costs including stay bonuses for personnel necessary for the wind down process.

         Property taxes, included would down expenses, are the estimate of obligations for 2002.

         (C) Estimated Administrative Claim expenses incurred during the pendency of the chapter 11 case. Claims of the Services Debtors for unpaid postpetition intercompany equipment lease payment obligations to the Services Debtors incurred during the pendancy of the chapter 11 case of $48.2MM are not included in Administrative Claim(s) shown against the Holdings Debtors. Such claims have been accrued on the Holdings Debtors' books and records.

         (D)      Estimated claims subject to priority under the Bankruptcy
                  Code.

        (E) Includes General Unsecured Claims estimated in the Plan and estimated incremental deficiency claims incurred with the hypothetical conversion to a chapter 7 liquidation.


The chapter 7 liquidation analysis of the Services Debtors is as follows:



                                                            Services Debtors
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Low Value
                                                      Estimated           Low            High          Recovery       High Value
                                        Note            Claim            Value          Value             %           Recovery %
                                      ---------    ---------------    ------------  --------------  -------------- --------------
Proceeds:
Gross liquidation proceeds                A                           $  113.0      $  149.9

Distributions:
Secured senior credit facility            B        $     84.6         $   84.6      $   84.6           100.0%          100.0%
claim
Trustee fees, professional fees,          C        $      27.0            27.0          27.0           100.0%          100.0%
wind-down costs, and other chap
ter 7 Administrative costs
Chapter 11 Administrative claim           D        $      18.3             1.4          18.3            7.7%           100.0%
Priority claims                           E        $      10.3             -            10.3            0.0%           100.0%
Unsecured claims                          F        $   1,324.7             -             9.7            0.0%             0.6%
                                                                      ------------  --------------
Total Distributions                                                     $113.0        $149.9




Notes:
-----
         (A) Includes assumed gross proceeds from sale in liquidation of the Debtors' assets and existing cash balances (high/low) as follows (in millions):



                                         Low Value              High Value
                                     ------------------     ------------------
Cash and cash equivalents                         $85.8                  $85.8
Telecom equipment                                  13.4                   23.9
Fiber assets                                        8.6                   31.8
Other assets                                        5.2                    8.4
                                     ------------------     ------------------
Gross liquidation proceeds                       $113.0                 $149.9
                                     ==================     ==================

                  Gross proceeds do not include $48.2MM of unpaid postpetition intercompany lease receivables from Holdings for equipment lease charges incurred during the pendancy of the chapter 11 case.

         (B) Senior Credit Facility claim of $84.6 MM secured by all Services assets as of the filing date.

         (C) Estimated Chapter 7 administrative and wind-down expenses of $27.0MM. The estimated wind-down expense is net of projected cash receipts from operations and interest income. A summary of administrative and wind-down expenses is as follows (in millions):


         Severance and vacation, allocated among Holdings Debtors and Services         $1.0
         Debtors based upon headcount
         Trustee and professional fees                                                  9.0
         Wind down expenses, allocated among Holdings Debtors and
         Services Debtors based upon the liquidation value of telecom equipment and fiber assets:
                  Personnel                                                             9.1
                  Property Taxes                                                        4.3
                  Warehouse and office space rent                                       1.8
                  Other                                                                 1.8
                                                                                 --------------
Total                                                                                $ 17.0
                                                                                 ==============

                                    Severance and vacation costs are
                                    limited to current contractual
                                    obligations to employees.

                                    Trustee fees approximate 3.0% of the
                                    net proceeds to be realized in the
                                    liquida tion of the assets.

                                    Property taxes are the estimate of
                                    obligations for 2002.

                                    Wind down expenses consists primarily
                                    of employee related costs including
                                    stay bonuses for personnel necessary
                                    for the wind down process.

         (D) Estimated claims subject to priority payment under the Bankruptcy Code.

         (E) Includes General Unsecured Claims estimated in the Plan and estimated incremental deficiency claims incurred with the hypothetical conversion to a chapter 7 liquidation.


The chapter 7 liquidation analysis of the combined Holdings and Services Debtors - presented for illustrative purposes - is as follows:



                                         Holdings Debtors and Services Debtors - Combined
-----------------------------------------------------------------------------------------------------------------------------------
                                            Estimated            Low              High              Low Value         High Value
                                              Claim             Value            Value              Recovery %        Recovery %
                                          --------------     -----------    ----------------     ----------------  ----------------
Proceeds:
Gross liquidation proceeds                                   $  167.4         $  246.4

Distributions:
Secured senior credit facility            $     84.6         $   84.6         $   84.6                  100.0%            100.0%
claim
Trustee fees, professional fees,
wind-down costs, and other chap
ter 7 Administrative costs
                                          $      95.1            81.3             95.1                  85.5%             100.0%
Chapter 11 Administrative claim
                                          $      82.2             1.5             46.7                   1.8%              56.8%
Priority claims                           $      19.7             -               10.3                   0.0%              52.3%
Unsecured claims                          $   2,695.2             -                9.7                   0.0%               0.4%
                                                             -----------    ----------------
Total Distributions                                          $  167.4       $    246.4





                                 APPENDIX D

                      PRO FORMA FINANCIAL PROJECTIONS






Consolidated Projected Pro Forma Balance Sheets Giving Effect to the Plan of Reorganization

         The following Consolidated Projected Pro Forma Balance Sheets as of April 30, 2002 reflects the effects of certain transactions that will occur at the consummation of the Plan of Reorganization ("the Plan"). For purposes of the following Consolidated Projected Pro Forma Balance Sheets, the assumed Effective Date of the Plan is April 30, 2002. Other significant assumptions on which the pro forma adjustments are based are set forth in the notes to the Consolidated Projected Pro Forma Balance Sheets.

         THE CONSOLIDATED PROJECTED PRO FORMA BALANCE SHEETS SET FORTH IN THIS SECTION ILLUSTRATE THE EFFECT ON THE DEBTORS' BALANCE SHEETS UPON CONSUMMATION OF THE PLAN. THESE BALANCE SHEETS, BOTH PRE-PETITION AND POST-PETITION, HAVE NOT BEEN PREPARED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ORDER TO MORE CLEARLY ILLUSTRATE THE REDUCTION IN THE DEBTORS' LIABILITIES PURSUANT TO THE PLAN AND RESTRUCTURING OF THE CAPITAL OF THE DEBTOR.

         Pursuant to the guidance provided by SOP 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", the Company will adopt "fresh start" accounting upon emerging from bankruptcy. Under fresh start accounting, the reorganization value of the entity (generally representing its fair value) is allocated to the entity's assets in conformity with SFAS 141, "Business Combinations".

         DrKW has provided a range of the value for Reorganized ICG of $350MM to $500MM. For the purpose of the following Consolidated Projected Pro Forma Balance Sheets, a reorganization value of $412,677,000 has been assigned and allocated to the post-bankruptcy assets and liabilities in accordance with SFAS 141. This estimated reorganization value, as well as its allocation to the specific assets and liabilities may be significantly different from the final amounts that will be determined upon the Debtors' emergence from bankruptcy.

                          ICG Communications, Inc.
              Consolidated Projected Pro Forma Balance Sheets
                As of April 30, 2002 (unaudited), continued
                               (in thousands)


                                                                                                             Projected Pro
                                    Projected                                                                    Forma
                                      Pre-
                                    Confirmation                                                              Reorganized
                                    Balance                                                                  Balance Sheet
                                     Sheet

                                    Pro Forma Adjustments  to Record Confirmation of the Plan
                                    ---------------------------------------------------------
                                                  Settlement of       Debt                       Fresh Start
                                                     Claims        Discharge     New Funding      Accounting
                                    -----------------------------------------------------------------------------------------

Current assets:
   Cash and short-term investments  $     89,551       (300) (1)   $        -     $   34,756 (7)  $     -         $  98,841
                                                    (12,451) (2)
                                                    (11,615) (3)
                                                     (1,100) (5)
   Accounts receivables, net              45,650                                                                     45,650
   Prepaid expenses & inventory            8,428                                                   (2,296) (8)        6,132
                                    -------------   -------------   ---------     -------------  ---------        ---------
      Current assets                     143,629    (25,466)                          34,756       (2,296)          150,623
Property and equipment, net              540,742    (10,000) (3)                                 (164,402) (8)      366,340
Other assets, net                         20,907                                       4,289 (7)   (4,959) (8)       20,237
                                    ------------ -----------       ----------     ----------     ---------        -----------
Total assets                        $    705,278    (35,466)       $        -     $   39,045    $(171,657)        $ 537,200
                                    ============ ==========        ==========     ==========     ==========       ===========

Current liabilities:
   Accounts payable                 $     25,906 $        -        $        -     $        -     $      -         $  25,906
   Accrued liabilities                    34,581       (115) (1)                        (705) (7)                    38,693
                                                      7,843  (3)
                                                     (2,911) (4)
   Deferred revenue                       24,022                                                                     24,022
                                    ------------ -----------       ----------     ----------     ----------       -----------
      Current liabilities                 84,509      4,817               -           (705)             -            88,621

Long-term liabilities:
   Bank debt                              84,574                                   (25,000) (7)                      59,574
   Deferred revenue                      134,911                                                  (94,009) (8)       40,902
   Capital lease obligations              50,902     47,738  (1)                                                     98,640
   Convertible unsecured notes                                                      40,000  (7)                      40,000
   Discount on convertible
     unsecured notes                                                                (5,000) (7)                      (5,000)
   Tenn debt                                                                        25,000  (7)                      25,000
   Other debt                              1,526      9,037  (2)                                                     24,463
                                                     13,900  (3)
                                    ------------ ----------       ----------     ----------      ----------        ---------
      Long-term liabilities              271,913     70,675               -         35,000        (94,009)          283,579

Liabilities subject to compromise:
   Unsecured Creditors                 2,282,490      1,531  (2) (2,487,186) (6)                                          -
                                                    101,535  (3)
                                                    102,730  (4)
                                                     (1,100) (5)
   Capital lease obligations             175,792    (47,923) (1)                                                          -
                                                    (28,050) (3)
                                                    (99,819) (4)
   Priority creditors                     20,126    (20,126) (2)                                        -                 -
                                    ------------ ----------      ----------     ----------     ----------       -----------
      Liabilities subject to
        compromise                     2,478,408      8,778      (2,487,186)             -              -                 -
                                    ------------ ----------      ----------     ----------     ----------      ------------

Total liabilities                      2,834,830     84,270      (2,487,186)        34,295        (94,009)          372,200

Preferred stock                        1,366,660                 (1,366,660) (6)                                          -
Stockholders' equity - old            (3,496,212)   (10,736) (2)  3,693,846  (6)      (250) (7)   (77,648) (8)            -
Stockholders' equity - new                         (109,000) (3)    160,000  (6)     5,000  (7)                     165,000
                                    ------------ ----------      ----------     ----------     ----------      ------------
Total liabilities and equity        $    705,278    (35,466)     $        -     $   39,045     $ (171,657)     $    537,200
                                    ============ ==========      ==========     ==========     ===========     ============


See Notes to Consolidated Pro Forma Balance Sheets




   Notes to Consolidated Projected Pro Forma Balance Sheets (Unaudited)
                          (dollars in thousands)

1) Refinance $47,738 of capital leases and other debt paying $300 of accrued interest and principal.

2) Settlement of estimated Administrative claims (i.e., professionals) for $12,074 of cash and estimated Priority claims (primarily tax claims) for $9,037 of debt and $377 of cash. Additionally, reclassify $9,181 of priority claims that will continue post bankruptcy (primarily accrued vacation).

3) Record the affirmation of executory contracts through the payment of $11,615 of cash, return of $8,000 of value of equipment, and issuance of $13,900 of debt. Capital lease obligations of $18,250 were rejected and $2,000 of equipment was returned. Additionally, estimated damage claims of $109,000 on rejected executory contracts were recorded.

4) Reclassify $102,730 of claims (capital lease obligations and related accrued interest) in excess of the security interest.

5)       Record settlement of convenience class claims of $1,100.

6) Discharge of pre petition unsecured debt for new equity and extinguishment of preferred stock and old equity pursuant to confirmation of a Plan of Reorganization.

7) New funding from the issuance of a $25,000 senior subordinated term loan, $40,000 of convertible unsecured notes and conversion rights associated with the convertible unsecured notes valued at a current market value of $5,000, incurring $2,300 of fees and expense. The entire term loan is used to pay down the existing bank debt. Additionally, $2,239 of expenses are incurred in refinancing the bank debt.

8) Fresh start accounting adjustments, to reflect the $160,000 equity value issued to existing unsecured creditors of ICG
         Communications, Inc., adjusting the carrying value of property and equipment, other assets and deferred revenue.


                      Projected Financial Information

Introduction
As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management analyzed the ability of the Reorganized ICG to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. In that connection, the Debtors' management developed and prepared certain projections (the "Projections") of the Debtors' balance sheets, operating profits, cash flows and certain other items for the period from January 1, 2002 through December 31, 2005 (the "Projection Period").

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED ICG) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS OR DEBTHOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC, ANY CSA OR ANY STOCK EXCHANGE OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein, as well as the Annual Report on form 10-K for the year ended December 31, 2000 and the quarterly report on form 10-Q for the quarter ended September 30, 2001 filed with the SEC.

General Assumptions
The Projections are based upon numerous assumptions with respect to the anticipated future performance of the Reorganized ICG, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized ICG. In addition, unanticipated events and circumstances may affect the actual financial results of the Reorganized ICG. THEREFORE, WHILE THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD WILL VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATIONS CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF REORGANIZED ICG TO ACHIEVE THE PROJECTED RESULTS. See
Section VI for a discussion of certain factors that may affect the future financial performance of the Reorganized ICG and of the various risks associated with the securities of the Reorganized ICG.

The Projections have been prepared by the Debtors' management, and while they believe that the assumptions underlying the Projections for the Projection Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited or compiled by the Debtors' independent auditors. As indicated below, the business plan on which the Projections are based assumes, among other things, improvements in the Reorganized ICG's results of operations during fiscal year 2002 as compared to fiscal year 2001 and continued improvements during the remainder of the Projection Period.

Holders of Claims and Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the projections in reaching their determinations of whether to accept or reject the Plan.

Principal Assumptions
The Projections are based upon forecasts of operating results during the Projection Period. The following is a listing of the principal assumptions that were used to develop the Projections.

         1) The Projections assume an Effective Date of April 30, 2002. It is assumed that as of the Effective Date the equity value of the Reorganized ICG will be calculated in accordance with the formula set forth in the Plan.

         2) The Projections assume the successful issuance of a $25MM senior subordinated secured term loan as of the Effective Date. In connection with the issuance of the senior subordinated secured term loan, the Projections assume the Debtor makes a $25MM principal payment on the existing bank debt.

         3) The Projections assume the successful issuance of $40MM of convertible unsecured notes as of the Effective Date. Proceeds from the convertible unsecured notes issuance are available to fund working capital and capital expenditures. The conversion rights of the convertible unsecured notes have a value of $5MM at the Effective Date.

         4) It is assumed that no changes in the U.S. tax laws will occur that will adversely impact the Reorganized ICG's ability to utilize its net operating loss carryforwards.

In addition to the aforementioned assumptions, the Projections are based on numerous detailed operating and financial assumptions. The Projections assume the successful implementation of the Debtors' business plan. The descriptions below summarize the operating and financial information that management believes are significant and upon which the financial results of Reorganized ICG will depend during the Projection Period.

(a) Effective Date; Plan Terms. The Projections assume Confirmation of the Plan and that all transactions and settlement agreements contemplated by the Plan will be consummated by the Effective Date of April 30, 2002. DrKW has provided a range of the value of Reorganized ICG of $350MM to $500MM. The Projections have been prepared assuming a $413MM value of Reorganized ICG.

(b) Balance Sheet. The Projected balance sheet data, reflects all Adjustments to Record Confirmation of the Plan (i.e., debt discharge and fresh-start accounting entries) as presented in the "Consolidated Projected Pro Forma Balance Sheets Giving Effect to the Plan of Reorganization" section. Projected balance sheet information is presented below for December 31, 2001 (pre Effective Date), April 30, 2002 (post Effective
Date), and for December 31, 2002, 2003, 2004 and 2005.

Days sales outstanding, used to calculate changes to working capital from accounts receivable balances, is projected to remain at approximately 35 days in each of the four years of the Projection Period. Days payable outstanding, used to calculate changes to working capital from accounts payable balances, is projected to be 37 in 2002 and 39 thereafter in the Projection Period. Depreciation rates are projected to remain constant at an overall rate of 16.7% per year. Depreciation expense incurred after the Effective Date is lower than depreciation expense incurred prior to the Effective Date as a result of fresh start accounting adjustments to property and equipment.

(c) Revenues. The Debtors generate revenues from primarily three product lines: Corporate Services, Dial-Up, and Point-to-Point Broadband. The Debtors also earn Reciprocal Compensation revenue based on Dial-Up services provided.

(c) (1) Corporate Services. Net revenues (comprised of voice, DIA services and NikoNet) are projected at: $88.5MM; $135.7MM; $236.9MM; and $365.8MM for 2002 through 2005, respectively. Projected revenue increases result primarily from increased sales of DIA services to corporate customers and the addition of value-added services to the DIA service offering which are projected to become available during 2002 and 2003. DIA services leverage the Company's existing nationwide data infrastructure.

DIA gross new T1 unit sales are projected to grow from 745 in 2002 to 3,542 in 2005, with T3 unit sales projected to grow from 75 in 2002 to 1,363 in 2005. The Projections assume an average realized price decrease of between 5% and 10% annually for 2003 through 2005 for each product (excluding value-added revenues and local loop charges). Gross margins for these services improve over the plan period primarily as a result of economies of scale and increased sales of value added services.

Voice revenues are projected at: $70.6MM; $70.4MM; $70.5MM; and $72.5MM during the four years beginning January 1, 2002, respectively. Voice revenues are virtually flat during the Projection Period, which reflects a shift in focus in new sales from voice services to DIA.

(c) (2) Dial-Up. Net revenues are projected at: $214.3MM; $280.8MM; $301.1MM; and $296.3MM from 2002 through 2005, respectively. The Projections reflect growth in Dial-Up revenues primarily as a result of increased user time online and industry consolidation. Increased time online per user requires ISPs to purchase more capacity from dial-up providers such as the Debtor.

During the Projection Period, the Company anticipates an increase in cumulative net Dial-Up ports from approximately 610,000 on January 1, 2002 to approximately 1,420,000 on December 31, 2005. Pricing decreases and a shift over time from higher margin services to lower margin services are principally offset by assumed line cost decreases.

(c) (3) Point-to-Point Broadband. Net revenues are projected at: $132.9MM; $162.2MM; $189.5MM; and $228.0MM from 2002 through 2005, respectively. Revenues primarily consist of Special Access services but also include SS7 and Switched Access services. The Projections assume that growth in data communications will drive growth in bandwidth demand within the local marketplace where the Company provides such services.

The projections include Special Access capital investments of: $24MM; $55MM; $40MM; and $50MM in years 2002 through 2005, respectively, all with an assumed 24 month payback on investment.

SS7 revenues and Switched Access revenues are projected to be $16.3MM in 2002 and $16.7MM in 2003 through 2005.

(c) (4) Reciprocal Compensation. The revenue stream from Reciprocal Compensation is projected to be phased out during 2003 and 2004, in accordance with current FCC rulings and existing agreements. Net reciprocal compensation is projected at: $67.0MM; $44.1MM; and $12.0MM, from 2002 through 2004, respectively. Projections are based on anticipated minutes of use and applicable contracted or FCC rates.

(d) Operating Costs. Operating costs consist of line costs for leased facilities and other operating costs including operating facilities rent, systems maintenance and related personnel costs.

Line costs are projected to be: $167.3MM; $233.3MM; $290.1MM; and $350.0MM in years 2002 through 2005, respectively; or 33%; 37%; 39%; and 39% of revenue, respectively. Line costs expressed as a percent of revenue are projected to increase from 2002 to 2005 primarily due to the phase-out and eventual elimination of reciprocal compensation.

Other operating costs are projected to be: $131.5MM; $151.6MM; $165.6MM; and $174.6MM in years 2002 through 2005, respectively; or 26%; 24%; 22%; and 20% of revenue, respectively. Other operating costs as a percentage of revenue decline as the Debtor leverages its existing operating facilities and personnel. Employee compensation expenses included in operating costs are projected using the same methodologies discussed under the Selling, General, and Administration Expenses section presented below.

Overall gross margins resulting from the operating costs assumptions above are 41%, 38%, 38%, and 41% in years 2002 through 2005, respectively. Gross margins are projected to initially decline as reciprocal compensation is phased out, and are projected to subsequently increase as efficiencies in the Company's cost structure are realized.

(e) Selling, General, and Administrative Expenses. SG&A expenses are projected to be: $108.9MM; $130.2MM; $152.2MM; and $175.4MM in years 2002 through 2005, respectively; or 22%; 21%; 21% and 20% of revenue, respectively. Employee compensation expense projections are based upon average salaries and commissions (where applicable) by department, adjusted for normal raises, bonuses, and benefits. Headcount projections are based on estimated operational cost drivers specific to each department. Cost increases over the period are driven by inflation and company growth.

(f) Capital Expenditures. Capital expenditures are projected to be:
$98.2MM; $128.8MM; $116.7MM; and $167.5MM during years 2002 through 2005, respectively. Capital expenditures in fiscal 2002 include approximately $5MM of non-cash additions to fixed assets attributable to amounts prepaid in prior periods. A significant component of each year, as described above, is for investments in Special Access services. Other significant capital expenditures are projected for maintenance capital, system reliability, and investments in backbone equipment (particularly in 2004 and 2005 as the Debtor expands its network backbone facilities to accommodate projected growth in revenues). The expenditures are projected to provide adequate capacity by line of service through the projection period.

(g) Interest Expense. Subsequent to the Effective Date, and over the course of the Projection Period, Reorganized ICG is projected to incur interest expense on its existing capital lease obligations and the new debt facilities. The assumptions used to project interest expense and debt balances are as follows:

o Capital lease obligations include long-term leases for certain fiber facilities and the headquarters building and are projected to total $98.6MM at the Effective Date. Interest expense is assumed to average 14.8% per annum for fiber leases and 11.7% per annum for the building based on terms of agreements affirmed on the Effective Date.

o The bank debt is projected to have a principal balance of $59.6MM as of the Effective Date after a $25MM paydown from proceeds of the new senior subordinated secured term loan. Interest is assessed as a spread over LIBOR or the bank's prime rate and is assumed at 10% per annum in 2002 and 11% per annum thereafter, payable quarterly in arrears. The projections include $2.2MM of refinancing fees and expenses at the Effective Date. The principal balance of the loan is projected to begin amortizing in 2003 and will mature in 2005.

o The Debtor has projected the issuance of a $25MM senior subordinated secured term loan at the Effective Date. Interest is fixed and payable quarterly at a rate of 14% per annum. The senior subordinated secured term loan matures in four years. In addition, warrants to purchase 200,000 New Common shares of the Reorganized ICG will be issued in connection with the senior subordinated secured term loan. The warrants will have an exercise price equal to the reorganization value assigned to the Debtor and will expire if unexercised, on the fifth anniversary of Effective Date. Fees and expenses of $0.8MM are projected to be incurred at the Effective Date.

o The Debtor has projected the issuance of $40MM of convertible unsecured notes that are convertible into 2,250,000 New Common shares of the Reorganized ICG at the Effective Date. This effective conversion price (i.e. $17.78 per share) is 11.1% below the value of the New Common shares as of the Effective Date (i.e. $20.00 per share) representing a $5MM value associated with the conversion rights. Interest accrues at the rate of 11% per annum compounded quarterly and is paid in the form of additional convertible unsecured notes and conversion rights. Therefore, the 2,250,000 original conversion rights and all future additional accrued conversion rights are all exercisable at $17.78 per share. The unsecured convertible notes and accrued interest, to the extent not converted, are due on the seventh anniversary of the Effective Date.

     The $5MM value of the initial conversion rights associated with the convertible unsecured notes has been established as a debt discount related to the convertible unsecured notes with a corresponding increase to paid in capital to reflect the impact of such beneficial conversion feature in the accompanying Consolidated Projected Balance Sheets. This amount is amortized to interest expense over the seven-year term of the notes.

     In future periods, the existence of the beneficial conversion feature as of the Effective Date of the Plan will have the effect of creating additional debt discount, such as described above, in future periods as interest on the convertible unsecured notes is accreted and paid in the form of additional convertible unsecured notes and conversion rights.

o Other debt as of the Effective Date consists primarily of notes issued to vendors and taxing authorities upon the Effective Date and are projected to have a principal balance totaling $24.5MM. Associated interest expense is projected at 7.0% to 10% per annum, payable monthly. The total principal balance is amortized over periods ranging from two to six years.

(h) Income Taxes. It is assumed that the tax operating losses and other attributes will be sufficient to offset any income tax liabilities incurred during the Projection Period. As such, there are no projected income tax liabilities.

(i) Ability to Service Debt. Based on the projections and subject to the assumptions set forth the Debtors project the following debt service coverage ratios:

                                  Eight
                                 Months
                               Ended Dec.
                                31, 2002      2003        2004       2005
------------------------------------------- ----------- ----------- ----------

EBITDA/Interest Expense, net      4.1:1       4.0:1       4.2:1       5.8:1
------------------------------------------- ----------- ----------- ----------

Debt/EBITDA *                     2.2:1       2.2:1       1.8:1       1.3:1
------------------------------------------- ----------- ----------- ----------

         * Debt in the above Debt/EBITDA ratio excludes Deferred Revenue and is computed using average funding debt balances. The EBITDA results for the eight months ended December 31, 2002 are annualized for purposes of these calculations.

The Company is projected to have $98.8MM in cash on the Effective Date to fund the capital program, principal and interest obligations, and working capital requirements over the Projection period. The Company requires $30MM and $71MM of new debt financing in 2004 and 2005, respectively, to meet funding requirements and to refinance the bank debt due in 2005.

There can be no assurances that the actual results achieved throughout the Projection Period will not vary from the Projections or that the new debt financing referred to above will be available. If actual results differ materially from the Projections or such funding is not available, funds will have to be derived from alternative sources, such as reduced discretionary capital expenditures and/or additional borrowing. See Section VI.

(j) New Holdings Creditor Warrants. The Plan provides that holders of Allowed Claims in Class H-4 will also receive their pro rata share of the New Holdings Creditor Warrants, which are five-year warrants to purchase approximately 10% of the aggregate amount of the New Common Shares of the Reorganized ICG at a strike price equal to the pro rata reorganization value assigned to the Debtor. The Projections do not reflect the issuance of the New Holdings Creditor Warrants as that portion of Class H-4 claim holders that will support the Plan and therefore would be entitled to receive their pro rata share of the New Holdings Creditor Warrants cannot be currently predicted. If all of the Class H-4 claim holders support the Plan and warrants to purchase approximately 10% of the Reorganized ICG are issued, the value of the warrants, if any, would be charged to earnings as a reorganization expense on the confirmation date and additional paid in capital would be increased by the value of the warrants. The resulting net effect to stockholders' equity would be zero.

                          ICG COMMUNICATIONS, INC.

                   Consolidated Projected Balance Sheets

                     Plan of Reorganization Projections
                               (in thousands)


                                           Dec. 31,    April 30,                                December 31,
                                         -----------------------------------------------------------------------------------
                                             2001         2002          2002          2003          2004           2005
                                         -----------------------------------------------------------------------------------
Current assets:
   Cash and short-term investments           $146,590      $98,841       $88,492       $23,971        $9,619       $10,548
   Accounts receivables, net                   43,924       45,650        54,597        59,498        70,857        85,484
   Prepaid expenses & Inventory                13,559        6,132         6,132         4,497         2,117         3,157
                                         -----------------------------------------------------------------------------------
      Current assets                          204,073      150,623       149,221        87,966        82,593        99,189
Property and equipment, net                   531,187      366,340       386,790       433,469       447,506       488,995
Other assets, net                              20,907       20,237        18,610        17,670        18,396        16,622
                                         -----------------------------------------------------------------------------------
Total assets                                 $756,167     $537,200      $554,621      $539,105      $548,495      $604,806
                                         -----------------------------------------------------------------------------------

Current liabilities:
   Accounts payable                           $40,945      $25,906       $34,422       $41,617       $46,013       $57,748
   Accrued liabilities                         45,035       38,695        42,515        43,414        44,076        44,000
   Deferred revenue                            24,022       24,022        24,022        24,022        24,022        24,022
                                         -----------------------------------------------------------------------------------
      Current liabilities                     110,002       88,623       100,959       109,053       114,111       125,770
Long-term liabilities:
   Bank debt                                   85,503       59,574        54,614        49,385        41,938             -
   New debt                                         -            -             -             -        30,000       101,000
   Deferred revenue                           138,511       40,902        33,702        22,902        12,102         1,302
   Capital lease obligations                                98,640       100,752        95,530        89,485        82,521
   Convertible unsecured notes                      -       40,000        43,001        47,930        53,424        59,547
   Discount on convertible unsecured                        (5,000)       (4,524)       (3,810)       (3,095)       (2,381)
   notes
   Senior subordinated term loan                    -       25,000        25,000        25,000        25,000        25,000
   Other debt                                               24,461        18,743        12,013         6,578         1,700
                                         -----------------------------------------------------------------------------------
Long-term liabilities:                        224,014      283,577       271,287       248,950       255,432       268,689
                                         -----------------------------------------------------------------------------------
Liabilities subject to compromise           2,540,160
                                         -----------------------------------------------------------------------------------
Total liabilities                           2,874,176      372,200       372,246       358,003       369,543       394,459
Total stockholders' equity                 (2,118,009)     165,000       182,375       181,102       178,952       210,347
                                         -----------------------------------------------------------------------------------
Total liabilities and stockholders'          $756,167     $537,200      $554,621      $539,105      $548,495      $604,806
      equity
                                         -----------------------------------------------------------------------------------



                          ICG COMMUNICATIONS, INC.

                     Projected Statements of Operations

                     Plan of Reorganization Projections
                               (in thousands)



                                                   Four
                                                  Months        Eight
                                                  Ending       Months        Year
                                                 April 30,   Ending Dec.   Ending Dec.          Years Ending December 31,
                                                   2002        31, 2002     31, 2002        2003          2004          2005
                                               -----------------------------------------------------------------------------------
Revenue                                            $150,926      $351,821     $502,747      $622,805      $739,618     $890,063
Operating costs                                      94,182       204,631      298,813       384,882       455,741      524,567
                                               -----------------------------------------------------------------------------------
Gross Profit                                         56,744       147,190      203,934       237,923       283,877      365,496
Selling, general and administrative expenses         34,931        73,924      108,855       130,188       152,206      175,413
                                               -----------------------------------------------------------------------------------
EBITDA                                               21,813        73,266       95,079       107,735       131,671      190,083

Depreciation and amortization                        20,084        43,936       64,020        82,102       102,641      125,966
Interest expense, net                                 6,464        17,733       24,197        26,906        31,180       32,722
Restructuring costs and other (income)               17,800        (5,778)      12,022             -             -            -
  expenses
                                               -----------------------------------------------------------------------------------
Net income                                         ($22,535)      $17,375      ($5,160)      ($1,273)      ($2,150)     $31,395
                                               -----------------------------------------------------------------------------------




                          ICG COMMUNICATIONS, INC.

                     Projected Statements of Cash Flows

                     Plan of Reorganization Projections
                               (in thousands)


                                                 Four          Eight
                                                Months         Months          Year
                                                Ending         Ending         Ending
                                              April 30,       Dec. 31,       Dec. 31,             Years Ending December 31,
                                                 2002           2002           2002          2003           2004         2005
                                            -----------------------------------------------------------------------------------
Cash flow from operating activities:
   EBITDA                                        $21,813        $73,266        $95,079       $107,735      $131,671    $190,083
   Adjustments
      Deferred revenue recognition                (3,600)        (7,200)       (10,800)       (10,800)      (10,800)    (10,800)
      Change in working capital                  (43,724)         2,432        (41,292)         4,629        (3,731)     (2,975)
                                            ------------------------------------------------------------------------------------
         Net cash from operating activities      (25,511)        68,498         42,987        101,564       117,140     176,308
Cash flow from investing activities:
   Capital expenditures                          (28,769)       (64,386)       (93,155)      (128,781)     (116,678)   (167,456)
   Proceeds from sale of PP&E & other              1,432          5,778          7,210              -             -           -
     assets
                                            ------------------------------------------------------------------------------------
         Net cash from investing activities      (27,337)       (58,608)       (85,945)      (128,781)     (116,678)   (167,456)

Cash flow from financing activities:
   Proceeds from new financing                    65,000              -         65,000              -        30,000      71,000
   Debt issuance costs                            (4,289)             -         (4,289)             -        (2,500)          -
   Principal payments on LT debt & cap           (33,228)       (12,061)       (45,289)       (21,462)      (22,535)    (56,608)
     leases
   Interest payments, net                         (7,282)        (8,178)       (15,460)       (15,842)      (19,779)    (22,315)
   Restructuring costs                           (15,102)             -        (15,102)             -             -           -
                                            ------------------------------------------------------------------------------------
         Net cash from financing activities        5,099        (20,239)       (15,140)       (37,304)      (14,814)     (7,923)

Net increase (decrease) in cash and              (47,749)       (10,349)       (58,098)       (64,521)      (14,352)        929
  equivalents
Cash and equivalents, beginning of period        146,590         98,841        146,590         88,492        23,971       9,619
                                            ------------------------------------------------------------------------------------
Cash and equivalents, end of period              $98,841        $88,492        $88,492        $23,971        $9,619     $10,548




Note: Amounts presented above for the four months ending April 30, 2002 reflects projected operating activity for the four month period ended April 30, 2002 as well as the effects of the Pro Forma Adjustments to record confirmation of the Plan.